As filed with the Securities and Exchange Commission on March 30, 2023

Registration No. 333-268972

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Faraday Future Intelligent Electric Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-4720320
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

18455 S. Figueroa Street

Gardena, CA 90248
(424) 276-7616
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Yun Han

Interim Chief Financial Officer
18455 S. Figueroa Street

Gardena, CA 90248

(310) 415-4807

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Vijay S. Sekhon

Michael P. Heinz

Sidley Austin LLP

555 California Street, Suite 2000

San Francisco, CA 94104

Tel: (415) 772-1200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On August 20, 2021, Faraday Future Intelligent Electric Inc. (the “Company”) filed a registration statement on Form S-1 (File No. 333-258993). Such registration statement was amended by Amendment Nos. 1, 2, 3, 4, 5 and 6 thereto, filed on October 4, 2021, June 9, 2022, August 30, 2022, October 7, 2022, November 3, 2022 and November 8, 2022, respectively (the registration statement, as amended by Amendment Nos. 1, 2, 3, 4, 5 and 6 thereto, the “First Registration Statement”). The First Registration Statement, which registered the resale by the selling securityholders identified in the prospectus therein of (i) 201,218,630 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”), (ii) up to 284,070,555 shares of Class A Common Stock issuable upon exercise of certain warrants and conversion of certain convertible notes, and (iii) up to 276,131 warrants identified in the prospectus therein, was subsequently declared effective by the Securities and Exchange Commission (the “SEC”) on November 10, 2022.

On December 23, 2022, the Company filed a registration statement on Form S-1 (File No. 333-268972), and on February 7, 2023, the Company filed Amendment No. 1 to such registration statement (as amended, the “Second Registration Statement”), which was a new registration statement that registered the resale by the selling securityholder identified in the prospectus therein of an additional 85,500,000 shares of Class A Common Stock issuable upon the conversion of certain convertible notes, and which was subsequently declared effective by the SEC on February 8, 2023. The Second Registration Statement (i) combined the prospectuses included in the First Registration Statement and the Second Registration Statement (together, the “Registration Statements”), pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) included an updated prospectus relating to the offering and sale of the shares of Class A Common Stock that were registered for resale on the Registration Statements. Upon effectiveness, the Second Registration Statement constituted a post-effective amendment to the First Registration Statement, pursuant to Rule 429 under the Securities Act.

We are filing this Post-Effective Amendment No. 1 to Form S-1 (“Post-Effective Amendment No. 1”) to (i) incorporate by reference information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including portions of our Definitive Proxy Statement on Schedule 14A for our 2023 annual meeting of stockholders specifically incorporated by reference therein and (ii) include an updated combined prospectus relating to the offering and sale from time to time of shares of Class A Common Stock that were registered for resale pursuant to the Registration Statements.

No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filings of the Registration Statements.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION — DATED MARCH 30, 2023

536,944,398 Shares of Class A Common Stock

Up to 33,678,698 Shares of Class A Common Stock

Issuable Upon Exercise of the Warrants and Conversion of the SPA Notes

Up to 111,131 Private Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (i) 27,733,421 shares of the Class A common stock, par value $0.0001 per share, of Faraday Future Intelligent Electric Inc. (“FFIE” and such Class A common stock, the “Class A Common Stock”) originally purchased in the PIPE Financing (as defined below) by certain of the Selling Securityholders at a purchase price of $10.00 per share, (ii) 213,366 Founder Shares (as defined below) by certain of the Selling Securityholders previously acquired by our predecessor’s sponsor at an effective purchase price of $0.0043 per share, (iii) 170,131 shares of Class A Common Stock issued to designees of EarlyBirdCapital, Inc. as underwriters’ compensation in connection with the initial public offering of PSAC (as defined below) (collectively, the “Representative Shares”) at an effective purchase price of $0.0041 per share, (iv) 586,000 shares of Class A Common Stock issued on July 22, 2022 as consideration for consulting and advisory services pursuant to an omnibus transaction services fee agreement and acknowledgement, as amended, with RMG (as defined below) in connection with the Business Combination (as defined below), (v) 86,395,848 shares of Class A Common Stock originally issued to Season Smart Limited (“Season Smart”) and Founding Future Creditors Trust as consideration in connection with the Business Combination at a per share value of $10.00 per share, (vi) 64,000,588 shares of Class A Common Stock underlying the shares of FFIE’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”) originally issued to FF Top Holding LLC (“FF Top”) as consideration in connection with the Business Combination at a per share value of $10.00 per share, (vii) 21,263,758 Earnout Shares not currently beneficially owned that Season Smart, FF Top and certain FF executives have the contingent right to receive pursuant to the Merger Agreement, (viii) 150,322 shares of Class A Common Stock issued to certain FF executives in satisfaction of deferred compensation owed by FF to such FF executives prior to the closing of the Business Combination, (ix) 484,856 shares of Class A Common Stock issued to certain FF executives upon such FF executives’ exercise of options, (x) 54,252 shares of Class A Common Stock issued to Chui Tin Mok upon closing of the Business Combination in satisfaction of his related party note payable, (xi) 23,557,189 shares of Class A Common Stock issued upon exercise of certain warrants issued in a private placement to certain institutional investors pursuant to a Second Amended and Restated Note Purchase Agreement, dated October 9, 2020 (as amended from time to time, the “NPA,” and such warrants, the “ATW NPA Warrants”), and (xii) 272,686,805 shares of Class A Common Stock issued upon conversion of certain convertible notes and 39,647,862 shares of Class A Common Stock issued upon exercise of certain warrants, in each case issued in a private placement to certain institutional investors pursuant to a Securities Purchase Agreement, dated as of August 14, 2022, as amended on September 23, 2022 (the “SPA”), pursuant to the Joinder and Amendment Agreement to the SPA (the “Joinder”), dated as of September 25, 2022, pursuant to the Limited Consent and Third Amendment to the SPA (the “Third Amendment”), dated as of October 24, 2022, pursuant to the Limited Consent and Amendment to the SPA (the “Fourth Amendment”), dated as of November 8, 2022, pursuant to the Letter Agreement and Amendment to the SPA (the “Senyun Amendment”), dated as of December 28, 2022, pursuant to the Limited Consent and Amendment No. 5 (the “Fifth Amendment”), dated as of January 25, 2023, pursuant to the Amendment No. 6 to Securities Purchase Agreement (the “Sixth Amendment”), dated as of February 3, 2023, and pursuant to the Amendment No. 7 to Securities Purchase Agreement (the “Seventh Amendment”), dated as of March 23, 2023 (such notes and warrants under the SPA and Joinder, the “SPA Notes” and the “SPA Warrants”).

This prospectus also relates to the offer and sale from time to time by the Selling Securityholders of up to 111,131 warrants (the “Private Warrants”), all of which were included in the private units purchased by our predecessor’s sponsor and EarlyBirdCapital, Inc. in connection with the initial public offering of PSAC at a price of $10.00 per unit.

This prospectus also relates to the issuance by us, and the offer and sale from time to time by the Selling Securityholders, of up to an aggregate of 33,678,698 shares of Class A Common Stock which consists of (i) 111,131 shares of Class A Common Stock that are issuable upon the exercise of the Private Warrants, (ii) 23,540,988 shares of Class A Common Stock that are issuable upon the exercise of the 23,540,988 warrants (the “Public Warrants”) originally issued in the initial public offering of PSAC (or otherwise originally included in the private units purchased in connection with the initial public offering of PSAC, and subsequently sold), (iii) 4,874,446 shares of Class A Common Stock issuable upon exercise of NPA Warrants, and (iv) 100,003 shares of Class A Common Stock issuable upon conversion of SPA Notes and 5,052,130 shares of Class A Common Stock issuable upon exercise of SPA Warrants. We refer to the Private Warrants, the Public Warrants, the ATW NPA Warrants and the SPA Warrants collectively in this prospectus as the “Warrants.” Additional details regarding the securities to which this prospectus relates and the Selling Securityholders is set forth in this prospectus under “Information Related to Offered Securities” and “Description of Securities.”

We will not receive any proceeds from the sale of the shares of Class A Common Stock or the Private Warrants by the Selling Securityholders. We could receive up to an aggregate of approximately $273.1 million if all of the Warrants offered by the Selling Securityholders are exercised for cash. However, we will only receive such proceeds if and when the holders of the Warrants exercise the Warrants for cash. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our shares of Class A Common Stock and the spread between the exercise price of the Warrants and the price of our Class A Common Stock at the time of exercise. As of February 27, 2023, we have (i) 23,540,988 outstanding Public Warrants to purchase 23,540,988 shares of our Class A Common Stock, exercisable at an exercise price of $11.50 per share; (ii) 111,131 outstanding Private Warrants to purchase 111,131 shares of our Class A Common Stock, exercisable at an exercise price of $11.50 per share; and (iii) 66,815,087 outstanding SPA Warrants, which are exercisable at an exercise price of $0.2275 or $1.05 per share. If the market price of our Class A Common Stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will exercise their Warrants. As of March 29, 2023, the closing price of our Class A Common Stock was $0.3550 per share. There can be no assurance that all of our Warrants will be in the money prior to their expiration. Our Public Warrants under certain conditions, as described in the warrant agreement, are redeemable by FFIE at a price of $0.01 per Warrant. Our Private Warrants are not redeemable so long as they are held by the initial stockholders and are exercisable on a cashless basis. Our SPA Warrants are redeemable under certain conditions for $0.01 per warrant and exercisable on a cash or cashless basis. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants.

Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares. The Selling Securityholders may sell the shares of Class A Common Stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution.”

Sales of a substantial number of shares of Class A Common Stock in the public market, including the resale of the shares of common stock held by FFIE stockholders pursuant to this prospectus or pursuant to Rule 144, could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of the Class A Common Stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholders will continue to offer the securities covered thereby pursuant to this prospectus or pursuant to Rule 144 for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.

Our shares of Class A Common Stock and our Public Warrants are listed on The Nasdaq Stock Market (“Nasdaq”), under the symbols “FFIE” and “FFIEW.” On March 29, 2023, the closing price of our Class A Common Stock was $0.3550 per share and the closing price of our Public Warrants was $0.1049 per Public Warrant.

The shares of Class A Common Stock and Warrants being offered pursuant to this prospectus are shares and warrants of Faraday Future Intelligent Electric Inc. (“FFIE”), a holding company incorporated in the State of Delaware. As a holding company with no material operations of its own, FFIE conducts its operations through its operating subsidiaries. We currently have a majority of our operations in the U.S. conducted through our U.S.-domiciled operating subsidiaries. We also operate our business in the People’s Republic of China and plan to have significant operations in the future in both Mainland China and Hong Kong (together, “PRC” or “China”) through our subsidiaries organized in the PRC (collectively, the “PRC Subsidiaries”). Investors in our Class A Common Stock and our Warrants should be aware that they are purchasing equity solely in FFIE, a Delaware holding company. There are various risks associated with our current operating presence in China and the potential expansion of our operations in China (including Hong Kong), which is subject to political and economic influence from China. Recently, the Chinese government initiated a series of regulatory actions and made statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies that seek to conduct offshore securities offerings or be listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation-making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated if any, and the potential impact such modified or new laws and regulations will have on our business operations, our ability to accept foreign investments and to maintain FFIE’s listing on a U.S. exchange. The Chinese government may intervene or influence the operations of our PRC Subsidiaries, or at any time exert more control over offerings conducted overseas and foreign investment in China-based issuers in accordance with PRC laws and regulations, which could result in a material change in our operations and/or a material reduction in the value of our Class A Common Stock and Warrants. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our and the Selling Securityholders’ ability to offer or continue to offer our shares of Class A Common Stock and Warrants to investors and cause the value of such securities to significantly decline or be worthless. For a detailed description of risks related to our PRC operations, see “Risk Factors – Risks Related to FF’s Operations in China.”

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Class A Common Stock involves a high degree of risks. See the section entitled “Risk Factors” beginning on page 23 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2023.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

Unless the context indicates otherwise, references in this prospectus to “FFIE” refer to Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp.), a holding company incorporated in the State of Delaware, and not to its subsidiaries, and references herein to the “Company,” “FF,” “we,” “us,” “our” and similar terms refer to FFIE and its consolidated subsidiaries. We refer to our primary operating subsidiary in the U.S., Faraday&Future Inc., as “FF U.S.” We refer to all our subsidiaries organized in China (including Hong Kong) collectively as the “PRC Subsidiaries,” a complete list of which is set forth in Exhibit 21.1 to the registration statement of which this prospectus forms a part.  References to “PSAC” refer to Property Solutions Acquisition Corp., a Delaware corporation, our predecessor company prior to the consummation of the Business Combination (as defined herein), and “Legacy FF” refers to FF Intelligent Mobility Global Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands, together with its consolidated subsidiaries, prior to the Business Combination (as defined herein).

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the conversion of any Notes or exercise of any Warrants. We will receive the proceeds from any exercise of the Warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, among others, could affect the Company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the Company’s forward-looking statements:

●	the Company’s ability to raise sufficient funds to continue its operations and carry out its business plan;

●	whether stockholders will approve an amendment to FFIE’s second amended and restated certificate of incorporation to increase FFIE’s authorized shares for FFIE to have sufficient shares to satisfy future equity financing;

●	the Company’s ability to attract and retain qualified officers and directors;

●	changes adversely affecting the business in which the Company is engaged;

●	the implementation of the Special Committee’s remediation actions and the Company’s related follow-up actions, and the ability of the Company to attract and retain employees;

●	the Company’s ability to execute on its plans to develop and market its vehicles and the timing and cost of these development and marketing programs;

●	the Company’s ability to manage its indebtedness, including its ability to refinance its current indebtedness;

●	the ability of the Company’s suppliers to deliver necessary components for the Company’s products;

●	the Company’s ability to successfully develop or obtain licenses and other rights to certain technology to reach production for its vehicles;

●	the Company’s ability to remediate the identified material weaknesses in its internal control over financial reporting;

●	the Company’s ability to navigate economic, operational and legal risks specific to operations based in China;

●	the Company’s estimates of the size of the markets for its vehicles and the costs to bring its vehicles to market;

●	the rate and degree of market acceptance of the Company’s vehicles;

●	the success of other competing manufacturers;

●	the performance and security of the Company’s vehicles;

●	ongoing and potential litigation involving PSAC or the Company and the outcome of the SEC and the United States Department of Justice (the “DOJ”) investigations;

●	general economic conditions;

●	the impact of the COVID-19 pandemic and its effect on the business and financial conditions of the Company;

●	the possibility that any stockholder litigation or dispute may result in significant costs of defense, indemnification or liability; and

●	the price and trading volume of the Company’s Class A Common Stock.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described in the “Risk Factors” section. The risks described in “Risk Factors” are not exhaustive. New risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, nor can the Company assess the impact of all such risk factors on its business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus, or the documents incorporated by reference herein. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus, the registration statement of which this prospectus is a part and the documents incorporated by reference herein carefully, including the information set forth under the heading “Risk Factors” and our financial statements.

The Company

Faraday Future Intelligent Electric, Inc. (“FFIE,” and with its consolidated subsidiaries, “FF,” “the Company,” “we,” “us” or “our”) is a California-based global shared intelligent mobility ecosystem company with a vision to disrupt the automotive industry.

With headquarters in Los Angeles, California, FF designs and engineers next-generation intelligent, connected, electric vehicles. FF manufactures vehicles at its production facility in Hanford, California, with additional future production capacity needs addressed through a contract manufacturing agreement with Myoung Shin Co., Ltd., an automotive manufacturer headquartered in South Korea. FF has additional engineering, sales, and operational capabilities in China and is exploring opportunities for potential manufacturing capabilities in China through a joint venture or other arrangement.

Since its founding, FF has created major innovations in technology and products, and a user centered business model. We believe these innovations will enable FF to set new standards in luxury and performance that will enhance quality of life and redefine the future of intelligent mobility.

Background

Property Solutions Acquisition Corp., a special purpose acquisition company incorporated in Delaware, completed its initial public offering in July 2020. On July 21, 2021, Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp.), a Delaware corporation, consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of January 27, 2021 (as amended, the “Merger Agreement”), by and among FFIE, PSAC Merger Sub Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly-owned subsidiary of PSAC (“Merger Sub”), and FF Intelligent Mobility Global Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Legacy FF”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Legacy FF, with Legacy FF surviving the merger as a wholly-owned subsidiary of FFIE (the “Business Combination”). Upon the consummation of the Business Combination, the registrant changed its name from “Property Solutions Acquisition Corp.” to “Faraday Future Intelligent Electric Inc.” Legacy FF is considered FFIE’s accounting acquirer.

Pursuant to the terms of the Merger Agreement, the Business Combination was effected on July 21, 2021 through the merger of Merger Sub with and into Legacy FF, with Legacy FF surviving as the surviving company and a wholly-owned subsidiary of FFIE. Upon closing the Business Combination, FFIE received $229.6 million in gross proceeds, of which FFIE received $206.4 million in cash, after payment of PSAC’s transaction costs related to the Business Combination and redemptions of $0.2 million. At the closing of the Business Combination, the outstanding Legacy FF Class A ordinary shares, par value $0.00001 per share, Legacy FF Class B ordinary shares, par value $0.00001 per share, Legacy FF Class A-1 preferred shares, par value $0.00001 per share, Legacy FF Class A-2 preferred shares, par value $0.00001 per share, Legacy FF Class A-3 preferred shares, par value $0.00001 per share and Legacy FF redeemable preferred shares, par value $0.00001 per share were cancelled and converted into a right to receive a pro rata portion of the 127.9 million Class A Common Stock, and the outstanding Legacy FF converting debt and certain other outstanding liabilities of Legacy FF were canceled and converted into the right to receive pro rata portions of approximately 24.5 million shares of Class A Common Stock and the outstanding Legacy FF Class B preferred shares, par value $0.00001 per share were canceled and converted into the right to receive pro rata portions of approximately 64.0 million shares of Class B common stock, par value $0.0001 per share, of FFIE (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”). Additionally, Legacy FF options and Legacy FF warrants that were outstanding immediately prior to the closing of the Business Combination (and by their terms did not terminate upon the closing of the Business Combination) remained outstanding and converted into the right to purchase pro rata portions of approximately 44.9 million shares of Class A Common Stock. Holders of the Legacy FF shares issued and outstanding as of immediately prior to the closing of the Business Combination also have the contingent right to receive up to 25.0 million shares of Common Stock in two tranches upon the occurrence of certain stock price-based triggering events as set forth in the Merger Agreement (“Earnout Shares”).

On July 21, 2021, a number of purchasers (each, a “Subscriber”) purchased from FFIE an aggregate of 76.1 million shares of Class A Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $761.4 million, out of which FFIE received $692.4 million after payment of FFIE’s transaction costs of $69.0 million), pursuant to separate subscription agreements entered into effective as of January 27, 2021 (each, a “Subscription Agreement” and such investment in the PIPE Shares by the Subscribers collectively, the “Private Placement”). Pursuant to the Subscription Agreements, FFIE gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of the PIPE Shares was consummated concurrently with the closing of the Business Combination.

Our shares of Class A Common Stock and our Public Warrants are currently listed on The Nasdaq Stock Market (“Nasdaq”) under the symbols “FFIE” and “FFIEW,” respectively.

The rights of holders of our Common Stock, Private Warrants and Public Warrants are governed by our second amended and restated certificate of incorporation (the “Amended and Restated Charter”), our amended and restated bylaws (the “Amended and Restated Bylaws”) and the Delaware General Corporation Law (the “DGCL”), and in the case of the Private Warrants and Public Warrants, the Warrant Agreement dated as of July 21, 2020, duly executed and delivered by FFIE to Continental Stock Transfer & Trust Company, a New York limited liability trust company, as warrant agent. The ATW NPA Warrants were issued pursuant to, and are governed by, the terms of the Second Amended and Restated Note Purchase Agreement, dated as of October 9, 2020 (as amended from time to time, the “NPA”), among certain subsidiaries of FFIE and guarantors party thereto, U.S. Bank National Association, as the notes agent, Birch Lake Fund Management, LP, as the collateral agent, and the purchasers party thereto, and related forms of notes and warrants issued thereunder. The SPA Warrants and SPA Notes were issued pursuant to the Securities Purchase Agreement, dated as of August 14, 2022, as amended on September 23, 2022 (the “SPA”), between FFIE and FF Simplicity Ventures LLC (“FF Simplicity”), an entity affiliated with ATW Partners LLC, the Joinder and Amendment Agreement to the SPA (the “Joinder”), dated as of September 25, 2022, by and among FFIE, Senyun International Ltd., an affiliate of Daguan International Limited (“Senyun”), FF Simplicity and RAAJJ Trading LLC (“RAAJJ”), the Limited Consent and Third Amendment to the SPA (the “Third Amendment”), dated as of October 24, 2022, by and among the parties thereto, the Limited Consent and Amendment to the SPA (the “Fourth Amendment”), dated as of November 8, 2022, by and among the parties thereto, the Letter Agreement and Amendment to the SPA (the “Senyun Amendment”), dated as of December 28, 2022, by and among FFIE, FF Simplicity, and Senyun, the Limited Consent and Amendment No. 5 (the “Fifth Amendment”), dated as of January 25, 2023, by and among FFIE, Senyun, FF Simplicity and other purchasers, the Amendment No. 6 to Securities Purchase Agreement (the “Sixth Amendment”), dated as of February 6, 2023, by and among FFIE, Senyun, FF Top, FF Simplicity, FF Prosperity Ventures LLC (“FF Prosperity”), an entity affiliated with ATW Partners LLC, Acuitas Capital, LLC (“Acuitas”) and other purchasers, and the Amendment No. 7 to Securities Purchase Agreement (the “Seventh Amendment”), dated as of March 23, 2023, by and among FFIE, Senyun, FF Prosperity and FF Simplicity. For more information, see the section entitled “Description of Securities.”

Recent Developments

Governance Changes — Governance Agreement and Amended Shareholder Agreement with FF Top and FF Global and Director Resignations

FF Global Partners LLC (“FF Global”), through its subsidiary FF Global Partners Investment LLC, formerly FF Top Holding LLC (“FF Top”), the Company’s largest stockholder, has the ability to control the Company’s management and operations, including the composition of the FFIE Board of Directors (the “Board”). From June 2022 through September 2022, FF Top asserted that it had the right to remove Mr. Brian Krolicki from the Board pursuant to a Shareholder Agreement entered into by FFIE and FF Top, dated July 21, 2021 (the “Shareholder Agreement”). However, the Company disagreed that FF Top had the right under the Shareholder Agreement to remove Mr. Krolicki. Nevertheless, the Company agreed to hold a special meeting of stockholders after FF Top sought Mr. Krolicki’s removal but made no recommendation to stockholders with respect to such proposal. On August 8, 2022, the Company filed a preliminary proxy statement with the SEC in connection with such special stockholder meeting, and on August 17, 2022, FF Global filed a preliminary proxy statement soliciting votes in favor of removing Mr. Krolicki’s removal from the Board. On August 29, 2022, the Company filed a Current Report on Form 8-K responding to what it believes to be misstatements in FF Global’s preliminary proxy statement. Beginning in September 2022, FF Top began seeking the removal of Ms. Susan Swenson, also pursuant to the Shareholder Agreement. Pursuant to the Shareholder Agreement, both Mr. Krolicki and Ms. Swenson were FF Top director designees.

On September 19, 2022, FF Global filed a lawsuit in the Chancery Court of the State of Delaware seeking the removal of Mr. Krolicki and Ms. Swenson from the Board, among other things.

On September 23, 2022, the Company entered into a Heads of Agreement (the “Heads of Agreement”) with FF Global and FF Top, pursuant to which the Company agreed to and implemented significant changes to the Board and Company governance. Effective as of September 23, 2022, the Company (a) increased the size of the Board from nine to ten; (b) appointed Mr. Adam (Xin) He to fill the vacancy resulting from such increase in the size of the Board until the next annual meeting of stockholders of the Company (for which the Company filed a definitive proxy statement on March 17, 2023, for its 2023 annual meeting of stockholders to be held on April 14, 2023) (the “Annual Meeting”); (c) appointed Mr. He to the Audit Committee and the Nominating and Corporate Governance Committee of the Board; and (d) agreed to not remove Mr. He from either committee prior to the Annual Meeting.

Pursuant to the Heads of Agreement, FF Top and FF Global caused all actions in the Court of Chancery of the State of Delaware, and any other forum, filed by FF Top, FF Global and/or any of their respective controlled affiliates as of the effective date of the Heads of Agreement, naming the Company or any of its directors or officers to be dismissed without prejudice as of September 27, 2022.

Pursuant to the Heads of Agreement, the Company, FF Global and FF Top agreed that Ms. Swenson would step down from her role as Executive Chairperson and all non-director positions, Board leadership and committee positions at the Company, and subject to the satisfaction of certain financing and funding conditions, Ms. Swenson and Mr. Krolicki would resign as directors of the Company. On March 17, 2023, FFIE filed a definitive proxy statement for its 2023 annual meeting of stockholders, scheduled to be held on April 14, 2023, at which each of its seven current directors will be standing for re-election.

As a result of the governance settlement described above and other recent developments, the composition of the Board has substantially changed and may continue to further change. See “Risk Factors – Risks Related to FF’s Business and Industry – The composition of FFIE’s Board has changed, and may further change.” In addition, as a result of these developments, Mr. Yueting Jia and FF Global have strengthened their already significant influence over the Company. See “Risk Factors – Risks Related to FF’s Business and Industry – Yueting Jia and FF Global, over which Mr. Jia exercises significant influence, have control over the Company’s management, business and operations, and may use this control in ways that are not aligned with the Company’s business or financial objectives or strategies or that are otherwise inconsistent with the Company’s interests.” and “Management – Governance Agreement with FF Top and FF Global.”

The above is only a summary of the Heads of Agreement. See “Management – Governance Agreement with FF Top and FF Global” for a more fulsome discussion of the Heads of Agreement and other related agreements among the Company, FF Top and FF Global.

Shortly following the execution of the Heads of Agreement, FF Global began making additional demands of the Company which were beyond the scope of the terms contemplated by the Heads of Agreement and pertained to, among other things, the Company’s management reporting lines and certain governance matters. On September 30, 2022, FF Global alleged that the Company was in material breach of the spirit of the Heads of Agreement. The Company believes it has complied with the applicable terms of the Heads of Agreement, and disputes any characterization to the contrary. Such disputes divert management and Board resources and are costly. There can be no assurance that this or any other dispute between the Company and FF Global will not result in litigation. See “Risk Factors – Risks Related to FF’s Business and Industry – Disputes with our stockholders are costly and distracting.”

On October 3, 2022, Ms. Swenson tendered her resignation from her role as both Executive Chairperson and member of the Board effective immediately, and Mr. He was appointed to serve as Interim (non-Executive) Chairman of the Board effective as of the same date. The Company expects that the Board seated after the Annual Meeting will select a permanent Chairperson of the Board. On the same date, Jordan Vogel, the Company’s former Lead Independent Director, and Scott Vogel, a member of the Board, also provided notice of their intent to resign as members of the Board and from all other positions that they hold at the Company and its subsidiaries. Mr. Scott Vogel resigned effective immediately. Mr. Jordan Vogel’s resignation was effective on October 5, 2022 upon his receipt of a supplemental release from the Company and its subsidiaries, FF Global, the executive committee members of FF Global and their controlled affiliates, and FF Global’s controlled affiliates (including FF Top) (collectively, the “Non-Director Parties”) as contemplated by the Mutual Release, dated as of September 23, 2022, by and among the Non-Director Parties and the directors of the Company and their controlled affiliates, described under “Management – Governance Agreement with FF Top and FF Global” (the “Mutual Release”). Effective as of October 3, 2022, Mr. He was appointed Interim Chairman of the Board.

Following the completion of the previously disclosed investigation by a special committee of independent directors (“Special Committee”), the Company and certain of its directors and officers have received numerous e-mail communications from a group of self-described “employee whistleblowers” and from various individuals and entities who represented themselves as current investors of the Company. These communications have included various allegations (including, for example, that certain directors have conspired to push the Company into bankruptcy for their own personal gain) and requests for certain organizational and governance changes. The Company engaged an independent law firm to conduct a thorough independent external investigation with respect to these allegations. The independent investigation found that all such allegations have been without merit. In September 2022, certain members of the Board received threats of physical violence and death threats, which the Company has referred to appropriate law enforcement authorities, including state and local police, the Federal Bureau of Investigation, the SEC, the U.S. Department of Justice and relevant international authorities. Each of Ms. Swenson and Messrs. Jordan Vogel, Scott Vogel and Brian Krolicki cited such threats and their fear that their continued association with the Company might heighten the risk to themselves and their respective families as the reasons for their resignations.

Following the resignation of Ms. Swenson, all Company management (including Mr. Yueting Jia) reported directly or indirectly to the Global CEO of the Company (previously Dr. Breitfeld and currently Mr. Xuefeng Chen) indefinitely while the Board continued to evaluate the appropriate FF management reporting lines. Effective as of October 4, 2022, Mr. Jia was also appointed as Founder Advisor, in which capacity he acts as an advisor to the Board (with no change to his current compensation).

On October 22, 2022, the Company and FF Top entered into an amendment (the “FF Top Amendment”) to the Letter Agreement Regarding Advanced Approval, dated as of September 23, 2022, between the Company and FF Top (the “FF Top Voting Agreement”). Pursuant to the FF Top Amendment, FF Top (among other things) reaffirmed its commitment under the FF Top Voting Agreement, in light of the extension of the maturity date of the SPA Notes under the Third Amendment, to vote all of its shares of FFIE voting stock in favor of the proposal to approve (for purposes of the Nasdaq listing rules) the issuance, in the aggregate, of shares in excess of 19.99% of the total issued and outstanding shares of FFIE Common Stock pursuant to the SPA and related financing documents at the special meeting of FFIE stockholders held on November 3, 2022. FF Top’s obligations pursuant to the FF Top Amendment are conditioned on (i) the appointment of Mr. Chad Chen (or a substitute nominee, as applicable), to the Board as the fourth FF Top designee no later than October 27, 2022 (provided that Mr. Chad Chen or a substitute nominee, as applicable, is reasonably acceptable to the Nominating and Corporate Governance Committee of the Board with respect to the Nasdaq independence rules and legal compliance and criminal compliance) (provided that if Mr. Chad Chen is not so reasonably acceptable to the Nominating and Corporate Governance Committee of the Board, then FF Top will be permitted to nominate another individual to the Board); and (ii) constructive engagement by Mr. Adam (Xin) He, the Chairman of the Board, directly with representatives of FF Top on certain additional governance and management matters and, to the extent the Chairman of the Board so determines, in his discretion, such matters will be put to a discussion and a vote of the full Board. See “Certain Relationships and Related Person Transactions – Certain Relationships and Related Person Transactions — the Company – Voting Agreements by FF Top Holding LLC and Season Smart Limited” for more information.

On October 27, 2022, Mr. Chad Chen was appointed to the Board. On October 28, 2022, Mr. Brian Krolicki tendered his resignation from the Board effective immediately.

On December 15, 2022, Mr. Lee Liu tendered his resignation from the Board, which resignation was effective on December 18, 2022. On December 18, 2022, Mr. Jie Sheng was appointed to the Board, effective immediately, following the resignation of Mr. Liu. On December 25, 2022, Mr. Edwin Goh tendered his resignation from the Board, which resignation was effective on December 26, 2022. On December 27, 2022, Ms. Ke Sun was appointed to the Board, effective immediately, following the resignation of Mr. Goh. Mr. Sheng and Ms. Sun are designees of FF Top pursuant to the Shareholder Agreement. On December 26, 2022, Dr. Carsten Breitfeld tendered his resignation from the Board, which resignation was effective immediately. On December 27, 2022, Mr. Xuefeng Chen was appointed to the Board, effective immediately, following the resignation of Dr. Breitfeld.

On January 13, 2023, the Company entered into an Amended and Restated Shareholder Agreement (the “Amended Shareholder Agreement”) with FF Top and, solely for purposes of certain amendments to the Heads of Agreement, FF Global, which amended and restated the Shareholder Agreement, as amended by the Heads of Agreement. Pursuant to the Amended Shareholder Agreement, (a) FF Top has the right to nominate certain designees to the Board, (b) the Company agreed not to elect to be treated as a “controlled company” as defined under Nasdaq rules, (c) the Company agreed to cooperate with any written requests by FF Top relating to any pledge, hypothecation or grant of shares of Common Stock, (d) FF Top informed the Company that FF Top expects certain proposals to be submitted to Company stockholders for approval to amend provisions of the Company’s Amended and Restated Charter related to voting power of Class B Common Stock, FF Top designees to the Board and written consent of stockholders, (e) the Company agreed not to enter into any transaction or series of related transactions that would require a stockholder vote under Nasdaq Listing Rule 5635(d) (without giving effect to Section 5635(f) thereof) without FF Top’s prior written consent, which written consent shall not be unreasonably withheld, conditioned or delayed, (f) the Company agreed that investors under the SPA shall have the right to enter into any voting agreement or grant a voting proxy, at any time and on any terms, with or to FF Top with respect to any shares of Common Stock held by such investors, (g) FF Top agreed (i) to vote all shares of Common Stock that it beneficially owns in favor of an increase in the Company’s authorized shares of Class A Common Stock from 815.0 million to 1.69 billion (as such number may be adjusted due to any stock split, reverse stock split or other similar corporate action after January 13, 2023) at the next meeting of the Company’s stockholders held to consider such proposal (as such meeting may be adjourned or postponed) and (ii) not to transfer, convert or otherwise take any action that would result in the conversion of any shares of Class B Common Stock into Class A Common Stock of the Company prior to the Company’s receipt of stockholder approval for an increase in the number of authorized shares of Class A Common Stock in accordance with the foregoing, (h) (i) FF Top released and waived claims it or any other “FF Top Parties” (i.e., FF Top, FF Peak Holding LLC, a Delaware limited liability company, Pacific Technology Holding LLC, a Delaware limited liability company, FF Global and each of their affiliates, and their respective successors and assigns) may have had against the Company and the Company Parties (described below; such claims, the “FF Top Claims”) relating to matters occurring at any time after September 23, 2022 but prior to the execution of the Amended Shareholder Agreement (the “FF Top Release”), and (ii) the Company released and waived any and all claims it or any other “Company Parties” (i.e., the Company and each of the Company’s controlled affiliates, each individual currently serving as a director or on the management team of the Company or any of its controlled affiliates, and the respective successors and assigns of any of the foregoing) may have against FF Top Parties relating to any matters occurring at any time after September 23, 2022 but prior to the execution of the Amended Shareholder Agreement, and (i) the Company, FF Top and FF Global agreed that certain conditions in the Heads of Agreement have been satisfied, that there are no Definitive Documents (as such term is defined in the Heads of Agreement) beyond the Heads of Agreement and the Amended Shareholder Agreement, and to certain other amendments of the Heads of Agreement. See “Management – Governance Agreement with FF Top and FF Global” for more information.

On January 20, 2023, Mr. Qing Ye tendered his resignation from the Board, which resignation was effective immediately. Mr. Ye remains a consultant of the Company as an independent contractor until November 18, 2023, at which time both parties will mutually reassess the relationship. On January 25, 2023, Mr. Chui Tin Mok was appointed to the Board, effective immediately, following the resignation of Mr. Ye.

On March 9, 2023, Mr. Matthias Aydt tendered his resignation from the Board, effective upon the nomination and approval by the Board of a replacement director. On March 13, 2023, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Li Han to fill the vacancy on the Board due to Mr. Aydt’s resignation.

Interim CFO Transition and Appointment of New Independent Auditor

On October 12, 2022, Becky Roof, FFIE’s former Interim Chief Financial Officer (“CFO”), resigned from the Company effective immediately. Ms. Roof’s departure from the Company followed the successful completion of key milestones in FFIE’s SEC reporting and fundraising activities, and was not a result of any disagreement with the Company’s independent auditors or any member of Company management on any matter of accounting principles or practices, financial statement disclosure, or internal controls. On October 22, 2022, the Board appointed Yun Han as Chief Accounting Officer and Interim CFO of the Company, reporting to the Global CEO of the Company (previously Dr. Breitfeld and currently Mr. Xuefeng Chen) (or, following the appointment of a permanent CFO, reporting to the CFO of the Company), effective as of October 25, 2022. The Company is continuing its search to identify and appoint a permanent CFO of the Company.

Effective as of October 28, 2022, Mazars USA LLP was appointed as the Company’s independent registered public accounting firm as of and for the year ending December 31, 2022. The appointment of Mazars USA LLP follows the notification by PricewaterhouseCoopers LLP to FFIE on August 23, 2022 that it was declining to stand for re-election as FFIE’s independent registered public accounting firm for the year ending December 31, 2022 and, effective immediately, was no longer FFIE’s independent registered public accounting firm.

Committed Equity Financing

On November 11, 2022, FFIE entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville”). Pursuant to the SEPA, FFIE has the right to sell to Yorkville up to $200.0 million of shares of Class A Common Stock (which commitment amount may be increased to up to $350.0 million at FFIE’s election), subject to certain limitations and conditions set forth in the SEPA, including an effective registration statement for the resale of shares under the SEPA, from time to time during the term of the SEPA. Sales of Class A Common Stock to Yorkville under the SEPA, and the timing of any such sales, are at FFIE’s option, and FFIE is under no obligation to sell any securities to Yorkville under the SEPA.

Special Meetings of Stockholders

At a special meeting of FFIE stockholders held on November 3, 2022, FFIE stockholders approved the following three proposals: (1) a proposal to approve, as is required by the applicable Nasdaq rules and regulations, transactions involving notes and warrants issued to ATW Partners LLC, RAAJJ, Senyun and/or their affiliates as committed under the SPA, the Joinder and the Third Amendment, including the issuance of any shares in excess of 19.99% of the issued and outstanding shares of Common Stock; (2) a proposal to increase FFIE’s total authorized shares from 825,000,000 to 900,000,000 (the “Share Authorization Proposal”); and (3) a proposal to approve an amendment to the Amended and Restated Charter to effect a reverse stock split of the Common Stock by a ratio of any whole number in the range of 1-for-2 to 1-for-10, and a corresponding reduction in the number of authorized shares of Common Stock (after adjustment of the number of authorized shares, if applicable, resulting from stockholder approval of the Share Authorization Proposal), with such ratio to be determined in the discretion of the Board and with such action to be effected at such time and date, if at all, as determined by the Board within one year after the conclusion of such special meeting of stockholders. On November 22, 2022, FFIE filed an amendment to its Amended and Restated Charter with the Delaware Secretary of State increasing FFIE’s total authorized shares to 900,000,000.

At a special meeting of FFIE stockholders held on February 28, 2023, FFIE stockholders approved the following two proposals: (1) a proposal to approve, as is required by the applicable Nasdaq rules and regulations, advances of Class A Common Stock issued or to be issued to Yorkville, pursuant to the SEPA, including the issuance of any shares in excess of 19.99% of the issued and outstanding shares of Common Stock; and (2) a proposal to increase the number of authorized shares of Class A Common Stock from 815,000,000 to 1,690,000,000, increasing the total number of authorized shares of stock from 900,000,000 to 1,775,000,000. On March 1, 2023, FFIE filed an amendment to its Amended and Restated Charter with the Delaware Secretary of State increasing FFIE’s authorized shares of Class A Common Stock to 1,690,000,000 and its total authorized shares to 1,775,000,000.

At a special meeting of FFIE stockholders held on March 30, 2023, FFIE stockholders approved the following two proposals: (1) a proposal to approve, as is required by the applicable Nasdaq rules and regulations, transactions involving Tranche C and D Notes (as defined below) and accompanying warrants of FFIE issued or to be issued to FF Simplicity, Senyun, Acuitas, RAAJJ and/or their affiliates as contemplated by the Sixth Amendment to the SPA, including the issuance of any shares in excess of 19.99% of the issued and outstanding shares of Common Stock in respect of such notes and warrants; and (2) a proposal to ratify the selection of Mazars USA LLP as the independent registered public accounting firm of FFIE for the year ended December 31, 2022.

Global Chief Executive Officer Transition

On November 26, 2022, the Board appointed Mr. Xuefeng Chen as Global CEO, effective as of November 27, 2022. Mr. Xuefeng Chen replaced Dr. Carsten Breitfeld, who was removed from the Global CEO position by the Board on November 26, 2022 and who tendered his resignation as a director of the Board on December 26, 2022.

PRC Subsidiaries

FFIE is a holding company incorporated in the State of Delaware. Faraday&Future Inc. (“FF U.S.”), FF’s primary U.S. operating subsidiary, was incorporated and founded in the State of California in May 2014. We refer to all our subsidiaries organized in China (including Hong Kong) collectively as the “PRC Subsidiaries,” a complete list of which is set forth in Exhibit 21.1 to the registration statement of which this prospectus forms a part. As of the date of this prospectus, our only operating subsidiaries in China (including Hong Kong) are FF Automotive (China) Co. Ltd., Ruiyu Automotive (Beijing) Co., Ltd. and Shanghai Faran Automotive Technology Co., Ltd., each of which was organized in the PRC. For additional information regarding FF’s corporate history, see “Business – Corporate History and Milestones.”

How Cash is Transferred Through Our Corporate Organization

The organizational chart below shows FFIE’s operating subsidiaries* as of the date hereof:

*	Excludes subsidiaries with immaterial operations. FF Hong Kong Holding Limited is a holding company subsidiary organized in Hong Kong. As of the date hereof, LeSEE Automotive (Beijing) Co. Ltd., a subsidiary organized in China, has immaterial operations.

The PRC has currency and capital transfer regulations that require us to comply with certain requirements for the movement of capital in and out of the PRC. FFIE is able to transfer cash (U.S. Dollars) to the PRC Subsidiaries through capital contributions (increasing FFIE’s capital investment in the PRC Subsidiaries). FFIE may receive cash or assets declared as dividends from the PRC Subsidiaries. The PRC Subsidiaries can transfer funds to each other when necessary, by way of intercompany loans in the following manners:

●	FF Hong Kong Holding Limited, as the holding company of all the other PRC Subsidiaries, can transfer cash to any PRC Subsidiary through capital contribution. We note Hong Kong’s banking system is outside PRC mainland’s banking system. As a result, when FF Hong Kong Holding Limited transfers cash to a PRC Subsidiary, it is required to follow the SAFE (as defined below) process and regulation.

●	FF Hong Kong Holding Limited, as the holding company of all the other PRC Subsidiaries, may receive cash or assets declared as dividends from the other PRC Subsidiaries.

●	Among PRC Subsidiaries other than FF Hong Kong Holding Limited, one PRC Subsidiary can provide funds through intercompany loan to another PRC Subsidiary and each such PRC Subsidiary is required to follow the rules of China Banking Regulatory Commission and other relevant Chinese authorities. Additionally, one PRC Subsidiary can transfer cash to its subsidiary through capital contribution, and any PRC Subsidiary may receive cash or assets declared as dividends from any of its subsidiaries.

During 2019, FF Inc., a U.S.-based subsidiary incorporated in California, issued a loan to FF Hong Kong Holding Limited, a holding company subsidiary established in Hong Kong, in the aggregate amount of $1.2 million, which was the only transaction that involved the transfer of cash or assets throughout our corporate structure during 2019. During 2020, LeSee Automotive (Beijing) Co. Ltd., a PRC Subsidiary, assigned to Legacy FF its obligation to pay certain notes issued by a third party in the aggregate principal and accrued interest amount of $26.5 million. Also during 2020, Smart Technology Holdings Ltd., a subsidiary incorporated in the Cayman Islands, transferred to FF Hong Kong Holding Limited $1.7 million in cash, in the aggregate, by way of capital contributions to fund the PRC Subsidiaries’ operations. During 2021, Smart Technology Holdings Ltd. transferred to FF Hong Kong Holding Limited $32.1 million, in the aggregate, by way of capital contributions to fund the operations of the PRC Subsidiaries, including $10.0 million proceeds from the sale of PIPE Shares. In August 2021, Legacy FF extended a loan of $50.0 million to FF Automotive (Zhuhai) Co. Ltd., a PRC Subsidiary, for the purpose of acquiring a technology license agreement with a third party. We transferred cash or assets of $9.1 million from Smart Technology Holdings Ltd. to FF Hong Kong Holding Limited during the fourth quarter of 2021. In 2022 and 2023 to date, FF U.S. extended loans in an aggregated amount of $8.0 million and $3.0 million, respectively, to FF Hong Kong Holding Limited to fund the operations of the PRC Subsidiaries. We will continue to assess the PRC Subsidiaries’ requirements to fund their operations and intend to effect additional contributions as appropriate. As of the date hereof, our only operating subsidiaries in China (including Hong Kong) are FF Automotive (China) Co. Ltd., Ruiyu Automotive (Beijing) Co., Ltd. and Shanghai Faran Automotive Technology Co., Ltd., each of which was organized in the PRC. The PRC Subsidiaries have not transferred cash or other assets to FFIE, including by way of dividends. FFIE does not currently plan or anticipate transferring cash or other assets from our operations in China to any non-Chinese entity.

Capital contributions to PRC companies are mainly governed by the Company Law and Foreign Investment Law of the People’s Republic of China, and the dividends and distributions from the PRC Subsidiaries are subject to regulations and restrictions of the PRC on dividends and payment to parties outside of the PRC. Applicable PRC law permits payment of dividends to FFIE by our PRC Subsidiaries only out of their net income, if any, determined in accordance with PRC accounting standards and regulations. Our operating PRC Subsidiaries are required to set aside a portion of their net income, if any, each year to fund general reserves for appropriations until such reserves have reached 50% of the relevant entity’s registered capital. These reserves are not distributable as cash dividends. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary.

PRC Restrictions on Foreign Exchange and Transfer of Cash

Under PRC laws, if certain procedural requirements are satisfied, the payment of current account items, including profit distributions and trade and service related foreign exchange transactions, can be made in foreign currencies between entities, across borders, and to U.S. investors without prior approval from State Administration of Foreign Exchange (the “SAFE”) or its local branches. However, where Chinese Yuan (“CNY”) is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies, approval from or registration with SAFE or its authorized banks is required. The PRC government may take measures at its discretion from time to time to restrict access to foreign currencies for current account or capital account transactions. If the foreign exchange control system prevents our PRC Subsidiaries from obtaining sufficient foreign currencies to satisfy their foreign currency demands, our PRC Subsidiaries may not be able to pay dividends in foreign currencies to FFIE. Further, we cannot assure you that new regulations or policies will not be promulgated in the future that would have the effect of further restricting the remittance of CNY into or out of the PRC. We cannot assure you, in light of the restrictions in place, or any amendment thereof, that the PRC Subsidiaries will be able to fund their future activities which are conducted in foreign currencies, including the payment of dividends.

Furthermore, under PRC laws, dividends may be paid only out of distributable profits. Distributable profits are the net profit as determined under PRC GAAP, less any recovery of accumulated losses and appropriations to statutory and other reserves required to be made. Our PRC Subsidiaries shall appropriate 10% of the net profits as reported in their statutory financial statements (after offsetting any prior year’s losses) to the statutory surplus reserves until the reserves have reached 50% of their registered capital. As a result, our PRC Subsidiaries may not have sufficient, or any, distributable profits to pay dividends to us. See “Risk Factors – Risks Related to FF’s Operations in China – FFIE is a holding company and, in the future, may rely on dividends and other distributions on equity paid by the PRC Subsidiaries to fund any cash and financing requirements that FFIE may have, and the restrictions on PRC Subsidiaries’ ability to pay dividends or make other payments to FFIE could restrict FFIE’s ability to satisfy its liquidity requirements and have a material adverse effect on FFIE’s ability to conduct its business” for a more detailed discussion of the relevant risks relating to restrictions on foreign exchange and transfer of cash.

Requirements Under PRC Laws and Regulations

Under current PRC laws and regulations, each of our PRC Subsidiaries is required to obtain a business license to operate in the PRC. Our PRC Subsidiaries have all received the requisite business license to operate, and no application for business license had been denied.

As our operations in the PRC expand, our PRC Subsidiaries will be required to obtain approvals, licenses, permits and registrations from PRC regulatory authorities, such as the State Administration for Market Regulation, the National Development and Reform Commission, Ministry of Commerce (“MOFCOM”), and the Ministry of Industry and Information Technology (“MIIT”), which oversee different aspects of the electric vehicle business. As of the date hereof, no application by our PRC Subsidiaries for any such approvals, licenses, permits and registrations that are currently applicable to them had been denied, but there can be no assurance that the PRC Subsidiaries will be able to maintain their existing licenses or obtain new ones. See “Risk Factors – Risks Related to FF’s Operations in China – FF may be adversely affected by the complexity, uncertainties and changes in PRC regulations on internet-related business, automotive businesses and other business carried out by FF’s PRC Subsidiaries.” for a more detailed discussion of the risks relevant to the regulations relating to the operations of the PRC Subsidiaries.

We do not believe any permission is required from any Chinese authorities (including the China Securities Regulatory Commission (the “CSRC”) and the Cyberspace Administration of China (the “CAC”)) in connection with this offering. We do not and immediately prior to the consummation of this offering, will not possess over one million of PRC-based individual’s personal information. After consulting our PRC counsel, Fangda Partners, we believe we are currently not subject to the requirement under the Cybersecurity Review Measures that a network platform operator which possesses more than one million users’ personal information must apply for a cybersecurity review with CAC before listing abroad. In addition, as of the date of this prospectus, after consulting our PRC counsel, we are not aware of any other laws or regulations currently effective in the PRC which explicitly require us to obtain any permission from the CSRC or other Chinese authorities to consummate this offering, nor had we received any inquiry, notice, or warning from the CSRC or any other Chinese authorities in such respects. The PRC authorities have promulgated new or proposed laws and regulations recently to further regulate securities offerings or listings that are conducted overseas by PRC domestic companies and/or foreign investment in China-based issuers. According to these new laws and regulations and the draft laws and regulations if enacted in their current forms, in connection with our future securities offering activities, we may be required to fulfill filing, reporting procedures with the CSRC, and may be required to go through cybersecurity review by the PRC authorities. However, there are uncertainties with respect to whether we will be able to fully comply with requirements to obtain such permissions and approvals from, or complete such reporting or filing procedures with PRC authorities. For more detailed information, see “Risk Factors – Risks Related to FF’s Operations in China – The approval of, or filing or other administrative procedures with, the CSRC or other PRC governmental authorities may be required in connection with certain of our financing activities, and, if required, we cannot predict if we will be able to obtain such approval or complete such filing or other administrative procedures” and “Risk Factors – Risks Related to FF’s Operations in China – We face challenges from the evolving regulatory environment regarding cybersecurity, information security, privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation, and any actual or alleged failure to comply with related laws and regulations regarding cybersecurity, information security, data privacy and protection could materially and adversely affect our business and results of operations” for a more detailed discussion of the relevant risks relating to the applicable of PRC laws and Regulations.

Summary Risk Factors

An investment in our Class A Common Stock involves substantial risk. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may have a material adverse effect on our business, cash flows, financial condition and results of operations. Important factors and risks that could cause actual results to differ materially from those in the forward-looking statements include, among others, the following:

Risks Related to FF’s Business and Industry

●	FF has a limited operating history and faces significant barriers to growth in the electric vehicle industry.
●	FF has incurred losses in its business operations and anticipates that it will continue to incur losses in the future. It may never achieve or sustain profitability.
●	FF expects its operating expenses to increase significantly in the future, which may impede its ability to achieve profitability.
●	FF needs to raise additional capital to support the production and delivery of the FF 91 Futurist and satisfy its other capital needs.
●	FF has historically incurred substantial indebtedness and may continue to do so.
●

Start of production of FF’s first vehicle, the FF 91 Futurist, has been recently announced, and the production and delivery of the FF 91 Futurist has experienced, and may continue to experience, significant delays.

●

For the audits of the years ended December 31, 2022 and 2021, FF’s current and former independent auditor’s reports included an explanatory paragraph relating to FF’s ability to continue as a going concern.

●

FF is taking remedial measures in response to the Special Committee findings. There can be no assurance that such remedial measures will be successful. In addition, there can be no assurance that such remedial measures will be fully implemented in light of the recent corporate governance agreements with FF Top and FF Global, and the recent assessment by the Board of FF’s management structure, including management roles, responsibilities and reporting lines, and recent changes to the Board.

●	FF is involved in an SEC investigation, and may be further subject to investigations and legal proceedings related to the matters underlying the Special Committee investigation.
●	FF will depend on revenue generated from a single model of vehicles in the foreseeable future.

●

The market for FF’s vehicles is nascent and not established. FF had 356 non-binding, fully refundable pre-orders as of February 27, 2023 and other non-binding indications of interest, and there can be no assurance that such pre-orders and other indications of interest will be converted into actual binding orders or sales.

●

FF is dependent on its suppliers, the majority of which are single-source suppliers. The inability of these suppliers to timely deliver necessary components for FF products, and disruption of supply or increases in costs of materials could harm FF’s business.

●	FF may not develop the complex software and technology systems necessary for the production of its electric vehicles.
●	FF identified material weaknesses in its internal control over financial reporting.
●	FF’s decision to manufacture its own vehicles in its leased Hanford, California facility does not guarantee FF will not incur significant delays in the production of the vehicles.
●	FF’s contract manufacturer or other future contract manufacturer may fail to timely produce and deliver vehicles.
●	FF has minimal experience servicing and repairing its vehicles. The inability to adequately service vehicles may adversely affect FF’s business.
●	Industry competition may adversely affect FF’s revenues, increase its costs to acquire new customers, and hinder its ability to acquire new customers.
●	FF’s go-to-market and sales strategy will require substantial investment and commitment of resources and is subject to numerous risks and uncertainties.
●	FF faces risks related to natural disasters, climate change, health epidemics and pandemics, terrorist attacks, civil unrest and other circumstances outside its control.
●	If FF is unable to attract and/or retain key employees and hire qualified Board members, officers and other individuals, its ability to compete could be harmed.
●	FF has elected to protect some of its technologies as trade secrets rather than as patents; however, this approach has certain risks and disadvantages.
●

FF is subject to cybersecurity risks relating to its various systems and software, or that of any third party that FF relies upon, and any failure, cyber event or breach of security could prevent FF from effectively operating its business, harm its reputation or subject FF to significant liability.

●

FF and its suppliers and manufacturing partners may be subject to increased environmental and safety or other regulations and disclosure rules resulting in higher costs, cash expenditures, and/or sales restrictions.

●	FF may be subject to risks associated with autonomous driving technology.
●	FF’s vehicles will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.
●

Yueting Jia, FF’s founder and Chief Product and User Ecosystem Officer, is closely associated with the Company’s image and brand, and his public image may color public and market perceptions of FF. Negative information about Mr. Jia may adversely impact FF. Disassociating from Mr. Jia could also adversely impact FF.

●

Yueting Jia is subject to restrictions in China that may continue if not all creditors participating in his personal bankruptcy restructuring plan request his removal from such restrictions. These restrictions may adversely impact FF’s China strategy.

●

Yueting Jia and FF Global, over which Mr. Jia exercises significant influence, have control over the Company’s management, business and operations, and may use this control in ways that are not aligned with the Company’s business or financial objectives or strategies or that are otherwise inconsistent with the Company’s interests.

●	Disputes with our stockholders are costly and distracting.
●	The composition of FFIE’s Board has changed, and may further change prior to or immediately following completion of the Annual Meeting.
●	FF is subject to legal proceedings and claims arising in and outside the ordinary course of business.
●	FFIE is not in compliance with Delaware General Corporation Law because it has been more than 13 months since FFIE’s last annual meeting.

Risks Related to FF’s Operations in China

FF operates in China, and plans to have significant operations in the future in China (including Hong Kong) through its subsidiaries organized in the PRC (including Hong Kong) (collectively, the “PRC Subsidiaries”), and faces various legal and operational risks associated with doing business in China, which could result in a material change in the operations of our PRC Subsidiaries, cause the value of FFIE’s securities to significantly decline or become worthless, and significantly limit or completely hinder FF’s ability to accept foreign investments, and FFIE’s and the Selling Securityholders’ ability to offer or continue to offer our shares of Class A Common Stock and Warrants to investors. FF also faces similar risks related to its expansion plans in Hong Kong, which is subject to political and economic influence from China. These risks, each discussed in detail in the section “Risk Factors – Risks Related to FF’s Operations in China,” include:

●	Changes in the political and economic policies of the PRC government may materially and adversely affect FF.
●	Uncertainties with respect to the Chinese legal system, regulations and enforcement policies could have a material adverse effect on FF.
●	Foreign currency fluctuations could reduce the value of our Common Stock and dividends paid on our Common Stock.
●	Changes in the laws and regulations of China or noncompliance with them could adversely affect FF.

●

Restrictions on PRC Subsidiaries’ ability to pay dividends or make other payments to FFIE in the future could restrict FFIE’s ability to satisfy its liquidity requirements and have a material adverse effect on FFIE’s business.

●	FFIE may be classified as a PRC “resident enterprise,” which would likely result in unfavorable tax consequences to FFIE and its non-PRC enterprise stockholders.
●	FFIE and its stockholders face uncertainty with respect to indirect transfers of equity interests in China resident enterprises through transfer of non-Chinese-holding companies.
●	PRC regulation of loans to and direct investments in PRC entities may delay or prevent us from making loans or additional capital contributions to our PRC Subsidiaries.
●

The PRC government can take regulatory actions and make statements to regulate business operations in China with little advance notice, so our assertions and beliefs of the risks imposed by the Chinese legal and regulatory system cannot be certain, and actions related to oversight and control over offerings that are conducted overseas and/or foreign investment in issuers with substantial operations in China could significantly limit or completely hinder our and the Selling Securityholders’ ability to offer or continue to offer shares of Class A Common Stock $0.0001 par value, and warrants to purchase shares of Class A Common Stock to investors and cause the value of our securities to significantly decline or be worthless.

●

The approval of, or filing or other administrative procedures with, the CSRC or other PRC governmental authorities may be required in connection with certain of our financing activities, and, if required, we cannot predict if we will be able to obtain such approval or complete such filing or other administrative procedures.

●	Certain PRC rules and regulations establish complex procedures for some acquisitions by foreign investors, which could make it more difficult for us to grow in China.
●

FF may be adversely affected by the complexity, uncertainties and changes in PRC regulations on internet-related business, automotive businesses and other business carried out by FF’s PRC Subsidiaries.

●	We face challenges from the evolving regulatory environment regarding cybersecurity, information security, privacy and data protection.
●

In the event that the independent auditor operating in China that FF engages for its operations in China is not permitted to be subject to inspection by the Public Company Accounting Oversight Board (“PCAOB”), then investors may be deprived of the benefits of such inspection.

●	U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.
●	There may be difficulties in effecting service of legal process, conducting investigations, collecting evidence, enforcing foreign judgments or bringing actions in China against us and our management.

Risks Related to Our Common Stock

●	FFIE has not paid dividends on the Class A Common Stock and its ability to do so in the future will be subject to its subsidiaries’ ability to distribute cash to it.
●

FFIE is subject to complex public company rules and regulations, and there can be no assurance that FFIE will be able to comply with them. FFIE will continue to incur increased burdens as a public company.

●

There can be no assurance that FFIE will be able to comply with the continued listing standards of Nasdaq. FFIE has received written notices from the SEC regarding its non-compliance with Nasdaq minimum bid price and annual stockholder meeting requirements.

●	FF may be required to take write-downs or write-offs, or FF may be subject to restructuring, impairment or other charges.
●

The price of the Class A Common Stock has been and may continue to be volatile, and you could lose all or part of your investment. Sale by certain holders of the Class A Common Stock may negatively impact the market price of the Class A Common Stock, while such holders may still receive significant proceeds.

●	FF’s tax obligations and related filings have become significantly more complex and subject to greater risk of scrutiny.
●

The issuance of additional shares of Common Stock, including upon full conversion of the principal amount of all outstanding SPA Notes and exercise of all outstanding SPA Warrants, and/or the implementation of the full ratchet anti-dilution price protection in the SPA Notes and SPA Warrants and the issuance of shares pursuant to the SEPA, would substantially dilute the ownership interest of existing stockholders.

●	FFIE has granted preferential director nomination rights to certain investors which may cause FFIE to fall out of compliance with Nasdaq listing rules.
●	Concentration of ownership may delay or prevent a change in control. Certain of FFIE’s defensive measures could prevent a takeover that stockholders may consider favorable.
●	Claims for indemnification by our directors and officers may reduce our available funds, including for successful third-party claims against us.
●

FFIE’s dual-class structure may depress the trading price of the Class A Common Stock. In addition, upon approval by FFIE stockholders of an amendment to the Amended and Restated Charter pursuant to the Amended Shareholder Agreement, the voting power of the Class B Common Stock held by FF Top will convert from one vote per share to 10 votes per share and, upon FFIE achieving an equity market capitalization of $3.0 billion, the voting power of the Class B Common Stock will convert from 10 votes per share to 20 votes per share, each of which will entitle FF Top to have substantial influence over FFIE’s corporate matters. If Nasdaq considers FFIE a “controlled company” following such conversions of the Class B Common Stock, FFIE may qualify for exemptions from certain corporate governance requirements.

●	Negative analyst coverage could affect FFIE’s share price and trading volume.
●	FFIE’s reduced reporting obligations as an “emerging growth company” could make the Common Stock less attractive to investors.
●	If FFIE implements a reverse stock split, the liquidity of its Common Stock and Warrants may be adversely effected.

Additional Information

FF’s principal executive office is located at 18455 S. Figueroa Street, Gardena, CA 90248 (telephone number (310) 415-4807). The Company’s website is located at www.ff.com and its investor relations website is located at investors.ff.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it is a part.

THE OFFERING

Issuer	Faraday Future Intelligent Electric Inc.

Shares of Class A Common Stock offered by us	33,678,698 shares of Class A Common Stock issuable upon exercise of the Warrants and conversion of the SPA Notes offered hereby.

Shares of Class A Common Stock offered by the Selling Securityholders	Up to 536,944,398 shares of Class A Common Stock

Warrants Offered by the Selling Securityholders	Up to 111,131 Private Warrants.

Shares of Class A Common Stock outstanding prior to exercise of all outstanding warrants and options and conversion of all outstanding convertible notes	692,803,329 shares of Class A Common Stock (as of February 27, 2023).

Shares of Class A Common Stock outstanding assuming the issuance of shares upon the exercise of Warrants offered hereby (excluding shares underlying additional Warrants, outstanding stock options, the SPA Notes and other warrants, and shares issuable under the SEPA)	726,382,024 shares of Class A Common Stock (based on total shares outstanding as of February 27, 2023).

Shares of Class A Common Stock outstanding assuming the issuance of shares upon the exercise of Warrants and conversion of SPA Notes offered hereby (excluding shares underlying additional SPA Notes and Warrants, outstanding stock options and other warrants, and shares issuable under the SEPA)	726,482,027 shares of Class A Common Stock (based on total shares outstanding as of February 27, 2023).

Use of Proceeds

We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders. We could receive up to an aggregate of approximately $273.1 million from the exercise of all of the Warrants offered by the Selling Securityholders, assuming the exercise in full of all of the Warrants for cash. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our shares of Class A Common Stock and the spread between the exercise price of the Warrants and the price of our Class A Common Stock at the time of exercise. We have (i) 23,540,988 outstanding Public Warrants to purchase 23,540,988 shares of our Class A Common Stock, exercisable at an exercise price of $11.50 per share; (ii) 111,131 outstanding Private Warrants to purchase 111,131 shares of our Class A Common Stock, exercisable at an exercise price of $11.50 per share; and (iii) 73,290,750 outstanding SPA Warrants, which are exercisable at an exercise price of $0.2275 or $1.05 per share (as of February 27, 2023). If the market price of our Class A Common Stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will exercise their Warrants. As of March 29, 2023, the closing price of our Class A Common Stock was $0.3550 per share. There can be no assurance that all of our Warrants will be in the money prior to their expiration. Our Public Warrants under certain conditions, as described in the warrant agreement, are redeemable by FFIE at a price of $0.01 per Warrant. Our Private Warrants are not redeemable so long as they are held by the initial stockholders and are exercisable on a cash or cashless basis. Our SPA Warrants are redeemable under certain conditions for $0.01 per warrant and exercisable on a cash or cashless basis. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants.

We expect to use the net proceeds we receive from the exercise of the Warrants, if any, for general corporate purposes, which may include temporary or permanent repayment of our outstanding indebtedness. See “Use of Proceeds.”

Redemption	The Warrants are redeemable in certain circumstances. See “Description of Securities – Description of Warrants” for further discussion.

Market for Class A Common Stock and Warrants	Our shares of Class A Common Stock and Public Warrants are currently traded on Nasdaq under the symbols “FFIE” and “FFIEW,” respectively.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

For additional information concerning the offering, see “Plan of Distribution.”

INFORMATION RELATED TO OFFERED SECURITIES

This prospectus relates to:

●	the resale of 27,733,421 PIPE Shares issued upon closing of the Business Combination, acquired at a purchase price of $10.00 per share;

●	the resale of 213,366 shares of Class A Common Stock that were originally purchased by Property Solutions Acquisition Sponsor, LLC (the “PSAC Sponsor”) in a private placement prior to PSAC’s initial public offering (collectively, the “Founder Shares”) at an effective purchase price of $0.0043 per share;

●	the resale of 170,131 shares of Class A Common Stock that were originally issued to the designees of EarlyBirdCapital, Inc. as underwriter’s compensation in connection with PSAC’s initial public offering (collectively, the “Representative Shares”) issued at an effective purchase price of $0.0041 per share;

●	the resale of 586,000 shares of Class A Common Stock issued on July 22, 2022, pursuant to an omnibus transaction services fee agreement and acknowledgement, as amended, as consideration for consulting and advisory services provided by RMG (as defined below) in connection with the Business Combination issued at an effective price of $0 per share;

●	the resale of 86,395,848 shares of Class A Common Stock originally issued to Season Smart and Founding Future Creditors Trust as consideration in connection with the Business Combination issued at an effective purchase price of $10.00 per share;

●	the resale of 64,000,588 shares of Class A Common Stock underlying the shares of Class B Common Stock originally issued to FF Top as consideration in connection with the Business Combination at an effective purchase price of $10.00 per share;

●	the resale of 21,263,758 Earnout Shares issuable to Season Smart, FF Top and certain FF executives at an effective purchase price of $0 per share;

●	the resale of 150,322 shares of Class A Common Stock issued to certain FFIE executive officers in satisfaction of deferred compensation owed by FFIE to such FFIE executive officers prior to the closing of the Business Combination issued at an effective purchase price of $10.00 per share;

●	the resale of 484,856 shares of Class A Common Stock issued to certain FFIE executive officers upon such FFIE executive officers’ exercise of options exercisable at an exercise price of between $0.16 to $2.48;

●	the resale of 54,252 shares of Class A Common Stock issued to Chui Tin Mok upon closing of the Business Combination in satisfaction of his related party note payable at an effective purchase price of $0 per share;

●	the resale of 23,557,189 shares of Class A Common Stock issued to FF Aventuras SPV XI, LLC, FF Adventures SPV XVIII LLC, FF Ventures PV IX LLC and FF Venturas SPV X LLC, entities affiliated with ATW Partners LLC, upon exercise of ATW NPA Notes at an exercise price of $0.2275 per share;

●	the resale of 272,686,805 shares of Class A Common Stock issued to FF Simplicity, Senyun and RAAJJ upon conversion of SPA Notes at a conversion price of $1.05 to $0.8925 per share with additional shares of Class A Common Stock issued at interest conversion prices of $0.53 to $0.2275 per share;

●	the resale of 39,647,862 shares of Class A Common Stock issued to FF Simplicity and RAAJJ upon exercise of SPA Warrants at exercise prices of $0.28 to $0.2275 per share;

●	the resale of 111,131 Private Warrants, all of which were included in the private units purchased by our predecessor’s sponsor and EarlyBirdCapital, Inc. in connection with the initial public offering of PSAC exercisable at an exercise price of $11.50 per share;

●	the resale of 111,131 shares of Class A Common Stock underlying the Private Warrants, exercisable at an exercise price of $11.50 per share, which expire on July 21, 2026;

●	the resale of 23,540,988 shares of Class A Common Stock underlying the Public Warrants, exercisable at an exercise price of $11.50 per share, which expire on the earlier to occur of July 21, 2026 or redemption;

●	the resale of 4,874,446 shares of Class A Common Stock underlying the ATW NPA Warrants, of which there are none outstanding or issuable;

●	the resale of 100,003 shares of Class A Common Stock underlying the SPA Notes convertible at various conversion prices between $0.8925 and $1.05 per share (as of February 27, 2023); and

●	the resale of 5,052,130 shares of Class A Common Stock underlying the SPA Warrants, which are exercisable at an exercise price of $0.2275 or $1.05 per share (as of February 27, 2023), each with a term of exercise equal to seven years.

The price per unit at which the shares of Class A Common Stock were sold in the initial public offering of our predecessor, PSAC, was $10.00 per share. However, the currently outstanding 213,366 Founder Shares were purchased at an effective price of $0.0043 per share and the currently 170,131 outstanding Representative Shares were purchased at an effective price of $0.0041 per share, for an aggregate effective price of $917.47 for the Founder Shares and $697.54 for the Representative Shares. Accordingly, holders of the Founder Shares and Representative Shares could sell their securities at a per-share price that is less than $10.00 and still realize a significant profit from the sale of those securities that could not be realized by our other stockholders. On March 29, 2023, the closing price of our Common Stock was $0.3550 per share. Based on this closing price, the holders of the Founder Shares could sell such shares for an aggregate price of approximately $74,315 and the holders of the Representative Shares could sell such shares for an aggregate price of approximately $59,257. As such, holders of our Founder Shares and Representative Shares may realize a positive rate of return on the sale of their shares of Class A Common Stock covered by this prospectus based on the current trading price of our Class A Common Stock and the effective purchase price for such shares. However, public securityholders may not experience a similar positive rate of return due to the differences in their purchase price and the current trading price of shares of our Class A Common Stock.

The following table includes information relating to the shares of Class A Common Stock and Warrants offered hereby, including the purchase price each Selling Securityholder paid for its securities, the potential profit relating to such securities, the date the Warrants are exercisable and the exercise price of the Warrants.

Offered Shares	Number of Shares/ Warrants	Exercise Price	Effective Purchase Price Per Share/ Warrant(1)		Potential Profit per Share	Total Potential Profit
PIPE Shares (2)	27,733,421		$10.00		*	*
Founder Shares (3)	213,366		$0.0043		$0.3507	$74,827.46
Representative Shares (4)	170,131		$0.0041		$0.3509	$59,698.97
Class A Common Stock issued as consideration for the consulting and advisory services provided by RMG in connection with the Business Combination (5)	586,000		—	(5)	$0.3550	$208,030.00
Class A Common Stock originally issued to Season Smart and Founding Future Creditors Trust as consideration in connection with the Business Combination (6)	86,395,848		$10.00		*	*
Class A Common Stock underlying Class B Common Stock originally issued to FF Top as consideration in connection with the Business Combination (7)	64,000,588		$10.00		*	*
Earnout Shares issuable to Season Smart, FF Top and certain FF executives (8)	21,263,758		—	(8)	$0.3550	$7,548,634.09
Class A Common Stock issued in satisfaction of deferred compensation (9)	150,322		$10.00		*	*
Class A Common Stock issued upon exercise of options (10)	484,856	$0.16-2.48	—	(10)	$0-0.1950	$0-94,546.92
Class A Common Stock upon closing of the Business Combination in satisfaction of certain related party note payable (11)	54,252		—	(11)	$0.3550	$19,259.46
Shares Issuable Upon Exercise of the following Warrants:
Private Warrants (12)	111,131	$11.50	—	(12)	*	*
Public Warrants (13)	23,540,988	$11.50	—	(13)	*	*
ATW NPA Warrants (14)	4,874,446	$0.2275	—	(14)	$0.1275	$621,491.87
SPA Warrants (15)	5,052,130	$0.2275 or 1.05	—	(16)	$0-0.1275	$0-644,146.58
Shares Issuable Upon Conversion of the SPA Notes (15)	100,003		—	(16)	$0.3550	$3,551.07
Offered Warrants
Private Warrants (12)	111,131	11.50	—		*	*

*	Represents no potential profit per share based on closing price of our Class A Common Stock on March 29, 2023

(1)	Reflects the effective purchase price per security paid or, in the case of the shares issuable upon exercise of Warrants, to be paid upon such exercise by the purchaser of such securities. The closing prices of our Class A Common Stock and Public Warrants on March 29, 2023 were $0.3550 per share and $0.1060 per Public Warrant, respectively.

(2)	Consists of 27,733,421 shares of Class A Common Stock originally sold by PSAC prior to the Business Combination to certain investors pursuant to which such investors agreed to subscribe for and purchase, and PSAC agreed to issue and sell an aggregate of 28,013,421 shares of PSAC common stock at a price of $10.00 per share. In connection with our Business Combination, each such share of PSAC common stock was automatically converted into a share of our Class A Common Stock.

(3)	5,750,000 Founder Shares were originally sold by PSAC to the PSAC Sponsor on February 11, 2020 at an aggregate purchase price of $25,000 in a private placement prior to PSAC’s initial public offering. On July 31, 2020, as a result of the underwriters’ election to partially exercise their over-allotment option in connection with the initial public offering of PSAC and the expiration of the remaining over-allotment option, 5,608 Founder Shares were forfeited, resulting in there being 5,744,392 Founder Shares then issued and outstanding. On July 21, 2021, the PSAC Sponsor forfeited 1,697,500 Founder Shares pursuant to a transaction services agreement by and among PSAC, the PSAC Sponsor and RMG, resulting in there being 213,366 Founder Shares issued and outstanding. Following the consummation of our Business Combination, the Founder Shares were distributed to affiliates of the PSAC Sponsor.

(4)	170,131 Representative Shares were originally issued to the designees of EarlyBirdCapital, Inc. at a price of $0.0041 per share as underwriters’ compensation in connection with the initial public offering of PSAC.

(5)	Pursuant to an omnibus transaction services fee agreement and acknowledgement, dated as of July 18, 2021, as amended on July 21, 2022, by and among PSAC, the PSAC Sponsor, Legacy FF, RMG and Philip Kassin, Robert Mancini and James Carpenter (each, a “Service Provider” and, collectively, the “Service Providers”), on July 22, 2022, FFIE issued 2,387,500 shares of Class A Common Stock in the aggregate to the Service Providers and such other service providers as identified by the Service Providers. 586,000 shares were held by Service Providers as of October 20, 2022.

(6)	Consists of 66,494,117 shares of Class A Common Stock issued by FFIE to Season Smart and 19,901,731 shares of Class A Common Stock issued by FFIE to Founding Future Creditors Trust, each at the closing of the Business Combination, valued at $10.00 per share.

(7)	Consists of 64,000,588 shares of Class A Common Stock underlying the 64,000,588 shares of Class B Common Stock issued by FFIE to FF Top at the closing of the Business Combination, valued at $10.00 per share. Shares of Class B Common Stock are convertible into shares of Class A Common Stock of FFIE at any time; however, FF Top has agreed not to convert its shares of Class B Common Stock into shares of Class A Common Stock ahead of the special meeting of stockholders to be held on February 28, 2023.

(8)	Consists of the 7,831,000 Earnout Shares not currently beneficially owned that FF Top has the contingent right to receive pursuant to the Merger Agreement, the receipt of which has currently been waived until the special meeting of stockholders to be held on February 28, 2023, 13,337,500 Earnout Shares not currently beneficially owned that Season Smart has the contingent right to receive pursuant to the Merger Agreement and 95,258 Earnout Shares not currently beneficially owned that Dr. Carsten Breitfeld, Matthias Aydt, Chui Tin Mok and Hong Rao have the contingent right to receive pursuant to the Merger Agreement.

(9)	Consists of 67,312 shares of Class A Common Stock issued by FFIE to Dr. Carsten Breitfeld, 20,333 shares of Class A Common Stock issued by FFIE to Matthias Aydt, 21,477 shares of Class A Common Stock issued by FFIE to Chui Tin Mok, 11,170 shares of Class A Common Stock issued by FFIE to Robert Allen Kruse Jr., 12,697 shares of Class A Common Stock issued by FFIE to Hong Rao and 17,333 shares of Class A Common Stock issued by FFIE to Qing Ye, each at the closing of the Business Combination in satisfaction of deferred compensation then owed by FFIE to each such individual, valued at $10.00 per share.

(10)	Consists of 357,139 shares of Class A Common Stock issued by FFIE to Dr. Carsten Breitfeld upon his exercise of options at $2.41 per share, 35,560 shares of Class A Common Stock issued by FFIE to Matthias Aydt upon his exercise of options at $0.16 per share, and 92,157 shares of Class A Common Stock issued by FFIE to Chui Tin Mok upon his exercise of options at $2.41 per share.

(11)	Consists of the resale of 54,252 shares of Class A Common Stock issued to Chui Tin Mok upon closing of the Business Combination in satisfaction of his related party note payable.

(12)	Consists of Private Warrants to purchase 111,131 shares of Class A Common Stock, all of which were included in the private units purchased by the PSAC Sponsor and EarlyBirdCapital, Inc. in connection with the initial public offering of PSAC at a price of $10.00 per unit. Each private unit consists of one share of PSAC common stock, which was automatically converted into one share of Class A Common Stock at the closing of the Business Combination, and one Private Warrant. These Private Warrants are exercisable at a price of $11.50 per share of our Class A Common Stock.

(13)	Consists of Public Warrants to purchase 23,375,988 shares of Class A Common Stock that were originally issued as part of PSAC units sold by PSAC at a purchase price of $10.00 per unit on July 31, 2020 as part of its initial public offering of 23,375,988 units, each such unit consisting of one share of PSAC common stock and one warrant, as well as 165,000 Public Warrants that were originally included in the private units purchased in connection with the initial public offering of PSAC, that were subsequently sold. These Warrants are exercisable at a price of $11.50 per share of our Class A Common Stock. In connection with our Business Combination, each such Warrant was automatically converted into a redeemable Public Warrant to purchase a share of our Class A Common Stock.

(14)	In August 2021, in connection with the issuance of certain FFIE convertible promissory notes, FFIE issued warrants to purchase up to 23,674,259 shares of Class A Common Stock to FF Ventures SPV IX LLC, FF Venturas SPV X LLC and FF Aventuras SPV XI LLC, entities affiliated with ATW Partners, LLC, pursuant to the terms of the NPA. Each such Warrant entitles the holder thereof, at any time on or prior to 5:00 p.m. (New York City time) on June 9, 2028, to purchase a certain number of shares of Class A Common Stock at an exercise price equal to $0.64 per share subject to certain adjustments, which exercise price was $0.2275 per share as of February 27, 2023. The ATW NPA Warrant exercise price is subject to customary anti-dilution adjustments upon (among other triggering events) the occurrence of a change of control transaction and certain dilutive transactions, including subsequent equity sales, share dividends and splits occurring following the issuance of the applicable ATW NPA Warrant. The holders may also exercise the ATW NPA Warrants on a cashless (or “net exercise”) basis.

(15)

On August 14, 2022, FFIE entered into a Securities Purchase Agreement (the “SPA”) with FF Simplicity, in its capacity as administrative agent and collateral agent (in such capacity, the “Agent”), and certain purchasers including FF Simplicity and RAAJJ (collectively with additional purchasers from time to time party thereto, the “Purchasers”), to issue and sell: $27.0 million aggregate principal amount of FFIE’s senior secured convertible notes (the “Initial Bridge Notes”); $10.0 million in aggregate principal amount of FFIE’s senior secured convertible notes (the “Second Bridge Notes”) on the 20th business day following the closing of the Initial Bridge Notes, subject to certain closing conditions; and $15.0 million in aggregate principal amount of FFIE’s senior secured convertible notes (the “Third Bridge Notes” and with the Initial Bridge Notes and the Second Bridge Notes, the “Bridge Notes”) on or prior to October 11, 2022, subject to certain closing conditions. Under the SPA (as amended by the SPA Amendment), FFIE was permitted to obtain incremental senior secured convertible notes in an aggregate principal amount of $243.0 million within 90 days after the closing of the Initial Bridge Notes (the “Incremental Notes” and together with the Bridge Notes, the “SPA Notes”). The SPA Notes are subject to an original issue discount of 10%, and are convertible into shares of Class A Common Stock at various conversion prices between $0.2275 and $1.05 per share, plus an interest make-whole amount as set forth in the SPA Notes, subject to customary adjustments, including full ratchet anti-dilution price protection (provided that, pursuant to the Fourth Amendment, the effective conversion price for any such interest make-whole amount payable in shares of Class A Common Stock must not be lower than $0.21, and any such interest make-whole amount can only be paid in shares of Class A Common Stock if certain price and volume requirements of Class A Common Stock are met). The shares of Class A Common Stock issuable upon conversion of the SPA Notes are not transferable for six months without the prior written consent of FFIE (which consent shall not be unreasonably withheld). On August 16, 2022, FFIE received the $27.0 million aggregate principal amount of the Initial Bridge Notes.

As a closing condition under the SPA for funding of each of the Bridge Notes, FFIE is required to deliver to each of the Purchasers a warrant (an “SPA Warrant”) registered in the name of such Purchaser to purchase up to a number of shares of Class A Common Stock equal to 33% of such shares issuable to such Purchaser upon conversion of the Note, with an exercise price equal to $5.00 per share, subject to customary full ratchet anti-dilution price protection and other adjustments, and are exercisable for seven years on a cash or cashless basis. FFIE may repurchase the SPA Warrants for $0.01 per SPA Warrant share if and to the extent the volume weighted average prices of the Class A Common Stock during 20 of out 30 trading days prior to the repurchase is greater than $15.00 per share, subject to certain additional conditions.

On September 23, 2022, the SPA was amended pursuant to Amendment No. 1 to the SPA and Convertible Senior Secured Promissory Notes (the “SPA Amendment”), pursuant to which, the Purchasers agreed to accelerate such funding obligations, with $7.5 million aggregate principal amount of such notes (the “Third Bridge Notes”) being funded and issued on September 23, 2022, and the remaining $7.5 million aggregate principal amount (the “Fourth Bridge Notes”) being funded and issued on October 11, 2022. The Purchasers also agreed under the SPA Amendment to purchase an additional $5.0 million in aggregate principal amount of FFIE’s senior secured convertible notes (the “Fifth Bridge Notes” and together with the Third Bridge Notes and Fourth Bridge Notes, the “Additional Bridge Notes”) upon the filing by FFIE of an amendment to FFIE’s registration statement on Form S-1 (File No. 333-268972), subject to certain closing conditions; however, the commitment to purchase the Fifth Bridge Notes automatically terminated upon the funding of the initial $10.0 million tranche of SPA Notes to Senyun, which occurred on October 27, 2022. The Additional Bridge Notes are convertible into shares of Class A Common Stock at a conversion price equal to $1.05, mature on October 27, 2028 (or earlier under certain conditions set forth in the SPA) and are otherwise subject to the same terms and conditions disclosed by FFIE in the SPA as applicable to the SPA Notes and Bridge Notes described therein.

As a closing condition under the SPA Amendment for funding of each of the Additional Bridge Notes, FFIE is required to deliver to each of the Purchasers an SPA Warrant registered in the name of such Purchaser to purchase up to a number of shares of Class A Common Stock equal to 33% of such shares issuable to such Purchaser upon conversion of the Note, with an exercise price equal to $5.00 per share, subject to full ratchet anti-dilution price protection and other adjustments, and are exercisable for seven years on a cash or cashless basis. FFIE may repurchase the SPA Warrants for $0.01 per warrant share if and to the extent the volume weighted average prices of FFIE’s Class A Common Stock during 20 of out 30 trading days prior to the repurchase is greater than $15.00 per share, subject to certain additional conditions. On September 23, 2022, FFIE issued an SPA Warrant to the Purchaser exercisable for 920,074 shares of Class A Common Stock, concurrent with the funding of the $7.5 million Third Bridge Notes commitment, and on October 11, 2022, FFIE issued an SPA Warrant to the Purchaser exercisable for 2,357,142 shares of Class A Common Stock, concurrent with the funding of the $7.5 million Fourth Bridge Notes commitment.

Additionally, the SPA Amendment removed the 6-month lock-up period that otherwise applied to a certain convertible note previously issued to FF Simplicity, reduced the conversion price of such note to $1.05, reduced the lock-up period that otherwise applied to a certain other convertible note previously issued to FF Simplicity from 6 months to 3 months and similarly reduced the lock-up period that otherwise applied to each Third Bridge Note, Fourth Bridge Notes, Fifth Bridge Notes, and other Incremental Notes (as defined in the SPA) from 6 months to 3 months. The SPA Amendment also provides that the Existing Notes (as defined in the SPA) will be secured by the grant of a second lien upon substantially all of the personal and real property of FFIE and its subsidiaries, as well as guaranty by substantially all of FFIE’s domestic subsidiaries.

As additional consideration for the Agent’s entering into the SPA Amendment, FFIE issued to the Agent a warrant to purchase ten (10) shares of Class A Common Stock (the “Adjustment Warrant”). The terms of the Adjustment Warrants are the same as the SPA Warrants described above, except that the Adjustment Warrant (i) has an exercise price equal to $0.50 per share and (ii) does not have the optional repurchase provision described above if stock trades above $15.00 per share. The full ratchet anti-dilution price protection provision in the SPA Warrants held as of the date of the SPA Amendment by FF Simplicity and RAAJJ (the “ATW Investors”) was waived in connection with the Adjustment Warrant.

On September 25, 2022, FFIE entered into a Joinder and Amendment Agreement to the SPA (the “Joinder”) with Senyun, the agent, as administrative agent, collateral agent, and Purchaser, FF Simplicity and RAAJJ, pursuant to which Senyun agreed to purchase incremental notes under the SPA in an aggregate principal amount of up to $60.0 million in certain installments. Pursuant to the Joinder, Senyun has all of the same rights and obligations as a Purchaser under the SPA and all documents, instruments and agreements contemplated therein or thereby (collectively, and together with the Joinder, the “Financing Documents”). In addition to Senyun’s commitment as set forth in the Joinder, the Joinder effectuated certain other amendments to the SPA, including, among other things, permitting the SPA Notes to be funded in accordance with the Joinder.

On October 24, 2022, FFIE entered into a Limited Consent and Third Amendment to the SPA (the “Third Amendment”) with FF Simplicity as administrative and collateral agent and purchaser, Senyun as purchaser, and RAAJJ as purchaser, pursuant to which the maturity date for the SPA Notes was extended from August 14, 2026 to October 27, 2028 (i.e., the sixth anniversary of the first funding date of Senyun’s purchase of SPA Notes (the “First Senyun Funding Date”)) or such earlier date that the SPA Notes become due and payable pursuant to the SPA (the “Maturity Date Extension”). As a result of the Maturity Date Extension, the total number of shares of Class A Common Stock issuable under the SPA is increased as compared to such number of shares issuable under the SPA prior to the Third Amendment. The Maturity Date Extension increases the interest make-whole amount as set forth in the SPA and the SPA Notes payable upon conversion of the SPA Notes, as the interest make-whole amount includes all interest that would otherwise accrue on the SPA Notes if such SPA Notes were held until the October 27, 2028 maturity date.

As revised under the Third Amendment, Senyun has agreed to acquire Notes from FFIE according to the following schedule: (a) $10.0 million in principal amount of SPA Notes on the First Senyun Funding Date; (b) $10.0 million in principal amount of SPA Notes on a date that is no later than the later of (x) 14 business days after the First Senyun Funding Date and (y) the receipt of approval of FFIE’s stockholders under the applicable rules and regulations of Nasdaq of the issuance of all of the shares of Class A Common Stock underlying the various convertible notes and warrants of the Company issued and issuable pursuant to the Financing Documents in excess of 19.99% of the issued and outstanding shares of FFIE Common Stock (the “Stockholder Approval”), which Stockholder Approval was obtained on November 3, 2022; (c) $10.0 million in principal amount of SPA Notes on a date that is no later than 15 business days after the later of (x) the effective date of FFIE’s registration statement on Form S-1 (File No. 333-268972), which registration statement was declared effective by the SEC on February 8, 2023 and (y) receipt of the Stockholder Approval; (d) $10.0 million in principal amount of SPA Notes within 30 business days after the later of (x) the effective date of the above noted Form S-1 and (y) receipt of the Stockholder Approval; and (e) $20.0 million in principal amount of SPA Notes on a date that is no later than ten (10) business days after the latest of (x) official delivery of the Company’s FF 91 vehicle to the first batch of bona fide customers is made, (y) the effective date of the above noted Form S-1 and (z) receipt of the Stockholder Approval.

In addition, pursuant to the Third Amendment, each Purchaser and the Agent waived certain defaults and events of default, any breaches of representations or warranties, any breaches of covenants and any other effects, under the Financing Documents arising from (i) any amounts owed as of the First Senyun Funding Date by FFIE or its subsidiaries to their respective trade counterparties, suppliers, vendors or, in each case, other similar counterparties, that remain unpaid after the First Senyun Funding Date, (ii) any reduction in the workforce of FFIE or its subsidiaries or any additional reduction in such workforce that occurs after September 23, 2022, and/or (iii) any reasonably foreseeable consequence in respect of any of the foregoing clauses (i) or (ii).

On November 8, 2022, FFIE entered into a Limited Consent and Amendment to the SPA (the “Fourth Amendment”) with FF Simplicity as administrative and collateral agent and purchaser, Senyun as purchaser, and RAAJJ as purchaser, pursuant to which the parties agreed that (i) in no event will the effective conversion price of any interest or interest make-whole amount payable in shares of Class A Common Stock in respect of SPA Notes issued or issuable under the SPA be lower than $0.21 per share of Class A Common Stock, and (ii) in order for the Company to make payment of any interest or interest make-whole amount in shares of Class A Common Stock, certain price and volume requirements must be met, namely that (x) the volume-weighted average price (“VWAP”) of the Class A Common Stock is not less than $0.21 per share on any trading day during the preceding seven trading day period, and (y) the total volume of the Class A Common Stock does not drop below $1.5 million on any trading day during the same period (in each case, as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions). On different dates in December 2022, Senyun funded aggregated amounts of $10.0 million in gross proceeds pursuant to the Joinder. The Company received $9.0 million from such funding, net of original issue discount and transaction costs.

On December 28, 2022, FFIE entered into a Letter Agreement and Amendment to the SPA (the “Senyun Amendment”) with FF Simplicity as administrative and collateral agent and Senyun as purchaser, pursuant to which Senyun paid to the Company the first $4.0 million of its fourth funding tranche under the SPA on January 3, 2023, as well as $2.0 million on January 6, 2023 and $4.0 million on January 18, 2023. In addition to an amount of $60.0 million already committed by Senyun as part of the Joinder, pursuant to the Senyun Amendment, the Company has agreed to issue and sell to Senyun, subject to the satisfaction of certain conditions (which include agreement by FFIE and Senyun on the terms and conditions of the investment), incremental SPA Notes in an aggregate principal amount of $30.0 million: (i) $10.0 million in principal amount of additional SPA Notes no later than January 31, 2023; (ii) $10.0 million in principal amount of additional SPA Notes no later than February 28, 2023; and (iii) $10.0 million in principal amount of additional SPA Notes no later than March 15, 2023. Pursuant to the Senyun Amendment, the Company has also approved the issuance to Senyun of such number of shares of Class A Common Stock equal to the difference between (x) the actual number of shares of Class A Common Stock previously issued to Senyun upon conversion of $19.0 million in principal amount of SPA Notes and (y) the number of such shares of Class A Common Stock that would have been issued to Senyun had the conversion price applicable to such SPA Notes been $0.8925, taking into account any beneficial ownership limitation applicable to Senyun.

On January 25, 2023, FFIE entered into a Limited Consent and Amendment No. 5 to the SPA (the “Fifth Amendment”) with FF Simplicity as administrative and collateral agent and Senyun as purchaser, pursuant to which Senyun agreed to purchase $10.0 million in principal amount of additional SPA Notes no later than January 27, 2023, which $10.0 million amount was funded on January 26, 2023. Pursuant to the Fifth Amendment, FFIE also agreed (a) to use commercially reasonable efforts to file an amendment to the registration statement on Form S-1 (File No. 333-268972) no later than January 29, 2023 and to seek effectiveness of such registration statement on or prior to February 10, 2023, which registration statement was declared effective by the SEC on February 8, 2023; (b) to use commercially reasonable efforts to file an additional registration statement on Form S-1 registering the re-sale by Senyun of all remaining shares of Class A Common Stock underlying Senyun’s SPA Notes and SPA Warrants no later than February 10, 2023 (which registration statement on Form S-1 (File No. 333-269729) was filed with the SEC on February 13, 2023) and to seek effectiveness of such additional registration statement as promptly as practicable thereafter (which registration statement was declared effective by the SEC on March 22, 2023); (c) to honor the conversion notice submitted by Senyun on January 18, 2023, and to reserve sufficient shares of Class A Common Stock to satisfy the conversion and exercise of all of Senyun’s SPA Notes and SPA Warrants to the extent FFIE has sufficient authorized but unissued or uncommitted shares of Class A Common Stock. Additionally, pursuant to the Fifth Amendment, FFIE and Senyun agreed to use commercially reasonable efforts to enter into definitive documentation as promptly as practicable after the date of the Fifth Amendment, in connection with restructuring of the SPA Notes and SPA Warrants and an additional investment as set forth on the term sheets attached to the Fifth Amendment, which definitive documentation was executed in connection with the Sixth Amendment.

On February 3, 2023, FFIE entered into an Amendment No. 6 to Securities Purchase Agreement (The “Sixth Amendment”) with FF Simplicity as administrative and collateral agent and Senyun, FF Top, FF Simplicity, FF Prosperity, Acuitas and other purchasers, pursuant to which the purchasers thereunder agreed to purchase up to $135.0 million (including $10.0 million previously funded by Senyun as an advanced payment) in aggregate principal amount of FFIE’s senior secured convertible notes (such additional SPA Notes, the “Tranche C Notes”) in accordance with the schedule set forth in the SPA as follows, subject to certain conditions: (i) for Senyun, (A) no later than three business days after the effective date of the Sixth Amendment, the purchase and issuance of $25.0 million in principal amount of Tranche C Notes (which principal amount shall be reduced on a dollar-for-dollar basis by the $10.0 million previously funded by Senyun as an advanced payment) shall take place, pursuant to which, on February 9, 2023 and February 10, 2023, FFIE received aggregate gross proceeds of $15.0 million; (B) no later than ten business days after the effective date of the Sixth Amendment, the purchase and issuance of $25.0 million in principal amount of Tranche C Notes shall take place, pursuant to which, on February 23, 2023, March 3, 2023, March 9, 2023 and March 10, 2023, the Company received aggregate gross proceeds of $25.0 million; and (C) no later than five business days after receipt of (a) approval by FFIE stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023) and filing of an amendment to the Amended and Restated Charter to reflect such increase in authorized shares (which amendment was filed with the Secretary of State of the State of Delaware on March 1, 2023), (b) approval by FFIE stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), and (c) effectiveness of the registration statement on Form S-1 (File No. 333-269729) registering the shares issuable under the Sixth Amendment (which registration statement was declared effective by the SEC on March 22, 2023), the purchase and issuance of $25.0 million in principal amount of Tranche C Notes shall take place; and (ii) for each other purchaser, (A) no later than three business days after the effective date of the Sixth Amendment, the purchase and issuance of an aggregate principal amount of Tranche C Notes equal to 50% of such purchaser’s commitment in respect of Tranche C Notes as indicated on the commitment schedule in the SPA shall take place, pursuant to which, on February 8, 2023, FFIE received aggregate gross proceeds of $30.0 million; and (B) no later than five business days after receipt of (a) approval by FFIE stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023) and filing of an amendment to the Amended and Restated Charter to reflect such increase in authorized shares (which amendment was filed with the Secretary of State of the State of Delaware on March 1, 2023), (b) approval by FFIE stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders be held on March 30, 2023), and (c) effectiveness of the registration statement on Form S-1 (File No. 333-269729) registering the shares issuable under the Sixth Amendment (which registration statement was declared effective by the SEC on March 22, 2023), subject to the purchase and issuance of the remaining aggregate principal amount of the Tranche C Notes equal to 50% of such purchaser’s commitment in respect of Tranche C Notes as indicated on the commitment schedule in the SPA shall take place.

The funding of the Tranche C Notes are subject to the following conditions precedent: (i) with respect to each Tranche C funding following the initial funding made within three business days of the effective date of the Sixth Amendment, delivery by FFIE of a notice identifying the business day of the purchase and issuance of such Tranche C Notes, which date is to be no earlier than two business days and no later than ten business days after the date of such notice; (ii) delivery by FFIE of a warrant registered in the name of such purchaser to purchase up to a number of shares of Common Stock equal to 33% of such purchaser’s conversion shares on the applicable closing date, with an exercise price equal to $1.05 per share, subject to full ratchet anti-dilution price protection and other adjustments as set forth therein and a seven year termination date; (iii) delivery by FFIE to such purchaser of the applicable Tranche C Note; (iv) subject to certain waivers as described in the SPA, there being no default or event of default; (v) payment by FFIE of all legal fees and other transaction expenses incurred by purchasers up to $0.15 million (or $0.3 million in the case of Senyun and FF Simplicity) in the aggregate, which fees and expenses can be paid by, at FFIE’s option, net funding of the applicable Tranche C Notes; and (vi) that the representations and warranties contained in the related financing agreement are true and correct in all material respects as of the applicable closing dates, as set forth therein.

The Tranche C Notes have a $1.05 base conversion price subject to full ratchet anti-dilution price protection and other adjustments as set forth therein, five year interest make-whole (calculated using the greater of (x) $0.21 per share of Common Stock and (y) 90% of the lowest VWAP for the 5 consecutive trading days ending on the trading day that is immediately prior to the date on which interest is paid in shares of Common Stock), 10% per annum interest rate (or 15% if paid in Common Stock subject to certain conditions). The Tranche C Notes and the Tranche D Notes (as defined below) and SPA Warrants are subject to a pro rata cap on conversion or exercise (as applicable) equal to 19.99% of FFIE’s Class A Common Stock and Class B Common Stock as of the date of the Sixth Amendment until receipt of approval by FFIE stockholders as may be required by applicable Nasdaq rules with respect to such conversion or exercise (which approval was obtained during the special meeting of stockholders held on March 30, 2023), including the issuance of any shares of Class A Common Stock or Class B Common Stock in excess of 19.99% of FFIE’s Class A Common Stock and Class B Common Stock as of the date of the Sixth Amendment. All of the SPA Notes and Warrants (and the Exchange Notes described below) are subject to restrictions on conversion or exercise (other than an Initial Reserve of 63,051,933 shares of Common Stock for FF Simplicity and 18,857,143 shares of Common Stock for Senyun) until the approval by FFIE stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023), and the right for purchasers to receive additional warrant shares upon a down round financing has also been removed from all SPA Warrants. FFIE is required to use reasonable best efforts to file a registration statement on Form S-1 on or prior to February 10, 2023, which registration statement on Form S-1 (File No. 333-269792) was filed with the SEC on February 13, 2023, and to seek effectiveness of such registration statement within 90 days, and FFIE is required to seek effectiveness of the registration statement on Form S-1 (File No. 333-268972) on or prior to February 10, 2023, which registration statement was declared effective by the SEC on February 8, 2023. FFIE is also required to use reasonable best efforts to obtain approval by FFIE stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023) within 45 days (or 60 days if necessary) and approval by FFIE stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), including the issuance of any shares of Class A Common Stock or Class B Common Stock in excess of 19.99% of FFIE’s Class A Common Stock and Class B Common Stock as of the date of the Sixth Amendment within 60 days.

Each purchaser also has the option to purchase a certain amount of additional SPA Notes and SPA Warrants from time to time for twelve months from the effective date of the Sixth Amendment, as set forth in the SPA (such additional SPA Notes, the “Tranche D Notes”). Additionally, pursuant to the Sixth Amendment, (A) FF Simplicity and Senyun agreed that, with respect to their allotments of previous commitments to purchase SPA Notes, no more than the following percentages of their allotment may be purchased on or before the following dates without the prior written consent of FFIE: (i) 100% on or before February 10, 2023; (ii) 90% on or before February 28, 2023; (iii) 80% on or before March 24, 2023; (iv) 70% on or before April 21, 2023; and (v) 60% after April 21, 2023 through and including the twenty-fourth month from the effective date of the Sixth Amendment, and (B) certain SPA Notes issued to FF Simplicity with an aggregate outstanding principal amount of $21.6 million and certain SPA Notes issued to Senyun with an aggregate principal amount of $9.4 million were replaced by new replacement notes with a $0.8925 base conversion price subject to full ratchet anti-dilution price protection and other adjustments as set forth therein, six-year interest make-whole, and otherwise on similar terms as the previously issued SPA Notes.

Pursuant to the Sixth Amendment and the Exchange Agreements entered into concurrently therewith between FFIE, on the one hand, and holders of SPA Warrants, on the other hand (collectively, the “Exchange Agreements”), (i) the provision under the SPA Warrants then-issued that allowed investors to receive the right to purchase additional shares in connection with down round financings was removed, (ii) ATW NPA Warrants and FF Simplicity’s SPA Warrants then issued, exercisable for an aggregate of 198,129,990 shares of Class A Common Stock, were exchanged for a combination of new warrants, exercisable at $0.2275 per share subject to full ratchet anti-dilution price protection and other adjustments, for an aggregate of 42,489,346 shares of Class A Common Stock and new senior secured convertible notes with aggregate principal amount of $25.0 million, and (ii) Senyun’s SPA Warrants then issued, exercisable for an aggregate amount of 276,270,842 shares of Class A Common Stock, were exchanged for a combination of new warrants, each exercisable at $0.2275 per share subject to full ratchet anti-dilution price protection and other adjustments, for an aggregate of 48,000,000 shares of Class A Common Stock and new senior secured convertible notes with aggregate principal amount of $16.0 million (collectively with the notes issued pursuant to clause (ii), the “Exchange Notes”). The Exchange Notes are convertible at a conversion rate calculated at the lesser of (a) 90% of the VWAP for the trading day that is immediately prior to the date on which interest is paid in shares of Common Stock or (b) the greater of (x) $0.21 per share of Common Stock and (y) 90% of the average VWAP for the 5 consecutive trading days ending on the trading day that is immediately prior to the date on which interest is paid in shares of Common Stock. The Exchange Notes will constitute SPA Notes, except: (i) the holders thereof do not have the option under the SPA to purchase certain additional SPA Notes within 24 months from the effective date of the Sixth Amendment; (ii) such notes are not subject to any prepayment premium or penalty applicable to other SPA Notes; (iii) such notes are not subject to an original discount of 10%; and (iv) such notes are not entitled to the most favorable terms granted to other SPA Notes purchased simultaneously or after the purchase of such notes. Such notes are prepayable and redeemable at par at any time by FFIE upon fifteen days’ prior written notice.

On March 23, 2023, FFIE entered into an Amendment No. 7 to Securities Purchase Agreement (“Seventh Amendment”) with FF Simplicity, as administrative agent, collateral agent and purchaser, Senyun, as purchaser, and FF Prosperity, a Delaware limited liability company, as purchaser, pursuant to which FFIE, Senyun, FF Prosperity and FF Simplicity agreed to amend the funding timeline of certain Tranche C Notes, and FF Simplicity agreed to purchase additional notes under the SPA. Under the amended funding timeline, (i) Senyun agreed to purchase (a) $10.0 million in principal amount of Tranche C Notes (amended to include an additional original issue discount of four percent (4%), which additional original issue discount shall not impact the Interest Make-Whole Amount in such Tranche C Notes) no later than one business day (amended from five business days) after the effectiveness of FFIE’s registration statement on Form S-1 (File No. 333-269729) (which registration statement was declared effective by the SEC on March 22, 2023) and receipt of approval by FFIE stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), subject to the filing by FFIE of a current report on Form 8-K disclosing such stockholder approval, and (b) $15.0 million in principal amount of Tranche C Notes no later than five business days after the effectiveness of FFIE’s registration statement on Form S-1 (File No. 333-269729) (which registration statement was declared effective by the SEC on March 22, 2023) and receipt of approval by FFIE stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), and (ii) FF Prosperity agreed to purchase the remaining aggregate principal amount of the Tranche C Notes equal to 50% of FF Prosperity’s commitment in respect of Tranche C Notes (amended to include an additional original issue discount of four percent (4%), which additional original issue discount shall not impact the Interest Make-Whole Amount in such Tranche C Notes) no later than one business day (amended from five business days) after the effectiveness of FFIE’s registration statement on Form S-1 (File No. 333-269729) (which registration statement was declared effective by the SEC on March 22, 2023) and receipt of approval by FFIE stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), subject to the filing by FFIE of a current report on Form 8-K disclosing such stockholder approval. FF Simplicity further agreed to purchase, on or prior to March 27, 2023, $5.0 million in principal amount of Tranche B Notes subject to an additional original issue discount of six percent (6%) (which additional original issue discount shall not impact the Interest Make-Whole Amount in such Tranche B Notes). Such notes were originally permitted to be purchased on or prior to April 21, 2023. FFIE also agreed to reimburse each of Senyun and FF Simplicity up to $0.02 million each for reasonable and documented out-of-pocket legal expenses incurred in connection with the Seventh Amendment.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity, and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to FF’s Business and Industry

FF has a limited operating history and faces significant barriers to growth in the electric vehicle industry.

On March 29, 2023, FF announced the start of production of its first electric vehicle, the FF 91 Futurist. FF expects the FF 91 Futurist to come off the line in April 2023, and delivery to users is anticipated to begin before the end of April 2023, subject to timely completion of certain testing and the suppliers meeting our supply chain requirement. There cannot be any assurance that FF will be able to develop the manufacturing capabilities and processes, or secure reliable sources of component supply to meet the quality, engineering, design or production standards, or the required production volumes to successfully grow into a viable business.

At a special meeting of FFIE stockholders held on February 28, 2023, FFIE stockholders approved a proposal to increase FFIE’s authorized shares of Class A Common Stock from 815,000,000 to 1,690,000,000, increasing the total authorized shares from 900,000,000 to 1,775,000,000. On March 1, 2023, FFIE filed an amendment to its Amended and Restated Charter with the Delaware Secretary of State increasing FFIE’s authorized shares of Class A Common Stock to 1,690,000,000 and its total authorized shares to 1,775,000,000. FFIE expects to need additional authorized shares to get to cash flow breakeven. There is no assurance that FFIE stockholder approval of any additional authorized share increase will be obtained in a timely manner or at all.

Furthermore, although FF has started production on its first electric vehicle, it faces significant barriers to growth in the electric vehicle industry, including continuity in development and production of safe and quality vehicles, brand recognition, customer base, marketing channels, pricing policies, talent management, value-added service packages and sustained technological advancement. If FF fails to address any or all of these risks and barriers to entry and growth, its business and results of operation may be materially and adversely affected.

Given FF’s limited operating history, the likelihood of its success must be evaluated especially considering the risks, expenses, complications, delays and the competitive environment in which it operates. There is, therefore, no assurance that FF’s business plan will prove successful. FF will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including scaling its infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with its growth. In addition, due to the capital-intensive nature of FF’s business, it can be expected to continue to incur substantial operating expenses without generating sufficient revenues to cover those expenditures. There is no assurance FF will ever be able to generate revenue, raise additional capital when required or operate profitably. Any investment in FF is therefore highly speculative.

FF has incurred losses in the operation of its business and anticipates that it will continue to incur losses in the future. It may never achieve or sustain profitability.

The design, engineering, manufacturing, sales and service of intelligent, connected electric vehicles is a capital-intensive business. FF has incurred losses from operations and has had negative cash flows from operating activities since inception. FF incurred a net loss of $552.1 million and $516.5 million for the years ended December 31, 2022 and 2021, respectively. Net cash used in operating activities was $383.1 million and $339.8 million for the years ended December 31, 2022 and 2021, respectively. Since inception, FF has made significant investments in technology to implement the recently announced FF Product and Technology Upgrade Generation 2.0 (“PT Gen 2.0”), as well as in vehicle design, development and tooling, construction of manufacturing facilities, employee compensation and benefits and marketing and branding. PT Gen 2.0 was achieved through the upgrade of 26 major systems and components. These upgrades consist of 13 key upgrades throughout the powertrain, battery, charging, chassis, and interior in EV areas, as well as 13 key upgrades due to improvements in computing, sensing, communication and user interaction and significant performance improvements to the FF 91 Futurist. FF expects to continue or increase such investments; however, there can be no assurance these investments will result in the successful and timely delivery of the FF 91 series or subsequent vehicle programs, or at all.

FF may incur unforeseen expenses, or encounter difficulties, complications, and delays in delivering the FF 91 series, and therefore may never generate sufficient revenues to sustain itself. Even if FF brings the FF 91 series to market, it may continue to incur substantial losses for reasons including the lack of demand for the FF 91 series and the relevant services, vehicle service and warranty costs, increasing competition, challenging macroeconomic conditions, regulatory changes and other risks discussed herein, and so it may never achieve or sustain profitability.

Given the risks associated with FF’s ability to obtain additional funding to execute on its plans to develop and deliver vehicles and begin to generate revenue, the amount of additional funding needed could differ from earlier estimates and the timing to reach profitability and positive cash flows could be further delayed. Based on delays in obtaining sufficient funding relative to its plans, as well as the likelihood that FF’s plan will be implemented successfully, timely, or at all, once such funding is in place, FF cannot estimate a breakeven point at this time.

FF has evaluated a range of alternative operating scenarios, including a scenario where only the FF 91 series is initially developed and sold, followed by development and sales of other planned vehicles in the portfolio (FF 81 series, FF 71 series, and SLMD). FF is operating under this scenario, whereby spending on the development of the FF 91 series is potentially leverageable and applicable to future models. FF announced the start of production of the FF 91 series on March 29, 2023. FF has ceased incremental spending on the development of future vehicles with the goal of reducing new capital requirements in 2023.

FF expects its operating expenses to increase significantly in the future, which may impede its ability to achieve profitability.

FF expects to further incur significant operating costs which will impact its profitability, including research and development expenses as it introduces new models and improves existing models, capital expenditures in the expansion of its manufacturing capacities, additional operating costs and expenses for production ramp-up, raw material procurement costs, general and administrative expenses as it scales its operations, and sales, marketing, and distribution expenses as it builds its brand and markets its vehicles. Additionally, it may incur significant costs once it delivers the FF 91 series, including vehicle service and warranty expenses.

FF’s ability to become profitable in the future will not only depend on its ability to successfully market its vehicles and other products and services, but also to control costs. Ultimately, FF may not be able to adequately control costs associated with its operations for reasons outside its control, including the cost of raw materials such as aluminum, steel and lithium-ion cells. Substantial increases in such costs could increase FF’s cost of revenue and its operating expenses and reduce its margins. Additionally, macro events such as the ongoing global pandemic and the conflict in Ukraine have adversely affected supply chains, impacting FF’s ability to control and manage costs. Additionally, currency fluctuations, tariffs or shortages in petroleum and other economic or political conditions could result in significant increases in logistics and freight charges and raw material costs. If FF is unable to design, develop, manufacture, market, sell and service its vehicles, including providing service in a cost-efficient manner, its margins, profitability, and prospects would be materially and adversely affected.

The rate at which FF may incur costs and losses in future periods compared to current levels may increase significantly, as it:

●	continues to develop FF 91, FF 81, and FF 71 series and Smart Last Mile Delivery (“SLMD”) electric vehicle models;

●	develops and equips its manufacturing facility in Hanford, California to produce the FF 91 series, and prepares for manufacturing capabilities in South Korea and other potential manufacturing options, and in China for additional production capacity for the FF 91 series and other electric vehicle models;

●	builds up inventories of parts and components for the FF 91 series;

●	develops and expands its design, development, maintenance, servicing and repair capabilities;

●	opens offline FF stores; and

●	increases its sales and marketing activities.

These efforts may be more expensive than FF currently anticipates, and these efforts may not result in increases in revenues, which could further increase its losses. As FF is seeking funding to realize its business operations plan based on its estimated capital requirements, any cost overruns that deviate from FF’s estimates may materially and adversely affect its business prospects, financial condition and results of operations.

FF’s operating results forecast relies in large part upon assumptions and analyses developed by its management. If these assumptions and analyses prove to be incorrect, its actual operating results could suffer.

FF operates in a capital-intensive industry which requires significant cash to fund its operations. FF expects its capital expenditures to continue to be significant for the foreseeable future as it continues to develop and grow its business. In response to the delay in obtaining funding commitments and negative macroeconomic trends in the industry in which FF operates, such as supply chain pressures and cost inflation, FF has identified and begun implementation of certain cost reduction and cash conservation measures, including headcount and temporary salary reductions, supplier payment deferrals, and other cost-cutting measures. FF does not believe that the incremental impact of these cost reduction and cash conservation measures will have a material adverse impact on the timing of delivery of the FF 91 Futurist. There can be no assurance that FF will be successful in implementing these measures. On March 29, 2023, FF announced the start of production of the FF 91 Futurist. As FF reduced its initial production scope and volume to allow it to start production and delivery of the FF 91 Futurist, FF is expected to defer the completion of construction of certain areas in its manufacturing facility. Depending upon the success of the delivery of the FF 91 Futurist as well as the ability of FF to raise additional funding before reaching breakeven, FF expects that the ramp up of production will be slower relative to previous plans.

The Company has received financing commitments for the funds required for the start of production of the FF 91 Futurist, and start of production of the FF 91 Futurist was announced on March 29, 2023. Since August 14, 2022, the Company has obtained commitments from several investors totaling $267.0 million in convertible note financing and in committed forced warrant exercise proceeds, subject to certain conditions. A total of $181.4 million under these commitments has been funded to date ($159.4 million net of original discount and transaction costs). Of the remaining balance of $85.6 million, an amount of $20.0 million is committed and contingent upon delivery of the FF 91 Futurist to the first batch of bona fide customers, and an amount of $55.0 million is expected to be funded within five business days after the satisfaction or waiver of certain conditions, including for a portion of such financing receipt of Company stockholder approval of such financing and an effective registration statement for the shares underlying the applicable notes. In addition, the Company had the right to force the exercise of the warrants underlying the Warrant Reserve, as such term is defined in Note 14, Stockholders’ Equity, in the notes to the Consolidated Financial Statements for the year ended December 31, 2022 included elsewhere in this prospectus, for a total exercise price of $20.0 million in cash ($10.6 million remaining to be funded to the Company), upon the completion of certain milestones and conditions. The right to force exercise of the Warrant Reserve expired upon the holders exercising their warrants during 2023. In Q1 2023, Senyun, RAAJJ and a purchaser affiliated with ATW Partners LLC exercised their respective options to purchase additional senior secured notes and the accompanying SPA Warrants of the Company. The Company received aggregated gross proceeds of $34.0 million ($29.3 million net of original issuance discount) in exchange for such issuances. Further, pursuant to the SEPA, the Company has the sole right, but not the obligation, to direct Yorkville from time to time to purchase up to $200.0 million of Class A Common Stock during the commitment period ending November 11, 2025, with an option to increase such amount to $350.0 million at FF’s option, however, FF shall not have the ability to draw funds until the effectiveness of a registration statement for the resale of such shares, the approval of an increase to its authorized shares, and the satisfaction of certain other conditions. On December 8, 2022, FFIE filed with the SEC a registration statement on Form S-1 (File No. 333-268722) to register shares of Class A Common Stock to be issued under the SEPA. Such registration statement was declared effective by the SEC on March 22, 2023.

The Company has continued financing discussions with multiple parties, but has experienced delays in the past in securing additional funding commitments relative to its business plan included in the Form 8-K filed on July 25, 2022, which have exacerbated the supply chain pressures on FF’s business. These factors, in addition to the continued rise in inflation and other challenging macroeconomic headwinds, have led FF to take steps to preserve its cash position, including reducing spending, extending payment cycles and implementing other similar measures, as well as working with suppliers to re-evaluate production schedules and timing. FF expects that it will be required to raise additional capital to fund its operations to support the ramp-up of production of the FF 91 Futurist to generate revenues to put it on a path to cash flow break-even. If our ongoing capital raising efforts are unsuccessful or significantly delayed, or if we are unable to satisfy the closing conditions under any of our financing agreements, or if we experience prolonged material adverse trends in our business, our planned and actual production will be further delayed or decreased, and our actual use of cash and revenue may also change. While FF is actively engaged in negotiations with potential financing sources, there is no guarantee that it will be able to raise additional capital on terms acceptable to it or at all. In addition to the risk that FF’s assumptions and analyses may prove incorrect, the projections may underestimate the professional fees and other costs to be incurred related to the pursuit of various financing options currently being considered and ongoing legal risks.

FF’s cash needs after the start of production and delivery of the FF 91 Futurist will depend on the extent to which FF’s actual costs vary from FF’s estimates and FF’s ability to control these costs and raise additional funds. Any challenges in supplier engagements, delays in ramping capacity or labor at the Hanford facility or for sales and service engagements, rising prices of materials, or ongoing global supply chain disruptions may further increase the need for additional capital to produce and deliver the FF 91 series. In particular, recently, some suppliers have threatened to terminate their relationship with FF because of late payments or requested accelerated payments and other terms and conditions as a result of our past payment history and concerns about the Company’s financial condition, leading to less favorable payment terms than FF had anticipated, and delaying or putting at risk certain deliveries. FF is in active negotiations with these suppliers to minimize these risks and has been successful to date in retaining the majority of key suppliers. Apart from the FF 91 series, substantial additional capital will be required to fund operations, research, development, and design efforts for future vehicles.

FF’s operating results forecast largely relies on management’s assumptions and analyses, which could be incorrect. Additionally, there cannot be any assurance that FF’s current fundraising efforts will be successful. Whether actual operating and financial results and business developments will be consistent with FF’s expectations and assumptions as reflected in the forecast depends on a number of factors, many of which are outside FF’s control, including, but not limited to:

●	whether it can obtain sufficient and timely capital to sustain and grow its business, including the development of future vehicle models;

●	its ability to manage growth;

●	whether it can manage relationships with key suppliers;

●	whether it can sign up and manage relationships with business partners for them to invest in and operate sales and service centers;

●	the ability to obtain necessary regulatory approvals;

●	demand for its products and services in its target markets;

●	the timing and cost of new and existing marketing and promotional efforts;

●	competition, including established and future competitors;

●	its ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;

●	the overall strength and stability of domestic and international economies;

●	regulatory, legislative and political changes; and

●	consumer spending habits.

Specifically, FF’s results forecast is based on projected purchase prices, unit costs for materials, manufacturing, labor, packaging and logistics, warranty, sales, marketing and service, tariffs, and its projected number of orders for the vehicles with factors such as industry benchmarks taken into consideration. Any of these factors could turn out to be different than those anticipated. Unfavorable changes in any of these or other factors, most of which are beyond FF’s control, could materially and adversely affect its business, prospects, financial results and results of operations.

FF needs to raise additional capital to support the production and delivery of the FF 91 Futurist and satisfy its other capital needs.

FF operates in a capital-intensive industry which requires significant cash to fund its operations. FF expects its capital expenditures to continue to be significant for the foreseeable future as it continues to develop and grow its business. In response to the delay in obtaining funding commitments and negative macroeconomic trends in the industry in which FF operates, such as supply chain pressures and cost inflation, FF has identified and begun implementation of certain cost reduction and cash conservation measures, including headcount and temporary salary reductions, supplier payment deferrals, and other cost-cutting measures. FF does not believe that the incremental impact of these cost reduction and cash conservation measures will have a material adverse impact on the timing of delivery of the FF 91 Futurist. As of the date hereof, the Company has received financing commitments for the funds required for the start of production of the FF 91 Futurist, and start of production of the FF 91 Futurist was announced on March 29, 2023. FFIE will need to raise additional capital to support the production and delivery of the FF 91 Futurist and satisfy its other capital needs. FF expects the FF 91 Futurist to come off the line in April, with deliveries to users to begin before the end of April, subject to timely completion of certain testing and the suppliers meeting our supply chain requirement. There can be no assurance that FF will be successful in implementing these measures. As of February 27, 2023, FF’s cash position was $37.6 million, including restricted cash of $2.1 million. FFIE expects to need additional authorized shares to get to cash flow breakeven. There is also no assurance that FFIE stockholder approval of an additional authorized share increase will be obtained in a timely manner or at all.

Given that FF had 356 non-binding, fully refundable pre-orders as of February 27, 2023 and vehicle deliveries were not made in 2022, no revenue was realized in 2022. In addition to the risk that FF’s assumptions and analyses may prove incorrect, the projections may underestimate the professional fees and other costs to be incurred related to the pursuit of various financing options currently being considered and ongoing legal risks. FF will be required to seek additional capital to fund operations.

Since August 14, 2022, the Company has obtained commitments from several investors totaling $267.0 million in convertible note financing and in committed forced warrant exercise proceeds, subject to certain conditions. A total of $181.4 million under these commitments has been funded to date ($159.4 million net of original discount and transaction costs). Of the remaining balance of $85.6 million, an amount of $20.0 million is committed and contingent upon delivery of the FF 91 Futurist to the first batch of bona fide customers, and an amount of $55.0 million is expected to be funded within five business days after the satisfaction or waiver of certain conditions, including for a portion of such financing receipt of Company stockholder approval of such financing and an effective registration statement for the shares underlying the applicable notes. In Q1 2023, Senyun, RAAJJ and a purchaser affiliated with ATW Partners LLC exercised their respective options to purchase additional senior secured notes and the accompanying SPA Warrants of the Company under the same terms as the Incremental Notes. The Company received aggregated gross proceeds of $34.0 million ($29.3 million net of original issuance discount) in exchange for such issuances.

The Company is continuing financing discussions with multiple parties, but has experienced delays in securing additional funding commitments, which have exacerbated the supply chain pressures on FF’s business. There can be no assurance that FF will be able to successfully obtain additional incremental convertible senior secured note purchasers under the SPA or other debt or equity financing in a timely manner or on acceptable terms, if at all. In particular, FF is currently conducting due diligence on potential financing sources. This process has been time consuming and may result in FF not being able to consummate any financing from these or other financing sources on a timely basis or at all. There can also be no assurance that we will be able to satisfy the closing conditions under our financing agreements. If we are unable to raise sufficient additional funds in the near term, we may be required to further delay our production and delivery plans for the FF 91 Futurist, reduce headcount, liquidate our assets, file for bankruptcy, reorganize, merge with another entity, and/or cease operations.

FF’s cash needs after the delivery of the FF 91 Futurist will depend on the extent to which FF’s actual costs vary from FF’s estimates and FF’s ability to control these costs and raise additional funds. Any challenges in supplier engagements, delays in ramping capacity or labor at the Hanford facility or for sales and service engagements, rising prices of materials, or ongoing global supply chain disruptions may further increase the need for additional capital to produce and deliver the FF 91 series. In particular, recently, some suppliers have threatened to terminate their relationship with FF because of late payments or requested accelerated payments and other terms and conditions as a result of our past payment history and concerns about FF’s financial condition, leading to less favorable payment terms than FF had anticipated, and delaying or putting at risk certain deliveries. FF is in active negotiations with these suppliers to minimize these risks and has been successful in retaining the majority of key suppliers. Apart from the FF 91 series, substantial additional capital will be required to fund operations, research, development, and design efforts for future vehicles. FF is exploring various alternatives to raise additional funding and finance its ongoing operations, including equipment leasing and construction financing of FF’s Hanford, California production facility, secured syndicated debt financing, convertible notes, working capital loans, and equity offerings, among other options. The particular funding mechanisms, terms, timing, and amounts are dependent on FF’s assessment of opportunities available in the marketplace and the circumstances of the business at the relevant time.

It is difficult to predict the demand for FF’s vehicles and appropriately budget for such expenses; and FF may have limited insight into trends that could emerge and affect its business. As a company, FF does not have experience manufacturing vehicles, and as such, there is no historical basis for FF to make judgments on the demand for its vehicles. If FF is unable to accurately estimate the demand for its vehicles, match the timing and quantities of component purchases to actual needs or successfully implement inventory management and other systems to accommodate the increased complexity in FF’s supply chain, FF may incur unexpected production disruption, and storage, transportation and other costs, which could have a material adverse effect on its business, prospects, financial condition and operating results.

FF may raise additional funds through the issuance of equity, equity related or debt securities, or through obtaining credit from financial institutions or governmental organizations. FF cannot be certain that additional funds will be available on favorable terms when required, or at all, and any such financing is expected to dilute FF’s stockholder value. If FF is unable to obtain funding in a timely manner or on commercially acceptable terms, or at all, its financial condition, results of operations, business and prospects could be materially and adversely affected.

To the extent FF were to further meaningfully delay the production and delivery of the FF 91 series, potential consumers may lose confidence in FF, and customers who have placed pre-orders for FF 91 may cancel pre-orders, which may curtail FF’s growth prospects. Additionally, FF’s competitors may move more quickly to market than FF, which could impact FF’s ability to grow its market share.

FF has historically incurred substantial indebtedness and may incur substantial additional indebtedness in the future, and it may not be able to refinance borrowings on terms that are acceptable to FF, or at all.

Since inception, FF has incurred cumulative losses from operations, negative cash flows from operating activities and has an accumulated deficit of $3,476.6 million and $2,907.6 million as of December 31, 2022 and 2021, respectively. In addition, FF had working deficit (being the extent to which total consolidated current liabilities exceeds total consolidated current assets less restricted cash) of $202.6 million as of December 31, 2022 and working capital (being total consolidated current assets less restricted cash and total consolidated current liabilities) of $288.1 million as of December 31, 2021. Although FF settled the majority of its debt in either equity or cash upon consummation of the Business Combination and paid off certain other indebtedness with the proceeds of the Business Combination, FF may incur additional indebtedness from time to time to support its operations. If FF incurs additional debt, the risks it faces as a result of indebtedness and leverage could intensify. The incurrence of any additional debt could:

●	limit FF’s ability to satisfy obligations under certain debt instruments, to the extent there are any;

●	cause FF to seek bankruptcy protection or enter into other insolvency proceedings in the event FF is not able to renew or refinance any existing indebtedness as it becomes due;

●	increase FF’s vulnerability to adverse general economic and industry conditions;

●	require FF to dedicate a substantial portion of cash flow from operations to servicing and repaying indebtedness, thereby reducing the availability of cash flow to fund its working capital, capital expenditures, and other general corporate purposes;

●	increase its exposure to interest rate and exchange rate fluctuations;

●	limit its ability to borrow additional funds and impose additional financial and other restrictions on FF, including limitations on declaring dividends; and

●	increase the cost of additional financing.

Commercial banks, financial institutions and individual lenders may have concerns in providing additional financing for FF’s operations. The governments of the United States, China and Europe may also pass measures or take other actions that may tighten credit available in relevant markets. Any future monetary tightening measures as well as other monetary, fiscal and industrial policy changes and/or political actions by those governments could materially and adversely affect FF’s cost and availability of financing, liquidity, access to capital, and ability to operate our business.

Start of production of FF’s first vehicle, the FF 91 Futurist, has been recently announced, and the production and delivery of the FF 91 Futurist has experienced, and may continue to experience, significant delays.

FF announced the start of production of its first electric vehicle, the FF 91 Futurist, on March 29, 2023, and has not recognized any revenue as of the date hereof. FF’s future business depends in large part on its ability to execute its plans to develop, manufacture, market, and deliver electric vehicles, including FF 91, FF 81, FF 71 series, and SLMD electric vehicle models that appeal to customers. Based on certain management assumptions, including timely completion of certain testing and the suppliers meeting our supply chain requirement, FF expects the FF 91 Futurist to come off the line in April 2023, and deliveries to users is anticipated to begin before the end of April 2023.

However, production or delivery of the FF 91 Futurist may experience further delays due to reasons such as insufficient capital, supply shortages, design defects, talent gaps, and/or force majeure. For example, FF relies on third-party suppliers for the provision and development of many key components used in the FF 91 Futurist and other models. To the extent FF’s suppliers experience any delays in providing or developing necessary components, or if they experience quality issues, FF could experience delays in delivering on its timelines. In addition, if FF has to adjust and/or reduce or suspend certain payments to suppliers, such adjustments and/or reductions could further delay the production and deliveries of the FF 91 Futurist.

To the extent FF were to further meaningfully delay the production and delivery of the FF 91 series, potential consumers may lose confidence in FF, and customers who have placed pre-orders for the FF 91 Futurist may cancel pre-orders, which may curtail FF’s growth prospects. Additionally, FF’s competitors may move more quickly to market than FF, which could impact FF’s ability to grow its market share.

With start of production of FF’s first vehicle recently announced and no deliveries to customers to date, FF does not have any current customers or any binding pending orders and there is no assurance that non-binding pre-orders and other non-binding indications of interest will be converted into binding orders or sales.

To date, FF has not sold any vehicles. Though FF has engaged in marketing activities in anticipation of starting customer deliveries of the FF 91 series, FF has received 356 non-binding, fully refundable pre-orders as of February 27, 2023 and other non-binding indications of interest and FF does not have binding purchase orders or commitments from customers to purchase any of FF’s vehicles in development. As such, there can be no assurance that the pre-orders and other indications of interest would be converted into binding orders or sales.

Until the time that FF’s products are commercially available for purchase, and until FF is able to scale up its marketing function to support sales, there will be uncertainty as to customer demand for FF vehicles. The potentially long wait from the time a non-binding pre-order is made or other indication of interest is provided until the time FF vehicles are delivered, and any delays beyond expected wait times, could also impact customer decisions on whether to ultimately make a purchase. Even if FF is able to obtain binding orders, customers may limit their volume of purchases initially as they assess FF’s vehicles and whether to make a broader transition to electric vehicles. Commercializing the FF 91 Futurist and other vehicles in FF’s development pipeline will be a long process and depends on FF’s ability to fund and scale up its productions, including through securing additional funding to fund its operations, the consummation of various third-party agreements and expanding FF’s marketing functions, as well as the safety, reliability, efficiency and quality of FF’s vehicles, and the support and service that will be available. It will also depend on factors outside of FF’s control, such as competition, general market conditions and broader trends in vehicle electrification and fleet management, that could impact customer buying decisions. As a result, there is significant uncertainty regarding demand for FF’s products and the pace and levels of growth that FF may be able to achieve.

FF’s recurring losses from operations raise substantial doubt about FF’s ability to continue as a going concern. There is no assurance that FF will be successful in executing upon its operating plan and be able to maintain an adequate level of liquidity, which would result in FF not being able to continue as a going concern.

Since inception, FF has incurred cumulative losses from operations, negative cash flows from operating activities and has an accumulated deficit of $3,476.6 million and $2,907.6 million as of December 31, 2022 and 2021, respectively. FF expects to continue to generate significant operating losses for the foreseeable future. Based on FF’s recurring losses from operations since inception and continued cash outflows from operating activities, in FF’s audited consolidated financial statements for the years ended December 31, 2022 and 2021, FF concluded that this circumstance raised substantial doubt about FF’s ability to continue as a going concern within one year from the original issuance date of such financial statements. Similarly, in its report on the consolidated financial statements for the years ended December 31, 2022 and 2021, FF’s current and former independent registered public accounting firms included an explanatory paragraph stating that FF’s recurring losses from operations and continued cash outflows from operating activities raised substantial doubt about FF’s ability to continue as a going concern. FF’s consolidated financial statements for the years ended December 31, 2022 and 2021 do not include any adjustments that may result from the outcome of this uncertainty. However, after the closing of the Business Combination and the PIPE Financing on July 21, 2021, FF received gross proceeds aggregating $991.0 million which it used to pay $84.3 million in transaction costs and $139.6 million (in addition to equity) to settle certain liabilities.

As of December 31, 2022, the Company’s principal source of liquidity was cash totaling $17.0 million, which was held for working capital and general corporate purposes. As of February 27, 2023, FF’s cash position was $37.6 million, including restricted cash of $2.1 million.

FF operates in a capital-intensive industry which requires significant cash to fund its operations. FF expects its capital expenditures to continue to be significant for the foreseeable future as it continues to develop and grow its business. In response to the delay in obtaining funding commitments and negative macroeconomic trends in the industry in which FF operates, such as supply chain pressures and cost inflation, FF has identified and begun implementation of certain cost reduction and cash conservation measures, including headcount and temporary salary reductions, supplier payment deferrals, and other cost-cutting measures. FF does not believe that the incremental impact of these cost reduction and cash conservation measures will have a material adverse impact on the timing of delivery of the FF 91. The Company announced the start production of a saleable FF 91 Futurist on March 29, 2023, and expects the FF 91 Futurist to come off the line in April, with deliveries to users to begin before the end of April, subject to timely completion of certain testing and the suppliers meeting our supply chain requirement. There can be no assurance that FF will be successful in implementing these measures.

In addition to the risk that the Company’s assumptions and analyses may prove incorrect, the projections may underestimate the professional fees and other costs to be incurred related to the pursuit of various financing options currently being considered and ongoing legal risks. FF is seeking to raise additional capital from fundraising efforts currently underway (in addition to $267.0 million that has been committed to date) to supplement its cash on hand to fund the production and delivery of the FF 91, which may not be successful. FF is actively engaged in confidential discussions and negotiations with entities affiliated with FF Top and other potential investors with respect to purchasing incremental convertible senior secured notes and/or convertible junior secured notes on the same terms as FF Simplicity under the SPA described above. See “Description of Securities – Description of Warrants – SPA Warrants and SPA Notes” for additional information. There can be no assurance that FF will be able to successfully obtain additional incremental convertible senior secured note purchasers under the SPA or other debt or equity financing in a timely manner or on acceptable terms, if at all. In particular, the Company is currently conducting due diligence on potential financing sources. This process has been time consuming and may result in the Company not being able to consummate any financing from these or other financing sources on a timely basis or at all. If we are unable to raise sufficient additional funds in the near term, we may be required to further delay our production and delivery plans for the FF 91, reduce headcount, liquidate our assets, file for bankruptcy, reorganize, merge with another entity, and/or cease operations.

FF’s cash needs for the FF 91 Futurist will depend on the extent to which FF’s actual costs vary from FF’s estimates and FF’s ability to control these costs and raise additional funds. Any challenges in supplier engagements, delays in ramping capacity or labor at the Hanford facility or for sales and service engagements, rising prices of materials, or ongoing global supply chain disruptions may further increase the need for additional capital to produce and deliver the FF 91 series. Apart from the FF 91 series, substantial additional capital will be required to fund operations, research, development, and design efforts for future vehicles.

The timely achievement of FF’s operating plan as well as its ability to maintain an adequate level of liquidity are subject to various risks associated with FF’s ability to continue to successfully obtain additional sources of funding, and control and effectively manage its costs, as well as factors outside of the Company’s control, including those related to global supply chain disruptions, and the rising prices of materials and ongoing impact of the COVID-19 pandemic. FF’s forecasts and projections of working capital reflect significant judgment and estimates for which there are inherent risks and uncertainties.

There can be no assurance that FF will be successful in achieving its strategic plans, that FF’s capital raises will be sufficient to support its ongoing operations, or that any additional financing will be available in a timely manner or on acceptable terms, if at all. If events or circumstances occur such that FF does not meet its strategic plans, FF will be required to reduce discretionary spending, alter or scale back vehicle development programs, be unable to develop new or enhanced production methods, or be unable to fund capital expenditures. Any such events would have a material adverse effect on FF’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives. Based on its recurring losses from operations since inception and continued cash outflows from operating activities, FF has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the date that FF’s Consolidated Financial Statements for the year ended December 31, 2022 were issued.

If FF is unable to continue as a going concern, it may have to seek protection under applicable bankruptcy laws and/or liquidate or reorganize its assets and may receive less than the value at which those assets are carried on its consolidated financial statements. If this were to happen, it is likely investors would lose part or all of their investment. Future reports from FF’s independent registered public accounting firm may also contain statements expressing substantial doubt about FF’s ability to continue as a going concern. If such doubt about FF continues, investors or other financing sources may be unwilling to provide additional funding to FF on commercially reasonable terms, or at all, and FF’s business may be harmed.

FF is taking remedial measures in response to the Special Committee findings. There can be no assurance that such remedial measures will be successful. In addition, there can be no assurance that such remedial measures will be fully implemented in light of the recent corporate governance agreements with FF Top and FF Global and the recent assessment by the Board of FF’s management structure, including management roles, responsibilities and reporting lines, and recent changes to the Board.

In November 2021, the Board established a special committee of independent directors (the “Special Committee”) to investigate allegations of inaccurate Company disclosures. The Special Committee engaged independent legal counsel and a forensic accounting firm to assist in its review. The Special Committee made several findings, including that certain statements made by or on behalf of FF in connection with the PIPE Financing were inaccurate; that deficiencies exist in the Company’s internal control environment; and that certain of the Company’s policies and procedures required enhancement. Based on the results of the Special Committee investigation and subsequent investigative work based on the Special Committee’s findings performed under the direction of the Executive Chairperson and reporting to the Audit Committee, the Board directed management to implement a number of remedial measures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments – Special Committee Investigation” for more information regarding the findings and remedial actions relating to the Special Committee investigation.

Although FF is in the process of implementing the remedial measures directed by the Board and is committed to addressing the issues identified in connection with the Special Committee review and subsequent investigative work, no assurance can be provided that such remedial measures will be successful in resolving the problems identified by the Special Committee, will insulate the Company from the consequences of past disclosure inaccuracies, or will be successful in preventing inaccurate disclosures in the future. The Company also cannot predict whether, or to what extent, such remedial actions will impact its operations or financial results.

There can be no guarantee that the Special Committee investigation revealed all instances of inaccurate disclosure or other deficiencies, or that other existing or past inaccuracies or deficiencies will not be revealed in the future. Additional inaccuracies or deficiencies could subject the Company to further litigation and regulatory investigations and could contribute to a failure of the Company to meet its SEC reporting obligations in a timely manner, any of which could adversely impact investor confidence in the Company, contribute to a decline in trading prices for the Company’s securities and interfere with the Company’s ability to access financing.

On September 23, 2022, FF entered into the Heads of Agreement with FF Global and FF Top, pursuant to which the Company agreed to and implemented significant changes to the Board and Company governance, as more fully described in the section captioned “Management – Governance Agreement with FF Top and FF Global.” Certain of such changes may undercut some of the remedial measures of the Special Committee and/or preclude FF from fully implementing other remedial measures. For instance, Ms. Swenson, who was appointed to the position of Executive Chairperson that the Board created based on the Special Committee investigation, tendered her resignation from her role as both Executive Chairperson and member of the Board on October 3, 2022, effective immediately, and Mr. Adam (Xin) He was appointed to serve as Interim (non-Executive) Chairman of the Board effective as of the same date. The Company expects that the Board seated after the Annual Meeting will select a permanent Chairperson of the Board. Following the resignation of Ms. Swenson, all FF management (including Mr. Yueting Jia) reported directly or indirectly to the Global CEO of the Company (previously Dr. Breitfeld and currently Mr. Xuefeng Chen).

On February 26, 2023, after an assessment by the Board of the Company’s management structure, the Board approved Mr. Yueting Jia (alongside Mr. Xuefeng Chen) reporting directly to the Board, as well as FF’s product, mobility ecosystem, I.A.I., and advanced R&D technology departments reporting directly to Mr. Jia. The Board also approved FF’s user ecosystem, capital markets, human resources and administration, corporate strategy and China departments reporting to both Mr. Jia and Mr. Xuefeng Chen, subject to processes and controls to be determined by the Board after consultation with the Company’s management. The Company’s remaining departments continue to report to Mr. Xuefeng Chen. Based on the changes to his responsibilities within the Company, the Board determined that Mr. Jia is an “officer” of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and an “executive officer” of the Company under Rule 3b-7 under the Exchange Act. In addition, Mr. Jia was, effective as of October 4, 2022, also appointed as Founder Advisor, in which capacity he acts as an advisor to the Board (with no change to his current compensation).

On January 13, 2023, FF entered into the Amended Shareholder Agreement with FF Global (only with respect to the amendment of the Heads of Agreement) and FF Top, pursuant to which various terms of the Heads of Agreement were amended. The Selection Committee is comprised of Mr. Adam (Xin) He, Mr. Chad Chen and Mr. Chui Tin Mok. Given the governance changes pursuant to the Heads of Agreement such as those described above and further changes to the composition of the Board, there can be no assurance that the remedial actions approved by the Board in connection with the Special Committee investigation will be fully implemented or successful. The Company’s Board and management intend to continue to evaluate the Special Committee remedial actions and take actions in the best interest of the Company and its stakeholders.

For the audits of the years ended December 31, 2022 and 2021, FF’s current and former independent registered public accounting firms included an explanatory paragraph relating to FF’s ability to continue as a going concern in its report on FF’s audited financial statements included in this prospectus.

FF’s audit reports in 2022 and 2021 from its current and former independent registered public accounting firms include an explanatory paragraph stating that FF’s recurring losses from operations and continued cash outflows from operating activities raise substantial doubt about FF’s ability to continue as a going concern. FF’s consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. As of the date FF’s audited consolidated financial statements as of December 31, 2022 were issued, FF management expected that it would be required to obtain additional funding to continue as a going concern within the next 12 months, resulting in there being substantial doubt about FF’s ability to continue as a going concern. If FF is unable to continue as a going concern, it may have to seek protection under applicable bankruptcy laws and/or liquidate or reorganize its assets and may receive less than the value at which those assets are carried on its consolidated financial statements. If such an event were to happen, it is likely investors would lose part or all of their investment. Future reports from FF’s current independent registered public accounting firm may also contain statements expressing substantial doubt about FF’s ability to continue as a going concern. If such doubt about FF continues, investors or other financing sources may be unwilling to provide additional funding to FF on commercially reasonable terms, or at all, and FF’s business may be harmed.

FF is involved in an SEC investigation and may be further subject to investigations and legal proceedings related to the matters underlying the Special Committee investigation, which may result in adverse findings, damages, the imposition of fines or other penalties, increased costs and expenses and the diversion of management’s time and resources.

On December 23, 2021, a putative class action lawsuit alleging violations of the Securities Exchange Act of 1934 was filed in the United States District Court, Central District of California, against FFIE, among others, and its current Global CEO, its former CFO, its current Chief Product and User Ecosystem Officer, as well as the CFO of Legacy FF and former CFO of the Company, and the Co-CEOs of PSAC. Also, on March 8, March 21, April 11, and April 25 2022, putative stockholder derivative lawsuits were filed in the United States District Court, Central District of California and United States District Court, District of Delaware against numerous current and former officers and directors of FFIE alleging violations of the Securities Exchange Act of 1934 and various common law claims. Also, on June 14, 2022, a verified stockholder class action complaint was filed in the Court of Chancery of the State of Delaware against, among others, FFIE, its current Global CEO, its former CFO and its current Chief Product and User Ecosystem Officer alleging breaches of fiduciary duties. Lastly, on September 21, 2022, a verified stockholder class action complaint was filed in the Court of Chancery of the State of Delaware against, among others, FFIE, the Co-CEOs and independent directors of PSAC, and certain third-party advisors to PSAC, alleging breaches of fiduciary duties, and aiding and abetting the alleged breaches, in connection with disclosures and stockholder voting leading up to the Business Combination. See “Business – Legal Proceedings” for further information regarding these lawsuits.

In connection with the Special Committee investigation, FF, certain members of the management team and FF employees received a notice of preservation and subpoena from the staff of the SEC stating that the SEC had commenced a formal investigation relating to the matters that were the subject of the Special Committee investigation beginning in October 2021. FF, which had previously voluntarily contacted the SEC in connection with the Special Committee investigation, is cooperating fully with the SEC’s investigation. The outcome of such an investigation is difficult to predict, and the SEC may expand the scope of its investigation beyond that of the Special Committee. We have incurred, and may continue to incur, significant expenses related to legal and other professional services in connection with the SEC investigation. At this stage, we are unable to assess whether any material loss or adverse effect is reasonably possible as a result of the SEC’s investigation or estimate the range of any potential loss. In addition, the SEC may subject our directors, officers and employees to fines, penalties and other punitive actions. In June 2022, FF received a preliminary request for information from the U.S. Department of Justice (“DOJ”) in connection with the matters that were the subject of the Special Committee investigation. FF has responded to that request and intends to fully cooperate with any future requests from the DOJ.

On October 20, 2022, FF received a subpoena from the SEC requiring FF to produce certain documents relating to FF’s transactions with Senyun International Ltd. FF has fully complied with and intends to continue to fully comply with the subpoena.

FF has incurred legal and accounting expenses and may continue to incur significant legal and accounting expenditures in connection with the Special Committee investigation, SEC investigation, the stockholders lawsuits and DOJ inquiry. Any legal proceedings resulting from these investigations and litigation, including further shareholder derivative litigation or governmental inquiries or investigations may further divert management’s time and attention and may result in the incurrence of significant expense, including legal fees. Such legal proceedings could also have a material adverse effect on our business, financial condition, results of operations and cash flows including as a result of such expenses or arising from any consequences of such legal proceedings including damages, monetary fines, sanctions, penalties, adverse publicity and damage to reputation.

FF will depend on revenue generated from a single model of vehicles in the foreseeable future.

FF’s success will initially depend substantially on the future sales and success of the FF 91 series. FF expects the FF 91 series to be its only manufactured vehicle in the market in the near future; it remains uncertain when FF will raise sufficient funding to complete design, development, tooling, production, and deliveries of its second model, FF 81 series. Historically, automobile customers have come to expect a variety of vehicle models offered in a manufacturer’s fleet and new and improved vehicle models to be introduced frequently. It remains uncertain if FF’s business will generate sufficient funds or FF will be able to obtain sufficient funds through other means to introduce new vehicle models on a regular basis. Given that FF’s business will depend on a single or limited number of models in the foreseeable future, to the extent a particular model is not well-received by the market, FF’s business prospects, financial condition and operating results could be materially and adversely affected.

The market for FF’s vehicles, including its SLMD vehicles, is nascent and not established.

FF’s B2C (“business-to-consumer”) passenger electric vehicles are planned to be with leading design and provide superior driving experience and personalized user experience in their respective customer segments. FF believes its electric vehicles represent the “smart mobility” of the next generation. FF’s growth is highly dependent upon the consumers’ reception and adoption of FF’s vision as to what the future of transportation and mobility should embody. Although there are many automakers introducing multiple options of mass-market electric vehicles, the market for electric vehicles with ultra-new technology and cutting-edge styling is still nascent and untested. In addition to vehicles targeting end-customers, FF plans to build the SLMD vehicles targeting B2B (“business-to-business”) last-mile delivery logistics companies. FF believes its modular approach to vehicle design provides adaptive and sustainable solutions in the commercial vehicle segment, thus meeting the needs of commercial vehicle owners. However, there is uncertainty as to the future demands for FF’s vehicles in both B2B and B2C market segments, and there is no assurance that the retail and commercial vehicle market FF envisions for its vehicles will be established. To a large extent, it depends on general economic, political, and social conditions, all of which are beyond FF’s control.

FF is dependent on its suppliers, the majority of which are single-source suppliers. The inability of these suppliers to deliver necessary components for FF’s products according to the schedule and at prices, quality levels and volumes acceptable to FF, or FF’s inability to efficiently manage these suppliers, could have a material adverse effect on its business prospects, financial condition and operating results.

The FF 91 model incorporates approximately 1,800 purchased components sourced from approximately 150 suppliers, many of whom are currently FF’s single-source suppliers for the components they supply, and FF expects this to be similar for any other vehicles FF may produce. The supply chain exposes FF to multiple potential sources of delivery failure or component shortages. The COVID-19 pandemic has caused disruptions in the supply chain, which may continue due to the complex and compounding problems, including shortages of personnel, and our single source suppliers may also experience damage or interruption in their operations due to unforeseen events or become insolvent or bankrupt, all of which could delay or stop their shipment of components to us. Additionally, in view of FF’s current cash position, it has delayed payment to suppliers, which in some cases has resulted in, and may continue to result in, certain of such suppliers ceasing to do business with FF. FF is in active negotiations with these suppliers to minimize these risks and has been successful in retaining the majority of key suppliers. To the extent FF’s suppliers experience any delays or stoppages in providing FF with or developing necessary components or experience quality issues, or if they otherwise decide to cease doing business with FF, FF could experience significant delays in delivering on its planned timelines.

Currently, FF has not approved secondary sources for the key single sourced components used in the FF 91 series. Generally, FF does not maintain long-term agreements with these single-source suppliers.

Historically, certain suppliers ceased supplying their components and initiated legal claims against FF when FF failed to make overdue payments. While most of these legal claims have been settled through the vendor trust FF established in April 2019 (“Vendor Trust”), there are still a number of remaining disputes with suppliers in the U.S. and in China. More recently, some suppliers have requested accelerated payments and other terms and conditions as a result of our past payment history and concerns about the Company’s financial condition, leading to less favorable payment terms than the Company had anticipated, and delaying or putting at risk certain deliveries. Any disruption in the supply of components, whether or not from a single-source supplier, could temporarily disrupt FF’s production until a satisfactory alternative supplier is found, which can be time consuming and costly. There can be no assurance that FF would be able to successfully retain alternative suppliers or supplies in a timely manner or on acceptable terms, if at all. If FF is unable to efficiently manage its suppliers, including its relationship with them, FF’s business, prospects, financial condition and operating results may be materially and adversely affected. Additionally, changes in business and/or political conditions, force majeure events, changes in regulatory framework and other factors beyond FF’s control could also affect the suppliers’ ability to deliver components in a timely manner. Any of the foregoing could materially and adversely affect FF’s business, prospects, financial condition and operating results and could result in a material change in FF’s operations and a material reduction in the market value of FF’s securities.

If any of FF’s suppliers become economically distressed or go bankrupt, FF may be required to provide substantial financial support or take other measures to ensure supplies of components or materials, which could increase FF’s costs, affect its liquidity or cause production disruptions.

FF expects to purchase various types of equipment, raw materials and manufactured component parts from its suppliers. If any of these suppliers experience substantial financial difficulties, cease operations, or otherwise face business disruptions, FF may be required to provide substantial financial support to ensure supply continuity, or FF would have to take other measures to ensure components and materials remain available. Any disruption could affect FF’s ability to deliver vehicles and could increase FF’s costs and negatively affect its liquidity and financial performance.

FF faces a number of challenges in the sale and marketing of its vehicles.

FF plans to enhance its brand recognition, improve its brand reputation and grow its client base by substantial investments in marketing and business development activities. However, FF cannot guarantee that its marketing spending or the marketing strategies it plans to adopt will have their anticipated effect or generate returns. FF faces a number of challenges in the sale and marketing of its vehicles, including, without limitation:

●	Demand in the automobile industry is highly volatile;

●	Final delivered range, performance and quality of FF’s vehicles may vary from estimates;

●	It is expensive to establish a strong brand. FF may not succeed in continuing to establish, maintain and strengthen the FF brand in a cost-efficient manner, or at all;

●	Many consumers are not aware of the benefits of FF’s products, which may depend on factors beyond FF’s control such as transition of consumer behaviors;

●	FF competes with other automotive manufacturers for consumer spending;

●	Many other automotive manufacturers have already manufactured and sold electric vehicles providing them with a marketing advantage;

●	FF’s failure to keep up with rapid technological changes could make its vehicles less attractive than those of competitors or make potential customers unwilling to pay a premium for FF’s vehicles;

●	FF may not be able to attract a sufficient number of retail partners to support its expected sales volumes; and

●	FF’s efforts to develop and market its SLMD vehicles might not be successful given the fact that its target customers are commercial logistic companies which have different requirements compared to retail consumers.

If FF is unable to efficiently enhance its brand and market its products, its business prospects, financial condition and operating results may be adversely and materially affected.

FF needs to develop complex software and technology systems in coordination with vendors and suppliers to reach production for its electric vehicles, and there can be no assurance such systems will be successfully developed.

FF’s vehicles will use a substantial amount of third-party and in-house software code and complex hardware to operate. The development of such advanced technologies is inherently complex, and FF will need to coordinate with vendors and suppliers to achieve development for its electric vehicles. Defects and errors may be revealed over time, and FF’s control over the performance of third-party services and systems may be limited. FF is relying on third-party suppliers to develop and manage emerging technologies for use in its vehicles, including lithium-ion battery technology. As technology in electric vehicles is constantly evolving, FF may also need to rely on suppliers to develop technologies that are not yet commercially viable. There can be no assurance that FF’s suppliers will be able to meet the technological requirements, production timing, and volume requirements needed to support FF’s business plan. Nor can FF assure that such emerging technologies and systems will be successfully developed on commercially reasonable terms, or at all. FF’s potential inability to develop the necessary software and technology systems may harm its competitive position and its business, prospects, financial condition and operating results.

FF identified material weaknesses in its internal control over financial reporting. If FF is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect FF’s business and share price.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weaknesses are as follows:

●	FF did not design and maintain an effective control environment commensurate with its financial reporting requirements. Specifically, FF lacked a sufficient number of professionals with an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately. Additionally, management did not establish formal reporting lines in pursuit of its objectives. Further, the lack of a sufficient number of professionals resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of its financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in its finance and accounting functions.

●	FF did not design and maintain effective controls in response to the risks of material misstatement. Specifically, changes to existing controls or the implementation of new controls were not sufficient to respond to changes to the risks of material misstatement to financial reporting, due to growth in the business.

●	FF did not design and maintain effective controls for communicating and sharing information between the legal, capital markets, and accounting and finance departments. Specifically, the accounting and finance departments were not consistently provided the complete and adequate support, documentation, and information including the nature of relationships with certain counterparties to record transactions within the financial statements timely, completely and accurately.

These material weaknesses contributed to the following additional material weaknesses:

●	FF did not design and maintain effective controls to address the identification of and accounting for certain non-routine, unusual or complex transactions, including the proper application of U.S. GAAP to such transactions. Specifically, FF did not design and maintain controls to timely identify and account for embedded derivatives related to convertible notes, impute interest on related party notes payable with interest rates below market rates, account for failed sale leaseback transactions, and account for warrant instruments.

●	FF did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over the period-end financial reporting process addressing areas including financial statement and footnote presentation and disclosures, account reconciliations and journal entries, including segregation of duties, assessing the reliability of reports and spreadsheets used in controls, and the timely identification and accounting for cut-off of expenditures

These material weaknesses resulted in adjustments primarily related to expense cut-off and the associated accounts including operating expenses, accounts payable and accruals, property and equipment, convertible notes payable and interest expense and related financial disclosures, which were recorded as of and for the year ended December 31, 2019. These material weaknesses also resulted in adjustments primarily related to the extinguishment of a noncontrolling interest, accounts payable, vendor payables in trust and adjustments to the statement of cash flows which were recorded as of and for the year ended December 31, 2019 as well as disclosure errors related to the anti-dilutive shares excluded from the calculation of diluted net loss per share, deferred tax assets and related valuation allowance, accrued interest for certain notes payable, and the fair value of the Vendor Trust as of December 31, 2019. Refer to Note 3 to FF’s Consolidated Financial Statements for the year ended December 31, 2020, included in its Registration Statement on Form S-4 (File Number 333-255027), initially filed with the SEC on April 5, 2021 (as amended, the “Registration Statement”). Additionally, the material weakness related to accounting for warrant instruments resulted in the restatement of the previously issued financial statements as disclosed in Note 2 to PSAC’s Consolidated Financial Statements for the year ended December 31, 2020 within PSAC’s Annual Report on Form 10-K/A, of the entity acquired as part of the July 21, 2021 merger agreement related to warrant liabilities and equity.

●	FF did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of its financial statements, specifically, with respect to (i) program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate company personnel; and (iii) computer operations controls to ensure that critical batch jobs are monitored and data backups are authorized and monitored. These IT deficiencies did not result in a material misstatement to the consolidated financial statements, however, the deficiencies, when aggregated, could result in material misstatements potentially impacting all financial statement accounts and disclosures.

In connection with the Special Committee investigation, and the completion of additional investigative and remedial work based on Special Committee findings, which were performed under the direction of the then newly-appointed Executive Chairperson, reporting to the Audit Committee, additional material weaknesses were identified in FF’s internal control over financial reporting (as disclosed in Note 3 to FF’s consolidated financial statements for the years ended December 31, 2021 and 2020 in the Company’s Annual Report on Form 10-K filed on May 13, 2022). Specifically, in addition to the material weaknesses described above relating to management not establishing formal reporting lines in pursuit of its objectives as well as maintaining effective controls for communicating and sharing information between the legal, capital markets, and accounting and finance departments, the following material weaknesses were identified:

●	FF did not maintain an effective control environment or demonstrate a commitment to maintain integrity and ethical values. Specifically, certain members of senior management failed to reinforce the need for an attitude of compliance and internal control awareness with certain of FF’s governance, accounting and finance policies and procedures. This resulted in the inaccurate and incomplete disclosures of certain relationships, arrangements, and transactions.

This material weakness contributed to the following additional material weakness:

●	FF did not design and maintain effective controls related to the identification and disclosure of certain arrangements and transactions with related parties.

The material weaknesses identified in connection with the Special Committee investigation resulted in the revision of our previously filed financial statements as of and for the period ended December 31, 2020 (as disclosed in Note 9 to FF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021) and for the periods ended March 31, 2021 (as disclosed in Note 1 to FFIE’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022) and June 30, 2021 (as disclosed in Note 1 to FFIE’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022) related to notes payable, related party notes payable, accrued interest, related party accrued interest, interest expense, and related party interest expense.

Additionally, each of the material weaknesses described above could result in a material misstatement to substantially all of our accounts or disclosures.

Management is actively engaged and committed to taking the steps necessary to remediate the control deficiencies that constituted the material weaknesses. During 2021 and 2022, FF made the following enhancements to our internal control over financial reporting:

●	FF added finance and accounting personnel to the organization to strengthen our finance and accounting teams. The additional personnel are expected to provide oversight, structure, reporting lines, and additional review over our disclosures;

●	FF implemented certain new accounting policies and procedures, and an IT system relevant to the preparation of our financial statements to improve communication of key areas across the different departments at FF and to provide adequate structure, accountability, and segregation of duties;

●	FF appointed Ms. Becky Roof as Interim Chief Financial Officer (CFO) and engaged an affiliate of AlixPartners LLP to accelerate implementation of Special Committee recommendations including, but not limited to remediation of the material weaknesses in internal control over financial reporting (on October 12, 2022, Ms. Roof resigned from FF upon the successful completion of key milestones in FF’s reporting and fundraising activities, and on October 22, 2022, the Company appointed Ms. Yun Han as Chief Accounting Officer and Interim CFO, effective as of October 25, 2022);

●	FF implemented enhanced controls around FF’s related party transactions, including regular attestations;

●	FF removed Mr. Yueting Jia, FF’s founder, as an Executive Officer, although he will continue in his position as Chief Product & User Ecosystem Officer of FFIE, reporting to the Chairperson with his role limited to focusing on (a) Product and Mobility Ecosystem and (b) Internet, Artificial Intelligence, and advanced R&D technology (as of February 26, 2023, this remedial measure is no longer being implemented as further discussed below);

●	Functions previously dual-reporting to Mr. Jia and Mr. Breitfeld would report only to Ms. Swenson (but Mr. Jia may remain involved in long-term strategy) (and following the resignation of Ms. Swenson on October 3, 2022, all FF management (including Mr. Jia) reported directly or indirectly to the Global CEO of FF (previously Dr. Breitfeld and currently Mr. Xuefeng Chen) indefinitely while the Board continues to evaluate the appropriate FF management reporting lines) (as of February 26, 2023, this remedial measure is no longer being implemented as further discussed below). However, on February 26, 2023, the Board approved Mr. Jia (along with Mr. Xuefeng Chen) reporting directly to the Board, as well as FF’s product, mobility ecosystem, I.A.I., and advanced R&D technology departments reporting directly to Mr. Jia. The Board also approved FF’s user ecosystem, capital markets, human resources and administration, corporate strategy and China departments reporting to both Mr. Jia and Mr. Xuefeng Chen, subject to processes and controls to be determined by the Board after consultation with the Company’s management. The Company’s remaining departments continue to report to Mr. Xuefeng Chen; and

●	FF adopted an Insider Investment Reporting Policy to enhance internal reporting of related party transactions.

Our remediation activities are continuing during 2023, although certain of the remedial efforts described above are no longer applicable given recent developments. For instance, Ms. Swenson resigned from the Board on October 3, 2022. Moreover, effective on February 26, 2023, certain departments within the Company report to both Mr. Jia and Mr. Xuefeng Chen, including the Company’s user ecosystem, capital markets, human resources and administration, corporate strategy and China departments, subject to processes and controls to be determined by the Board after consultation with the Company’s management. The Company’s product, mobility ecosystem, I.A.I., and advanced R&D technology departments report directly to Mr. Jia, while the remaining departments continue to report to Mr. Xuefeng Chen. Based on the changes to his responsibilities within FF, the Board determined that Mr. Jia is an “officer” of the Company within the meaning of Section 16 of the Exchange Act, and an “executive officer” of the Company under Rule 3b-7 under the Exchange Act. FF has or is planning to put in place processes and controls to mitigate the risks associated with the changes in Mr. Jia’s responsibilities as well as to enhance oversight and corporate governance, including but not limited to:

●	segregating responsibilities and duties in the Company’s user ecosystem, capital markets, human resources and administration, corporate strategy and China departments;

●	requiring Board, or a designated committee of the Board, to approve the signing of financing agreements, the hiring, promoting or terminating vice presidents of the Company and above (including additional Section 16 officers), and the approval of Company-wide compensation policies;

●	hiring of a Compliance Officer with the title of Deputy General Counsel (hired in March 2023), who will report on a dotted line to the Chair of the Audit Committee, and a Director of Risks and Internal Controls (hired in March 2023); and

●	engaging an external consulting firm to work in the capacity of an internal audit function, who will report on a dotted line to the Chair of the Audit Committee.

In addition to the above actions and in view of the governance changes that the Company implemented pursuant to the Heads of Agreement and otherwise, FF expects to engage in additional activities, including, but not limited to:

●	Continuing to hire key finance and accounting personnel as FF scales and until FF has sufficient technical accounting resources, combined with engaging external consultants to provide support and to assist us in our evaluation of more complex applications of U.S. GAAP and to assist us with documenting and assessing our accounting policies and procedures;

●	Designing and implementing controls in response to the risks of material misstatement to identify and evaluate changes in our business and the impact on our internal controls;

●	Designing and implementing controls for communicating and sharing information between legal, capital markets, and accounting to facilitate transactions being recorded timely and accurately;

●	Designing and implementing formal processes, accounting policies, procedures, and controls supporting certain business processes and our financial close process, including creating standard balance sheet reconciliation templates and journal entry controls assessing the reliability of reports and spreadsheets used in controls; and the timely identification and accounting for cut-off of expenditures;

●	Designing and implementing controls to address the identification of and accounting for certain non-routine, unusual or complex transactions;

●	Designing and implementing controls related to the identification and disclosure of certain arrangements and transactions with related parties;

●	Continuing to implement additional IT systems relevant to the preparation of our financial statements and controls over financial reporting to improve communication of key areas across the different departments at FF and to provide adequate structure, accountability, and segregation of duties; and

●	Designing and implementing IT general controls, including controls over change management, the review and update of user access controls and controls over critical batch jobs and data backups.

While FF has made progress, the material weaknesses will not be considered remediated until FF completes the design and implementation of the enhanced controls, the controls operate for a sufficient period of time, and FF has concluded, through testing, that these controls are effective. FF believes that our remediation plan will be sufficient to remediate the identified material weakness and strengthen our internal control over financial reporting.

As we continue to evaluate and work to improve our internal control over financial reporting, FF may determine that additional measures or modifications to the remediation plan are necessary.

We are working to remediate the material weaknesses as efficiently and effectively as possible and expect full remediation could potentially go beyond December 31, 2023. At this time, we cannot provide an estimate of costs expected to be incurred in connection with implementing this remediation plan; however, these remediation measures will be time consuming, will result in FF incurring significant costs, and will place significant demands on our financial and operational resources.

While FF believes these efforts will remediate the material weaknesses, FF may not be able to complete its evaluation, testing or any required remediation in a timely fashion, or at all. FF cannot assure you that the measures it has taken to date and may take in the future, will be sufficient to remediate the control deficiencies that led to its material weaknesses in internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. The effectiveness of FF’s internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If FF is unable to remediate its material weaknesses, FF’s ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the forms of the SEC, could be adversely affected which, in turn, may adversely affect FF’s reputation and business and the market price of the Class A Common Stock. Any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of FF’s securities and harm to FF’s reputation and financial condition, or diversion of financial and management resources from the operation of FF’s business.

Notwithstanding the foregoing, as a result of the governance settlement entered into between FF and FF Global described elsewhere in this prospectus and other developments, there has been substantial recent turnover in key management personnel, including legal and compliance personnel, as well as substantial changes to the composition of the Board, and further changes may continue to occur. See “– The composition of FFIE’s Board has changed, and may further change.” As a result of this turnover in the composition of the Board, there can be no guarantee that the Board as composed in the future will agree with decisions made by the Board at the time of the Special Committee investigation, that they will not identify other areas that require remediation or that they will continue to pursue the remediation measures described above. Loss and turnover of personnel, particularly accounting, finance and legal personnel, may also negatively impact FFIE’s internal controls over financial reporting and other disclosures and our ability to prepare and make timely and accurate public disclosures.

FF’s decision to manufacture its own vehicles in its leased Hanford, California facility does not guarantee FF will not incur significant delays in the production of the vehicles.

FF plans to continue to build-out its leased manufacturing facility in Hanford, California to support the production of the FF 91 series. Additionally, this construction may experience unexpected delays or other difficulties which could further increase costs and/or adversely affect FF’s scheduled timeline to manufacture and deliver vehicles. Further, manufacturing and assembling components in-house in the Hanford facility does not guarantee that the production of its vehicles will be on schedule. Various risks and uncertainties inherent in all new manufacturing processes could result in delays in the production of FF’s vehicles, including for example those with respect to:

●	pace of bringing production equipment and processes online with the capability to manufacture high-quality units at scale;

●	compliance with complex and evolving environmental, workplace safety and similar regulations;

●	channels to secure necessary equipment, tools and components from suppliers on acceptable terms and in a timely manner;

●	the ability to attract, recruit, hire and train skilled employees;

●	quality controls;

●	a health emergency such as the outbreak of the COVID-19 pandemic, difficult economic conditions and international political tensions, the conflict in Ukraine; and

●	other delays and cost overruns.

Production and manufacturing of some of FF’s vehicles will be outsourced to a third-party contract manufacturer in South Korea and potentially through a joint venture in China. If such contract manufacturer or joint venture fails to produce and deliver vehicles in a timely manner for any reason, FF’s business, prospects, financial condition and results of operation could be materially harmed.

FF is outsourcing the manufacturing of some of its vehicles to a third-party contract manufacturer in South Korea and may also set up a joint venture in China for vehicle manufacturing, which FF may heavily rely upon. Collaboration with third parties for the manufacturing of vehicles is subject to risks that may be outside FF’s control. FF has yet to enter into any legally binding definitive agreements regarding such third-party contract manufacturers (other than with a third-party contract manufacturer in South Korea) or joint venture, and the parties could revise or terminate the preliminary memorandum of understanding. The parties may also not reach agreement on legally binding definitive documents regarding such joint venture, could abandon the related preliminary memorandum of understanding and cooperation agreement and pursue other commercial arrangements (such as contract manufacturing or sale) or could terminate the preliminary memorandum of understanding and cooperation agreement at any time before the definitive agreements are signed. Even though the definitive agreement has been signed with the third-party contract manufacturer in South Korea, there remains uncertainty if the manufacturing facility would be build-out as planned or if the parties will cooperate with each other as agreed. For example, FF entered into a joint venture agreement with The9 Limited in March 2019 with the intent for the joint venture to serve the China market with capabilities to manufacture, market, distribute, and sell a new model designed for the JV based on concepts of the FF 91 series. However, the joint venture has been dormant since then because The9 Limited has never provided the required funding, and as a result, FF has not licensed its IP to the joint venture.

In addition, FF could experience delays if such third-party contract manufacturing partner or joint venture does not meet agreed upon timelines or experiences capacity constraints. There is risk of potential disputes with business partners, and FF could be affected by adverse publicity related to its business partners, whether or not such publicity is related to their collaboration with FF. FF’s ability to successfully build a premium brand could also be adversely affected by perceptions if the quality of the third-contract manufacturing partners or joint venture’s products not related to FF’s products are questioned. Furthermore, there can be no assurance that FF will successfully ensure its manufacturing partners or joint ventures maintain appropriate quality standards, with any failure to do so adversely affecting customers’ perceptions of FF’s self-manufactured electric vehicles.

If FF experiences delays, disputes or other difficulties with third-party manufacturers or joint ventures that FF outsources orders to, there can be no assurance that it would be able to engage other third parties or to establish or expand its own production capacity to meet the needs of its customers in a timely manner or on acceptable terms, or at all. The expense and time required to complete any transition, and to assure that vehicles manufactured at facilities of new manufacturers comply with FF’s quality standards and regulatory requirements may be greater than anticipated. Any of the foregoing could adversely affect FF’s business, results of operations, financial condition and prospects.

FF has minimal experience servicing and repairing its vehicles. The inability to adequately service vehicles may adversely affect FF’s business.

FF has minimal experience servicing and repairing its vehicles. Servicing EVs is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. Although FF is planning to internalize most aspects of vehicle service over time, initially FF plans to partner with third parties to enable nationwide coverage for roadside and off-road assistance and collision repair needs. There can be no assurance that FF will be able to enter into an acceptable arrangement with any such third-party providers. Although such servicing partners may have experience in servicing other vehicles, they will initially have limited experience in servicing FF vehicles. There can be no assurance that such service arrangements will adequately address the service requirements of FF’s customers to their satisfaction, or that FF and its servicing partners will have sufficient resources, experience, or inventory to meet these service requirements in a timely manner as the volume of EVs we deliver increases.

In addition, a number of states currently impose limitations on the ability of manufacturers to directly service vehicles. The application of these state laws to our operations could hinder or impede our ability to provide services for our vehicles from a location in every state. As a result, if FF is unable to roll out and establish a widespread service network that complies with applicable laws, customer satisfaction could be adversely affected, which in turn could materially and adversely affect FF’s reputation and thus its business.

In the future, additional pressure may be placed on FF’s customer support team or partners, and FF may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. Customer behavior and usage may result in higher than expected maintenance and repair costs, which may negatively affect FF’s business. FF also could be unable to modify the future scope and delivery of its technical support to compete with changes in the technical support provided by its competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect FF’s results of operations. If FF is unable to successfully address the service requirements of its customers or establish a market perception that FF maintains high-quality support, FF may be subject to claims from customers, including loss of revenue or damages, and FF’s business could be materially and adversely affected.

Changes in U.S. and international trade policies, including the export and import controls and laws, particularly with regard to China, may adversely impact FF’s business and operating results.

FF operates with a United States and China dual-home market strategy, partnering with leading international suppliers from North America, Europe and Asia. While FF believes this is the best strategic business model, it also is more subject to risks associated with international trade conflicts including between the United States and China, particularly with respect to export and import controls and laws. Former President Donald J. Trump advocated for greater restrictions on international trade in general, which significantly increased tariffs on certain goods imported into the United States - particularly from China. Former President Trump also took steps toward restricting trade in certain goods. In response, China and other countries imposed similar retaliatory tariffs and other measures and such international trade conflicts have continued under the Biden administration.

On December 23, 2021, the Uyghur Forced Labor Prevention Act, which effectively prohibits imports of any goods made either wholly or in part in Xinjiang, was signed into law. The law went into effect on June 21, 2022. The law prohibits “the importation of goods made with forced labor” unless U.S. Customs and Border Protection determines, based on “clear and convincing evidence”, that the goods in question were not produced “wholly or in part by forced labor”, and submits a report to the U.S. Congress setting out its findings. While we do not currently expect that this law will directly affect our supplies, since we do not believe that our suppliers source materials from Xinjiang for the products they sell to us, other renewable energy companies’ attempts to shift suppliers in response to this law, withhold release orders, or other policy developments could result in shortages, delays, and/or price increases that could disrupt our own supply chain or cause our suppliers to renegotiate existing arrangements with us or fail to perform on such obligations. Broader policy uncertainty could also reduce Chinese panel production, affecting supplies and/or prices for panels, regardless of supplier. While we have developed multiple supply sources in a variety of countries, we could still be adversely affected by increases in our costs, negative publicity related to the industry, or other adverse consequences to our business.

Rising political tensions could reduce trade volume, investment, technological exchange and other economic activities between major international economies, resulting in a material adverse effect on global economic conditions and the stability of global financial markets. Additionally, increasing tariffs could impact raw material prices, the cost of component parts and transportation. Any of the foregoing could have an adverse effect on FF’s business, prospects, financial condition and results of operations. The Biden administration may also enact policy changes that could have an impact on FF’s business.

Continued or increased price competition in the automotive industry generally, and in electric and other alternative fuel vehicles, may harm FF’s business.

Increased competition could result in lower vehicle unit sales, increased inventory, price reductions, revenue shortfalls, loss of customers and loss of market share, which could harm FF’s business, prospects, financial condition and operating results. For example, the automotive industry has witnessed increasing price competition over the years. With more competitors entering the field, many manufacturers are facing downward price pressure and have been adjusting their pricing strategies. FF may not have the same financial resources as some of the competitors to allow it to adjust pricing strategies, which may result in a loss of customers and future market share. On the other hand, if FF follows the downward price adjustment trend, its ability to generate revenues and achieve profitability may be adversely affected. Any of the foregoing may harm FF’s business, prospects, results of operations and financial condition.

FF faces competition from multiple sources, including new and established domestic and international competitors, and expects to face competition from others in the future, including competition from companies with new technology. This fierce competition may adversely affect FF’s revenues, increase its costs to acquire new customers, and hinder its ability to acquire new customers.

The automotive market in the United States, China, and the European Union (E.U.), which are FF’s target markets, is and will remain highly competitive. A significant and growing number of established and new automobile manufacturers, as well as other companies, have entered or are reported to have plans to enter the alternative fuel vehicle market, including hybrid, plug-in hybrid and fully electric vehicles, as well as the market for autonomous driving technology and applications. In some cases, such competitors have announced an intention to produce electric vehicles exclusively at some point in the future. FF directly competes with other pure-play electric vehicle companies targeting the high-end market segment, and to a lesser extent with new energy vehicles (“NEVs”) and internal combustion engine (“ICE”) vehicles in the mid- to high-end market segment offered by traditional OEMs. In light of the increased demand and regulatory push for and technology changes in connection with the alternative fuel vehicles, FF expects competition in the industry to intensify with more new players in the future, including companies with new technology.

Many of FF’s current and potential competitors, have significantly greater financial, technical, manufacturing, marketing, distribution and other resources than FF, and are able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products than FF. In order to acquire customers and better compete, FF may have to incur significant expenses for marketing and business development activities and discounts. Any inability to successfully compete with new or existing competitors may prevent FF from attracting new customers and result in loss of market share. By the time FF starts delivering FF 91, a substantial portion of the market share may have already been taken by FF’s competitors. There can be no assurance that FF will be able to compete successfully in global and local markets, failure of which may materially and adversely affect FF’s business, prospects, financial condition and results of operations.

FF’s go-to-market and sales strategy, including its own and partner stores and showrooms as well as FF’s online web platform, will require substantial investment and commitment of resources and is subject to numerous risks and uncertainties.

FF intends to establish online and offline marketing, sales, and after-sales channels, which consist of its own stores, partner stores and showrooms and an online web platform. FF plans to distribute its vehicles in certain key markets through its direct stores, while establishing a distribution model of direct sales and partner-owned stores and showrooms in other markets. Users will be able to place orders and purchase FF’s vehicles exclusively through an online platform while assigning the transaction to a specific store or showroom. Establishing FF’s direct stores rather than exclusively distributing its vehicles though partner stores will require significant capital expenditures and may result in reduced or slower expansion of FF’s distribution and sales systems in the key markets compared to a traditional dealership system.

FF expects the partner stores and showrooms (such partners are “FF Partners” and such stores or showrooms are “FF Partner Stores and showrooms”) will be compensated from the sales and services that are conducted online and from the capital upside of the FF equity that the retail partners may receive as an incentive for making their initial investment in stores of showrooms. However, FF cannot assure that its partner business model will be as attractive as that of traditional OEMs and thus that FF will be able to scale up its network to an adequate size. In addition, FF is not in a position to guarantee that it will be able to generate sufficient traffic to FF’s online web platform or to attract enough users to place orders. Moreover, FF will be competing with automakers with well-established distribution channels, which places significant risk to the successful implementation of FF’s business plan.

If FF is unable to roll out and establish a broad network covering both online and offline channels that fully meet customers’ expectations, consumer experience could be adversely affected, which could in turn materially and adversely affect FF’s business, financial condition, results of operations and prospects. Implementing the FF business model is subject to numerous significant challenges, including obtaining permits and approvals from government authorities, and FF may not be successful in addressing these challenges. In addition, dealer trade associations may mount challenges to FF’s distribution strategy by challenging the legality of FF’s operations in court and employing administrative and legislative processes to attempt to prohibit or limit FF’s ability to operate. All these would have a material and adverse effect on FF’s business, prospects, results of operations and financial condition.

Difficult economic conditions, financial or economic crises, or the perceived threat of such a crisis, including a significant decrease in consumer confidence, may affect consumer purchases of premium items, such as FF’s electric vehicles.

Sales of premium consumer products, such as the FF 91 Futurist and other electric vehicles, depend in part on discretionary consumer spending and therefore may decline based on adverse changes in general economic conditions. The global economy and financial markets experience significant disruptions from time to time, constantly facing new challenges, including the recent uncertainties over the impact of Brexit, ongoing trade disputes and tariffs, and the impact of the COVID-19 pandemic and the related economic policies taken by various governments around the world. It is unclear whether these challenges will be successfully addressed and what effects they may have. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies. Any prolonged slowdown in economic development might lead to tighter credit markets, increased market volatility, sudden drops in business and consumer confidence and dramatic changes in business and consumer behaviors.

Specifically, as a result of the COVID-19 pandemic, difficult macroeconomic conditions, such as decreases in per capita income and disposable income, increased and prolonged unemployment, a decline in consumer confidence, and/or reduced spending by businesses could have a material adverse effect on future investor interest or customer demand for FF’s vehicles. In response to the perceived uncertainty in economic conditions, consumers might delay, reduce or cancel purchases of such electric vehicles. Potential customers may seek to reduce spending by foregoing luxurious new energy vehicles. Decreased demand for FF vehicles, particularly in the United States and China, could negatively affect the business, prospects, financial condition and results of operations of FF.

FF faces risks related to natural disasters, climate change, health epidemics and pandemics, terrorist attacks, civil unrest and other circumstances outside its control, including the current COVID-19 pandemic, which could significantly disrupt FF’s operations.

The occurrence of unforeseen or catastrophic events, including the emergence of an epidemic, pandemic or other widespread health emergency, civil unrest, war (such as the conflict in Ukraine), terrorist attacks, climate change or natural disasters could create economic and financial disruptions. These types of events could lead to operational difficulties, impair FF’s ability to manage its business and expose FF’s business activities to significant losses. FF’s management and operational teams are based in the United States and China. FF has a manufacturing facility in Hanford, California, and has executed an agreement with a contract manufacturer in South Korea. FF is also exploring other potential contract manufacturing options in addition to the contract manufacturer in South Korea. Additionally, FF may establish manufacturing through a joint venture in China and/or other regions for certain future vehicle models. An unforeseen or catastrophic event in any of these regions could adversely impact FF’s operations.

Most recently, there has been a pandemic caused by a novel coronavirus known as COVID-19. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears, market downturns, and restrictions on business and individual activities has created significant volatility in the global economy and has led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, and has led to a global decrease in vehicle sales in markets around the world.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. For example, FF’s employees based in California have been periodically subject to stay-at-home orders from state and local governments. These measures may adversely impact FF’s employees and operations and the operations of FF’s suppliers and business partners, and could negatively impact the construction schedule of FF’s manufacturing facility and the production schedule of the FF 91 Futurist. In addition, various aspects of FF’s business and manufacturing facility cannot be conducted remotely. These measures by government authorities may remain in place for a significant period of time and could adversely affect FF’s construction and manufacturing plans, sales and marketing activities, and business operations.

The spread of COVID-19 has caused FF to modify its business practices, including limiting employee travel, requiring all non-essential personnel to work from home, and canceling or reducing physical participation in meetings, events and conferences. Further action may be required by government authorities or the Company to ensure the health and safety of FF’s employees, customers, suppliers, vendors and business partners. There is no assurance that such actions will be sufficient to mitigate the risks posed by the virus or be satisfactory to government authorities. If significant portions of FF’s workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, FF’s business prospects, financial condition and results of operations will be negatively impacted.

On April 17, 2020, the Company entered into a Paycheck Protection Program Promissory Note (“PPP Note”) with U.S. Small Business Administration (SBA) lender East West Bank under the Paycheck Protection Program of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The Company received total proceeds of $9.2 million from the PPP Note. In accordance with the requirements of the CARES Act, the Company used the proceeds for payroll costs and rent. As of December 31, 2021, the SBA informed the Company that a principal amount of $9.0 million as well as accrued interest of $0.2 million was forgiven. The balance of $0.2 million (including accrued interest) was paid in April 2022.

The extent to which the COVID-19 pandemic impacts FF will depend on future developments which are highly uncertain and cannot be predicted, including, but not limited to the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, the effectiveness and side effects of vaccines, and how quickly and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of FF’s suppliers and business partners to perform, including third-party suppliers’ ability to provide components, materials and service used for the FF 91 series. FF may also experience an increase in the cost of raw materials. Even after the COVID-19 pandemic has subsided, FF may continue to experience an adverse impact to its business as a result of the global economic impact and any lasting effects on the global economy, including any recession that has occurred or may occur in the future.

If FF is unable to attract and/or retain key employees and hire qualified Board members, officers and other individuals, its ability to compete could be harmed.

FF’s future success depends, in part, upon its ability to retain key members of its senior management team and the Board, and to attract and retain other highly qualified individuals for the Board and senior management positions. In the past several months, FF has experienced significant changes in the membership of the Board and senior management team, including most recently the transition in the Global CEO position. This significant recent turnover has disrupted, and potential future turnover could further disrupt, FF’s operations, strategic focus or ability to drive stockholder value.

If FF fails to attract new skilled personnel for senior management positions and the Board, or if one or more of them are unable or unwilling to continue their services with FF, FF may not be able to replace them easily, in a timely manner, or at all. Movements in the price of Class A Common Stock, including any decline, may significantly affect the value of employee stock options, which may at any time be insufficient to counteract more lucrative offers from other companies.

In addition, FF may incur additional expenses to recruit, train and retain qualified personnel. Certain current and former executives of FF adopted a global partnership program to retain, and provide incentives for, certain key management members. However, there is no guarantee that FF will be able to attract other qualified candidates to fill certain positions. The failure to do so may lead to difficulties in effectively executing FF’s business strategies, and its business, prospects, financial condition and results of operations could be materially and adversely affected. Furthermore, if any of FF’s executive officers or key employees joins a competitor or forms a competing company, FF may lose know-how and be poorly positioned in the marketplace.

Unionization activities or labor disputes may disrupt FF’s business and operations and affect its profitability.

Although none of our employees are currently represented by organized labor unions, it is not uncommon for employees at companies in the automobile industry to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Although FF works diligently to provide the best possible work environment for its employees, they could still decide to join or seek representation by organized labor unions, or FF may be required to become a union signatory. FF’s business and operations as well as its profitability could be adversely affected if unionized activities such as work stoppages occur, or if FF becomes involved in labor disputes or other actions filed by labor unions. Any unfavorable outcome in such disputes could create a negative perception of how FF treats its employees.

If FF’s employees were to engage in strikes or other work stoppages, or if third-party strikes or work stoppages cause supply chain interruptions, FF’s business, prospects, operations, financial condition and liquidity could be materially adversely affected.

A strike or work stoppage by FF’s employees or by employees of FF’s outsourcing partners or suppliers could have a material adverse effect on its business, prospects, operations, financial condition and liquidity. Work stoppages at FF’s suppliers may cause supply chain interruptions, which could materially and adversely impact FF’s operations given its limited, and in most cases, single-source supply chain. If a work stoppage occurs, it could delay the manufacture and sale of FF’s products, disrupt its business and operations, or have an adverse effect on FF’s cash flow, all of which could materially and adversely affect FF’s business, prospects, operating results, financial condition and liquidity.

The discovery of defects in vehicles may result in delays in production and delivery of new models, recall campaigns or increased warranty costs, which may adversely affect FF’s brand and result in a decrease in the residual value of FF’s vehicles.

FF’s vehicles may contain design and manufacturing defects. The design and manufacturing of FF’s vehicles are complex and could contain latent defects and errors, which may cause its vehicles not to perform or operate as expected or even result in property damage, personal injuries or death. Furthermore, FF’s vehicles use a substantial amount of third-party and in-house software codes and complex hardware to operate. Advanced technologies are inherently complex, and defects and errors may be revealed over time. While FF has performed extensive internal testing on its vehicles and the related software and hardware systems, and will continue this testing and evaluation, FF has a limited frame of reference by which to assess the long-term performance of its vehicles and systems. There can be no assurance that FF will detect or fix the defects in a timely manner.

The discovery of defects in FF’s vehicles may result in delays in production and delivery of new models, recall campaigns, product liability claims or increased warranty costs and other expenses, and may decrease the residual values of vehicles that are subject to leasing arrangements. FF might from time to time, voluntarily or involuntarily, initiate vehicle recalls if any of FF’s vehicles, including any systems or parts sourced from suppliers and contractors, prove to be defective or noncompliant with applicable laws and regulations. Such recalls, whether voluntary or involuntary or caused by systems or components engineered or manufactured by FF or by suppliers and contractors, could require that FF incur significant costs relating to logistics and/or repair. All of the foregoing could materially harm FF’s brand image, business, prospects, financial condition and results of operations.

FF may become subject to product liability claims, which could harm its financial condition and liquidity if FF is not able to successfully defend or insure against such claims.

FF may become subject to product liability claims, which could harm its business, prospects, operating results and financial condition. The automotive industry experiences significant product liability claims, and FF faces the inherent risk of exposure to claims in the event FF’s vehicles do not perform as expected or experience a malfunction that results in property damage, personal injury and/or death. Such claims could divert FF’s financial and other resources and cause disruption to its operations. Furthermore, a successful product liability claim against FF could result in a substantial monetary award while generating significant negative publicity. FF’s insurance coverage might not be sufficient to cover all potential product liability claims.

If FF is sued for infringing or misappropriating intellectual property rights of third parties, litigation could be costly and time consuming and could prevent FF from developing or commercializing its future products.

FF is subject to litigation risks from third parties alleging infringement of their intellectual property, which could be time consuming and costly, regardless of whether the claims have merit. Individuals, organizations and companies, including FF’s competitors, may hold or obtain patents, trademarks and/or other proprietary rights that would prevent, limit or interfere with its ability to make, use, develop, sell and/or market FF’s vehicles or components, and may bring claims alleging FF’s infringement of such rights. If FF is determined to have or believes there is a high likelihood that FF has infringed upon a third party’s intellectual property rights, not only may FF be required to pay substantial damages or settlement costs, but FF may also be required to cease sales of its vehicles, incorporate certain components into its vehicles, or offer vehicles or other goods or services that incorporate or use the challenged intellectual property, seek a license from the holder of the infringed intellectual property rights (which license may not be available on reasonable terms or at all), redesign the vehicles or other goods or services, establish and maintain alternative branding for FF’s products and services, and/or alter FF’s business strategy, all of which could prevent FF from developing or commercializing its vehicles and adversely and materially hamper its business, prospects, financial condition and results of operations. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity, and diversion of resources and management attention.

FF may be subject to damages resulting from claims that FF or its employees have wrongfully used or disclosed alleged trade secrets or other intellectual property rights of former employers of FF’s employees.

Many of FF’s employees were previously employed by other automotive companies or by suppliers to automotive companies. FF may be subject to claims that it or these employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If FF fails in defending such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent FF’s ability to commercialize its products, which could severely harm FF’s business, prospects, results of operations and financial condition. Even if FF is successful in defending against these claims, litigation could result in substantial costs, negative publicity and demand on management resources, which would materially adversely affect its business, prospects, brand, financial condition and results of operations.

FF has elected to protect some of its technologies as trade secrets rather than as patents, however, this approach has certain risks and disadvantages.

FF has elected to protect many of its technological developments as trade secrets rather than filing patent applications on them. If another person has filed or files in the future a patent application on the same subject invention FF may be precluded from subsequently filing for its own patent on such invention. In addition, if the other person’s patent application is granted, FF’s continued use of its technological development could then constitute infringement of the other person’s patent. In that case FF could be forced to stop using the affected technology or to pay royalties to continue using it. These risks are heightened for FF given the large number of patent filings in the industry.

Another risk of reliance upon trade secret protection is that there is no guarantee that the efforts FF has made to keep its trade secrets secret will be successful. Trade secrets may be taken or used without FF’s authorization or knowledge, including via information security breaches. It is difficult to detect that trade secrets are being misappropriated, and it is very difficult and expensive to prove disclosure or unauthorized use in court and to obtain an adequate remedy.

FF is dependent upon its proprietary intellectual properties.

FF considers its copyrights, trademarks, trade names, internet domain names, patents and other intellectual property assets invaluable to its ability to develop and protect new technology, grow its business and enhance FF’s brand recognition. FF has invested significant resources to develop its intellectual property assets. Failure to successfully maintain or protect these assets could harm FF’s business. The steps FF has taken to protect its intellectual property rights may not be adequate or prevent theft and use of its trade secrets by others or prevent competitors from copying its newly developed technology. If FF is unable to protect its proprietary rights or if third parties independently develop or gain access to similar technology, FF’s business, revenue, reputation and competitive position could be harmed. For example, the measures FF takes to protect its intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

●	any patent applications FF submits may not result in the issuance of patents;

●	the scope of FF’s issued patents may not be broad enough to protect its proprietary rights;

●	FF’s issued patents may be challenged and/or invalidated by its competitors or others;

●	the costs associated with enforcing patents, confidentiality and invention agreements and/or other intellectual property rights may make aggressive enforcement impracticable;

●	current and future competitors may circumvent FF’s patents;

●	FF’s in-licensed patents may be invalidated, or the owners of these patents may breach their license arrangements; and

●	even if FF obtains a favorable outcome in litigation asserting its rights, FF may not be able to obtain an adequate remedy, especially in the context of unauthorized persons copying or reverse engineering FF’s products or technology.

FF may need to resort to litigation to enforce its intellectual property rights if its intellectual property rights are infringed or misappropriated, which could be costly and time consuming. Additionally, protection of FF’s intellectual property rights in different jurisdictions may vary in their effectiveness. FF has little patent coverage anywhere in the world except the United States and China. Implementation and enforcement of Chinese intellectual property-related laws historically has been considered to be deficient and ineffective. Moreover, with FF’s ownership of patents limited mostly to those issued in China and the United States, FF may find it impossible to prevent competitors from copying its patented advancements in vehicles manufactured and sold elsewhere.

Despite FF’s efforts to protect its proprietary rights, third parties may still attempt to copy or otherwise obtain and use its intellectual property or seek court declarations that such third parties’ intellectual property does not infringe upon FF’s intellectual property rights, or they may be able to independently develop technologies that are the same as or similar to FF’s technologies.

FF may not be able to obtain patent protection on certain of its technological developments, and may face better-funded competitors with formidable patent portfolios.

FF may not be able to obtain patent protection for certain of its technological developments because some of its existing applications were abandoned and applicable filing deadlines for seeking to protect such technologies may have passed in the United States and around the world. Also, FF has elected to protect some of its technologies as trade secrets rather than as patents. However, this approach risks the wrongful disclosure and use of FF’s trade secrets by departing employees and others. FF has delayed filing for patent protection on certain of its technological developments in recent years due to financial constraints. Because patents are granted on a first-to-file basis, a delay in patent filings, such as this, can result in other companies filing for and obtaining the same inventions either independently derived or otherwise. In addition, inventions not subject to an earlier filing date as disclosed in an active application can result in FF’s inventions or patents being “blocked” by prior art in the meantime. The consequences of the filing delays could place FF at a disadvantage relative to competitors that have been continuously more active in filing patent applications and could leave FF unable to protect its technologies that differentiate FF’s vehicles from the vehicles of its competitors. FF also faces better-funded competitors with formidable patent portfolios and there can be no guarantee that one or more competitors has not and/or will not obtain patent protection on features necessary to implement in FF’s vehicles.

FF is subject to stringent and changing laws, regulations, standards and contractual obligations related to data privacy and security, and FF’s actual or perceived failure to comply with such obligations could harm its reputation, subject it to significant fines and liability, or otherwise adversely affect FF’s business, prospects, financial condition and results of operations.

FF plans to permit certain of its business partners to collect, process, store, and in some cases transfer across borders, personally identifiable information concerning the drivers and passengers of FF’s vehicles. Such information may include among other things faces, names, geolocation information, payment data, and preferences. Although FF has adopted security policies and measures, including technology, to protect its customer information and other proprietary data, it may be required to expend significant resources to further comply with information security laws, data breach notification requirements, as well as privacy and data protection law if third parties improperly obtain or use personal information of FF’s customers or FF otherwise experiences a data loss with respect to its customers’ personal information. Moreover, privacy and data protection laws are constantly evolving, and new requirements may limit or disrupt the Company’s data practices, restrict our ability to market our products, impact operations and increase legal and reputational risks.

FF plans to operate on a global basis, and thus FF will face a significant burden to comply with data privacy and information security laws and regulations in the United States at the federal and state level, China, Brazil, Europe, the UK and the rest of the world. Although FF endeavors to comply with all such laws and regulations, as well as FF’s own policies and obligations under contracts with third parties, FF may at times fail to do so or be alleged to have failed to do so. Any failure or perceived failure by FF to comply with such privacy, data protection or information security laws, regulations, policies, and obligations in one or more jurisdictions could expose FF to litigation, awards, fines or judgments, civil and/or criminal penalties or negative publicity, and could adversely affect FF’s business, financial condition, results of operations and prospects.

The global regulatory framework governing the collection, processing, storage, use and sharing of personal information, is rapidly evolving and is likely to continue to be subject to uncertainty and varying interpretations. In the United States, certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to sensitive and personal information than federal, international or other state laws, and such laws may differ from each other, which may complicate compliance efforts. For example, California enacted the California Consumer Privacy Act of 2018 (“CCPA”) which went into effect in January 2020 and became enforceable by the California Attorney General in July 2020, and which, among other things, requires companies covered by the legislation to provide new disclosures to California consumers and afford such consumers new rights of access and deletion for personal information, as well as the right to opt out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. Additionally, a California ballot initiative, the California Privacy Rights Act (“CPRA”) was passed in November 2020 and its amendments to the CCPA went into effect January 1, 2023. The CPRA amendments impose additional obligations on in-scope companies and significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. The CPRA amendments also created a new state agency vested with authority to implement and enforce the CCPA, and which is presently engaged in rulemaking processes that can introduce additional burdens or obligations on FF’s compliance programs and data practices. Moreover, additional states such as Virginia, Colorado, Connecticut and Utah have passed similar legislation that went or will go into effect in 2023, and further states may follow. Additionally, the Federal Trade Commission has issued an Advanced Notice of Proposed Rulemaking in August of 2022 indicating its interest in developing broad regulations around information security and commercial surveillance practices that may further impact our business. The effects of these new privacy laws and regulations are potentially significant and may require FF to modify its data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply and increase our potential exposure to regulatory enforcement and/or litigation.

Internationally, many jurisdictions have established their own data security and privacy legal framework with which FF or its clients may need to comply, including, but not limited to, the E.U. The E.U.’s data protection landscape is currently unstable, resulting in possible significant operational costs for internal compliance and risk to FF’s business. In China, the Personal Information Protection Law was passed on August 20, 2021 and took effect on November 1, 2021, imposing restrictions on entities that collect and process personal data and sensitive information about subjects in China. China also has a cybersecurity regulatory regime that may also add to our regulatory compliance risks.

Failure by FF, whether actual or perceived, to comply with federal, state or international privacy, data protection or security laws or regulations could result in regulatory or litigation-related actions against FF, legal liability, fines, damages and other costs, and could adversely affect its business, financial condition, results of operations and prospects.

FF is subject to cybersecurity risks relating to its various systems and software, or that of any third party that FF relies upon, and any failure, cyber event or breach of security could prevent FF from effectively operating its business, harm its reputation or subject FF to significant liability.

FF’s business requires it to use and store confidential information, including information relating to its suppliers and other third parties, and FF’s customers’ personal information and preferences. FF and the business partners storing its data are routinely subject to cybersecurity threats and attacks. Information security risks have increased in recent years in part because of the proliferation of new technologies and the increased sophistication and activities of organized crime, hackers, terrorists, state-sponsored actors, and other external parties. Moreover, cybersecurity laws are increasing in complexity and creating expanded areas for potential legal liability in the wake of data breaches or technological vulnerabilities. FF’s vehicles contain complex IT systems and software to support interactive and other functions. FF maintains policies, procedures and technological safeguards and has implemented policy, procedural, technical, physical and administrative controls intended to prevent unauthorized access to its IT networks and vehicles’ systems. However, FF regularly defends against and responds to information security incidents, vulnerabilities and other security events. Unauthorized persons may gain unauthorized access to modify, alter, insert malicious code and use such networks and systems or gain access to confidential information of our suppliers, other third parties or customers, or our software or other technologies may have vulnerabilities that lead to operational interruptions, data losses, or other harms. In the event FF’s or FF business partners’ data system protection, disaster recovery, business continuity or secure software and development lifecycle efforts are unsuccessful and such systems or the data systems of vehicles are compromised, FF could suffer substantial harm. The conflict between Russia and Ukraine may increase the risk of cyberattacks.

FF cannot entirely eliminate the risk of improper or unauthorized access to or disclosure of data or personal information, technological vulnerabilities or other security events that impact the integrity or availability of FF’s data systems and operations, or the related costs FF may incur to mitigate the consequences from such events. Additionally, FF cannot guarantee that its insurance coverage would be sufficient to cover all losses. Moreover, FF has limited control over and limited ability to monitor FF’s third-party business partners that collect, store, and process information, including personally identifiable information, on FF’s behalf. They and their systems could be the subject of cyberattacks, just as FF could, and they may or may not put into practice the policies and safeguards they should in order to comply with applicable laws, regulations, and their contractual obligations to FF. A vulnerability in a third-party business partner’s software or systems, a failure of FF’s third-party business partner’s safeguards, policies or procedures, or a breach of a third-party business provider’s software or systems could result in the compromise of the confidentiality, integrity or availability of FF’s systems or vehicles, or the data stored by FF’s business partners.

To the extent that FF’s vehicles are commercialized, there can be no assurance that these vulnerabilities related to FF’s systems and software will not be exploited in the future before they can be identified, or that FF’s remediation efforts will be successful. A major breach of FF’s network security and systems could have negative consequences for its business, prospects, financial condition and results of operation including possible fines, penalties and damages, reduced customer demand for FF’s vehicles and harm to its reputation and brand. Any cyberattacks, unauthorized access, disruption, damage or control of FF’s IT networks and systems or any loss or leakage of data or information stored in its systems could result in disruption of FF’s operations and legal claims or proceedings. In addition, regardless of their veracity, reports of cyberattacks to our networks, systems or data, as well as other factors that may result in the perception that FF’s networks, systems or data are vulnerable to “hacking,” could further negatively affect FF’s brand and harm its business, prospects, financial condition and results of operation.

FF may not be able to obtain regulatory approval for its vehicles.

Motor vehicles are subject to substantial regulation under international, federal, state and local laws. Vehicles produced by FF will be required to comply with the applicable safety, product and other standards and regulations in FF’s targeted markets. For example, FF’s vehicles in the United States will be subject to numerous regulatory requirements established by the National Highway Traffic Safety Administration (“NHTSA”), including all applicable Federal Motor Vehicle Safety Standards (“FMVSS”). FF’s vehicles must also obtain emissions certification from either the Environmental Protection Agency (“EPA”) or California’s Air Resources Board (“CARB”). Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. In addition, FF’s vehicles sold in China must pass various tests and undergo a certification process and be affixed with the China Compulsory Certification (“CCC”), before delivery from the factory and sale, and such certification is also subject to periodic renewal. FF may fail to obtain or renew the required certification or regulatory approval for its vehicles, which may prevent FF from delivering, selling and/or importing/exporting its vehicles, and therefore materially and adversely affect its business, results of operations, financial condition and prospects.

FF and its suppliers and manufacturing partners may be subject to increased environmental and safety or other regulations and disclosure rules resulting in higher costs, cash expenditures, and/or sales restrictions.

As a manufacturing company, including with respect to FF’s current Hanford, California facility, its future facility with a third-party manufacturer in South Korea and other potential contract manufacturing options, and its proposed joint venture in China, FF and its suppliers and manufacturing partners are or will be subject to complex environmental, manufacturing, health and safety laws and regulations at numerous jurisdictional levels in the U.S., South Korea and other locations where they may expand operations, including laws relating to the use, handling, storage, recycling, disposal and human exposure to hazardous materials and relating to the construction, expansion and maintenance of their facilities. Evolving disclosure rules on environmental matters may also entail additional compliance and reporting costs, including, for instance, the new climate change reporting rules proposed by the SEC which are expected to come into effect over the next three years.

The costs of compliance, including remediating contamination if any is found on FF or its manufacturing partner’s properties, and any changes to their operations mandated by new or amended laws, may be significant. FF and/or its suppliers and manufacturing partners may be required to incur additional costs to comply with any changes to such regulations, and any failures to comply could result in significant expenses, delays or fines. FF and its suppliers and manufacturing partners will be subject to laws, regulations and standards applicable to the supply, manufacture, import, sale and service of automobiles in different jurisdictions and relating to vehicle safety, fuel economy and emissions, among other things, in different jurisdictions which often may be materially different from each other. As a result, FF and/or its suppliers and manufacturing partners may need to make additional investments in the applicable vehicles and systems to ensure regulatory compliance.

Additionally, there is a variety of international, federal and state regulations that may apply to autonomous vehicles, which include many existing vehicle standards that were not originally intended to apply to vehicles that may not have a driver. For example, there are currently no federal U.S. regulations pertaining to the safety of autonomous vehicles; however, NHTSA has established recommended guidelines. Certain states have legal restrictions on autonomous vehicles, and many other states are considering them. Such regulations continue to rapidly change, which increases the likelihood of a patchwork of complex or conflicting regulations. This could result in higher costs and cash expenditures, or may delay products or restrict self-driving features and availability, any of which could adversely affect our business, prospects, financial condition and results of operation.

FF may be subject to anti-corruption, anti-bribery, anti-money laundering, economic sanctions and other similar laws and regulations, and non-compliance with such laws and regulations could subject FF to civil, criminal and administrative penalties, remedial measures and legal expenses, all of which could adversely affect FF’s business, prospects, results of operations, financial condition and reputation.

FF is or will be subject to laws with respect to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and other similar laws and regulations in various jurisdictions in which FF conducts, or in the future may conduct, activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”) and other anti-corruption laws and regulations. The FCPA prohibits FF and its officers, directors, employees and business partners acting on its behalf, including agents, from offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. A violation of these laws or regulations could adversely affect FF’s business, prospects, results of operations, financial condition and reputation.

FF’s policies and procedures designed to ensure compliance with these regulations may not be sufficient, and its directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which FF may be held responsible. Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject FF to adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect FF’s business, prospects, results of operations, financial condition and reputation.

Increases in costs, disruption of supply or shortage of materials used to manufacture FF’s vehicles, in particular for lithium-ion cells or electronic components, could harm its business.

FF incurs significant costs related to procuring components and raw materials required to manufacture its vehicles. FF may experience cost increases, supply disruption and/or shortages relating to components and raw materials, which could materially and adversely impact its business, prospects, financial condition and operating results. FF uses various components and raw materials in its business, such as steel, aluminum, and lithium battery cells. The prices for these materials fluctuate, and their available supply may be unstable, depending on market conditions and global demand for these materials, including as a result of increased production of electric vehicles by FF’s competitors, as well as unforeseeable events such as the COVID-19 pandemic.

For instance, FF is exposed to multiple risks relating to lithium battery cells or electronic components, including but not limited to: (i) an increase in the cost, or decrease in the available supply, of materials used in the battery cells, such as lithium, nickel, cobalt and manganese; (ii) disruption in the supply of battery cells or electronic components due to quality issues or recalls by battery cell or electronic component manufacturers; and (iii) the inability or unwillingness of FF’s current battery cell or electronic component manufacturers to build or operate battery cell or electronic components manufacturing plants to supply the numbers of lithium cells or electronic components required to support the growth of the electric vehicle industry as demand for such battery cells or electronic components increases.

FF’s business is dependent on the continued supply of battery cells for the battery packs used in its vehicles and other electronic components. While FF believes several sources of the battery cells are available for such battery packs, it has to date fully qualified only one supplier for the battery cells used in such battery packs and have very limited flexibility in changing battery cell suppliers. Additionally, FF has not approved secondary sources for the key sourced components used in the FF 91 series. Any disruption in the supply of battery cells or electronic components from such suppliers could disrupt production of FF’s vehicles until such time as a different supplier is fully qualified. There can be no assurance that FF would be able to successfully retain alternative suppliers on a timely basis, on acceptable terms or at all.

Furthermore, tariffs or shortages in petroleum and other economic conditions may result in significant increases in freight charges and material costs. In addition, a growth in popularity of electric vehicles without a significant expansion in battery cell production capacity could result in shortages which would result in increased materials costs to FF negatively impact its business, prospects, financial condition and results of operations. Substantial increases in the prices for FF’s raw materials or components would increase its operating costs, and could reduce the margins if FF cannot recoup the increased costs through increased vehicle prices. Any attempts to increase product prices in response to increased material costs could result in a decrease in sales and therefore materially and adversely affect FF’s brand, business, prospects, financial condition and operating results.

FF may be subject to risks associated with autonomous driving technology.

The FF 91 series is designed with autonomous driving functionalities and FF plans to continue its research and development efforts in autonomous driving technology. However, such functionality is relatively new and poses risks, such as from defective software performance or unauthorized access or security attacks by other persons. The safety of such technologies also depends in part on user interaction, and users may not be accustomed to using such technologies. Such failures could lead to accidents, injury and death. For example, there have already been fatal accidents caused by autonomous driving vehicles developed by other leading market players. Any accidents involving self-driving vehicles — even if involving those of FF’s competitors — may result in lawsuits, liability and negative publicity and increase calls for more restrictive laws and regulations governing self-driving vehicles or to keep in place laws and regulations in locations that do not permit drivers to employ the self-driving functionality. Any of the foregoing could materially and adversely affect FF’s business, results of operations, financial condition, reputation and prospects.

Autonomous driving technology is also subject to considerable regulatory uncertainty as the law evolves to catch up with the rapidly evolving nature of the technology itself, all of which are beyond FF’s control. Also see “– FF and its manufacturing partners may be subject to increased environmental and safety or other regulations and disclosure rules resulting in higher costs, cash expenditures, and/or sales restrictions.”

Developments in new energy technology or improvements in the fuel economy of internal combustion engines or significant reduction in gas prices may materially and adversely affect FF’s business, prospects, financial condition and results of operation.

Significant developments in alternative technologies, such as advanced diesel, ethanol, or compressed natural gas or improvements in the fuel economy of the internal combustion engine or significant reduction in gas prices may materially and adversely affect FF’s business, prospects, financial condition and results of operation in ways FF does not currently anticipate. Other fuels or sources of energy, such as hydrogen fuel cells, may emerge as customers’ preferred alternative to battery electric vehicles. FF is currently a pure battery electric vehicle company. Any failure by FF to develop new or enhanced technologies or processes, or to react to changes in existing technologies or consumer preferences, could result in the loss of competitiveness of FF’s vehicles, decreased revenue and a loss of market share to competitors.

FF’s vehicles will make use of lithium-ion battery cells, which have been observed to catch fire or vent smoke and flame.

FF’s vehicles will make use of lithium-ion battery cells. It has been reported that on rare occasions, lithium-ion cells can rapidly release the energy they store by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. While the FF battery pack has been designed with the management system and thermal event alarming system which can actively and continuously monitor each cell voltage and also the battery pack temperature and pressure condition to prevent such incidents, a field or testing failure of our vehicles or battery packs could occur, which could subject FF to product liability claims, product recalls, or redesign efforts, and lead to negative publicity. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for FF and FF’s products.

In addition, FF will need to store a significant number of lithium-ion cells at its facilities. Any mishandling of battery pack may cause disruption to business operations and cause damage and injuries.

FF may not be able to guarantee customers access to efficient, economical and comprehensive charging solutions.

FF has not built any commercial charging infrastructure, and FF’s customers will have to rely on private and publicly accessible charging infrastructure, which is generally considered to be insufficient, especially in China. FF may not have competitive advantages in terms of proprietary charging infrastructure or holistic charging solutions. Some competitors may provide charging services via self-owned charging infrastructure, battery swapping and charging vehicles, which FF may not be able to deliver.

The charging services FF may provide could fail to meet the expectations and demands of FF’s customers, who may lose confidence in FF and its vehicles. This may also deter potential customers from purchasing FF’s vehicles. In addition, even if FF has the ability and plan to build its own charging infrastructure, it may not be cost-effective and FF may face difficulties in finding proper locations and obtaining relevant government permits and approvals. To the extent FF is unable to meet its customers’ expectations or demand, or faces difficulties in developing efficient, economical and comprehensive charging solutions, FF’s reputation, business, financial condition and results of operations may be materially and adversely affected.

FF will face risks associated with international operations, including possible unfavorable regulatory, political, currency, tax and labor conditions, which could harm its business, prospects, financial condition and results of operations.

FF has a global footprint with domestic and international operations and subsidiaries. Accordingly, FF is subject to a variety of legal, political and regulatory requirements and social, environmental and economic conditions over which FF has little control. For example, FF may be impacted by trade policies, environmental conditions, political uncertainty and economic cycles involving the United States and China, which are inherently unpredictable. FF is subject to a number of risks particularly associated with international business activities that may increase FF’s costs, impact its ability to sell vehicles and require significant management attention. These risks include conforming FF’s vehicles to various international regulatory and safety requirements as well as charging and other electric infrastructures, organizing local operating entities, difficulty in establishing, staffing and managing foreign operations, challenges in attracting customers, hedging against foreign exchange risk, compliance with foreign labor laws and restrictions, and foreign government taxes, regulations and permit requirements, FF’s ability to enforce its contractual rights, trade restrictions, customs regulations, tariffs and price or exchange controls, and preferences of foreign nations for domestically manufactured products. If FF does not sufficiently address any of these challenges, its business, prospects, financial condition and results of operations may be materially and adversely affected.

FF might not obtain and maintain sufficient insurance coverage, which could expose FF to significant costs and business disruption.

To the extent FF commercializes its vehicles, FF may only obtain and maintain a limited liability insurance coverage for its products and business operations. A successful liability claim against FF due to injuries suffered by the users of its vehicles or services could materially and adversely affect FF’s business, prospects, financial condition, results of operations and reputation. In addition, FF does not have any business disruption insurance. Any business disruption event could result in substantial cost and diversion of resources.

Government financial support, incentives and policies for electric vehicles are subject to change. Discontinuation of any of the government subsidies or imposition of any additional taxes or surcharges could adversely affect FF’s business, prospects, financial condition and results of operations.

Government financial support and subsidies are critical to electric vehicle sales and changing consumer behaviors. Any reduction, discontinuation, elimination or discriminatory application of government financial support, subsidies and economic incentives because of policy changes, fiscal tightening, or the perceived success of electric vehicles or other reasons may result in the diminished competitiveness of the electric vehicle industry generally or FF’s electric vehicles in particular. Competitors who have already rolled out their electric vehicles before the phase-out or discontinuation of these incentives may be able to expand their customer base more effectively, which could place FF at a competitive disadvantage. While certain tax credits and other incentives for alternative energy production, alternative fuel and electric vehicles have been available in the past, there is no guarantee that these programs will be available in the future. If current tax incentives or saleable electric vehicle emissions credits are not available in the future, or if additional taxes or surcharges are imposed, FF’s business, prospects, financial condition and results of operations could be harmed.

FF may engage in direct-to-consumer leasing or financing arrangements in the future which will expose FF to credit, compliance and residual value risks, the failure of which to manage may materially harm FF’s business, prospects, financial condition and results of operation.

FF expects the availability of financing or leasing programs to be important for its potential customers and may offer financing or leasing arrangements for its vehicles or collaborate with third parties to provide such arrangements in the future. However, FF may not be able to obtain adequate funding for its future financing or leasing programs or offer terms acceptable to potential customers. If FF is unable to provide compelling financing or leasing arrangements for its vehicles, it may be unable to grow the vehicle orders and deliveries, which could materially and adversely harm FF’s business, prospects, financial condition and results of operations.

Additionally, if FF does not successfully monitor and comply with applicable national, state, and/or local consumer protection laws and regulations governing these transactions, FF may become subject to enforcement actions or penalties, either of which may harm its business and reputation.

Moreover, offering leasing or financing arrangements will expose FF to risks commonly associated with the extension of credit. Credit risk is the potential loss that may arise from any failure in the ability or willingness of the customer to fulfill its contractual obligations when they fall due. In the event of a widespread economic downturn or other catastrophic event, FF’s customers may be unable or unwilling to satisfy their payment obligations on a timely basis or at all. Moreover, competitive pressure and challenging markets may increase credit risk through loans and leases to financially weak customers and extended payment terms. If a significant number of FF’s customers default, FF may incur credit losses and/or have to recognize impairment charges with respect to the underlying assets, which may be substantial. Any such credit losses and/or impairment charges could adversely affect FF’s business, prospects, operating results or financial condition.

Further, in lease arrangements, the profitability of any vehicles returned to FF at the end of their leases depends on FF’s ability to accurately project such vehicles’ residual values at the outset of the leases, and such values may fluctuate prior to the end of their terms depending on various factors such as supply and demand of FF’s used vehicles, economic cycles, and the pricing of new vehicles. FF may incur substantial losses if its vehicles’ fair market value deteriorates faster than projected.

Yueting Jia, FF’s founder and Chief Product and User Ecosystem Officer, is closely associated with the Company’s image and brand, and his public image may color public and market perceptions of FF. Negative information about Mr. Jia may adversely impact FF. Disassociating from Mr. Jia could also adversely impact FF.

Because of his position as the founder of the Company and his continuing role with the Company as Chief Product and User Ecosystem Officer, as Founder Advisor to the Board (effective as of October 4, 2022), and, as of February 26, 2023, an “officer” of the Company for purposes of Section 16 of the Exchange Act and an “executive officer” of the Company under Rule 3b-7 of the Exchange Act, Mr. Yueting Jia is closely associated with the image and brand of FF. As a result, his activities, media coverage about his activities and those of his affiliates and public and market perception of him and his role within FF all contribute to public and market perception of FF, which in turn impacts, among other things, FF’s ability to conduct business, FF’s relationships with its management and employees, FF’s ability to raise financing and FF’s relationships with government and regulatory officials.

Mr. Jia’s activities have in the past resulted in him being subject to discipline by FF. He has also been the subject of regulatory and legal scrutiny for his conduct at FF and in connection with his other business ventures. The following events and activities, among others, and any future similar events and activities could generate negative perceptions about Mr. Jia and, by extension, FF:

●	Mr. Jia was disciplined as part of the Special Committee investigation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments – Special Committee Investigation” for more information regarding the findings and remedial actions relating to the Special Committee investigation.

●	Mr. Jia personally declared Chapter 11 bankruptcy in 2019; the U.S. bankruptcy court approved a restructuring plan in this proceeding in 2020.

●	The Shenzhen Stock Exchange (“SSE”) determined in 2019 that Mr. Jia was unsuitable for a position as director, supervisor or executive officer of public listed companies in China. This action came as a result of the violation by Leshi Information Technology Co., Ltd. (“LeTV”), an SSE-listed public company founded and controlled by Mr. Jia, of several listing rules, including those related to related party transactions, discrepancies in LeTV’s forecast and financials, and the use of proceeds from a public offering.

●	The China Securities Regulatory Commission notified Mr. Jia in 2021 of its decision to impose fines and a permanent ban from entry into the securities market as a result of misrepresentations in LeTV’s disclosure and financial statements, fraud in connection with a private placement, and other violations of securities laws and listing requirements.

●	Mr. Jia is a named defendant in securities litigation before the Beijing Financial Court brought in 2021 relating to alleged misrepresentations made by LeTV in connection with the matters referred to above. This matter is pending.

●	The Hong Kong Stock Exchange (“HKSE”) notified Mr. Jia in 2021 that he and another former executive director of Coolpad Group Limited (“Coolpad”), an HKSE-listed public company of which Mr. Jia was executive director and chairman, had breached their undertakings to the HKSE as a result of Coolpad’s failure to comply with listing rules relating to timely disclosure and the publishing of financial results. The HKSE determined that Mr. Jia should be removed from the board of Coolpad as his continued service would be prejudicial to the interests of investors.

Although FF is subject to risks from its ongoing association with Mr. Jia, if Mr. Jia ceased to be associated with FF, this also could adversely impact FF’s business, operations, brand, management and employee relations and customer relationships, as well as FF’s ability to develop business in China. Customers, employees and investors could conclude that because of Mr. Jia’s long relationship with and involvement in FF’s business, and the substantial contributions he has made to FF’s strategy, products and competitive positioning, a loss of Mr. Jia’s involvement would significantly harm FF’s business and prospects.

Yueting Jia is subject to restrictions in China that may continue if not all creditors participating in his personal bankruptcy restructuring plan request his removal from such restrictions. These restrictions may adversely impact FF’s China strategy.

As a condition to receiving distributions from the trust established as part of Mr. Yueting Jia’s personal bankruptcy restructuring plan, Mr. Jia’s creditors are required to request his removal from a Chinese official list of dishonest judgment debtors and the lifting of any consumption or travel restrictions that are currently imposed on him. This process has not been completed and Mr. Jia remains subject to restrictions that prevent him from working for FF in China. Continuance of these restrictions would adversely impact FF because of our reliance on him to develop our business in China, which is a crucial part of our growth strategy.

Yueting Jia and FF Global, over which Mr. Jia exercises significant influence, have control over the Company’s management, business and operations, and may use this control in ways that are not aligned with the Company’s business or financial objectives or strategies or that are otherwise inconsistent with the Company’s interests.

Mr. Yueting Jia founded the Company in 2014, and was its Chief Executive Officer from 2017 until 2019. He chose and led the team creating the FF 91 series, and as our current Chief Product & User Ecosystem Officer, Mr. Jia continues to be an integral part of the innovation and development of our products. In addition, under the Heads of Agreement, the Company agreed to reinstitute the FF Transformation Committee, a management committee (of which Mr. Jia will be a member and Mr. Jerry Wang will initially be an observer as a representative of FF Global) that will discuss business matters being undertaken by the Company (the committee will not have any decision-making authority). Effective as of October 4, 2022, Mr. Jia was also appointed as Founder Advisor, in which capacity he will act as an advisor to the Board (with no change to his current compensation). On February 26, 2023, after an assessment by the Board of the Company’s management structure, the Board approved Mr. Yueting Jia (alongside Mr. Xuefeng Chen) reporting directly to the Board, as well as FF’s product, mobility ecosystem, I.A.I., and advanced R&D technology departments reporting directly to Mr. Jia. The Board also approved FF’s user ecosystem, capital markets, human resources and administration, corporate strategy and China departments reporting to both Mr. Jia and Mr. Xuefeng Chen, subject to processes and controls to be determined by the Board after consultation with the Company’s management. The Company’s remaining departments continue to report to Mr. Xuefeng Chen. Based on the changes to his responsibilities within the Company, the Board determined that Mr. Jia is an “officer” of the Company within the meaning of Section 16 of the Exchange Act and an “executive officer” of the Company under Rule 3b-7 under the Exchange Act. As a result, Mr. Jia’s responsibilities at the Company have been expanded and his ability to further influence the Company, its management, business and operations has been increased.

FF Global is controlled by a board of five voting managers that includes Mr. Jia and certain business associates and a family member, which at times have included directors and senior executives of FF. Despite the participation of some members of our executive management in the management of FF Global, FF Global is not under the control of our Board.

FF Global, in turn, has control over the Company’s management, business and operations by several means, including:

●	Beneficial ownership of 15.4% of the voting power of the Company’s fully diluted Common Stock. This ownership position makes FF Global the largest holder of our Common Stock, and gives FF Global substantial influence over the composition of our Board (in addition to FF Global’s director nomination rights under the Shareholder Agreement described below), which it is able to use in order to influence, or attempt to influence, Board decision-making. Additionally, pursuant to the Amended Shareholder Agreement, FF Top informed the Company that it expects the Company will submit a proposal to the Company stockholders for approval to amend the Amended and Restated Charter to provide that (i) the voting power of the Class B Common Stock, of which FF Global owns all outstanding shares, will be 10 votes per share and (ii) the voting power of the Class B Common Stock will increase from 10 votes per share to 20 votes per share following the Company achieving an equity market capitalization of $3.0 billion.

●	Control of the Partnership Program described in this prospectus under “Business – Partnership Program.” Acting through FF Global, in July 2019 certain current and former directors and executives of the Company established an arrangement which they refer to as the “Partnership Program.” The Partnership Program provides financial benefits to certain Company directors, management and employees. The Partnership Program is administered by FF Global and is not under the Company’s supervision, and as a consequence the Company cannot be sure that it has all information about the Partnership Program that would be necessary to evaluate or mitigate its impact on FF’s ability to set and ensure the execution of FF’s business objectives and strategies.

●

Exercise of rights to appoint and remove directors. As previously disclosed, beginning in June 2022, the Company was party to a dispute with FF Global over various terms of the Shareholder Agreement (as then in effect), including relating to FF Global’s right to remove its designees from the Board. On September 23, 2022, FFIE entered into the Heads of Agreement, which provides for a governance settlement with FF Top that gives FF Global significant influence over the nomination and election of directors to the Board and required the resignation of Ms. Swenson and Mr. Krolicki (subject to the satisfaction of certain conditions) and appointment of Adam (Xin) He to the Board. Ms. Swenson subsequently tendered her resignation from her role as both Executive Chairperson and member of the Board on October 3, 2022, effective immediately, and Mr. He was appointed to serve as Interim (non-Executive) Chairman of the Board effective as of the same date. The Company expects that the Board seated after the Annual Meeting will select a permanent Chairperson of the Board. On January 13, 2023, FFIE entered into the Amended Shareholder Agreement, which in part amended the Heads of Agreement.

Under the Heads of Agreement, as amended by the Amended Shareholder Agreement, FF Global (through its subsidiary FF Top) has the right to select four directors (at least two of whom must be independent directors) out of a total of seven directors to be included on the Board’s slate for the Annual Meeting. On March 17, 2023, FFIE filed a definitive proxy statement for its 2023 annual meeting of stockholders, scheduled to be held on April 14, 2023, at which each of its seven current directors will be standing for re-election.

On October 14, 2022, FF Top delivered to the Company a “Notice of Nomination of Replacement FF Top Designees” stating, among other things, that FF Top was nominating a director to fill the vacancy on the Board left by Ms. Susan Swenson’s resignation. FF Top asserted the right to nominate a director to fill the vacancy created by Ms. Swenson’s resignation because such resignation was not effected in accordance with the Heads of Agreement, and thus, the provision that Ms. Swenson’s seat would remain empty until the Annual Meeting did not apply. FF Top maintained that it believed that Ms. Swenson’s vacancy should be filled with a nominee of FF Top, notwithstanding the current level of FF Top’s beneficial ownership of FFIE shares, in light of substantial dilution in its ownership of FFIE shares based on recent financing transactions entered into by FFIE.

On October 22, 2022, the Company and FF Top entered into the FF Top Amendment to the FF Top Voting Agreement. Pursuant to the FF Top Amendment, FF Top (among other things) reaffirmed its commitment under the FF Top Voting Agreement, in light of the extension of the maturity date of the SPA Notes under the Third Amendment, to vote all of its shares of FFIE voting stock in favor of the proposal to approve (for purposes of the Nasdaq listing rules) the issuance, in the aggregate, of shares in excess of 19.99% of the total issued and outstanding shares of FFIE Common Stock pursuant to the Financing Documents at the special meeting of FFIE stockholders held on November 3, 2022. FF Top’s obligations pursuant to the FF Top Amendment were conditioned on (i) the appointment of Mr. Chad Chen (or a substitute nominee, as applicable), to the Board as the fourth FF Top designee no later than October 27, 2022 (provided that Mr. Chad Chen or a substitute nominee, as applicable, is reasonably acceptable to the Nominating and Corporate Governance Committee of the Board with respect to the Nasdaq independence rules and legal compliance and criminal compliance) (provided that if Mr. Chad Chen is not so reasonably acceptable to the Nominating and Corporate Governance Committee of the Board, then FF Top will be permitted to nominate another individual to the Board); and (ii) constructive engagement by Mr. Adam (Xin) He, the Chairman of the Board, directly with representatives of FF Top on certain additional governance and management matters and, to the extent the Chairman of the Board so determines, in his discretion, such matters will be put to a discussion and a vote of the full Board. On October 27, 2022, Mr. Chad Chen was appointed to the Board.

Pursuant to the Amended Shareholder Agreement, FF Top currently has the right to nominate for election to the Board four designees until the first date on which FF Top has ceased to beneficially own at least 21,333,530 shares of Common Stock for at least 365 consecutive days, with such amount subject to adjustment in connection with any stock split, reverse stock split or other similar corporate action after the date of the Amended Shareholder Agreement (the “Minimum Share Amount”). Following the termination of FF Top’s right to nominate four designees, FF Top shall continue to have the right to nominate a number of designees not less than the number equal to the total number of directors on the Board, multiplied by the aggregate voting power of the shares of Common Stock and other securities of the Company generally entitled to vote in the election of directors of the Company beneficially owned by FF Top and its affiliates, divided by the total voting power of the then-outstanding shares of Common Stock issued as of the record date for any meeting of stockholders of the Company at which directors are to be elected, rounding up to the next whole director. The Amended Shareholder Agreement also requires the Company to take all Necessary Action (as defined in the Amended Shareholder Agreement) to cause to be appointed to any committee of the Board a number of FF Top Designees that corresponds to the proportion that the number of directors FF Top has the right to designate to the Board bears to the total number of directors on the Board, to the extent such designees of FF Top are permitted to serve on such committees under the applicable rules and regulations of the SEC and applicable listing rules. The designees of FF Top are required to include two independent directors for so long as FF Top is entitled to nominate four designees, and the Company is at all times required to cause the Board to include a sufficient number of independent directors who are not designees of FF Top to comply with applicable listing standards, unless and until the Company becomes a “controlled company” under relevant listing exchange rules. FF Top shall have the right to fill any vacancies created on the Board at any time by the death, disability, retirement, removal, failure of being elected or resignation of any designee of FF Top. Further, FF Top has the right at any time, and from time to time, to remove any designee of FF Top, and FF Top has the exclusive right to nominate a replacement nominee to fill any vacancy so created by such removal or resignation of such designee of FF Top. The Company shall use its reasonable best efforts to take or cause to be taken, to the fullest extent permitted by law, all “Necessary Action” (as defined in the Amended Shareholder Agreement) to fill such vacancies or effect such removals in accordance with the Amended Shareholder Agreement. The appointment or nomination for election of designees of FF Top (other than FF Top’s designees for the Annual Meeting, the appointment of whom shall be governed by the Heads of Agreement, as amended by the Amended Shareholder Agreement) will be subject to the reasonable verification and/or approval by the Nominating and Corporate Governance Committee of the Board based on the criteria set forth in the Amended Shareholder Agreement. If any designee of FF Top fails to be elected at any meeting of the Company’s stockholders, then, upon FF Top’s request in writing, the Company shall promptly expand the size of the Board by a number of seats equal to the number of non-elected designees of FF Top, and FF Top shall have the exclusive right to fill the vacancy or vacancies on the Board created by such expansion (provided the individual or individuals who shall fill such vacancy or vacancies shall not be the same designees of FF Top who failed to get elected, without prejudice to FF Top’s right to re-designate the non-elected designees as designees of FF Top in any other circumstance), and such new designees of FF Top shall be appointed to the Board by the Board promptly following their having been approved or deemed approved in accordance with the relevant criteria and procedures set forth in the Amended Shareholder Agreement. Immediately prior to (and effective as of) the first meeting of stockholders following such expansion of the Board, the Board shall cause the size of the Board to be decreased back to seven. This Board expansion right shall cease to have any further force or effect at such time as the voting power of each share of the Company’s Class B Common Stock, by operation of the Amended and Restated Charter, shall be 20 votes per share.

On December 18, 2022, Mr. Jie Sheng was appointed to the Board, effective immediately, following the resignation of Mr. Liu. On December 27, 2022, Ms. Ke Sun was appointed to the Board, effective immediately following the resignation of Mr. Edwin Goh. Mr. Sheng and Ms. Ke Sun are designees of FF Top pursuant to the Amended Shareholder Agreement.

Further to the above, based on information provided by Mr. Xuefeng Chen, the Company’s Global CEO effective as of November 27, 2022, and FF Global, pursuant to an offer letter between them dated January 20, 2021, Mr. Xuefeng Chen will become an FF Global partner upon his subscription and payment for a certain number of FF Global units. See “Business – Partnership Program – Scope of Partnership Program” for more information. Additionally, FF Top has recently requested additional expense reimbursements from the Company in connection with its efforts and expenses incurred related to resolving corporate governance issues since 2022. FF Top may in the future continue to request additional reasonable expense reimbursements and indemnification from the Company.

As a result of the foregoing, FF Global has significant influence over the composition of the Board and, as a result, Mr. Jia and FF Global have strengthened their already significant influence over the Company. See “Management – Governance Agreement with FF Top and FF Global” for more information.

Given that Mr. Jia was disciplined by the Company in connection with the Special Committee investigation, and in light of the regulatory sanctions he has faced in China (as described above under “– Yueting Jia, FF’s founder and Chief Product and User Ecosystem Officer, is closely associated with the Company’s image and brand, and his public image may color public and market perceptions of FF. Negative information about Mr. Jia may adversely impact FF. Disassociating from Mr. Jia could also adversely impact FF”), the fact that the Board has determined that Mr. Jia is an “officer” of the Company under Section 16 of the Exchange Act and as an “executive officer” of the Company under Rule 3b-7 of the Exchange Act, which both imply that Mr. Jia has policy-making authority in the Company, could adversely affect the outcome of the pending SEC and DOJ investigations of the Company in connection with the matters that were the subject of the Special Committee investigation. Moreover, as a result of Mr. Jia’s regulatory sanctions in China, the Board’s determination that Mr. Jia is both a Section 16 officer and an executive officer of the Company could result in the delisting of the Company’s securities by Nasdaq, which would adversely impact our ongoing financing efforts, business and financial position and materially impair the market for and market price of our Class A Common Stock and warrants. If our securities are delisted by Nasdaq, we are unlikely to be able to raise sufficient additional funds in the near term, and as a result may be required to further delay our production and delivery plans for the FF 91, reduce headcount, liquidate our assets, file for bankruptcy, reorganize, merge with another entity, and/or cease operations. In determining that Mr. Jia is an “officer” of the Company under Section 16 of the Exchange Act and as an “executive officer” of the Company under Rule 3b-7 of the Exchange Act, the Board considered the value of Mr. Jia to the Company’s product and technology innovation, I.A.I., advanced technology, product and technology power and future development and his significant contributions to the Company’s recent financing.

Mr. Jia maintains that the litigation previously initiated by FF Global for purposes of changing the Board and management of FF, which has since been dismissed without prejudice pursuant to the Heads of Agreement, was a collective decision made by FF Global and was not Mr. Jia’s decision. See “Business – Legal Proceedings” for further information regarding FF Global’s threatened litigation. Our interests may not coincide with the interests of Mr. Jia or FF Global in all circumstances. For example, our Board may prioritize business or financial objectives or strategies that Mr. Jia or FF Global disagrees with or that Mr. Jia or FF Global considers not to be in their interest. In such a case, Mr. Jia or FF Global could use their significant influence over FF’s stockholders and potential investors, FF’s management, business and operations to advance the interests of Mr. Jia or FF Global notwithstanding any adverse impact on the Company’s interests.

Disputes with our stockholders are costly and distracting.

We have in the past been, and may in the future be, party to various disputes with our stockholders. For example, beginning in June 2022 FF and FF Global were party to a dispute over various terms of the Shareholder Agreement (as then in effect), including relating to FF Global’s right to remove its designees from the Board. As part of this dispute, on June 22, 2022, Matthias Aydt, a former member of the Board and a current executive officer of FFIE and then a member of the board of managers of FF Global, after a discussion with a member of FF Global, relayed to Mr. Krolicki that FF Global would pay Mr. Krolicki up to $700,000, offset by the amount of any severance payments made by the Company, if Mr. Krolicki resigned from the Board. This offer was rejected by Mr. Krolicki.

While FFIE entered into governance settlements with FF Top on September 23, 2022 and on January 13, 2023, which included general mutual releases of claims, there can be no assurance that disputes with FF Global or FFIE’s other stockholders will not arise in the future. For instance, shortly following the execution of the Heads of Agreement, FF Global began making additional demands of the Company which were beyond the scope of the terms contemplated by the Heads of Agreement and pertained to, among other things, the Company’s management reporting lines and certain governance matters. On September 30, 2022, FF Global alleged that the Company was in material breach of the spirit of the Heads of Agreement. The Company believes it has complied with the applicable terms of the Heads of Agreement, and disputes any characterization to the contrary. Such dispute could result in litigation, may consume substantial amounts of Board and management time, make it difficult for the Board to operate in a constructive and collegial manner and are likely to be costly to FF. In addition, the diversion of management and Board attention caused by such disputes may risk the successful completion of the Company’s ongoing financing efforts. If we are unable to raise sufficient additional funds in the near term, we may be required to further delay our production and delivery plans for the FF 91 Futurist, reduce headcount, liquidate our assets, file for bankruptcy, reorganize, merge with another entity, and/or cease operations.

The composition of FFIE’s Board has changed, and may further change.

Pursuant to the Heads of Agreement, subject to the satisfaction of certain contingencies and subject to certain other conditions, it was expected that Mr. Krolicki will resign as director of the Company. Ms. Swenson, our former Executive Chairperson, was also expected to resign at such time, however on October 3, 2022, Ms. Swenson and Mr. Scott Vogel resigned from the Board effective immediately. Mr. Jordan Vogel, the Company’s former Lead Independent Director also resigned on October 3, 2022, effective on October 5, 2022 upon his receipt of a supplemental release pursuant to the Mutual Release. Effective as of October 3, 2022, Mr. He was appointed Interim Chairman of the Board.

On October 14, 2022, FF Top delivered to the Company a “Notice of Nomination of Replacement FF Top Designees” stating, among other things, that FF Top was nominating a director to fill the vacancy on the Board left by Ms. Susan Swenson’s resignation. FF Top asserted the right to nominate a director to fill the vacancy created by Ms. Swenson’s resignation because such resignation was not effected in accordance with the Heads of Agreement, and thus, the provision that Ms. Swenson’s seat would remain empty until the Annual Meeting did not apply. FF Top maintained that it believed that Ms. Swenson’s vacancy should be filled with a nominee of FF Top, notwithstanding the current level of FF Top’s beneficial ownership of FFIE shares, in light of substantial dilution in its ownership of FFIE shares based on recent financing transactions entered into by FFIE. See “Management – Governance Agreement with FF Top and FF Global” for more information.

On October 27, 2022, Mr. Chad Chen was appointed to the Board. On October 28, 2022, Mr. Brian Krolicki tendered his resignation from the Board effective immediately. On December 15, 2022, Mr. Lee Liu tendered his resignation from the Board, which resignation was effective on December 18, 2022. On December 18, 2022, Mr. Jie Sheng was appointed to the Board, effective immediately, following the resignation of Mr. Liu. On December 25, 2022, Mr. Edwin Goh tendered his resignation from the Board, which resignation was effective on December 26, 2022. On December 26, 2022, Ms. Ke Sun was appointed to the Board, effective immediately, following the resignation of Mr. Goh. Mr. Sheng and Ms. Sun are designees of FF Top pursuant to the Amended Shareholder Agreement. On December 26, 2022, Dr. Carsten Breitfeld tendered his resignation from the Board, which resignation was effective immediately. On December 27, 2022, Mr. Xuefeng Chen was appointed to the Board, effective immediately, following the resignation of Dr. Breitfeld. On January 20, 2023, Mr. Qing Ye tendered his resignation from the Board, which resignation was effective immediately. Mr. Ye remains a consultant of the Company as an independent contractor until November 18, 2023, at which time both parties will mutually reassess the relationship. On January 25, 2023, Mr. Chui Tin Mok was appointed to the Board, effective immediately, following the resignation of Mr. Ye. On March 9, 2023, Mr. Matthias Aydt tendered his resignation from the Board, effective upon the nomination and approval by the Board of a replacement director. On March 13, 2023, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Li Han to fill the vacancy on the Board due to Mr. Aydt’s resignation. Therefore, there has been substantial recent turnover in the composition of the Board, resulting in reconstitution of the membership of our Board committees. As a result of the substantial turnover in the composition of the Board and its committees, there can be no assurance that the Board or its committees will function effectively or that there will not be any adverse effects on the Company or its business due to such developments.

FF is subject to legal proceedings and claims arising in and outside the ordinary course of business.

In addition to the shareholder class action and derivative matters discussed above, FF has been and continues to be involved in legal proceedings and claims arising both in and outside the ordinary course of FF’s business. See “Business – Legal Proceedings” for more information. We could also be subject to claims and litigation by investors based on the decline of the price of our Common Stock. The outcome of any litigation is inherently uncertain. FF evaluates these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, FF may establish reserves, as appropriate. Further, in the course of its operations, FF has been involved in litigation with contractors and suppliers over its past due payments. FF’s PRC Subsidiaries are involved in 32 proceedings or disputes in which the PRC Subsidiaries are defendants and one dispute in which a PRC entity is a plaintiff and has received a prevailing judgment. Substantially all of the claims arose out of those subsidiaries’ ordinary course of business, involving lease contracts, third-party suppliers or vendors, or labor disputes. The amounts claimed by the parties in the disputes involving FF’s PRC Subsidiaries, and accrued penalties thereof, are approximately $10.5 million. If one or more of those legal matters were resolved against FF in a reporting period for amounts above management’s expectations, FF’s business prospects, financial condition and operating results could be materially adversely affected.

Further, regardless of whether the results of the legal proceedings are favorable to FF, they could still result in substantial costs, negative publicity and diversion of resources and management attention, which could materially affect FF’s business, prospects, financial condition and results of operations. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against FF, which could negatively impact its financial position, cash flows or results of operations. Any claims or litigation, even if fully indemnified or insured, could damage FF’s reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

Furthermore, while FF maintains insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as retentions and caps on amounts recoverable. Even if FF believes a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of FF’s recovery.

We are not in compliance with Delaware General Corporation Law because it has been more than 13 months since our last annual meeting of stockholders.

Delaware General Corporation Law requires that a Delaware corporation hold a meeting of stockholders within 13 months of the latest annual meeting of stockholders for the election of directors. Our last stockholder meeting at which FFIE directors were elected was held on July 20, 2021. On September 19, 2022, three Company employees and stockholders brought an action seeking to compel the Company to comply with its obligations under Delaware law to hold an annual meeting of stockholders for the purpose of electing directors. Plaintiffs have stayed this action until January 10, 2023. Additionally, on January 4, 2023, the Company received a written notice (the “Notice”) from Nasdaq notifying the Company that it was not in compliance with the rules for continued listing as set forth in Nasdaq Listing Rules 5620(a) and 5810(c)(2)(G) since the Company has not yet held an annual meeting of stockholders within 12 months of the Company’s fiscal year-end of December 31, 2021. Based on the compliance plan that FFIE submitted to Nasdaq on February 10, 2023, Nasdaq granted FFIE until April 28, 2023 to hold the Annual Meeting. The Company’s failure to regain compliance with standards for continued listing would result in the ultimate delisting of its Common Stock from Nasdaq. On March 17, 2023, FFIE filed a definitive proxy statement for its 2023 annual meeting of stockholders, scheduled to be held on April 14, 2023.

If the Delaware Court of Chancery were to order the Annual Meeting before we are prepared to hold one, the preparation for the Annual Meeting and the meeting itself could result in the unanticipated expenditure of funds, time, and other Company resources.

Risks Related to FF’s Operations in China

FF faces various economic, operational and legal risks specific to China because of our corporate structure, our current operations in China and our plan to have significant operations in the future in China (including Hong Kong, which is subject to political and economic influence from mainland China), including the following:

Changes in the political and economic policies of the PRC government may materially and adversely affect FF’s business, financial condition and results of operations and may result in FF’s inability to sustain its growth and expansion strategies.

As part of FF’s dual-market strategy, substantial aspects of its business and operations may be based in China in the future, which will increase FF’s sensitivity to the economic, operational and legal risks specific to China. For example, China’s economy differs from the economies of most developed countries in many aspects, including, but not limited to, the degree of government involvement, control of capital investment, reinvestment control of foreign exchange, control of intellectual property, allocation of resources, growth rate and development level. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, including the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, which are generally viewed as a positive development for foreign business investment, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC economic growth through allocating resources, controlling payments of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While China’s economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing down, particularly in view of the effects of government actions to address the effects of the COVID-19 pandemic, which resulted in significant closures of businesses during the pandemic. Some of the governmental measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. Higher inflation could adversely affect our results of operations and financial condition. Furthermore, certain operating costs and expenses, such as employee compensation and office operating expenses, may increase as a result of higher inflation. In addition, the PRC government has implemented in the past certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our products and services, and consequently have a material adverse effect on our businesses, financial condition and results of operations.

It is unclear whether and how FF’s current or future business, prospects, financial condition or results of operations may be affected by changes in China’s economic, political and social conditions and in its laws, regulations and policies. In addition, many of the economic reforms carried out by the Chinese government are unprecedented or experimental and are expected to be refined and improved over time. The ultimate effect of such refining and improving process may on FF’s operations and business development is uncertain.

Uncertainties with respect to the Chinese legal system, regulations and enforcement policies could have a material adverse effect on FF.

FF’s operations in China are governed by PRC laws and regulations. As the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules and enforcement of these laws, regulations and rules may involve uncertainties. In addition, the PRC government authorities may continue to promulgate new laws and regulations related to, among other things, foreign investment and manufacturing in China. We cannot assure you that our business operations would not be deemed to violate any existing or future PRC laws or regulations, which in turn could have a material adverse effect on our business and our ability to operate our business in China.

From time to time, our PRC Subsidiaries may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business, impede our PRC Subsidiaries’ operations and reduce the value of your investment in FF.

Recently, the General Office of the State Council and another PRC authority jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law” (the “Opinions”), which was promulgated on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, the need to strengthen the supervision over overseas listings by PRC-based companies and the need to revise the special provisions of the State Council on overseas issuance and listing of shares by those companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of PRC-based companies, and cybersecurity, data security, privacy protection requirements and similar matters. On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic companies (the “Overseas Listing Trial Measures”) and relevant five guidelines, which will become effective on March 31, 2023. The Overseas Listing Trial Measures will comprehensively reform the existing regulatory regime for overseas securities offering and listing of PRC domestic companies by adopting a filing-based regulatory regime. See “Risk Factors—Risks Related to FF’s Operations in China —The approval of, or filing or other administrative procedures with, the CSRC or other PRC governmental authorities may be required in connection with certain of our financing activities, and, if required, we cannot predict if we will be able to obtain such approval or complete such filing or other administrative procedures” for more details.

Furthermore, the PRC government may strengthen oversight and control over offerings conducted overseas and/or foreign investment in issuers with substantial operations in China. Such actions taken by the PRC government may intervene or influence our PRC Subsidiaries’ operations at any time, which are beyond our control. Therefore, any such action may adversely affect our operations and significantly limit or hinder our ability to raise additional capital and reduce the value of our securities.

Uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence our PRC Subsidiaries’ operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in issuers with substantial operations in China could result in a material change in our operations or financial performance and/or could result in a material reduction in the value of our Class A Common Stock and Warrants or hinder our ability to raise necessary capital.

Fluctuations in exchange rates could result in foreign currency exchange losses to us and may reduce the value of, and amount in U.S. Dollars of dividends payable on, our Common Stock in foreign currency terms.

The value of the CNY against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. In August 2015, the People’s Bank of China (the “PBOC”), changed the way it calculates the mid-point price of the CNY against the U.S. dollar, requiring the market-makers who submit for reference rates to consider the previous day’s closing spot rate, foreign-exchange demand and supply as well as changes in major currency rates. In 2018, the value of CNY appreciated by approximately 5.5% against the U.S. dollar; in 2019, the CNY appreciated by approximately 1.9% against the U.S. dollar; in 2020, the CNY appreciated 7.0% against the U.S. dollar; in 2021, the CNY appreciated 2.7% against the U.S. dollar; and in 2022, the CNY appreciated 8.5% against the U.S. dollar. It is difficult to predict how market forces or PRC or U.S. government policy, including any interest rate increases by the Federal Reserve, may impact the exchange rate between the CNY and the U.S. dollar in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, including from the U.S. government, which has threatened to label China as a “currency manipulator,” which could result in greater fluctuation of the CNY against the U.S. dollar. However, the PRC government may still at its discretion restrict access to foreign currencies for capital account or current account transactions in the future. Therefore, it is difficult to predict how market forces or government policies may impact the exchange rate between the CNY and the U.S. dollar or other currencies in the future. In addition, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in CNY exchange rates and achieve policy goals. If the exchange rate between the CNY and U.S. dollar fluctuates in an unanticipated manner, our results of operations and financial condition, and the value of, and dividends payable on, our shares in foreign currency terms may be adversely affected.

Changes in the laws and regulations of China or noncompliance with applicable laws and regulations may have a significant impact on our business, results of operations and financial condition.

FF’s operations in China are subject to the laws and regulations of China, which continue to evolve. For example, on January 9, 2021, China’s Ministry of Commerce (“MOFCOM”) issued the Rules on Blocking Improper Extraterritorial Application of Foreign Legislation and Other Measures (the “Blocking Rules”), which established a blocking regime in China to counter the impact of foreign sanctions on Chinese persons. The Blocking Rules have become effective upon issuance, but have only established a framework of implementation, and the rules’ effects will remain unclear until the Chinese government provides clarity on the specific types of extraterritorial measures to which the rules will apply. At this time, we do not know the extent to which the Blocking Rules will impact the operations of our PRC Subsidiaries. There is no assurance that our PRC Subsidiaries will be able to comply fully with applicable laws and regulations should there be any amendment to the existing regulatory regime or implementation of any new laws and regulations. In addition, the interpretations of many laws and regulations are not always uniform and enforcement of these laws and regulations involve uncertainties.

The continuance of our PRC Subsidiaries’ operations depends upon compliance with, among other things, applicable Chinese environmental, health, safety, labor, social security, pension and other laws and regulations. Failure to comply with such laws and regulations could result in fines, penalties or lawsuits.

Furthermore, our business and operations in China entail the procurement of licenses and permits from the relevant authorities. Rapidly evolving laws and regulations and uncertainties regarding interpretations and enforcements thereof could impede our PRC Subsidiaries’ ability to obtain or maintain the required permits, licenses and certificates required to conduct our businesses in China. Difficulties or failure in obtaining the required permits, licenses and certificates could result in our PRC Subsidiaries’ inability to continue our business in China in a manner consistent with past practice. In such an event, our business, results of operations and financial condition may be adversely affected.

FFIE is a holding company and, in the future, may rely on dividends and other distributions on equity paid by the PRC Subsidiaries to fund any cash and financing requirements that FFIE may have, and the restrictions on PRC Subsidiaries’ ability to pay dividends or make other payments to FFIE could restrict FFIE’s ability to satisfy its liquidity requirements and have a material adverse effect on FFIE’s ability to conduct its business.

FFIE is a holding company and conducts all of its business through its operating subsidiaries. FFIE may need to rely on dividends and other distributions paid by its operating subsidiaries, including the PRC Subsidiaries, to fund any cash and financing requirements FFIE may have. Any limitation on the ability of the PRC Subsidiaries to make payments to FFIE, including but not limited to foreign currencies control, could have a material and adverse effect on FF’s business, prospects, financial condition and results of operation, including FFIE’s ability to conduct business, or limit FFIE’s ability to grow. Current PRC regulations permit the PRC Subsidiaries to pay dividends to FFIE only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, the PRC Subsidiaries are required to set aside at least 10% of their accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their registered capital. The PRC Subsidiaries may also allocate a portion of their after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. Furthermore, if the PRC Subsidiaries incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other payments to FFIE. Any limitation on the ability of the PRC Subsidiaries to distribute dividends or to make payments to FFIE may restrict its ability to satisfy its liquidity requirements.

In addition, the PRC Enterprise Income Tax Law (the “EIT Law”), and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of the PRC Subsidiaries to pay dividends or make other kinds of payments to FFIE could materially and adversely limit FFIE’s ability to grow, make investments or acquisitions that could be beneficial to FFIE’s business, pay dividends, or otherwise fund and conduct FFIE’s business.

Under the EIT Law, FFIE may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to FFIE and its non-PRC enterprise stockholders and have a material adverse effect on our results of operations and the value of your investment.

Under the EIT Law, as well as its implementing rules, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, a circular, known as SAT Circular 82, issued in April 2009 by the State Administration of Taxation of the PRC (the “SAT”), specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and stockholders’ meetings; and half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued a bulletin, known as SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups or by PRC or foreign individuals.

We do not believe that FFIE, as a holding company incorporated in Delaware, meet all of the conditions above, and thus we do not believe that FFIE is a PRC resident enterprise. However, if the PRC tax authorities determine that FFIE is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, FFIE will be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income. In addition, FFIE will also be subject to PRC enterprise income tax reporting obligations. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

Finally, since there remains uncertainties regarding the interpretation and implementation of the EIT Law and its implementation rules, it is uncertain whether, if FFIE is regarded as a PRC resident enterprise, any dividends payable by us to our investors and gains on the sale of our Common Stock would become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises (subject to the provisions of any applicable tax treaty). It is unclear whether our non-PRC enterprise stockholders would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that FFIE is treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the Common Stock.

FFIE and its stockholders face uncertainty with respect to indirect transfers of equity interests in China resident enterprises through transfer of non-Chinese-holding companies. Enhanced scrutiny by the Chinese tax authorities may have a negative impact on potential acquisitions and dispositions we may pursue in the future.

On February 3, 2015, the SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7. Pursuant to this Bulletin 7, an “indirect transfer” of assets, including non-publicly traded equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immovable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include, without limitation: whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the stockholders, business model and organizational structure; the income tax payable abroad on the income from the transaction of indirect transfer of PRC taxable assets; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immovable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange. On October 17, 2017, the SAT promulgated the Announcement of the SAT on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Circular 37, which became effective on December 1, 2017 and was most recently amended on June 15, 2018. SAT Circular 37, among other things, simplified procedures of withholding and payment of income tax levied on non-resident enterprises.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions under Bulletin 7 and SAT Circular 37. For transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC Subsidiaries may be requested to assist in the filing under Bulletin 7 and SAT Circular 37. As a result, we may be required to expend valuable resources to comply with Bulletin 7 and SAT Circular 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these publications, or to establish that our company should not be taxed under these publications, which may have a material adverse effect on our financial condition and results of operations.

PRC regulation of loans to and direct investments in PRC entities by offshore holding companies may delay or prevent us from making loans or additional capital contributions to our PRC Subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

As an offshore holding company with PRC Subsidiaries, FF may finance the operations of our PRC Subsidiaries by means of loans or capital contributions. As permitted under PRC laws and regulations, we may make loans to our PRC Subsidiaries subject to the approval from governmental authorities and limitation of amount, or we may make additional capital contributions to our PRC Subsidiaries. Furthermore, loans by us to our PRC Subsidiaries to finance its activities cannot exceed the statutory limits, which is either the difference between the registered capital and the total investment amount of such enterprise or a multiple of its net assets in the previous year. In addition, a foreign-invested enterprise (“FIE”), shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of an FIE shall not be used for the following purposes: (i) directly or indirectly used for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (ii) directly or indirectly used for investment in securities or investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (iii) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, the PRC Subsidiaries by offshore holding companies, and the fact that the PRC government may at its discretion restrict access to foreign currencies for current account and capital account transactions in the future, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC Subsidiaries or with respect to future capital contributions by us to our PRC Subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

The PRC government can take regulatory actions and make statements to regulate business operations in China with little advance notice, so our assertions and beliefs of the risks imposed by the Chinese legal and regulatory system cannot be certain so our assertions and beliefs of the risks imposed by the Chinese legal and regulatory system cannot be certain.

The Chinese government has taken and continues to take regulatory actions and make statements to regulate business operations in China, sometimes with little advance notice. Our ability to operate and to expand our operations in China in the future may be harmed by changes in its laws and regulations, including those relating to foreign investment, cybersecurity and date protection, foreign currency exchange, taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future could have a significant effect on economic conditions in China, or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

As such, our PRC Subsidiaries could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. Our PRC Subsidiaries may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Our PRC Subsidiaries’ operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to their business or industry. Given that the Chinese government may intervene or influence our PRC Subsidiaries’ operations at any time, it could result in a material change in our PRC Subsidiaries’ operations and a material reduction in the value of our Class A Common Stock and Warrants. Given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas, any such action could significantly limit or completely hinder FFIE’s and the Selling Securityholders’ ability to offer or continue to offer our shares of Class A Common Stock and Warrants to investors and cause the value of such securities to significantly decline or be worthless.

Furthermore, it is uncertain when and whether FFIE will be required to obtain permission from the PRC government to maintain its listing on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from the PRC government and has not received any denial to list on the U.S. exchange, as the PRC laws and regulations are still evolving rapidly and their interpretation and implementation are subject to uncertainties, our operations could be adversely affected, directly or indirectly, by existing or future PRC laws and regulations relating to its business or industry.

The approval of, or filing or other administrative procedures with, the CSRC or other PRC governmental authorities may be required in connection with certain of our financing activities, and, if required, we cannot predict if we will be able to obtain such approval or complete such filing or other administrative procedures.

The PRC governmental authorities recently have strengthened oversight over offerings that are conducted overseas and/or foreign investment in overseas-listed China-based issuers. Such actions taken by the PRC governmental authorities may intervene with our operations or financing activities, which are beyond our control. For instance, on July 6, 2021, the relevant PRC governmental authorities promulgated the Opinions on Strictly Cracking Down on Illegal Securities Activities, which emphasized the need to strengthen the administration over illegal securities activities, the need to strengthen the supervision over overseas listings by PRC-based companies and the need to revise the special provisions of the State Council on overseas issuance and listing of shares by those limited by shares companies. On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, and relevant five guidelines, which will become effective on March 31, 2023. According to the Overseas Listing Trial Measures, companies in mainland China that seek to offer securities or list in overseas markets, either directly or indirectly, are required to fulfill the filing procedure with the CSRC. The Overseas Listing Trial Measures provide that if the issuer meets both of the following criteria, the overseas securities offering or listing conducted by such issuer will be deemed as an indirect overseas offering or listing by PRC domestic companies: (i) more than 50% of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by companies in mainland China; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Initial public offerings or listings in overseas markets shall be filed with the CSRC within three working days after the relevant application is submitted overseas, and subsequent securities offerings of an issuer in the same overseas market where it has previously offered and listed securities shall be filed with the CSRC within three working days after the offering is completed.

In addition, the Overseas Listing Trial Measures provide that an overseas listing or offering by a PRC domestic company is explicitly prohibited under any of the following circumstances: (i) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (ii) the intended securities offering and listing may endanger national security upon reviewed and determined by competent authorities under the State Council in accordance with law; (iii) the domestic company intending to conduct the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (iv) the domestic company intending to conduct the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (v) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

As the Overseas Listing Trial Measures and the related guidelines are newly promulgated, there are uncertainties regarding their implementation and interpretation. We cannot predict the impact of these new rules on this offering or our future securities offerings or other forms of financing activities, if any, at this stage, or guarantee that we will be able to satisfy the scrutinized and new regulatory requirements in case they are applicable to us. In addition, we cannot guarantee that new rules or regulations promulgated in the future will not impose any additional requirement on us or otherwise tightening the regulations on PRC companies seeking overseas listing. If it is determined in the future that approval of, or filing or other administrative procedures with, the CSRC or other PRC governmental authorities are required for this offering or our future financing or listing activities, we cannot assure you we can obtain such approval or complete such filing or other required procedures in a timely manner. Any failure or delay in obtaining or completing such approval, filing or other required procedures, or a rescission of any such approval or filing or other procedures, would subject us to sanctions by the CSRC or other PRC governmental authorities. These PRC governmental authorities may impose fines and/or other penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from our offshore financing activities into China or take other actions that could materially and adversely affect our business, financial condition, results of operations, and prospects. Any uncertainties or negative publicity arising from these events could also adversely affect our business, financial condition, results of operations, and prospects.

The M&A Rules and certain other PRC regulations establish certain procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors adopted by six PRC regulatory agencies, or the M&A Rules, and related regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand, or (iv) or in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Moreover, the PRC Anti-Monopoly Law requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the relevant anti-monopoly authority before they can be completed.

In addition, in 2011, the General Office of the State Council promulgated a Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which officially established a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Also, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, issued by the MOFCOM and effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the Rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy, re-investment through multiple levels, leases, loans or control through contractual control arrangement or offshore transactions. Furthermore, NDRC and MOFCOM promulgated the Measures for the Security Review of Foreign Investments, effective from January 18, 2021, which require foreign investors or relevant parties to file a prior report before making a foreign investment if such investment involves military related industry, national defense security or taking control of an enterprise in a key industry that concerns national security; and if a foreign investment will or may affect national security, the standing working office organized by NDRC and MOFCOM will conduct a security review to decide whether to approve such investment.

In the future, we may grow our business in China by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions, if required, could be time consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM or its local counterparts and other relevant PRC authorities, may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, the MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share in China through future acquisitions would as such be materially and adversely affected.

FF may be adversely affected by the complexity, uncertainties and changes in PRC regulations on internet-related business, automotive businesses and other business carried out by FF’s PRC Subsidiaries.

The Chinese government extensively regulates the internet and automotive industries and other business carried out by the PRC Subsidiaries, such laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

Several PRC regulatory authorities, such as the State Administration for Market Regulation, the National Development and Reform Commission, MOFCOM, the MIIT, oversee different aspects of the electric vehicle business, and FF’s PRC Subsidiaries will be required to obtain a wide range of government approvals, licenses, permits and registrations in connection with their operations in China. For example, according to the Administrative Rules on the Admission of New Energy Vehicle Manufacturers and Products, promulgated by the MIIT on January 6, 2017 and amended on July 24, 2020, the MIIT is responsible for the national-wide administration of new energy vehicles and their manufacturers. The manufacturers shall apply to the MIIT for the entry approval to become a qualified manufacturer in China and shall further apply to the MIIT for the entry approval for the new energy passenger vehicles before commencing the manufacturing and sale of the new energy passenger vehicles in China. Both of the new energy passenger vehicles and their manufacturers will be listed in the Announcement of the Vehicle Manufacturers and Products issued by the MIIT from time to time, if they have obtained the entry approval from the MIIT. According to the Management Measures for Automobile Sales promulgated by the MOFCOM in July 2017, corporate basic information filings must be made by automobile dealers through the information system for the national automobile circulation operated by the MOFCOM within 90 days after the receipt of a business license. Furthermore, the electric vehicle industry is relatively immature in China, and the government has not adopted a clear regulatory framework to regulate the industry.

There are substantial uncertainties regarding the interpretation and application of the existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to internet-related businesses as well as automotive businesses and companies. There is no assurance that FF will be able to obtain all the permits or licenses related to its business in China, or will be able to maintain its existing licenses or obtain new ones. In the event that the PRC government considers that FF was or is operating without the proper approvals, licenses or permits, promulgates new laws and regulations that require additional approvals or licenses, or imposes additional restrictions on the operation of any part of FF’s business, the PRC government has the power, among other things, to levy fines, confiscate FF’s income, revoke its business licenses, and require FF to discontinue the relevant business or impose restrictions on the affected portion of its business. Any of these actions by the PRC government may have a material adverse effect on FF’s business, prospects, financial condition and results of operations.

We face challenges from the evolving regulatory environment regarding cybersecurity, information security, privacy and data protection. Many of these laws and regulations are subject to change and uncertain interpretation, and any actual or alleged failure to comply with related laws and regulations regarding cybersecurity, information security, data privacy and protection could materially and adversely affect our business and results of operations.

In the regular course of our business, we obtain information about various aspects of our operations as well as regarding our employees and third parties. The integrity and protection of FF, employee and third-party data are critical to our business. Our employees and third parties expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

PRC regulators, including the CAC, the MIIT, and the Ministry of Public Security, have been increasingly focused on regulation in data security and data protection. PRC regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations.

The PRC Criminal Law, as most recently amended in 2020, prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained in performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC (the “Cyber Security Law”), which became effective on June 1, 2017.

Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect and disclose their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC provides legal basis for privacy and personal information infringement claims under the Chinese civil laws.

On June 10, 2021, the Standing Committee of the National People’s Congress of China (the “SCNPC”), promulgated the PRC Data Security Law, which took effect on September 1, 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information.

On August 16, 2021, the CAC and certain other PRC regulatory authorities promulgated the Several Provisions on the Management of Automobile Data Security (Trial Implementation), which came into effect on October 1, 2021 and clearly stipulate that:(i) to carry out personal information processing activities, automobile data processors must notify individuals of relevant information in a prominent manner, obtain personal consent or comply with laws and administrative regulations in other circumstances; (ii) for the processing of sensitive personal information, the automobile data processor must obtain separate consent from individuals, and meet specific requirements; and (iii) automobile data processors must collect biometric information only with sufficient necessity and for the purpose to enhance driving safety. In addition, these provisions also define the term of “important data” thereunder and establish corresponding protection and regulation mechanisms on the important data.

On August 20, 2021, the SCNPC promulgated the PRC Personal Information Protection Law, which took effect on November 1, 2021. This legislation marks China’s first comprehensive legal attempt to define personal information and regulate the storing, transferring, and processing of personal information. It restricts the cross-border transfer of personal information and has major implications for companies that rely on data for their operations in China.

In December 2021, the CAC and 12 other related authorities promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures stipulates that:

●	the CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review working mechanism;

●	the purchase of network products and services by a “critical information infrastructure operator” and the data processing activities of a “network platform operator” that affect or may affect national security shall be subject to the cybersecurity review;

●	if a network platform operator who possesses personal information of more than one million users intends to go public in a foreign country, it must apply for a cybersecurity review with the CAC; and

●	the relevant PRC governmental authorities may initiate cybersecurity review if they determine certain network products, services, or data processing activities affect or may affect national security.

Furthermore, on November 14, 2021, the CAC published a discussion draft of Regulations on the Administration of Cyber Data Security for public comment, which provides that data processors conducting the following activities shall apply for cybersecurity review: (i) merger, reorganization or division of internet platform operators that have acquired a large number of data resources related to national security, economic development or public interests affects or may affect national security; (ii) listing abroad of data processors processing over one million users’ personal information; (iii) listing in Hong Kong which affects or may affect national security; or (iv) other data processing activities that affect or may affect national security. The draft also provides that operators of large internet platforms that set up headquarters, operation centers or R&D centers overseas shall report to the national cyberspace administration and competent authorities. In addition, the draft also requires that data processors processing important data or going public overseas shall conduct an annual data security self-assessment or entrust a data security service institution to do so, and submit the data security assessment report of the previous year to the local branch of the Cyberspace Administration of China before January 31 each year. As of the date of this prospectus, the abovementioned drafts have not been formally adopted, and substantial uncertainties exist with respect to their enactment timetable, final content, interpretation and implementation. On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Cross-border Data Transmission, which took effect on September 1, 2022. These measures require the data processor providing data overseas and falling under any of the following circumstances apply for the security assessment of cross-border data transmission by the national cybersecurity authority through its local counterpart: (i) the data processor provides important data overseas; (ii) critical information infrastructure operators and data processors processing personal information of more than one million individuals provide personal information overseas; (iii) data processors which have provided personal information of 100,000 individuals or sensitive personal information of 10,000 individuals overseas since January 1 of the previous year provides personal information overseas; and (iv) other situations required to declare security assessment of cross-border data transmission as stipulated by the national cybersecurity authority.

Our PRC Subsidiaries may become subject to enhanced cybersecurity review. Certain internet platforms in China have been reportedly subject to heightened regulatory scrutiny in relation to cybersecurity matters. If our PRC Subsidiaries are deemed to be a critical information infrastructure operator or a network platform operator that is engaged in data processing that affect or may affect national security, they could be subject to PRC cybersecurity review. As of the date of this prospectus, we have not received any notice from any PRC governmental authority identifying any of our PRC Subsidiaries as a “critical information infrastructure operator” or “network platform operator” that is engaged in data processing which affects or may affect national security as mentioned above, or requiring us to go through the cybersecurity review or initiating a cybersecurity review against us in such respects.

As advised by our PRC counsel, Fangda Partners, the abovementioned laws, regulations or the relevant drafts are relatively new and the PRC laws and regulations relating to cybersecurity, information security, data privacy and protection are evolving rapidly, there remains significant uncertainty in the enactment, interpretation and enforcement of such PRC laws, regulations or the relevant drafts, and our PRC Subsidiaries could become subject to enhanced cybersecurity review or non-compliance investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance investigations in accordance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions to our PRC Subsidiaries, which may have material adverse effects on our business, financial condition or results of operations. As of the date of this prospectus, our PRC Subsidiaries have not been involved in any investigations on cybersecurity review initiated by the CAC or related governmental regulatory authorities, and they have not received any inquiry, notice, warning, or sanction in such respect. However, as uncertainties remain regarding the interpretation and implementation of these laws and regulations, we cannot assure you that our PRC Subsidiaries will comply with such regulations in all respects and they may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities.

In the event that the independent registered public accounting firm operating in China that FF uses as an auditor for its operations in China is not permitted to be subject to inspection by the Public Company Accounting Oversight Board (“PCAOB”), then investors may be deprived of the benefits of such inspection.

Our current auditor, the independent registered public accounting firm that issued the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our current auditor’s compliance with the applicable professional standards. Prior to 2022, the PCAOB was unable to conduct full inspections in China or review audit documentation located within China without the approval of Chinese authorities, which was not granted. Accordingly, prior to 2022, the auditors of FF’s PRC Subsidiaries were not subject to inspection by the PCAOB.

Inspections of other PCAOB-registered firms by the PCAOB outside of China have identified deficiencies in their audit procedures and quality control procedures, which may improve future audit quality. The previous lack of PCAOB inspections in China prevented the PCAOB from regularly evaluating audits and quality control procedures of any auditors operating in China. The previous lack of PCAOB inspections prevented the PCAOB from evaluating the effectiveness of the China-based audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Without the benefit of PCAOB inspections, existing or potential investors could lose confidence in our reported financial information and the quality of our financial statements because the financial statements with respect to FF’s PRC Subsidiaries.

On December 18, 2020, the Holding Foreign Companies Accountable Act (“HFCA”) was signed into law. The major purpose of the HFCA is to avail U.S. regulators of access to review audits for companies in the same manner in which they review those of firms in any other nation. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements under the HFCA, pursuant to which the SEC will identify a “Commission-Identified Issuer” if an issuer has filed an annual report containing an audit report issued by a registered public accounting firm that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction, and will then impose a trading prohibition on an issuer after it is identified as a Commission-Identified Issuer for three consecutive years. The Consolidated Appropriations Act, 2023, which became law on December 29, 2022, reduced the number of consecutive non-inspection years required to trigger the trading prohibition under the HFCA from three years to two.

On December 16, 2021, the PCAOB issued a report to notify the SEC its determinations that it is unable to inspect or investigate completely registered public accounting firms headquartered in Mainland China and Hong Kong, respectively, and identifies the registered public accounting firms in Mainland China and Hong Kong that are subject to such determinations. On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the People’s Republic of China governing inspections and investigations of audit firms based in China and Hong Kong. On December 15, 2022, the PCAOB vacated its 2021 determination that the positions taken by authorities in mainland China and Hong Kong prevented it from inspecting and investigating completely registered public accounting firms headquartered in those jurisdictions. In view of the PCAOB’s decision to vacate its 2021 determination and until such time as the PCAOB issues any new adverse determination, the SEC has stated that there are no issuers at risk of having their securities subject to a trading prohibition under the HFCA. Each year, the PCAOB will reassess its determinations on whether it can inspect and investigate completely audit firms in China, and, if in the future, the PCAOB determines it cannot do so, or if Chinese authorities do not allow the PCAOB complete access for inspections and investigations for two consecutive years, the companies engaging China-based public accounting firms would be delisted pursuant to HFCA.

As noted above, the independent registered public accounting firm that issued the audit report included elsewhere in this prospectus, is subject to inspection by the PCAOB, thus we have not been identified as a “Commission-Identified Issuer” under the current framework of the HFCA. However, such legislative efforts could cause investor uncertainty for both affected foreign issuers and transnational companies with operations in China including FF. Further, new laws and regulations or changes in laws and regulations in both the U.S. and PRC could affect our ability to maintain our listing on Nasdaq, which could materially impair the market for and market price of our Class A Common Stock and Warrants.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.

The SEC, the DOJ and other U.S. authorities may also have difficulties in bringing and enforcing actions against our PRC Subsidiaries or the directors or executive officers of our PRC Subsidiaries. The SEC has stated that there are significant legal and other obstacles to obtaining information needed for investigations or litigation in China. China has adopted a revised securities law that became effective on March 1, 2020, Article 177 of which provides, among other things, that no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Furthermore, on February 24, 2023, the CSRC and several other Chinese authorities promulgated the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, which provide that where an overseas securities regulator and a competent overseas authority requests to inspect, investigate or collect evidence from a PRC domestic company concerning overseas offering and listing, or to inspect, investigate, or collect evidence from the PRC domestic securities companies and securities service providers that undertake relevant businesses for such PRC domestic companies, such inspection, investigation and evidence collection shall be conducted under a cross-border regulatory cooperation mechanism, and the CSRC or other competent Chinese authorities will provide necessary assistance pursuant to bilateral and multilateral cooperation mechanisms. PRC domestic companies, securities companies and securities service providers shall first obtain approval from the CSRC or other competent Chinese authorities before cooperating with the inspection and investigation by the overseas securities regulator or competent overseas authority, or providing documents and materials requested in such inspection and investigation. Accordingly, without governmental approval in China, no entity or individual in China may provide documents and information relating to securities business activities to overseas regulators when it is under direct investigation or evidence discovery conducted by overseas regulators, which could present significant legal and other obstacles to obtaining information needed for investigations and litigation conducted outside of China.

There may be difficulties in effecting service of legal process, conducting investigations, collecting evidence, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us and our management.

We currently have operations, and plan to have significant operations and assets in the future, in China. Moreover, one of our current directors is a national and resident of the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside of China with regard to such persons or assets relating to our operations in China, including actions arising under applicable U.S. federal and state securities laws. In addition, there are legal and other obstacles in China to providing information needed for regulatory investigations or litigation initiated by regulators outside China. Overseas regulators may have difficulties in conducting investigations or collecting evidence within China. It may also be difficult for investors to bring a lawsuit against us or our directors or executive officers based on U.S. federal securities laws in a Chinese court. Moreover, China does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts. Therefore, even if a judgment were obtained against us or our management for matters arising under U.S. federal or state securities laws or other applicable U.S. federal or state law, it may be difficult to enforce such a judgment with respect to our operations or assets in China.

A significant portion of our financing in the near future is expected to come from investors in China, and such investment is subject to delay due to due diligence review, including know your customer, anti-money laundering and other review.

We conduct due diligence, including know your customer, anti-money laundering and other review, on all potential financing sources. This process has been time consuming, particularly in connection with review of investors in China, and may result in our not being able to consummate any financing from these or other financing sources on a timely basis or at all. There can also be no assurance that we will be able to satisfy the closing conditions under our financing agreements. If we are unable to raise sufficient additional funds in the near term, we may be required to further delay our production and delivery plans for the FF 91 Futurist, reduce headcount, liquidate our assets, file for bankruptcy, reorganize, merge with another entity, and/or cease operations. For more information, see “Risk Factors – Risks Related to FF’s Business and Industry – FF needs to raise additional capital to support the production and delivery of the FF 91 Futurist and satisfy its other capital needs.”

Risks Related to Our Common Stock

FFIE does not currently intend to pay dividends on our Class A Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of FFIE’s Class A Common Stock.

FFIE has no direct operations and no significant assets other than the ownership of the stock of its subsidiaries. As a result, FFIE will depend on its subsidiaries for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our Class A Common Stock. Applicable state law and contractual restrictions, including in agreements governing the current or future indebtedness of FF, as well as the financial condition and operating requirements of FF and limitations on the ability of our PRC Subsidiaries’ ability to pay dividends or make payment to us, may limit our ability to obtain cash from FF subsidiaries. Thus, we do not expect to pay cash dividends on our Class A Common Stock. Any future dividend payments are within the absolute discretion of our Board and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our Board may deem relevant.

There can be no assurance that FFIE will be able to comply with the continued listing standards of Nasdaq.

If Nasdaq delists FF’s shares from trading on its exchange for failure to meet the applicable listing standards, we and our stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of our Common Stock;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

On October 31, 2022, we received written notice from Nasdaq that we were not in compliance with the Nasdaq requirement for the bid price for Class A Common Stock to be at least $1.00 per share (the “Minimum Bid Requirement”). We have until April 29, 2023 for the bid price for Class A Common Stock to close at $1.00 per share or more for a minimum of 10 consecutive business days. If compliance is not regained by April 29, 2023 (unless Nasdaq exercises its discretion to extend this period), our Class A Common Stock will be subject to a delisting action by Nasdaq. If we are unable to cure the deficiency or regain compliance, the Class A Common Stock will be delisted from Nasdaq.

At a special meeting of FFIE stockholders held on November 3, 2022, FFIE stockholders approved (among other proposals) a proposal to approve an amendment to the Amended and Restated Charter to effect a reverse stock split of the Common Stock by a ratio of any whole number in the range of 1-for-2 to 1-for-10, and a corresponding reduction in the number of authorized shares of Common Stock (after adjustment of the number of authorized shares, if applicable, resulting from stockholder approval of the Share Authorization Proposal), with such ratio to be determined in the discretion of the Board and with such action to be effected at such time and date, if at all, as determined by the Board within one year after the conclusion of such special meeting of stockholders. This approval gives the Board the discretion to amend the Amended and Restated Charter to effect a reverse stock split (with such ratio to be determined in the discretion of the Board in the range of 1-for-2 to 1-for-10) of the Common Stock at any time within one year of the date of such special meeting of stockholders. A reverse stock split may allow us to meet the Minimum Bid Requirement. However, we cannot assure you that the reverse stock split will be implemented by our Board or that such reverse stock split, if implemented, will be sufficient to enable us to maintain our Nasdaq listing.

Additionally, on January 4, 2023, the Company received a written notice (the “Notice”) from Nasdaq notifying the Company that it was not in compliance with the rules for continued listing as set forth in Nasdaq Listing Rules 5620(a) and 5810(c)(2)(G) since the Company has not yet held an annual meeting of stockholders within 12 months of the Company’s fiscal year-end of December 31, 2021. The Company has until February 20, 2023 to submit a plan to regain compliance. If that plan is accepted by Nasdaq, then the Company may be granted an exception of up to 180 calendar days from the date of its December 31, 2022 fiscal year-end, or until June 29, 2023, to regain compliance. The Company’s failure to regain compliance with standards for continued listing would result in the ultimate delisting of its Common Stock from Nasdaq. On March 17, 2023, FFIE filed a definitive proxy statement for its 2023 annual meeting of stockholders, scheduled to be held on April 14, 2023.

FF may be required to take write-downs or write-offs, or FF may be subject to restructuring, impairment or other charges that could have a significant negative effect on FF’s business, prospects, financial condition, results of operations and the trading price of FF’s securities, which could cause you to lose some or all of your investment.

Factors outside of FF’s control may, at any time, arise. As a result of these factors, FF may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in FF reporting losses. Even though these charges may be non-cash items and therefore not have an immediate impact on FF’s liquidity, the fact that FF reports charges of this nature could contribute to negative market perceptions about FF or its securities. In addition, charges of this nature may cause FF to be unable to obtain future financing on favorable terms or at all.

The price of the Class A Common Stock has been and may continue to be volatile, and you could lose all or part of your investment.

The trading price of the Class A Common Stock has been and may continue to be highly volatile and could be attributable, among others, to factors beyond our control, including limited trading volume. For example, our stock traded within a range of a high price of $17.00 and a low price of $0.2450 per share for the period from July 22, 2021, our first day of trading on Nasdaq, through March 29, 2023.

Any of the factors listed below could have a material adverse effect on the market price of the Class A Common Stock and as a result your investment in FFIE’s securities, and FFIE’s securities may trade at prices significantly below the price paid by you. In such circumstances, the trading price of FFIE’s securities may not recover and may experience a further decline. Factors affecting the trading price of FFIE’s securities may include:

●	FF’s failure to raise sufficient financing;

●	actual or anticipated fluctuations in FF’s financial results or the financial results of companies perceived to be similar to it;

●	changes in the market’s expectations about FF’s operating results;

●	success of competitors;

●	FF’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	FF’s ability to attract and retain senior management or key operating personnel, and the addition or departure of key personnel;

●	changes in financial estimates and recommendations by securities analysts concerning FF or the transportation industry in general;

●	operating and share price performance of other companies that investors deem comparable to FF;

●	FF’s ability to market new and enhanced products and technologies on a timely basis;

●	changes in laws and regulations affecting FF’s business;

●	FF’s ability to meet compliance requirements;

●	commencement of, or involvement in, threatened or actual litigation and government investigations;

●	changes in FF’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of FFIE’s Common Stock available for public sale;

●	any change in FF’s Board or management;

●	actions taken by FF’s directors, executive officers or significant stockholders such as sales of FFIE’s Common Stock, or the perception that such actions could occur;

●	ongoing and potential litigation involving FF, including the SEC investigation;

●	the implementation of the Special Committee’s recommendations and FFIE’s related remedial actions; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of FFIE’s securities irrespective of FFIE’s operating performance. The stock markets in general have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of FF’s securities, may not be predictable. A loss of investor confidence in the market for electric vehicle manufacturers’ stocks or the stocks of other companies which investors perceive to be similar to FF could depress FFIE’s share price regardless of FFIE’s business, prospects, financial conditions or results of operations. A decline in the market price of FF’s securities also could adversely affect FFIE’s ability to issue additional securities and FFIE’s ability to obtain additional financing in the future.

FF’s ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.

Legacy FF has net operating loss carryforwards for U.S. federal and state, as well as non-U.S., income tax purposes that are potentially available to offset future taxable income, subject to certain limitations (including the limitations described below). If not utilized, U.S. federal net operating loss carryforward amounts generated prior to January 1, 2018 will begin to expire 20 years after the tax year in which such losses originated. Non-U.S. and state net operating loss carryforward amounts may also be subject to expiration. Realization of these net operating loss carryforwards depends on the future taxable income of FF, and there is a risk that the existing carryforwards of FF could expire unused and be unavailable to offset future income tax liabilities, which could materially and adversely affect FF’s operating results.

Under Section 382 of the Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in the ownership of its equity by certain stockholders over a three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards and certain other pre-change tax attributes to offset its post-change income may be limited. The applicable rules generally operate by focusing on changes in ownership among stockholders considered by the rules as owning, directly or indirectly, 5% or more of the stock of a company, as well as changes in ownership arising from new issuances of stock by FFIE. Legacy FF may have experienced ownership changes in the past and FF may have experienced an ownership change as a result of the Business Combination. FF may also experience ownership changes in the future as a result of changes in the ownership of its stock, which may be outside our control. Accordingly, FF’s ability to utilize its net operating loss carryforwards could be limited by such ownership changes, which could result in increased tax liability to FF, potentially decreasing the value of its stock.

There are additional limitations found under Sections 269, 383, and 384 of the Code that may also limit the use of net operating loss carryforwards that may apply and result in increased tax liability to FF, potentially decreasing the value of the Common Stock. In addition, a “Separate Return Limitation Year,” or SRLY, generally encompasses all separate return years of a U.S. federal consolidated group member (or predecessor in a Section 381 or other transaction), including tax years in which it joins a consolidated return of another group. According to Treasury Regulation Section 1.1502-21, net operating losses of a member that arise in a SRLY may be applied against consolidated taxable income only to the extent of the loss member’s cumulative contribution to the consolidated taxable income. As a result, this SRLY limitation may also increase FF’s tax liability (by reducing the carryforward of certain net operating losses that otherwise might be used to offset the amount of taxable gain), potentially decreasing the value of the Common Stock.

FF’s tax obligations and related filings have become significantly more complex and subject to greater risk of audit or examination by taxing authorities, and outcomes resulting from such audits or examinations could adversely impact our business, prospects, financial condition and results of operations, including our after-tax profitability and financial results.

FF’s operations are subject to significant income, withholding and other tax obligations in the United States and may become subject to taxes in numerous additional state, local and non-U.S. jurisdictions with respect to our income, operations and subsidiaries related to those jurisdictions. In addition, FF now has international supplier and customer relationships and may expand operations to multiple jurisdictions, including jurisdictions in which the tax laws, their interpretation or their administration may not be favorable. Additionally, future changes in tax law or regulations in any jurisdiction in which FF operates or will operate could result in changes to the taxation of FF’s income and operations, which could cause our after-tax profitability to be lower than anticipated.

FF’s potential future after-tax profitability could be subject to volatility or affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds (including refunds of value added taxes) and other benefits to reduce FF’s tax liabilities, (b) changes in the valuation of FF’s deferred tax assets and liabilities, (c) expected timing and amount of the release of any tax valuation allowances, (d) tax treatment of stock-based compensation, (e) changes in the relative amount of our earnings subject to tax in the various jurisdictions in which FF operates or has subsidiaries, (f) the potential expansion of FF’s business into or otherwise becoming subject to tax in additional jurisdictions, (g) changes to FF’s existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of FF’s intercompany transactions and the extent to which taxing authorities in the relevant jurisdictions respect those intercompany transactions and (i) FF’s ability to structure its operations in an efficient and competitive manner. Due to the complexity of multinational tax obligations and filings, FF may have a heightened risk related to audits or examinations by U.S. federal, state, local and non-U.S. taxing authorities. Outcomes from these audits or examinations could have an adverse effect on our business, prospects, financial condition and results of operations, including our after-tax profitability and financial condition.

FF’s potential future after-tax profitability may also be adversely impacted by changes in the relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect. Additionally, the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent BEPS recently entered into force among the jurisdictions that have ratified it, although the United States has not yet entered into this convention. These recent changes could negatively impact FF’s taxation, especially if FF expands its relationships and operations internationally.

FF’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on its business.

The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Legacy FF as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are now applicable after the consummation of the Business Combination. As described in “Risk Factors – Risks Related to FF’s Business and Industry – FF identified material weaknesses in its internal control over financial reporting. If FF is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect FF’s business and share price,” management has identified material weaknesses in the Company’s internal control over financial reporting. If FF does not remediate such material weaknesses, or if other material weaknesses are identified, or if FF is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

FFIE may issue additional shares of Common Stock or preferred shares, which would dilute the interest of our stockholders.

FFIE may, in the future, issue a substantial number of additional shares of Common Stock or preferred stock. The issuance of additional shares of Common Stock or preferred stock:

●	may significantly dilute the equity interest of investors;

●	may subordinate the rights of holders of Common Stock if preferred stock is issued with rights senior to those afforded our Common Stock;

●	could cause a change of control if a substantial number of shares of our Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

●	may adversely affect prevailing market prices for our Common Stock.

Sales of a substantial number of shares of our Class A Common Stock in the public market, including the resale of the shares of Common Stock held by FFIE stockholders pursuant to this prospectus or pursuant to Rule 144, could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of Common Stock intend to sell shares, could reduce the market price of the Class A Common Stock. Pursuant to our obligations under the SPA, we have agreed to register on the registration statement of which this prospectus forms a part 441,503,935 shares of Class A Common Stock issuable upon exercise of SPA Warrants and conversion of SPA Notes. Such securities represent approximately 63.7% of the shares of Class A Common Stock outstanding as of February 27, 2023. After it is effective and until such time that it is no longer effective, the registration statement registering such securities will permit the resale of these shares. The resale, or expected or potential resale, of a substantial number of shares of our Class A Common Stock in the public market could adversely affect the market price for the Class A Common Stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholders will continue to offer the securities covered thereby pursuant to this prospectus or pursuant to Rule 144 for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time.

In addition, as of February 27, 2023, the Class A Common Stock is also subject to potential dilution from the exercise of instruments not covered under the registration statement of which this prospectus forms a part: (i) the exercise of up to 29,454,593 other warrants, (ii) the exercise of up to 34,637,120 stock options, (iii) the vesting of 19,667,004 unvested RSUs, (iv) the issuance of up to 21,540,988 earnout shares pursuant to the triggering events in the Merger Agreement and (v) the issuance of up to 90,120,075 shares of Class A Common Stock that FFIE may elect, in its sole discretion, to issue and sell to Yorkville pursuant to the SEPA. The Class A Common Stock is also subject to potential dilution due to issuance of Common Stock in connection with future equity and or convertible debt financings. Sales of substantial numbers of such shares in the public market, including the resale of the shares of Common Stock held by FFIE stockholders, could adversely affect the market price of the Class A Common Stock, the impact of which is increased as the value of our stock price increases.

The issuance of additional shares of Common Stock, including upon full conversion of the principal amount of all outstanding SPA Notes and exercise of all outstanding SPA Warrants, and/or the implementation of the full ratchet anti-dilution price protection in the SPA Notes and SPA Warrants and the issuance of shares pursuant to the SEPA would substantially dilute the ownership interest of existing stockholders.

The shares of Class A Common Stock issuable upon full conversion and exercise of the SPA Notes and the SPA Warrants issued and issuable under the Securities Purchase Agreement entered into by FFIE with FF Simplicity and RAAJJ on August 14, 2022, as amended by the first amendment thereto on September 23, 2022 (the “SPA”), pursuant to the Joinder and Amendment Agreement entered into by FFIE, Senyun, FF Simplicity, and RAAJJ on September 25, 2022, pursuant to the Limited Consent and Third Amendment entered into by FFIE, Senyun, FF Simplicity and RAAJJ on October 24, 2022, pursuant to the Limited Consent and Amendment entered into by FFIE, Senyun, FF Simplicity and RAAJJ on November 8, 2022, pursuant to the Letter Agreement and Amendment entered into by FFIE, Senyun and FF Simplicity on December 28, 2022, pursuant to the Limited Consent and Amendment No. 5 entered into by FFIE, Senyun, FF Simplicity and the other purchasers on January 25, 2023, pursuant to the Amendment No. 6 to Securities Purchase Agreement entered into by FFIE, Senyun, FF Top, FF Simplicity and other purchasers on February 3, 2023, and pursuant to the Amendment No. 7 to Securities Purchase Agreement entered into by FFIE, Senyun, FF Simplicity and FF Prosperity on March 23, 2023 will result in significant additional dilution to the existing stockholders of FFIE. At a special meeting of FFIE stockholders held on November 3, 2022, FFIE stockholders approved (among other proposals) a proposal to approve, as is required by the applicable Nasdaq rules and regulations, transactions involving notes and warrants issued to ATW Partners LLC, RAAJJ, Senyun and/or their affiliates as committed under the SPA, the Joinder and the Third Amendment, including the issuance of any shares in excess of 19.99% of the issued and outstanding shares of the Common Stock upon conversion of the SPA Notes and exercise of the SPA Warrants. At a special meeting of FFIE stockholders held on March 30, 2023, FFIE stockholders approved (among other proposals) a proposal to approve, as is required by the applicable Nasdaq rules and regulations, additional transactions involving notes and warrants issued to ATW Partners LLC, RAAJJ, Senyun, Acuitas and/or their affiliates as committed under the Sixth Amendment to the SPA. To the extent the SPA Notes are converted and the SPA Warrants are exercised, such conversions and exercises would have a significant dilutive effect on the ownership interest of existing stockholders of FFIE. Additionally, any issuance of shares of Class A Common Stock under the SEPA that is below the exercise price of the warrants issued and issuable under the SPA or the conversion price of the notes issued and issuable under the SPA will decrease such exercise or conversion price, as applicable, as described in more detail in such warrants and notes. See “Description of Securities – Description of Warrants – SPA Warrants and SPA Notes” for additional information.

FFIE has granted preferential director nomination rights to certain investors which may cause FFIE to fall out of compliance with Nasdaq listing rules.

FFIE has been raising additional capital via debt or equity financings and expects to continue doing so in order to continue its operations. See “Risk Factors – Risks Related to FF’s Business and Industry – FF needs to raise additional capital to support the production and delivery of the FF 91 Futurist and satisfy its other capital needs.” As discussed above, the sale of additional equity or convertible debt securities could result in further dilution of the equity interests of our existing stockholders. Additionally, FFIE has entered into arrangements with certain of stockholders that give them additional representation on the Board. Pursuant to the Amended Shareholder Agreement, FF Top has the right to nominate for election to the Board four designees until the first date on which FF Top has ceased to beneficially own at least 21,333,530 shares of Common Stock for at least 365 consecutive days, with such amount subject to adjustment in connection with any stock split, reverse stock split or other similar corporate action after the date of the Amended Shareholder Agreement (the “Minimum Share Amount”). Following the termination of FF Top’s right to nominate four designees, FF Top shall continue to have the right to nominate a number of designees not less than the number equal to the total number of directors on the Board, multiplied by the aggregate voting power of the shares of Common Stock and other securities of the Company generally entitled to vote in the election of directors of the Company beneficially owned by FF Top and its affiliates, divided by the total voting power of the then-outstanding shares of Common Stock issued as of the record date for any meeting of stockholders of the Company at which directors are to be elected, rounding up to the next whole director. See “Management – Governance Agreement with FF Top and FF Global” for more information. Such right granted to FF Top or other similar rights granted to other investors in the future may cause FFIE to fall out of compliance with certain of Nasdaq’s listing rules, in particular Nasdaq Rule 5640, which disallows the voting rights of existing stockholders to be disparately reduced through any corporate action or issuance, and cause FFIE’s Class A Common Stock to be delisted from Nasdaq.

FFIE’s Amended and Restated Charter provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit FFIE’s stockholders’ ability to obtain a chosen judicial forum for disputes with us or our directors, officers, employees or stockholders.

FFIE’s Amended and Restated Charter requires to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our certificate of incorporation. In addition, our Amended and Restated Charter provides that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act.

In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our Amended and Restated Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

Charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

FFIE’s Amended and Restated Charter and Amended and Restated Bylaws contain provisions that could delay or prevent a change in control of FFIE. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

●	authorizing the Board to issue preferred stock with voting or other rights or preferences that could discourage a takeover attempt or delay changes in control;

●	prohibiting cumulative voting in the election of directors;

●	limiting the adoption, amendment or repeal of FFIE’S Amended and Restated Bylaws or the repeal of the provisions of our certificate of incorporation regarding the election and removal of directors without the required approval of at least two-thirds of the shares entitled to vote at an election of directors;

●	prohibiting stockholder action by written consent; and

●	limiting the persons who may call special meetings of stockholders.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board, which is responsible for appointing the members of our management. In addition, the provisions of Section 203 of the “DGCL” govern FF. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with FF for a certain period of time without the consent of its Board. These and other provisions in our Amended and Restated Charter and Amended and Restated Bylaws and under Delaware law could discourage potential takeover attempts, reduce the price investors might be willing to pay in the future for shares of Class A Common Stock and result in the market price of Class A Common Stock being lower than it would be without these provisions. For more information, see the section of this prospectus captioned “Description of Securities – Certain Anti-Takeover Provisions of Delaware Law.”

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our Amended and Restated Charter and Amended and Restated Bylaws provides that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, our Amended and Restated Bylaws and our indemnification agreements that we entered into with our directors and officers provide that:

●	We will indemnify our directors and officers for serving FF in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

●	We may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

●	We will be required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

●	The rights conferred in our Amended and Restated Bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

●	We may not retroactively amend provisions of our Amended and Restated Bylaws to reduce our indemnification obligations to directors, officers, employees and agents.

If certain holders of the Class A Common Stock sell a significant portion of their securities, it may negatively impact the market price of the shares of the Class A Common Stock and such holders still may receive significant proceeds.

As of February 27, 2023, the market price of our Common Stock is below $10.00 per share, which was the price per unit sold in the initial public offering of our predecessor, PSAC, the per-share price of the 27,733,421 shares of PSAC common stock PSAC sold to certain investors in connection with our Business Combination in a private placement for an aggregate amount of $761.4 million (the “PIPE Financing”) and also the per share value of the consideration issued to Legacy FF stockholders upon consummation of our Business Combination. However, certain of FFIE stockholders who hold shares of the Class A Common Stock that were (i) originally purchased by the PSAC Sponsor in a private placement prior to PSAC’s initial public offering or (ii) originally issued by PSAC to the designees of EarlyBirdCapital, Inc. as underwriter’s compensation in connection with PSAC’s initial public offering may nonetheless be inclined to sell such Founder Shares or Representative Shares as they were originally purchased at an effective price significantly less than $10.00 per share. The currently outstanding 213,366 Founder Shares, representing 0.03% of Class A Common Stock as of February 27, 2023, were purchased at an effective price of $0.0043 per share and the currently 170,131 outstanding Representative Shares, representing 0.02% of Class A Common Stock as of February 27, 2023, were purchased at an effective price of $0.0041 per share. Accordingly, holders of the Founder Shares and Representative Shares could sell their securities at a per-share price that is less than $10.00 and still realize a significant profit from the sale of those securities that could not be realized by our other stockholders. On February 27, 2023, the closing price of our Common Stock was $0.5138 per share. Based on this closing price, the aggregate sales price of the Founder Shares would be approximately $0.11 million and the aggregate sales price of the Representative Shares would be approximately $0.09 million. As such, holders of our Founder Shares and Representative Shares may realize a positive rate of return on the sale of their shares of Class A Common Stock covered by this prospectus based on the current trading price of our Class A Common Stock and the effective purchase price for such shares. However, public securityholders may not experience a similar positive rate of return due to the differences in their purchase price and the current trading price of shares of our Class A Common Stock.

Concentration of ownership may have the effect of delaying or preventing a change in control.

Certain FF stakeholders, including legacy FF stakeholders, collectively own a significant amount of the outstanding Common Stock. These FF stakeholders include FF Top, which owns 64,000,588 shares of Class A Common Stock (on an as-converted basis), Season Smart Limited, which owns 66,494,117 shares of Class A Common Stock, and Senyun, which owns 25,333,333 shares of Class A Common Stock, representing 8.5%, 8.8% and 3.3%, respectively, of FFIE’s outstanding Common Stock as of February 27, 2023 (including, for this purpose, 64,000,588 shares of Class A Common Stock issuable upon conversion of 64,000,588 shares of Class B Common Stock held by FF Top, all as issued and outstanding shares as of February 27, 2023). In addition, FF Top has entered into voting agreements with certain FFIE stockholders pursuant to which FF Top will vote as a proxy of all of the Class A Common Stock owned by such FFIE stockholders subject to certain limitations. As a result, FF Top exercises voting power over 15.4% of FFIE’s outstanding Common Stock as of February 27, 2023 (based on same assumptions as above). Under the Amended Shareholder Agreement, FF Top is also entitled to nominate a number of directors based on its voting power with respect to FFIE’s outstanding Common Stock, currently entitling FF Top to nominate four out of seven directors to the Board of FFIE. In addition, on September 23, 2022 and January 13, 2023, FFIE, FF Global and FF Top entered into governance settlements with FF Top, the largest holder of FFIE Common Stock, including with respect to the composition of the Board. See “Management – Governance Agreement with FF Top and FF Global” more for information.

As a result, FFIE’s equity holders, particularly FF Top, may have the ability to determine the outcome of corporate actions of FFIE requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our Class A Common Stock.

Upon approval by FFIE stockholders of an amendment to the Amended and Restated Charter pursuant to the Amended Shareholder Agreement, the voting power of the Class B Common Stock held by FF Top will convert from one vote per share to 10 votes per share and, upon FFIE achieving an equity market capitalization of $3.0 billion, the voting power of the Class B Common Stock will convert from 10 votes per share to 20 votes per share, each of which will entitle FF Top to have substantial influence over FFIE’s corporate matters.

FFIE has adopted a dual-class share structure such that its common shares consist of Class A Common Stock and Class B Common Stock. FF Top, an entity controlled by FF Global, which in turn is controlled by its board of managers consisting of five voting managers (i.e., Mr. Yueting Jia, Mr. Jerry Wang, Mr. Chui Tin Mok, Mr. Prashant Gulati and Ms. Chaoying Deng), beneficially owns, directly or indirectly, all of the outstanding shares of Class B Common Stock, which account for 8.5% of FFIE’s total outstanding shares of Common Stock (i.e., Class A Common Stock and Class B Common Stock combined) and voting power as of February 27, 2023 (including, for this purpose, 64,000,588 shares of Class A Common Stock issuable upon conversion of 64,000,588 shares of Class B Common Stock held by FF Top, all as issued and outstanding shares as of February 27, 2023). In respect of matters requiring the votes of stockholders, each share of Class A Common Stock will be entitled to one vote and each share of Class B Common Stock will initially be entitled to one vote. Pursuant to the Amended Shareholder Agreement, FF Top informed FFIE that it expects FFIE will submit a proposal to FFIE stockholders for approval to amend the Amended and Restated Charter to provide that (i) the voting power of FFIE’s Class B Common Stock, of which FF Global owns all outstanding shares, will be 10 votes per share and (ii) the voting power of the Company’s Class B Common Stock will increase from 10 votes per share to 20 votes per share following the Company achieving an equity market capitalization of $3.0 billion. After such conversion of voting power of the Class B Common Stock, the outstanding shares of Class B Common Stock, which FF Top beneficially owns, will account for 48.0% of FFIE’s voting power. Such conversion of voting power of the Class B Common Stock would only apply after FFIE stockholders approve the related proposals in the Amended Shareholder Agreement, and after the Amended and Restated Charter is amended accordingly, and, until such time, shares of Class B Common Stock are entitled to one vote per share, and a $20.0 billion equity market capitalization would be required to increase the voting power of the Class B Common Stock to 10 votes per share. If FF Top obtains such enhanced voting rights, it would have considerable influence over matters such as decisions regarding mergers, consolidations and the sale of all or substantially all of the assets of FFIE, election of directors and other significant corporate actions. FF Top could take actions that are not in the best interest of FFIE or its other stockholders. This mechanism may discourage, delay or prevent a change in control, which could have the effect of depriving other stockholders of FFIE of the opportunity to receive a premium for their shares as part of a sale of FFIE.

Upon the conversion of Class B Common Stock held by FF Top from 10 votes per share to 20 votes per share, Nasdaq may consider FFIE to be a “controlled company” within the meaning of the Nasdaq listing standards and, as a result, FFIE may qualify for exemptions from certain corporate governance requirements.

So long as more than 50% of the voting power for the election of directors of FFIE is held by an individual, a group or another company, FFIE will qualify as a “controlled company” under Nasdaq listing requirements. While FFIE does not currently qualify as a controlled company and has, pursuant to the Amended Shareholder Agreement, agreed not to elect to be treated as a “controlled company” as defined under Nasdaq rules until FFIE has achieved an equity market capitalization of at least $3.0 billion, after such time as FFIE at the end of any 20 consecutive trading days, has a volume weighted average total equity market capitalization of at least $3.0 billion, holders of shares of the Class B Common Stock will be entitled to 20 votes for each such share, which will cause FF Top to own 64.9% of the voting control of FFIE and FFIE may qualify as a controlled company. As a controlled company, FFIE would be exempt from certain Nasdaq corporate governance requirements, including those that would otherwise require the Board to have a majority of independent directors and require that FFIE establish a compensation committee comprised entirely of independent directors, or otherwise ensure that the compensation of FFIE’s executive officers and nominees for directors are determined or recommended to the Board by the independent members of the Board. While FFIE does not currently intend to rely on any of these exemptions, the Board of FFIE following the market capitalization event may elect to rely on such exemptions if FFIE is considered a “controlled company,” and to the extent it relies on one or more of these exemptions, holders of FFIE’s capital stock will not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

FFIE’s dual-class structure may depress the trading price of the Class A Common Stock.

We cannot predict whether FFIE’s dual-class structure will result in a lower or more volatile market price of the Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, pursuant to which companies with multiple classes of shares of common stock are excluded. In addition, several stockholder advisory firms have announced their opposition to the use of multiple-class structures. As a result, the dual-class structure of FFIE’s Common Stock may cause stockholder advisory firms to publish negative commentary about FFIE’S corporate governance practices or otherwise seek to cause FFIE to change our capital structure. Any such exclusion from indices or any actions or publications by stockholder advisory firms critical of FFIE’s corporate governance practices or capital structure could adversely affect the value and trading market of our Class A Common Stock.

If securities or industry analysts do not publish research or reports about our business or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our Class A Common Stock will depend on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover FF downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of FF or fail to regularly publish reports on FF, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

FFIE’s ability to pay dividends in the future will be subject to its subsidiaries’ ability to distribute cash to it.

We do not anticipate that the Board will declare dividends for the foreseeable future. If FFIE decides to declare dividends in the future, as a holding company, it will require dividends and other payments from its subsidiaries to meet such cash requirements. In addition, minimum capital requirements may indirectly restrict the amount of dividends paid upstream, and repatriations of cash from FFIE’s subsidiaries may be subject to withholding, income and other taxes in various applicable jurisdictions. If FFIE’s subsidiaries are unable to distribute cash to it and it is unable to pay dividends, the Class A Common Stock may become less attractive to investors and the price of its shares of Common Stock may become volatile.

FFIE has incurred and will continue to incur increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, FFIE has incurred and will continue to incur increased legal, accounting, administrative and other costs and expenses as a public company that Legacy FF did not incur as a private company. The Sarbanes-Oxley Act of 2002 or the Sarbanes-Oxley Act, including the requirements of Section 404, to the extent applicable to FFIE, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time consuming. Under a number of those requirements, we have to carry out activities Legacy FF has not done previously. For example, FFIE has created new committees of the Board and adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred on a continuous basis. Furthermore, if any issues in complying with those requirements are identified (for example, if FFIE identifies additional material weaknesses or significant deficiency in internal control over financial reporting), we would incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

For as long as we remain an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We may remain an “emerging growth company” until the earliest of (i) the last day of our fiscal year following July 24, 2025 (the fifth anniversary of the consummation of PSAC’s initial public offering), (ii) the last day of the fiscal year in which the market value of FFIE’S shares of Common Stock that are held by non-affiliates exceeds $700.0 million as of June 30 of that fiscal year, (iii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation) or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt in the prior three-year period. Further, there is no guarantee that the exemptions available to us under the JOBS Act will result in significant savings. To the extent we choose not to use exemptions from various reporting requirements under the JOBS Act, we will incur additional compliance costs, which may impact earnings.

The JOBS Act permits “emerging growth companies” like FFIE to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies. The reduced reporting requirements applicable to use may make FFIE’s shares of Common Stock less attractive to investors.

FFIE qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, FFIE is eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in FF’s periodic reports and proxy statements and (c) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, FFIE’s stockholders may not have access to certain information they may deem important. FFIE will remain an emerging growth company until the earliest of (i) the last day of our fiscal year following July 24, 2025 (the fifth anniversary of the consummation of PSAC’s initial public offering), (ii) the last day of the fiscal year in which the market value of FFIE’s shares of Common Stock that are held by non-affiliates exceeds $700.0 million as of June 30 of that fiscal year, (iii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation) or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt in the prior three-year period. We cannot predict whether investors will find FFIE’s securities less attractive because it will rely on these exemptions. If some investors find FFIE’s securities less attractive as a result of its reliance on these exemptions, the trading prices of FFIE’s securities may be lower than they otherwise would be, there may be a less active trading market for FFIE’s securities and the trading prices of FFIE’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of FFIE’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. We cannot predict if investors will find our shares of Common Stock less attractive because we will rely on these exemptions. If some investors find our shares of Common Stock less attractive as a result, there may be a less active market for our shares of Common Stock and our share price may be more volatile.

If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a U.S. publicly traded company in a timely and reliable manner.

If we fail to develop and maintain effective internal controls and procedures and disclosure procedures and controls, we may be unable to provide financial information and required SEC reports that a U.S. publicly traded company is required to provide in a timely and reliable fashion. Any such delays or deficiencies could penalize us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and hurt our reputation and could thereby impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for listing of our shares of Common Stock on a national securities exchange.

There can be no assurance that the SPA Warrants will be in the money at the time they become exercisable; they may expire worthless and therefore we may not receive cash proceeds from the exercise of warrants.

As of the date of this prospectus, we have (i) 23,540,988 outstanding Public Warrants to purchase 23,540,988 shares of our Class A Common Stock, exercisable at an exercise price of $11.50 per share, which expire on the earlier to occur of July 21, 2026 or redemption; (ii) 111,131 outstanding Private Warrants to purchase 111,131 shares of our Class A Common Stock, exercisable at an exercise price of $11.50 per share, which expire on July 21, 2026; (iii) 73,290,750 outstanding SPA Warrants, which are exercisable at an exercise price of $0.2275 or $1.05 per share (as of February 27, 2023); and (iv) 29,454,593 warrants issued to Ares Capital Corporation.

The exercise of Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our Class A Common Stock and the spread between the exercise price of the Warrant and the price of our Class A Common Stock at the time of exercise. For example, to the extent that the price of our Class A Common Stock exceeds $11.50 per share, it is more likely that holders of our Public Warrants and Private Warrants will exercise their warrants. If the price of our Common Stock is less than $11.50 per share, it is unlikely that such holders will exercise their warrants. As of March 29, 2023, the closing price of our Class A Common Stock was $0.3550 per share. There can be no assurance that all of our Warrants will be in the money prior to their expiration. Our Public Warrants under certain conditions, as described in the warrant agreement, are redeemable by FFIE at a price of $0.01 per warrant. Our Private Warrants are not redeemable so long as they are held by the initial stockholders and are exercisable on a cashless basis. Our SPA Warrants are redeemable under certain conditions for $0.01 per warrant and exercisable on a cash or cashless basis. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants.

If FFIE implements a reverse stock split, the liquidity of its Common Stock and Warrants may be adversely effected.

At a special meeting of FFIE stockholders held on November 3, 2022, FFIE stockholders approved (among other proposals) a proposal to approve an amendment to the Amended and Restated Charter to effect a reverse stock split of the Common Stock by a ratio of any whole number in the range of 1-for-2 to 1-for-10, and a corresponding reduction in the number of authorized shares of Common Stock (after adjustment of the number of authorized shares, if applicable, resulting from stockholder approval of the Share Authorization Proposal), with such ratio to be determined in the discretion of the Board and with such action to be effected at such time and date, if at all, as determined by the Board within one year after the conclusion of such special meeting of stockholders. This approval gives the Board the discretion to amend the Amended and Restated Charter to effect a reverse stock split (with such ratio to be determined in the discretion of the Board in the range of 1-for-2 to 1-for-10) of the Common Stock at any time within one year of the date of such special meeting of stockholders.

On October 31, 2022, we received written notice from Nasdaq that we were not in compliance with the Nasdaq requirement for the bid price for Class A Common Stock to be at least $1.00 per share (the “Minimum Bid Requirement”). We have until April 29, 2023 for the bid price for Class A Common Stock to close at $1.00 per share or more for a minimum of 10 consecutive business days. If compliance is not regained by April 29, 2023 (unless Nasdaq exercises its discretion to extend this period), our Class A Common Stock will be subject to a delisting action by Nasdaq. If we are unable to cure the deficiency or regain compliance, the Class A Common Stock will be delisted from Nasdaq. See “– There can be no assurance that FFIE will be able to comply with the continued listing standards of Nasdaq” above for more information. A reverse stock split may allow us to meet the Minimum Bid Requirement. However, we cannot assure you that the reverse stock split will be implemented by our Board or that such reverse stock split, if implemented, will be sufficient to enable us to maintain our Nasdaq listing.

However, if a reverse stock split is implemented, there can be no assurance that the market price per new share of our Common Stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of our Common Stock outstanding before the reverse stock split. The liquidity of the shares of our Common Stock and Warrants may be affected adversely by any reverse stock split given the reduced number of shares of our Common Stock that will be outstanding following the reverse stock split, especially if the market price of our Common Stock does not increase as a result of the reverse stock split.

Following any reverse stock split, the resulting market price of our Common Stock may not attract new investors and may not satisfy the investing requirements of those investors. Although we believe that a higher market price of our Common Stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our Common Stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our Common Stock may not necessarily improve.

USE OF PROCEEDS

All of the Class A Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. The Company will not receive any of the proceeds from these sales.

The Company could receive up to an aggregate of approximately $273.1 million from the exercise of all of the Warrants offered by the Selling Securityholders, assuming the exercise in full of all of the Warrants for cash. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our shares of Class A Common Stock and the spread between the exercise price of the Warrants and the price of our Class A Common Stock at the time of exercise. We have (i) 23,540,988 outstanding Public Warrants to purchase 23,540,988 shares of our Class A Common Stock, exercisable at an exercise price of $11.50 per share; (ii) 111,131 outstanding Private Warrants to purchase 111,131 shares of our Class A Common Stock, exercisable at an exercise price of $11.50 per share; and (iii) 73,290,750 outstanding SPA Warrants, which are exercisable at an exercise price of $0.2275 or $1.05 per share (as of February 27, 2023). If the market price of our Class A Common Stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will exercise their Warrants. As of March 29, 2023, the closing price of our Class A Common Stock was $0.3550 per share. There can be no assurance that all of our Warrants will be in the money prior to their expiration. Our Public Warrants under certain conditions, as described in the warrant agreement, are redeemable by the Company at a price of $0.01 per Warrant. Our Private Warrants are not redeemable so long as they are held by the initial stockholders and are exercisable on a cashless basis. Our SPA Warrants are redeemable under certain conditions for $0.01 per warrant and exercisable on a cash or cashless basis. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrants. The Company expects to use the net proceeds that it receives from the exercise of the Warrants, if any, for general corporate purposes, which may include temporary or permanent repayment of our outstanding indebtedness. The Company will have broad discretion over the use of proceeds from the exercise of the Warrants (if any).

The Selling Securityholders will pay any underwriting fees, discounts and selling commissions incurred by such Selling Securityholders in disposing of their Class A Common Stock. Pursuant to a registration rights agreement entered into by FFIE and certain stockholders of FFIE, FFIE will bear all other costs, fees and expenses incurred in effecting the registration of the Class A Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of the Class A Common Stock underlying the Warrants offered hereby is determined by reference to the respective exercise prices of the Public Warrants, Private Warrants and SPA Warrants. The Public Warrants are listed on the Nasdaq under the symbol “FFIEW.”

We cannot currently determine the price or prices at which shares of Class A Common Stock may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR CLASS A COMMON STOCK AND DIVIDEND POLICY

Market Information

Our shares of Class A Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “FFIE” and “FFIEW,” respectively. Prior to the consummation of the Business Combination, our Common Stock and Warrants were listed on Nasdaq under the symbols “PSACU,” “PSAC,” and “PSACW,” respectively. As of February 27, 2023, there were 427 holders of record of our Class A Common Stock, one holder of our Class B Common Stock, one holder of record of our Public Warrants, one holder of Private Warrants and three holders of SPA Warrants.

Dividend Policy

We have not paid any cash dividends on our Class A Common Stock or the Warrants to date. Our Board may from time to time consider whether or not to institute a dividend policy. It is our present intention to retain any earnings for use in our business operations and accordingly, we do not anticipate our Board declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board. Further, our ability to declare dividends will also be limited by restrictive covenants contained in our debt agreements.

Securities Authorized for Issuance Under Equity Incentive Plan

At the special meeting of PSAC’s stockholders held on July 20, 2021, the stockholders of the Company considered and approved the Faraday Future Intelligent Electric Inc. 2021 Stock Incentive Plan (the “Incentive Plan”). The Incentive Plan was previously approved, subject to stockholder approval, by the PSAC board of directors. The Incentive Plan became effective immediately upon the consummation of the Business Combination on July 21, 2021. Pursuant to the Incentive Plan, 25,057,455 shares of Class A Common Stock have been reserved for issuance under the Incentive Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to help the reader understand FF’s results of operations and financial condition. This discussion and analysis is provided as a supplement to, and should be read in conjunction with, FF’s Consolidated Financial Statements and notes thereto included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to FF’s plans and strategy for FF’s business, includes forward-looking statements that involve risks and uncertainties. FF’s actual results may differ materially from management’s expectations as a result of various factors, including but not limited to those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” The objective of this section is to provide investors an understanding of the financial drivers and levers in FF’s business and describe the financial performance of the business.

Overview

Faraday Future Intelligent Electric, Inc. (together with its consolidated subsidiaries, “FF,” “the Company,” “we,” “us” or “our”) is a California-based, global, shared, intelligent, mobility ecosystem company founded in 2014 with a vision to disrupt the automotive industry.

On July 21, 2021, Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp. (“PSAC”)), a Delaware corporation, consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of January 27, 2021 (as amended, the “Merger Agreement”), by and among PSAC, PSAC Merger Sub Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly-owned subsidiary of PSAC (“Merger Sub”), and Legacy FF. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Legacy FF, with Legacy FF surviving the merger as a wholly-owned subsidiary of the Company (the “Business Combination”).

Upon the consummation of the Business Combination, PSAC changed its name from Property Solutions Acquisition Corp. to Faraday Future Intelligent Electric Inc., and FF’s Class A Common Stock and Public Warrants began trading on The Nasdaq Global Select Market (“Nasdaq”) under the ticker symbols “FFIE” and “FFIEW,” respectively.

With headquarters in Los Angeles, California, FF designs and engineers next-generation, intelligent, connected, electric vehicles. FF manufactures vehicles at its ieFactory California production facility in Hanford, California, with additional future production capacity needs addressed through a contract manufacturing agreement with Myoung Shin Co., Ltd. (“Myoung Shin”), an automotive manufacturer headquartered in South Korea. FF has additional engineering, sales, and operational capabilities in China and is exploring opportunities for potential manufacturing capabilities in China through a joint venture or other arrangement.

Since its founding, FF has created major innovations in technology, products, and a user-centered business model. FF believes these innovations will enable FF to set new standards in luxury and performance that will redefine the future of intelligent mobility.

FF’s innovations in technology include its proprietary Variable Platform Architecture (“VPA”), propulsion system, and Internet Artificial Intelligence (“I.A.I.”) system. We believe the following combination of capabilities of FF’s products, technology, the recent upgrade to PT Gen 2.0, team, and business model distinguish FF from its competitors:

●	FF has designed and developed a breakthrough mobility platform — its proprietary VPA.

●	FF’s propulsion system provides a competitive edge in acceleration and range, enabled by an expected industry-leading inverter design, and propulsion system.

●	FF’s advanced I.A.I. technology offers high-performance computing, high speed internet connectivity, Over the Air (“OTA”) updating, an open ecosystem for third-party application integration, and a Level 3 autonomous driving-ready system, in addition to several other proprietary innovations that enable FF to build an advanced, highly-personalized user experience.

●	Since inception, FF has developed a portfolio of intellectual property, established its proposed supply chain, and assembled a global team of automotive and technology experts and innovators to achieve its goal of redefining the future of the automotive industry. As of February 27, 2023, FF has been granted approximately 660 patents globally.

●	FF’s B2C (business-to-customer) passenger vehicle pipeline over the next five years includes the FF 91 series, the FF 81 series, and the FF 71 series.

●	FF believes that the FF 91 Futurist will be the first ultra-luxury EV to offer a highly-personalized, fully-connected user experience for driver and passengers. FF announced the start of production of the FF 91 Futurist on March 29, 2023. Based on certain management assumptions, including timely completion of certain testing and the suppliers meeting our supply chain requirement, FF expects the FF 91 Futurist to come off the line in April, and delivery to users is anticipated to begin before the end of April 2023.

●	Subject to future financing, FF plans to produce and deliver its second passenger vehicle, the FF 81, which will be a premium, mass-market electric vehicle positioned to compete against the Tesla Model S, Tesla Model X, the BMW 5-series, and the Nio ES8.

●	Subject to future financing, FF plans to develop a mass-market passenger vehicle, the FF 71. FF expects to start production and deliveries of the FF 71 subsequent to production and deliveries of the FF 81. The FF 71 will integrate full connectivity and advanced technology into a smaller vehicle size and is positioned to compete against the Tesla Model 3, Tesla Model Y, and the BMW 3-series.

●	Subject to future financing, FF plans to develop a Smart Last Mile Delivery (“SLMD”) vehicle to address the high-growth, last-mile delivery opportunity, particularly in Europe, China and the U.S. FF’s modular VPA facilitates entry into the last-mile delivery segment, allowing FF to expand its total addressable market and avenues of growth.

FF has adopted a hybrid manufacturing strategy consisting of its refurbished manufacturing facility in Hanford, California and a collaboration with Myoung Shin in South Korea. FF is also exploring other potential contract manufacturing options in addition to the contract manufacturing agreement in South Korea along with the possibility of manufacturing capacity in China through a joint venture or other arrangements. All passenger vehicles as well as the SLMD vehicle are expected to be available for sale in the U.S. and China, with potential expansion to European markets.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies. Any such election to not take advantage of the extended transition period is irrevocable.

FF is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. FF expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Segment Information

FF has determined that FF operates as one reportable segment, which is the design, development, manufacture, engineering, sale, and distribution of electric vehicles and related products in the global market.

Impact of COVID-19 on FF’s Business

The residual effects of the COVID-19 pandemic continue to impact global and domestic economic conditions, which have affected our operations, our suppliers and other business partners. The impact of COVID-19 includes changes in consumer and business behavior, pandemic fears, market downturns, restrictions on business, and individual activities have created significant volatility in the global economy and have led to reduced economic activity. Consequently, we have experienced increased levels of overall cost inflation and challenges within our supply chain. Such residual impact also continue to create a disruption in the manufacture, delivery, and overall supply chain of vehicle manufacturers and suppliers and has led to a global decrease in vehicle sales in markets around the world.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans, restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. For example, FF’s employees based in California have been subject to stay-at-home orders from state and local governments. The extent of the continuing impact of the COVID-19 pandemic on FF’s operational and financial performance is uncertain and will depend on many factors outside FF’s control, including, without limitation, the timing, extent, trajectory and duration of the pandemic; the availability, distribution and effectiveness of vaccines; the imposition of protective public safety measures; and the impact of the pandemic on the global economy, including FF’s supply chain, and on the demand for consumer products. Future measures taken by government authorities in response the COVID-19 pandemic could adversely affect FF’s construction and manufacturing plans, sales and marketing activities, and business operations.

In response to the pandemic, Congress passed the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) administered by the United States Small Business Administration (“SBA”). In 2020, Legacy FF received a Paycheck Protection Program (“PPP”) loan in the amount of $9.2 million. The Company was notified by East West Bank that a principal amount of $9.0 million as well as accrued interest of $0.2 million relating to the PPP loan had been forgiven as of December 31, 2021. The Company paid an amount of $0.2 million in April 2022 to settle the PPP loan.

The extent of the residual impact of the COVID-19 pandemic on FF’s operational and financial performance is uncertain and will depend on many factors outside FF’s control, including, emergence of new variants and mitigation measures imposed to control outbreaks as a result of such new variants; the availability, distribution and effectiveness of vaccines; and the impact of the outbreak of new variants and any mitigation measures imposed as a result of such variants on the global economy, including FF’s supply chain, FF’s construction and manufacturing plans, sales and marketing activities, and business operations and on the demand for consumer products. Such residual impact may further slowdown FF’s ability to ramp-up FF’s production program on time to satisfy investors and potential customers. Any further delay to production will delay FF’s ability to produce and deliver the FF 91 and begin generating revenue. FF does not currently anticipate any material impairments as a result of COVID-19; however, FF will continue to evaluate conditions on an ongoing basis. Even after the COVID-19 pandemic has subsided, FF may continue to experience an adverse impact to its business as a result of the global economic impact and any lasting effects on the global economy, including any recession that has occurred or may occur in the future. Refer to the section titled “Risk Factors” for a full discussion of the risks associated with the COVID-19 pandemic.

Business Combination

On June 24, 2021, the registration statement on Form S-4 (File No. 333-255027), initially filed with the U.S. Securities and Exchange Commission (“SEC”) on April 5, 2021 (as amended, the “Registration Statement”), relating to the Business Combination was declared effective by the SEC, and (ii) PSAC established a record date of June 24, 2021 and a meeting date of July 21, 2021 for its special meeting of stockholders, where the Business Combination was approved. For purposes of the discussions in this section related to conversion on the closing of the Business Combination of all issued and outstanding Legacy FF Ordinary Stock into shares of Common Stock of FFIE in accordance with the terms and conditions of the Merger Agreement and the settlement of liabilities in conjunction with the closing of the Business Combination, we refer to that parties’ right to receive Class A and Class B Common Stock.

Recent Developments

The following major milestones and events took place during the year ended December 31, 2022:

●	Announced that Mathias Hofmann, Head of Global Supply Chain, would assume the additional position of Head of Manufacturing Operations, on an interim basis.

●	Announced its sponsorship and attendance at the 2022 Pebble Beach Concours d’Elegance taking place from August 18-21, 2022. FF’s flagship FF 91 EV was available for demo rides and made a special appearance on the Concept Lawn on August 21, 2022.

●	Announced the FF 91 Futurist, the Ultimate Intelligent TechLuxury EV, was officially certified to have a robust rating of 381 miles of EV range from the EPA.

●	Announced that PricewaterhouseCoopers LLP (“PwC”) notified Faraday Future Intelligent Electric Inc. (the “Company”) that it would not stand for re-election as the Company’s independent registered public accounting firm for the year ending December 31, 2022 and, effective August 23, 2022, was no longer the Company’s independent registered public accounting firm.

●	Announced that a thorough independent external investigation found that allegations that certain directors were conspiring to pursue an unnecessary bankruptcy of the Company were without merit.

●	Announced an agreement relating to its governance dispute with FF Top. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments –Recent Governance Developments” for more information.

●	Announced the resignation of Becky Roof, the Company’s former Interim Chief Financial Officer, effective October 12, 2022. Ms. Roof’s departure from the Company followed the successful completion of key milestones in the Company’s SEC reporting and fundraising activities, and was not a result of any disagreement with the Company’s former independent auditors or any member of Company management on any matter of accounting principles or practices, financial statement disclosure, or internal controls.

●	Appointed Yun Han as Chief Accounting Officer and Interim Chief Financial Officer, effective October 25, 2022. Ms. Yun Han was most recently Senior Vice President and Chief Accounting Officer of Romeo Power, Inc., and spent over 13 years with PwC. Ms. Yun Han is a Certified Public Accountant licensed in the State of California.

●	Appointed Mazars USA LLP as the Company’s independent registered public accounting firm as of and for the year ending December 31, 2022, effective as of October 28, 2022.

●	Announced the achievement of Production Milestone #6, completion of construction and equipment installation in final vehicle manufacturing areas at FF’s Hanford, California manufacturing facility (“ieFactory California”).

●	Announced the California Air Resources Board (CARB) has certified the FF 91 Futurist as a zero-emissions vehicle (ZEV). The ZEV program is part of CARB’s Advanced Clean Cars package of coordinated standards that control smog-causing pollutants and greenhouse gas emissions of passenger vehicles in California.

●	Announced senior management changes as it continues to bolster its leadership team and ready the FF 91 Futurist for full-scale production: Matthias Aydt named Global Senior Vice President, Product Execution. Xiaoyang Ning to assume acting head of Business Development. Xiao Ma becomes acting head of Product and Mobility Ecosystem.

●	Hosted a Global Investor Business Update meeting on December 15, 2022 announcing plans to start production of the FF 91 Futurist in March 2023 (subject to various management assumptions disclosed elsewhere in), financing progress and completion of product upgrades.

●	Announced that the FFIE Board of Directors has appointed FF China CEO Xuefeng (“XF”) Chen as Global CEO of Faraday Future. Mr. Chen replaced Carsten Breitfeld, who was removed as Global CEO by the FFIE Board of Directors following a comprehensive evaluation of the Company’s performance since it went public in July 2021.

●	Announced the selection of Innovusion’s Falcon LiDAR to power the FF 91’s autonomous driving system.

Subsequent to December 31, 2022, these additional milestones and events took place:

●	Announced 356 non-binding, fully refundable pre-orders as of February 27, 2023. Pre-orders are fully refundable, non-binding, paid deposits for the FF 91 Futurist vehicles available initially for sale to customers in the U.S. and China. FF 91 Futurist pre-orders require a $5,000 or $1,500 deposit, depending on the edition selected, for customers in the U.S. and up to CNY 50,000 or CNY 20,000 deposit, depending on the edition selected, for customers in China.

●	Announced Faraday Future’s return to the Consumer Electronics Show, CES 2023, in Las Vegas, NV.

●	Announced that the Company and the China Huanggang Government (“City of Huanggang”) have also reached the non-binding Cooperation Framework Agreement for promoting its U.S.-China dual-home market strategy.

●	Announced the shipment of one of the latest production-intent FF 91 Futurist testing vehicles to China for market testing and validation, including charging and infrastructure compatibility along with other hardware and software applications.

●	Announced that FF is targeting a start of production date for its flagship FF 91 Futurist of March 30, 2023, assuming timely receipt of funds from the Company’s investors, at the Company’s Hanford California manufacturing facility, “FF ieFactory California.”

●	Announced, on March 29, 2023, the start of production of FF’s flagship FF 91 Futurist at the Company’s Hanford California manufacturing facility, “FF ieFactory California.”

Recent Governance Developments

●

As previously disclosed, from June to September 2022, FF and FF Global were party to a dispute over various terms of the Shareholder Agreement as then in effect, including relating to FF Global’s right to remove its designees from the Board of Directors. On September 23, 2022, the Company, FF Global and FF Top entered into a governance settlement with FF Top, the largest holder of the Company’s Common Stock, including with respect to the composition of the Board, resignation of Ms. Susan Swenson and Mr. Brian Krolicki, and the appointment of Adam (Xin) He to the Board. In connection with the Heads of Agreement, on September 23, 2022, the Company and FF Global entered into a mutual release agreement (the “Mutual Release”), pursuant to which, the Company and FF agreed to a mutual general release of claims and to settle fully and finally all differences between them, including any differences that arose out of the Company directors’ service as a director, employee, officer or manager of the Company up through and including the date of the Mutual Release subject to customary exceptions. See “Management – Governance Agreement with FF Top and FF Global” for more information. Pursuant to the Heads of Agreement, FF Top and FF Global caused all actions in the Court of Chancery of the State of Delaware, and any other forum, filed by FF Top, FF Global and/or any of their respective controlled affiliates as of the effective date of the Heads of Agreement, naming the Company or any of its directors or officers to be dismissed without prejudice as of September 27, 2022.

Shortly following the execution of the Heads of Agreement, FF Global began making additional demands of the Company which were beyond the scope of the terms contemplated by the Heads of Agreement and pertained to, among other things, the Company’s management reporting lines and certain governance matters. On September 30, 2022, FF Global alleged that the Company was in material breach of the spirit of the Heads of Agreement. The Company believes it has complied with the applicable terms of the Heads of Agreement, and disputes any characterization to the contrary. Such disputes divert management and Board resources and are costly. There can be no assurance that this or any other dispute between the Company and FF Global will not result in litigation. See “Risk Factors – Risks Related to FF’s Business and Industry – Disputes with our stockholders are costly and distracting.”

On October 3, 2022, Ms. Swenson and Mr. Scott Vogel, a member of the Board, tendered their resignation from the Board effective immediately. On October 3, 2022, Mr. Jordan Vogel also tendered his resignation from the Board effective on October 5, 2022 upon his receipt of a supplemental release pursuant to the Mutual Release.

●	On October 14, 2022, FF Top delivered to the Company a “Notice of Nomination of Replacement FF Top Designees” stating, among other things, that FF Top was nominating a director to fill the vacancy on the Board left by Ms. Swenson’s resignation. FF Top asserted the right to nominate a director to fill the vacancy created by Ms. Swenson’s resignation because such resignation was not effected in accordance with the Heads of Agreement, and thus, the provision that Ms. Swenson’s seat would remain empty until the Annual Meeting did not apply. FF Top maintained that it believed that Ms. Swenson’s vacancy should be filled with a nominee of FF Top, notwithstanding the current level of FF Top’s beneficial ownership of the Company shares, in light of substantial dilution in its ownership of the Company shares based on recent financing transactions entered into by the Company. See “Management – Governance Agreement with FF Top and FF Global” for more information.

●	On October 22, 2022, FFIE and FF Top entered into the FF Top Amendment to the FF Top Voting Agreement. Pursuant to the FF Top Amendment, FF Top (among other things) reaffirmed its commitment under the FF Top Voting Agreement, in light of the extension of the maturity date of the Bridge Notes under the Third Amendment, to vote all of its shares of the Company voting stock in favor of the proposal to approve (for purposes of the Nasdaq listing rules) the issuance, in the aggregate, of shares in excess of 19.99% of the total issued and outstanding shares of the Company Common Stock pursuant to the Financing Documents at the special meeting of the Company’s stockholders held on November 3, 2022. FF Top’s obligations pursuant to the FF Top Amendment are conditioned on (i) the appointment of Mr. Chad Chen (or a substitute nominee, as applicable), to the Board of Directors of the Company as the fourth FF Top designee no later than October 27, 2022 (provided that Mr. Chen or a substitute nominee, as applicable, is reasonably acceptable to the Nominating and Corporate Governance Committee of the Board with respect to the Nasdaq independence rules and legal compliance and criminal compliance) (provided that if Mr. Chen is not so reasonably acceptable to the Nominating and Corporate Governance Committee of the Board, then FF Top will be permitted to nominate another individual to the Board); and (ii) constructive engagement by Mr. Adam (Xin) He, the Chairman of the Board, directly with representatives of FF Top on certain additional governance and management matters and, to the extent the Chairman of the Board so determines, in his discretion, such matters will be put to a discussion and a vote of the full Board. On October 27, 2022, Mr. Chad Chen was appointed to the Board. On October 28, 2022, Mr. Brian Krolicki tendered his resignation from the Board effective immediately. See “Certain Relationships and Related Person Transactions – Certain Relationships and Related Person Transactions — the Company – Voting Agreements by FF Top Holding LLC and Season Smart Limited” for more information.

●	On November 26, 2022, the Board appointed Mr. Xuefeng Chen as Global CEO, effective as of November 27, 2022. Mr. Xuefeng Chen replaced Dr. Carsten Breitfeld, who was removed from the Global CEO position by the Board on November 26, 2022.

●	On November 29, 2022, Mr. Robert Kruse, FF’s former Senior Vice President, Product Execution, resigned from the Company. On December 13, 2022, Mr. Matthias Aydt took on the role of Senior Vice President, Product Execution, effective immediately.

●	On December 15, 2022, Mr. Lee Liu tendered his resignation from the Board, which resignation was effective on December 18, 2022. On December 18, 2022, Mr. Jie Sheng was appointed to the Board, effective immediately, following the resignation of Mr. Liu. On December 25, 2022, Mr. Edwin Goh tendered his resignation from the Board, which resignation was effective on December 26, 2022. On December 27, 2022, Ms. Ke Sun was appointed to the Board, effective immediately, following the resignation of Mr. Goh. Mr. Sheng and Ms. Sun are designees of FF Top pursuant to the Amended Shareholder Agreement. On December 26, 2022, Dr. Carsten Breitfeld tendered his resignation from the Board, which resignation was effective immediately. On December 27, 2022, Mr. Xuefeng Chen was appointed to the Board, effective immediately, following the resignation of Dr. Breitfeld. On January 20, 2023, Mr. Qing Ye tendered his resignation from the Board, which resignation was effective immediately. Mr. Ye remains a consultant of the Company as an independent contractor until November 18, 2023, at which time both parties will mutually reassess the relationship. On January 25, 2023, Mr. Chui Tin Mok was appointed to the Board, effective immediately, following the resignation of Mr. Ye. On March 9, 2023, Mr. Matthias Aydt tendered his resignation from the Board, effective upon the nomination and approval by the Board of a replacement director. On March 13, 2023, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Li Han to fill the vacancy on the Board due to Mr. Aydt’s resignation.

●	On February 26, 2023, after an assessment by the Board of FF’s management structure, the Board approved Mr. Yueting Jia (alongside Mr. Xuefeng Chen) reporting directly to the Board, as well as FF’s product, mobility ecosystem, I.A.I., and advanced R&D technology departments reporting directly to Mr. Jia. The Board also approved FF’s user ecosystem, capital markets, human resources and administration, corporate strategy and China departments reporting to both Mr. Jia and Mr. Xuefeng Chen, subject to processes and controls to be determined by the Board after consultation with the Company’s management. The Company’s remaining departments continue to report to Mr. Xuefeng Chen. Based on the changes to his responsibilities within the Company, the Board determined that Mr. Jia is an “officer” of the Company within the meaning of Section 16 of the Exchange Act and an “executive officer” of the Company under Rule 3b-7 under the Exchange Act.

●	On January 13, 2023, the Company entered into an Amended and Restated Shareholder Agreement (the “Amended Shareholder Agreement”) with FF Top and, solely for purposes of certain amendments to the Heads of Agreement, FF Global, which amended and restated the Shareholder Agreement, as amended by the Heads of Agreement. Pursuant to the Amended Shareholder Agreement, (a) FF Top has the right to nominate certain designees to the Board, (b) the Company agreed not to elect to be treated as a “controlled company” as defined under Nasdaq rules, (c) the Company agreed to cooperate with any written requests by FF Top relating to any pledge, hypothecation or grant of shares of Common Stock, (d) FF Top informed the Company that FF Top expects certain proposals to be submitted to Company stockholders for approval to amend provisions of the Company’s Amended and Restated Charter related to voting power of Class B Common Stock, FF Top designees to the Board and written consent of stockholders, (e) the Company agreed not to enter into any transaction or series of related transactions that would require a stockholder vote under Nasdaq Listing Rule 5635(d) (without giving effect to Section 5635(f) thereof) without FF Top’s prior written consent, which written consent shall not be unreasonably withheld, conditioned or delayed, (f) the Company agreed that investors under the SPA shall have the right to enter into any voting agreement or grant a voting proxy, at any time and on any terms, with or to FF Top with respect to any shares of Common Stock held by such investors, (g) FF Top agreed (i) to vote all shares of Common Stock that it beneficially owns in favor of an increase in the Company’s authorized shares of Class A Common Stock from 815.0 million to 1.69 billion (as such number may be adjusted due to any stock split, reverse stock split or other similar corporate action after January 13, 2023) at the next meeting of the Company’s stockholders held to consider such proposal (as such meeting may be adjourned or postponed) and (ii) not to transfer, convert or otherwise take any action that would result in the conversion of any shares of Class B Common Stock into Class A Common Stock of the Company prior to the Company’s receipt of stockholder approval for an increase in the number of authorized shares of Class A Common Stock in accordance with the foregoing, (h) (i) FF Top released and waived claims it or any other “FF Top Parties” (i.e., FF Top, FF Peak Holding LLC, a Delaware limited liability company, Pacific Technology Holding LLC, a Delaware limited liability company, FF Global and each of their affiliates, and their respective successors and assigns) may have had against the Company and the Company Parties (described below; such claims, the “FF Top Claims”) relating to matters occurring at any time after September 23, 2022 but prior to the execution of the Amended Shareholder Agreement (the “FF Top Release”), and (ii) the Company released and waived any and all claims it or any other “Company Parties” (i.e., the Company and each of the Company’s controlled affiliates, each individual currently serving as a director or on the management team of the Company or any of its controlled affiliates, and the respective successors and assigns of any of the foregoing) may have against FF Top Parties relating to any matters occurring at any time after September 23, 2022 but prior to the execution of the Amended Shareholder Agreement, and (i) the Company, FF Top and FF Global agreed that certain conditions in the Heads of Agreement have been satisfied, that there are no Definitive Documents (as such term is defined in the Heads of Agreement) beyond the Heads of Agreement and the Amended Shareholder Agreement, and to certain other amendments of the Heads of Agreement. See “Management – Governance Agreement with FF Top and FF Global” for more information.

Recent Financing Developments

●	On August 14, 2022, FFIE entered into a definitive Securities Purchase Agreement with FF Simplicity and RAAJJ for $52.0 million of committed near-term convertible senior secured notes financing and the potential for an additional $248.0 million of incremental senior secured convertible notes financing to be funded within 90 days after the initial closing. See “Description of Securities – Description of Warrants – SPA Warrants and SPA Notes” for additional information.

●	On September 23, 2022, FFIE entered into Amendment No. 1 to the SPA and Convertible Senior Secured Promissory Notes, to amend, among other things (a) the SPA, (b) that certain Convertible Senior Secured Promissory Note in favor of FF Simplicity in the principal amount of $25.0 million, dated as of August 15, 2022, and (c) that certain Convertible Senior Secured Promissory Note in favor of FF Simplicity in the principal amount of $10.0 million, dated as of September 14, 2022. See “Description of Securities – Description of Warrants – SPA Warrants and SPA Notes” for additional information.

●	On September 25, 2022, FFIE entered into a Joinder and Amendment Agreement with Senyun, FF Simplicity and RAAJJ, for the purchase of up to $60.0 million under the SPA, subject to the completion of due diligence by the Company of Senyun and its financing sources. See “Description of Securities – Description of Warrants – SPA Warrants and SPA Notes” for additional information.

●	On October 24, 2022, FFIE entered into a Limited Consent and Third Amendment to the SPA (the “Third Amendment”) with FF Simplicity as administrative and collateral agent and purchaser, Senyun as purchaser, and RAAJJ as purchaser. See “Description of Securities – Description of Warrants – SPA Warrants and SPA Notes” for additional information.

●	On November 8, 2022, FFIE entered into a Limited Consent and Amendment to the SPA (the “Fourth Amendment”) with FF Simplicity as administrative and collateral agent and purchaser, Senyun as purchaser, and RAAJJ as purchaser. See “Description of Securities – Description of Warrants – SPA Warrants and SPA Notes” for additional information.

●	On December 28, 2022, FFIE entered into a Letter Agreement and Amendment to the SPA (the “Senyun Amendment”) with FF Simplicity as administrative and collateral agent and Senyun as purchaser. See “Description of Securities – Description of Warrants – SPA Warrants and SPA Notes” for additional information.

●	On January 25, 2023, FFIE entered into a Limited Consent and Amendment No. 5 to the SPA (the “Fifth Amendment”) with FF Simplicity as administrative and collateral agent and Senyun as purchaser. See “Description of Securities – Description of Warrants – SPA Warrants and SPA Notes” for additional information.

●	On February 3, 2023, FFIE entered into an Amendment No. 6 to Securities Purchase Agreement (The “Sixth Amendment”) with FF Simplicity as administrative and collateral agent and Senyun, FF Top, FF Simplicity, FF Prosperity, Acuitas and other purchasers. See “Description of Securities – Description of Warrants – SPA Warrants and SPA Notes” for additional information.

●	On March 27, 2023, FFIE entered into an Amendment No. 7 to Securities Purchase Agreement (The “Seventh Amendment”) with FF Simplicity as administrative, collateral agent and purchaser, and Senyun and FF Prosperity as purchasers. See “Description of Securities – Description of Warrants – SPA Warrants and SPA Notes” for additional information.

●	Beginning on August 16, 2022, FF Aventuras SPV XI, LLC, FF Adventures SPV XVIII LLC, FF Ventures SPV IX LLC and FF Venturas SPV X LLC, entities affiliated with ATW Partners LLC (the “ATW Investors”), converted portions of the aggregate principal amount of the outstanding convertible notes issued by the Company in a private placement pursuant to a Second Amended and Restated Note Purchase Agreement, dated as of October 9, 2020 (as amended from time to time, the “NPA,” and such convertible notes issued under the NPA, the “ATW NPA Notes”), into shares of Class A Common Stock, as follows below:

Conversion Period	Total Principal Amount of ATW NPA Notes Converted (in thousands)	Conversion Price	Total Number of Shares of Class A Common Stock Issued
August 16, 2022 to September 14, 2022	$67,218	$0.84 to $2.29	64,843,850

●	On September 26, 2022, the ATW Investors exercised 2,687,083 ATW NPA Warrants, each with an exercise price of $0.64 per share, into an equivalent number of shares of Class A Common Stock, resulting in net cash exercise proceeds to FFIE of $1.7 million.

●	On September 27, 2022, the ATW Investors exercised 29,158,364 ATW NPA Warrants, each with an exercise price of $0.50 per share, on a cashless basis into 14,339,110 shares of Class A Common Stock.

●	On September 27, 2022, the Board approved the issuance of 3,169,822 stock option awards, each exercisable into one share of Class A Common Stock, as part of the Company’s 2021 Stock Incentive Plan. Vesting terms include annual vesting in 25% increments from the vesting start date, 100% vesting as of the vesting start date, and vesting upon the start of production of the FF 91 Futurist.

●	On October 10, 2022, FFIE entered into an exchange agreement with the ATW Investors, pursuant to which, on October 10, 2022, the ATW Investors exchanged $4.0 million in aggregate principal amount of the outstanding ATW NPA Notes for 6,269,031 newly issued shares of Class A Common Stock, reflecting a price per share of Class A Common Stock of $0.64.

●	On October 19, 2022, FFIE and the ATW Investors entered into an exchange agreement, pursuant to which, on October 19, 2022, the ATW Investors exchanged $2.7 million in aggregate principal amount of the outstanding ATW NPA Notes for 5,227,837 newly issued shares of the Class A Common Stock, reflecting a price per share of Class A Common Stock of $0.51. Following the completion of such exchange, there were no outstanding ATW NPA Notes.

●	Between November 22, 2022 and February 28, 2023, FF Simplicity, Senyun and RAAJJ converted portions of the aggregate principal amount of the outstanding convertible notes of $68.9 million issued by the Company pursuant to the SPA at a conversion price of $0.23 to $1.05 per share into 258,909,938 shares of Class A Common Stock.

●	Between November 22, 2022 and February 7, 2023, FF Simplicity, Senyun and RAAJJ exercised 43,874,615 SPA Warrants using exercise prices of $0.28 to $0.2275 per share into 39,647,862 shares of Class A Common Stock. Between December 15, 2022 and February 6, 2023, the ATW Investors exercised 28,597,331 NPA ATW Warrants using an exercise price of $0.2275 per share into 23,557,189 shares of Class A Common Stock.

●	On November 14, 2022, FFIE announced entry into the SEPA with Yorkville, with an initial commitment of $200.0 million. Under the terms of the SEPA, FFIE has the right, but not the obligation, to issue and sell to Yorkville up to $200.0 million in shares Class A Common Stock subject to customary conditions including an effective registration statement for the resale of such shares. FFIE has the right to increase the $200.0 million commitment by up to $150.0 million in one or more installments. The shares will be sold to Yorkville at a discounted price of 97% of the three-day VWAP at the time of funding, and generally limited to one-third of FFIE’s trading volume during such time period. On December 8, 2022, FFIE filed with the SEC a registration statement on Form S-1 (File No. 333-268722) to register shares of Class A Common Stock to be issued under the SEPA. Such registration statement was declared effective by the SEC on March 22, 2023.

●

Between March 10, 2023 and March 30, 2023 the Purchasers converted portions of the aggregate principal amount of the outstanding convertible notes of $31.6 million of principal of Bridge Notes at a conversion price of $1.05 to $0.33 per share into 103,143,469 shares of Class A Common Stock.

Special Committee Investigation

As previously disclosed on November 15, 2021, the Board established a special committee of independent directors (“Special Committee”) to investigate allegations of inaccurate Company disclosures, including those made in an October 2021 short seller report and whistleblower allegations, which resulted in FFIE being unable to timely file its third quarter 2021 Quarterly Report on Form 10-Q, Annual Report on Form 10-K for the year ended December 31, 2021, first quarter 2022 Quarterly Report on Form 10-Q and amended Registration Statement on Form S-1 (File No. 333-258993). The Special Committee engaged outside independent legal counsel and a forensic accounting firm to assist with its review. On February 1, 2022, FFIE announced that the Special Committee completed its review. On April 14, 2022, FFIE announced the completion of additional investigative work based on the Special Committee’s findings which were performed under the direction of the Executive Chairperson, reporting to the Audit Committee. In connection with the Special Committee’s review and subsequent investigative work, the following findings were made:

In connection with the Business Combination, statements made by certain Company employees to certain investors describing the role of Mr. Yueting Jia, the Company’s founder and former CEO, within the Company were inaccurate and his involvement in the management of the Company post-Business Combination was more significant than what had been represented to certain investors.

●	The Company’s statements leading up to the Business Combination that it had received more than 14,000 reservations for the FF 91 vehicle were potentially misleading because only several hundred of those reservations were paid, while the others (totaling 14,000) were unpaid indications of interest.

●	Consistent with FFIE’s previous public disclosures regarding identified material weaknesses in its internal control over financial reporting, the Company’s internal control over financial reporting requires an upgrade in personnel and systems.

●	The Company’s corporate culture failed to sufficiently prioritize compliance.

●	Mr. Jia’s role as an intermediary in leasing certain properties which were subsequently leased to the Company was not disclosed in FFIE’s corporate housing disclosures.

●	In preparing FFIE’s related party transaction disclosures, the Company failed to investigate and identify the sources of loans received from individuals and entities associated with Company employees.

In addition, the investigation found that certain individuals failed to fully disclose to individuals involved in the preparation of FFIE’s SEC filings their relationships with certain related parties and affiliated entities in connection with, and following, the Business Combination, and failed to fully disclose relevant information, including but not limited to, information in connection with related parties and corporate governance to FFIE’s former independent registered public accounting firm PricewaterhouseCoopers LLP.

The investigation also found that certain individuals failed to cooperate and withheld potentially relevant information in connection with the Special Committee investigation. Among such individuals were non-executive officers or members of the management team of FF, and remedial action was taken with respect to such individuals based on the extent of non-cooperation and/or withholding of information. The failure to cooperate with the investigation was taken into consideration in connection with the remedial actions outlined below with respect to Jerry Wang, and withholding of information also affected the remedial action taken with respect to Matthias Aydt.

Based on the results of the investigation, the Special Committee concluded that, except as described above, other substantive allegations of inaccurate FF disclosures that it evaluated, were not supported by the evidence reviewed. Although the investigation did not change any of the above findings with respect to the substantive allegations of inaccurate FF disclosures, the investigation did confirm the need for remedial actions to help ensure enhanced focus on compliance and disclosure within FF.

Based on the results of the Special Committee investigation and subsequent investigative work described above, the Board approved the following remedial actions designed to enhance oversight and corporate governance of the Company:

●	the appointment of Susan Swenson, a former member of the Board, to the then newly created position of Executive Chairperson of FF.

●	Dr. Carsten Breitfeld, FF’s former Global CEO, reporting directly to Ms. Swenson and receiving a 25% annual base salary reduction;

●	the removal of Mr. Jia as an executive officer, although continuing in his position as Chief Product & User Ecosystem Officer of FFIE. Certain dual-reporting arrangements were eliminated with respect to Mr. Jia, and he is required to report directly to Ms. Swenson, a non-independent director nominated by FF Top. Please see “Risk Factors – Risks Related to FF’s Business and Industry – Yueting Jia and FF Global, over which Mr. Jia exercises significant influence, have control over the Company’s management, business and operations, and may use this control in ways that are not aligned with the Company’s business or financial objectives or strategies or that are otherwise inconsistent with the Company’s interests. Such significant influence may increase if and to the extent the current members of the Board and management are removed and replaced with individuals who are aligned with Mr. Jia and/or FF Global.” Mr. Jia also received a 25% annual base salary reduction, and his role was limited from a policy-making position to focusing on (a) Product and Mobility Ecosystem and (b) Internet, Artificial Intelligence, and Advanced R&D technology;

●	Matthias Aydt, then Senior Vice President, Business Development and Product Definition and a former director of FFIE, and currently Senior Vice President, Product Execution, being placed on probation as an executive officer for a six-month period, during which period he remained a non-independent member of the Board, which probationary period has since ended;

●	the appointment of Jordan Vogel as Lead Independent Director; certain changes to the composition of Board committees, including Brian Krolicki stepping down from his role as Chairman of the Board and Chair of the Nominating and Corporate Governance Committee and becoming a member of the Audit and Compensation Committees of the Board; Jordan Vogel stepping down from the Nominating and Corporate Governance Committee; and Scott Vogel becoming the Chair of the Audit Committee and the Nominating and Corporate Governance Committee of the Board;

●	the suspension without pay of Jiawei (“Jerry”) Wang, FFIE’s former Vice President, Global Capital Markets, who subsequently notified the Board of his decision to resign from FF on April 10, 2022;

●	the assessment and enhancement of FF’s policies and procedures regarding financial accounting and reporting and the upgrading of FF’s internal control over financial accounting and reporting, including by hiring additional financial reporting and accounting support, in each case at the direction of the Audit Committee;

●	the implementation of enhanced controls around FF’s contracting and related party transactions, including regular attestations by FF’s employees with authority to bind FF to contracts and related party transactions, for purposes of enabling FF to make complete and accurate disclosures regarding related party transactions;

●	the implementation of a comprehensive training program for all directors and officers regarding, among other things, internal FF policies;

●	the separation of Jarret Johnson, FF’s Vice President, General Counsel and Secretary; and

●	certain other disciplinary actions and terminations of employment with respect to other FF employees (none of whom is an executive officer).

As of February 27, 2023, FF is continuing to implement certain of the remedial actions approved by the Board. However, certain of these remedial actions are no longer in effect. For instance, Ms. Swenson resigned from the Board on October 3, 2022. Moreover, effective on February 26, 2023, certain departments within the Company report to both Mr. Jia and Mr. Xuefeng Chen, including the Company’s user ecosystem, capital markets, human resources and administration, corporate strategy and China departments, subject to processes and controls to be determined by the Board after consultation with the Company’s management. The Company’s product, mobility ecosystem, I.A.I., and advanced R&D technology departments report directly to Mr. Jia, while the remaining departments continue to report to Mr. Xuefeng Chen. Further, based on the changes to his responsibilities within FF, the Board determined that Mr. Jia is an “officer” of the Company within the meaning of Section 16 of the Exchange Act, and an “executive officer” of the Company under Rule 3b-7 under the Exchange Act.

In addition to the above, the Company is strengthening its compliance policies and procedures, including the hiring of a Compliance Officer with the title of Deputy General Counsel (hired in March 2023), who will report on a dotted line to the Chair of the Audit Committee, and a Director of Risks and Internal Controls (hired in March 2023). However there is no assurance that the remedial measures that continue to be implemented and additional actions by the Company to enhance its compliance policies and procedures will be implemented in a timely manner or at all, or will be successful to prevent inaccurate disclosures in the future. Please see “Risk Factors – Risks Related to FF’s Business and Industry – FF is taking remedial measures in response to the Special Committee findings. There can be no assurance that such remedial measures will be successful. In addition, there can be no assurance that such remedial measures will be fully implemented in light of the recent corporate governance agreements with FF Top and FF Global.” However, pursuant to the Heads of Agreement, FF has implemented certain governance changes that impact certain of the above-discussed remedial actions. On October 3, 2022, Ms. Swenson tendered her resignation from her role as both Executive Chairperson and member of the Board effective immediately. In addition, on October 3, 2022, Mr. Scott Vogel resigned from the Board effective immediately and Mr. Jordan Vogel resigned effective on October 5, 2022 upon his receipt of a supplemental release pursuant to the Mutual Release. On October 28, 2022, Mr. Brian Krolicki tendered his resignation from the Board effective immediately. On December 15, 2022, Mr. Lee Liu tendered his resignation from the Board, which resignation was effective on December 18, 2022. On December 18, 2022, Mr. Jie Sheng was appointed to the Board, effective immediately, following the resignation of Mr. Liu. On December 25, 2022, Mr. Edwin Goh tendered his resignation from the Board, which resignation was effective on December 26, 2022. On December 27, 2022, Ms. Ke Sun was appointed to the Board, effective immediately, following the resignation of Mr. Goh. Mr. Sheng and Ms. Sun are designees of FF Top pursuant to the Amended Shareholder Agreement. On December 26, 2022, Dr. Carsten Breitfeld tendered his resignation from the Board, which resignation was effective immediately. On December 27, 2022, Mr. Xuefeng Chen was appointed to the Board, effective immediately, following the resignation of Dr. Breitfeld. On January 20, 2023, Mr. Qing Ye tendered his resignation from the Board, which resignation was effective immediately. Mr. Ye remains a consultant of the Company as an independent contractor until November 18, 2023, at which time both parties will mutually reassess the relationship. On January 25, 2023, Mr. Chui Tin Mok was appointed to the Board, effective immediately, following the resignation of Mr. Ye. On March 9, 2023, Mr. Matthias Aydt tendered his resignation from the Board, effective upon the nomination and approval by the Board of a replacement director. On March 13, 2023, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Li Han to fill the vacancy on the Board due to Mr. Aydt’s resignation. See “Management – Governance Agreement with FF Top and FF Global” for more information.

Subsequent to FFIE announcing the completion of the Special Committee investigation on February 1, 2022, FFIE, certain members of the management team and employees of FFIE received a notice of preservation and subpoena from the staff of the SEC stating that the SEC had commenced a formal investigation relating to the matters that were the subject of the Special Committee investigation. FFIE, which had previously voluntarily contacted the SEC in connection with the Special Committee investigation in October 2021, is cooperating fully with the SEC’s investigation. The outcome of such an investigation is difficult to predict. FF has incurred, and may continue to incur, significant expenses related to legal and other professional services in connection with the SEC investigation. At this stage, FF is unable to assess whether any material loss or adverse effect is reasonably possible as a result of the SEC’s investigation or estimate the range of any potential loss. In addition, in June 2022, FF received a preliminary request for information from the DOJ in connection with the matters that were the subject of the Special Committee investigation. FF has responded to that request and intends to fully cooperate with any future requests from the DOJ.

South Korea Contract Manufacturing

In February 2022, the Company entered into a definitive contract manufacturing and supply agreement with Myoung Shin Co., Ltd. (“Myoung Shin”), a South Korea-based automotive manufacturer and parts supplier, to manufacture the Company’s second vehicle, the FF 81. The agreement has an initial term of nine years from the start of production of the FF 81, which is scheduled as early as 2024. Pursuant to the agreement, Myoung Shin shall maintain sufficient manufacturing capabilities and capacity to supply FF 81 vehicles to the Company in accordance with the Company’s forecasts and purchase orders. The Company and Myoung Shin will each manufacture and supply certain FF 81 parts that Myoung Shin will use in the manufacture and assembly of FF 81 vehicles.

Financing Discussions and New Convertible Note and Warrant Financings

The Company has received financing commitments for the funds required for the start of production of the FF 91 Futurist, and start of production of the FF 91 Futurist was announced on March 29, 2023. Although FF has successfully obtained commitments since August 2022 from several investors totaling $267.0 million in convertible note financing, subject to certain conditions, and continues financing discussions with multiple parties, FF has experienced delays in securing additional funding commitments, which have exacerbated the supply chain pressures on FF’s business. These factors, in addition to the continued rise in inflation and other challenging macroeconomic conditions, have led FF to take steps to preserve its current cash position, including implementing headcount reductions and other expense reduction and payment delay measures. Further efforts, including additional headcount reductions, may be undertaken in response to FF’s financial condition and market conditions. Based on certain management assumptions, including timely completion of certain testing and the suppliers meeting our supply chain requirement, FF expects the FF 91 Futurist to come off the line in April, and delivery to users is anticipated to begin before the end of April 2023. The Company needs to raise additional capital to support the production and delivery of the FF 91 Futurist and satisfy its other capital needs. There is no assurance FF will be able to timely receive sufficient funding under existing financing commitments to produce and deliver the FF 91 Futurist on that timeline or at all. If unable to receive sufficient funding, FF will be required to obtain new financing commitments, which may not be available to it under reasonable commercial terms. Further, there cannot be any assurance that FF will be able to develop the manufacturing capabilities and processes, or secure reliable sources of component supply to meet the quality, engineering, design or production standards, or the required production volumes to successfully grow into a viable business.

On August 14, 2022, FF entered into a definitive Securities Purchase Agreement (the “SPA”) with FF Simplicity and RAAJJ for $52.0 million of committed near-term convertible senior secured notes financing subject to certain conditions (which was increased on September 23, 2022 to $57.0 million, which increase was subsequently terminated upon the funding of the initial $10.0 million tranche of SPA Notes to Senyun, which occurred on October 27, 2022, another $10.0 million on November 15, 2022, and another $10.0 million in December 2022), and the potential for an additional $243.0 million of incremental senior secured convertible notes financing to be funded within 90 days after the initial closing. A committed amount of $52.0 million ($43.3 million net of original issue discount and transaction costs) has been funded to date. On September 23, 2022, FF and certain investors affiliated with ATW Partners LLC entered into a Warrant Exercise Agreement (the “Warrant Exercise Agreement”), pursuant to which, subject to the satisfaction of certain minimum trading price, minimum trading volume and certain other Equity Conditions (as described below), FF will have the right, exercisable on one or more occasions prior to January 23, 2023, to require the ATW Investors to exercise on a cash basis (each, a “Forced Exercise”) certain warrants held by the ATW Investors, in part, in exchange for newly issued shares of Class A Common Stock in an amount not to exceed (a) for any single Forced Exercise, $7.0 million in aggregate exercise price, and (b) for all Forced Exercises in the aggregate, the difference of (x) the maximum exercise price amount allowed under the Warrant Exercise Agreement (which is approximately $20.0 million) less (y) the aggregate exercise price of any voluntary exercises of the same warrants held by the ATW Investors after the date of the Warrant Exercise Agreement. The “Equity Conditions” are defined in the Warrant Exercise Agreement to include (among others): (a) the effectiveness of one or more registration statements under the Securities Act, (b) the availability of the Annual Report on Form 10-K contained in such registration statement(s) for the resale of the applicable Warrant shares, (c) the continued listing of shares of the Company’s Class A Common Stock on a national securities exchange, (d) no occurrence of any “Price Failure” (i.e., the VWAP of the Class A Common Stock failing to exceed $0.85 per share (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions) on any two (2) trading days during the ten (10) trading day measurement period immediately preceding the relevant determination date), subject to certain permitted adjustments, and (e) no occurrence of any “Volume Failure” (i.e., the aggregate daily dollar trading volume (as reported on Bloomberg) falling below $10.0 million on any two (2) trading days during the ten (10) trading day measurement period immediately preceding the relevant determination date).

On September 25, 2022, FFIE entered into a Joinder and Amendment Agreement with Senyun, FF Simplicity and RAAJJ, for the purchase of up to $60.0 million under the SPA (with potential increase to $90.0 million), of which $35.6 million (net of original issue discount and transaction costs) has been funded to date. The initial $10.0 million tranche was funded on October 27, 2022, the second $10.0 million tranche was funded on November 15, 2022, and the third $10.0 million tranche was funded in parts on different dates in December 2022. See “Description of Securities – Description of Warrants – SPA Warrants and SPA Notes” for additional information.

On October 24, 2022, FFIE entered into a Limited Consent and Third Amendment to the SPA with FF Simplicity as administrative and collateral agent and purchaser, Senyun as purchaser, and RAAJJ as purchaser. See “Description of Securities – Description of Warrants – SPA Warrants and SPA Notes” for additional information.

On November 8, 2022, FFIE entered into a Limited Consent and Amendment to the SPA (the “Fourth Amendment”) with FF Simplicity as administrative and collateral agent and purchaser, Senyun as purchaser, and RAAJJ as purchaser. See “Description of Securities – Description of Warrants – SPA Warrants and SPA Notes” for additional information.

On December 28, 2022, FFIE entered into a Letter Agreement and Amendment to the SPA (the “Senyun Amendment”) with FF Simplicity as administrative and collateral agent and Senyun as purchaser. See “Description of Securities – Description of Warrants – SPA Warrants and SPA Notes” for additional information.

On January 25, 2023, FFIE entered into a Limited Consent and Amendment No. 5 to the SPA (the “Fifth Amendment”) with FF Simplicity as administrative and collateral agent and Senyun as purchaser. See “Description of Securities – Description of Warrants – SPA Warrants and SPA Notes” for additional information.

On February 3, 2023, FFIE entered into an Amendment No. 6 to Securities Purchase Agreement (The “Sixth Amendment”) with FF Simplicity as administrative and collateral agent and Senyun, FF Top, FF Simplicity, FF Prosperity, Acuitas and other purchasers. As of the date this prospectus is filed, we have received $80.0 million ($71.2 net of original issue discount and transaction costs) under the Sixth Amendment. See “Description of Securities – Description of Warrants – SPA Warrants and SPA Notes” for additional information.

On March 27, 2023, FFIE entered into an Amendment No. 7 to Securities Purchase Agreement (The “Seventh Amendment”) with FF Simplicity as administrative, collateral agent and purchaser, and Senyun and FF Prosperity as purchasers. See “Description of Securities – Description of Warrants – SPA Warrants and SPA Notes” for additional information.

FF is actively engaged in confidential discussions and negotiations with entities affiliated with FF Top and other potential investors with respect to purchasing incremental convertible senior secured notes and/or convertible junior secured notes on the same terms as FF Simplicity under the SPA. There can be no assurance that FF will be able to successfully obtain additional incremental convertible senior secured note purchasers under the SPA or other debt or equity financing in a timely manner or on acceptable terms, if at all. In particular, the Company is currently conducting due diligence on potential financing sources. This process has been time consuming and may result in the Company not being able to consummate any financing from these or other financing sources on a timely basis or at all. If we are unable to raise sufficient additional funds in the near term, we may be required to further delay our production and delivery plans for the FF 91 Futurist, reduce headcount, liquidate our assets, file for bankruptcy, reorganize, merge with another entity, and/or cease operations.

FF’s cash needs after the start of production of the FF 91 Futurist will depend on the extent to which FF’s actual costs vary from FF’s estimates and FF’s ability to control these costs and raise additional funds. Any challenges in supplier engagements, delays in ramping capacity or labor at the Hanford facility or for sales and service engagements, rising prices of materials, or ongoing global supply chain disruptions may further increase the need for additional capital to produce and deliver the FF 91 series. In particular, recently, some suppliers have threatened to terminate their relationship with the Company because of late payments or requested accelerated payments and other terms and conditions as a result of our past payment history and concerns about the Company’s financial condition, leading to less favorable payment terms than the Company had anticipated, and delaying or putting at risk certain deliveries. FF is in active negotiations with these suppliers to minimize these risks. Apart from the FF 91 series, substantial additional capital will be required to fund operations, research, development, and design efforts for future vehicles.

Components of FF’s Results of Operations

Key Factors Affecting Operating Results

FF’s performance and future success depend on several factors that present significant opportunities but also pose risks and challenges including those discussed below and in the section titled “Risk Factors.”

Faraday Future Vehicle Production and Delivery

FF expects to derive revenue from sales of the FF 91 Futurist. The start of production of the FF 91 Futurist was announced on March 29, 2023. Based on certain management assumptions, including timely completion of certain testing and the suppliers meeting our supply chain requirement, FF expects the FF 91 Futurist to come off the line in April, and delivery to users is anticipated to begin before the end of April 2023.

The FF 81, FF 71, and SLMD electric vehicle models are in various stages of planning or development and expected to be released after the FF 91 series depending on availability of adequate funding and other strategic factors.

Production and Operations

FF expects to continue to incur significant operating costs that will impact its future profitability, including research and development expenses as it introduces new models and improves existing models; capital expenditures for the expansion of its manufacturing capacities; additional operating costs and expenses for production ramp-up; raw material procurement costs; general and administrative expenses as it scales its operations; interest expense from debt financing activities; and selling and distribution expenses as it builds its brand and markets its vehicles. FF may incur significant costs in connection with its services once it delivers the FF 91 Futurist, including servicing and warranty costs. FF’s ability to become profitable in the future will depend on its ability to successfully market its vehicles and control its costs.

To date, FF has not yet sold any electric vehicles. As a result, FF will require substantial additional capital to develop products and fund operations for the foreseeable future. Until FF can generate sufficient revenue from product sales, FF will fund its ongoing operations through a combination of various funding and financing alternatives, including equipment leasing and construction financing of the Hanford, California, ieFactory California, manufacturing facility, secured syndicated debt financing, convertible notes, working capital loans, and equity offerings, among other options. The particular funding mechanisms, terms, timing, and amounts are dependent on the Company’s assessment of opportunities available in the marketplace and the circumstances of the business at the relevant time. Any delays in the successful completion of its ieFactory California manufacturing facility will impact FF’s ability to generate revenue. For additional discussion of the substantial doubt about FF’s ability to continue as a going concern, see Note 2, Liquidity and Capital Resources in the notes to the Consolidated Financial Statements for the year ended December 31, 2022 included elsewhere in this prospectus and for further details on liquidity, please see the “– Liquidity and Capital Resources” section below.

Revenues

FF is a development stage company and has not generated any revenue to date. FF’s anticipated introduction of the FF 91 Futurist, its first vehicle, is expected to generate FF’s future revenue while other vehicles are in development.

Operating Expenses

Research and Development

Research and development activities represent a significant part of FF’s business. FF’s research and development efforts focus on the design and development of FF’s electric vehicles and continuing to prepare its prototype electric vehicles to exceed industry standards for compliance, innovation, and performance. Research and development expenses consist of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) for FF’s employees focused on research and development activities, other related costs, depreciation, and an allocation of overhead. FF expects research and development expenses to increase as FF continues to develop its vehicles. FF anticipates an increase in activities in the U.S. and China, where FF’s research and development operations are primarily located.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) for FF’s employees focused on sales and marketing, costs associated with sales and marketing activities, and an allocation of overhead. Marketing activities are those related to introducing FF’s brand and its electric vehicle prototypes to the market. FF expects selling and marketing expenses to continue to increase as FF brings its electric vehicles to market and seeks to generate sales.

General and Administrative

General and administrative expenses consist primarily of personnel-related costs, (including salaries, bonuses, benefits, and stock-based compensation) for employees associated with administrative services such as legal, human resources, information technology, accounting and finance, other related costs, and legal loss contingency expenses, which are FF’s estimates of future legal settlements. These expenses also include certain third-party consulting services, certain facilities costs, and any corporate overhead costs not allocated to other expense categories. FF expects its general and administrative expenses to increase as FF continues to grow its business. FF also anticipates that it will incur additional costs for employees and third-party consulting services now that it operates as a public company.

Loss on Disposal of Property and Equipment

Loss on disposal of property and equipment relates to the abandonment of certain FF 91 program construction in progress assets, primarily vendor tooling, machinery, and equipment, due to the redesign of the related FF 91 components and implementation of FF’s cost reduction program. Charges associated with disposals are recognized within operating expenses in the Consolidated Statements of Operations and Comprehensive Loss.

Non-operating Expenses

Change in Fair Value Measurements

Change in fair value measurements consists of the losses and gains as a result of fair value measurements of certain financial instruments which FF records at fair value. Changes in fair value measurement of related party notes payable and notes payable have decreased following the Business Combination as the majority of the liabilities converted to equity or were paid in cash.

Related Party Interest Expense

Related party interest expense consists of interest expense on notes payable with related parties. Related party interest expense has decreased relative to prior periods, as the majority of related party notes payable converted to equity upon completion of the Business Combination.

Interest Expense

Interest expense primarily consists of interest on outstanding notes payable, capital leases, certain supplier payables, and vendor payables in trust. Interest expense decreased as the majority of notes payable and vendor payables in trust were either settled in cash or converted to equity upon completion of the Business Combination.

Other Expense, net

Other expense, net consists of foreign currency transaction gains and losses and other expenses such as bank fees and late charges. Foreign currency transaction gains and losses are generated by revaluation of debt and the settlements of invoices denominated in currencies other than the functional currency. FF expects other expense to fluctuate as FF continues to transact internationally.

Loss on Extinguishment or Settlement of Related Party Notes Payable, Notes Payable and Vendor Payables in Trust, net

Loss on extinguishment or settlement of related party notes payable, notes payable, and vendor payables in trust, net consists of losses resulting from the settlement of related party notes payable, notes payable, and vendor payables in trust.

Results of Operations

To date, FF has not generated any revenue from the design, development, manufacturing, engineering, sale or distribution of its electric vehicles. Please refer to the section “Risk Factors” for a full discussion on the risks and uncertainties related to costs.

Comparison of the Years Ended December 31, 2022 and 2021

	Year Ended December 31,
(dollars in thousands)	2022	2021
Consolidated Statements of Operations
Operating expenses
Research and development	$311,084	$174,935
Sales and marketing	20,772	17,118
General and administrative	116,437	97,905
Loss on disposal of property and equipment	2,695	64,191
Total operating expenses	450,988	354,149

Loss from operations	(450,988)	(354,149)
Change in fair value measurements	(69,671)	(22,700)
Interest expense	(7,236)	(30,181)
Related party interest expense	(3,879)	(16,663)
Other expense, net	(12,544)	(5,668)
Loss on settlement of related party notes payable, notes payable, and vendor payables in trust, net	(7,690)	(86,904)
Loss before income taxes	(552,008)	(516,265)
Income tax provision	(61)	(240)
Net loss	$(552,069)	$(516,505)

Research and Development

	Year Ended December 31,		Change
(dollars in thousands)	2022	2021	Amount	%
Research and development	$311,084	$174,935	$136,149	77.8%

The increase in research and development expense of $136.1 million for the year ended December 31, 2022, compared to the prior year, was primarily due to the increase in engineering, design and testing (ED&T) services of $120.8 million and professional services related expense of $9.1 million as the Company re-engaged suppliers and made significant purchases of ED&T services to progress the development of the FF 91; an increase in personnel and compensation related expenses and stock-based compensation expenses due to increased headcount of $37.6 million and $3.7 million, respectively; an increase in information technology related expense due to increases in business activities and headcount of $8.6 million, partially offset by a decrease in miscellaneous expenses of $54.1 million, primarily due to expensing a one-time amount of $50.0 million for a non-exclusive, perpetual, irrevocable, and sublicensable license to use a platform owned by Liankong, a subsidiary of Geely Holdings, and recognition stock-based compensation expense of $7.6 million related to restricted stock awards issued as a bonus to employees and other service providers in connection with the closing of the Business Combination during the year ended December 31, 2021 with no comparable activity in 2022.

Sales and Marketing

	Year Ended December 31,		Change
(dollars in thousands)	2022	2021	Amount	%
Sales and marketing	$20,772	$17,118	$3,654	21.3%

The increase of $3.7 million in sales and marketing expense for the year ended December 31, 2022, compared to the prior year, was primarily due to an increase in personnel and compensation related expenses of $4.7 million, and employee benefits relates expenses of $0.4 million due to an increase in headcount; an increase in marketing expenses due to an increase in marketing efforts of $2.9 million, partially offset by primarily restricted stock awards issued as a bonus to employees and other service providers in connection with the closing of the Business Combination during the year ended December 31, 2021, with no comparable activity in 2022 and other overhead expenses including IT dues and subscriptions of $5.2 million.

	Year Ended December 31,		Change
(dollars in thousands)	2022	2021	Amount	%
General and administrative	$116,437	$97,905	$18,532	18.9%

The increase of $18.5 million in general and administrative expense for the year ended December 31, 2022, compared to the same period in the prior year, was primarily due to an increase in professional service expenses related to the Special Committee investigation in the amount of $49.3 million; an increase in personnel and compensation related expenses of $9.7 million due to headcount changes; an increase in insurance related expenses of $10.6 million, partially offset by legal expense of approximately $20.0 million related to additional accruals for contingent legal liabilities related to the year ended December 31, 2021, with no comparable activity in 2022; decrease in general expenses of $15.5 million primarily related to expenses recognized in connection with issuance of restricted stock awards as compensation for prior salary reductions during the year ended December 31, 2021 with no comparable activity in the year ended December 31, 2022; decrease in stock based compensation of $5.2 million due to a decrease in headcount specifically in G&A, a decrease in engineering, design and testing related expense and other overhead expenses primarily due to allocations of expenses to Research and development and Sales and Marketing of $5.1 million, a decrease of $1.4 million related to information technology related expenses, a $1.4 million decrease in depreciation and amortization expenses, a decrease of $1.2 million in rent and related expenses and a $0.7 million decrease in non-capitalizable equipment and furniture.

Loss on Disposal of Property and Equipment

	Year Ended December 31,		Change
(dollars in thousands)	2022	2021	Amount	%
Loss on disposal of property and equipment	$2,695	$64,191	$(61,496)	NM

The decrease in loss on disposal of property and equipment during the year ended December 31, 2022, compared to the prior year is due to the write off of $64.2 million relating to the abandonment of certain construction in process assets including vendor tooling, machinery and equipment. This was due to the redesign of various FF 91 components and implementation of FF’s cost reduction program during the year ended December 31, 2022.

Change in Fair Value Measurements

	Year Ended December 31,		Change
(dollars in thousands)	2022	2021	Amount	%
Change in fair value measurements	$(69,671)	$(22,700)	$(46,971)	206.9%

The increased loss in fair value measurements of $47.0 million for the year ended December 31, 2022, compared to the prior year, was primarily due to the issuances during the period of new notes, which contained significant original issue discounts, and warrants measured at fair value at each reporting period, resulting in a charge to fair value measurement expense due to their favorable conversion and exercise features, which was partially offset by notes payable, related party notes payable and warrant liabilities that were measured at fair value in the comparative period in 2021 and were converted during 2022.

Interest Expense

	Year Ended December 31,		Change
(dollars in thousands)	2022	2021	Amount	%
Interest expense	$(7,236)	$(30,181)	$22,945	(76.0)%

The decrease in interest expense during the year ended December 31, 2022, compared to the prior year, was primarily due to notes payable with a principal amount of $85.2 million that were outstanding during a portion of 2021 and settled upon closing of the Business Combination in 2021, with no comparable charges in 2022. Further decreases resulted from the repayment of $85.0 million of Ares notes payable principal in the year ended December 31, 2022 and interest related to finance leases as a result of the successful sale leaseback transaction of the Company’s Gardena, California headquarters in the year ended December 31, 2021. These decreases were partially offset by increases in interest expense related to the ATW NPA Notes which bore interest in 2022 due to the triggering of interest clauses, interest expense related to new Bridge Notes in 2022 with principal balances of $44.5 million.

Related Party Interest Expense

	Year Ended December 31,		Change
(dollars in thousands)	2022	2021	Amount	%
Related party interest expense	$(3,879)	$(16,663)	$12,784	(76.7%)

The decrease in related party interest expense for year ended December 31, 2022, compared to the prior year, was primarily due to the Company’s settlement of $91.4 million principal amounts of related party notes payable upon closing of the Business Combination in July 2021, which accrued interest from July 1, 2021, to July 21, 2021.

Other Expense, net

	Year Ended December 31,		Change
(dollars in thousands)	2022	2021	Amount	%
Other expense, net	$(12,544)	$(5,668)	$(6,876)	121.3%

The change in other expense, net was primarily due to change in unrealized loss driven by change in exchange rate.

Loss at Settlement of Related Party Notes Payable, Notes Payable, and Vendor Payables in Trust, Net

	Year Ended December 31,		Change
(dollars in thousands)	2022	2021	Amount	%
Loss on settlement of related party notes payable, notes payable and vendor payables in trust, net	$(7,690)	$(86,904)	$79,214	NM

The loss in the year ended December 31, 2022, compared to the same period in the prior year, relates to a modification of the conversion price as part of an amendment to notes issued during the period, which was treated as extinguishment for accounting purposes. The loss in the year ended December 31, 2021 represents the conversion of certain related party notes payable, notes payable, and vendor payables in trust to equity at $10 per share which was below the fair value of the stock on the date of conversion in connection with the closing of the Business Combination.

Liquidity and Capital Resources

As described in the “Overview” section of this MD&A, the COVID-19 pandemic impacted FF’s ability to raise funds and may have a material adverse impact on future periods as FF prepares to bring its vehicles to market, including its cash flows from financing activities, which fund its operations. The extent of COVID-19’s impact on FF’s liquidity will depend upon, among other things, the duration and severity of the outbreak or subsequent outbreaks and related government responses, such as required physical distancing, restrictions on business operations and travel, the pace of recovery of economic activity and the impact to consumers, all of which are uncertain and difficult to predict. In addition, FF’s ability to raise additional funds is subject to a number of other material risks and assumptions. Refer to “Risk Factors” for a full discussion of the risks associated with the COVID-19 pandemic and other risks.

As of December 31, 2022, the Company’s principal source of liquidity was cash totaling $17.0 million, which was held for working capital and general corporate purposes.

The Company announced the start of production of the FF 91 Futurist on March 29, 2023, and needs to raise additional capital to support the production and delivery of the FF 91 Futurist and satisfy its other capital needs. Based on certain management assumptions, including timely completion of certain testing and the suppliers meeting our supply chain requirement, FF expects the FF 91 Futurist to come off the line in April, with deliveries to users anticipated to begin before the end of April 2023. There is no assurance FF will be able to timely receive sufficient funding under existing financing commitments to produce and deliver the FF 91 Futurist on that timeline or at all. If unable to receive sufficient funding, FF will be required to obtain new financing commitments, which may not be available to it under reasonable commercial terms. Further, there cannot be any assurance that FF will be able to develop the manufacturing capabilities and processes, or secure reliable sources of component supply to meet quality, engineering, design or production standards, or to meet the required production volumes to successfully grow into a viable business.

Since August 14, 2022, the Company has obtained commitments from several investors totaling $267.0 million in new convertible note financing and in committed forced warrant exercise proceeds, subject to certain conditions. A total of $181.4 million under these commitments has been funded to date, through which the Company has received $159.4 million (net of original discount and transaction costs). The Company had the right to force the conversion of the warrants underlying the Warrant Reserve, as such term is defined in Note 14, Stockholders’ Equity, in the notes to the Consolidated Financial Statements for the years ended December 31, 2022 included elsewhere in prospectus, for a total exercise price of $20.0 million in cash ($9.4 million of which has been funded to the Company), upon the completion of certain milestones and conditions. The right to force exercise of the Warrant Reserve expired upon the holders exercising their warrants during 2023. In February 2023, Senyun, RAAJJ and a purchaser affiliated with ATW Partners LLC exercised their respective options to purchase additional senior secured notes and the accompanying SPA Warrants of the Company. The Company received aggregated gross proceeds of $34.0 million ($29.3 million net of original issuance discount) in exchange for such issuances. The Company has continued financing discussions with multiple parties, but has experienced delays in securing additional funding commitments, which have exacerbated the supply chain pressures on FF’s business. These factors, in addition to the continued rise in inflation and other challenging macroeconomic conditions, have led FF to take steps to preserve its current cash position, including reducing spending, extending payment cycles and implementing other similar measures. If our ongoing capital raising efforts are unsuccessful or significantly delayed, or if we experience prolonged material adverse trends in our business, our production will be delayed or decreased, and our actual use of cash, production volume and revenue for 2023 will vary from our previously disclosed forecasts, and such variances may be material. While FF is actively engaged in negotiations with potential financing sources, there is no guarantee that it will be able to raise additional capital on terms acceptable to it or at all. In addition to the risk that FF’s assumptions and analyses may prove incorrect, the projections may underestimate the professional fees and other costs to be incurred related to the pursuit of various financing options currently being considered and ongoing legal risks. Incremental capital needs beyond March 2023 to fund development of the Company’s remaining product portfolio will be highly dependent on the market success and profitability of the FF 91 and the Company’s ability to accurately estimate and control costs. Apart from the FF 91 series, substantial additional capital will be required to fund operations, research, development, and design efforts for future vehicles.

As described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Recent Developments – Financing Discussions and New Convertible Note and Warrant Financing,” on November 11, 2022, the Company entered into a Purchase Agreement with Yorkville, which provides the Company the sole right, but not the obligation, to direct Yorkville from time to time to purchase up to $200.0 million (“Commitment Amount”) of the Company’s shares of Class A Common Stock (“Commitment Shares”) during the commitment period ending November 11, 2025, at a 3% discount of the VWAP (as defined below) of the shares during the three preceding days of each issuance. The Company has the option to increase the Commitment Amount to up to $350.0 million during the commitment period. On November 25, 2022, the Company issued 789,016 Commitment Shares in satisfaction of the commitment fee agreed upon in the SEPA. As of the date the Consolidated Financial Statements were issued, the Company has not directed Yorkville to buy any shares of Class A Common Stock. The Company shall not have the ability to draw funds under the Purchase Agreement until the effectiveness of the registration statement of which this prospectus forms part, registering the resale by Yorkville of its shares of Class A Common Stock to be issued under the Purchase Agreement (including the 789,016 Commitment Shares) and the satisfaction of certain other conditions under the SEPA.

Any purchase would be subject to certain limitations, including that Yorkville shall not purchase any shares that would result in it and its affiliates beneficially owning more than 9.99% of the then outstanding voting power or number of shares of Class A Common Stock or any shares that would exceed 19.99% of all shares of Class A Common Stock and Class B Common Stock of the Company outstanding on the date of the SEPA, unless Company stockholder approval was obtained allowing for issuances in excess of such amount (the “Exchange Cap”). The Exchange Cap will not apply under certain circumstances, including where the average price of all shares of Class A Common Stock equals or exceeds $0.62 per share. On February 28, 2023, the stockholders approved, as is required by the applicable Nasdaq rules and regulations, advances of Class A Common Stock to be issued under the SEPA, including the issuance of any shares in excess of 19.99% of the issued and outstanding shares of Common Stock. The proposal was approved on February 28, 2023.

Despite the access to liquidity resulting from the Purchase Agreement when and if it shall become effective, the Warrant Reserve and the unfunded commitments from the SPA, the Company projects that it may require additional funds in order to continue operations and support the ramp-up of production of the FF 91 to generate revenues to put the Company on a path to cash flow break-even. Incremental capital needs beyond March 2023 to fund development of the Company’s remaining product portfolio will be highly dependent on the market success and profitability of the FF 91 and the Company’s ability to accurately estimate and control costs.

Since its formation, the Company has devoted substantial effort and capital resources to strategic planning, engineering, design, and development of its electric vehicle platform, development of initial electric vehicle models, and capital raising. Since inception, the Company has incurred cumulative losses from operations, negative cash flows from operating activities, and has an accumulated deficit of $3,476.6 million as of December 31, 2022. After the closing of the Business Combination and the PIPE Financing on July 21, 2021, the Company received gross proceeds aggregating $991.0 million which it used to settle certain liabilities and the remainder of which management has used to finance the ongoing operations of the business.

The Company has funded its operations and capital needs primarily through the net proceeds received from capital contributions, the issuance of related party notes payable and notes payable (see Note 9, Related Party Notes Payable and Note 10, Notes Payable), the sale of Preferred and Common Stock (see Note 14, Stockholders’ Equity) and the net proceeds received from the Business Combination and the PIPE Financing (see Note 3, Business Combination) in the notes to the Consolidated Financial Statements included elsewhere in this prospectus.

The Company’s ongoing liquidity needs will depend on the extent to which the Company’s actual costs vary from the Company’s estimates and the Company’s ability to control these costs, as well as the Company’s ability to raise additional funds. The timely achievement of the Company’s operating plan as well as its ability to maintain an adequate level of liquidity are subject to various risks associated with the Company’s ability to continue to successfully close additional sources of funding, control and effectively manage its costs, as well as factors outside of the Company’s control, including those related to global supply chain disruptions, the rising prices of materials, potential impact of the COVID-19 pandemic, and general macroeconomic conditions. Refer to “Risk Factors” for a full discussion of the risks. The Company’s forecasts and projections of working capital reflect significant judgment and estimates for which there are inherent risks and uncertainties. The Company expects to continue to generate significant operating losses for the foreseeable future. The plans are dependent on the Company being able to continue to raise significant amounts of capital through the issuance of additional notes payable and equity securities.

The Company has evaluated whether there are certain conditions and events, when considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the Consolidated Financial Statements were issued. Based on its recurring losses from operations since inception and continued cash outflows from operating activities, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the date that the Consolidated Financial Statements for the year ended December 31, 2022 were issued.

There can be no assurance that the Company will be successful in achieving its strategic plans, that the Company’s future funding raises will be sufficient to support its ongoing operations, or that any additional financing will be available in a timely manner or on acceptable terms, if at all or that the Company will be able to satisfy the closing conditions under its financing agreements. If events or circumstances occur such that the Company does not meet its strategic plans, the Company will be required to reduce discretionary spending, alter or scale back vehicle development programs, be unable to develop new or enhanced production methods, or be unable to fund capital expenditures. Any such events would have a material adverse effect on the Company’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives.

Significant Related Party Notes Payable and Notes Payable Facilities

The Company has been significantly funded by notes payable from related parties and third parties. The related parties include employees as well as affiliates of employees and affiliates and other companies controlled or previously controlled by the Company’s founder and Chief Product and User Ecosystem Officer. For more information on the outstanding related party notes payable and notes payable as well as the related schedules of maturities, see Note 9, Related Party Notes Payable, and Note 10, Notes Payable, of the notes to the consolidated financial statements included elsewhere in this prospectus.

Related party notes payable consists of the following as of December 31, 2022 and December 31, 2021 (dollars in thousands):

	December 31, 2022
Note Name	Contractual Maturity Date	Contractual Interest Rates	Balance as of December 31, 2022	Interest Expense for the Year Ended December 31, 2022	Interest Expense for the Year Ended December 31, 2021
Related party notes - China (1)	December 31, 2023	12.0%	$4,651	$3,879	$3,369
Related party notes - China various other	Due on Demand	-%	3,755	-	-
			$8,406	$3,879	$3,369

	December 31, 2021
Note Name	Contractual Maturity Date	Contractual Interest Rates	Unpaid Balance	Net Carrying Value at 12/31/21
Related party notes - China	Due on Demand	18.00%	$9,411	$9,411
Related party notes - China various other	Due on Demand	0.00%	4,244	4,244
Total related party notes payable			$13,655	$13,655

Schedule of Principal Maturities of Related Party Notes Payable

The future scheduled principal maturities of related party notes payable as of December 31, 2022 and December 31, 2021 were as follows:

Year ended December 31, 2022
Due on demand	$3,755
2023	4,651
$8,406

Year ended December 31, 2021
Due on demand	$13,655

Notes payable consists of the following as of December 31, 2022 and December 31, 2021:

	December 31, 2022
Note Name	Contractual Maturity Date	Contractual Interest Rates	Unpaid Principal Balance	Fair Value Measurement Adjustments	Original issue discount and proceeds allocated to warrants	Net Carrying Value	Interest Expense for the Twelve Months Ended December 31, 2022
Bridge Notes (4)	October 27, 2028	10%	$36,622	$264	$(10,878)	$26,008	$1,676
Notes payable - China other	Due on Demand	-%	4,997	-	-	4,997	-
Auto loans	October 26, 2026	7%	100	-	-	100	7
			$41,719	$264	$(10,878)	$31,105	$1,683

	December 31, 2021
Note Name	Contractual Maturity Date	Contractual Interest Rates	Unpaid Balance	Fair Value Measurement Adjustments	Original issue discount and proceeds allocated to warrants	Net Carrying Value
March 1, 2021 Notes	March 1, 2022	14.00%	$55,000	$7,692	$(5,997)	$56,695
August 26, 2021 Notes	March 1, 2022	14.00%	30,000	1,011	(87)	30,924
June 9, 2021 Note 1 and Note 2	December 9, 2022	-%	40,000	8,503	(9,522)	38,981
August 10, 2021 Optional Notes	February 10, 2023	15.00%	33,917	12,283	(11,518)	34,682
Notes payable - China various other	Due on demand	-%	5,458	-	-	5,458
Notes payable	April 17, 2022	1.00%	193	-	-	193
Auto loans	Various	Various	121	-	-	121
Total notes payable			$164,689	$29,489	$(27,124)	$167,054

Schedule of Principal Maturities of Notes Payable

The future scheduled principal maturities of notes payable as of December 31, 2022 and December 31, 2021 are as follows:

Year ended December 31, 2022

Due on demand	$4,997
2026	100
2028	36,622
41,719

Years ended December 31, 2021
2022	130,772
2023	33,917
$164,689

Cash Flow Analysis

Presented below is a summary of FF’s cash flows for the periods indicated (dollars in thousands):

	For the Year Ended December 31,
	2022	2021
Net cash (used in) provided by
Operating activities	$(383,058)	$(339,765)
Investing activities	(123,222)	(95,681)
Financing activities	(6,721)	966,569
Effect of exchange rate changes on cash and restricted cash	1,038	(2,473)

Operating Activities

FF continues to experience negative cash flows from operations as FF designs and develops its vehicles and builds its infrastructure both in the United States and China. FF’s cash flows from operating activities are significantly affected by FF’s cash investments to support the growth of FF’s business in areas such as research and development associated with FF’s electric vehicles, corporate planning, and general and administrative functions. FF’s operating cash flows are also affected by its working capital needs to support growth and fluctuations in personnel related expenditures, accounts payable, accrued interest, other current liabilities, deposits, and other current assets.

Net cash used in operating activities was $383.1 million and $339.8 million for the years ended December 31, 2022 and 2021, respectively. The largest components of FF’s cash used by operating activities during the year ended December 31, 2022 were professional and contracted services totaling $124.6 million, compensation, benefits and related expenses totaling $120.4 million and prepaid insurance totaling $21.7 million. Other movements were related to changes in working capital.

The largest components of FF’s cash used by operating activities during the year ended December 31, 2021 were $90.0 million for wages and compensation related expenses; $50.0 million for a non-exclusive, perpetual, irrevocable, and sublicensable license to use a platform, the Geely License, owned by Liankong, a subsidiary of Geely Holding; $28.4 million for professional services and for prepayment of software hosting costs. Other movements were related to changes in working capital.

Investing Activities

Net cash used in investing activities was $123.2 million and $95.7 million for the years ended December 31, 2022 and 2021 related to acquisition of property and equipment.

Financing Activities

Net cash used in financing activities was $6.7 million for the year ended December 31, 2022 and net cash provided by financing activities was $966.6 million for the year ended December 31, 2021.

Cash used in financing activities during the year ended December 31, 2022 primarily consists of cash payments of $87.3 million for settling notes payable and accrued interest, $0.5 million for settling related party notes payable and accrued interest, $3.8 million for settling vendor payables in trust, $1.9 million principal pay down for finance lease liabilities, and $0.8 million for repurchase and retirement of Class A Common Stock. These were partially offset by $73.8 million in proceeds from the issuance of notes payable net of original issuance discounts, $9.5 million from the exercise of stock options and $4.2 million in proceeds from the exercise of warrants.

Cash provided from financing activities during the year ended December 31, 2021 primarily consists of $229.6 million in cash proceeds from the issuance of Class A Common Stock, net of $0.2 million redemptions of as a result of the Business Combination, $761.4 million in cash proceeds from the PIPE Financing, $172.0 million in proceeds from the issuance of notes payable net of original issuance discounts, and $10.6 million from the exercise of stock options. These were partially offset by cash payments of $61.1 million for PIPE Financing transaction costs, $48.2 million for settling notes payable and accrued interest, $38.2 million for settling related party notes payable and accrued interest, $27.7 million for settling vendor payables in trust, $23.1 million for Business Combination transaction costs, $3.4 million for debt transaction costs, and $3.2 million for capital lease obligations.

Effect of Exchange Rate Changes on Cash and Restricted Cash

The exchange rates effect on Cash and Restricted Cash was negative for the years ended December 31, 2022 and 2021. The effects of exchange rate changes on cash and restricted cash result from fluctuations on the translation of assets and liabilities denominated in foreign currencies, primarily Chinese Yuan. Fluctuations in exchange rates against the U.S. dollar may positively or negatively affect FF’s operating results. The effect of exchange rate change was a favorable $1.0 million and an unfavorable $2.5 million for the years ended December 31, 2022 and 2021, respectively.

Off-Balance Sheet Arrangements

The Company did not have any material relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Thus, the Company did not have any off-balance sheet arrangements as of December 31, 2022 and 2021.

Critical Accounting Estimates

Our consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent liabilities, and the reported amounts of expenses during the reporting period. Management has based its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. Changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from the estimates made by FF’s management. To the extent that there are material differences between these estimates and actual results, future financial statement presentation, financial condition, results of operations, and cash flows will be affected. Given the global economic climate and unpredictable nature and unknown duration of the COVID-19 pandemic, estimates are subject to additional variability and volatility.

For a description of FF’s significant accounting policies, see Note 1, Nature of Business and Organization, and Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements included elsewhere in this prospectus. An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the Consolidated Financial Statements. Management believes the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of FF’s Consolidated Financial Statements.

Description	Judgements and Uncertainties	Effect if Actual Results Differ from Assumptions
Stock-Based Compensation

The Company’s stock-based compensation awards consist of options granted to employees, directors and non-employees for the purchase of common stock. The Company recognizes stock-based compensation expense in accordance with the provisions of ASC 718, Compensation — Stock Compensation (“ASC 718”). ASC 718 requires the measurement and recognition of compensation expense for all stock-based compensation awards based on the grant date fair values of the awards.

The Company estimates the fair value of stock options using the Black-Scholes option pricing model. For options with service conditions, the value of the award is recognized as expense over the requisite service period on a straight-line basis. For performance-based awards, stock-based compensation expense is recognized over the expected performance achievement period of individual performance milestones when the achievement of each individual performance milestone becomes probable.

Fair value of Common Stock — Prior to the close of the Business Combination, there was no public market for Legacy FF’s Class A Ordinary Stock. Therefore, Legacy FF’s Board of Directors determined the fair value of Legacy FF’s Class A Ordinary Stock at the time of the grant of stock options by considering a number of objective and subjective factors. The fair value of the stock was determined in accordance with applicable elements of the practice aid issued by the American Institute of Certified Public Accountants titled, “Valuation of Privately Held Company Equity Securities Issued as Compensation”. Legacy FF’s Board of Directors granted stock options with exercise prices equal to the fair value of Legacy FF’s Class A Ordinary Stock on the date of grant. After the close of the Business Combination, the closing price of FF’s Class A Common Stock on Nasdaq as reported will be used.

FF estimates the fair value of stock options using the Black-Scholes option-pricing model. Determining the fair value of stock-based compensation awards under this model requires highly subjective assumptions, including the fair value of the underlying common share (when there is no public market for the share), the risk-free interest rate, the expected term of the award, the expected volatility of the price of FF’s common shares, and the expected dividend yield of FF’s common share.

Expected term — The estimate of the expected term of awards was determined in accordance with the simplified method, which estimates the term based on an averaging of the vesting period and contractual term of the option grant for employee awards and the contractual term of the stock option award agreement for non-employees.

Expected volatility — The Company determines the expected volatility by weighing the historical average volatilities of publicly traded industry peers and its own trading history. FF intends to continue to consistently apply this methodology using the same or similar public companies until a sufficient amount of historical information regarding the volatility of the Company’s own Class A Common Stock price becomes available, unless circumstances change such that the identified companies are no longer similar to FF, in which case more suitable companies whose stock prices are publicly available would be utilized in the calculation.

Risk-free interest rate — The risk-free interest rate used to value awards is based on the United States Treasury yield in effect at the time of grant for a period consistent with the expected term of the award.

Dividend yield — The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends for the foreseeable future.

Forfeiture rate — Stock-based compensation expense is reduced for forfeitures, which the Company estimates based on an analysis of actual forfeitures. The Company will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover, and other factors. Changes in the estimated forfeiture rate can have a significant impact on the Company’s stock-based compensation expense as the cumulative effect of adjusting the rate is recognized in the period the estimated forfeiture rate is changed.

These estimates involve inherent uncertainties and the application of management’s judgment. If FF had made different assumptions, FF’s stock-based compensation expense and its net loss could have been materially different.

An increase in risk-free interest rate will reduce the estimated fair value of a stock option grant, while decrease in these factors will have an opposite effect.

Likewise, a decrease in volatility and expected term will decrease the estimated fair value of a stock option grant, while an increase in these factors will have an opposite effect.

The Company does not expect to change the dividend yield assumption in the near future.

Description	Judgements and Uncertainties	Effect if Actual Results Differ from Assumptions
Fair Value of Ordinary Shares

Prior to the Business Combination, FF was required to estimate the fair value of the ordinary shares underlying FF’s stock-based awards. The fair value of the ordinary shares underlying FF’s stock-based awards had been determined in each case by FF’s Board, with input from management and contemporaneous third-party valuation expert. FF believes that its Board has the relevant experience and expertise to determine the fair value of FF’s ordinary shares. FF’s Board intends all stock options granted to be exercisable at a price per share not less than the fair value per share of the ordinary share underlying those stock options on the date of grant.

In the absence of a public market for FF’s ordinary shares, the valuation of FF’s ordinary shares had been determined using a hybrid method, which incorporated a scenario-based method and an option pricing method. The valuation was performed in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

FF considered various objective and subjective factors to determine the fair value of FF’s ordinary shares as of each grant date, including:

● Contemporaneous valuations performed by unrelated third-party experts;

● The progress of FF’s research and development;

● FF’s stage of development and commercialization and FF’s business strategy;

● Industry information, such as external market conditions affecting the electric car industry and trends within the electric car industry;

● Lack of marketability of FF’s ordinary shares;

● Likelihood of achieving a liquidity event, such as an initial public offering, SPAC merger, or strategic sale given prevailing market conditions and the nature and history of FF’s business;

● Prices, privileges, powers, preferences, and rights of our convertible preferred stock relative to those of FF’s ordinary shares;

 During 2020 and 2021 (prior to the closing of the Business Combination), FF’s estimated fair value of its Class A Ordinary Shares remained relatively consistent, fluctuating between $2.449 per share as of March 31, 2020 (“March 2020 valuation”) and $2.767 per share as of January 20, 2021 (“January 2021 valuation”). As of April 20, 2021, FF’s estimated fair value of its Class A Ordinary Shares was $7.948 (“April 2021 valuation”).

In order to estimate the fair value of FF’s Class A Ordinary Stock, FF utilized more than one valuation approach. The March 2020 valuation was completed prior to the contemplation of the Business Combination. As such, income and market approaches were utilized in estimating the fair value. The January 2021 valuation and April 2021 valuation used a Hybrid Method, applying a probability-weighted expected return method (“PWERM”) to weight the indicated equity value determined under the option pricing model, income, and market approaches for the scenario in which the Business Combination does not close, and the equity value implied by the planned Business Combination.

Description	Judgements and Uncertainties	Effect if Actual Results Differ from Assumptions
Fair Value of Ordinary Shares

● Forecasted cash flow projections for FF’s business;

● Liquidity of stock-based awards involving securities in a private company; and

● Macroeconomic conditions.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. The probability of a liquidity event and the derived discount rate are significant assumptions used to estimate the fair value of FF’s ordinary shares. If FF had used different assumptions or estimates, the fair value of FF’s ordinary shares and FF’s stock-based compensation expense could have been materially different.

During 2020, FF experienced financial hardship and was unable to satisfy its liabilities, including payables in vendor trust, notes payable, and related party notes payable. Further, given these financial hardships, FF was unable to successfully achieve its strategic plans, including completing its manufacturing facility in Hanford or generating revenues from the sale of FF 91. Please refer to Key Factors Affecting Operating Results and Liquidity and Capital Resources and Going Concern within FF’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for further details on FF’s operations, capital resources, and going concern.

The increase in value between the January 2021 valuation and the April 20, 2021 was due to FF’s progress towards the Business Combination. During the latter half of 2020, FF started contemplating a SPAC merger and began taking the necessary steps to prepare for the Business Combination with PSAC. The necessary steps undertaken to prepare for the Business Combination included meeting with PSAC and investment bankers, discussing timing expectations, and negotiating the preliminary letter of intent between PSAC and FF. As FF’s ongoing negotiations related to the Business Combination reflected an increased likelihood of a near-term exit transaction and/or liquidity event, the valuation of FF’s equity as of the January 2021 valuation and April 2021 valuation took into consideration the indicated equity value implied by the negotiations as well as the uncertainty inherent in the future key milestones including execution of the Merger Agreement and PSAC’s stockholder vote.

Description	Judgements and Uncertainties	Effect if Actual Results Differ from Assumptions
Fair Value Measurements and Fair Value of Related Party Notes Payable and Notes Payable

The accounting guidance for financial instruments allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date.

FF has elected the fair value option for certain related party notes payable and notes payable with embedded derivatives. The fair value of certain related party notes payable and notes payable was determined using a yield method, probability weighted for the likelihood of a liquidity event prior to maturity that would result in the conversion of the notes payable into ordinary shares. The probability of a liquidity event and the derived discount rate are assumptions used to estimate the fair value of FF’s notes payable carried at fair value. For further discussion see Note 8, Fair Value of Financial Instruments in the Notes to FF’s Consolidated Financial Statements included elsewhere in this prospectus.

Fair value measurement applies to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring and nonrecurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the standard establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Valuations for assets and liabilities traded in active exchange markets, or interest in open-end mutual funds that allow a company to sell its ownership interest back at net asset value on a daily basis. Level 1 valuations are obtained from readily available pricing sources for market transactions involving identical assets, liabilities, or funds.

Valuations for assets and liabilities traded in less active dealer, or broker markets, such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active. Level 2 instruments typically include U.S. government and agency debt securities, and corporate obligations. Level 2 valuations are usually obtained through market data of the investment itself as well as market transactions involving comparable assets, liabilities or funds.

Valuations for assets and liabilities that are derived from other valuation methodologies, such as option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker-traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

Certain of the related party notes payable and notes payable contain embedded liquidation premiums with conversion rights that represent embedded derivatives whose value is directly related to the fair value of the Common Stock. As the value of the Common Stock increases, the value of these related party notes payable and notes payable increases, and as the value of Common Stock decreases, the value of these related party notes payable and notes payable decrease.

Description	Judgements and Uncertainties	Effect if Actual Results Differ from Assumptions
Income Taxes

FF recognizes deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the Consolidated Statements of Operations and Comprehensive Loss in the period that includes the enactment date. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.

In evaluating the need for a valuation allowance, management considers the weighting of all available positive and negative evidence, which includes, among other things, the nature, frequency and severity of current and cumulative taxable income or losses, future projections of profitability, and the duration of statutory carryforward periods.

FF recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in FF’s Consolidated Financial Statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized. FF recognizes interest and penalties accrued with respect to uncertain tax positions, if any, in its provision for income taxes in the Consolidated Statements of Operations and Comprehensive Loss.

The Company has recognized a full valuation allowance as of December 31, 2022 and 2021 since, in the judgment of management given the Company’s history of losses, the realization of these assets was not considered more likely than not. The valuation allowance was $366,349 and $256,413 as of December 31, 2022 and 2021, respectively. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which the temporary timing differences become deductible.

Recent Accounting Pronouncements

See Note 1 in the sections titled “Recent Accounting Pronouncements” as referred to in FF’s Consolidated Financial Statements included elsewhere in this prospectus for a discussion about our recently adopted accounting pronouncements and the recently issued accounting pronouncements not yet adopted which are determined to be applicable to the Company.

Quantitative and Qualitative Disclosures about Market Risk

FF is exposed to market risks in the ordinary course of its business. Market risk represents the risk of loss that may impact FF’s financial position due to adverse changes in financial market prices and rates. FF’s market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.

Interest Rate Risk

FF did not have any related party notes payable or notes payable outstanding in which fluctuations in the interest rates would affect FF as of December 31, 2022 and 2021. FF’s related party notes payable and notes payable are fixed rate instruments and are not subject to fluctuations in interest rates. FF did not enter into investments for trading for speculative purposes. FF has not been exposed, nor anticipates being exposed to material risk due to changes in interest rates on existing related party notes payable and notes payable.

As of December 31, 2022 and 2021, FF had cash and restricted cash of $18.5 million and $530.5 million, respectively.

Foreign Currency Exchange Risk

FF’s reporting currency is the U.S. dollar, and the functional currency of each of FF’s subsidiaries is either its local currency or the U.S. dollar, depending on the circumstances. The assets and liabilities of each of FF’s subsidiaries are translated into U.S. dollars at exchange rates in effect at each balance sheet date and operations accounts are translated using the average exchange rate for the relevant period. Decreases in the relative value of the U.S. Dollar to other currencies may negatively affect operating results as expressed in U.S. Dollars. Foreign currency translation adjustments are accounted for as a component of accumulated other comprehensive loss within stockholders’ equity (deficit). Gains or losses due to transactions in foreign currencies are reflected in the consolidated statements of operations and comprehensive loss under the line item “Other expense, net.” FF has not engaged in the hedging of foreign currency transactions to date, although FF may choose to do so in the future. FF does not believe that an immediate 10% increase or decrease in the relative value of the U.S. dollar to other currencies would have a material effect on operating results.

Credit Risk

Financial instruments that potentially subject FF to credit risk consist of cash and restricted cash, notes receivable and deposits. FF maintains its cash with major financial institutions. At times, cash account balances with any one financial institution may exceed Federal Deposit Insurance Corporation (“FDIC”) insurance limits ($250 per depositor per institution) and China Deposit Insurance Regulations limits (CNY 500 per depositor per institution). FF believes the financial institutions that hold FF’s cash and restricted cash are financially sound and, accordingly, minimal credit risk exists with respect to cash. The notes receivable balance relates to a third party note which is subject to credit risk. However, credit risk on the note is minimized by the borrower also being a lender to FF and the amount due to the lender from FF is greater than the note receivable balance. FF pays vendor deposits for tooling and equipment which are subject to credit risk. Historically, FF has written off any deposits which are determined to be unrecoverable and continues to monitor credit risk related to deposits.

Supply Risk

FF is dependent on a large number of suppliers, the majority of which are single source suppliers, and the inability of these suppliers to deliver specified components in a timely manner at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage the purchase and delivery of these components from these suppliers, could have a material adverse effect on our business, prospects, financial condition and operating results.

FF currently has one manufacturing location, which is under construction, and a contract manufacturing agreement in South Korea, while producing production-intent models in a portion of the facility which has been made operational. While we are currently purchasing and receiving components from our suppliers for these pre-production vehicles, our ability to achieve production of salable cars depends, among other things, on the readiness and solvency of our suppliers and vendors, and FF, to manage through challenges resulting from the COVID-19 pandemic and related supply chain and production difficulties.

Internal Control Over Financial Reporting

FF management identified material weaknesses in FF’s internal control over financial reporting. The material weaknesses in FF’s internal control over financial reporting remained unremediated as of the years ended December 31, 2022 and 2021. See the section titled “Risk Factors – Risks Related to FF’s Business and Industry – FF identified material weaknesses in its internal control over financial reporting. If FF is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect FF’s business and share price.”

BUSINESS

Unless the context indicates otherwise, references in this prospectus to “FFIE” refer to Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp.), a holding company incorporated in the State of Delaware, and not to its subsidiaries, and references herein to the “Company,” “FF,” “we,” “us,” “our” and similar terms refer to FFIE and its consolidated subsidiaries. We refer to our primary operating subsidiary in the U.S., Faraday&Future Inc., as “FF U.S.” We refer to all our subsidiaries organized in China (including Hong Kong) collectively as the “PRC Subsidiaries,” a complete list of which is set forth in Exhibit 21.1 to the registration statement of which this prospectus forms a part. As of the date of this prospectus, our only operating subsidiaries in mainland China and in Hong Kong are FF Automotive (China) Co. Ltd., Ruiyu Automotive (Beijing) Co., Ltd. and Shanghai Faran Automotive Technology Co., Ltd., each of which was organized in the PRC. The discussion of FF’s business and the electric vehicle industry below is qualified by, and should be read in conjunction with, the discussion of the risks related to FF’s business and industry detailed elsewhere in this prospectus.

Company Overview

Faraday Future Intelligent Electric, Inc. (together with its consolidated subsidiaries, “FF,” “the Company,” “we,” “us” or “our”) is a California-based global shared intelligent mobility ecosystem company with a vision to disrupt the automotive industry.

With headquarters in Los Angeles, California, the Company designs and engineers next-generation intelligent, connected, electric vehicles. FF announced the start of production of its first vehicle, the FF 91 Futurist, at its production facility in Hanford, California, with additional future production capacity needs addressed through a contract manufacturing partner in South Korea. FF is also exploring other potential contract manufacturing options in addition to the contract manufacturer in South Korea. The Company has additional engineering, sales, and operational capabilities in China and is exploring opportunities for potential manufacturing capabilities in China through a joint venture or other arrangement.

Since its founding, the Company has created major innovations in technology and products, and a user centered business model. We believe these innovations will enable FF to set new standards in luxury and performance that will enhance quality of life and redefine the future of intelligent mobility.

Technology

FF’s technology innovations include its proprietary Variable Platform Architecture (“VPA”), propulsion system, and Internet, Autonomous Driving, and Intelligence (“I.A.I.”) systems.

The VPA is a modular skateboard-like platform which can be sized to accommodate various motor and powertrain configurations, enabling fast and capital efficient product development for both the passenger and commercial vehicle segments. FF’s propulsion system includes an industry-leading inverter design, and a propulsion system that provides a competitive edge in electric drivetrain performance. FF’s advanced I.A.I. technology offers high-performance computing, high speed internet connectivity, Over-the-air (“OTA”) updates, an open ecosystem for third party application integration, and a Level 3 autonomous driving-ready system, in addition to several other proprietary innovations that enable the Company to build a highly personalized user experience.

FF has recently upgraded the FF 91 Futurist vehicle from PT Gen 1.0 to PT Gen 2.0. This generational upgrade consists of 26 significant upgrades to systems and core components of both the EV area (the vehicle) and the I.A.I area (the advanced core of intelligence, autonomous driving and internet). The 13 key upgrades to the EV area include improvements to the powertrain, battery, charging, chassis, and interior, and the 13 key upgrades to I.A.I include upgrades in computing, sensing, user interaction, and communication, as well as upgrades to the newest technology. Along with other vehicle performance improvements, FF’s technology is designed to deliver superior acceleration of 2.27 seconds from 0 to 60 mph and safety.

Since inception, FF has developed a differentiated portfolio of valuable intellectual property. As of February 27, 2023, the Company has been granted approximately 660 patents (with approximately a third issued in the U.S., and slightly less than two-thirds issued in China, and the remaining issued in other jurisdictions). These patents are issued to various FFIE entities, including Faraday Future, Faraday & Future, FF Automotive (China) Co., Ltd., Leka Automotive Intelligent Technology (Beijing) Co., Ltd., and LeEco Eco-Car (Zhejiang) Co., Ltd. Key patents include FF’s inverter assembly, integrated drive and motor assemblies, methods and apparatus for generating current commands for an interior permanent magnet (“IPM”) motor, and keyless vehicle entry system. These key patents will expire in 2035 and 2036.

Products

FF’s B2C (business-to-consumer) passenger vehicle pipeline over the next five years includes the FF 91 series, the FF 81 series, and the FF 71 series, each designed to target different passenger vehicle segments. In addition to passenger vehicles, and leveraging its VPA and other proprietary technology, FF plans to produce a Smart Last Mile Delivery (“SLMD”) vehicle to address the high growth last mile delivery market.

Each of the three passenger vehicle series is planned in two different configurations (the FF 91 series will also come in a limited edition model). At the top end, the “Futurist” configurations will drive FF’s core brand values (design, superior driving experience, and personalized user experience enabled through FF’s unique I.A.I technologies) to the fullest. Offering multiple configurations allows FF to participate in a wide price range within each vehicle series.

FF announced the start of production of the FF 91 Future on March 29, 2023, and needs to raise additional capital to support the production and delivery of the FF 91 Futurist and support its other capital needs. Based on certain management assumptions, including timely completion of certain testing and the suppliers meeting our supply chain requirement, FF expects the FF 91 Futurist to come off the line in April 2023, and delivery to users is anticipated to begin before the end of April 2023. Please refer to “Risk Factors – Risks Related to FF’s Business and Industry – Start of production of FF’s first vehicle, the FF 91 Futurist, has been recently announced, and the production and delivery of the FF 91 Future has experienced, and may continue to experience, significant delays” for a discussion on risks and uncertainties related to the expected production and delivery. Toward that goal, FF has completed most of its vehicle development milestones, and recently announced Milestone #6, completion of key equipment installation work at the ieFactory California in Hanford, California. The FF 91 series is designed to compete with Maybach, Bentley Bentayga, Lamborghini Urus, Ferrari Purosangue, Mercedes S-Class, Rolls Royce Spectre, Porsche Taycan, BMW 7-Series, etc. In addition to the FF 91 series, FF has planned the following passenger vehicles:

●	FF 81 series, FF’s second passenger vehicle, is envisioned to be a premium mass market electric connected vehicle positioned to compete against Tesla Model S and Model X, Nio ES8, BMW 5-series, and similar vehicles.

●	FF 71 series, FF’s mass market passenger vehicle, plans to integrate connectivity and advanced technology into a smaller vehicle size and positioned to compete against Tesla Model 3 and Model Y, BMW 3-series, and similar vehicles.

Product Positioning

All FF passenger vehicles will share common brand “DNA” of:

●	Intelligence, Internet and connectivity;

●	modern design: styling;

●	superior driving experience: leading power, performance and driving range; and

●	personalized user experience: space, comfort and internet experience

The flagship FF 91 series with its recent product and technology upgrade to PT Gen 2.0 will define the FF brand DNA. This DNA will carry over to FF 81 and FF 71 series vehicles at lower price points. With such brand DNA, FF believes its products will be ahead of competition in their respective segments in terms of design, driving experience, interior comfort, connectivity, and user experience.

Robust Hybrid Manufacturing Strategy

To implement a capital light business model, FF has adopted a hybrid global manufacturing strategy consisting of its refurbished manufacturing facility in Hanford, California and a collaboration with Myoung Shin, a contract manufacturing partner in South Korea. FF is also exploring other potential contract manufacturing options in addition to the contract manufacturer agreement in South Korea. The Company is also exploring the possibility of manufacturing capacity in China through a joint venture or other arrangement.

As of the date hereof:

●	FFIE leased a 1.1 million square foot manufacturing facility in Hanford, California with an expected production capacity of approximately 10,000 vehicles per year; and

●	FFIE entered into a definitive contract manufacturing and supply agreement with Myoung Shin Co., Ltd. (“Myoung Shin”), a South Korea-based automotive manufacturer and parts supplier, to manufacture the Company’s second vehicle, the FF 81. The agreement has an initial term of nine years from the start of production of the FF 81. Pursuant to the agreement, Myoung Shin shall maintain sufficient manufacturing capabilities and capacity to supply FF 81 vehicles to FF in accordance with the Company’s forecasts and purchase orders. FF and Myoung Shin will each manufacture and supply certain FF 81 parts that Myoung Shin will use in the manufacture and assembly of FF 81 vehicles.

Distribution Model

FF management anticipates making its first passenger vehicles available in the U.S., followed shortly thereafter by a rollout in China. Expansion of sales to Europe may begin as early as 2024, and additional markets may be added thereafter. FF plans to utilize a direct sales model integrating online and offline sales channels to drive sales and user (including customers, drivers, passengers of FF vehicles) operations to continuously create value. FF’s offline sales are planned through FF’s self-owned stores as well as FF Partner-owned stores and showrooms. The self-owned stores are expected to help establish the FF brand, while the partner-owned stores and showrooms will enable expansion of the sales and distribution network without substantial capital investment by FF.

FF’s Competitive Strengths

FF’s products, technology, team and business model provide strong competitive differentiation.

FF’s proprietary VPA

FF’s proprietary VPA is a skateboard-like platform that incorporates the critical components of an electric vehicle, and can be sized to accommodate various motor and powertrain configurations. This flexible modular design supports a range of consumer and commercial vehicles and facilitates rapid development of multiple vehicle programs to reduce cost and time to market.

Projected product performance with industry-leading propulsion technology

FF’s propulsion system includes an industry-leading inverter design and proprietary drive propulsion system. FF’s proprietary FF Echelon Inverter has the technological advantage of driving a large amount of current in a small space using proprietary parallel Insulated Gate Bipolar Transistors (“IGBTs”), achieving low inverter losses and high efficiency. The propulsion system has high torque accuracy with fast transient response. The electric motor drive units are fully integrated with the inverter, transmission and control unit to create industry-leading volume and design efficiency. Propelled by an integrated FF designed powertrain, FF’s vehicles can achieve leading horsepower, efficiency, and acceleration performance as recently attested by the EPA and CARB by confirming a range of 381 miles on a single charge and internally measured acceleration of 2.27 seconds from 0 to 60 mph for the FF 91.

Internet, Autonomous Driving, and Intelligence (“I.A.I”) Technology

FF’s advanced I.A.I. technology offers high-performance computing, high speed internet connectivity, OTA updates, an open ecosystem for third party application integration, and a Level 3 autonomous driving-ready system, in addition to several other proprietary innovations that enable the Company to build an advanced highly personalized user experience. The FF 91 series will feature a high-performance dual systems-on-a-chip (“SoC”) computing platform for in-vehicle infotainment, a NVIDIA based autonomous driving system, and a high-speed connectivity system that will be capable of up to three simultaneous 5G connections. Together, these systems will deliver a highly intelligent voice-first user experience, and seamless cloud connectivity and a vehicle that is Level 3 highway autonomous driving ready.

FF’s I.A.I system is built on an enhanced Android Automotive code base and is upgraded with each release of Google’s platform.

All FF vehicles use FF’s proprietary FFID unique identifier to deliver personalized content, apps and experiences. FFID provides a unique FF user profile that ensures a consistent experience across the FF Ecosystem, as the user goes from one seat to another or even from one vehicle to another.

Strong intellectual property portfolio

FF has significant capabilities in the areas of vehicle engineering, vehicle design and development, as well as software, internet, and AI. The Company has also developed a number of proprietary processes, systems and technologies across these areas. FF’s research and development efforts have resulted in a strong intellectual property portfolio across battery, powertrain, software, user interface design and user experience design (“UI/UX”), and advanced driver-assistance systems, among other areas. FF’s proprietary inverter design provides high current and is integrated into the electric drive unit, creating a high power-to-weight ratio. The patented keyless entry technology recognizes the user from a distance, opens (rather than simply unlocking) doors and customizes the user’s seating area using facial-recognition-prompted download of FFID data. Patented autonomous driving technology will allow users to find empty space in a parking lot and autonomously park using cameras, radars, LIDARs (Light Detection and Ranging), ultrasound and an inertial measurement unit (“IMU”) (available after production and delivery via a software upgrade). FF believes its strong intellectual property portfolio will allow continued differentiation from its competitors and shorten time to market for future products.

Visionary management with a strong record of success

FF is led by a visionary management team with a unique combination of automotive, communication, and internet experience. FF’s Global CEO, Mr. Xuefeng Chen, is an automotive veteran with international and extensive operational experience with luxury automotive brands, Mr. Xuefeng Chen has spent nearly 20 years in the automotive industry, having worked for Changan Ford, Changan Mazda, Ford Asia Pacific Design Center and Chery Jaguar Land Rover prior to joining FF. FF’s founder and Chief Product and User Ecosystem Officer, Mr. Yueting Jia, focuses on product and mobility ecosystem; internet and AI; and advanced R&D technology. Mr. Jia founded Leshi Information Technology Co., Ltd., a video streaming website in 2004. He also founded Le Holdings Co. Ltd. (“LeEco”), an internet ecosystem and technology company with businesses including smart phones, smart TVs, smart cars, internet sports, video content, internet finance and cloud computing. FF’s other management team members have significant product, industry and leadership experience in areas such as vehicle engineering, battery, powertrain, software, internet, AI, and consumer electronics.

Speed to market

FF has achieved several commercial milestones as it works to bring the FF 91 Futurist to the market. When FF delivers the FF 91 Futurist, the Company expects to be the first entrant in the ultra-luxury EV segment, particularly in light of the recently announced product and technology upgrade to PT Gen 2.0. Please refer to “Risk Factors – Risks Related to FF’s Business and Industry – FF’s vehicles are in development and the delivery of FF’s first vehicle has experienced, and may continue to experience, significant delays” for a discussion on risks and uncertainties related to the expected commercial production and delivery.

Electric Vehicle Industry Overview and Market Opportunity

The electric vehicle industry is poised for explosive growth. Based on the Electric Vehicle Outlook 2022 report, a long-term forecast published by Bloomberg New Energy Finance (“BNEF Report”), which forecasts that passenger electric vehicle sales in the U.S., Europe, China and other regions in the world could grow to a total of approximately 20.6 million vehicles in 2025, from 6.6 million vehicles in 2021, and then continue to grow rapidly.

Driven by China’s new energy vehicle (“NEV”) credit and European CO2 regulations as well as city policies restricting new internal combustion engine (“ICE”) vehicle sales, electric vehicle sales in China and Europe are estimated to exceed 65% of all passenger electric vehicle sales by 2030, according to the BNEF Report. In addition, since many U.S. households have the infrastructure to install home charging, they are ideal adopters of electric vehicles. According to the BNEF Report, by 2040, over three-quarters of all new passenger vehicles sold will be electric, with markets in China and parts of Europe achieving even higher penetration. For commercial electric vehicles, demand for electric small vans, and trucks are expected to rise quickly, with the U. S., Europe, and China markets expanding faster than the overall market, according to the BNEF Report. In addition, the report notes that light-duty commercial vehicles will see the greatest surge in demand for electric drivetrains among all commercial vehicles. FF believes its U.S. and China dual-home market strategy, as well as its innovative DNA, strong technology portfolio, and emphasis on design, driving experience and personalized user experience will position it well in the passenger electric vehicle segments in these markets. By leveraging the scalable design and modularity of FF’s variable platform architecture, FF is well-positioned to capitalize on growing demands for light, commercial electric vehicles. Additionally, FF’s robust vehicle engineering capabilities and extensive portfolio of technologies offer significant future licensing and strategic partnership opportunities.

Key Drivers for Electric Vehicle Market Growth

Several important factors are contributing to the popularity of electric vehicles, in both the passenger electric vehicle and light-duty commercial vehicle segments. FF believes the following factors will continue to drive growth in these markets:

Increasing Environmental Awareness and Tightening Emission Regulations

Environmental concerns have resulted in tightening emission regulations globally, and there is a broad consensus that further emission reductions will require increased electrification in the automotive industry. The cost of regulatory compliance for ICE powertrains is rising sharply due to the natural limitations of traditional ICE technologies. In response, global original equipment manufacturers (“OEMs”) are aggressively shifting their strategies toward electric vehicles. At the same time, consumers are more concerned about the impact of goods they purchase, both on their personal health and the environment. As consumer awareness increases, zero emission transportation has become a popular and widely advocated urban lifestyle which has accelerated further development of the electric vehicle market. Consumer pressure can also be seen in the commercial electric vehicle market. Being encouraged by their customers to reduce their carbon footprints, retailers, logistics companies, and other corporations are highly incentivized to transition their existing fleets or new vehicle purchases toward electric vehicles.

Decreasing Battery and Electric Vehicle Ownership Costs

Battery and battery-related costs generally represent the most expensive components of an electric vehicle. The falling price of lithium-ion batteries is expected to be among the most important factors affecting electric vehicle penetration in the future. Additionally, the average battery energy density is expected to increase with continuous improvements in battery chemistries, improved materials, advanced engineering, and manufacturing efficiencies. With improvements in battery technology and economies of scale, battery production costs (translated to electric vehicle ownership costs) should continue to decrease. The BNEF Report states that the average lithium-ion battery price has fallen by 89% from 2010 to 2021 to $131/kWh. They project the cost of lithium-ion batteries will fall below $100/kWh by 2024 and continue to decline as advancements in manufacturing and technology continue. According to the BNEF Report, price parity between electric vehicles and ICE is expected to be reached by the mid-2020s in most vehicle segments, subject to variation between geographies.

Strong Regulatory Push

An increasing number of countries are encouraging the adoption of electric vehicles or a shift away from fossil-fuel-powered vehicles. For example, in the U.S., both states and municipalities have begun to roll out legislation banning combustion engines, with California mandating that every new passenger car and truck sold to be zero-emission by 2035, and every new medium and heavy-duty truck sold be zero-emission by 2045. Fifteen additional U.S. states and Washington, D.C. have announced they intend to follow California’s lead in transitioning all sales of heavy-duty trucks, vans and buses to zero-emission, with potentially more to follow in coming years. In China, the focused regulatory push has been one of the strongest drivers of NEV penetration. In recent years, the Chinese government implemented a series of favorable policies encouraging the purchase of electric vehicles and construction of electric vehicle charging infrastructure. Since 2015, the Chinese regulatory authorities have provided subsidies to purchasers of electric vehicles. Although previous purchase subsidies were reduced in China by approximately half in 2019, the Chinese government has continued to provide subsidies for charging infrastructure construction. Since 2016, the Chinese central finance department has been incentivizing certain local governments with funds and subsidies for the construction and operation of charging facilities and other relevant charging infrastructure, such as charging stations and battery swap stations. Europe, UK, Denmark, Iceland, Ireland, the Netherlands, Slovenia, and Sweden have all announced plans to phase out combustion engines in some form or fashion by 2030. These legislative tailwinds have already begun to force some legacy OEMs toward electrification, creating a strong need for a modular, flexible, and cost-efficient electric vehicle solution, which will increase competition in the alternative energy vehicle industry.

Growth of Electric “Shared Mobility”

According to the BNEF Report, despite the significant near-term impact from COVID-19, the global shared mobility fleet (i.e., ride-hailing and car-sharing) is expected to represent more than 15% of the total kilometers traveled by passenger vehicles by 2040, up from less than 5% in 2019. Bloomberg data also predicted that due to electric vehicles’ lower operating costs, they are anticipated to account for over 75% of shared mobility vehicles by 2040, representing a dramatic increase from current low single digit penetration. At the same time, as vehicle consumers move to rely upon shared mobility fleets, and view ride-hailing and car-sharing as a service, such trends may partially offset passenger vehicle demand growth.

Corporate History and Milestones

FF U.S., the Company’s primary U.S. operating subsidiary, was incorporated and founded in the State of California in May 2014. In July 2014, LeSee Automotive (Beijing) Co., Ltd. (“LeSee Beijing”), which was previously the Company’s primary Chinese operating entity, was formed in China.

To facilitate global investment of FF’s business and operations in different jurisdictions, FF established a Cayman Islands holding company structure for the entities within the group. As part of these efforts, Smart Technology Holdings Ltd. (formerly known as FF Global Holdings Ltd.) was incorporated on May 23, 2014 in the Cayman Islands, which directly or indirectly owned and/or controlled 100% of the shareholding of all operating subsidiaries in the group. In March 2017, FF established FF Automotive (China) Co., Ltd., as a Chinese wholly-foreign-owned entity (“WFOE”). As part of a broader corporate reorganization, and to facilitate third-party investment, FF incorporated its top-level holding company, FF Intelligent Mobility Global Holdings Ltd. (formerly known as Smart King Ltd.), in the Cayman Islands in November 2017, as the parent company of Smart Technology Holdings Ltd. To enable effective control over FF’s Chinese operating entity and its subsidiaries without direct equity ownership, in November 2017, the WFOE entered into a series of contractual arrangements (“VIE contractual arrangements”) with LeSee Beijing and LeSee Zhile Technology Co., Ltd., which previously held 100% of LeSee Beijing. The VIE contractual arrangement enabled FF to exercise effective control over LeSee Beijing and its subsidiaries, to receive substantially all of the economic benefits of such entities, and to have an exclusive option to purchase all or part of the equity interests in LeSee Beijing. The VIE contractual arrangements were adjusted in the past three years and were terminated on August 5, 2020. LeSee Beijing is currently owned 99% by the WFOE.

The organizational chart below shows FFIE’s operating subsidiaries* as of the date hereof:

*	Excludes subsidiaries with immaterial operations. FF Hong Kong Holding Limited is a holding company subsidiary organized in Hong Kong. As of the date hereof, LeSEE Automotive (Beijing) Co. Ltd., a subsidiary organized in China, has immaterial operations.

Milestones

Significant milestones in FF’s historical development and commercialization of FF’s electric vehicles include the following:

●	In 2015, FF completed its first test mule car, and a fully developed electric vehicle Beta prototype was completed in August 2016.

●	In January 2016, FF debuted the FF Zero 1 at the 2016 Consumer Electronics Show (“CES”) and obtained a U.S. patent for FF’s proprietary power inverter, the “FF Echelon Inverter.” In November 2016, FF obtained an autonomous vehicle testing permit issued by the State of California, which allowed FF to test self-driving vehicles on public roads with the presence of a safety driver.

●	In January 2017, FF revealed FF 91, its luxury electric crossover vehicle, at CES 2017. FF 91’s beta prototype set the fastest production-electric vehicle record at the Pikes Peak International Hill Climb in 2017, with a time of 11 minutes and 25.083 seconds.

●	In November 2017, FF entered into agreements with its Series A investor in connection with its Series A financing and received gross proceeds of $800.0 million through June 2018.

●	In August 2018, FF completed its first pre-production build of FF 91 in its Hanford, California manufacturing facility. FF also began designing the FF 81 project in January 2018.

●	In January 2021, Legacy FF, FF Automotive (Zhuhai) Co., Ltd. and FF Hong Kong Holding Limited entered into a cooperation framework agreement with Zhejiang Geely Holding Group Co., Ltd. pursuant to which Geely Holding agreed to explore the possibility of joint investment in the technology licensing, contract manufacturing and joint venture with FF and the city, as well as to pursue the possibility of further business cooperation with the joint venture. The joint venture and contract manufacturing projects with Geely Holding are on hold.

●	In January 2021, FF announced that it entered into a definitive agreement for a business combination with PSAC, with the combined company to be listed on The Nasdaq Stock Market under the ticker symbol “FFIE”.

●	In July 2021, FF announced that it completed its previously announced merger with PSAC, which resulted in the combined company being renamed Faraday Future Intelligent Electric. The Class A Common Stock and Public Warrants of the Company began trading on The Nasdaq Stock Market on July 22, 2021 as “FFIE” and “FFIEW,” respectively.

●	In September 2021, FF completed the installation of pilot equipment in the pre-production build area of its Hanford, California facility.

●	In October 2021, FF received its final Certificate of Occupancy (“CO”) for a dedicated area for pre-production manufacturing at the facility in Hanford, California.

●	In December 2021, FF started foundation construction for all remaining production areas in the Hanford facility, including body, propulsion, warehouse and vehicle assembly. Interior foundation work in the production area is complete, major mechanical systems, including electrical and plumbing, have been installed and equipment installation is underway.

●	In February 2022, FF announced that Myoung Shin had been contracted to manufacture FF’s second vehicle, the FF 81, with start of production scheduled for as early as 2024.

●	In February 2022, FF unveiled the first production-intent FF 91 EV manufactured at its Hanford, California plant.

●	In April 2022, FF signed a sourcing agreement for battery packs for the FF 91 with a leading global battery supplier and innovator in lithium-ion technology. The FF 91 battery pack will feature state-of-the-art technology designed to deliver superior power, energy, and charging speeds.

●	In May 2022, FF marked Production Milestone #5 at its Hanford, California manufacturing facility, with the start of installation of all mechanical, electrical and plumbing systems to support equipment installation.

●	In May 2022, FF announced its Flagship brand experience center, to be located in Beverly Hills, California where visitors can experience the brand’s advanced technology, distinctive luxury, and futuristic design.

●	In August 2022, FF announced its sponsorship and attendance at the 2022 Pebble Beach Concours d’Elegance taking place from August 18-21, 2022. FF’s flagship FF 91 EV was available for demo rides and made a special appearance on the Concept Lawn on August 21, 2022.

●	In September 2022, FF announced the FF 91 Futurist, the Ultimate Intelligent TechLuxury EV, was officially certified to have a robust rating of 381 miles of EV range from the U.S. Environmental Protection Agency.

●	In November, 2022, FF announced the CARB has certified the FF 91 Futurist as a zero-emissions vehicle (ZEV). The ZEV program is part of CARB’s Advanced Clean Cars package of coordinated standards that control smog-causing pollutants and greenhouse gas emissions of passenger vehicles in California.

●	In November 2022, FF announced Production Milestone #6, completion of key equipment installation work at its Hanford, California manufacturing Facility.

●	On December 15, 2022, FF hosted a Global Investor Business Update meeting, announcing plans to start production of FF 91 Futurist in March 2023 (subject to various management assumptions disclosed elsewhere in this prospectus), financing progress and completion of product upgrades. On February 20, 2023, FF announced March 30, 2023 as its target start of production date, assuming timely receipt of funds from investors.

●	On January 17, 2023, FF announced that, in the third quarter of fiscal year 2022, it had reached a non-binding Cooperation Framework Agreement with the government of the City of Huanggang in Hubei Province, China (“Huanggang”), for promoting FF’s U.S.-China dual-home market strategy. According to the Cooperation Framework Agreement, FF intends to relocate its FF China headquarters to Huanggang, while maintaining its global headquarters in Los Angeles, California.

●	On March 29, 2023, FF announced the start of production of its first electric vehicle, the FF 91 Futurist, at its Hanford California manufacturing facility, “FF ieFactory California.”.

Partnership Program

Acting through FF Global Partners LLC (“FF Global”), a major stockholder of the Company, in July 2019 certain current and former executives of the Company established an arrangement which they refer to as the “Partnership Program.” FF Global beneficially owns approximately 15.4% of the voting power of the Company’s fully diluted Common Stock. As described below, the Partnership Program provides financial benefits to certain Company directors, management and employees, which they are required to report to the Company pursuant to the Company’s Investment Reporting Policy.

Purpose of Partnership Program

The purpose of the Partnership Program is to help the Company and FF Global succeed, including by helping key Company employees remain aligned with the Company’s mission, interests and economic success, by awarding units representing membership interests in FF Global to such individuals. We have been advised by FF Global that the secretary of FF Global provides recommendations to the FF Global Board of Managers regarding proposed awards based on, among other things:

●	the individual’s position in the Company and/or FF Global,

●	the importance of the individual’s role in the Company and/or FF Global,

●	the individual’s historical contributions to the Company and/or FF Global,

●	the importance of the individual to the achievement of the Company’s and FF Global’s strategic objectives,

●	the individual’s awards under the Company’s employee stock option plan, and

●	the individual’s existing holdings of FF Global units.

The awards under the Partnership Program have in the past been granted exclusively to current or former employees of the Company or its affiliates, and FF Global may in the future determine to grant awards to individuals who are not affiliated with the Company.

Pursuant to our Investment Reporting Policy, members of our management and other employees are required to report information relating to their investments, including their interests in FF Global. However, since the Board does not have oversight over the Partnership Program, the Company is not able to assess whether awards made by FF Global under the Partnership Program incentivize management and employee behavior and activities that the Company intends to incentivize, or indeed, whether the Partnership Program effectively works against efforts by the Company to manage its workforce. For example, as part of the special committee of independent directors established by the Board to investigate allegations of inaccurate Company disclosures (the “Special Committee”), as further discussed below, it was determined that a Company employee who is also a beneficiary under the Partnership Program deliberately interfered with the Special Committee’s investigation. Although the Company disciplined this employee, the effectiveness of the Company’s disciplinary efforts may have been counteracted by awards this employee has received or expects to receive under the Partnership Program.

Terms of Awards

FF Global units awarded under the Partnership Program are purchased by the recipient from FF Global. The recipient pays the purchase price for their common units in 10 annual installments. The units entitle the recipient to receive distributions from FF Global when and if declared by the FF Global Board of Managers on a pro rata basis in proportion to the unreturned capital contributions of all FF Global members. FF Global units are subject to redemption in certain cases, including upon termination of employment with FF Global or the Company or any of their affiliates, at a redemption price that generally is no lower than the subscription price paid for such FF Global units.

Scope of Partnership Program

FF Global has informed us that to date a total of 34 individuals have received awards under the Partnership Program, that 18 individuals continue to hold such awards, and that all recipients of such awards are current or former directors or employees of the Company or its affiliates. Some of these individuals are or were members of the FF Global Board of Managers. In particular, we understand that (amounts below in single dollars):

●	Dr. Carsten Breitfeld, FF’s former Global CEO and a former director of FFIE, was a non-voting member of the FF Global Board of Managers until May 2022, and previously held FF Global units. In connection with Dr. Breitfeld’s voluntary resignation from FF Global in May 2022 to avoid any potential conflicts of interest, Dr. Breitfeld forfeited his 13,000,000 FF Global units. On November 26, 2022, the Board voted to remove Dr. Breitfeld as Global CEO and, on December 26, 2022, Dr. Breitfeld tendered his resignation from the Board, which was effective immediately.

●	Matthias Aydt, our Senior Vice President, Product Execution and a former director of FFIE, was a member of the FF Global Board of Managers until June 2022, and previously held FF Global units. According to information provided by Mr. Ruokun Jia, a nephew of Mr. Jia who was formerly an Assistant Treasurer of FFIE but who was terminated for conduct during the Special Committee’s investigation, Dream Sunrise is owned by an associate of him. On June 26, 2019, to finance his acquisition of the FF Global units and his then concurrent loan to FF Global in the original principal amount of $4,257,791.97, Mr. Aydt issued a note in the original principal amount of $4,624,391.97 to Dream Sunrise LLC (“Dream Sunrise”). On August 2, 2021, FF Global paid down its loan obligations to Mr. Aydt by $2,071,721.72, by paying down Mr. Aydt’s loan obligations to Dream Sunrise by the same amount, evidenced by that certain Repayment Agreement, dated as of March 7, 2022, by and among Dream Sunrise, FF Global and Mr. Aydt, an amended and restated note dated as of March 7, 2022 from FF Global to Mr. Aydt in the principal amount of $2,186,070.25 (the “Aydt-FF Global Note”), replacing the prior note issued by FF Global to Mr. Aydt on June 26, 2019 in its entirety, and an amended and restated note dated as of March 7, 2022 from Mr. Aydt to Dream Sunrise in the principal amount of $2,552,670.25 (the “Dream Sunrise-Aydt Note”), replacing the prior note issued by Mr. Aydt to Dream Sunrise on June 26, 2019 in its entirety. In order to avoid any potential conflicts of interest that his ownership of FF Global units presents toward his role as a director of FFIE, in June 2022, Mr. Aydt requested that FF Global redeem in full all of his FF Global units. On July 8, 2022, FF Global, Dream Sunrise and Mr. Aydt entered into an Redemption Agreement, pursuant to which in exchange for FF Global’s redemption in full of all of Mr. Aydt’s FF Global units and in satisfaction of all of FF Global’s then outstanding loan obligations to Mr. Aydt under the Aydt-FF Global Note, other than $87,742.95, which represents interests accrued on $366,600 of the principal amount under the Dream Sunrise-Aydt Note, FF Global assumed all of Mr. Aydt’s then outstanding loan obligations under the Dream Sunrise-Aydt Note. As of February 27, 2023, the $87,742.95 that Mr. Aydt owes to Dream Sunrise remains outstanding. On March 9, 2023, Mr. Aydt notified the Board of his intention to resign as director effective upon the Board’s identification and appointment of a replacement director. On March 13, 2023, the Board appointed Ms. Li Han to fill the vacancy on the Board created by Mr. Aydt’s resignation.

●	Qing Ye, former director of FFIE and former Vice President of Business Development and FF PAR, previously held FF Global units. On June 26, 2019, to finance his acquisition of the FF Global units and his then concurrent loan to FF Global in the original principal amount of $1,993,009.01, Mr. Ye issued a note in the original principal amount of $2,164,609.01 to Dream Sunrise. On June 13, 2022, FF Global paid down its loan obligations to Mr. Ye by $969,742.08, by paying down Mr. Ye’s loan obligations to Dream Sunrise by the same amount, evidenced by an amended and restated note dated as of June 13, 2022 from FF Global to Mr. Ye in the principal amount of $1,023,266.93 (the “Ye-FF Global Note”), replacing the prior note issued by FF Global to Mr. Ye on June 26, 2019 in its entirety, and an amended and restated note dated as of June 13, 2022 from Mr. Ye to Dream Sunrise in the principal amount of $1,194,866.93 (the “Dream Sunrise-Ye Note”), replacing the prior note issued by Mr. Ye to Dream Sunrise on June 26, 2019 in its entirety. In order to avoid any potential conflicts of interest that his ownership of FF Global units presents towards his role as a director of FFIE, in June 2022, Mr. Ye requested that FF Global redeem in full all of his FF Global units. On June 24, 2022, FF Global, Dream Sunrise and Mr. Ye entered into an Redemption Agreement, pursuant to which in exchange for FF Global’s redemption in full of all of Mr. Ye’s FF Global units and in satisfaction of all of FF Global’s then outstanding loan obligations to Mr. Ye under the Ye-FF Global Note, other than $41,071.17, which represents interests accrued on $171,600 of the principal amount under the Dream Sunrise-Ye Note, FF Global assumed all of Mr. Ye’s then outstanding loan obligations under the Dream Sunrise-Ye Note. As of February 27, 2023, the $41,071.17 that Mr. Ye owes to Dream Sunrise remains outstanding. On January 25, 2023, Mr. Ye resigned as a member of the Board. Mr. Ye remains a consultant of the Company as an independent contractor until November 18, 2023, at which time both parties will mutually reassess the relationship.

●	Robert Kruse, FF’s former Senior Vice President, Product Execution, previously held 1,500,000 FF Global units. On November 29, 2022, Mr. Kruse resigned from the Company.

●	Chui Tin Mok, our Global Executive Vice President and the Global Head of User Ecosystem and a director of FFIE (effective January 25, 2023), currently holds 780,000 FF Global units. On June 26, 2019, to finance his acquisition of the FF Global units and his then concurrent loan to FF Global in the original principal amount of $2,264,782.96, Mr. Mok issued a note in the original principal amount of $2,459,782.96 to Dream Sunrise. In May 2022, Mr. Mok returned 3,120,000 of his FF Global units to FF Global pursuant to amendments to the governance documents of FF Global. On March 7, 2022, FF Global paid down its loan obligations to Mr. Mok by $1,101,979.63, by paying down Mr. Mok’s loan obligations to Dream Sunrise by the same amount, evidenced by an amended and restated note dated as of March 7, 2022 from FF Global to Mr. Mok in the principal amount of $1,162,803.33, replacing the prior note issued by FF Global to Mr. Mok on June 26, 2019 in its entirety, and an amended and restated note dated as of March 7, 2022 from Mr. Mok to Dream Sunrise in the principal amount of $1,357,803.33, replacing the prior note issued by Mr. Mok to Dream Sunrise on June 26, 2019 in its entirety.

●	Hong Rao, our Vice President of I.A.I. (Internet, Autonomous Driving, Intelligence), currently holds 100,000 FF Global units.

●	In addition to the loans described above with respect to Mr. Aydt and Mr. Ye, a number of our other current and former employees have used funds loaned by Dream Sunrise to fund the purchase of their FF Global units and their concurrent loans to FF Global, including Chui Tin Mok and Jerry Wang.

Moreover, based on information provided by Mr. Xuefeng Chen and FF Global, pursuant to an offer letter between them dated January 20, 2021, Mr. Xuefeng Chen will become an FF Global partner if he subscribes and pays for 5,000,000 FF Global units and 2,500,000 performance-based units at a subscription price currently set at $0.50 per unit (which could be subject to adjustment based on FFIE’s stock price).

FF Technology

Variable Platform Architecture

FF believes one of its core technology competencies is its proprietary Variable Platform Architecture (“VPA”). FF’s VPA is a flexible and adaptable skateboard-like platform featuring a monocoque vehicle structure with integrated chassis and body. The platform directly houses the critical components of an electric vehicle, including all-wheel steering, suspension system, brakes, wheels, electric propulsion system, electronic control units and high voltage battery, among others. Each of these component systems has been engineered in-house or in collaboration with suppliers and has been integrated into the FF vehicle design with a view to strive for optimizing performance, efficient packaging, and functional integration.

As an integrated structure, the skateboard-like platform can be shortened or lengthened to allow various wheelbases and battery pack sizes along with other options to fit into the platform. It is designed to accommodate up to three motors and support single or dual rear motors and a single front motor. The VPA can be configured in front-wheel-drive (“FWD”), rear-wheel-drive (“RWD”) or all-wheel-drive (“AWD”) configurations. The platform enables scalable vehicle design and improves manufacturing flexibility as well as capital efficiency and allows continuous improvement across product generations. It is also designed to reduce development time for future models leveraging the platform, as most of research and development and a significant portion of the crash structure is integrated into the platform and enables five star and equivalent safety performance. The modular design of the VPA is adaptable to support a wide range of FF vehicles for both consumer and commercial vehicle markets.

Propulsion Technology

FF has designed an integrated set of powertrain systems ideally suited for FF’s modular VPA, which has been recently upgraded to PT Gen 2.0 to further enhance performance. FF believes its proprietary and patented designed electric powertrain provides a competitive edge in horsepower, efficiency, and acceleration performance.

FF Echelon Inverter

The inverter in FF’s electric vehicle powertrain governs the flow of high-voltage electrical current throughout the vehicle and serves to power the electric motor, generating torque while driving and delivering energy into the battery pack while braking. The inverter converts direct current from the battery pack into alternating current to drive the permanent magnet motors and provides “regenerative braking” functionality, which captures energy from braking to charge the battery pack. The primary technological advantages of FF’s designs include the ability to drive large amounts of current in a small, physical package with high efficiency and low cost (low inverter losses to provide 98% of inverter efficiency) utilizing patented parallel IGBT technology and can achieve high torque accuracy with fast transient response. The inverter can achieve high reliability due to tab bonds in the high current path. The monitoring system is integrated into the inverter to provide enhanced safety. The patented FF Echelon Inverter is designed to have high power in a compact light weight package with high reliability and durability and can support multiple motor configurations.

Integrated Electric Motor Drive Units

FF designed its electric motor drive units (including gearbox). The electric drive units are fully integrated with the inverter, transmission, and control unit to create a compact and efficient design. The FF designed drive units have low noise and vibration that can greatly improve driving experience. Depending on the power requirements of each model, the motors can be utilized individually or in two or three motor configurations. The FF 91 Futurist, equipped with three integrated electric drive units (each is designed to deliver up to 350 horsepower), is expected to deliver 1,050 horsepower and 12,510 Newton meters (“Nm”) of torque. FF believes its electric drive unit design is ahead of many of its competitors in terms of performance because of its proprietary, advanced packaging, stator-rotor design, and unique inverter layout.

Internet, Autonomous Driving, and Intelligence (“I.A.I.”)

FF utilizes an industry-leading automotive grade dual-chip computing system running the Android Automotive operating system. FF’s I.A.I system is built on an enhanced Android Automotive code base and is upgraded with each release of Google’s platform. FF’s vehicles are designed with software OTA capabilities, which allow software and applications in the vehicle to be updated and upgraded wirelessly to deliver continuous enhancements. The vehicle is designed to be connected to FF’s information cloud at all times. When there is a firmware or software update available, FF’s cloud will push an update message to the vehicle to notify the driver to schedule an update. Upgrades will be wirelessly downloaded to the vehicle, installed, and enabled, including updates for firmware, operating systems, middleware, and applications. FF’s patented Future OS operating system allows multiple users to login through the FF 91 series, preparing user’s preferences per their cloud based FFID profiles.

For autonomous driving, FF’s Level 3 autonomous driving-ready system (“ADAS”) will deliver multiple ADAS features through a combination of FF’s own as well as industry partners’ applications. FF plans to devote resources to autonomous driving research and development and plans to work with partners to deliver full autonomous-driving capabilities in highway and urban driving, as well as parking, across its vehicle lines in the future.

FF’s Artificial Intelligence system can actively learn preferences, habits, entertainment, and navigation routines of a user, and associates them with the user’s unique FFID (FF proprietary user ID). FFID provides a unique FF user profile that ensures a consistent experience across the FF Ecosystem, as the user goes from one seat to another or even from one vehicle to another. The seamless design and interface of the in-vehicle infotainment system planned in FF vehicles will offer multiple human-machine interface (“HMI”) options and facilitate a personalized user experience for each seat in the vehicle. The enhanced user experience platform powered by Android enables seamless access to third party applications. FF’s patented Intelligent Aggregation Engine can pull content from multiple video applications and displays content in a single area, removing the need to access multiple applications. The Intelligent Recommendation Engine that may be integrated in certain FF series learns each passenger or driver’s digital media preferences across multiple video applications and provide personalized recommendations. The User Recognition function is embedded in each seat through facial or voice recognition, to deliver a suite of personalized content and preferences.

Electrical/ Electronic (“E/E”) Architecture

FF has designed the first generation of FF vehicle series (FF 91) with a domain-centralized E/E architecture, which enables architecture flexibility and maximizes performance efficiency while meaningfully reducing the overall system complexity and weight. The domain-centralized E/E architecture will consolidate the domain functions across five core high-performance domain control units (“DCU”) that manage, compute, and process controls for propulsion, chassis, self-driving, body, and IoV (Internet of Vehicle-connected infotainment system). The E/E architecture of FF’s variable platform architecture is designed with the capacity to support the power and communication requirements necessary for seamless integration with advanced autonomous systems as they evolve. All of FF’s DCUs will support OTA updates and data collection.

FF Products

FF has developed an extensive portfolio of proprietary technologies that will be embedded and integrated in FF vehicles. FF’s B2C passenger vehicle pipeline over the next five years includes FF 91 series, FF 81 series and FF 71 series. In addition to passenger vehicles, leveraging its VPA, FF plans to produce a Smart Last Mile Delivery (“SLMD”) vehicle to address the high growth last mile delivery opportunity.

Passenger Vehicles

Each of the three passenger vehicle series is planned in two different configurations. All passenger vehicles will share common brand “DNA” of:

●	Intelligence, Internet and connectivity;

●	modern design: styling;

●	superior driving experience: leading power, performance, and driving range; and

●	personalized user experience: space, comfort, and internet experience.

The flagship FF 91 series will define the FF brand DNA. This DNA will carry over to FF 81 and FF 71 series. At the top end, the Futurist configurations of each of these series will be designed to push the core brand values to the maximum. With this brand DNA, FF believes its products will be ahead of competition in their respective segments in terms of design, driving experience, interior comfort, connectivity, and user experience.

FF 91

With a wheelbase of 3,200 mm (126 inches), FF 91, FF’s flagship vehicle, is designed to be a high-performance luxury electric vehicle in the E-segment/Executive/Full-Size or F-segment/Full-size luxury vehicle segment. FF announced the start of production of the FF 91 Futurist on March 29, 2023. Based on certain management assumptions, including timely completion of certain testing and the suppliers meeting our supply chain requirement, FF expects the FF 91 Futurist to come off the line in April, and delivery to users is anticipated to begin before the end of April 2023. Please refer to “Risk Factors – Risks Related to FF’s Business and Industry – Start of production of FF’s first vehicle, the FF 91 Futurist, has been recently announced, and the production and delivery of the FF 91 Futurist has experienced, and may continue to experience, significant delays” for a discussion on risks and uncertainties related to the expected production and delivery.

FF believes that the FF 91 series represents a “new species” of electric mobility that combines high performance, precise handling, the comfort of a luxury passenger vehicle, and an intelligent, connected user interface which provides a unique mobility experience to both driver and passenger. It leverages FF’s proprietary VPA, which is a skateboard-like platform structure designed and engineered in-house. This integrated platform provides measurable improvements in overall vehicle structural performance, safety, and handling. FF 91 features a multi-motor configuration and an all-wheel drive system. With three electric motors (one in the front and two in the rear), the top configuration (the FF 91 Futurist) is designed to produce 1,050 horsepower and 12,510 Nm of torque to all four wheels. This enables the FF 91 Futurist to have torque vectoring in the rear for enhanced vehicle dynamics and stability. Its all-wheel drive system offers greater traction control as well as precise power distribution. This technology is designed to deliver superior acceleration of 2.27 seconds from 0 to 60 mph and safety.

The variable platform architecture for FF 91 series houses floor-mounted batteries, as well as FF’s proprietary inverter, the FF Echelon Inverter, and integrated electric motor drive units. All three elements, battery, inverter and drive units, support an achieved 381 miles EPA range. FF 91 is expected to charge at up to a 200kW rate. FF plans to provide charging solutions available through FF’s self-owned stores and FF Partner-owned stores and showrooms.

The FF 91 aims to deliver a top-quality experience that emphasizes personalization and comfort for all users of the vehicle, including both driver and passengers. In terms of driver comfort, there are six driver-specific screens including an ultra-large heads-up display and slim instrument cluster. The center information display supports on-screen gesturing with the swipe of a user’s fingers. The reconfigurable 3D touch steering wheel can allow further user configurability. The FF 91 is a connected device that has a voice-first user interface as well as an open ecosystem for third-party applications and offers an immersive audio, video, and media experience. There are over 100 inches of high-resolution viewing area across 11 displays embedded in the vehicle. These include industry’s first 17-inch front passenger screen and a large 27-inch rear passenger display, allowing passengers to stream their favorite movies, TV shows and live sports while the FF 91 is in motion without driver distraction. The voice-first foundation enables multiple natural commands at once, facilitating the areas of comfort (including air conditioning, seat positions, and doors), productivity (including text, email, and phone calls), entertainment (including media playlists and content search) and destination reaching (including refined search and navigation). The connectivity is powered by “Super Mobile AP”, which consists of up to three 5G modems to realize aggregated high internet speed and great coverage by multiple carriers for high-throughput and continuous coverage. The Artificial Intelligence system and use of FFID (automatically loaded through facial recognition in each seat) carry the personalized user experience from seat-to-seat and vehicle-to-vehicle. The front and rear passengers will have (post production and delivery) individual sound zones, which allow passengers in the front and passengers in the rear to listen to their separate audio content with minimal sound interference. The luxury interior design of the FF 91 Futurist also features “zero gravity” seats in the rear row (with industry leading 48.9 inches rear leg room and 60-degree recline). The vehicle will also offer a spa mode with personalized seat position, ventilation, massage settings, light animations, and ambient sound.

For autonomous driving, FF 91 is expected to have an array of cameras, sensors and LIDARs. Once an autonomous driving software solution is validated and released, FF anticipates that its autonomous driving system will deliver several highway autonomy and parking features, and through continuous learning over time, will enable Autonomous Valet Parking (“AVP”) - where the vehicle can autonomously navigate a parking lot, find a parking space and park itself. Eventually, the adaptive learning could allow the driver to use an application to park and summon the vehicle after the driver has exited the vehicle.

FF 91 will feature an SAE Level 3 capable autonomous driving system that will deliver multiple ADAS features through a combination of FF’s own as well as partners’ applications. FF plans to devote resources to autonomous driving research and development and plans to work with partners to deliver full autonomous-driving capabilities in highway and urban driving, as well as parking, across its vehicle lines in the future.

FF 91 Futurist currently has an estimated starting price of $180,000 (specific pricing to be refined and finalized closer to time of delivery of each vehicle).

FF 81

The FF 81 series is FF’s planned second vehicle model and is aimed at the premium mass market in the D-segment or E-segment. The FF 81 will be designed and built on FF’s proprietary VPA enabling more than 60% carry-over of common parts from the FF 91. In addition, parts developed for the FF 81 can be carried back to FF 91 series. The large number of common parts shared across vehicle models creates economics of scale and reduces costs.

The FF 81 aims to deliver a premium user experience that emphasizes personalization. The FF 81 is planned with high-performance computing and next generation connectivity with a voice-first user interface and open ecosystem for third-party applications. It also has integrated, autonomous driving features and the pertinent hardware capability, including cameras, radars, ultrasound sensors, and optional LIDAR(s).

FF 81 Futurist is expected to compete with vehicles such as the Tesla Models S/X, BMW X5 and Range Rover Sport and the like.

FF 71

FF’s third planned passenger vehicle, the FF 71 series, is expected to be a connected electric vehicle with a more compact size aiming at the mass market in the C-segment or D-segment. The FF 71 will be designed to integrate full connectivity and advanced technology into a smaller vehicle size. FF will start design and development of the FF 71 series after sufficient funding is secured in a timely manner.

FF 71 Futurist is expected to compete with vehicles such as the Porsche Macan, BMW X3, and Jaguar I-Pace.

Commercial Vehicles

Smart Last Mile Delivery (“SLMD”)

FF plans to provide purpose-built Smart Last Mile Delivery vehicles by leveraging its proprietary technologies developed for FF’s passenger vehicles, to build tailored SLMD configurations to meet the exact customer needs, whether for fleet provider or last mile delivery divisions, while reducing development time and costs.

FF’s technical solutions for advanced connectivity and user experience are well-suited to the SLMD market, where rapid growth is fueling demand for increasingly sophisticated solutions and features. Such features may include:

●	Advanced connectivity and telematics for next-gen fleet management;

●	OTA upgrade capability;

●	Third party application integration on touch screen display;

●	Surround view cameras for improved visibility; and

●	Equipped with Level 3 ready autonomy and ready-for-future capabilities.

SLMD’s adaptive modular design enables additional use cases (utilities, tradesmen, and others) with minimal additional time or investment.

Manufacturing Strategy

FF plans to build FF 91 series vehicles in its manufacturing facility in Hanford, California with a projected annual capacity of 10,000 vehicles. FF will conduct operations similar to traditional vehicle manufacturing facilities such as body assembly, paint operations, final vehicle assembly, and end-of-line testing for FF 91 in the Hanford manufacturing facility. FF intends for its vehicle engineering and manufacturing teams to work alongside one another to streamline the feedback loop for rapid product enhancements and quality improvement and will extensively utilize virtual manufacturing simulation methods to validate operations and improve the manufacturing processes.

For additional capacity for production of the FF 91 (i.e., exceeding 10,000 vehicles annually), FF can expand production operations in Hanford or seek capacity expansion elsewhere. For the FF 81, FF plans to outsource direct vehicle production to its contract manufacturing partner in South Korea, as FF believes outsourcing will reduce capital investment and accelerate its go-to-market strategy for producing and delivering the FF 81, while providing the benefit of flexibility to scale volume to match demand level. FF may outsource the production of the FF 71 to its contract manufacturing partner in South Korea or a manufacturing partner in China or elsewhere. These plans align with FF’s hybrid, flexible manufacturing strategy. For more information about FF’s manufacturing facility, see the discussion below under the heading “– Facilities.” For more information about FF’s contract manufacturing and supply agreement with Myoung Shin in South Korea, see the discussion below under the heading “– Key Agreements and Partnerships.”

Sales, Delivery, and Servicing of Vehicle

As of the date hereof, FF has not yet sold any electric vehicles. FF plans to adopt a direct sales model that utilizes a mix of online and offline presence to drive sales. FF’s offline sales network will consist of FF experience centers and FF Partner-owned experience centers. The self-operated experience centers are expected to establish FF brand awareness, while the FF Partner-owned experience centers are expected to expand the sales and distribution network without substantial capital investment by FF.

FF recently announced that its first flagship experience center will be located in Beverly Hills, California, and that the Company is currently looking for a second U.S. location. FF expects to open other Company-operated experience centers in the U.S. and China. These locations will operate as experiential showrooms for FF’s electric vehicle models and will provide sales, aftersales, and charging services. The FF Partner-owned stores and showrooms will support FF’s online-to-offline sales model, vehicle delivery, charging service and other user operations.

All purchase transactions will be processed online through FF’s website or mobile apps, while FF Partners will support the process (including demonstration drives and providing vehicle information) and receive compensation based on a revenue sharing model and territory and/or services performed. Users accessing FF.com can directly purchase the vehicle online and can choose their closest FF experience centers or FF Partner-operated experience centers and showroom for support. Customers going to an FF Partner-operated experience centers will be supported by staff and directed to FF.com for purchasing. FF believes that once the reputation of FF’s vehicles has been established and users are familiar with FF vehicles, an increasing share of the vehicle sales process is likely to be completed fully online. This will further free up offline capacity and potentially increase productivity for FF’s Partner-operated experience centers. As FF will oversee delivery of the vehicles, both FF stores and FF Partner-operated experience centers and showrooms will be able to run their operations in an asset-light fashion.

The FF Partner-owned experience centers and showrooms will be the prioritized network for servicing FF’s vehicles, which may include repair, maintenance, and bodywork services. FF will also contract with select third-party service centers to ensure coverage and will deploy mobile service vans based on user demand. To ramp up its service capabilities, FF Eco Sales Company, LLC, FF’s sales subsidiary, has engaged Somit Solutions and plans to engage Cox Automotive to support the FF After-sales Systems and Operations. Somit Solutions will develop the underlying systems required to support all after-sales elements, such as warranty, parts catalog, repair manual systems. Cox Automotive is expected to support FF after-sales operations, such as shipping logistics, as well as leveraging Cox’s extensive service center network. Additionally, FF users will benefit from FF’s connected remote service platform that can address a majority of service issues, perform remote diagnosis and OTA updates, perform artificial intelligence and predictive maintenance, and will be able to offer real-time service and repair status update to vehicle users.

FF Suppliers

FF has partnered with reputable suppliers in North America, Europe, and Asia. FF has selected and on-boarded suppliers for all critical parts for the FF 91. FF aims to obtain systems, components, raw materials, parts, manufacturing equipment, and other supplies and services from suppliers which FF believes to be reputable and reliable.

Intellectual Property

FF has significant capabilities in the areas of vehicle engineering, development and design, and has developed a number of proprietary systems and technologies. As of February 27, 2023, FF has been granted approximately 660 patents (with approximately a third issued in the U.S., slightly less than two-thirds issued in China, and the remaining issued in other jurisdictions). These patents are issued to various FFIE entities, including Faraday Future, Faraday & Future, FF Automotive (China) Co., Ltd., Leka Automotive Intelligent Technology (Beijing) Co., Ltd., and LeEco Eco-Car (Zhejiang) Co., Ltd. FF intends to continue to file additional patent applications with respect to its technology. FF’s patented technology covers UI/UX, powertrain, ADAS, body, hardware/software platform and chassis. Key patents include FF’s inverter assembly, integrated drive and motor assemblies, methods and apparatus for generating current commands for an interior permanent magnet (“IPM”) motor and seamless vehicle access system. These key patents will expire in 2035 or 2036.

Key Agreements and Partnerships

Strategic Partnership with Myoung Shin, South Korea

In February 2022, FF U.S.   entered into a definitive contract manufacturing and supply agreement with Myoung Shin Co., Ltd. (“Myoung Shin”), a South Korea-based automotive manufacturer and parts supplier, to manufacture the Company’s second vehicle, the FF 81. The agreement has an initial term of nine years from the start of production of the FF 81. Pursuant to the agreement, Myoung Shin shall maintain sufficient manufacturing capabilities and capacity to supply FF 81 vehicles to FF in accordance with the Company’s forecasts and purchase orders. FF and Myoung Shin will each manufacture and supply certain FF 81 parts that Myoung Shin will use in the manufacture and assembly of FF 81 vehicles.

Potential Partnership with Geely Holding

In December 2020, FF U.S. entered into a non-binding memorandum of understanding with Zhejiang Geely Holding Group Co., Ltd. (“Geely Holding”), who was also a subscriber in the Private Placement, pursuant to which the parties contemplate a strategic cooperation in various areas including engineering, technology, supply chain, and contract manufacturing.

In January 2021, Legacy FF, FF Automotive (Zhuhai) Co., Ltd. and FF Hong Kong Holding Limited entered into a cooperation framework agreement with Zhejiang Geely Holding Group Co., Ltd. pursuant to which Geely Holding agreed to explore the possibility of joint investment in the technology licensing, contract manufacturing and joint venture with FF and the city, as well as to pursue the possibility of further business cooperation with the joint venture. The joint venture and contract manufacturing projects with Geely Holding are on hold.

On September 7, 2021, the Company paid Liankong, a subsidiary of Geely Holding, which is also a subscriber in the PIPE Financing, in accordance with the Intellectual Property License Agreement dated January 11, 2021, as supplemented on September 7, 2021, a one-time amount of $50.0 million for a non-exclusive, perpetual, irrevocable, and sublicensable license to use a platform, the Geely License, owned by Liankong. The Geely platform is an electric automotive chassis that the Company plans to use in the development and production of future electric vehicle models.

After-Sales and Service

FF U.S. has engaged Somit Solutions to support developing the underlying after-sales Service Systems (U.S. and China), plans to engage Cox Automotive to support Aftersales Operations (U.S. only), and has engaged SalesForce (U.S. only) to deliver and service the FF 91 in compliance with governmental agencies and to support Critical Path to deliver and service the first FF 91, in alignment with the Company’s user journeys.

Strategic Agreement with the City of Huanggang

On January 17, 2023, FF announced that, in the third quarter of fiscal year 2022, it had reached a non-binding Cooperation Framework Agreement with the government of the City of Huanggang in Hubei Province, China (“Huanggang”), for promoting FF’s U.S.-China dual-home market strategy. According to the Cooperation Framework Agreement, FF intends to relocate its FF China headquarters to Huanggang, while maintaining its global headquarters in Los Angeles, California. In accordance with the Cooperation Framework Agreement, both parties are expected to contribute their respective advantages in investment, scientific and technological innovation, industrial transformation, location, and policy. Huanggang is expected to actively assist FF by providing assistance with industrial layout and deployment of resources and providing financial and policy support. The FF China headquarters is expected to be jointly funded by the Huanggang Government guide fund, industrial fund, and FF.

Facilities

FF leases all of its facilities. The following table sets forth the location, approximate size, primary use and lease term of FF’s major facilities as of December 31, 2022:

Location	Approximate Size (Building) in Square Feet	Primary Use	Lease Expiration Date
Gardena, California	146,765	Global headquarters, research and development, office	April 30, 2027
Hanford, California	1,100,000	Manufacturing	December 31, 2027
Beverly Hills, California	10,511	Retail	August 31, 2032
San Jose, California	30,260	Office	March 31, 2025
Gardena, California	12,650	Office	March 31, 2027
Beijing, China	31,653	Administrative services, research and development, strategic planning	December 14, 2023
Shanghai, China	2,799	Administrative services, research and development, strategic planning	July 19, 2023
Shanghai, China	16,458	Administrative services, research and development, strategic planning	July 15, 2027

FF is refurbishing the Hanford manufacturing facility. The facility is planned to have a body shop, a paint shop, component manufacturing and an assembly line. The Hanford manufacturing facility is approximately 1.1 million square feet and, once it is built out, is expected to have the capacity to support a production of 10,000 vehicles per year.

Human Capital Management and Resources

As of February 27, 2023, FF had 586 employees globally. A majority of FF’s employees are engaged in research and development and related engineering, manufacturing, and supply chain functions. To preserve its current cash position, FF may implement additional headcount reductions, taking into account FF’s financial condition and market conditions.

In the future, FF may ramp up additional hiring efforts for its targeted vehicle production and delivery. FF’s targeted hires typically have significant experience working for reputable OEMs, software, internet, consumer electronics and artificial intelligence companies, as well as tier-one automotive suppliers and engineering firms. FF has not experienced any work stoppages and considers its relationship with its employees to be good. None of FF’s employees are subject to a collective bargaining agreement or represented by a labor union.

The FF team is composed of experienced talent from a variety of industry backgrounds and nationalities with a common goal of creating highly innovative and unique products. FF’s human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating existing and additional employees. FF is committed to the principle of ESG and is committed to building a safer, cleaner world. We have a diverse workforce and are committed to maintaining the highest standards of ethics and behavior.

Governmental Regulations, Programs and Incentives

FF operates in an industry that is subject to extensive environmental regulation, which has become more stringent over time. The laws and regulations to which FF is subject govern, among others, vehicle emissions and the storage, handling, treatment, transportation and disposal of hazardous materials and the remediation of environmental contamination. Compliance with such laws and regulations at an international, regional, national, provincial and local level is critical to FF’s ability to continue its operations.

Environmental standards applicable to FF are established by the laws and regulations of the countries in which FF operates, standards adopted by regulatory agencies and the permits and licenses issued to FF. Each of these sources is subject to periodic modifications and comprise what FF anticipates will be increasingly stringent requirements. Violations of these laws, regulations or permits and licenses may result in substantial administrative, civil or even criminal fines, penalties and orders to cease any violating operations or to conduct or pay for corrective work. In some instances, violations may also result in the suspension or revocation of permits or licenses.

Vehicle Safety and Testing Regulation

FF vehicles will be subject to, and must comply with, numerous regulatory requirements established by the National Highway Traffic Safety Administration (“NHTSA”), including all applicable U.S. Federal Motor Vehicle Safety Standards (“FMVSS”). As a manufacturer, FF must self-certify that its vehicles meet all applicable FMVSSs before the vehicles are sold in the U.S. There are many FMVSSs that will apply to FF vehicles, such as crash-worthiness requirements, crash avoidance requirements and electric vehicle requirements (e.g., limitations on electrolyte spillage, battery retention and avoidance of electric shock after certain crash tests). FF’s future vehicles must fully comply with all applicable FMVSSs. Additionally, there are regulatory changes being considered for several FMVSSs, and FF must comply with all such FMVSS regulations.

In addition to FMVSS, FF will also be required to comply with other federal laws administered by NHTSA, including the Corporate Average Fuel Economy (“CAFE”) standards, Theft Prevention Act requirements, consumer information labeling requirements, early warning reporting requirements regarding warranty claims, field reports, death and injury reports and foreign recalls and owners’ manual requirements. FF must also comply with the Automobile Information and Disclosure Act, which requires manufacturers of motor vehicles to disclose certain information regarding the manufacturer’s suggested retail price, optional equipment and pricing. Further, this law allows inclusion of city and highway range ratings, as determined by EPA, as well as crash test ratings as determined by NHTSA.

FF vehicles sold outside of the U.S. will be subject to similar foreign safety, environmental, and other regulations. If those regulations and standards are different from those applicable in the U.S., FF will redesign and/or retest its vehicles. For example, the E.U. has established new approval and oversight rules requiring that a national authority certify compliance with heightened safety rules, emissions limits and production requirements before vehicles can be sold in each E.U. member state, the initial of which rules were rolled out on September 1, 2020, and there is also regulatory uncertainty regarding how these rules will impact sales in the United Kingdom given its recent withdrawal from the E.U. These changes could impact the rollout of new vehicle features in Europe. FF vehicles sold in China will be subject to compulsory product certification by certification authorities designated by the State Certification and Accreditation Administration Committee. Additionally, for FF vehicles to be approved for manufacture and sale in China, FF vehicles will need to be added to the Announcement of Vehicle Manufacturers and Products issued by the Ministry of Industry and Information Technology (“MIIT”) of China, by showing compliance with the relevant safety and technical requirements and other conditions, including among others, the Administrative Rules on the Admission of New Energy Vehicle Manufacturers and Products and the Administrative Rules on the Admission of Passenger Vehicles Manufacturer and Products, and passing the review by the MIIT.

Battery Safety and Testing Regulations

FF’s battery packs must conform to mandatory regulations governing the transport of “dangerous goods” that may present a risk in transportation, which includes lithium-ion batteries, and are subject to regulations issued by the Pipeline and Hazardous Materials Safety Administration. (“PHMSA”). These regulations are based on the UN Recommendations on the Safe Transport of Dangerous Goods Model Regulations and related UN Manual Tests and Criteria. The regulations vary by mode of transportation when these items are shipped, such as by ocean vessel, rail, truck, or air. FF will complete the applicable transportation tests for its battery packs, demonstrating its compliance with applicable regulations. FF uses lithium-ion cells in its high-voltage battery packs. The use, storage and disposal of FF’s battery packs is regulated under federal law. FF will enter into agreements with third-party battery recycling companies to recycle FF’s battery packs.

Environmental Credits

In connection with the production, delivery, and placement into service of FF’s zero-emission vehicles, FF may earn tradable credits under certain governmental programs designed to incentivize such activities. FF may sell FF future credits to automotive companies and other regulated entities who can use the credits to comply with emission standards and other regulatory requirements. Under the Environmental Protection Agency’s Light-Duty Vehicle Greenhouse Gas Emissions Standards, FF may generate carbon dioxide emissions credits that can be sold to conventional internal combustion engine vehicle manufacturers. On December 30, 2021, EPA issued new greenhouse gas emissions standards for model years 2023-2026 light duty vehicles that accelerates the annual year-over-year increase in the stringency of the standards from 1.5% to 5-10%. These standards include carbon dioxide emission credit multipliers for the sale of electric vehicles, and EPA predicts that the standards will result in electric and plug-in hybrid vehicles having a market share of approximately 17% by model year 2026. Similarly, on August 25, 2022, the California Air Resources Board approved the Advanced Clean Cars II rule, which amends California’s existing Zero Emission Vehicle Regulation to require an increasing number of zero-emission vehicles starting with model year 2026 and growing to a 100% transition of light duty passenger vehicles to electric vehicles by model year 2035. Under both federal and California regulations, FF may earn salable regulatory credits as vehicle manufacturers are required to meet annual emissions or zero-emissions vehicle sales requirements or purchase commensurate offset credits. FF may also earn similar fuel economy and clean fuels credits under other regulatory regimes in the U.S. and abroad.

EPA Emissions and Certification

The U.S. Clean Air Act requires that FF obtain a Certificate of Conformity issued by the EPA or a California Executive Order issued by CARB certifying that FF vehicles comply with all applicable emissions requirements. A Certificate of Conformity is required for vehicles sold in states covered by the Clean Air Act’s standards. A CARB Executive Order is required for vehicles sold in states that have adopted California’s stricter standards for emissions controls related to new vehicles and engines sold in such states. States that have adopted the California standards as approved by EPA also recognize the CARB Executive Order for sales of vehicles. In addition to California, there are 17 other states that have either adopted or are in the process of adopting the stricter California standards, including New York, Massachusetts, Vermont, Maine, Pennsylvania, Connecticut, Rhode Island, Washington, Oregon, New Jersey, Maryland, Virginia, Delaware, Colorado, Minnesota, Nevada, Virginia, and New Mexico. FF recently achieved CARB certification for the FF 91 and achieved an EPA attested range of 381 miles. Starting in model year 2026, FF must also meet California data standardization requirements for zero-emission vehicles, which specifies required vehicle and battery data that must be made available to vehicle owners through a scan tool device.

Regulation - Self Driving

There are no federal U.S. regulations pertaining to the safety of self-driving vehicles; however, the NHTSA has established recommended guidelines. Certain U.S. states have legal restrictions on self-driving vehicles, and many other states are considering them. This patchwork of licensing requirements increases the legal complexity for FF’s vehicles. In Europe, certain vehicle safety regulations apply to self-driving braking and steering systems, and certain treaties also restrict the legality of certain higher levels of self-driving vehicles. Self-driving laws and regulations are expected to continue to evolve in numerous jurisdictions in the U.S. and foreign countries, and may create restrictions on self-driving features that FF develops.

Automobile Manufacturer and Dealer Regulation

U.S. state laws regulate the manufacture, distribution and sale of automobiles, and generally require motor vehicle manufacturers and dealers to be licensed in order to sell vehicles directly to consumers in the state. FF will need to secure dealer licenses (or their equivalent) and engage in sales activities for its self-operated experience centers and service centers, while partners in certain states will support by providing services via partner-owned experience centers and showrooms. FF U.S. has received its dealer license from the State of California and is able to sell automobiles across the U.S.

In China, automobile suppliers and dealers are required to receive a business license and file and update the relevant information through the information management system for the national automobile circulation operated by the competent commerce department in China. Additionally, according to the Administrative Measures on Automobile Sales, automobile suppliers and dealers shall sell automobiles, spare parts, and other related products that are in compliance with relevant provisions and standards of the state, and the dealers shall, in an appropriate manner, expressly indicate the prices of automobiles, spare parts, and other related products as well as the rates of charges for various services on their business premises, and shall not sell products at higher prices or charge other fees without express indication.

Competition

FF has experienced, and expects to continue to experience, intense competition from several companies, particularly as the transportation sector increasingly shifts towards low-emission, zero-emission, or carbon neutral solutions. Many established and new automobile manufacturers have entered or have announced plans to enter the alternative fuel and electric vehicle market. Many major automobile manufacturers, such as Tesla, Porsche, Mercedes, Rolls Royce and Audi, have electric vehicles available today. Other current and prospective automobile manufacturers are also developing electric vehicles, for example Nio, xPeng, Li Auto, Lucid Motors, Canoo and Fisker, among others. In addition, several manufacturers offer hybrid vehicles, including plug-in versions. FF directly competes with other pure-play electric vehicle companies targeting the high-end segment, while also competing to a lesser extent with new energy vehicles (“NEVs”) and internal combustion engine (“ICE”) vehicles in the mid to high-end segment offered by traditional OEMs. FF believes the primary competitive factors in the electric vehicle market include, but are not limited to:

●	pricing;

●	technological innovation, recently enhanced through PT Gen 2.0;

●	vehicle performance, quality, safety and reliability;

●	space, comfort, and user experience;

●	service and charging options;

●	design, styling, and interior materials; and

●	manufacturing efficiency.

FF believes that it will compete favorably with its competitors on the basis of these factors. However, most of FF’s current and potential competitors have greater financial, technical, supply chain, manufacturing, marketing, and other resources than FF. They may be able to deploy greater resources to the design, development, manufacturing, supply chain, distribution, promotion, sales, marketing, and support of their electric vehicles. Additionally, FF’s competitors may also have greater name recognition, longer operating histories, lower cost of materials, larger sales forces, broader customer and industry relationships, and other resources than FF does.

Legal Proceedings

From time to time, FF may become involved in legal proceedings arising in the ordinary course of business. In the past, FF has been involved in litigation with contractors and suppliers when FF failed to make overdue payments due to cash constraints FF faced, certain of which were settled through the Vendor Trust FF established on April 29, 2019. In exchange for contributing accounts receivable to the Vendor Trust, the participating vendors were required to refrain from bringing legal claims regarding any overdue payment and forbear from exercising remedies on any payables tendered to and accepted by the Vendor Trust. FF’s suppliers and contractors holding aggregate past due payables of approximately $116.1 million contributed payables to the Vendor Trust in exchange for interests in the Vendor Trust. Certain FF suppliers and contractors also ultimately received interests in the Vendor Trust related to approximately $8.4 million of purchase orders for goods and services to be provided in the future. During September and October 2020, FF paid an aggregate of $4.5 million to the Vendor Trust, thus reducing the aggregate past due principal payables and purchase orders held by the Vendor Trust to approximately $136.6 million. In the fourth quarter of 2020, the Vendor Trust agreed to amend the agreement governing the satisfaction of interests in the Vendor Trust to permit the conversion of the interests in the Vendor Trust to equity interests in PSAC in connection with the Business Combination. In June 2021, FF and the Vendor Trust further agreed to allow the holders of interests in the Vendor Trust to elect to receive up to $10.0 million in cash in the aggregate upon closing of the Business Combination, which would reduce on a dollar-for-dollar basis the number of equity interests to be issued to such holders in satisfaction of their interests in the Vendor Trust. Fifty-three (53) of the holders of interests in the Vendor Trust elected to participate in the $10.0 million cash distribution at the closing of the Business Combination, and the remaining interests in the Vendor Trust were settled through the conversion of interests into Class A Common Stock and payment of cash at the closing of the Business Combination.

Additionally, FF’s PRC Subsidiaries are involved in 32 proceedings or disputes in China in which PRC Subsidiaries are defendant and one dispute in which a PRC entity is a plaintiff and has received a prevailing judgment. Substantially all of the claims arose out of those subsidiaries’ ordinary course of business, involving lease contract, third-party suppliers or vendors, or labor disputes. The amounts claimed by the parties in the disputes involving FF’s PRC Subsidiaries, and accrued penalties thereof, are approximately $11.4 million.

On December 23, 2021, a putative class action lawsuit alleging violations of the Securities Exchange Act of 1934 was filed in the United States District Court, Central District of California, against the Company and its former Chief Executive Officer and Chief Financial Officer, its current Chief Product and User Ecosystem Officer, as well as the CFO of Legacy FF, and the Co-CEOs of PSAC (the “Putative Class Action”). On March 7, 2022, the following individuals were appointed as Lead Plaintiffs: Byambadorj Nomin, Hao Guojun, Peihao Wang and Shentao Ye. On the same date, Wolf Haldenstein and Pomerantz LLP were appointed as Co-Lead Counsel. Lead Plaintiffs filed an amended complaint on May 6, 2022. On July 5, 2022, the defendants filed a motion to dismiss the amended complaint. Following briefing by the parties and a hearing on the motion, on October 20, 2022, the District Court issued its decision, denying in part and granting in part the Company’s motion to dismiss. The court found, among other things, that the plaintiffs had sufficiently pled a claim for violation of Sections 10(b), 14(a) and 20(a) of the Securities Exchange Act of 1934 with respect to certain statements made in 2021 concerning Legacy FF’s receipt of 14,000 reservations for the FF 91 vehicle. The District Court also found, however, that the plaintiffs had failed to sufficiently plead a claim with respect to statements made concerning the expected schedule for the production and delivery of the FF 91 vehicle. The District Court’s dismissal was without prejudice and leave to amend the complaint was granted. On January 6, 2023, the plaintiffs declined to again amend their complaint to attempt to reallege the claims dismissed by the District Court. As a result and with the exception of the judicially dismissed claims, the amended complaint that was the subject of the motion to dismiss is the operative complaint to which the Company’s and the other defendants filed answers on February 10, 2023. The Company continues to claim the suit is without merit and has stated its intention to vigorously defend the suit. Given the early stages of the legal proceedings, it is not possible to predict the outcome of the claims.

On March 8 and March 21, 2022, putative derivative lawsuits alleging violations of the Securities Exchange Act of 1934 and various common law claims were filed in the United States District Court, Central District of California. On April 8, 2022, these two derivative lawsuits were consolidated. On May 24, 2022, the consolidated derivative actions were stayed pending resolution of a motion to dismiss in the Putative Class Action. Additionally, on April 11 and 25, 2022, putative derivative lawsuits alleging violations of the Securities Exchange Act of 1934 and various common law claims were filed in the United States District Court, District of Delaware. These lawsuits purport to assert claims on behalf of the Company against numerous current and former officers and directors of the Company. Also, on June 14, 2022, a verified stockholder class action complaint was filed in the Court of Chancery of the State of Delaware against, among others, the Company, its current Global CEO, its former CFO and its current Chief Product and User Ecosystem Officer alleging breaches of fiduciary duties (discussed further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”). On September 19, 2022, a verified complaint was filed in the Court of Chancery of the State of Delaware against FFIE seeking to compel an annual meeting of stockholders. Lastly, on September 21, 2022, a verified stockholder class action complaint was filed in the Court of Chancery of the State of Delaware against, among others, FFIE, the Co-CEOs and independent directors of PSAC, and certain third-party advisors to PSAC, alleging breaches of fiduciary duties, and aiding and abetting the alleged breaches, in connection with disclosures and stockholder voting leading up to the Business Combination. Given the early stages of the legal proceedings, it is not possible to predict the outcome of the claims.

Additionally, on September 19, 2022, FF Global, an indirect stockholder of FFIE, filed a lawsuit in the Chancery Court of the State of Delaware against FFIE, seeking the removal of Ms. Susan Swenson and Mr. Brian Krolicki from the Board. On September 27, 2022, the case was dismissed without prejudice pursuant to the Heads of Agreement. Shortly following the execution of the Heads of Agreement, FF Global began making additional demands of the Company which were beyond the scope of the terms contemplated by the Heads of Agreement and pertained to, among other things, the Company’s management reporting lines and certain governance matters. On September 30, 2022, FF Global alleged that the Company was in material breach of the spirit of the Heads of Agreement. The Company believes it has complied with the applicable terms of the Heads of Agreement, and disputes any characterization to the contrary. Such disputes divert management and Board resources and are costly. There can be no assurance that this or any other dispute between the Company and FF Global will not result in litigation. On October 3, 2022, Ms. Swenson and Mr. Scott Vogel, a member of the Board, tendered their resignation from the Board effective immediately. On October 3, 2022, Mr. Jordan Vogel also tendered his resignation from the Board effective on October 5, 2022 upon his receipt of a supplemental release pursuant to the Mutual Release. On October 28, 2022, Mr. Brian Krolicki tendered his resignation from the Board effective immediately.

Following the completion of the Special Committee investigation through the date hereof, the Company and certain of its directors and officers have received numerous e-mail communications from a group of self-described “employee whistleblowers” and from various individuals and entities who represented themselves as current investors of the Company. These communications have included various allegations (including, for example, that certain directors have conspired to push the Company into bankruptcy for their own personal gain) and requests for certain organizational and governance changes. The Company engaged an independent law firm to conduct a thorough independent external investigation with respect to these allegations. The independent investigation found that all such allegations have been without merit. In September 2022, certain members of the Board received threats of physical violence and death threats, which FF has referred to appropriate law enforcement authorities, including state and local police, the Federal Bureau of Investigation, the SEC, the DOJ and relevant international authorities. FF intends to cooperate with law enforcement in investigating and supporting any prosecution of any person found to be involved in any threat or act of violence to the fullest extent of the law.

On October 20, 2022, FF received a subpoena from the SEC requiring FF to produce certain documents relating to FF’s transactions with Senyun International Ltd. FF has fully complied with and intends to continue to fully comply with the subpoena.

During the nine months ending September 30, 2022, the Company settled a legal dispute for breach of lease under which the Company was named a co-defendant, in a civil action case with the plaintiff seeking damages including unpaid rent, future unpaid rent, unpaid expenses, and unpaid taxes related to the lease for a total of $6.4 million. Pursuant to the settlement agreement, the Company agreed to pay $1.8 million in cash in January 2022 and an additional $3.4 million plus 5% interest in October 2022 and was liable for the remainder of the settlement, in the amount of $1.2 million, in the event the co-defendants failed to make the payment in January 2022. In January 2022, the Company made the initial settlement payment of $1.8 million and was relieved of the liability of $1.2 million. On October 26, 2022, the plaintiff filed a motion to enforce the settlement agreement in the Superior Court of the State of California for the County of Santa Clara, seeking no material additional damages. On December 22, 2022, the court granted the plaintiff’s motion to enforce the settlement. The plaintiff served the parties notice of entry of the order on January 3, 2023. On January 19, 2023, the court issued judgment in the amount of approximately $3.5 million and a writ of execution. On February 9, 2023, the Company paid approximately $3.6 million consisting of payment in full for the outstanding judgment and accrued interest. Additionally, the Company made a payment of approximately $0.2 million on behalf of an indemnified co-defendant in connection with money seized from such indemnified co-defendant’s bank account. The Company expects to receive such indemnification payment returned to it upon the release of such seizure.

On January 20, 2023, an automotive supplier of the Company filed an action alleging that the Company breached its contract with such supplier and refused to pay for electronics, tooling, engineering and design services provided by such supplier. The supplier requested a judgment in its favor in the amount of $8.9 million. Given the early stages of the legal proceedings, it is not possible to predict the outcome of the claims.

Other than disclosed herein, FF is currently not a party to any legal proceedings the outcome of which, if determined adversely to FF, would individually or in the aggregate be reasonably expected to have a material adverse effect on FF’s business, financial condition, or results of operations.

Enforceability

Certain of our current operations are conducted in the PRC through our wholly owned subsidiaries. Moreover, one of our current directors and our Global CEO are residents of the PRC. All or a substantial portion of the assets of these persons are located outside the U.S. and in the PRC. As a result, it may not be possible to effect service of process within the U.S. or elsewhere outside the PRC upon these persons. In addition, uncertainty exists as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts obtained against us or such director predicated upon the civil liability provisions of the securities laws of the U.S. or any state thereof, or be competent to hear original actions brought in the PRC against us or such director predicated upon the securities laws of the U.S. or any state thereof. See “Risk Factors – Risks Related to FF’s Operations in China – There may be difficulties in effecting service of legal process, conducting investigations, collecting evidence, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us and our management.”

MANAGEMENT

The following table sets forth, as of March 30, 2023, certain information regarding our directors and executive officers who are responsible for overseeing the management of our business.

Name	Age	Position
Adam (Xin) He	50	Interim Chairman of the Board(1)(2)(3)*
Xuefeng (XF) Chen	47	Global Chief Executive Officer and Director(4)**
Yueting Jia	49	Founder and FF’s Chief Product and User Ecosystem Officer
Yun Han	49	Chief Accounting Officer and Interim Chief Financial Officer***
Chui Tin Mok	48	Global Executive Vice President, Global Head of User Ecosystem and Director****
Matthias Aydt	65	Senior Vice President, Product Execution
Hong Rao	51	Vice President, I.A.I.
Chad Chen	39	Director(1)(2)****
Li Han	49	Director****
Jie Sheng	39	Director(1)(3)(4)****
Ke Sun	47	Director(2)(3)****

*	Mr. Adam (Xin) He was appointed Interim Chairman of the Board effective as of October 3, 2022.

**	Mr. Xuefeng (XF) Chen was appointed Global CEO effective as of November 27, 2022 and was appointed as a director of the Board on December 27, 2022.

***	Ms. Yun Han was appointed as Chief Accounting Officer and Interim Chief Financial Officer of the Company on October 22, 2022, effective as of October 25, 2022.

****	Mr. Chad Chen was appointed as a director of the Board on October 27, 2022. Mr. Jie Sheng was appointed as a director of the Board on December 18, 2022. Ms. Ke Sun was appointed as a director of the Board on December 27, 2022. Mr. Chui Tin Mok was appointed as a director of the Board on January 25, 2023. Ms. Li Han was appointed as a director of the Board on March 13, 2023.

(1)	Member of the Audit Committee
(2)	Member of the Nominating and Corporate Governance Committee
(3)	Member of the Compensation Committee
(4)	Member of the Finance and Investment Committee

Executive Officers and Directors

Mr. Adam (Xin) He was appointed to the Board on September 23, 2022, pursuant to the Heads of Agreement. See “– Governance Agreement with FF Top and FF Global” for more information. Mr. Adam (Xin) He has been appointed Interim Chairman of the Board effective as of October 3, 2022. Mr. He has served as the Chief Financial Officer of Wanda America Investment Holding Co., a United States affiliate of Wanda Group, a Fortune Global 500 conglomerate, since May 2012 and as the Chief Executive Officer of Professional Diversity Network, Inc. (Nasdaq: IPDN) since June 2020. Prior to that, Mr. He served as the Chief Financial Officer and the Audit Committee Chair of the board of directors of Professional Diversity Network, Inc. from March 2019 to June 2020. From February 2021 to February 2022, Mr. He served as a director and Audit Committee Chair of the board of directors of Nasdaq-listed Baosheng Media Group Holdings Limited. He also served as an independent director of the boards of directors of iFresh Inc. and Energy Focus Inc., both listed on Nasdaq. From 2010 to 2012, he served as Financial Controller of NYSE-listed Xinyuan Real Estate Co., a top developer of large scale, high quality residential real estate projects. Prior to that, Mr. He worked as an auditor at Ernst & Young LLP in New York, and held various roles at Chinatex Corporation and an architecture company. He is a member of the Financial Executives International and an executive board director of the China General Chamber of Commerce Chicago. Mr. He obtained a bachelor and master of Science in Taxation from Central University of Finance and Economics in Beijing, and a master of Science in Accounting from Seton Hall University in New Jersey. He is a Certified Public Accountant, both in China and in New York state.

Mr. He is well-qualified to serve on the Board based on his extensive public company experience, as well as his audit and financial experience.

Mr. Xuefeng (XF) Chen was appointed as Global CEO effective as of November 27, 2022 and was appointed to the Board effective as of December 27, 2022. He was most recently FF’s CEO-China from March 2021 to November 26, 2022 and previously joined FF from Chery Jaguar Land Rover Automobile Co., Ltd. (“Chery Jaguar Land Rover”), a joint venture between the British carmaker Jaguar Land Rover and Chinese auto manufacturer Chery Automobile, where he served as China CEO, Executive Vice President and Executive Vice President of the Joint Sales organization and Assistant to Chery Group President from 2018 to February 2021. Prior to that, he served in various positions at Chery Jaguar Land Rover, including as quality leader from 2013 to 2014, as Chief Financial Officer (2015), and as Vice President (CTO) of Research and Development (2017). As executive vice president of manufacturing from 2013 to November 2015, Mr. Xuefeng Chen led and set up a manufacturing team, a logistics supply chain team, and a quality system team and built the world-class production base of Chery Jaguar Land Rover in China within 18 months, and delivered the first Land Rover model manufactured in China three months ahead of schedule. Within three years after Chery Jaguar Land Rover’s initial delivery to users in March 2015, Mr. Xuefeng Chen led the production and delivery of five new Land Rover and Jaguar models in China, setting the luxury car benchmark in the industry. Mr. Xuefeng Chen also presided over the planning and implementation of Chery Jaguar Land Rover’s new energy strategy and the planning the battery sub-assembly plant and assembly plant. During Mr. Xuefeng Chen’s tenure, he presided over the planning and construction of Cherry Jaguar Land Rover’s engine plant, and Chery Jaguar Land Rover’s vehicle production capacity expanded from 130,000 to 200,000 units, paving the way for Chery Jaguar Land Rover’s hybrid and electric vehicle strategy. Mr. Xuefeng Chen also served as Project Director/Department Director of Project Management of Changan Ford Mazda Company from October 2009 to January 2013 and as Senior Manager of the B2e Platform Project (Ford Mazda’s economic car platform) from April 2005 to October 2009. He worked as an electrical design engineer at Ford Motor Company, Ford Australia from January 2004 to April 2005, and as electrical product development engineer at Chongqing Changan Ford Mazda Automobile Company from 2002 to December 2003. Mr. Xuefeng Chen graduated from Wuhan University of Technology in 1999 with a bachelor’s degree in automotive design and manufacturing and in 2016 with a master’s degree in automotive engineering. Mr. Xuefeng Chen is currently pursuing a master’s degree in business administration in Yangtze River Business School.

Mr. Xuefeng Chen is well-qualified to serve on the Board based on his extensive executive experience in the automotive industry and his experience with FF and service as CEO of FF’s PRC Subsidiaries.

Mr. Yueting Jia is the Founder of FF and has served as FF’s Chief Product and User Ecosystem Officer since September 2019. In 2003, YT Jia founded Xbell Union Communication Technology (Beijing) Co., a Singapore publicly-listed company that developed and launched China’s first mobile video streaming software system. In 2004, YT Jia founded LeTV, a video streaming website. In 2011, YT Jia founded Le Holdings Co. Ltd (“LeEco”), which is an internet ecosystem technology company with business segments including smart phones, smart TV, smart cars, internet sports, video content, internet finance and cloud computing. In 2014, YT Jia founded FF and was its Chief Executive Officer until September 2019. YT Jia defined and led the team in creating the FF 91. As Chief Product and User Ecosystem Officer, YT Jia oversees activities in product innovation, strategy and definition; internet, AI and autonomous driving; user experience, user acquisition and user operation and will report directly to the FF board of directors. YT Jia completed master’s degree courses in enterprise management from Shan Xi University and attended the China CEO Program jointly offered by Cheung Kong Graduate School of Business, Columbia Business School, IMD and London Business School.

Ms. Yun Han was appointed Chief Accounting Officer and Interim Chief Financial Officer of FF on October 22, 2022, effective as of October 25, 2022. Ms. Yun Han was previously the Senior Vice President and Chief Accounting Officer of Romeo Power, Inc. (NYSE: RMO), a company that designs, engineers, and manufactures lithium-ion cylindrical battery packs for electric vehicles and energy storage solutions from July 2021 to October 2022. Prior to that, Ms. Yun Han served as Vice President and Corporate Controller of ImmunityBio, Inc. (Nasdaq: IBRX), a clinical-stage biotechnology company, from 2019 to 2021, where she oversaw SEC financial reporting and full cycle operational and general ledger accounting. Before joining ImmunityBio, Inc., Ms. Yun Han owned her own accounting practice, Han Accountancy, A Professional Corp. Significant projects during Ms. Yun Han’s 2017 to 2019 leadership of Han Accountancy included serving as IPO Consultant of Parsons Corporation, as Chief Financial Officer of USA-United Education Services, and as Lead of Financial Reporting of Palisades Investment, LLC. Ms. Yun Han started her career at PricewaterhouseCoopers LLP (“PwC”), where she served various audit clients and worked as a technical accounting consultant at the PwC National Office from 2004 to 2017, concluding her time at PwC as a senior manager. Ms. Yun Han earned a B.A. in Accounting from the University of Southern California’s Leventhal School of Accounting and is a Certified Public Accountant.

Mr. Chui Tin Mok has served as FF’s Global Executive Vice President and the Global Head of User Ecosystem since August 2018 and was appointed to the Board effective as of January 25, 2023. Mr. Mok is experienced in managing marketing and sales functions in global internet tech companies. Prior to joining FF, Mr. Mok worked in Trend Lab Limited, which Mr. Mok founded in January 2018. From September 2017 to January 2018, Mr. Mok was the President of EFT Solutions Limited (HKEx: 8062), a Hong Kong public company that provides online and offline payment solutions. From 2013 to 2017, Mr. Mok served as the Group Chief Marketing Officer of LeEco Group and also the Chief Executive Officer of LeEco APAC. Mr. Mok served as the Global Vice President of Sales and Marketing of Meizu Technology Co., Ltd. from 2010 to 2013. Mr. Mok received his Higher Diploma in Building Service Engineering from Hong Kong Institute of Vocational Education, and his Executive Master Degree in Business Administration from International Business Academy of Switzerland.

Mr. Mok is well-qualified to serve on the Board based on his management and sales experience with global technology companies.

Mr. Matthias Aydt has served as FF’s Senior Vice President of Product Execution since December 13, 2022, and had previously served as FF’s Senior Vice President of Business Development and Product Definition since November 2019, overseeing business development of FF’s business to business sales, technology licensing and strategic cooperation as well as leading its product strategy for future products, and has served as a member the Board since July 2021. Mr. Aydt served as a member of the Board from July 2021 until his resignation effective as of March 13, 2023. Mr. Aydt has served in various leadership roles at FF, including Senior Vice President of Product Execution, Vice President of Vehicle Engineering and Vehicle Chief Engineer and Head of Hardware Architecture. Mr. Aydt has extensive experience in the automotive industry. Prior to joining FF in July 2016, Mr. Aydt served as the Vice President of Vehicle Engineering of Qoros Auto from January 2015 to May 2016, held various positions at Magna Steyr from 2006 to 2014, including Branch Manager and Head of Project Management at Magna Steyr China. Mr. Aydt received his Bachelor of Science degree from Fachhochschule Ulm - Hochschule für Technik.

Ms. Li Han was appointed to the Board on March 13, 2023. Since January 2022, Ms. Li Han has served as General Counsel of Mirana Corp., a global investment firm that focuses on Web3 technologies. From June 2021 to December 2021, she served as General Counsel of Bybit Fintech Limited, a cryptocurrency trading platform. Ms. Li Han was a partner of O’Melveny & Myers LLP (“O’Melveny”), an international law firm, from March 2018 to May 2021. While Ms. Li Han was a partner at O’Melveny, O’Melveny represented Legacy FF (a wholly owned subsidiary of the Company), Yueting Jia, FF Global, Royod LLC, and Ocean View Drive Inc. (“Ocean View”). She was the Group General Counsel of Shanda Investment Group, a privately-owned investment group based in Singapore, from September 2011 to February 2018. Previous to that, Ms. Li Han was an associate in two global law firms, Davis Polk & Wardwell LLP and Sullivan & Cromwell. She received her Juris Doctor degree from Columbia University, M.A. from Peking University and B.A. from Fudan University.

Ms. Li Han is well-qualified to serve on the Board based on her extensive legal and compliance experience, including from her background as general counsel for various entities and as a partner in an international law firm.

Mr. Hong Rao has served as FF’s Vice President of I.A.I. (Internet, Autonomous Driving, Intelligence) since April 2015, overseeing technology innovation, product and technology roadmap, system architecture, software and AI, among others. Prior to joining FF, Mr. Rao served as Co-Founder and Chief Technology Officer at Borqs Technologies from October 2007 to March 2015 and held several engineering leadership positions at Motorola from 2003 to 2007. Mr. Rao received his Master of Business Administration degree from Arizona State University, his Master of Science degree in Electrical Engineering from Beijing Institute of Technology, and his Bachelor of Science degree in Electrical Engineering from Shanghai University of Science & Technology.

Mr. Chad Chen was appointed to the Board on October 27, 2022, pursuant to the FF Top Amendment to the FF Top Voting Agreement. See “Certain Relationships and Related Person Transactions – Certain Relationships and Related Person Transactions — the Company – Voting Agreements by FF Top Holding LLC and Season Smart Limited” for more information. He is a partner with the law firm of Yoka | Smith, LLP (“Yoka Smith”), where he has practiced since 2012. Mr. Chad Chen represents national and multinational clients in both litigation and non-litigation matters. Mr. Chad Chen’s litigation practice includes representing corporate clients in commercial and business disputes, product liability defense, and class action defense. His non-litigation practice encompasses contract management, counseling on business transactions and serving as outside general counsel in dealing with local, state, and federal agencies, including the U.S. Department of the Treasury, the U.S. Department of Commerce, the United States International Trade Commission, and various tax authorities. Prior to joining Yoka Smith, Mr. Chad Chen worked in-house at an alternative energy company and was an associate with Collins + Collins, LLP (formerly Collins, Muir + Stewart LLP). He received his Juris Doctor degree from Southwestern Law School in Los Angeles, California and his Bachelor of Arts in Economics and Political Science from the University of California, Irvine.

Mr. Chad Chen is well-qualified to serve on the Board based on his significant experience advising corporate clients in a wide variety of legal and compliance matters.

Mr. Jie Sheng has served as a member of the Board since December 18, 2022. Mr. Sheng is currently the Head of Operations & Finance Director of FF Global, a position he has held since June 2022. FF Global, through its subsidiary FF Top, is the Company’s largest stockholder. From October 2018 to June 2022, Mr. Sheng served as Deputy Managing Director of China Aviation Fuel (Europe) Limited, a wholly-owned subsidiary of China Aviation Oil (Singapore) Corporation (“CAO”), a Singapore Exchange-listed Company, which in turn is a majority-owned subsidiary of China National Aviation Fuel Group Corporation, a Fortune 500 company and the largest Chinese state-owned aviation fuel supplier which integrates the purchase, transportation, storage, quality management, sales and into-plane service of aviation fuel in China. From October 2008 to October 2018, Mr. Sheng served as Executive Director of Finance of North American Fuel Corporation, also a wholly-owned subsidiary of CAO, which conducts aviation fuel procurement, supplies jet fuel, and engages in general aviation endeavors in North America. Mr. Sheng received a master’s degree in accounting and financial economics from the University of Essex in 2008.

Mr. Sheng is well-qualified to serve on the Board based on his extensive leadership experience in and knowledge of logistics in the transportation industry.

Ms. Ke Sun has served as a member of the Board since December 27, 2022. Ms. Sun served as the Chief Financial Officer of Yudo New Energy Auto Co., Ltd., an electric car original equipment manufacturer (“OEM”) in Fujian Province, China, from August 2020 to June 2022. From September 2017 to May 2019, Ms. Sun served as an independent financial adviser and assisted in the fundraising efforts of HoloMatic Technology Ltd., a start-up company that is developing Level 3 automatic driving by co-developing hardware and software with mainstream Chinese OEMs. From June 2016 to December 2017, Ms. Sun served as Vice President of Investor Relations of BAIC Motor Corporation Limited (“BAIC Motor”), a Hong Kong Stock Exchange-listed company. BAIC Motor is an OEM affiliate of Beijing Automotive Group Co., Ltd., a Fortune Global 500 conglomerate. Ms. Sun also served as the Secretary of the board of directors of BAIC Motor from September 2016 to September 2017. Prior to that, Ms. Sun held several leadership roles at various Chinese companies, including at a Chinese internet company, a global media group listed on The Nasdaq Stock Market LLC, and a Chinese telecom operator. Ms. Sun graduated with a bachelor’s degree in International Financial Law from Dalian Maritime University. She also has a Board of Directors Secretary Certificate issued by the Shanghai Stock Exchange and a Fund Qualification Certificate issued by the Asset Management Association of China.

Ms. Sun is well-qualified to serve on the Board based on her significant experience in public company finance and governance, electric vehicle manufacturing and technology companies.

There are no family relationships among any of our directors or executive officers.

Governance Agreement with FF Top and FF Global

As previously disclosed, beginning in June 2022 the Company was party to a dispute with FF Global, its largest stockholder, over various terms of the Shareholder Agreement (as then in effect), including relating to FF Global’s right to remove its designees from the Board. On September 23, 2022, the Company entered into the Heads of Agreement with FF Global and FF Top, pursuant to which, effective as of September 23, 2022, the Company (a) increased the size of the Board from nine to ten, (b) appointed Mr. Adam (Xin) He to fill the vacancy resulting from such increase in the size of the Board until the Annual Meeting, (c) appointed Mr. He to the Audit Committee and the Nominating and Corporate Governance Committee of the Board and (d) agreed to not remove Mr. He from either committee prior to the Annual Meeting. Pursuant to the Heads of Agreement, FF Top and FF Global caused all actions in the Court of Chancery of the State of Delaware, and any other forum, filed by FF Top, FF Global and/or any of their respective controlled affiliates as of the effective date of the Heads of Agreement, naming the Company or any of its directors or officers, to be dismissed without prejudice as of September 27, 2022.

Pursuant to the Heads of Agreement, as amended by the Amended Shareholder Agreement, entered into on January 13, 2023, the Company, FF Global and FF Top agreed to the following matters:

●	the resignation of the Company’s Executive Chairperson, Ms. Susan Swenson, from all non-director positions at the Company and all Board leadership and Board committee positions, upon the Company receiving $13.5 million in funding that is immediately available for the Company’s general use (which was satisfied upon the funding of the initial $10.0 million tranche of SPA Notes to Senyun on October 27, 2022). It was also agreed that Ms. Swenson would not thereafter seek or accept new non-director positions at the Company;

●	the reinstitution of the former FF Transformation Committee, a management committee that will discuss business matters being undertaken by the Company (the committee will not have any decision-making authority) and be comprised of the Company’s Global Chief Executive Officer (Mr. Xuefeng Chen), Founder/Chief Product and User Ecosystem Officer and Founder Advisor to the Board (Mr. Yueting Jia), Interim Chief Financial Officer (Ms. Yun Han), the Acting General Counsel and other senior leadership team members invited by members of the FF Transformation Committee from time to time, with Mr. Jerry Wang (an FF Top designee) being given committee observer status subject to certain customary non-disclosure and confidentiality agreements; and

●	subject to certain conditions, which conditions are, pursuant to the Amended Shareholder Agreement, deemed to be satisfied:

●	the Company will call, convene, hold and complete the Annual Meeting on the earliest date permitted under Delaware law and applicable Nasdaq and SEC requirements;

●	the size of the Board will be reduced to seven members effective with the directors to be elected at the Annual Meeting;

●	the following individuals will be nominated for election to the Board and included on the Board’s recommended slate at the Annual Meeting (based on the current composition of the Board): (a) the Company’s Global CEO (currently Mr. Xuefeng Chen), (b) four directors selected by FF Top, at least two of whom will be independent directors, and (c) two independent directors selected by a committee, consisting of Mr. Adam He, Mr. Chad Chen and Mr. Chui Tin Mok (the “Selection Committee”), for which any member of the Selection Committee may propose director candidates who will be included in the process with all final decisions made by the Selection Committee;

●

no re-nomination of current directors as of the date of the Heads of Agreement (other than Mr. He based on the current composition of the Board) at the Annual Meeting without the consent of the Selection Committee; and

●	the resignation of Ms. Swenson and Mr. Brian Krolicki as directors of the Company. It was also agreed that (i) Ms. Swenson and Mr. Krolicki would not thereafter seek or accept re-appointment, re-nomination or re-election to the Board and (ii) that following their resignations from the Board, their seats would be left empty until the Annual Meeting (which would result in the Company having an eight-person Board until the Annual Meeting).

On October 3, 2022, Ms. Swenson and Mr. Scott Vogel, a member of the Board, tendered their resignation from the Board effective immediately. On October 3, 2022, Mr. Jordan Vogel also tendered his resignation from the Board effective on October 5, 2022 upon his receipt of a supplemental release pursuant to the Mutual Release (described below). On October 28, 2022, Mr. Brian Krolicki tendered his resignation from the Board effective immediately.

In connection with the Heads of Agreement, on September 23, 2022, the Company entered into a Mutual Release (the “Mutual Release”) with FF Global, its executive committee members and their controlled affiliates, FF Global’s controlled affiliates (including FF Top), and the directors of the Company and their controlled affiliates (collectively, and together with the Company, the “Release Parties”), pursuant to which the Release Parties agreed to a mutual release of claims and to settle various matters among them, including with respect to any differences that arose out of the Company directors’ service as a director, employee, officer or manager of the Company up through and including the date of the Mutual Release, subject to customary exceptions.

On December 15, 2022, Mr. Lee Liu tendered his resignation from the Board, which resignation was effective on December 18, 2022. On December 18, 2022, Mr. Jie Sheng was appointed to the Board, effective immediately, following the resignation of Mr. Liu. On December 25, 2022, Mr. Edwin Goh tendered his resignation from the Board, which resignation was effective on December 26, 2022. On December 27, 2022, Ms. Ke Sun was appointed to the Board, effective immediately, following the resignation of Mr. Goh. Mr. Sheng and Ms. Sun are designees of FF Top pursuant to the Amended Shareholder Agreement. On December 26, 2022, Dr. Carsten Breitfeld tendered his resignation from the Board, which resignation was effective immediately. On December 27, 2022, Mr. Xuefeng Chen was appointed to the Board, effective immediately, following the resignation of Dr. Breitfeld. On January 20, 2023, Mr. Qing Ye tendered his resignation from the Board, which resignation was effective immediately. Mr. Ye remains a consultant of the Company as an independent contractor until November 18, 2023, at which time both parties will mutually reassess the relationship. On January 25, 2023, Mr. Chui Tin Mok was appointed to the Board, effective immediately, following the resignation of Mr. Ye. On March 9, 2023, Mr. Matthias Aydt tendered his resignation from the Board, effective upon the nomination and approval by the Board of a replacement director. On March 13, 2023, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Li Han to fill the vacancy on the Board due to Mr. Aydt’s resignation.

As a result of the governance settlement described above and other recent developments, the composition of the Board has substantially changed and may continue to further change. See “Risk Factors – Risks Related to FF’s Business and Industry – The composition of FFIE’s Board has changed, and may further change.” In addition, as a result of these developments, Mr. Yueting Jia and FF Global have strengthened their already significant influence over the Company. See “Risk Factors – Risks Related to FF’s Business and Industry – Yueting Jia and FF Global, over which Mr. Jia exercises significant influence, have the ability to control the Company’s management, business and operations, and may use this control in ways that are not aligned with the Company’s business or financial objectives or strategies or that are otherwise inconsistent with the Company’s interests.”

Shortly following the execution of the Heads of Agreement, FF Global began making additional demands of the Company which were beyond the scope of the terms contemplated by the Heads of Agreement and pertained to, among other things, the Company’s management reporting lines and certain governance matters. On September 30, 2022, FF Global alleged that the Company was in material breach of the spirit of the Heads of Agreement. The Company believes it has complied with the applicable terms of the Heads of Agreement, and disputes any characterization to the contrary.

On October 22, 2022, the Company and FF Top entered into the FF Top Amendment to the FF Top Voting Agreement. Pursuant to the FF Top Amendment, FF Top (among other things) reaffirmed its commitment under the FF Top Voting Agreement, in light of the extension of the maturity date of the SPA Notes under the Third Amendment, to vote all of its shares of FFIE voting stock in favor of the proposal to approve (for purposes of the Nasdaq listing rules) the issuance, in the aggregate, of shares in excess of 19.99% of the total issued and outstanding shares of FFIE Common Stock pursuant to the Financing Documents at the special meeting of FFIE stockholders held on November 3, 2022. FF Top’s obligations pursuant to the FF Top Amendment are conditioned on (i) the appointment of Mr. Chad Chen (or a substitute nominee, as applicable), to the Board as the fourth FF Top designee no later than October 27, 2022 (provided that Mr. Chad Chen or a substitute nominee, as applicable, is reasonably acceptable to the Nominating and Corporate Governance Committee of the Board with respect to the Nasdaq independence rules and legal compliance and criminal compliance) (provided that if Mr. Chad Chen is not so reasonably acceptable to the Nominating and Corporate Governance Committee of the Board, then FF Top will be permitted to nominate another individual to the Board); and (ii) constructive engagement by Mr. Adam (Xin) He, the Chairman of the Board, directly with representatives of FF Top on certain additional governance and management matters and, to the extent the Chairman of the Board so determines, in his discretion, such matters will be put to a discussion and a vote of the full Board. On October 27, 2022, Mr. Chad Chen was appointed to the Board. On October 28, 2022, Mr. Brian Krolicki tendered his resignation from the Board effective immediately. See “Certain Relationships and Related Person Transactions – Certain Relationships and Related Person Transactions — the Company – Voting Agreements by FF Top Holding LLC and Season Smart Limited” for more information.

Such disputes divert management and Board resources and are costly. There can be no assurance that this or any other dispute between the Company and FF Global will not result in litigation. See “Risk Factors – Risks Related to FF’s Business and Industry – Disputes with our stockholders are costly and distracting.”

Pursuant to the Amended Shareholder Agreement, the Company, FF Global (only with respect to the amendment of the Heads of Agreement) and FF Top agreed to the following matters:

●	FF Top has the right to nominate for election to the Board four designees until the first date on which FF Top has ceased to beneficially own at least 21,333,530 shares of Common Stock for at least 365 consecutive days, with such amount subject to adjustment in connection with any stock split, reverse stock split or other similar corporate action after the date of the Amended Shareholder Agreement (the “Minimum Share Amount”). Following the termination of FF Top’s right to nominate four designees, FF Top shall continue to have the right to nominate a number of designees not less than the number equal to the total number of directors on the Board, multiplied by the aggregate voting power of the shares of Common Stock and other securities of the Company generally entitled to vote in the election of directors of the Company beneficially owned by FF Top and its affiliates, divided by the total voting power of the then-outstanding shares of Common Stock issued as of the record date for any meeting of stockholders of the Company at which directors are to be elected, rounding up to the next whole director. The Amended Shareholder Agreement also requires the Company to take all Necessary Action (as defined in the Amended Shareholder Agreement) to cause to be appointed to any committee of the Board a number of FF Top Designees that corresponds to the proportion that the number of directors FF Top has the right to designate to the Board bears to the total number of directors on the Board, to the extent such designees of FF Top are permitted to serve on such committees under the applicable rules and regulations of the SEC and applicable listing rules. The designees of FF Top are required to include two independent directors for so long as FF Top is entitled to nominate four designees, and the Company is at all times required to cause the Board to include a sufficient number of independent directors who are not designees of FF Top to comply with applicable listing standards, unless and until the Company becomes a “controlled company” under relevant listing exchange rules. FF Top shall have the right to fill any vacancies created on the Board at any time by the death, disability, retirement, removal, failure of being elected or resignation of any designee of FF Top. Further, FF Top has the right at any time, and from time to time, to remove any designee of FF Top, and FF Top has the exclusive right to nominate a replacement nominee to fill any vacancy so created by such removal or resignation of such designee of FF Top. The Company shall use its reasonable best efforts to take or cause to be taken, to the fullest extent permitted by law, all “Necessary Action” (as defined in the Amended Shareholder Agreement) to fill such vacancies or effect such removals in accordance with the Amended Shareholder Agreement. The appointment or nomination for election of designees of FF Top (other than FF Top’s designees for the Annual Meeting, the appointment of whom shall be governed by the Heads of Agreement, as amended by the Amended Shareholder Agreement) will be subject to the reasonable verification and/or approval by the Nominating and Corporate Governance Committee of the Board based on the criteria set forth in the Amended Shareholder Agreement. If any designee of FF Top fails to be elected at any meeting of the Company’s stockholders, then, upon FF Top’s request in writing, the Company shall promptly expand the size of the Board by a number of seats equal to the number of non-elected designees of FF Top, and FF Top shall have the exclusive right to fill the vacancy or vacancies on the Board created by such expansion (provided the individual or individuals who shall fill such vacancy or vacancies shall not be the same designees of FF Top who failed to get elected, without prejudice to FF Top’s right to re-designate the non-elected designees as designees of FF Top in any other circumstance), and such new designees of FF Top shall be appointed to the Board by the Board promptly following their having been approved or deemed approved in accordance with the relevant criteria and procedures set forth in the Amended Shareholder Agreement. Immediately prior to (and effective as of) the first meeting of stockholders following such expansion of the Board, the Board shall cause the size of the Board to be decreased back to seven. This Board expansion right shall cease to have any further force or effect at such time as the voting power of each share of the Company’s Class B Common Stock, by operation of the Amended and Restated Charter, shall be twenty votes per share.

●	The size of the Board may not be increased without FF Top’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed (with it being reasonable for FF Top to withhold its consent to any change in the size of the Board that would result in a decrease in the proportion or percentage of the members of the Board who are designees of FF Top).

●	Until the Company achieves an equity market capitalization of $3.0 billion, the Company agrees not to elect to be treated as a “controlled company” as defined under the rules of the securities exchange on which the Company is listed.

●	The Company agrees to cooperate with any written requests by FF Top relating to any such pledge of any of the shares of Common Stock of the Company owned by FF Top, or hypothecation or grant thereof, including delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Company in respect of the exercise of remedies by such lenders) and, subject to applicable law (as defined in the Amended Shareholder Agreement), instructing the transfer agent to transfer any such shares of Common Stock subject to the pledge, hypothecation or grant into the facilities of The Depository Trust Company without restricted legends.

●	FF Top has informed the Company that FF Top expects the following proposals will be submitted to the Company’s stockholders for approval. Upon FF Top’s written request (an “Amendment Request”), the Company shall submit for approval by the Company’s stockholders, at each annual and special meeting of the Company’s stockholders held during a reasonable number of years (which shall not be, in any event, fewer than seven years) following the date of the Amendment Request, binding proposals to amend the Amended and Restated Charter to incorporate each of the amendments described below (the “Charter Amendments”), and to recommend in favor of such Charter Amendments at each such meeting and solicit proxies in favor of each such Charter Amendment at each such meeting using a well-regarded proxy solicitation firm. Each Charter Amendment is required to be in such form as FF Top, acting reasonably, shall approve:

●	Amend Section 4.5(a) of the Amended and Restated Charter (and any other applicable provisions thereof, if any) to provide that (i) the voting power of the Company’s Class B Common Stock shall be ten votes per share with effect immediately upon the Company’s stockholders’ approval of such amendment and (ii) the voting power of the Company’s Class B Common Stock shall increase from ten votes per share to twenty votes per share immediately following the Company achieving a Qualifying Equity Market Capitalization (substituting $3.0 billion for $20.0 billion in the definition of “Qualifying Equity Market Capitalization”).

●	Amend Section 6.1 of the Amended and Restated Charter (and any other applicable provisions thereof, if any) to provide that FF Top shall have the right to nominate, remove and/or replace FF Top Designees whom it is entitled to nominate pursuant to the Amended Shareholder Agreement by written consent, with such conforming changes to the certificate of incorporation as are required to give legal effect to the right to act by written consent under Delaware law.

●	Further amend Section 6.1 of the Amended and Restated Charter (and any other applicable provisions thereof, if any) to provide that for so long as FF Top continues to hold at least 32,640,300 shares of Common Stock (as such number may be adjusted due to any stock split, reverse stock split or other similar corporate action after January 13, 2023), the Company’s stockholders shall be entitled to act by written consent by the signature of (a) the requisite number of stockholders required to pass such proposal at a meeting at which all stockholders entitled to vote on such proposal are present together with (b) FF Top.

●	Further amend the Amended and Restated Charter to provide that none of the rights afforded to FF Top in the Amended and Restated Charter or in the Amended and Restated Bylaws shall be amended without (a) unanimous approval of the Board and (b) the approval by (i) holders of two-thirds of all of the Company’s issued and outstanding shares of Common Stock, voting together as a single class and (ii) holders of a majority of the Company’s issued and outstanding shares of Class B Common Stock, voting together as a separate class.

If, when FF Top first delivers an Amendment Request, the Company’s next annual meeting is scheduled to be held more than 120 days after the date of such request (or the Company has already mailed a definitive proxy statement with respect to the Company’s next annual meeting of stockholders), the Company shall promptly call a special meeting of its stockholders to consider and vote upon the Charter Amendments, with the same recommendation and solicitation obligations of the Board described above. Promptly upon receipt of an Amendment Request, the Company shall also, in cooperation with FF Top, make such conforming changes to the Bylaws as may reasonably be requested by FF Top to make them consistent with the Charter Amendments.

●	The Company has agreed not to enter into any transaction or series of related transactions that would require a stockholder vote under Nasdaq Listing Rule 5635(d) (without giving effect to Section 5635(f) thereof) without FF Top’s prior written consent, which written consent shall not be unreasonably withheld, conditioned or delayed. Such consent right expires upon the earlier of (a) the conversion of the voting power of the Company’s Class B Common Stock from one vote per share to ten votes per share and (b) the first date on which FF Top has ceased to beneficially own a number of shares of Common Stock at least equal to the Minimum Share Amount.

●	The Company has agreed that the investors under the SPA shall have, by operation of the Amended Shareholder Agreement and irrespective of any provision of the SPA to the contrary, the right to enter into any voting agreement or grant a voting proxy, at any time and on any terms, with or to FF Top with respect to any shares of Common Stock held by such investor, and that the Company shall take any and all such further action as may be necessary or desirous to give full effect to the foregoing (including without limitation, irrevocably waiving any rights that the Company may have to restrict the entry by any such persons into any such voting agreements or voting proxies pursuant to the SPA or otherwise and, solely to the extent required, amending the SPA). Each party to the SPA is a third-party beneficiary of, and may enforce, the foregoing provision under the Amended Shareholder Agreement; however, the Company and FF Top are permitted, acting alone without the consent of any such third-party beneficiary, to amend such provision in writing.

●	FF Top agreed to vote all shares of Common Stock that it beneficially owns in favor of an increase in the Company’s authorized shares of Class A Common Stock from 815.0 million to 1.69 billion (as such number may be adjusted due to any stock split, reverse stock split or other similar corporate action after January 13, 2023) at the next meeting of the Company’s stockholders held to consider such proposal (as such meeting may be adjourned or postponed). FF Top has also agreed not to transfer, convert or otherwise take any action that would result in the conversion of any shares of Class B Common Stock into Class A Common Stock of the Company prior to the Company’s receipt of stockholder approval for an increase in the number of authorized shares of Class A Common Stock in accordance with the foregoing. Such proposal was approved at a special meeting of stockholders of the Company on February 28, 2023.

●	FF Top released and waived any and all claims it or any other “FF Top Parties” (i.e., FF Top, FF Peak Holding LLC, a Delaware limited liability company, Pacific Technology Holding LLC, a Delaware limited liability company, FF Global and each of their affiliates, and their respective successors and assigns) may have had against the Company and the Company Parties (described below; such claims, the “FF Top Claims”) relating to matters occurring at any time after September 23, 2022 but prior to the execution of the Amended Shareholder Agreement (the “FF Top Release”). The FF Top Release does not (i) release any FF Top Claim or right that existed on or prior to September 23, 2022 but was not released pursuant to that certain Mutual Release, dated as of September 23, 2022, by and among the Company, FF Top, FF Global Partners LLC and the other parties thereto (the “Prior Release”) or (ii) release any claim or right under (or terminate) any agreement between one or more FF Top Parties on the one hand, and one or more Company Parties on the other hand (including without limitation the Amended Shareholder Agreement, the Heads of Agreement and the Prior Release).

●	The Company also released and waived any and all claims it or any other “Company Parties” (i.e., the Company and each of the Company’s controlled affiliates, each individual currently serving as a director or on the management team of the Company or any of its controlled affiliates, and the respective successors and assigns of any of the foregoing) may have against FF Top Parties relating to any matters occurring at any time after September 23, 2022 but prior to the execution of the Amended Shareholder Agreement; provided that the Company Release does not (i) release any claim or right that existed on or prior to September 23, 2022 but was not released pursuant to the Prior Release or (ii) release any claim or right under (or terminate) any agreement between one or more FF Top Parties on the one hand, and one or more Company Parties on the other hand (including without limitation the Amended Shareholder Agreement, Heads of Agreement and the Prior Release).

Board Composition

The Board directs the management of the Company’s business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and its standing committees. The Board consists of seven members, all of whom are standing for re-election at the Annual Meeting to serve a one-year term and until their successor has been duly elected and qualified or until their earlier death, resignation or removal. On March 9, 2023, Mr. Matthias Aydt tendered his resignation from the Board, effective upon the nomination and approval by the Board of a replacement director. On March 13, 2023, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Li Han to fill the vacancy on the Board due to Mr. Aydt’s resignation.

Pursuant to the Heads of Agreement, effective as of September 23, 2022, the Board increased its size to ten, appointed Mr. Adam (Xin) He to fill the vacancy resulting from such increase in the size of the Board and, subject to the satisfaction of conditions therein, plans to reduce its size to seven effective at the Annual Meeting. On October 3, 2022, three members of the Board tendered their resignation. Ms. Susan Swenson and Mr. Scott Vogel tendered their resignation from the Board effective immediately, while Mr. Jordan Vogel tendered his resignation from the Board effective on October 5, 2022 upon his receipt of a supplemental release pursuant to the Mutual Release. On October 28, 2022, Mr. Brian Krolicki tendered his resignation from the Board effective immediately.

On November 26, 2022, the Board appointed Mr. Xuefeng Chen as Global CEO, effective as of November 27, 2022. Mr. Xuefeng Chen replaced Dr. Carsten Breitfeld, who was removed from the Global CEO position by the Board on November 26, 2022 and who tendered his resignation from the Board on December 26, 2022, which resignation was effective immediately.

On December 15, 2022, Mr. Lee Liu tendered his resignation from the Board, which resignation was effective on December 18, 2022. On December 18, 2022, Mr. Jie Sheng was appointed to the Board, effective immediately, following the resignation of Mr. Liu. On December 25, 2022, Mr. Edwin Goh tendered his resignation from the Board, which resignation was effective on December 26, 2022. On December 27, 2022, Ms. Ke Sun was appointed to the Board, effective immediately, following the resignation of Mr. Goh. Mr. Sheng and Ms. Sun are designees of FF Top pursuant to the Amended Shareholder Agreement. On December 26, 2022, Dr. Carsten Breitfeld tendered his resignation from the Board, which resignation was effective immediately. On December 27, 2022, Mr. Xuefeng Chen was appointed to the Board, effective immediately, following the resignation of Dr. Breitfeld. On January 20, 2023, Mr. Qing Ye tendered his resignation from the Board, which resignation was effective immediately. Mr. Ye remains a consultant of the Company as an independent contractor until November 18, 2023, at which time both parties will mutually reassess the relationship. On January 25, 2023, Mr. Chui Tin Mok was appointed to the Board, effective immediately, following the resignation of Mr. Ye. On March 9, 2023, Mr. Matthias Aydt tendered his resignation from the Board, effective upon the nomination and approval by the Board of a replacement director. On March 13, 2023, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Li Han to fill the vacancy on the Board due to Mr. Aydt’s resignation.

Further, pursuant to the Heads of Agreement, as amended by the Amended Shareholder Agreement, no FFIE directors as of the date of the Heads of Agreement will be renominated at the Annual Meeting other than Mr. He (based on the current composition of the Board), without the consent of the Selection Committee. Pursuant to the Heads of Agreement, the following individuals shall be elected to the Board at the Annual Meeting (based on the current composition of the Board): (a) the Company’s Global CEO (currently Mr. Xuefeng Chen), (b) four directors selected by FF Top, at least two of whom will be independent directors, and (c) two independent directors selected by a committee, consisting of Mr. Adam He, Mr. Chad Chen and Mr. Chui Tin Mok (the “Selection Committee”), for which any member of the Selection Committee may propose director candidates who will be included in the process with all final decisions made by the Selection Committee. On March 17, 2023, FFIE filed a definitive proxy statement for its 2023 annual meeting of stockholders, scheduled to be held on April 14, 2023, at which each of its seven current directors will be standing for re-election

Pursuant to the Amended Shareholder Agreement, FF Top has the right to nominate for election to the Board four designees until the first date on which FF Top has ceased to beneficially own at least 21,333,530 shares of Common Stock for at least 365 consecutive days, with such amount subject to adjustment in connection with any stock split, reverse stock split or other similar corporate action after the date of the Amended Shareholder Agreement (the “Minimum Share Amount”). Following the termination of FF Top’s right to nominate four designees, FF Top shall continue to have the right to nominate a number of designees not less than the number equal to the total number of directors on the Board, multiplied by the aggregate voting power of the shares of Common Stock and other securities of the Company generally entitled to vote in the election of directors of the Company beneficially owned by FF Top and its affiliates, divided by the total voting power of the then-outstanding shares of Common Stock issued as of the record date for any meeting of stockholders of the Company at which directors are to be elected, rounding up to the next whole director.

Board Leadership Structure

The Board oversees the management of the business and affairs of FF and ensures that the long-term interests of stockholders are served. It is the ultimate decision-making authority within FF except to those matters that are reserved for FF’s stockholders, including director elections. The Board meets on a regular basis and additionally as required. Pursuant to our Corporate Governance Guidelines, the Board annually determines the leadership structure that it determines to be in the best interests of FF and its stockholders at the time. If the Chairperson of the Board is not an independent director, the independent directors shall elect from among themselves a director to serve as the Lead Independent Director upon the recommendation of the Nominating and Corporate Governance Committee. Although annually elected, the Lead Independent Director is generally expected to serve for more than one year. If the Lead Independent Director (if any) is not present at any meeting of the independent directors, a majority of the independent directors present shall select an independent director to preside over that meeting.

Pursuant to the Heads of Agreement, Ms. Susan Swenson, who was appointed to the position of Executive Chairperson that the Board created based on the Special Committee investigation, agreed to step down from the Executive Chairperson position upon satisfaction of the $13.5 million funding condition described above. On October 3, 2022, however, prior to the satisfaction of such funding condition, Ms. Swenson tendered her resignation from her role as both Executive Chairperson and member of the Board effective immediately. Also on October 3, 2022, Mr. Jordan Vogel, the Company’s former Lead Independent Director, tendered his resignation from the Board effective on October 5, 2022 upon his receipt of a supplemental release pursuant to the Mutual Release. On October 28, 2022, Mr. Brian Krolicki tendered his resignation from the Board effective immediately. On December 15, 2022, Mr. Lee Liu tendered his resignation from the Board, which resignation was effective on December 18, 2022. On December 18, 2022, Mr. Jie Sheng was appointed to the Board, effective immediately, following the resignation of Mr. Liu. On December 25, 2022, Mr. Edwin Goh tendered his resignation from the Board, which resignation was effective on December 26, 2022. On December 27, 2022, Ms. Ke Sun was appointed to the Board, effective immediately, following the resignation of Mr. Goh. Mr. Sheng and Ms. Sun are designees of FF Top pursuant to the Amended Shareholder Agreement. See “– Governance Agreement with FF Top and FF Global.”

Effective as of October 3, 2022, Mr. Adam (Xin) He was appointed Interim Chairman of the Board. The Board believes that the appointment of an independent director as Chairperson on an interim basis would ensure appropriate transition in Board leadership at this critical time, while allowing the Global CEO to focus on FF’s business, operations and strategy. Following the resignation of Ms. Swenson, all FF management (including Mr. Yueting Jia) reported directly or indirectly to the current Global CEO of the Company (previously Dr. Breitfeld and currently Mr. Xuefeng Chen). On February 26, 2023, after an assessment by the Board of the Company’s management structure, the Board approved Mr. Xuefeng Chen and Mr. Jia reporting directly to the Board, and other departments of the Company reporting to Mr. Xuefeng Chen and/or Mr. Jia, subject to processes and controls to be determined by the Board after consultation with the Company’s management.

Under our Corporate Governance Guidelines, in addition to the duties set forth in our Amended and Restated Bylaws or as otherwise prescribed by the Board, from time to time, the duties of the Chairperson include:

●	presiding at, and chairing, Board meetings and meetings of stockholders;

●	consulting with the Global CEO (if held by a different individual), other executive officers, the chairs of applicable committees of the Board and the Office of the Secretary to the Board to establish agendas for each Board meeting;

●	calling Board meetings;

●	leading the Board in discussions concerning the Global CEO’s performance and Global CEO succession, if such position is held by an individual other than the Global CEO;

●	approving meeting schedules for the Board;

●	approving information sent to the Board;

●	serving as a liaison for stockholders who request direct communications with the Board; and

●	performing such other duties and exercising such other powers, as the Board shall from time to time delegate.

FF adopted “Lead Director Role and Responsibilities” which sets forth the responsibilities of a Lead Independent Director, including:

●	serving as a mentor to the Chairperson and Global CEO;

●	presiding at all meetings of the independent directors, including executive sessions, and taking the lead role in communicating to the Chairperson any feedback, as appropriate;

●	whether by service on the Nominating and Governance Committee or otherwise, assisting in the recruitment of Board candidates, having an active involvement in Board evaluations, having an active involvement in establishing committee membership and chairpersonship, and having an active involvement in the evaluation of the Global CEO;

●	providing Board performance feedback to the Chairperson;

●	working with committee chairs as necessary to ensure committee work is conducted at the committee level and appropriately reported to the Board;

●	communicating with the independent directors between meetings when appropriate;

●	recommending consultants and outside advisors to the Board as necessary or appropriate;

●	leading Board meetings in the event the Chairperson is unavailable to lead Board meetings or conduct other Board business;

●	calling meetings of the independent directors;

●	attending meetings of committees on which the Lead Independent Director is not a member;

●	serving as principal liaison on Board-wide issues between the independent directors and the Chairperson;

●	collaborating with the Chairperson to develop an annual Board agenda with a focus on the areas of Board responsibility, provided that the Chairperson will have primary responsibility over such agenda;

●	collaborating with the Chairperson to develop Board meeting agendas and ensure critical issues are included, provided that the Chairperson will have primary responsibility over such agendas;

●	working with the Chairperson on the quality, quantity, appropriateness and timeliness of information provided to the Board; and

●	working with the Chairperson to review meeting schedules in advance of Board meetings to assure that there is sufficient time for discussion of all agenda items.

Independence of Directors

FF adheres to the rules of Nasdaq in determining whether a director is independent. The Board has consulted, and will consult on an ongoing basis, with its counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. Nasdaq listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that Chad Chen, Adam (Xin) He, Jie Sheng and Ke Sun are independent directors.

The independent members of the Board have regularly scheduled meetings at which only independent directors are present. A majority of the Board will remain independent, meaning FF cannot elect to be a controlled company under Nasdaq listing rules, until the market capitalization of FF exceeds $20.0 billion (or $3.0 billion if certain Charter Amendments are approved and made to the Amended and Restated Charter) and the Board elects to become a controlled company as a result of FF Top having requisite voting power for FF to become a controlled company, or FF otherwise becomes a controlled company.

Risk Oversight

The Board oversees the risk management activities designed and implemented by management. The Board executes its oversight responsibility both directly and through its committees. The Board also considers specific risk topics, including risks associated with its strategic initiatives, business plans and capital structure. FF’s management, including its executive officers, is primarily responsible for managing the risks associated with the operation and business of FF and provides appropriate updates to the Board and the Audit Committee. The Board has delegated to the Audit Committee oversight of its risk management process, and its other committees also consider risk as they perform their respective committee responsibilities.

The Audit Committee assists the Board in oversight of cybersecurity risks, in addition to oversight of the performance of our audit function. We have implemented a number of security measures designed to protect our systems and data, including firewalls, antivirus and malware detection tools, patches, log monitors, routine back-ups, system audits, routine password modifications, and back-up recovery procedures. We utilize third-party cloud services in connection with our operations. We and our third-party service providers have also designed certain security features into our solutions. FF employees receive a comprehensive information security awareness training periodically throughout the year. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Nominating and Corporate Governance Committee is also responsible for overseeing FF’s environmental, sustainability and governance efforts and progress and related risks. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. All committees report to the Board, as appropriate, including when a matter rises to the level of material or enterprise risk.

Board Meetings and Committees

During fiscal 2022, the Board held 25 meetings, some with recessed sessions. Each director of FFIE attended or participated in 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which such director served (in each case held during such director’s relevant period of service).

Audit Committee

FFIE’s Audit Committee currently consists of Chad Chen, Adam (Xin) He and Jie Sheng, each of whom is “independent” as such term is defined for audit committee members under the rules of the SEC and the listing standards of Nasdaq. Mr. He is the chair of the Audit Committee. The Board has determined that Mr. He qualifies as an “audit committee financial expert” as defined under the rules of the SEC.

As more fully described in its charter, the primary responsibilities of the Audit Committee include:

●	to appoint the independent registered public accounting firm and oversee the relationship, and approve the audit and non-audit services to be performed by the independent registered accounting firm;

●	to review FF’s quarterly and annual financial statements with management and the independent registered public accounting firm;

●	to review FF’s financial reporting processes and internal controls;

●	to review and approve all transactions between FF and related persons; and

●	to discuss the policies with respect to risk assessment and risk management, information technology and cybersecurity risks, and other major litigation and financial risk exposures, and the steps management has taken to monitor and control such exposures.

The Audit Committee held twenty-four meetings during fiscal 2022. The Audit Committee has adopted a written charter approved by the Board, which is available on FFIE’s website at https://investors.ff.com/corporate-governance/governance-overview.

Compensation Committee

FFIE’s Compensation Committee is currently comprised of Adam (Xin) He, Jie Sheng and Ke Sun, each of whom is “independent” as such term is defined for compensation committee members under the rules of the SEC, the listing standards of Nasdaq and applicable rules of the Internal Revenue Code of 1986, as amended. Mr. Sheng is the chair of the Compensation Committee.

As more fully described in its charter, the primary responsibilities of the Compensation Committee include:

●	to review and approve the corporate goals and objectives relevant to Global CEO compensation, evaluate at least annually the Global CEO’s performance in light of those goals and objectives and make recommendations to the Board with respect to the Global CEO’s compensation, including salary, bonus, fees, benefits, incentive awards and perquisites, based on this evaluation;

●	to recommend to the Board the compensation of executive officers other than the Global CEO;

●	to recommend to the Board the adoption, material modification or termination of FFIE’s compensation plans, including incentive compensation and equity-based plans, policies and programs;

●	to recommend to the Board appropriate compensation for FFIE’s non-employee directors, including compensation and expense reimbursement policies for attendance at Board and committee meetings;

●	to consider whether risks arising from FFIE’s compensation plans, policies and programs for its employees are reasonably likely to have a material adverse effect on FFIE, including whether FFIE’s incentive compensation plans encourage excessive or inappropriate risk taking; and

●	to determine stock ownership guidelines and monitor compliance with such guidelines.

The Compensation Committee held ten meetings during fiscal 2022. The Compensation Committee has adopted a written charter approved by the Board, which is available on FFIE’s website at https://investors.ff.com/corporate-governance/governance-overview.

Nominating and Corporate Governance Committee

FFIE’s Nominating and Corporate Governance Committee is currently comprised of Chad Chen, Adam (Xin) He and Ke Sun, each of whom is “independent” under the rules of the SEC and the listing standards of Nasdaq. Mr. Chad Chen is the chair of the Nominating and Corporate Governance Committee.

As more fully described in its charter, the primary responsibilities of the Nominating and Corporate Governance Committee include:

●	to assist the Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the Board;

●	to make recommendations to the Board regarding its size, membership and leadership, as well as committee membership and structure;

●	to develop and recommend to the Board a set of corporate governance guidelines applicable to FF and to monitor compliance with such guidelines;

●	to oversee the annual self-evaluation process to determine whether the Board and its committees and individual directors are functioning effectively and to report the results of the self-evaluation process to the Board; and

●	to oversee FF’s environmental, sustainability and governance efforts and progress.

The Nominating and Corporate Governance Committee held four meetings during fiscal 2022. The Nominating and Corporate Governance Committee has adopted a written charter approved by the Board, which is available on FFIE’s website at https://investors.ff.com/corporate-governance/governance-overview.

Finance and Investment Committee

FFIE’s Finance and Investment Committee is currently comprised of Xuefeng Chen, Chui Tin Mok and Jie Sheng. Mr. Sheng is the chair of the Finance and Investment Committee.

As more fully disclosed in its charter, the principal responsibilities of the Finance and Investment Committee include:

●	upon consultation with or recommendation from FFIE’s Chief Financial Officer, to review with management and make recommendations to the Board matters relating to the establishment of a share repurchase authorization, debt repurchases, issuance of debt and equity securities, dividend policy, initiation or amendment of any revolving credit facilities and (a) any proposed merger or consolidation, (b) any significant acquisition, sale, lease or exchange of property or assets and (c) other significant business transactions;

●	in the event of any merger or consolidation, to periodically review with management the progress and integration of the merger or consolidation, including the achievement of business synergies, business opportunities or initiatives that may result in substantial capital expenditures, commitments or exposures and major financial undertakings and financing transactions;

●	to review FF’s financial policies, capital structure, strategy for obtaining financial resources, tax-planning strategies and use of cash flow and make such reports and recommendations to the Board with respect thereto as it deems advisable;

●	to oversee the development of long-term capital structure guidelines;

●	to review the funding obligations and financial performance of benefits plans sponsored by FF;

●	to review FF’s financial plans and objectives, and review and recommend to the Board annual financial plans, capital plans and budgets;

●	to review FF’s cash management policies and activities, and review and recommend to the Board certain proposed issuances, repurchases or redemptions of FF’s securities;

●	to review debt limitations and material covenants, loan guarantees of third party debt and obligations, strategic alliances and investments and target credit ratings; and

●	to review risk assessment and risk management policies and strategies for managing certain exposures to financial, operating, or economic risks, including hedging strategies related to foreign currency, interest rates and other commercial risks, and the steps management has taken to monitor and control such risk exposures, as well as review certain legal and regulatory matters that may have a material impact on FF’s financing or risk management activities (taking into account the review of FF’s risk assessment and risk management policies and strategies managed through FFIE’s Audit Committee).

The Finance and Investment Committee held thirty-five meetings during fiscal 2022. The Finance and Investment Committee has adopted a written charter approved by the Board, which is available on FF’s website at https://investors.ff.com/corporate-governance/governance-overview.

Guidelines for Selecting Director Nominees

The Board is responsible for nominating candidates for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders, subject to the requirements of the Shareholder Agreement. The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending director candidates (subject to the Heads of Agreement and Shareholder Agreement) to the full Board, taking into consideration the needs of the Board and the qualifications of the candidates. The Board, based on the recommendation of the Nominating and Corporate Governance Committee, will review each director’s continuation on the Board in connection with the director’s re-election. The Company’s stockholders may recommend nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to the Company’s Secretary or the Chair of the Nominating and Corporate Governance Committee, provided that the nomination of directors by FF Top is subject to the Shareholder Agreement and Heads of Agreement. The Board anticipates that the Company’s Global CEO will be nominated to serve on the Board.

In evaluating the suitability of director candidates and when considering whether to nominate a director for re-election as appropriate, the Nominating and Corporate Governance Committee and the Board take into account many factors as determined by the Board from time to time, such as general understanding of various business disciplines (e.g., marketing, finance, etc.), the Company’s business environment, educational and professional background, analytical ability, independence, industry experience, diversity of viewpoints and backgrounds, willingness to devote adequate time to Board duties, ability to act in and represent the balanced best interests of the Company and its stockholders as a whole, and support for the long term vision of the Company. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group that is best equipped to help ensure the Company’s success and represent stockholder interests through sound judgment.

In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity (such as gender or racial/ethnic diversity), age, skills, industry and professional background, independence and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability, provided that the nomination of directors by FF Top is subject to the Shareholder Agreement and Heads of Agreement.

Mr. Adam (Xin) He was appointed to the Board pursuant to the Heads of Agreement, Mr. Chad Chen was appointed to the Board in connection with the FF Top Amendment to the FF Top Voting Agreement, Mr. Jie Sheng was appointed to the Board as an FF Top designee after the resignation of Mr. Lee Liu, Ms. Sun was appointed to the Board as an FF Top designee after the resignation of Mr. Edwin Goh, Mr. Xuefeng Chen was appointed to the Board after the resignation of Dr. Carsten Breitfeld, Mr. Chui Tin Mok was appointed to the Board after the resignation of Mr. Qing Ye, and Ms. Li Han was appointed to the Board to fill the vacancy created by Mr. Matthias Aydt’s resignation. None of our current directors has been elected by the Company’s public stockholders. We believe that each of our directors possesses the attributes described above. As noted in the director biographies under the section titled “– Executive Officers and Directors,” our directors have significant experience, qualifications and skills across a wide range of public and private companies, possessing a broad spectrum of experience both individually and collectively.

It is the policy of the Nominating and Corporate Governance Committee to consider persons for Board nomination identified by its members, management, stockholders, investment bankers and others, and to evaluate those individuals using the same criteria. The Nominating and Corporate Governance Committee will not distinguish among nominees recommended by stockholders and other persons. FF’s stockholders may recommend nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to FF’s Secretary or the Chair of the Nominating and Corporate Governance Committee; provided that the nomination of directors by FF Top is subject to the Heads of Agreement and the Amended and Restated Shareholder Agreement.

Pursuant to the Heads of Agreement, as amended by the Amended Shareholder Agreement, for the Annual Meeting, FF Top has the right to nominate four out of seven directors on the Board (at least two out of the four of whom must be independent directors). Mr. Chad Chen, Ms. Li Han, Mr. Adam (Xin) He and Mr. Jie Sheng are deemed to be the four FF Top Designees under the Heads of Agreement, as amended by the Amended Shareholder Agreement. Ms. Susan Swenson, who resigned from the Board effective as of October 3, 2022, and Mr. Brian Krolicki, who resigned from the Board effective as of October 28, 2022, were FF Top director designees prior to their resignation. After Ms. Swenson’s resignation, FF Top selected Mr. Chad Chen as its replacement designee.

Pursuant to the Heads of Agreement, Ms. Swenson was expected to step down from such role concurrent with the funding of the initial $10.0 million tranche of SPA Notes to Senyun, which occurred on October 27, 2022, and Mr. Krolicki had agreed to resign as a director of the Company following the Company having received at least $35.0 million of additional funding. On October 3, 2022, Ms. Swenson tendered her resignation from her role as both Executive Chairperson and member of the Board effective immediately. Mr. Jordan Vogel, the Company’s former Lead Independent Director, tendered his resignation on October 3, 2022, effective on October 5, 2022 upon his receipt of a supplemental release pursuant to the Mutual Release. See “– Governance Agreement with FF Top and FF Global” for more information.

FF Top shall have the right to fill any vacancies created on the Board at any time by the death, disability, retirement, removal, failure of being elected or resignation of any FF Top Designee. Further, FF Top has the right at any time, and from time to time, to remove any FF Top Designee, and FF Top has the exclusive right to nominate a replacement nominee to fill any vacancy so created by such removal or resignation of such FF Top Designee. The Company shall use its reasonable best efforts to take or cause to be taken, to the fullest extent permitted by law, all necessary action to fill such vacancies or effect such removals in accordance with the Amended Shareholder Agreement.

Pursuant to the Amended Shareholder Agreement, if any FF Top Designee fails to be elected at any meeting of the Company’s stockholders, then, upon FF Top’s request in writing, the Company shall promptly expand the size of the Board by a number of seats equal to the number of non-elected FF Top Designees, and FF Top shall have the exclusive right to fill the vacancy or vacancies on the Board created by such expansion (provided the individual or individuals who shall fill such vacancy or vacancies shall not be the same FF Top Designees who failed to get elected, without prejudice to FF Top’s right to re-designate the non-elected designees as FF Top Designees in any other circumstance), and such new FF Top Designees shall be appointed to the Board by the Board promptly following their having been approved or deemed approved in accordance with the relevant criteria and procedures set forth in the Amended and Restated Shareholder Agreement. Immediately prior to (and effective as of) the first meeting of stockholders following such expansion of the Board, the Board shall cause the size of the Board to be decreased back to seven. This Board expansion right shall cease to have any further force or effect at such time as the voting power of each share of Class B Common Stock, by operation of the Charter, shall be twenty votes per share.

Following the Annual Meeting and beginning with the 2024 Annual Meeting, pursuant to the Amended Shareholder Agreement, FF Top will have the right to nominate for election to the Board four FF Top Designees until the first date on which FF Top has ceased to beneficially own at least 21,333,530 shares of Common Stock for at least 365 consecutive days, with such amount subject to adjustment in connection with any stock split, reverse stock split or other similar corporate action after the date of the Amended Shareholder Agreement (the “Minimum Share Amount”). Following the termination of FF Top’s right to nominate four FF Top Designees, FF Top shall continue to have the right to nominate a number of FF Top Designees not less than the number equal to the total number of directors on the Board, multiplied by the aggregate voting power of the shares of Common Stock and other securities of the Company generally entitled to vote in the election of directors of the Company beneficially owned by FF Top and its affiliates, divided by the total voting power of the then-outstanding shares of Common Stock issued as of the record date for any meeting of stockholders of the Company at which directors are to be elected, rounding up to the next whole director. The FF Top Designees are required to include two independent directors for so long as FF Top is entitled to nominate four FF Top Designees, and the Company is at all times required to cause the Board to include a sufficient number of independent directors who are not FF Top Designees to comply with applicable listing standards, unless and until the Company becomes a “controlled company” under relevant listing exchange rules. The appointment or nomination for election of designees of FF Top will be subject to the reasonable verification and/or approval by the Nominating and Corporate Governance Committee of the Board based on the criteria set forth in the Amended Shareholder Agreement.

On October 22, 2022, the Company and FF Top entered into the FF Top Amendment to the FF Top Voting Agreement. Pursuant to the FF Top Amendment, FF Top (among other things) reaffirmed its commitment under the FF Top Voting Agreement, in light of the extension of the maturity date of the SPA Notes under the Third Amendment, to vote all of its shares of FFIE voting stock in favor of the proposal to approve (for purposes of the Nasdaq listing rules) the issuance, in the aggregate, of shares in excess of 19.99% of the total issued and outstanding shares of FFIE Common Stock pursuant to the Financing Documents at the special meeting of FFIE stockholders held on November 3, 2022. FF Top’s obligations pursuant to the FF Top Amendment were conditioned on (i) the appointment of Mr. Chad Chen (or a substitute nominee, as applicable), to the Board as the fourth FF Top designee no later than October 27, 2022 (provided that Mr. Chad Chen or a substitute nominee, as applicable, is reasonably acceptable to the Nominating and Corporate Governance Committee of the Board with respect to the Nasdaq independence rules and legal compliance and criminal compliance) (provided that if Mr. Chad Chen is not so reasonably acceptable to the Nominating and Corporate Governance Committee of the Board, then FF Top will be permitted to nominate another individual to the Board); and (ii) constructive engagement by Mr. Adam (Xin) He, the Chairman of the Board, directly with representatives of FF Top on certain additional governance and management matters and, to the extent the Chairman of the Board so determines, in his discretion, such matters will be put to a discussion and a vote of the full Board. On October 27, 2022, Mr. Chad Chen was appointed to the Board. On October 28, 2022, Mr. Brian Krolicki tendered his resignation from the Board effective immediately. On December 18, 2022, Mr. Jie Sheng was appointed to the Board, effective immediately, following the resignation of Mr. Liu. On December 27, 2022, Ms. Ke Sun was appointed to the Board, effective immediately following the resignation of Mr. Edwin Goh. Mr. Sheng and Ms. Sun are designees of FF Top pursuant to the Amended Shareholder Agreement. See “Certain Relationships and Related Person Transactions – Certain Relationships and Related Person Transactions — the Company – Voting Agreements by FF Top Holding LLC and Season Smart Limited” for more information.

Pursuant to the Amended Shareholder Agreement, FF Top has the right to nominate for election to the Board four designees until the first date on which FF Top has ceased to beneficially own at least 21,333,530 shares of Common Stock for at least 365 consecutive days, with such amount subject to adjustment in connection with any stock split, reverse stock split or other similar corporate action after the date of the Amended Shareholder Agreement (the “Minimum Share Amount”). Following the termination of FF Top’s right to nominate four designees, FF Top shall continue to have the right to nominate a number of designees not less than the number equal to the total number of directors on the Board, multiplied by the aggregate voting power of the shares of Common Stock and other securities of the Company generally entitled to vote in the election of directors of the Company beneficially owned by FF Top and its affiliates, divided by the total voting power of the then-outstanding shares of Common Stock issued as of the record date for any meeting of stockholders of the Company at which directors are to be elected, rounding up to the next whole director. The Amended Shareholder Agreement also requires the Company to take all Necessary Action (as defined in the Amended Shareholder Agreement) to cause to be appointed to any committee of the Board a number of FF Top Designees that corresponds to the proportion that the number of directors FF Top has the right to designate to the Board bears to the total number of directors on the Board, to the extent such designees of FF Top are permitted to serve on such committees under the applicable rules and regulations of the SEC and applicable listing rules. The designees of FF Top are required to include two independent directors for so long as FF Top is entitled to nominate four designees, and the Company is at all times required to cause the Board to include a sufficient number of independent directors who are not designees of FF Top to comply with applicable listing standards, unless and until the Company becomes a “controlled company” under relevant listing exchange rules. FF Top shall have the right to fill any vacancies created on the Board at any time by the death, disability, retirement, removal, failure of being elected or resignation of any designee of FF Top. Further, FF Top has the right at any time, and from time to time, to remove any designee of FF Top, and FF Top has the exclusive right to nominate a replacement nominee to fill any vacancy so created by such removal or resignation of such designee of FF Top. The Company shall use its reasonable best efforts to take or cause to be taken, to the fullest extent permitted by law, all “Necessary Action” (as defined in the Amended Shareholder Agreement) to fill such vacancies or effect such removals in accordance with the Amended Shareholder Agreement. The appointment or nomination for election of designees of FF Top (other than FF Top’s designees for the Annual Meeting, the appointment of whom shall be governed by the Heads of Agreement, as amended by the Amended Shareholder Agreement) will be subject to the reasonable verification and/or approval by the Nominating and Corporate Governance Committee of the Board based on the criteria set forth in the Amended Shareholder Agreement. If any designee of FF Top fails to be elected at any meeting of the Company’s shareholders, then, upon FF Top’s request in writing, the Company shall promptly expand the size of the Board by a number of seats equal to the number of non-elected designees of FF Top, and FF Top shall have the exclusive right to fill the vacancy or vacancies on the Board created by such expansion (provided the individual or individuals who shall fill such vacancy or vacancies shall not be the same designees of FF Top who failed to get elected, without prejudice to FF Top’s right to re-designate the non-elected designees as designees of FF Top in any other circumstance), and such new designees of FF Top shall be appointed to the Board by the Board promptly following their having been approved or deemed approved in accordance with the relevant criteria and procedures set forth in the Amended Shareholder Agreement. Immediately prior to (and effective as of) the first meeting of stockholders following such expansion of the Board, the Board shall cause the size of the Board to be decreased back to seven. This Board expansion right shall cease to have any further force or effect at such time as the voting power of each share of the Company’s Class B Common Stock, by operation of the Amended and Restated Charter, shall be twenty votes per share.

Code of Business Conduct and Ethics

FF has a Code of Business Conduct and Ethics that applies to all of its employees, officers, and directors. This includes FF’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of the Code of Business Conduct and Ethics is posted on FF’s website at https://investors.ff.com/corporate-governance/governance-overview. FF intends to disclose on its website any future amendments of the Code of Business Conduct and Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or FF’s directors from provisions in the Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently, or has been at any time, one of FF’s officers or employees. None of FFIE’s executive officers currently serves, or has served since July 2021, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

Stockholder and Interested Party Communications with the Board

Any stockholder or other interested party who wishes to communicate with our Board or any individual director may send written communications to our Board or such director c/o Faraday Future Intelligent Electric Inc., 18455 S. Figueroa Street, Gardena, California 90248, Attention: Interim Chairman of the Board. Our Corporate Secretary shall initially review and compile all such communications and may summarize such communications prior to forwarding to the appropriate party. Our Corporate Secretary will not forward communications that are not relevant to the duties and responsibilities of the Board. The Board will generally respond, or cause FFIE to respond, in writing to bona fide communications from stockholders addressed to one or more members of the Board. Please note that requests for investor relations materials should be sent to ir@faradayfuture.com.

EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for certain of FFIE’s executive officers and directors. As an “emerging growth company” as defined in the JOBS Act, FF is not required to include a Compensation Discussion and Analysis section and has elected to apply the scaled back disclosure requirements applicable to emerging growth companies, which require compensation disclosure for all individuals who served as FF’s principal executive officer during 2022, its two most highly compensated executive officers other than the principal executive officer whose total compensation for 2022 exceeded $100,000 and who were serving as executive officers as of December 31, 2022 and two additional individuals for whom disclosure would have been provided but for the fact that such individual was not serving as an executive officer at the end of 2022. We refer to these individuals as “named executive officers.” For 2022, FF’s named executive officers and the positions each held as of December 31, 2022 were:

●	Mr. Xuefeng (XF) Chen, Global Chief Executive Officer(1)

●	Mr. Chui Tin Mok, Global Executive Vice President and Global Head of User Ecosystem

●	Ms. Yun Han, Chief Accounting Officer and Interim Chief Financial Officer

●	Dr. Carsten Breitfeld, Former Global Chief Executive Officer(2)

●	Ms. Sue Swenson, Former Executive Chairperson(3)

●	Ms. Becky Roof, Former Interim Chief Financial Officer(4)

(1)	Mr. Xuefeng Chen was appointed Global Chief Executive Officer of FFIE, effective November 27, 2022.

(2)	Dr. Breitfeld ceased to serve as the Global Chief Executive Officer of FFIE, effective November 26, 2022, and his employment with FFIE terminated, effective December 26, 2022.

(3)	Ms. Swenson resigned as Executive Chairperson and as a member of the Board, effective October 3, 2022.

(4)	Ms. Roof resigned as Interim Chief Financial Officer, effective October 12, 2022.

We expect that FF’s executive compensation program will continue to evolve to reflect FF’s status as a newly publicly-traded company, while still supporting FF’s overall business and compensation objectives of attracting, motivating and retaining individuals who contribute to the long-term success of FF. The Compensation Committee of the Board is responsible for administering FF’s executive compensation program and, at the direction of the Compensation Committee, FF has retained Mercer (US) Inc. (“Mercer”), an independent executive compensation consultant, to help advise on FF’s executive compensation program.

Global CEO Transition and Related Compensation

On November 26, 2022, the Board removed Dr. Breitfeld as Global CEO and appointed Mr. Xuefeng Chen to the position, effective as of November 27, 2022 (the “Global CEO Effective Date”). In connection with his appointment as Global CEO, FFIE and FF U.S., entered into an employment agreement with Mr. Xuefeng Chen, dated as of November 27, 2022, setting forth the terms of his employment and compensation. Pursuant to such employment agreement, Mr. Xuefeng Chen will be entitled to a base salary of $900,000 and eligible for an annual performance-based bonus of up to $600,000 under the FF’s bonus plan beginning in 2023. Mr. Xuefeng Chen also received a cash signing and retention bonus of $500,000, subject to repayment (i) in full within 15 business days of termination of Mr. Xuefeng Chen for “Cause” (as defined in the employment agreement), or (ii) on a pro-rated basis, within 15 days, if Mr. Xuefeng Chen either resigns or is terminated without Cause within 36 months of the Global CEO Effective Date. In addition, Mr. Xuefeng Chen will be eligible to participate in FF’s 2021 Stock Incentive Plan (the “2021 Plan”). Subject to approval by the Board and the terms of the 2021 Plan, Mr. Xuefeng Chen has received or will receive (i) $250,000 in grant date fair value of restricted stock units (“RSUs”), (ii) as of the first anniversary of the Global CEO Effective Date, $300,000 in grant date fair value of RSUs, (iii) as of the second anniversary of the Global CEO Effective Date, $400,000 in grant date fair value of RSUs, (iv) as of the third anniversary of the Global CEO Effective Date, $450,000 in grant date fair value of RSUs, and (v) as of the fourth anniversary of the Global CEO Effective Date, $600,000 in grant date fair value of RSUs. Each RSU grant will vest in equal 25% increments on each of the first four anniversaries of the applicable grant date, provided Mr. Xuefeng Chen remains employed with the Company on each such vesting date.

Subject to approval by the Board and the terms of the 2021 Plan, Mr. Xuefeng Chen will be eligible to receive an additional number of performance-based restricted stock units (“PSUs”) having a target grant date fair value equal to $2,000,000 if FF reaches certain milestones and/or performance goals on certain dates, as specified by the Board (each a “Milestone”), and will be granted as follows: (i) $250,000 in value after FF achieves the first Milestone; (ii) $300,000 in value after FF achieves the second Milestone; (iii) $400,000 in value after FF achieves the third Milestone; (iv) $450,000 in value after FF achieves the fourth Milestone; and (v) $600,000 in value after FF achieves the fifth Milestone. Should FF reach any such Milestone, the PSUs associated with such Milestone will be issued on the date(s) such Milestone is reached and will vest in equal one-third increments on each of the first three annual Milestone anniversary dates following the applicable grant date, provided Mr. Xuefeng Chen remains employed with FF on each such vesting date. On February 3, 2023, the Board granted Mr. Xuefeng Chen an additional $650,000 of PSUs, which vest in equal one-fourth increments on each of the first four annual Milestone anniversary dates.

Pursuant to Mr. Xuefeng Chen’s employment agreement, Mr. Xuefeng Chen will receive an option to purchase 2,000,000 shares of the Class A Common Stock on or following the Global CEO Effective Date, of which 50% will vest in equal 25% increments on each of the first four anniversaries of the Global CEO Effective Date, and the other 50% will commence vesting on the fourth anniversary of the Global CEO Effective Date and will vest in equal 25% increments on each of the next four anniversaries of the Global CEO Effective Date following such date, in each case, subject to Mr. Xuefeng Chen’s continued employment on each such vesting date. Mr. Xuefeng Chen will also receive a performance-based option to purchase 2,000,000 shares of Class A Common Stock, which will not start to vest until the Company reaches certain milestones on certain dates, as specified by the Board (each, an “Option Milestone,” and such grant, the “Milestone-Based Grant”). The portion of the Milestone-Based Grant subject to each Option Milestone will commence vesting on the date such Option Milestone is achieved and will vest in equal 25% increments on each of the subsequent four anniversaries of such date.

In connection with Dr. Breitfeld’s departure, the Company and Dr. Breitfeld entered into a separation agreement (the “Breitfeld Separation Agreement”), pursuant to which, in exchange for Dr. Breitfeld’s execution and non-revocation of the Breitfeld Separation Agreement, and his continued compliance with the ongoing obligations set forth in his employment agreement and his At-Will Employment Confidential Information Invention Assignment Arbitration Agreement, Dr. Breitfeld is entitled to (i) a lump sum payment equal to the base salary he would have received had he remained employed through March 3, 2023, the end of the term of his employment agreement; (ii) monthly payments equal to the monthly employer contribution, less applicable withholdings, that the Company would have made to provide health insurance to Dr. Breitfeld through March 31, 2023 had Dr. Breitfeld remained employed by the Company through such date; and (iii) an extension of the post-termination exercise period applicable to Dr. Breitfeld’s vested stock option awards until March 26, 2023 (i.e., the 90th day following Dr. Breitfeld’s termination date).

Appointment of Yun Han

In connection with Ms. Yun Han’s appointment as Chief Accounting Officer and Interim Chief Financial Officer in October 2022, the Company entered into an offer letter with Ms. Yun Han (the “Han Offer Letter”), pursuant to which Ms. Yun Han will receive an annual base salary of $400,000 and a one-time signing and retention bonus consisting of $200,000 in cash (the “Cash Signing and Retention Bonus”) and RSUs having a grant date fair value of $200,000, which fully vested 30 days after Ms. Yun Han’s onboarding at the Company (the “Equity Signing and Retention Bonus” and together with the Cash Signing and Retention Bonus, the “Signing and Retention Bonus”). If Ms. Yun Han’s employment terminates within 24 months of her start date, she must repay a pro-rata portion of the Signing and Retention Bonus (or the entire Signing and Retention Bonus in the case of a termination of her employment for Cause (as defined in the Han Offer Letter).

Ms. Yun Han will also be eligible to receive a discretionary annual performance bonus of up to $240,000. Subject to approval by the Board and the terms of the 2021 Plan, Ms. Yun Han has received or will receive (i) as of her start date with the Company, $300,000 in grant date fair value of RSUs, (ii) as of her first annual work anniversary with the Company, $400,000 in grant date fair value of RSUs, (iii) as of her second annual work anniversary with the Company, $550,000 in grant date fair value of RSUs, and (iv) as of her third annual work anniversary with the Company, $750,000 in grant date fair value of RSUs. Each RSU grant will vest in equal 25% increments on each of the first four anniversaries of the applicable grant date, provided Ms. Yun Han remains employed with the Company on each such vesting date.

Subject to approval by the Board and the terms of the 2021 Plan, Ms. Yun Han will be eligible to receive an additional number of PSUs having a target value equal to $2,000,000 if the Company and Ms. Yun Han reach certain milestones and/or performance goals on certain dates as specified by the Board. The first tranche of such PSUs were granted to Ms. Yun Han as of her start date and have a grant date fair value of $300,000 and will vest on the first three anniversaries of the start of production of the Company’s FF 91 model.

Executive Chairperson Compensation

On January 31, 2022, the Board appointed Ms. Swenson to serve as Executive Chairperson. While serving as Executive Chairperson, Ms. Swenson was entitled to receive a monthly base salary of $75,000, which amount was reduced from $100,000 effective May 1, 2022 upon Ms. Swenson’s voluntary waiver of 25% of her monthly base salary in connection with certain cost reduction measures taken by FF. In connection with her appointment as Executive Chairperson, Ms. Swenson was also awarded stock options for a number of shares equal to $3,000,000 divided by the January 31, 2022 closing stock price, (i) 50% of which was scheduled to vest and become exercisable on January 31, 2023, subject to (x) Ms. Swenson having served not less than 90 days as Executive Chairperson and (y) Ms. Swenson having served on the Board through January 31, 2023, and (ii) 50% of which was scheduled to vest and become exercisable based on the achievement of certain stock price-based performance thresholds. Pursuant to the Heads of Agreement, Ms. Swenson was expected to step down from such role concurrent with the funding of the initial $10.0 million tranche of SPA Notes to Senyun, which occurred on October 27, 2022. On October 3, 2022, Ms. Swenson tendered her resignation from her role as both Executive Chairperson and member of the Board effective immediately.

Appointment of Becky Roof

In connection with Ms. Roof’s appointment as Interim Chief Financial Officer in March 2022, the Company entered into an Agreement for the Provision of Interim Management Services with AP Services, LLC (“APS”), a subsidiary of AlixPartners, LLP, which provided that Ms. Roof would serve as the Company’s Interim Chief Financial Officer at a rate of approximately $50,000 per week. Ms. Roof resigned as Interim Chief Financial Officer effective October 12, 2022.

2022 Compensation of Named Executive Officers

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, FF seeks to provide a base salary level designed to reflect each executive officer’s scope of responsibility and accountability. Please see the “Salary” column in the “Summary Compensation Table — Fiscal 2022” for the base salary amounts received by each named executive officer in 2022. Following the completion of the previously disclosed investigation by the special committee of independent directors in January 2022, the Board approved a 25% reduction in the annual base salary for Dr. Breitfeld. As described above, Ms. Swenson’s base salary was reduced from $100,000 per month to $75,000 per month effective May 1, 2022 upon Ms. Swenson’s voluntary waiver of 25% of her monthly base salary in connection with certain cost reduction measures taken by FF. In October 2022, the Board approved an additional temporary 25% reduction in the annual base salaries of each of FF’s employees, including each of the then-serving named executive officers, in exchange for RSUs having a grant date fair value equal to the amount of reduction in the employee’s salary, which RSUs vested on December 31, 2022, subject to their continued employment through such date. Mr. Mok was granted RSUs with respect to 64,103 shares under this program. Due to his separation, Dr. Breitfeld did not vest in any RSUs under this program. In addition, FF employees, including each of the then-serving named executive officers, could receive RSUs having a grant date fair value equal to 150% and 200% of the amount of foregone salary if they agreed to salary reductions of 50% and 60% (if there is a reduction to two times the minimum wage and at least 60% reduction from the previous salary), respectively. Ms. Yun Han agreed to a reduction of her salary to two times the minimum wage and was accordingly granted RSUs under this program with respect to 346,256 shares.

Bonuses

Pursuant to the terms of his offer letter, Mr. Mok was also eligible for a discretionary target bonus for 2022 in the amount of $300,000. Based on a review of the Company’s performance in 2022, the Compensation Committee of the Board determined not to award a discretionary bonus to Mr. Mok for 2022.

Equity Awards

To further focus FFIE’s executive officers on FF’s long-term performance, FF has granted equity compensation in the form of stock options and RSUs.

In late 2022, the Company granted Dr. Breitfeld and Mr. Mok stock options to purchase 706,514 shares and 2,044 shares, respectively, 50% of which fully vested on the grant date and, with respect to Mr. Mok, 50% of which will vest in four equal annual installments on each of the first four anniversaries of the start of production of the Company’s FF 91 model. The exercise price for these options was set at $0.8925 per share, which was above the $0.325 stock price on the date of grant. Dr. Breitfeld forfeited the unvested portions of these options in connection with his termination in December 2022.

Please see the “Summary Compensation Table — Fiscal 2022” and the “Outstanding Equity Awards at 2022 Fiscal Year-End” tables for further information regarding the equity grants received by the named executive officers during 2022.

Summary Compensation Table — Fiscal 2022

The following table sets forth certain information concerning compensation paid to the named executive officers for the fiscal year ended December 31, 2022 and, to the extent required by the SEC executive compensation disclosure rules, 2021:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)

Xuefeng Chen(5)	2022	487,500	500,000	—	—	—	—	987,500
Global Chief Executive Officer

Chui Tin Mok	2022	500,000	—	—	967	—	—	500,967
Global Executive Vice President and Global Head of User Ecosystem	2021	450,000	469,917	214,773	—	—	—	1,134,690

Yun Han(5)	2022	73,976	200,000	856,533	—	—	—	1,130,509
Chief Accounting Officer and Interim Chief Financial Officer

Dr. Carsten Breitfeld	2022	1,645,401	—	—	334,082	—	384,705	2,364,188
Former Global Chief Executive Officer	2021	1,908,333	1,998,354	673,125	2,213,144	—	413,357	7,206,313

Sue Swenson(5)	2022	773,147	—	—	1,958,341	—	—	2,731,488
Former Executive Chairperson

Becky Roof	2022	—	—	—	—	—	1,550,000	1,550,000
Former Interim Chief Financial Officer

(1)	The annualized base salaries for the then-serving named executive officers at the beginning of fiscal 2022 were as follows: Mr. Mok, $500,000; and Dr. Breitfeld, $2,250,000. Following the completion of the previously disclosed investigation by the special committee of independent directors in January 2022, the Board approved a 25% reduction in the annual base salary for Dr. Breitfeld. The amount reported in this column for Ms. Swenson represents fees paid to her for her service as Executive Chairperson during 2022. Ms. Swenson’s base salary was reduced from $100,000 per month to $75,000 per month effective May 1, 2022 upon Ms. Swenson’s voluntary waiver of 25% of her monthly base salary in connection with certain cost reduction measures taken by FF. In October 2022, Mr. Mok agreed to a temporary salary reduction in exchange for RSUs having a grant date fair value equal to the amount of his salary reduction. In October 2022, Ms. Yun Han agreed to a temporary salary reduction in exchange for RSUs having a grant date fair value equal to 200% of her foregone salary. The amount reported in this column for Mr. Mok includes $20,833, which represents the grant date fair value of such RSUs calculated in accordance with ASC Topic 718. The amount reported in this column for Ms. Yun Han includes $56,000, which represents the portion of her RSU grant with a grant date fair value equal to the amount of her foregone salary, calculated in accordance with ASC Topic 718.

(2)	The amounts reported in this column for Mr. Xuefeng Chen and Ms. Yun Han in 2022 represent cash signing and retention bonuses of $500,000 and $200,000, respectively.

(3)

The amounts reported in these columns reflect the grant date fair value of time-based RSUs, time-based stock option awards and PSU awards, as applicable, granted to the named executive officers during 2022 and are accounted for in accordance with FASB ASC Topic 718. The awards were valued in accordance with FASB ASC Topic 718 and, in the case of Ms. Yun Han’s PSU award and Mr. Mok and Ms. Swenson’s stock option awards, based on the assumed achievement of the performance condition at the time of grant, which was considered the probable achievement level at the time of grant. Because Ms. Yun Han’s PSU award and Mr. Mok’s and Ms. Swenson’s stock option awards each only have one payout level, there is no grant date fair value below or in excess of the amount reflected in the table above for Ms. Yun Han, Mr. Mok or Ms. Swenson that could be calculated and disclosed based on achievement of the underlying performance condition. The amounts reported for Ms. Yun Han include $56,533, representing the excess of the grant date fair value of the RSU awards received by Ms. Yun Han over the amount of salary foregone in exchange for such RSUs. The assumptions used to calculate the grant date fair value of the option awards granted in 2022 are as follows: expected volatility of 40.52%, expected dividend yield of 0%, an assumed risk-free interest rate of 2.73% and expected term of 6.99 years.

(4)	For Dr. Breitfeld, this amount includes (1) $114,673 for 2022, which is the allocated value of the costs incurred by the Company with respect to the corporate housing provided to Dr. Breitfeld, (2) a tax reimbursement for 2022 of $229,345 with respect to the corporate housing benefit, and (3) the value of a rental car provided to Dr. Breitfeld during 2022 in the amount of $40,687. For Ms. Roof, this amount represents consulting fees paid by FFIE to APS Services, LLC for her services as Interim Chief Financial Officer.

(5)	Mr. Xuefeng Chen, Ms. Yun Han, Ms. Swenson and Ms. Roof were not named executive officers in 2021.

Employment Agreements, Offer Letters and Other Compensatory Agreements

Xuefeng Chen

In connection with his appointment to the position of Global CEO in November 2022, FFIE and FF U.S. entered into an employment agreement with Mr. Xuefeng Chen, pursuant to which he is entitled to certain payments and benefits as described above.

In the event that Mr. Xuefeng Chen’s employment is terminated without Cause (as defined in the employment agreement) or due to his death or disability, then, subject to his execution and non-revocation of a standard release of claims in favor of the Company and its affiliates, Mr. Xuefeng Chen or his immediate family members (as applicable) will be entitled to a lump sum payment equal to the amount of his then current base salary that would have been paid over the next three months, in the case of a termination due to death or disability, or through the end of the employment term on November 26, 2025, in the case of a termination without Cause.

Chui Tin Mok

Mr. Mok entered into an offer letter with FF U.S., dated October 10, 2018, that provides for his employment as FF’s Global UP2U EVP. The offer letter provides for Mr. Mok to receive an annual base salary of $500,000. The agreement also provides that Mr. Mok will be paid a signing and retention bonus of $1,000,000, which vests over 60 months through October 2023, and that he is entitled to receive a discretionary annual performance bonus (with a target amount of $300,000). Mr. Mok is also entitled to participate in FF U.S.’s health insurance, 401(k) plan, paid time off and paid holidays.

Yun Han

In connection with Ms. Yun Han’s appointment as Chief Accounting Officer and Interim Chief Financial Officer in October 2022, the Company provided Ms. Yun Han with an offer letter, pursuant to which she is entitled to certain payments and benefits as described above.

In the event that Ms. Yun Han’s employment is terminated without Cause or due to her death or disability or if she resigns for good reason, then, subject to her execution and non-revocation of a standard release of claims in favor of the Company and its affiliates, she will be entitled to (i) a lump sum payment equal to twelve months’ base salary, (ii) Ms. Yun Han’s target annual bonus and (iii) the immediate vesting in full of all outstanding equity awards, with any applicable performance metrics to be deemed satisfied at the greater of target performance or actual performance measured on the termination date.

Dr. Carsten Breitfeld

Dr. Breitfeld entered into an employment agreement with Faraday&Future, Inc., a California corporation and a wholly owned subsidiary of FF (“FF U.S.”), dated August 6, 2019, that provided for his employment as FF’s Global Chief Executive Officer. The agreement had an initial term of three years, which was subsequently extended for six months to March 3, 2023, and provided for Dr. Breitfeld to receive an annual base salary of $2,250,000 (which was temporarily reduced to $1,800,000). In connection with the Business Combination, Dr. Breitfeld’s base salary was increased to $2,250,000 and he received a lump sum bonus equal to the amount by which his base salary was reduced from September 2019 to the closing of the Business Combination. The agreement also provided that Dr. Breitfeld was paid a signing and retention bonus of $1,200,000, which vested in three annual installments in August 2020, August 2021 and August 2022, and that he was entitled to receive a discretionary annual performance bonus. The agreement also provided Dr. Breitfeld, in his capacity as a partner in FF Global, an initial option grant to purchase 13 million Class A ordinary shares of Legacy FF (which was granted in April 2020). Dr. Breitfeld was also entitled to participate in all benefit programs provided to employees of FF U.S. generally and to reimbursement for business expenses, paid time off, a car allowance, payment for visa application and legal fees and $5,000 for accounting advisors retained to advise Dr. Breitfeld on the computation of his personal taxes. Dr. Breitfeld was also provided corporate housing by FF U.S. (or a monthly housing allowance not to exceed $8,000). FF U.S. also agreed to reimburse Dr. Breitfeld for monthly contributions to the German Public Retirement Insurance System although no reimbursements were made with respect to 2022. Dr. Breitfeld’s employment agreement was amended in January 2022 to provide that he would report to the Executive Chairperson and that he would receive an annual base salary of $1,687,500.

On November 26, 2022, the Board removed Dr. Breitfeld as Global CEO. In connection with Dr. Breitfeld’s departure, the Company and Dr. Breitfeld entered into a separation agreement, the material terms of which are described above.

Outstanding Equity Awards at 2022 Fiscal Year-End

FF Equity Awards:

The table below sets forth certain information concerning outstanding stock options to purchase Class A Common Stock of FFIE and RSUs and PSUs that were unvested as of December 31, 2022. As of December 31, 2022, Mr. Xuefeng Chen, Ms. Swenson and Ms. Roof did not hold any outstanding equity awards with respect to FF.

		Option Awards							Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Chui Tin Mok	5/30/2019	575,821	271,979	(1)	—		2.55	5/30/2029	—		—	—		—
	7/26/2020	123,315	109,179	(2)	—		2.41	7/26/2030	—		—	—		—
	11/23/2022	1,022	—		1,022	(3)	0.89	11/23/2032	—		—	—		—

Yun Han	10/25/2022	—	—		—		—	—	517,241	(4)	150,000	—		—
	10/25/2022	—	—		—		—	—	—		—	517,241	(5)	150,000

Dr. Carsten Breitfeld	4/8/2020	528,119	—		—		2.41	4/8/2030	—		—	—		—
	7/26/2020	35,943	—		—		2.41	7/26/2030	—		—	—		—
	11/23/2022	353,257	—		—		0.89	11/23/2032	—		—	—		—

(1)	This option is scheduled to vest as follows (subject in each case to the named executive officer’s continued employment through the applicable vesting date):

●	With respect to 7,065 shares on January 8, 2023.

●	With respect to 45,916 shares, in thirteen equal monthly installments on the eighth day of each month through January 8, 2024.

●	With respect to 88,301 shares, in twenty-five equal monthly installments on the eighth day of each month through January 8, 2025.

●	With respect to 130,697 shares, in thirty-seven equal monthly installments beginning on January 8, 2022.

(2)	This option is scheduled to vest as follows (subject in each case to the named executive officer’s continued employment through the applicable vesting date):

●	With respect to 86,406 shares, in fifteen equal monthly installments on the twenty-sixth day of each month through March 16, 2024.

●	With respect to 9,537 shares, in eighteen equal monthly installments on the twenty-sixth day of each month through Jun 26, 2024.

●	With respect to 5,292 shares, in thirty equal monthly installments on the twenty-sixth day of each month through Jun 26, 2025.

●	With respect to 3,705 shares, in forty-two equal monthly installments on the twenty-sixth day of each month through June 26, 2026.

●	With respect to 4,239 shares, in forty-eight equal monthly installments beginning on June 26, 2023.

(3)	50% of this option was vested on the grant date and 50% will vest in four equal annual installments on each of the first four anniversaries of the start of production of the Company’s FF 91 model, provided Mr. Mok remains employed with the Company on each such vesting date.

(4)

These RSUs are scheduled to vest in equal 25% increments on each of the first four anniversaries of the applicable grant date, provided Ms. Yun Han remains employed with the Company on each such vesting date.

(5)

These PSUs are scheduled to vest on the first three anniversaries of the start of production of the Company’s FF 91 model, provided Ms. Yun Han remains employed with the Company on each such vesting date.

FF Global Equity Awards:

As described under “Business – Partnership Program,” certain members of Company management and other Company employees are equity owners of FF Global, which beneficially owns approximately 15.4% of the voting power of FFIE’s fully diluted Common Stock as of February 27, 2023. The table below sets forth the FF Global equity interests for each of the named executive officers as of December 31, 2022. For additional information regarding the Partnership Program, see “Business – Partnership Program” and “Risk Factors – Risks Related to FF’s Business and Industry – Yueting Jia and FF Global, over which Mr. Jia exercises significant influence, have control over the Company’s management, business and operations, and may use this control in ways that are not aligned with the Company’s business or financial objectives or strategies or that are otherwise inconsistent with the Company’s interests. Such significant influence may increase if and to the extent the current members of the Board and management are removed and replaced with individuals who are aligned with Mr. Jia and/or FF Global.”

FF Global Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Awards Exercisable(1)	Number of Securities Underlying Unexercised Awards Unexercisable(1)	Per-Unit Purchase Price ($)	Award Expiration Date
Xuefeng Chen	—	—	—	—	—
Chui Tin Mok(2)	6/25/2019	780,000	—	0.50	6/25/2029
Yun Han	—	—	—	—	—
Dr. Carsten Breitfeld	—	—	—	—	—
Sue Swenson	—	—	—	—	—
Becky Roof	—	—	—	—	—

(1)	The FF Global equity interests are fully vested and exercisable. However, if the executive does not pay an installment of the purchase price when due, the equity interests related to that installment will be forfeited to FF Global without consideration.

(2)	In May 2022, Mr. Mok returned 3,120,000 of his equity awards to FF Global pursuant to amendments to the governance documents of FF Global.

Description of Retirement Plans

FF maintains a defined contribution 401(k) plan for the benefit of its full-time employees based in the United States, although none of the named executive officers participated in the plan during 2022. This 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. Employees may elect to defer a portion of their eligible compensation, not to exceed the statutorily prescribed annual limit, in the form of elective deferral contributions to this 401(k) plan. This 401(k) plan also has a “catch-up contribution” feature for employees aged 50 or older (including those who qualify as “highly compensated” employees) who can defer amounts over the statutory limit that applies to all other employees. Currently, FF does not make any discretionary or matching employer contributions to the 401(k) plan. Participants are always vested in their contributions to the 401(k) plan.

Dr. Breitfeld participated in the German Public Retirement Insurance System as required under German law. FF did not make any contributions to this retirement plan, but as noted above in the description of his employment agreement, prior to his termination of employment, FF was obligated to reimburse Dr. Breitfeld for his contributions to this retirement system, although no reimbursements were made with respect to 2022.

Director Compensation Table — Fiscal 2022

The following table sets forth certain information concerning compensation paid to each of FF’s non-employee directors during 2022. Dr. Breitfeld, Mr. Aydt and Mr. Xuefeng Chen served in 2022 as directors and employees of FF; however, they did not receive any additional compensation for their service on the Board during 2022. Please see the “– Summary Compensation Table — Fiscal 2022” for the compensation received by Dr. Breitfeld, Mr. Xuefeng Chen and Ms. Swenson during 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)(4)
Chad Chen(1)	22,916	—	—	22,916
Edwin Goh(2)	577,702	195,000	—	772,702
Adam (Xin) He(1)	68,739	—	—	68,739
Brian Krolicki(2)	462,980	—	—	462,980
Lee Liu(2)	372,884	195,000	—	567,884
Jie Sheng(1)	3,848	—	—	3,848
Ke Sun(1)	771	—	—	771
Jordan Vogel(2)	538,314	—	—	538,314
Scott Vogel(2)	528,235	—	—	528,235
Qing Ye(3)	—	—	—	—

(1)	Messrs. Chad Chen, Adam (Xin) He and Jie Sheng and Ms. Sun were appointed to the Board effective October 27, 2022, September 23, 2022, December 18, 2022 and December 27, 2022, respectively.

(2)	Mr. Scott Vogel resigned from the Board effective October 3, 2022. Mr. Jordan Vogel resigned from the Board on October 5, 2022. Mr. Krolicki resigned from the Board effective October 28, 2022. Mr. Liu resigned from the Board effective December 18, 2022. Mr. Edwin Goh resigned from the Board effective December 26, 2022.

(3)	Mr. Ye, a former non-executive employee of FF, also served as a director of the Company during 2022. Mr. Ye did not receive any compensation for his services as a director in 2022. As an employee, with respect to 2022, Mr. Ye received cash compensation of $260,479 and option awards with an aggregate grant date fair value of $43,919. As of December 31, 2022, Mr. Ye held outstanding stock options with respect to 91,385 shares.

(4)	Other than the option awards noted in footnote 3 held by Mr. Ye, none of FF’s other non-employee directors held any stock awards or option awards as of December 31, 2022.

Non-Employee Director Compensation Policy

The following director compensation program relates to FF’s non-employee directors and accordingly, Dr. Breitfeld, Mr. Aydt and Mr. Ye did not, and Mr. Xuefeng Chen does not, receive compensation for their services as directors. Effective as of May 1, 2022, the director compensation program was amended to decrease the meeting fee that applies to every Board and Board committee meeting after the 15th meeting in a year from $2,000 to $1,500 per meeting and to cap the monthly amount of such fees that may be paid to a director at $50,000. Effective as of November 1, 2022, the director compensation program was further amended to (among other changes) cap the monthly amount of such meeting fees at $20,000, reduce the annual cash retainer of the Chairperson from $45,000 to $30,000 and eliminate the RSU premiums payable during the initial year of service as an independent director or Board or Committee Chairperson. As so amended, the FF non-employee director compensation program provides for the following:

●	Annual Board Cash Retainer: $50,000

●	Annual Lead Independent Director Cash Retainer: $20,000

●	Annual Committee Member Cash Retainers:

○	Audit Committee: $10,000

○	Compensation Committee: $6,250

○	Nominating and Corporate Governance Committee: $5,000

○	Finance & Investments Committee: $5,000

●	Annual Executive Chairperson and Committee Chair Cash Premiums:

○	Executive Chairperson: $30,000

○	Audit Committee: $15,000

○	Compensation Committee: $10,000

○	Nominating and Corporate Governance Committee: $7,500

○	Finance & Investments Committee: $7,500

●	Annual RSU Award: $150,000

●	Compensation for Additional Time: $1,500 per Board or Board committee meeting (excepting meetings of special committees of the Board) for every meeting above 15 per year (measured from August 1 to July 31 of each year), up to a maximum of $20,000 for each calendar month.

In 2022, the Company granted to each of Messrs. Liu and Goh an RSU award in accordance with the program above in recognition of their service on the Board since the closing of the Business Combination, which award was 100% vested on the grant date.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in the section titled “Executive and Director Compensation” below, described below are the transactions since January 1, 2020 to which the Company has been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of the Company’s directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Certain Relationships and Related Person Transactions — the Company

Amended and Restated Registration Rights Agreement

In connection with the consummation of the Business Combination on July 21, 2021, Property Solutions Acquisition Sponsor, LLC (the “PSAC Sponsor”), EarlyBirdCapital, Inc., FF Top Holding Ltd. and Season Smart (collectively, the “A&R RRA Parties”) entered into the Amended and Restated Registration Rights Agreement (the “A&R RRA”) with the Company, which became effective upon the consummation of the Business Combination. In accordance with the A&R RRA, the A&R RRA Parties are entitled to have registered, in certain circumstances, the resale of shares of Class A Common Stock (and the shares of Class A Common Stock underlying outstanding Company warrants) held by or issued to them at the closing of the Business Combination, subject to the terms and conditions set forth therein. Within 45 days of the closing of the Business Combination, the Company is obligated to file a shelf registration statement to register the resale of certain securities and the Company is required to use its reasonable best efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the 90th calendar day following the filing date if the SEC notifies the Company that it will “review” the shelf registration statement and (y) the tenth (10th) business day after the date the Company is notified in writing by the SEC that such shelf registration statement will not be “reviewed” or will not be subject to further review. Additionally, at any time and from time to time after one year (or 180 days with respect to Season Smart Ltd.) after the closing of the Business Combination, the A&R RRA Parties representing a majority-in-interest of the total number of shares of Class A Common Stock issued and outstanding on a fully diluted basis held by the A&R RRA Parties (or Season Smart) may make a written demand for registration for resale under the Securities Act of all or part of the shares of Class A Common Stock (and the shares of Class A Common Stock underlying outstanding Company warrants) held by or issued to them at the closing of the Business Combination in an underwritten offering involving gross proceeds of no less than $50,000,000. The Company will not be obligated to effect more than an aggregate of two underwritten offerings per year (or three underwritten offerings per year demanded by Season Smart) and, with respect to Season Smart, such shares of Class A Common Stock do not exceed more than 10% of the outstanding shares of the Company. The A&R RRA Parties will also be entitled to participate in certain registered offerings by the Company, subject to certain limitations and restrictions. The Company will be required to pay certain expenses incurred in connection with the exercise of the registration rights under the A&R RRA.

Indemnification Agreements

In connection with the closing of the Business Combination, the Company entered into indemnification agreements with its directors and executive officers. Those indemnification agreements and the Amended and Restated Bylaws require the Company to indemnify all directors and officers to the fullest extent permitted by Delaware law against any and all expenses, judgments, liabilities, fines, penalties, and amounts paid in settlement of any claims. The indemnification agreements also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law.

Amended and Restated Shareholder Agreement

In connection with the Business Combination, the Company and FF Top entered into the Shareholder Agreement pursuant to which, among other things:

●	the Company and FF Top agreed on the initial composition of the Board;

●	FF Top has certain rights to nominate a number of directors to the Board;

●	FF Top has certain rights to remove and replace its director designees; and

●	FF Top also has the right for its nominees to serve on each committee of the Board proportionate to the number of nominees it has on the Board, subject to compliance with applicable law and stock exchange listing rules.

Under the Shareholder Agreement, the Company and FF Top also agreed:

●	to take all reasonably necessary action (subject to applicable Board fiduciary duties) to cause the initial directors to be nominated for another one-year term at the Company’s first annual meeting of stockholders following the closing of the Business Combination; and

●	that Ms. Susan Swenson, Mr. Edwin Goh, Mr. Brian Krolicki and Mr. Lee Liu shall be deemed to be FF Top’s designees for the Company’s first and second annual meetings of stockholders following the closing of the Business Combination.

On September 23, 2022, the Company entered into a Heads of Agreement with FF Global and FF Top relating to certain governance matters. See “– Governance Agreement with FF Top and FF Global” below for more information. On October 3, 2022, Ms. Swenson tendered her resignation from her role as both Executive Chairperson and member of the Board effective immediately effective immediately. On October 28, 2022, Mr. Brian Krolicki tendered his resignation from the Board effective immediately.

On January 13, 2023, the Company entered into the Amended Shareholder Agreement with FF Global (only with respect to the amendment of the Heads of Agreement) and FF Top, pursuant to which the Company and FF Top agreed to the following matters:

●	FF Top has the right to nominate for election to the Board four designees until the first date on which FF Top has ceased to beneficially own at least 21,333,530 shares of Common Stock for at least 365 consecutive days, with such amount subject to adjustment in connection with any stock split, reverse stock split or other similar corporate action after the date of the Amended Shareholder Agreement (the “Minimum Share Amount”). Following the termination of FF Top’s right to nominate four designees, FF Top shall continue to have the right to nominate a number of designees not less than the number equal to the total number of directors on the Board, multiplied by the aggregate voting power of the shares of Common Stock and other securities of the Company generally entitled to vote in the election of directors of the Company beneficially owned by FF Top and its affiliates, divided by the total voting power of the then-outstanding shares of Common Stock issued as of the record date for any meeting of stockholders of the Company at which directors are to be elected, rounding up to the next whole director. The Amended Shareholder Agreement also requires the Company to take all Necessary Action (as defined in the Amended Shareholder Agreement) to cause to be appointed to any committee of the Board a number of FF Top Designees that corresponds to the proportion that the number of directors FF Top has the right to designate to the Board bears to the total number of directors on the Board, to the extent such designees of FF Top are permitted to serve on such committees under the applicable rules and regulations of the SEC and applicable listing rules. The designees of FF Top are required to include two independent directors for so long as FF Top is entitled to nominate four designees, and the Company is at all times required to cause the Board to include a sufficient number of independent directors who are not designees of FF Top to comply with applicable listing standards, unless and until the Company becomes a “controlled company” under relevant listing exchange rules. FF Top shall have the right to fill any vacancies created on the Board at any time by the death, disability, retirement, removal, failure of being elected or resignation of any designee of FF Top. Further, FF Top has the right at any time, and from time to time, to remove any designee of FF Top, and FF Top has the exclusive right to nominate a replacement nominee to fill any vacancy so created by such removal or resignation of such designee of FF Top. The Company shall use its reasonable best efforts to take or cause to be taken, to the fullest extent permitted by law, all “Necessary Action” (as defined in the Amended Shareholder Agreement) to fill such vacancies or effect such removals in accordance with the Amended Shareholder Agreement. The appointment or nomination for election of designees of FF Top (other than FF Top’s designees for the Annual Meeting, the appointment of whom shall be governed by the Heads of Agreement, as amended by the Amended Shareholder Agreement) will be subject to the reasonable verification and/or approval by the Nominating and Corporate Governance Committee of the Board based on the criteria set forth in the Amended Shareholder Agreement. If any designee of FF Top fails to be elected at any meeting of the Company’s stockholders, then, upon FF Top’s request in writing, the Company shall promptly expand the size of the Board by a number of seats equal to the number of non-elected designees of FF Top, and FF Top shall have the exclusive right to fill the vacancy or vacancies on the Board created by such expansion (provided the individual or individuals who shall fill such vacancy or vacancies shall not be the same designees of FF Top who failed to get elected, without prejudice to FF Top’s right to re-designate the non-elected designees as designees of FF Top in any other circumstance), and such new designees of FF Top shall be appointed to the Board by the Board promptly following their having been approved or deemed approved in accordance with the relevant criteria and procedures set forth in the Amended Shareholder Agreement. Immediately prior to (and effective as of) the first meeting of stockholders following such expansion of the Board, the Board shall cause the size of the Board to be decreased back to seven. This Board expansion right shall cease to have any further force or effect at such time as the voting power of each share of the Company’s Class B Common Stock, by operation of the Amended and Restated Charter, shall be twenty votes per share.

●	The size of the Board may not be increased without FF Top’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed (with it being reasonable for FF Top to withhold its consent to any change in the size of the Board that would result in a decrease in the proportion or percentage of the members of the Board who are designees of FF Top).

●	Until the Company achieves an equity market capitalization of $3.0 billion, the Company agrees not to elect to be treated as a “controlled company” as defined under the rules of the securities exchange on which the Company is listed.

●	The Company agrees to cooperate with any written requests by FF Top relating to any such pledge of any of the shares of Common Stock of the Company owned by FF Top, or hypothecation or grant thereof, including delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Company in respect of the exercise of remedies by such lenders) and, subject to applicable law (as defined in the Amended Shareholder Agreement), instructing the transfer agent to transfer any such shares of Common Stock subject to the pledge, hypothecation or grant into the facilities of The Depository Trust Company without restricted legends.

●	FF Top has informed the Company that FF Top expects the following proposals will be submitted to the Company’s stockholders for approval. Upon FF Top’s written request (an “Amendment Request”), the Company shall submit for approval by the Company’s stockholders, at each annual and special meeting of the Company’s stockholders held during a reasonable number of years (which shall not be, in any event, fewer than seven years) following the date of the Amendment Request, binding proposals to amend the Amended and Restated Charter to incorporate each of the amendments described below (the “Charter Amendments”), and to recommend in favor of such Charter Amendments at each such meeting and solicit proxies in favor of each such Charter Amendment at each such meeting using a well-regarded proxy solicitation firm. Each Charter Amendment is required to be in such form as FF Top, acting reasonably, shall approve:

●	Amend Section 4.5(a) of the Amended and Restated Charter (and any other applicable provisions thereof, if any) to provide that (i) the voting power of the Company’s Class B Common Stock shall be ten votes per share with effect immediately upon the Company’s stockholders’ approval of such amendment and (ii) the voting power of the Company’s Class B Common Stock shall increase from ten votes per share to twenty votes per share immediately following the Company achieving a Qualifying Equity Market Capitalization (substituting $3.0 billion for $20.0 billion in the definition of “Qualifying Equity Market Capitalization”).

●	Amend Section 6.1 of the Amended and Restated Charter (and any other applicable provisions thereof, if any) to provide that FF Top shall have the right to nominate, remove and/or replace FF Top Designees whom it is entitled to nominate pursuant to the Amended Shareholder Agreement by written consent, with such conforming changes to the certificate of incorporation as are required to give legal effect to the right to act by written consent under Delaware law.

●	Further amend Section 6.1 of the Amended and Restated Charter (and any other applicable provisions thereof, if any) to provide that for so long as FF Top continues to hold at least 32,640,300 shares of Common Stock (as such number may be adjusted due to any stock split, reverse stock split or other similar corporate action after January 13, 2023), the Company’s stockholders shall be entitled to act by written consent by the signature of (a) the requisite number of stockholders required to pass such proposal at a meeting at which all stockholders entitled to vote on such proposal are present together with (b) FF Top.

●	Further amend the Amended and Restated Charter to provide that none of the rights afforded to FF Top in the Amended and Restated Charter or in the Amended and Restated Bylaws shall be amended without (a) unanimous approval of the Board and (b) the approval by (i) holders of two-thirds of all of the Company’s issued and outstanding shares of Common Stock, voting together as a single class and (ii) holders of a majority of the Company’s issued and outstanding shares of Class B Common Stock, voting together as a separate class.

If, when FF Top first delivers an Amendment Request, the Company’s next annual meeting is scheduled to be held more than 120 days after the date of such request (or the Company has already mailed a definitive proxy statement with respect to the Company’s next annual meeting of stockholders), the Company shall promptly call a special meeting of its stockholders to consider and vote upon the Charter Amendments, with the same recommendation and solicitation obligations of the Board described above. Promptly upon receipt of an Amendment Request, the Company shall also, in cooperation with FF Top, make such conforming changes to the Bylaws as may reasonably be requested by FF Top to make them consistent with the Charter Amendments.

●	The Company has agreed not to enter into any transaction or series of related transactions that would require a stockholder vote under Nasdaq Listing Rule 5635(d) (without giving effect to Section 5635(f) thereof) without FF Top’s prior written consent, which written consent shall not be unreasonably withheld, conditioned or delayed. Such consent right expires upon the earlier of (a) the conversion of the voting power of the Company’s Class B Common Stock from one vote per share to ten votes per share and (b) the first date on which FF Top has ceased to beneficially own a number of shares of Common Stock at least equal to the Minimum Share Amount.

●	The Company has agreed that the investors under the SPA shall have, by operation of the Amended Shareholder Agreement and irrespective of any provision of the SPA to the contrary, the right to enter into any voting agreement or grant a voting proxy, at any time and on any terms, with or to FF Top with respect to any shares of Common Stock held by such investor, and that the Company shall take any and all such further action as may be necessary or desirous to give full effect to the foregoing (including without limitation, irrevocably waiving any rights that the Company may have to restrict the entry by any such persons into any such voting agreements or voting proxies pursuant to the SPA or otherwise and, solely to the extent required, amending the SPA). Each party to the SPA is a third-party beneficiary of, and may enforce, the foregoing provision under the Amended Shareholder Agreement; however, the Company and FF Top are permitted, acting alone without the consent of any such third-party beneficiary, to amend such provision in writing.

●	FF Top agreed to vote all shares of Common Stock that it beneficially owns in favor of an increase in the Company’s authorized shares of Class A Common Stock from 815 million to 1.69 billion (as such number may be adjusted due to any stock split, reverse stock split or other similar corporate action after January 13, 2023) at the next meeting of the Company’s stockholders held to consider such proposal (as such meeting may be adjourned or postponed). FF Top has also agreed not to transfer, convert or otherwise take any action that would result in the conversion of any shares of Class B Common Stock into Class A Common Stock of the Company prior to the Company’s receipt of stockholder approval for an increase in the number of authorized shares of Class A Common Stock in accordance with the foregoing. Such proposal was approved at a special meeting of stockholders of the Company on February 28, 2023.

●	FF Top released and waived any and all claims it or any other “FF Top Parties” (i.e., FF Top, FF Peak Holding LLC, a Delaware limited liability company, Pacific Technology Holding LLC, a Delaware limited liability company, FF Global and each of their affiliates, and their respective successors and assigns) may have had against the Company and the Company Parties (described below; such claims, the “FF Top Claims”) relating to matters occurring at any time after September 23, 2022 but prior to the execution of the Amended Shareholder Agreement (the “FF Top Release”). The FF Top Release does not (i) release any FF Top Claim or right that existed on or prior to September 23, 2022 but was not released pursuant to that certain Mutual Release, dated as of September 23, 2022, by and among the Company, FF Top, FF Global Partners LLC and the other parties thereto (the “Prior Release”) or (ii) release any claim or right under (or terminate) any agreement between one or more FF Top Parties on the one hand, and one or more Company Parties on the other hand (including without limitation the Amended Shareholder Agreement, the Heads of Agreement and the Prior Release).

●	The Company also released and waived any and all claims it or any other “Company Parties” (i.e., the Company and each of the Company’s controlled affiliates, each individual currently serving as a director or on the management team of the Company or any of its controlled affiliates, and the respective successors and assigns of any of the foregoing) may have against FF Top Parties relating to any matters occurring at any time after September 23, 2022 but prior to the execution of the Amended Shareholder Agreement; provided that the Company Release does not (i) release any claim or right that existed on or prior to September 23, 2022 but was not released pursuant to the Prior Release or (ii) release any claim or right under (or terminate) any agreement between one or more FF Top Parties on the one hand, and one or more Company Parties on the other hand (including without limitation the Amended Shareholder Agreement, Heads of Agreement and the Prior Release).

FF Stockholder Lockup Agreements

Under the Merger Agreement, as a condition to receiving Class A Common Stock after the closing of the Business Combination in respect of their Legacy FF ordinary shares, Legacy FF’s stockholders were required to execute lockup agreements pursuant to which such stockholders must agree not to sell, transfer or take certain other actions with respect to such shares of Class A Common Stock for a period of 180 days after the closing of the Business Combination, subject to certain customary exceptions. Under the lock-up agreement entered into by the Vendor Trust. certain holders of Legacy FF notes payable and related party notes payable and certain warrant holders of Legacy FF, subject to certain limited exceptions, such parties agree that with respect to (a) 33% of the shares of Class A Common Stock received by such Legacy FF stakeholders in connection with the closing of the Business Combination, not to sell, transfer or take certain other actions with respect to such shares of Class A Common Stock for a period of 30 days after such closing (which expired on August 20, 2021), (b) 33% of the shares of Class A Common Stock received by such Legacy FF stakeholders in connection with such closing (which expired on September 19, 2021), not to sell, transfer or take certain other actions with respect to such shares of Class A Common Stock for a period of 60 days after such closing, and (c) the remaining 33% of the shares of Class A Common Stock received by such Legacy FF stakeholders in connection with the Business Combination, not to sell, transfer or take certain other actions with respect to such shares of Class A Common Stock for a period of 90 days after such closing. The shares of Class A Common Stock to be issued to FF employees on account of their reduced compensation will be subject to a vesting period of 90 days. The lockup agreements expired as of January 17, 2022.

Sponsor Lockup Agreement

Under the Merger Agreement, as a condition to Legacy FF’s obligation to close the Business Combination, PSAC was required to deliver to Legacy FF a lockup agreement executed by the PSAC Sponsor pursuant to which the PSAC Sponsor agreed that (a) 50% of the shares of PSAC common stock held by the PSAC Sponsor will not be sold, transferred or otherwise disposed of for a period ending the earlier of (i) the one year anniversary of the closing of the Business Combination (or July 21, 2022), and (ii) the date on which the closing price of shares of PSAC common stock on the principal securities exchange or securities market on which such shares are then traded equals or exceeds $12.50 per share for any 20 trading days within any 30 trading day period after the closing of the Business Combination; and (b) the other 50% of the shares of PSAC common stock held by the PSAC Sponsor will not be sold, transferred or otherwise disposed of for a period ending earlier of (i) the one year anniversary of the closing of the Business Combination (or July 21, 2022) and (ii) the date on which PSAC completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of PSAC’s stockholders having the right to exchange their shares for cash, securities or other property.

Governance Agreement with FF Top and FF Global

As previously disclosed, beginning in June 2022 the Company was party to a dispute with FF Global, its largest stockholder, over various terms of the Shareholder Agreement (as then in effect), including relating to FF Global’s right to remove its designees from the Board. On September 23, 2022, the Company entered into the Heads of Agreement with FF Global and FF Top, pursuant to which, effective as of September 23, 2022, the Company (a) increased the size of the Board from nine to ten, (b) appointed Mr. Adam (Xin) He to fill the vacancy resulting from such increase in the size of the Board until the Annual Meeting, (c) appointed Mr. He to the Audit Committee and the Nominating and Corporate Governance Committee of the Board and (d) agreed to not remove Mr. He from either committee prior to the Annual Meeting. Pursuant to the Heads of Agreement, FF Top and FF Global caused all actions in the Court of Chancery of the State of Delaware, and any other forum, filed by FF Top, FF Global and/or any of their respective controlled affiliates as of the effective date of the Heads of Agreement, naming the Company or any of its directors or officers, to be dismissed without prejudice as of September 27, 2022. On January 13, 2023, the Company entered into the Amended Shareholder Agreement, which amends certain terms of the Heads of Agreement.

Pursuant to the Heads of Agreement, as amended by the Amended Shareholder Agreement, the Company, FF Global and FF Top agreed to the following matters:

●	the resignation of the Company’s Executive Chairperson, Ms. Susan Swenson, from all non-director positions at the Company and all Board leadership and Board committee positions, upon the Company receiving $13.5 million in funding that is immediately available for the Company’s general use (which was satisfied upon the funding of the initial $10.0 million tranche of SPA Notes to Senyun on October 27, 2022). It was also agreed that Ms. Swenson would not thereafter seek or accept new non-director positions at the Company;

●	the reinstitution of the former FF Transformation Committee, a management committee that will discuss business matters being undertaken by the Company (the committee will not have any decision-making authority) and be comprised of the Company’s Global Chief Executive Officer (Mr. Xuefeng Chen), Founder/Chief Product and User Ecosystem Officer and Founder Advisor to the Board (Mr. Yueting Jia), Interim Chief Financial Officer (Ms. Yun Han), the Acting General Counsel and other senior leadership team members invited by members of the FF Transformation Committee from time to time, with Mr. Jerry Wang (an FF Top designee) being given committee observer status subject to certain customary non-disclosure and confidentiality agreements; and

●	subject to the Company having entered into definitive agreements providing for at least $85.0 million of additional or (in certain circumstances, accelerated) financing commitments in the aggregate and having received funding of at least $35.0 million immediately available for the Company’s general use in connection therewith (which condition was, pursuant to the Amended Shareholder Agreement, agreed to be satisfied):

●	the Company will call, convene, hold and complete the Annual Meeting on the earliest date permitted under Delaware law and applicable Nasdaq and SEC requirements;

●	the size of the Board will be reduced to seven members effective with the directors to be elected at the Annual Meeting;

●	the following individuals will be nominated for election to the Board and included on the Board’s recommended slate at the Annual Meeting: (a) the Company’s Global CEO (currently Mr. Xuefeng Chen), (b) four directors selected by FF Top, at least two of whom will be independent directors, and (c) two independent directors selected by a committee, consisting of Mr. Adam He (the designee from the Nominating and Corporate Governance Committee of the Board reasonably acceptable to FF Top), Mr. Chad Chen and Mr. Chui Tin Mok (the individual designated by FF Top and reasonably acceptable to the Company) (the “Selection Committee”), for which any member of the Selection Committee may propose director candidates who will be included in the process with all final decisions made by the Selection Committee;

●	no re-nomination of FFIE directors as of the date of the Heads of Agreement (other than Mr. He) at the Annual Meeting without the consent of the Selection Committee;

●	FF Top has the right to nominate for election to the Board four designees until the first date on which FF Top has ceased to beneficially own at least 21,333,530 shares of Common Stock for at least 365 consecutive days, with such amount subject to adjustment in connection with any stock split, reverse stock split or other similar corporate action after the date of the Amended Shareholder Agreement (the “Minimum Share Amount”). Following the termination of FF Top’s right to nominate four designees, FF Top shall continue to have the right to nominate a number of designees not less than the number equal to the total number of directors on the Board, multiplied by the aggregate voting power of the shares of Common Stock and other securities of the Company generally entitled to vote in the election of directors of the Company beneficially owned by FF Top and its affiliates, divided by the total voting power of the then-outstanding shares of Common Stock issued as of the record date for any meeting of stockholders of the Company at which directors are to be elected, rounding up to the next whole director.; and

●	the resignation of Ms. Swenson and Mr. Brian Krolicki as directors of the Company. It was also agreed that (i) Ms. Swenson and Mr. Krolicki would not thereafter seek or accept re-appointment, re-nomination or re-election to the Board and (ii) that following their resignations from the Board, their seats would be left empty until the Annual Meeting (which would result in the Company having an eight person Board until the Annual Meeting).

On October 3, 2022, Ms. Swenson tendered her resignation from her role as both Executive Chairperson and member of the Board effective immediately. On October 28, 2022, Mr. Brian Krolicki tendered his resignation from the Board effective immediately.

Mutual Release

On September 23, 2022, the Company entered into a Mutual Release (the “Mutual Release”) with FF Global, its executive committee members and their controlled affiliates, FF Global’s controlled affiliates (including FF Top), and the directors of the Company and their controlled affiliates (collectively, and together with the Company, the “Release Parties”), pursuant to which the Release Parties agreed to a mutual release of claims and to settle various matters among them, including with respect to any differences that arose out of the Company directors’ service as a director, employee, officer or manager of the Company up through and including the date of the Mutual Release, subject to customary exceptions.

Voting Agreements by FF Top Holding LLC and Season Smart Ltd.

On September 23, 2022, the Company entered into a letter agreement with each of FF Top (the “FF Top Voting Agreement”) and Season Smart, an indirect subsidiary of China Evergrande Group (“Evergrande”) (the “Season Smart Voting Agreement”), the two largest holders of Common Stock, pursuant to which each of FF Top and Season Smart agreed to vote and did vote, with respect to all shares of Company voting stock over which such party has voting control, in favor of any resolution presented to the stockholders of the Company at a stockholders’ meeting to approve, among other things:

●	the issuance, in the aggregate, of more than 19.999% of the number of shares of outstanding Common Stock (under Nasdaq Listing Rule 5635(d)) as a result of:

●

the issuance of up to (x) $57.0 million in principal amount of senior secured Tranche A convertible notes at a conversion price of not below $1.05 per share of Class A Common Stock for $27.0 million, and the remainder ($30.0 million) at a conversion price of not below $2.69 per share of Class A Common Stock, (y) $57.0 million in principal amount of senior secured Tranche B convertible notes at a conversion price of not below $1.05 per share of Class A Common Stock for $27.0 million, and the remainder ($30.0 million) at a conversion price of not below $2.69 per share of Class A Common Stock, and (z) 26,822,724 shares of Class A Common Stock upon the exercise of associated warrants, in each case, pursuant to the SPA (as then amended) and subject to the full ratchet anti-dilution and most favored nation protections therein;

●	the issuance of up to 73,675,656 shares of the Class A Common Stock upon the exercise of all previously issued convertible notes and warrants of the Company; and

●	the issuance of up to $60.0 million in principal amount of senior secured convertible notes pursuant to the Joinder by Senyun International Ltd. and/or its affiliates; and

●	an increase to the number of authorized shares of Common Stock to 900.0 million

In addition, each of FF Top and Season Smart have agreed in their respective voting agreements that, subject to the consent of such FF Top and Season Smart (with respect to each such party’s respective voting agreement), which consent is not to be unreasonably withheld, conditioned or delayed, the Company may seek to further increase the number of authorized shares of Company Common Stock to, up to a maximum of 1.5 billion shares and such party agrees to vote all shares with respect to which it has voting power in favor of any resolutions presented to stockholders to effect such increase in the number of authorized shares.

On October 22, 2022, the Company and FF Top agreed to an amendment (the “FF Top Amendment”) to the FF Top Voting Agreement. Pursuant to the FF Top Amendment, FF Top (i) reaffirmed its commitment under the FF Top Voting Agreement, in light of the maturity date extension of the SPA Notes, to vote all of its shares of Company voting stock in favor of the resolution to be presented to the FFIE stockholders at the November 3, 2022 special meeting to approve the issuance, in the aggregate, of more than 19.99% of the issued and outstanding shares of Company Common Stock underlying the various SPA Notes and SPA Warrants issued and issuable pursuant to the Financing Documents; (ii) revised the condition precedent to FF Top’s voting obligations that the Company comply in all material respects with its obligations pursuant to the Heads of Agreement and any definitive documentation contemplated by the Heads of Agreement to only apply to the period from and after October 22, 2022; and (iii) extended the deadline to November 11, 2022 (which was subsequently extended to December 31, 2022) for the Company and FF Top to enter into an amendment to the Shareholder Agreement between FF Top and the Company and other definitive documentation contemplated by the Heads of Agreement (provided that the failure of such amendment and other definitive documentation to be executed by such date will not, in and of itself, release FF Top from its voting obligations under the FF Top Voting Agreement).

FF Top’s obligations pursuant to the FF Top Amendment are conditioned on (i) the appointment of Mr. Chad Chen (or a substitute nominee, as applicable) to the Board as the fourth FF Top designee no later than October 27, 2022 (provided that Mr. Chad Chen or a substitute nominee, as applicable, is reasonably acceptable to the Nominating and Corporate Governance Committee of the Board with respect to the Nasdaq independence rules and legal compliance and criminal compliance) (provided that if Mr. Chad Chen is not so reasonably acceptable to the Nominating and Corporate Governance Committee of the Board, then FF Top will be permitted to nominate another individual to the Board); and (ii) constructive engagement by Mr. Adam (Xin) He, the Interim Chairman of the Board, directly with representatives with FF Top on certain additional governance and management matters and, to the extent the Interim Chairman of the Board so determines, in his discretion, such matters will be put to a discussion and a vote of the full Board. On October 27, 2022, Mr. Chad Chen was appointed to the Board.

FF Top’s and Season Smart’s obligations pursuant to their respective voting agreements are also conditioned on the accuracy of certain representations, compliance by the Company with certain covenants and the satisfaction of certain conditions, in each case as further set forth in the applicable voting agreement. Such conditions include, among others, satisfaction of the Implementation Condition (defined above under the Heads of Agreement), the occurrence of the obligations set forth in the Heads of Agreement with respect to Ms. Swenson and Mr. Krolicki and, in the case of Season Smart, the execution of the further definitive documentation contemplated by the Heads of Agreement by no later than October 7, 2022 (which condition has not been satisfied or waived).

The Company also agreed in the FF Top Voting Agreement and the Season Smart Voting Agreement that FF Top may vote its shares of Company Common Stock in favor of each of the Krolicki and Swenson removal proposals (if any), that neither FF Top nor the Company has any obligation to nominate or reappoint Mr. Krolicki or Ms. Swenson to the Board at any time following their resignation or removal for any reason, that neither Mr. Krolicki nor Ms. Swenson shall be re-appointed or re-nominated to the Board following their resignation or removal and that neither Mr. Krolicki nor Ms. Swenson shall be (re)hired, (re)engaged or (re)appointed to any position at the Company following their resignation or removal from their respective non-Board roles (if any) at the Company. On October 3, 2022, Ms. Swenson tendered her resignation from her role as both Executive Chairperson and member of the Board effective immediately. On October 28, 2022, Mr. Brian Krolicki tendered his resignation from the Board effective immediately.

At a special meeting of FFIE stockholders held on November 3, 2022, FFIE stockholders approved the following three proposals: (1) a proposal to approve, as is required by the applicable Nasdaq rules and regulations, transactions involving notes and warrants issued to ATW Partners LLC, RAAJJ, Senyun and/or their affiliates as committed under the SPA, the Joinder and the Third Amendment, including the issuance of any shares in excess of 19.99% of the issued and outstanding shares of the Common Stock; (2) a proposal to increase FFIE’s total authorized shares from 825,000,000 to 900,000,000 (the “Share Authorization Proposal”); and (3) a proposal to approve an amendment to the Amended and Restated Charter to effect a reverse stock split of the Common Stock by a ratio of any whole number in the range of 1-for-2 to 1-for-10, and a corresponding reduction in the number of authorized shares of Common Stock (after adjustment of the number of authorized shares, if applicable, resulting from stockholder approval of the Share Authorization Proposal), with such ratio to be determined in the discretion of the Board and with such action to be effected at such time and date, if at all, as determined by the Board within one year after the conclusion of such special meeting of stockholders.

FF Top Expense Reimbursements

On July 30, 2022, the Company entered into a preliminary term sheet (the “Preliminary Term Sheet”) with FF Top setting out a summary of the preliminary terms and conditions for FF Top’s assistance in arranging a proposed convertible term loan facility to the Company. In connection with the Preliminary Term Sheet, the Company agreed to reimburse FF Top for its reasonable and documented out-of-pocket legal and diligence fees and expenses incurred in connection with such financing efforts up to a $300,000 cap (the “Original Cap”), irrespective of whether or not closing occurred, with $150,000 to be payable as a deposit upon execution of the Preliminary Term Sheet. Pursuant to the Preliminary Term Sheet, the Company paid FF Top $150,000 on August 9, 2022 and $150,000 on December 16, 2022.

On January 31, 2023, the Company entered into a supplemental agreement to the Preliminary Term Sheet (the “Supplemental Agreement”) with FF Top, pursuant to which the parties agreed, due to the high amount of FF Top’s out-of-pocket legal fees and expenses incurred in connection with its financing efforts, to amend the Preliminary Term Sheet to increase the Original Cap from $300,000 to $682,733.64. The Company agreed to pay the remaining $379,911.64 of the fee owed to FF Top as follows: (i) fifty percent, equaling $189,955.82, within one business day of execution of the Supplemental Agreement, and (ii) fifty percent, equaling $189,955.82, within one business day of consummation of new financing by the Company in an amount not less than $5.0 million or an earlier date approved by the Board. Pursuant to the Preliminary Term Sheet, as amended by the Supplemental Agreement, the Company paid FF Top $189,955.82 on February 1, 2023. FF Top has requested additional reimbursement of legal fees in the amount of approximately $115,000 in connection with the Sixth Amendment. The Company is currently evaluating the request.

FF Top has recently requested additional expense reimbursements from the Company in connection with its efforts and expenses incurred related to resolving corporate governance issues since 2022. FF Top may in the future continue to request additional reasonable expense reimbursements and indemnification from the Company.

FF Top Consulting Services Agreement

On March 6, 2023, the Company entered into a Consulting Services Agreement (the “Consulting Agreement”) with FF Global, effective as of February 1, 2023. Pursuant to the Consulting Agreement, FF Global shall provide consultation and integrate resources to assist the Company in achieving its 2023 strategic goals, including to (i) assist the Company in developing its funding strategy; (ii) assist the Company in developing its value return & management strategy; (iii) consult on and integrate stockholder relations and stockholder resources; (iv) provide support on communications regarding stockholders meetings; (v) develop the Company’s existing stockholder financing strategy, including retail investors and others; (vi) assist the Company in risk management strategy; and (vii) assist in capability build up & operation strategy. The Consulting Agreement has an initial term of 12 months and automatically renews for successive 12 month periods unless earlier terminated in accordance with the terms thereof.

As consideration, the Company shall pay FF Global a monthly fee of $0.2 million per month, due and payable on the last day of each month beginning on March 31, 2023, as well as reimburse FF Global for all reasonable and documented out-of-pocket travel, legal, and other out-of-pocket expenses incurred in connection services pursuant to the Consulting Agreement, (including reasonable fees and disbursements of Consultant’s external legal counsel), which out-of-pocket expenses shall not exceed $0.05 million without the prior written consent of the Company (which consent shall be in the sole and absolute discretion of the Company).

Payment on Behalf of Ocean View

On February 9, 2023, the Company made a payment of approximately $220,000 on behalf of Ocean View, an indemnified co-defendant, in connection with a seizure of funds related to the outstanding judgment in ongoing litigation. Ocean View fulfilled its payment obligation under the settlement arrangement of such litigation, but the Company did not make its payment on the outstanding judgment which caused such seizure of funds of Ocean View. See “Business – Legal Proceedings” for more information. Following such seizure, the Company paid the outstanding judgment and all accrued interest. The Company expects to receive the approximately $220,000 it paid on behalf of Ocean View following the release of such seizure.

Certain Relationships and Related Person Transactions — PSAC

Founder Shares

On February 11, 2020, the PSAC Sponsor purchased an aggregate of 5,750,000 Founder Shares for an aggregate price of $25,000. The Founder Shares included an aggregate of up to 750,000 shares subject to forfeiture by the PSAC Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the PSAC Sponsor would collectively own 20% of PSAC’s issued and outstanding shares after the initial public offering. As a result of the underwriters’ election to partially exercise their over-allotment option on July 31, 2020 and the expiration of the remaining over-allotment option, 5,608 Founder Shares were forfeited, resulting in there being 5,744,392 Founder Shares issued and outstanding.

The PSAC Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until (1) with respect to 50% of the Founder Shares, the earlier of one year after the completion of a business combination and the date on which the closing price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after a business combination and (2) with respect to the remaining 50% of the Founder Shares, one year after the completion of a business combination, or earlier, in either case, if, subsequent to a business combination, PSAC completes a liquidation, merger, stock exchange or other similar transaction which results in all of PSAC’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Private Units

Contemporaneously with the closing of the initial public offering and the exercise of the overallotment option, the PSAC Sponsor purchased an aggregate of 483,420 private units in a private placement at a price of $10.00 per private unit. Each private unit consists of one share of Common Stock and one Private Warrant. The private units were identical to the units sold in the initial public offering except that the Private Warrants: (i) will not be redeemable by PSAC and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees. If the Private Warrants are held by holders other than the initial purchasers or any of their permitted transferees, the Private Warrants will be redeemable by PSAC and exercisable by the holders on the same basis as the warrants included in the units sold in the initial public offering.

Advances

The PSAC Sponsor advanced PSAC an aggregate of $75,000 to cover expenses related to the initial public offering. The advances were non-interest bearing and due on demand. The outstanding advances of $75,000 were repaid upon the consummation of the initial public offering on July 24, 2020.

Promissory Notes

On February 14, 2020, PSAC issued an unsecured promissory note to the PSAC Sponsor (the “Promissory Note”), pursuant to which PSAC may borrow up to an aggregate principal amount of $150,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020, (ii) the consummation of the initial public offering or (iii) the date on which PSAC determines not to proceed with the initial public offering. The outstanding balance under the Promissory Note of $133,000 was repaid upon the consummation of the initial public offering on July 24, 2020.

On February 28, 2021, PSAC issued an unsecured promissory note to the PSAC Sponsor pursuant to which PSAC may borrow up to an aggregate principal amount of $500,000 and on June 7, 2021 and July 8, 2021 PSAC issued another unsecured promissory note to the PSAC Sponsor pursuant to which PSAC may borrow up a further $200,000 and $100,000, respectively (the “Promissory Notes”). The Promissory Notes are non-interest bearing. At the closing of the Business Combination, all of the unpaid balance of the notes were converted into units consisting of one share of Class A Common Stock and one warrant to purchase a share of Class A Common Stock at $10.00 per unit.

Subscription Agreements

In connection with the execution of the Merger Agreement, PSAC entered into separate Subscription Agreements with certain accredited investors or qualified institutional buyers (collectively, the “Subscription Investors”) concurrently with the execution of the Merger Agreement on January 27, 2021. The Subscription Agreements require PSAC to use commercially reasonable efforts to have an effective shelf registration statement registering the resale of the shares of PSAC common stock held by the Subscription Investors within 60 calendar days (or 90 calendar days if the SEC notifies PSAC that it will review the registration statement) following the closing of the Business Combination.

Agreement with Riverside Management Group

PSAC entered into a transaction services agreement, dated as of October 13, 2020 (and amended on October 26, 2020), pursuant to which Riverside Management Group (“RMG”) provided consulting and advisory services in connection with the Business Combination in exchange for (i) $10.0 million in cash from PSAC at the closing of the Business Combination, (ii) 1,697,500 shares of Class A Common Stock with an equal amount of shares of common stock in PSAC being forfeited by the PSAC Sponsor for no consideration immediately prior to the closing of the Business Combination, and (iii) Class A Common Stock issued by FF immediately after the closing of the Business Combination having a value equal to $6.9 million, with an attributed value of $10.00 per share of Class A Common Stock (the “Original RMG Agreement”). On July 18, 2021, PSAC entered into an omnibus transaction services fee agreement and acknowledgement with the PSAC Sponsor, FF, RMG and Philip Kassin, Robert Mancini and James Carpenter (each, a “Service Provider” and, collectively, the “Service Providers”), as subsequently amended by an amendment entered into on July 21, 2022, pursuant to which (i) the Service Providers, together with such other service providers, who assisted the Service Providers as identified by the Service Providers, replaced RMG as the recipients of the cash and share compensations under the Original RMG Agreement and (ii) the Company agreed to issue, and subsequently issued on July 22, 2022, 2,387,500 shares of Class A Common Stock in the aggregate to the Service Providers and such other service providers as identified by the Service Providers in full consideration of certain consulting and advisory services provided by RMG in connection with the Business Combination.

Certain Relationships and Related Person Transactions — Legacy FF

Restructuring Agreement with Evergrande

In November 2017, Legacy FF received a commitment from Season Smart, an affiliate of Evergrande Health Industry Group (“Evergrande”) to provide $2.0 billion in funding, subject to certain conditions, in exchange for a 45% preferred equity stake in Legacy FF. Evergrande initially funded $800.0 million in 2018, and the terms of the agreement provided that the remaining $1.2 billion would be contributed by the end of 2019 and 2020, subject to certain conditions.

After a dispute among Legacy FF, Season Smart and certain of their affiliates regarding, among other things, whether certain conditions to Season Smart’s requirement to provide additional funding were satisfied, on December 31, 2018, Legacy FF, Season Smart and certain of their affiliates entered into a restructuring agreement pursuant to which Season Smart’s preferred equity interest in Legacy FF was restructured and reduced to 32% preferred equity stake in Legacy FF and the Legacy FF affiliated parties and Season Smart affiliated parties released one another and their respective affiliates from certain claims (including Season Smart’s obligation to make additional investments in Legacy FF) (the “Restructuring Agreement”). In addition, the Restructuring Agreement provided that Legacy FF may at any time before December 31, 2023 redeem, in part or in whole, the Legacy FF shares held by Season Smart at a predetermined redemption price. The Restructuring Agreement also provided that, among other matters, (i) Season Smart agreed that Legacy FF could enter into new equity financing arrangements without Season Smart’s approval so long as the valuation for such equity financing is not less than a specified threshold; (ii) Season Smart agreed to acquire Evergrande FF Holding (Hong Kong) Limited, which was previously a wholly-owned subsidiary of Legacy FF and owned certain Chinese assets of Legacy FF; and (iii) Legacy FF revised its memorandum and articles of association to provide Season Smart with certain rights. Certain Season Smart approval rights under the Restructuring Agreement were terminated at the closing of the Business Combination under the transaction support agreement signed by Season Smart with PSAC and Legacy FF on January 27, 2021.

Borrowings from Related Parties

Related Party Notes Payable

Prior to the Business Combination, FF funded its operations and capital needs primarily through the proceeds received from capital contributions and the issuance of related party notes payable and notes payable. The notes payable and equity were significantly funded by entities controlled or previously controlled by Mr. Yueting Jia, the founder and Chief Product and User Ecosystem Officer of the Company. As of December 31, 2022 and 2021 the outstanding principal balance of FF’s related party notes payable was $5.2 million and $13.7 million, respectively.

Evergrande Note Payable

Pursuant to the Restructuring Agreement, an affiliate of Evergrande provided a note payable in the principal amount of $10.0 million to Legacy FF, which was drawn in January 2019. Mr. Jia provided a personal guarantee for this loan. The loan bears interest at an annual rate of 10% if repaid by June 30, 2019, and increases to 15% per annum thereafter. The loan matured on June 30, 2019. In conjunction with the closing of the Business Combination, the Company settled the note payable by repaying the outstanding principal and accrued interest in full.

CYM Tech Holdings LLC Notes Payable

On March 30, 2018, Legacy FF issued: (a) a note payable with an original principal amount of $212.0 million (“$212.0M Note”) to Faraday & Future (HK) Limited (“F&F HK”), a private Hong Kong company previously controlled by Mr. Jia and currently owned and controlled by Mr. Jia’s cousin and (b) a note payable with an original principal amount of $66.9 million (“$66.9M Note”) to Leview Mobile HK Limited (“Leview HK”), a private Hong Kong company controlled by Mr. Jia. In addition, between December 2017 to July 2018, Legacy FF issued multiple promissory notes in an original aggregate principal amount of $28.9 million (collectively, the “$28.9M Notes”) to Beijing Bairui Culture Media Co., Ltd. (“Bairui”), an entity previously controlled by Mr. Jia. The $212.0M Note, $66.9M Note and $28.9M Notes are collectively referred to as the “CYM Notes.” The CYM Notes accrued simple interest rate at 12% per annum. The maturity date of the CYM Notes was extended from December 31, 2019 to June 30, 2021.

On August 28, 2020, (i) Leview HK transferred all of its rights, interests and title in and to the $66.9M Note to F&F HK in exchange for F&F HK’s issuance of a note covering an equivalent amounts to Leview HK (such transfer, the “$66.9M Note Transfer”) and (ii) Bairui transferred all of its rights, interests and title in and to the $28.9M Notes to F&F HK in exchange for F&F HK’s issuance of a note covering an equivalent amounts to Bairui (such transfer, the “$28.9M Notes Transfer”). On August 28, 2020 and immediately following the $66.9M Note Transfer and the $28.9M Notes Transfer, F&F HK transferred all of its rights under the CYM Notes to CYM Tech Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of F&F HK (“CYM”) in exchange for CYM’s issuance of a note covering an equivalent amount to F&F HK.

Matthias Aydt, an officer and a former director of the Company, and Chaoying Deng, former Chief of Staff and Corporation Operations of the Company, each holds 50% of the issued and outstanding equity interests of CYM of record for the benefit of F&F HK. They also serve as the sole managers of CYM. As of December 31, 2020, Legacy FF repaid $67.2 million of the principal and $36.2 million of accrued interest under the CYM Notes. On May 13, 2021, principal amounts of $90.9 million and accrued interest of $43.5 million of the CYM Notes, was converted into shares of Legacy FF convertible preferred stock and on July 21, 2021, such shares of Legacy FF convertible preferred stock were converted into 10,888,580 shares of Class A Common Stock in connection with the closing of the Business Combination. On July 21, 2021 just prior to such closing, principal amounts of $130.5 million and accrued interest of $29.9 million of the CYM Notes, was converted into 11,566,196 shares of Class A Common Stock. Pursuant to the Business Combination, the remaining $19.2 million principal amount was converted into 1,919,567 shares of Class A Common Stock.

Employee Notes Payable

On April 5, 2017, Legacy FF issued a note payable with a principal amount of $0.7 million (the “$0.7M Note”) to Meng Wu, the former executive director of a wholly-owned subsidiary of Legacy FF. The $0.7M Note did not accrue interest. The maturity date of the $0.7M Note was extended from October 2, 2017 to June 30, 2021. At the closing of the Business Combination, the Company settled this note by converting the outstanding principal balance and accrued interest into shares of Class A Common Stock.

In February 2020, Legacy FF borrowed $1.4 million from Chaoying Deng. This loan accrued interest at 8.99%. At the closing of the Business Combination, the Company settled this note by paying cash and converting the outstanding principal balance and accrued interest into shares of Class A Common Stock.

Pacific Technology Note Payable

Between November 2019 and August 2020, Legacy FF borrowed $10.6 million from Pacific Technology Holding LLC (“Pacific Technology”), which indirectly holds approximately 15.4% of FF’s outstanding voting power on a fully-diluted basis as of February 27, 2023, which loans accrued interest at rates from 6.99% to 8%. At the closing of the Business Combination, the Company settled this note by paying cash and converting the outstanding principal balance and accrued interest into shares of Class A Common Stock.

Related Party Notes - NPA Tranche

On April 29, 2019, Legacy FF entered into a note purchase agreement (as amended, restated and otherwise modified from time to time, the “Note Purchase Agreement”) with certain purchasers, U.S. Bank National Association, as the notes agent, and Birch Lake Fund Management, LP as the collateral agent. The principal amount of notes that may be issued under the Note Purchase Agreement was $200.0 million. The notes issued under the Note Purchase Agreement bore interest at 10%, payable at the maturity date of the note. All notes issued under the Note Purchase Agreement were collateralized by a first lien, with second payment priority, on substantially all tangible and intangible assets of the borrowers and guarantors. The notes under the Note Purchase Agreement were subject to representations, warranties, and covenants and were initially scheduled to mature on October 31, 2019. In October 2020, Legacy FF obtained an extension of the maturity date of the notes under the Note Purchase Agreement to October 6, 2021. In connection with the Business Combination, the principal amount of the loans, amounting to $27.7 million, were repaid in cash, with accrued interest and conversion premiums totaling $11.3 million converted into shares of Class A Common Stock.

One of the note purchasers party to the Note Purchase Agreement was Royod LLC (“Royod”), an entity wholly owned by Raymond Dong, an employee in the User Ecosystem Strategy and Operations department of FF, whose loan to Legacy FF was funded by Ocean View, an entity formerly controlled by Mr. Jia and now wholly owned by the spouse of Ruokun Jia, who is the former Assistant Treasurer of the Company. In April 2019, Legacy FF executed a joinder agreement to the Note Purchase Agreement with Royod for a convertible note payable with total principal of $8.6 million (the “Royod Note”). The convertible note payable originally matured on May 31, 2020. The interest rate, collateral, and covenants were the same as the Note Purchase Agreement. Upon certain events, Royod may elect to convert all of the outstanding principal and accrued interest of the note payable plus a 20% premium.

Another of the note purchasers party to the Note Purchase Agreement was Warm Time Inc. (“Warm Time”), an entity that was previously a landlord of FF, and it serves as the conduit for certain loans from Ocean View to Legacy FF. In May 2019, Legacy FF executed a joinder agreement to the Note Purchase Agreement with Warm Time for a note payable with total principal of $0.9 million (the “Warm Time Note”). The note payable originally matured on March 6, 2020. The interest rate, collateral, and covenants were the same as the Note Purchase Agreement.

Another of the note purchasers party to the Note Purchase Agreement was Chui Tin Mok, Global Executive Vice President, Head of User Ecosystem of the Company. In May 2019, Legacy FF executed a joinder agreement to the Note Purchase Agreement with Chui Tin Mok for a convertible note payable with total principal of $1.7 million (the “Tin Mok Note”). The note payable matured on May 31, 2020 and the interest rate, collateral, and covenants are the same as the Note Purchase Agreement. Upon certain events, Chui Tin Mok may elect to convert all of the outstanding principal and accrued interest of the note payable plus a 20.00% premium into shares of stock.

Another of the note purchasers party to the Note Purchase Agreement was Ever Trust LLC (“Ever Trust”), an entity wholly owned by Luetian Sun, an employee in the Global Capital Markets department of FF. In July 2019, Legacy FF executed a joinder agreement to the Note Purchase Agreement with Ever Trust for a convertible note payable with total principal of $16.5 million (the “Ever Trust Note”). The note payable originally matured on May 31, 2020 and the interest rate, collateral, and covenants are the same as the Note Purchase Agreement. Upon certain events, Ever Trust may elect to convert all of the outstanding principal and accrued interest of the note payable plus a 20.00% premium into shares of stock. The note was funded by FF Global, who borrowed its funding from certain of its members, all of whom are active and former executives or employees of the Company, and (i) all of these members (except for Chaoying Deng) in turn borrowed their fundings from Dream Sunrise LLC, who in turn borrowed its funding from Capable Consulting and (ii) Chaoying Deng borrowed her funding from Grand Sky Tech LLC, an entity wholly owned by her sister and on behalf of which she has full authority to sign and act. At the closing of the Business Combination, the Company settled this note by paying the principal amount in cash and converting the interest accrued thereon into shares of Class A Common Stock.

At the closing of the Business Combination, the Company settled the Royod Note, the Warm Time Note, the Tin Mok Note, and the Ever Trust Note paying cash and converting the outstanding principal balance and accrued interest into shares of Class A Common Stock.

Chinese Related Party Notes Payable

As of December 31, 2022, due to two separate note payable payoff settlement agreements entered into with Chongqing Leshi Small Loan Co., Ltd. (“Chongqing”) on December 27, 2022, according to which Chongqing agreed to forgive principal and all outstanding accrued interest, the remaining principal balance of $4.7 million was agreed to be payable in five installment payments through December 31, 2023 and the current interest rate was set to 12%. The remaining amounts are due on demand to various other Chinese related party notes payable holders and bear a 0% coupon. Interest at a rate of 10% is imputed on these related party notes payable as the interest rates prescribed by the respective agreements are below market rates.

Warm Time Note Payable

In March 2019, Legacy FF borrowed $1.5 million through a note payable from Warm Time. The note was funded by FF Global, who borrowed its funding from certain of its members, who in turn borrowed their fundings from Royod and who in turn borrowed its funding from Ocean View. The note originally matured on March 6, 2020, bore interest at 8.99% per annum, had no covenants and was unsecured. At the closing of the Business Combination, the Company settled this note by converting the outstanding principal balance and accrued interest into shares of Class A Common Stock.

Ocean View Drive Notes Payable

From 2017 to 2020, Ocean View issued notes payable with an aggregate original principal of $26.4 million to Legacy FF. These notes had a principal balance of $8.4 million immediately prior to the closing of the Business Combination. At such closing, the Company settled these notes by converting the outstanding principal balance and accrued interest into shares of Class A Common Stock.

Capable Consulting Notes Payable

In 2019, Legacy FF entered into a right of first refusal arrangement for FF 91 vehicles with Capable Consulting LLC (“Capable Consulting”), an entity originally formed and wholly owned by the brother-in-law of Ruokun Jia, pursuant to which Capable Consulting paid a deposit in the amount of $11.6 million. In 2020, the deposit was converted into a note payable. At the closing of the Business Combination, the Company settled this note by converting the outstanding principal balance and accrued interest into shares of Class A Common Stock.

Current and Former Employees’ Transactions with Ocean View, Dream Sunrise LLC and Capable Consulting LLC

The following executives of the Company are party to the following transactions with Ocean View:

●	Mr. Jia leases three real properties (including the Rancho Palos Verdes Properties that he in turn subleased to Warm Time) from Ocean View by paying a monthly rent of approximately $42.0 thousand and borrowed an aggregate of $3.0 million from Ocean View in 2018 and 2019, which loans were subsequently transferred to Founding Future Creditors Trust;

●	Chui Tin Mok borrowed $2.54 million from Ocean View in August 2018, which loan remains outstanding as of December 31, 2022;

●	Chaoying Deng borrowed $304,000 from Ocean View in 2018, which loan remains outstanding as of December 31, 2022;

●	Ruokun Jia, who is Mr. Jia’s nephew, loaned approximately $1.0 million to Ocean View in 2020, which loan remains outstanding as of December 31, 2022; and

●	Jiawei (Jerry) Wang, former Vice President, Global Capital Markets of the Company and now President of FF Global and who is Mr. Jia’s nephew, had various loan transactions with Ocean View from 2017 through 2022, among which the loans from Ocean View to Jerry Wang remain outstanding as of December 31, 2022, and Jerry Wang and Ocean View also cross-guarantee loans borrowed by each other from third parties.

Additionally, Chaoying Deng borrowed $10,500 from Dream Sunrise in October 2020, which loan remains outstanding as of December 31, 2022 and Ruokun Jia has been providing financial consulting services to Dream Sunrise LLC and Capable Consulting through his arrangement with a China based company since 2019.

Rancho Palos Verdes Real Property Leases

FF U.S. leased two real properties, located at 7 Marguerite Drive, Rancho Palos Verdes, CA 90275 and 19 Marguerite Drive, Rancho Palos Verdes, CA 90275 (the “Rancho Palos Verdes Properties”), from Warm Time from January 1, 2018 through March 31, 2022. Warm Time in turn leased the Rancho Palos Verdes Properties from Mr. Jia. The Rancho Palos Verdes Properties were used by the Company to provide long-term or temporary housing to employees of the Company (including Dr. Carsten Breitfeld, former Global CEO of the Company) and the Company paid Warm Time a monthly amount of $71,000 for rent and certain services, including catering, room services and organization of meetings, external gatherings and events, for these two properties. The aggregate amount paid by Legacy FF to Warm Time for calendar years ended December 31, 2022, 2021 and 2020 were $0.1 million, $1.7 million and $0.3 million, respectively.

Procedures with Respect to Review and Approval of Related Person Transactions

Following the consummation of the Business Combination, the Board adopted a policy with respect to the review, approval and ratification of related person transactions. Under the policy, FF’s Audit Committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related party transactions, the Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, the policy requires the Audit Committee to consider, among other factors it deems appropriate:

●	the related person’s relationship to FF and interest in the transaction;

●	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

●	the impact on a director’s or a director nominee’s independence in the event the related person is a director or director nominee or an immediate family member of the director or director nominee;

●	the benefits to FF of the proposed transaction;

●	if applicable, the availability of other sources of comparable products or services; and

●	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, FF’s best interests and those of FF’s stockholders, as the Audit Committee determines in good faith.

In addition, under FF’s Code of Business Conduct and Ethics, FF’s employees, officers, directors and director nominees have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

PRINCIPAL STOCKHOLDERS

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of Common Stock, as of February 27, 2023, for (1) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock, (2) each member of the Board, (3) each of our named executive officers and (4) all of the members of the Board and our executive officers, as a group. As of February 27, 2023, there were outstanding 692,803,329 shares of Class A Common Stock, 64,000,588 shares of Class B Common Stock, and 126,397,462 outstanding warrants to purchase shares of Class A Common Stock, consisting of 23,540,988 warrants (the “Public Warrants”) originally issued in the initial public offering of PSAC (or otherwise originally included in the private units purchased in connection with the initial public offering of PSAC, and subsequently sold), 111,131 Private Warrants, 29,454,593 warrants issued in a private placement on August 5, 2021 to Ares Capital Corporation and affiliated entities pursuant to a note purchase agreement with Legacy FF (“Ares NPA Warrants”) and 73,290,750 SPA Warrants.

The beneficial ownership percentages set forth in the table below are based on 756,803,917 shares of Common Stock issued and outstanding as of February 27, 2023 (including for this purpose, 64,000,588 shares of Class A Common Stock issuable upon conversion of 64,000,588 shares of Class B Common Stock held by FF Top, all as issued and outstanding shares as of February 27, 2023) and do not take into account the issuance of any shares of Class A Common Stock upon the exercise of warrants to purchase up to 126,397,462 shares of Class A Common Stock that remain outstanding, the exercise of any of the 34,637,120 outstanding options and vesting of 19,667,004 unvested RSUs (both as of February 27, 2023), or the conversion of any of the outstanding convertible notes. In computing the number of shares of Common Stock beneficially owned by a person, we deemed to be outstanding all shares of Common Stock subject to warrants and stock options held by the person that are currently exercisable or may be exercised within 60 days of February 27, 2023. We did not deem such shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock. Unless otherwise indicated, the business address of each person listed in the table below is c/o Faraday Future Intelligent Electric Inc., 18455 S. Figueroa Street, Gardena, California 90248.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
Five Percent Holders:
FF Top Holding LLC (1)	116,586,162	15.4%
Season Smart Limited (2)	66,494,117	8.8%
Senyun International Ltd. (3)	47,785,564	6.3%
Directors and Executive Officers
Matthias Aydt (4)	485,438	*
Dr. Carsten Breitfeld (5)**	952,570	*
Chad Chen***	—	—
Xuefeng Chen (6)**	338,533	*
Yun Han (7)****	691,084	*
Li Han***	—	—
Adam (Xin) He*****	—	—
Yueting Jia (8)******	1,004,734	*
Chui Tin Mok (9)***	999,009	*
Hong Rao (10)	516,189	*
Jie Sheng***	—	—
Ke Sun***	—	—
All executive officers and directors as a group (12 individuals)	4,987,557	*

*	Less than 1%

**

Mr. Xuefeng Chen was appointed Global CEO effective as of November 27, 2022 and was appointed as a director of the Board on December 27, 2022. On November 26, 2022, the Board removed Dr. Breitfeld as Global CEO and, on December 26, 2022, Dr. Breitfeld tendered his resignation as a director of the Board, effective immediately.

***	Mr. Chad Chen was appointed as a director of the Board as of October 27, 2022. Mr. Jie Sheng was appointed as a director of the Board on December 18, 2022. Ms. Ke Sun was appointed as a director of the Board on December 27, 2022. Mr. Chui Tin Mok was appointed as a director of the Board on January 25, 2023. Ms. Li Han was appointed as a director of the Board on March 13, 2023.

****	Ms. Yun Han was appointed as Chief Accounting Officer and Interim Chief Financial Officer of the Company on October 22, 2022, effective as of October 25, 2022.

*****	Mr. Adam (Xin) He has been appointed Interim Chairman of the Board, effective as of October 3, 2022.

******

On February 26, 2023, Mr. Yueting Jia was determined to be an “officer” of the Company within the meaning of Section 16 of the Exchange Act and an “executive officer” under Rule 3b-7 under the Exchange Act.

(1)

Based on a Schedule 13D/A filed by FF Top, Pacific Technology Holding LLC (“Pacific Technology”) and FF Global Partners LLC (“FF Global”), each a Delaware limited liability company (collectively, the “Reporting Persons”) on January 26, 2023. Includes (i) 51,404,885 shares of Class A Common Stock held by certain other stockholders FFIE over which the Reporting Persons exercise voting control pursuant to voting agreements, (ii) 1,180,689 shares of Class A Common Stock held directly by Pacific Technology and (iii) 64,000,588 shares of Class B Common Stock held directly by FF Top. Shares of Class B Common Stock are convertible into of Class A Common Stock of FFIE at any time. Assumes the conversion of the Class B Common Stock referred to above into shares of Class A Common Stock. Pacific Technology is the managing member of FF Top, and FF Global is the managing member of Pacific Technology. FF Global is governed by its board of managers (the “FF Global Board of Managers”) consisting of five managers – Mr. Yueting Jia, Mr. Jerry Wang, Mr. Chui Tin Mok, Mr. Prashant Gulati and Ms. Chaoying Deng. A majority of the managers present at a meeting of the FF Global Board of Managers where there is a quorum is required to approve certain material actions of FF Global, including actions relating to the voting and disposition of shares of Common Stock by FF Top.

(2)	Based on a Schedule 13D/A filed by Season Smart Limited (“Season Smart”) on September 27, 2022. Season Smart is an indirect subsidiary of China Evergrande Group, a Cayman company. China Evergrande Group holds its interest in Season Smart through a chain of entities, and China Evergrande Group’s direct and indirect subsidiaries through which it holds interest in Season Smart are New Garland Limited (a British Virgin Islands company) Global Development Limited (a Cayman company), Acelin Global Limited (a British Virgin Islands company), Evergrande Health Industry Holdings Limited (a British Virgin Islands company) and China Evergrande New Energy Vehicle Group Limited (a Hong Kong company) (collectively, the “Evergrande Entities”). Each Evergrande Entity, by reason of its ownership of the voting securities of the subsidiary below it in the ownership structure, has the right to elect or appoint a majority of the members of the governing body of that subsidiary and, therefore, to direct the management and policies of that subsidiary. Mr. Hui Ka Yan (“Mr. Hui”) is a controlling shareholder of China Evergrande Group, through his wholly-owned subsidiary, Xin (BVI) Limited (a British Virgin Islands company). Mr. Hui, by reason of his ownership of the voting securities of Xin (BVI) Limited, has the right to elect or appoint the members of the governing body of China Evergrande Group. As a result, each Evergrande Entity, Mr. Hui and Xin (BVI) Limited may be deemed to be the beneficial owner of the shares held of record by Season Smart.

(3)	Based on a Schedule 13G/A filed by Senyun on February 14, 2023. Bo Zhang is the sole director of Senyun and may be deemed to beneficially own the securities held by Senyun. Mr. Zhang disclaims any beneficial ownership of the reported securities other than to the extent of his pecuniary interest therein. The address of Senyun is Flat/Rm 1121 11/F, Ocean Centre Harbour City, 5 Canton Road, Hong Kong.

(4)	Includes options to acquire 385,513 shares of Class A Common Stock that have vested or will vest within 60 days of February 27, 2023. To the Company’s knowledge, Mr. Aydt has not sold any shares since FF became a public company.

(5)	Includes options to acquire 528,119 shares of Class A Common Stock that have vested or will vest within 60 days of February 27, 2023. On November 26, 2022, the Board removed Dr. Breitfeld as Global CEO and, on December 26, 2022, Dr. Breitfeld tendered his resignation from the Board.

(6)	Includes options to acquire 338,533 shares of Class A Common Stock that have vested or will vest within 60 days of February 27, 2023. To the Company’s knowledge, Mr. Xuefeng Chen has not sold any shares since FF became a public company.

(7)	Includes RSUs having a grant date fair value of $200,000, which have fully vested within 30 days of the effective date of Ms. Yun Han’s appointment as Interim Chief Financial Officer. To the Company’s knowledge, Ms. Yun Han has not sold any shares since FF became a public company.

(8)	Includes options to acquire 565,211 shares of Class A Common Stock that have vested or will vest within 60 days of February 27, 2023. To the Company’s knowledge, Mr. Jia has not sold any shares since FF became a public company.

(9)	Includes options to acquire 775,840 shares of Class A Common Stock that have vested or will vest within 60 days of February 27, 2023. To the Company’s knowledge, Mr. Mok has not sold any shares since FF became a public company.

(10)	Includes options to acquire 259,801 shares of Class A Common Stock that have vested or will vest within 60 days of February 27, 2023. To the Company’s knowledge, Mr. Rao has not sold any shares since FF became a public company.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 536,944,398 shares of Class A Common Stock and 111,131 Private Warrants. In addition, this prospectus relates to the issuance by us, and the offer and sale from time to time by the Selling Securityholders, of up to an aggregate of 33,678,698 shares of Class A Common Stock issuable upon exercise of Warrants or conversion of the SPA Notes. The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Class A Common Stock and Private Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Class A Common Stock or the Private Warrants after the date of this prospectus.

The following table sets forth information provided by or on behalf of each Selling Securityholder as of February 27, 2023 regarding the aggregate number of shares of Class A Common Stock (including shares of Class A Common Stock issuable upon exercise of Warrants or conversion of the SPA Notes or Class B Common Stock) and Private Warrants beneficially owned prior to the offering, the aggregate number of shares of Class A Common Stock (including shares of Class A Common Stock issuable upon exercise of Warrants, conversion of the SPA Notes or Class B Common Stock or achievement of all earnout thresholds under the Merger Agreement) and Private Warrants that may be offered from time to time by each Selling Securityholder pursuant to this prospectus and any accompanying prospectus supplement, and the number of shares of Class A Common Stock (including shares of Class A Common Stock issuable upon exercise of Warrants or conversion of the SPA Notes or Class B Common Stock) and Private Warrants, and percentage ownership of, each Selling Securityholder after the sale of securities offered hereby. The beneficial ownership percentages following the offering set forth in the table below are based on 756,803,917 shares of Common Stock issued and outstanding as of February 27, 2023 (including, for this purpose, 64,000,588 shares of Class A Common Stock issuable upon conversion of 64,000,588 shares of Class B Common Stock held by FF Top, all as issued and outstanding shares as of February 27, 2023), do not take into account the issuance of any shares of Class A Common Stock upon the exercise of warrants to purchase up to 126,397,462 shares of Class A Common Stock that remain outstanding, the exercise of any of the 34,637,120 outstanding options and vesting of 19,667,004 unvested RSUs (both as of February 27, 2023), or the conversion of any of the outstanding convertible notes and have assumed that each Selling Securityholder will sell all shares of Class A Common Stock and Private Warrants offered pursuant to this prospectus. In calculating percentages of shares of Class A Common Stock owned by a particular Selling Securityholder, we treated as outstanding the number of shares of Class A Common Stock issuable to that particular Selling Securityholder upon (i) exercise of that particular Selling Securityholder’s Warrants (if any) and stock options (if any) that are currently exercisable or may be exercised within 60 days of February 27, 2023, (ii) conversion of that particular Selling Securityholder’s Notes (if any) that are currently convertible or may be converted within 60 days of February 27, 2023, and (iii) achievement of all earnout thresholds under the Merger Agreement, and we did not assume the exercise or conversion of any other Selling Securityholder’s Warrants, stock options or Notes, as the case may be, or the issuance of Earnout Shares under the Merger Agreement to any other Selling Securityholder in calculating the percentage ownership of any other Selling Securityholder.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Class A Common Stock or Private Warrants. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.” In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Unless otherwise indicated, the business address of each person listed in the table below is c/o Faraday Future Intelligent Electric Inc., 18455 S. Figueroa Street, Gardena, California 90248.

	Before the Offering				After the Offering
Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering	Private Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered	Number of Private Warrants Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Number of Private Warrants Beneficially Owned After the Offered Private Warrants are Sold
Directors And Executive Officers:
Matthias Aydt (1)	556,559	—	60,243	—	496,316	*	—
Chad Chen	—	—	—	—	—	—	—
Xuefeng (XF) Chen (2)	317,927	—	—	—	317,927	*	—
Yun Han (3)	691,084	—	—	—	691,084	—	—
Adam (Xin) He	—	—	—	—	—	—	—
Chui Tin Mok (4)	1,106,310	—	179,162	—	927,148	*	—
Hong Rao (5)	530,016	—	217,881	—	312,135	*	—
Jie Sheng	—	—	—	—	—	—	—
Ke Sun	—	—	—	—	—	—	—
PSAC Sponsor Investors:
Property Solutions Acquisition Sponsor, LLC (6)	213,366	165,000	213,366	165,000	—	—	—
Amy Kaufmann	2,500	—	2,500	—	—	—	—
Edward Kovary	20,000	—	20,000	—	—	—	—
Coleen McGlynn	1,500	—	1,500	—	—	—	—
Gregory Stoupnitzky	1,000	—	1,000	—	—	—	—
EarlyBirdCapital, Inc. (7)	111,131	111,131	111,131	111,131	—	—	—
Gleeson Cox	500	—	500	—	—	—	—
Jacqueline Chang	1,000	—	1,000	—	—	—	—
Jillian Carter	2,500	—	2,500	—	—	—	—
Marc Cangemi	1,000	—	1,000	—	—	—	—

	Before the Offering				After the Offering
Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering	Private Placement Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Number of Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
Robert Gladstone	2,500	—	2,500	—	—	—	—
Tracy Fezza	1,500	—	1,500	—	—	—	—

PIPE Investors:
Alpha Hills Investment Limited (8)	300,000	—	300,000	—	—	—	—
Arena Capital Advisors as General Partner for the Funds (9)	750,000	—	750,000	—	—	—	—
Baoxin Investment Management Ltd. (10)	9,985,190	—	8,000,000	—	1,985,190	*	—

	Before the Offering				After the Offering
Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering	Private Placement Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Number of Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
BL FFIE Fundco, LLC (11)	122,590	—	122,590	—	—	—	—
Blackwell Partners LLC – Series A (12)	707,700	—	707,700	—	—	—	—
Boothbay Diversified Alpha Master Fund, LP (13)	12,152	—	0	—	12,152	*	—
Brett Schlemovitz	2,940	—	2,940	—	—	—	—
Brian Chase	17,500	—	17,500	—	—	—	—
Central China Asset Management Company Limited (14)	250,000	—	250,000	—	—	—	—
Chon-hon Hsu	50,000	—	50,000	—	—	—	—

	Before the Offering				After the Offering
Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering	Private Placement Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Number of Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
Dmitry Godin	147,000	—	147,000	—	—	—	—
DSF 2019 Irrevocable Trust	24,500	—	24,500	—	—	—	—
DSG-Peony Fund SPC – DSG Global Markets SP (15)	400,000	—	400,000	—	—	—	—
DWE Investments LLC	294,000	—	294,000	—	—	—	—
Geely Symphony Finance Limited (16)	5,000,000	—	5,000,000	—	—	—	—
HWK21 LLC	98,000	—	98,000	—	—	—	—
Jeffrey Hecktman Trustee, Jeffrey Hecktman Trust u/a/d 3/28/1984	147,000	—	147,000	—	—	—	—
Joint Power International Limited (17)	400,000	—	400,000	—	—	—	—

	Before the Offering				After the Offering
Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering	Private Placement Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Number of Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
June Asiralertsiri Lee and Jonathan Lee	100,000		100,000
Kuos Investment II LLC (18)	90,000	—	90,000	—	—	—	—
Luxor Capital Partners Long Offshore Master Fund, LP (19)	505	—	505	—	—	—	—
Luxor Capital Partners Long, LP (20)	1,827	—	1,827	—	—	—	—
Luxor Capital Partners Offshore Master Fund, LP (21)	43,193	—	43,193	—	—	—	—
Luxor Capital Partners, LP (22)	68,632	—	68,632	—	—	—	—
Luxor Wavefront, LP (23)	35,843	—	35,843	—	—	—	—

	Before the Offering				After the Offering
Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering	Private Placement Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Number of Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
Maso Capital Investments Limited (24)	77,121	—	77,121	—	—	—	—
MS Autotech Co., Ltd. (25)	300,000	—	300,000	—	—	—	—
Nancy Karagis	9,800	—	9,800	—	—	—	—
New China Overseas Opportunity Fund SPC – China New Economy Growth Fund Segregated Portfolio (26)	200,000	—	200,000	—	—	—	—
New China Overseas Opportunity Fund SPC – China Healthcare Fund Segregated Portfolio (27)	100,000	—	100,000	—	—	—	—
New China Overseas Opportunity Fund SPC – New China Stable Return Segregated Portfolio (28)	100,000	—	100,000	—	—	—	—

	Before the Offering				After the Offering
Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering	Private Placement Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Number of Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
New China Capital Management Limited (29)	500,000	—	500,000	—	—	—	—
New China Multi-Strategy Fund SPC - New China Multi-Strategy Fund 2 Segregated Portfolio (30)	250,000	—	250,000	—	—	—	—
New China Multi-Strategy Fund SPC - New China Multi-Strategy Fund 3 Segregated Portfolio (31)	250,000	—	250,000	—	—	—	—
New China Multi-Strategy Fund SPC - New China Multi-Strategy Fund 4 Segregated Portfolio (32)	250,000	—	250,000	—	—	—	—
New China Multi-Strategy Fund SPC - New China Multi-Strategy Fund 5 Segregated Portfolio (33)	350,000	—	350,000	—	—	—	—
New China Innovation Fund SPC - New China Innovation Fund 19 Segregated Portfolio (34)	5,000,000	—	5,000,000	—	—	—	—

	Before the Offering				After the Offering
Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering	Private Placement Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Number of Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
Palantir Technologies Inc. (35)	1,750,000	—	1,750,000	—	—	—	—
Robert C. Sager Trust established 12/6/2005	196,000	—	196,000	—	—	—	—
Ryan Davis	40,670	—	40,670	—	—	—	—
Star V Partners LLC (36)	308,600	—	308,600	—	—	—	—
William Investment Group Ltd. (37)	1,000,000	—	1,000,000	—	—	—	—
Other Selling Securityholders:
FF Adventures SPV XVIII LLC (38)(54)	9,379,258	—	10,548,550	—	—	—	—
FF Aventuras SPV XI, LLC (39)(54)	2,481,601	—	3,690,859	—	—	—	—
FF Ventures SPV IX LLC (40)(54)	7,148,510	—	8,260,488	—	—	—	—
FF Venturas SPV X LLC (41)(54)	4,735,540	—	5,931,738	—	—	—	—

	Before the Offering				After the Offering
Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering	Private Placement Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Number of Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
FF Top Holding LLC (42)	116,586,162	—	71,831,588	—	44,754,574	7.1%	—
FF Simplicity Ventures LLC (43)(54)	0	—	151,500,300	—	—	—	—
RAAJJ Trading LLC (44)	0	—	4,486,500	—	—	—	—
Senyun International Ltd. (45)	47,785,564	—	161,500,000	—	—	—	—
Season Smart Limited (46)	66,494,117	—	79,831,617	—	—	—	—
Founding Future Creditors Trust (47)	19,901,731	—	19,901,731	—	—	—	—
D. James Carpenter (48)	519,000	—	519,000	—	—	—	—
Craig Broderick (49)	4,000	—	4,000	—	—	—	—
W. Thaddeus Miller (50)	25,000	—	25,000	—	—	—	—
Zoe McLean (51)	500	—	500	—	—	—	—
Justin Marcus (52)	37,500	—	37,500	—	—	—	—
Riverside Management Group (53)	519,000	—	519,000	—	—	—	—
Dr. Carsten Breitfeld (55)	1,862,980	—	479,987	—	1,438,529	*	—
Yueting Jia (56)	1,108,247	—	72,749	—	1,035,498	*	—
Qing Ye (57)	292,534	—	17,333	—	275,201	*	—

*	Less than one percent

(1)	Common Stock beneficially owned includes options to acquire 500,666 shares of Class A Common Stock that have vested or will vest within 60 days of February 3, 2023, and “Shares being offered” includes 4,350 Earnout Shares not currently beneficially owned that Matthias Aydt has the contingent right to receive pursuant to the Merger Agreement.

(2)	Common Stock beneficially owned includes options to acquire 317,927 shares of Class A Common Stock that have vested or will vest within 60 days of February 3, 2023.

(3)	Common Stock beneficially owned includes RSUs having a grant date fair value of $200,000, which have fully vested within 30 days of the effective date of Ms. Yun Han’s appointment as Interim Chief Financial Officer.

(4)	Common Stock beneficially owned includes options to acquire 938,424 shares of Class A Common Stock that have vested or will vest within 60 days of February 3, 2023, and “Shares being offered” includes 11,276 Earnout Shares not currently beneficially owned that Chui Tin Mok has the contingent right to receive pursuant to the Merger Agreement.

(5)	Common Stock beneficially owned includes options to acquire 517,319 shares of Class A Common Stock that have vested or will vest within 60 days of February 3, 2023, and “Shares being offered” includes 24,096 Earnout Shares not currently beneficially owned that Hong Rao has the contingent right to receive pursuant to the Merger Agreement.

(6)	These shares consist of (i) 213,366 shares of Class A Common Stock and (ii) 165,000 Private Warrants that are exercisable for 165,000 shares of Class A Common Stock held by PSAC Sponsor, of which Aaron Feldman is managing member. Accordingly, all securities held by PSAC Sponsor may ultimately be deemed to be beneficially held by Mr. Feldman. Mr. Feldman disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(7)	These shares consist of (i) 111,131 shares of Class A Common Stock and (ii) 111,131 Private Warrants that are exercisable for 111,131 shares. David Nussbaum and Steven Levine are directors, and Amy Kauffmann is an officer of, EarlyBirdCapital, Inc., and as such, Mr. Nussbaum, Mr. Levine and Ms. Kauffmann may be deemed to beneficially own the shares held by EarlyBirdCapital, Inc.

(8)	Hau Him Howard Chan is the Director of Alpha Hills Investment Limited, and as such, Mr. Chan be deemed to beneficially own the shares held by Alpha Hills Investment Limited.

(9)	Represents (a) 187,500 shares of Class A Common Stock owned of record by Arena Capital Fund, LP – Series 3, (b) 187,500 shares of Class A Common Stock owned of record by Arena Capital Fund, LP – Series 4, (c) 187,500 shares of Class A Common Stock owned of record by Arena Capital Fund, LP – Series 5, and (d) 187,500 shares of Class A Common Stock owned of record by Arena Capital Fund, LP – Series 6. Arena Capital Advisors, LLC is the General Partner of the Arena Funds and may be deemed to have voting control and investment discretion over the securities. The partners of Arena Capital Advisors are Daniel Elperin, Jeremy Sagi and Sanije Perrett, and as such Mr. Elperin, Mr. Sagi and Mr. Perrett may be deemed to beneficially own the shares held by the Arena Funds.

(10)	Aihua Yang is the sole director of Baoxin Investment Management Ltd. and its beneficial owner. As such, Mr. Yang may be deemed to be the beneficial owner of the shares.

(11)	Jack Butler is the managing member of Birch Lake Holdings, GP, LLC, the general partner of Birch Lake Holdings, LP, the managing member of Birch Lake Warehouse VI, LLC, the sole member of BL FF FFIE Fundco, LLC. As such, Mr. Butler may be deemed to have voting and disposition power over the shares.

(12)	Manoj Jain and Sohit Khurana are the Directors and Co-Chief Investment Officers of the Investment Manager, and as such, may be deemed to be the beneficial owner of the shares.

(13)	Seven Grand Managers, LLC is the investment manager of Boothbay Absolute Return Strategies, LP and Boothbay Diversified Alpha Master Fund, LP (collectively, the “Seven Grand Securityholders”). Chris Fahy may be deemed to have investment discretion and voting power over Common Stock held by the Seven Grand Securityholders. The address of each entity listed in this footnote is 81 Pondfield Road, Suite 302, Bronxville NY 10708

(14)	Liang Junsheng, Zhao Lili, Gu Jianfei and Cui Bin are the ultimate beneficial owners of Central China Asset Management Company Limited, and as such, may be deemed to beneficially own the shares.

(15)	Zheming Lin is the Director of DSG-Peony Fund SPC – DSG Global Markets SP. As such, Mr. Lin may be deemed to beneficially own the shares.

(16)	Mr. Quan Zhang as the director of Geely Symphony Finance Limited also has voting or investment control over the Registerable Securities, and as such, may be deemed to beneficially own the shares.

(17)	The beneficial owner is the GJ Family Trust (an irrevocable discretionary trust). Rustem Limited is the director of Joint Power International Limited.

(18)	Wei Guo owns 100% of Kuos Investment II LLC. As such, Mr. Guo may be deemed to beneficially own the shares.

(19)	Christian Leone, Portfolio Manager of Luxor Capital Group, LP, is the Investment Manager of the Selling Securityholder and, as such, may be deemed to beneficially own the shares.

(20)	Christian Leone, Portfolio Manager of Luxor Capital Group, LP, is the Investment Manager of the Selling Securityholder and, as such, may be deemed to beneficially own the shares.

(21)	Christian Leone, Portfolio Manager of Luxor Capital Group, LP, is the Investment Manager of the Selling Securityholder and, as such, may be deemed to beneficially own the shares.

(22)	Christian Leone, Portfolio Manager of Luxor Capital Group, LP, is the Investment Manager of the Selling Securityholder and, as such, may be deemed to beneficially own the shares.

(23)	Christian Leone, Portfolio Manager of Luxor Capital Group, LP, is the Investment Manager of the Selling Securityholder and, as such, may be deemed to beneficially own the shares.

(24)	Manoj Jain and Sohit Khurana are the Directors and Co-Chief Investment Officers of the Investment Manager and as such, may be deemed to be the beneficial owner of the shares.

(25)	The Representative Director is Bum Jun Kim. As such, Mr. Kim may be deemed to be the beneficial owner of the shares.

(26)	Chao Xing, Bin Li and Shuqi Peng are the directors of New China Overseas Opportunity Fund SPC, and Chi Zhang, Yijang Chen, Quan Li, Xigang Wang, Hongjun An are the directors of IM (as defined below). Further, unless otherwise instructed by the Directors of the SPC Fund, New China Asset Management (Hong Kong) Limited as the investment manager of the Sub-Fund (the “IM”) shall be entitled to exercise the voting powers attached to the underlying securities.

(27)	Chao Xing, Bin Li and Shuqi Peng are the directors of New China Overseas Opportunity Fund SPC, and Chi Zhang, Yijang Chen, Quan Li, Xigang Wang, Hongjun An are the directors of IM (as defined below). Further, unless otherwise instructed by the Directors of the SPC Fund, New China Asset Management (Hong Kong) Limited as the investment manager of the Sub-Fund (the “IM”) shall be entitled to exercise the voting powers attached to the underlying securities.

(28)	Chao Xing, Bin Li and Shuqi Peng are the directors of New China Overseas Opportunity Fund SPC, and Chi Zhang, Yijang Chen, Quan Li, Xigang Wang, Hongjun An are the directors of IM (as defined below). Further, unless otherwise instructed by the Directors of the SPC Fund, New China Asset Management (Hong Kong) Limited as the investment manager of the Sub-Fund (the “IM”) shall be entitled to exercise the voting powers attached to the underlying securities.

(29)	Hongjun An, Quan Li and Shuqi Peng are the directors of New China Capital Management Limited.

(30)	Chao Xing, Bin Li and Shuqi Peng are the directors of New China Multi-Strategy Fund SPC (the “SPC Fund”), and Hongjun An, Quan Li and Shuqi Peng are directors of IM (as defined below). Further, unless otherwise instructed by the Directors of the SPC Fund, New China Capital Management Limited as the investment manager of the Sub-Fund (the “IM”) shall be entitled to exercise the voting powers attached to the underlying securities and may be deemed to beneficially own these shares.

(31)	Chao Xing, Bin Li and Shuqi Peng are the directors of New China Multi-Strategy Fund SPC (the “SPC” Fund), and Hongjun An, Quan Li and Shuqi Peng are directors of IM (as defined below). Further, unless otherwise instructed by the Directors of the SPC Fund, New China Capital Management Limited as the investment manager of the Sub-Fund (the “IM”) shall be entitled to exercise the voting powers attached to the underlying securities and may be deemed to beneficially own these shares.

(32)	Chao Xing, Bin Li and Shuqi Peng are the directors of New China Multi-Strategy Fund SPC (the “SPC Fund”) and Hongjun An, Quan Li and Shuqi Peng are directors of IM (as defined below). Further, unless otherwise instructed by the Directors of the SPC Fund, New China Capital Management Limited as the investment manager of the Sub-Fund (the “IM”) shall be entitled to exercise the voting powers attached to the underlying securities and may be deemed to beneficially own these shares.

(33)	Chao Xing, Bin Li and Shuqi Peng are the directors of New China Multi-Strategy Fund SPC (the “SPC Fund”) and Hongjun An, Quan Li and Shuqi Peng are directors of IM (as defined below). Further, unless otherwise instructed by the Directors of the SPC Fund, New China Capital Management Limited as the investment manager of the Sub-Fund (the “IM”) shall be entitled to exercise the voting powers attached to the underlying securities and may be deemed to beneficially own these shares.

(34)	Chao Xing, Bin Li and Shuqi Peng are the directors of New China Innovation Fund SPC (the “SPC Fund”), and Sheldon Hiu Tung Tse, Jyun Chu, Quan Li, Ping Tse, Hongun An are the directors of IM (as defined below). Further, unless otherwise instructed by the Directors of the SPC Fund, New China Capital International Limited as the investment manager of the Sub-Fund (the “IM”) shall be entitled to exercise the voting powers attached to the underlying securities and may be deemed to beneficially own these shares.

(35)	Palantir Technologies Inc. is currently controlled by its seven-member board of directors. For more information, please see Palantir Technologies Inc.’s public filings with the SEC.

(36)	Manoj Jain and Sohit Khurana are the Directors and Co-Chief Investment Officers of the Investment Manager and as such, may be deemed to be the beneficial owner of the shares.

(37)	William Chen is the director of William Investment Group Ltd. As such, Mr. Chen may be deemed to have beneficial ownership over the shares.

(38)	“Common stock beneficially owned” includes 9,379,258 shares of Class A Common Stock issuable upon exercise of the ATW NPA Warrants. “Shares being offered” includes (i) 8,613,225 shares of Class A Common Stock issued to the Selling Securityholder upon exercise of the ATW NPA Warrants at an exercise price of $0.2275 per share; and (ii) 1,935,325 shares of Class A Common Stock issuable upon exercise of the ATW NPA Warrants, and does not take into account the possible trading of these shares that has occurred since issuance. The shares of Class A Common Stock issuable upon exercise of the ATW NPA Warrants gives effect to exercises of the ATW NPA Warrants by the Selling Securityholder and sales of such shares of Class A Common Stock pursuant to Rule 144 that occurred on various dates between September 26, 2022 through September 30, 2022.

(39)	“Common stock beneficially owned” includes 2,481,601 shares of Class A Common Stock issuable upon exercise of the ATW NPA Warrants. “Shares being offered” includes (i) 3,184,047 shares of Class A Common Stock issued to the Selling Securityholder upon exercise of the ATW NPA Warrants at an exercise price of $0.2275 per share; and (ii) 506,812 shares of Class A Common Stock issuable upon exercise of the ATW NPA Warrants, and does not take into account the possible trading of these shares that has occurred since issuance. The shares of Class A Common Stock issuable upon exercise of the ATW NPA Warrants gives effect to exercises of the ATW NPA Warrants by the Selling Securityholder and sales of such shares of Class A Common Stock pursuant to Rule 144 that occurred on various dates between September 26, 2022 through September 30, 2022.

(40)	“Common stock beneficially owned” includes (i) 7,077,860 shares of Class A Common Stock issuable upon exercise of the ATW NPA Warrants; and (ii) 70,650 shares of Class A Common Stock issuable upon exercise of certain management options issued prior to July 21, 2021, which options are fully vested and exercisable at an exercise price of $2.14 per share. “Shares being offered” includes (i) 6,801,784 shares of Class A Common Stock issued to the Selling Securityholder upon exercise of the ATW NPA Warrants at an exercise price of $0.2275 per share; and (ii) 1,458,704 shares of Class A Common Stock issuable upon exercise of the ATW NPA Warrants, and does not take into account the possible trading of these shares that has occurred since issuance. The shares of Class A Common Stock issuable upon exercise of the ATW NPA Warrants gives effect to exercises of the ATW NPA Warrants by the Selling Securityholder and sales of such shares of Class A Common Stock pursuant to Rule 144 that occurred on various dates between September 26, 2022 through September 30, 2022.

(41)	“Common stock beneficially owned” includes 4,735,540 shares of Class A Common Stock issuable upon exercise of the ATW NPA Warrants. “Shares being offered” includes (i) 4,958,133 shares of Class A Common Stock issued to the Selling Securityholder upon exercise of the ATW NPA Warrants at an exercise price of $0.2275 per share; and (ii) 973,605 shares of Class A Common Stock issuable upon exercise of the ATW NPA Warrants, and does not take into account the possible trading of these shares that has occurred since issuance. The shares of Class A Common Stock issuable upon exercise of the ATW NPA Warrants gives effect to exercises of the ATW NPA Warrants by the Selling Securityholder and sales of such shares of Class A Common Stock pursuant to Rule 144 that occurred on various dates between September 26, 2022 through September 30, 2022.

(42)	“Shares being offered” includes 7,831,000 Earnout Shares not currently beneficially owned that FF Top has the contingent right to receive pursuant to the Merger Agreement. Assumes the conversion of the Class B Common Stock referred to above into shares of Class A Common Stock. Shares of Class B Common Stock are convertible into shares of Class A Common Stock of FFIE at any time. Pacific Technology is the managing member of FF Top, and FF Global is the managing member of Pacific Technology. FF Global is governed by a board of managers, consisting of five managers – Mr. Yueting Jia, Mr. Jerry Wang, Mr. Chui Tin Mok, Mr. Prashant Gulati and Ms. Chaoying Deng. A majority of the Board of Managers of FF Global is required to approve any actions of FF Global, including actions relating to the voting and disposition of shares of Common Stock by FF Top. Other than the Founding Future Creditors Trust, no other stockholders subject to voting agreements in favor of FF Top own more than 5% of the issued and outstanding shares of Company Common Stock.

(43)	“Shares being offered” includes (i) 108,945,911 shares of Class A Common Stock issued to the Selling Securityholder upon the conversion of the SPA Notes and as interest “make-whole” shares in certain circumstances set forth in the SPA and SPA Notes; (ii) 38,560,530 shares of Class A Common Stock issued to the Selling Securityholder upon exercise of SPA Warrants at an exercise price of $0.2275 per share; (iii) 100,001 shares of Class A Common Stock issuable upon conversion of the SPA Notes held by the Selling Securityholder, including as interest “make-whole” shares in certain circumstances set forth in the SPA and SPA Notes; and (iv) 3,893,858 shares of Class A Common Stock issuable upon the exercise of the SPA Warrants held by the Selling Securityholder, and does not take into account the possible trading of these shares that has occurred since issuance. “Common stock beneficially owned” does not include the following shares that are issuable to the Selling Securityholder upon conversion of SPA Notes or exercise of SPA Warrants within 60 days of February 27, 2023: (i) 78,906,656 shares of Class A Common Stock issuable to the Selling Securityholder upon the conversion of the SPA Notes at a conversion price of $0.8925 per share and/or as interest “make-whole” shares in connection with conversion of the SPA Notes (and based on certain assumptions, including an assumed interest conversion price of $0.8925 per share); and (ii) 3,697,478 shares of Class A Common Stock issuable to the Selling Securityholder upon exercise of SPA Warrants at an exercise price of $1.05 per share. The Selling Securityholder is affiliated with ATW Partners Opportunities Management, LLC (the “Adviser”), which holds voting and dispositive power over such shares. Antonio Ruiz-Gimenez and Kerry Propper are the managing members of the Adviser and as managing members and general partners of the Selling Securityholder and, as such, may be deemed to have beneficial ownership over the shares. The principal business address of the Adviser is 17 State Street, Suite 2100, New York, New York 10004.

(44)	“Shares being offered” includes (i) 2,240,896 shares of Class A Common Stock issued upon conversion of the SPA Notes; and (ii) 2,245,604 shares of Class A Common Stock issued upon the exercise of SPA Warrants, and does not take into account the possible trading of these shares that has occurred since issuance. The principal business address of the Selling Securityholder is 822 Oliver Street, Woodmere, New York 11598.

(45)	“Shares being offered” includes (i) 161,499,998 shares of Class A Common Stock issued to the Selling Securityholder upon the conversion of the SPA Notes, including as interest “make-whole” shares in certain circumstances set forth in the SPA and SPA Notes; and (ii) 2 shares of Class A Common Stock issuable to the Selling Securityholder upon the conversion of the SPA Notes held by the Selling Securityholder and as interest “make-whole” shares in certain circumstances (and based on certain assumptions, including an assumed interest conversion price of $0.50 per share) set forth in the SPA and SPA Notes based on a conversion price of $0.2275, and does not take into account the possible trading of these shares that has occurred since issuance. “Common stock beneficially owned” is based on a Schedule 13G/A filed by Senyun on February 14, 2023, and excludes (i) 94,564,982 shares of Class A Common Stock issuable to the Selling Securityholder upon the conversion of the SPA Notes at a conversion price of $1.05 or $0.8925 per share and/or as interest “make-whole” shares in connection with conversion of the SPA Notes (and based on certain assumptions, including assumed interest conversion prices between $0.2584 and $1.50 per share); and (ii) 4,714,285 shares of Class A Common Stock issuable to the Selling Securityholder upon exercise of SPA Warrants at an exercise price of $1.05 or $0.2275 per share. The SPA Warrants and SPA Notes held by the Selling Securityholder are subject to a blocker provision which prevents the holder from exercising the SPA Warrants or converting the SPA Notes to the extent that, upon such exercise or conversion, the holder, together with its affiliates, would beneficially own in excess of 9.99% of the outstanding shares of FFIE Common Stock immediately after giving effect to the exercise thereof. Bo Zhang is the sole director of Senyun International Ltd. (“Senyun”) and may be deemed to beneficially own the securities held by Senyun. Mr. Zhang disclaims any beneficial ownership of the reported securities other than to the extent of his pecuniary interest therein. The address of Senyun is Flat/Rm 1121 11/F, Ocean Centre Harbour City, 5 Canton Road, Hong Kong.

(46)	“Shares being offered” includes 13,337,500 Earnout Shares not currently beneficially owned that Season Smart has the contingent right to receive pursuant to the Merger Agreement. Season Smart is an indirect subsidiary of China Evergrande Group, a Cayman company. China Evergrande Group holds its interest in Season Smart through a chain of entities, and China Evergrande Group’s direct and indirect subsidiaries through which it holds interest in Season Smart are New Garland Limited (a British Virgin Islands company) Global Development Limited (a Cayman company), Acelin Global Limited (a British Virgin Islands company), Evergrande Health Industry Holdings Limited (a British Virgin Islands company) and China Evergrande New Energy Vehicle Group Limited (a Hong Kong company) (collectively, the “Evergrande Entities”). Each Evergrande Entity, by reason of its ownership of the voting securities of the subsidiary below it in the ownership structure, has the right to elect or appoint a majority of the members of the governing body of that subsidiary and, therefore, to direct the management and policies of that subsidiary. Mr. Hui Ka Yan (“Mr. Hui”) is a controlling shareholder of China Evergrande Group, through his wholly-owned subsidiary, Xin (BVI) Limited (a British Virgin Islands company). Mr. Hui, by reason of his ownership of the voting securities of Xin (BVI) Limited, has the right to elect or appoint the members of the governing body of China Evergrande Group. As a result, each Evergrande Entity, Mr. Hui and Xin (BVI) Limited may be deemed to be the beneficial owner the shares held of record by Season Smart.

(47)	Jeffrey D. Prol, solely in his capacity as Trustee of the Trustee (“Trustee”) is the beneficial owner of the Trust. Founding Future Creditors Trust (the “Trust”) holds a 20% preferred interest in Pacific Technology Holding LLC (“Pacific Technology”), which is the managing member of FF Top Holding LLC (“FF Top”). According to SEC filings, FF Top owns 64,000,588 shares of Class B Common Stock of FFIE and holds voting agreements with respect to 57,438,376 shares of Class A Common Stock of FFIE owned by others (including the 19,901,731 shares owned by the Trust). However, neither the Trust nor the Trustee exercises any control over Pacific Technology or FF Top or their investment or voting decisions with respect to any securities of FFIE; accordingly, the Trustee does not believe the securities deemed to be beneficially owned by Pacific Technology and/or FF Top (other than securities directly owned by the Trust) may be beneficially owned by the Trust or the Trustee. The Trustee, on behalf of the Trust, has voting and investment control over the registerable securities. The Trustee, on behalf of the Trust, has entered into a Voting Agreement with FF Top pursuant to which the Trust and Trustee have agreed to issue to FF Top a proxy in connection with any vote of the stockholders of FFIE upon written request by FF Top unless issuance of such proxy is reasonable likely or would constitute a breach of the fiduciary duties of the Trust or Trustee. Pacific Technology is the governing member of FF Top. FF Global is the managing member of Pacific Technology. FF Global is governed by a board of managers, consisting of five managers – Mr. Yueting Jia, Mr. Jerry Wang, Mr. Chui Tin Mok, Mr. Prashant Gulati and Ms. Chaoying Deng. A majority of the board of managers of FF Global is required to approve any actions of FF Global, including actions relating to the voting and disposition of the registrable securities by FF Top.

(48)	Consists of shares of Class A Common Stock issued by FFIE to Riverside Management Group on July 22, 2022, pursuant to an omnibus transaction services fee agreement and acknowledgement, as consideration for certain consulting and advisory services provided in connection with the Business Combination. Mr. Carpenter, in his capacity as manager of Riverside Management Group, may be deemed to have or share beneficial ownership of the shares.

(49)	Consists of shares of Class A Common Stock issued by FFIE to Mr. Broderick on July 22, 2022, pursuant to an omnibus transaction services fee agreement and acknowledgement, as consideration for certain consulting and advisory services provided in connection with the Business Combination.

(50)	Consists of shares of Class A Common Stock issued by FFIE to Mr. Miller on July 22, 2022, pursuant to an omnibus transaction services fee agreement and acknowledgement, as consideration for certain consulting and advisory services provided in connection with the Business Combination.

(51)	Consists of shares of Class A Common Stock issued by FFIE to Mr. McLean on July 22, 2022, pursuant to an omnibus transaction services fee agreement and acknowledgement, as consideration for certain consulting and advisory services provided in connection with the Business Combination.

(52)	Consists of shares of Class A Common Stock issued by FFIE to Mr. Marcus on July 22, 2022, pursuant to an omnibus transaction services fee agreement and acknowledgement, as consideration for certain consulting and advisory services provided in connection with the Business Combination.

(53)	Consists of shares of Class A Common Stock issued by FFIE to Riverside Management Group on July 22, 2022, pursuant to an omnibus transaction services fee agreement and acknowledgement, as consideration for certain consulting and advisory services provided in connection with the Business Combination.

(54)	The ATW NPA Warrants and SPA Warrants are subject to a blocker provision which prevents the holder from exercising the ATW NPA Warrants and SPA Warrants (as applicable) to the extent that, upon such exercise, the holder, together with its affiliates, would beneficially own in excess of 4.99% of the outstanding shares of FFIE Common Stock immediately after giving effect to the exercise thereof. The SPA Notes are subject to a similar blocker provision which prevents the holder from converting the SPA Notes to the extent that, upon such conversion, the holder, together with its affiliates, would beneficially own in excess of 4.99% of the outstanding shares of FFIE Common Stock immediately after giving effect to the conversion thereof. The Selling Securityholder is affiliated with the Adviser, which holds voting and dispositive power over such shares. Antonio Ruiz-Gimenez and Kerry Propper serve as the managing members of the Adviser and as managing members and general partners of the Selling Securityholder and, as such, may be deemed to have beneficial ownership over the shares. The principal business address of the Adviser is 17 State Street, Suite 2100, New York, New York 10004.

(55)	Common Stock beneficially owned includes options to acquire 1,438,529 shares of Class A Common Stock that have vested or will vest within 60 days of February 3, 2023, and “Shares being offered” includes 55,536 Earnout Shares not currently beneficially owned that Dr. Carsten Breitfeld has the contingent right to receive pursuant to the Merger Agreement.

(56)	Common Stock beneficially owned includes options to acquire 1,035,498 shares of Class A Common Stock that have vested or will vest within 60 days of February 3, 2023.

(57)	Common Stock beneficially owned includes options to acquire 275,201 shares of Class A Common Stock that have vested or will vest within 60 days of February 3, 2023.

Certain Relationships with the Selling Securityholders

Lockup Agreements

In connection with the Business Combination, certain Selling Securityholders entered into lockup agreements with PSAC (the “Lockup Agreements”), pursuant to which such Selling Securityholders agreed to one of the following three lock-up arrangements: (i) not to sell, transfer or take certain other actions with respect to their shares of Common Stock for a period of 180 days after the closing of the Business Combination, subject to certain customary exceptions; or (ii) for certain converting debtholders and employee stockholders, with respect to (A) 33% of their shares of Common Stock, not to sell, transfer or take certain other actions for a period of 30 days after the closing of the Business Combination, (B) 33% of their shares of Common Stock, not to sell, transfer or take certain other actions for a period of 60 days after the closing of the Business Combination, and (C) the remaining 33% of their shares of Common Stock, not to sell, transfer or take certain other actions for a period of 90 days after the closing of the Business Combination. These lock-up agreements expired as of January 17, 2022.

Founder Shares

The PSAC Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until (1) with respect to 50% of the Founder Shares, the earlier of one year after the completion of a business combination and the date on which the closing price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after a business combination and (2) with respect to the remaining 50% of the Founder Shares, one year after the completion of a business combination, or earlier, in either case, if, subsequent to a business combination, PSAC completes a liquidation, merger, stock exchange or other similar transaction which results in all of PSAC’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Subscription Agreements

On July 21, 2021, the Subscribers purchased from FFIE an aggregate of 76,140,000 PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $761,400,000, pursuant to the Subscription Agreements. Pursuant to the Subscription Agreements, FFIE gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of the PIPE Shares was consummated concurrently with the closing of the Business Combination on July 21, 2021.

Amended and Restated Registration Rights Agreement

In connection with the consummation of the Business Combination, the A&R RRA Parties entered into the A&R RRA with FFIE, which became effective upon the consummation of the Business Combination. In accordance with the A&R RRA, the A&R RRA Parties are entitled to have registered, in certain circumstances, the resale of shares of Company Common Stock (and the shares of Class A Common Stock underlying Company Warrants) held by or issued to them at the closing of the Business Combination, subject to the terms and conditions set forth therein. Within 45 days of the closing of the Business Combination, FFIE is obligated to file a shelf registration statement to register the resale of certain securities and FFIE is required to use its reasonable best efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) the 90th calendar day following the filing date if the SEC notifies FFIE that it will “review” the shelf registration statement and (y) the tenth (10th) business day after the date FFIE is notified in writing by the SEC that such shelf registration statement will not be “reviewed” or will not be subject to further review. Additionally, at any time and from time to time after one year (or 180 days with respect to Season Smart Ltd.) after the closing of the Business Combination, the A&R RRA Parties representing a majority-in-interest of the total number of shares of Class A Common Stock issued and outstanding on a fully diluted basis held by the A&R RRA Parties (or Season Smart) may make a written demand for registration for resale under the Securities Act of all or part of the shares of Company Common Stock (and the shares of Class A Common Stock underlying Company Warrants) held by or issued to them at the closing of the Business Combination in an underwritten offering involving gross proceeds of no less than $50,000,000. FFIE will not be obligated to effect more than an aggregate of two underwritten offerings per year (or three underwritten offerings per year demanded by Season Smart) and, with respect to Season Smart, such shares of Class A Common Stock do not exceed more than 10% of the outstanding shares of FFIE. The A&R RRA Parties will also be entitled to participate in certain registered offerings by FFIE, subject to certain limitations and restrictions. FFIE will be required to pay certain expenses incurred in connection with the exercise of the registration rights under the A&R RRA.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Amended and Restated Charter, our Amended and Restated Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the Amended and Restated Charter, the Amended and Restated Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

General

The Amended and Restated Charter, as amended, authorizes the issuance of up to 1,775,000,000 shares of Common Stock and Preferred Stock consisting of 1,690,000,000 shares of Class A Common Stock, 75,000,000 shares of Class B Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

As of February 27, 2023, there were outstanding 692,803,329 shares of Class A Common Stock, 64,000,588 shares of Class B Common Stock, no shares of Preferred Stock, 23,540,988 Public Warrants, 111,131 Private Warrants, 29,454,593 Ares NPA Warrants and 73,290,750 SPA Warrants.

Common Stock

As of the date of this prospectus, the holders of Class A Common Stock and Class B Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Pursuant to the Amended Shareholder Agreement, FF Top informed the Company that it expects the Company will submit a proposal to the Company stockholders for approval to amend the Amended and Restated Charter to provide that (i) the voting power of the Company’s Class B Common Stock, of which FF Global owns all outstanding shares, will be ten votes per share and (ii) the voting power of the Company’s Class B Common Stock will increase from ten votes per share to twenty votes per share following the occurrence of a Qualifying Equity Market Capitalization.

A “Qualifying Equity Market Capitalization” means FF, at the end of any 20 consecutive trading days, has a volume weighted average total equity market capitalization of at least $3.0 billion as determined by multiplying the average closing sale price per share of Class A Common Stock on the Nasdaq (or such other securities exchange on which PSAC’s securities are then listed for trading) at the time of determination by the then total number of issued shares of Class A Common Stock, Class B Common Stock and other shares of FFIE.

Until such proposal is approved and the Amended and Restated Charter is amended accordingly, the holders of Class B Common Stock are entitled to one vote for each share held of record, and a $20.0 billion equity market capitalization would be required to increase the voting power of the Class B Common Stock to ten votes per share.

Shares of Class B Common Stock have the right to convert into shares of Class A Common Stock at any time at the rate of one share of Class A Common Stock for each share of Class B Common Stock. Class A Common Stock does not have the right to convert into Class B Common Stock.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the voting power represented by shares of Common Stock voted for the election of directors can elect all of the directors.

Holders of Common Stock will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Common Stock.

Preferred Stock

The Amended and Restated Charter authorizes the issuance of 10,000,000 shares of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board. The Board is empowered, without stockholder approval, to issue the preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock; provided that any issuance of Preferred Stock with more than one vote per share will require the prior approval of the holders of a majority of the outstanding shares of Class B Common Stock. In addition, the Preferred Stock could be utilized as a method of discouraging, delaying or preventing a change in control of FF.

Description of Warrants

Public Warrants and Private Warrants

As of February 27, 2023, FF has Public Warrants outstanding to purchase an aggregate of 23,540,988 shares of Class A Common Stock and Private Warrants outstanding to purchase an aggregate of 111,131 shares of Class A Common Stock. References in this “– Public Warrants and Private Warrants” subsection to “Warrant” or “Warrants” refer only to the Public Warrants and Private Warrants. Each outstanding whole Warrant represents the right to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the consummation of a business combination and 12 months from the closing of the initial public offering.

No Warrants will be exercisable for cash unless there is an effective and current registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of Class A Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of the Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when FF shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of Class A Common Stock for the 5 trading days ending on the trading day prior to the date of exercise. The Warrants will expire on the fifth anniversary of completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Private Warrants, as well as any Warrants underlying additional units issued to the PSAC Sponsor or PSAC’s officers, directors or their affiliates in payment of working capital loans, are identical to the Warrants underlying the units offered in the initial public offering except that such Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by FF, in each case so long as they are still held by the PSAC Sponsor or its permitted transferees.

FF may call the Warrants for redemption (excluding the Private Warrants and any Warrants underlying additional units issued to the PSAC Sponsor, PSAC’s officers, directors or their affiliates in payment of working capital loans made to PSAC), in whole and not in part, at a price of $0.01 per Warrant,

●	at any time while the Warrants are exercisable;

●	upon not less than 30 days’ prior written notice of redemption to each Warrant holder;

●	if, and only if, the reported last sale price of the shares of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the Warrants become exercisable and ending on the third business day prior to the notice of redemption to Warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the shares underlying such Warrants.

The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a Warrant will have no further rights except to receive the redemption price for such holder’s Warrant upon surrender of such Warrant.

If FF calls the Warrants for redemption as described above, its management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of Class A Common Stock for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

The exercise price and number of shares of Class A Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or FF’s recapitalization, reorganization, merger or consolidation. However, the Warrants will not be adjusted for issuances of shares of Class A Common Stock at a price below their respective exercise prices.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their Warrants such that an electing Warrant holder would not be able to exercise their Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the shares of Class A Common Stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, FF will, upon exercise, round up to the nearest whole number of shares of Class A Common Stock to be issued to the Warrant holder.

NPA Warrants and Notes

From September 2020 through June 2021, in connection with the issuance of certain Notes (defined below), FFIE issued warrants to purchase up to 11,751,949 shares of Class A Common Stock (the “ATW NPA Existing Warrants”) to FF Ventures SPV IX LLC, FF Venturas SPV X LLC, FF Aventuras SPV XI LLC and FF Adventures SPV XVIII LLC (collectively, the “ATW Warrant Holders”), entities affiliated with ATW Partners, LLC, pursuant to the terms of the NPA. Each ATW NPA Existing Warrant entitles the ATW Warrant Holder, at any time on or prior to 5:00 p.m. (New York City time) the date that is seven years following the initial issuance date of such ATW NPA Existing Warrant, to purchase a certain number of shares of Class A Common Stock at a price per share of $10.00, subject to adjustment. The ATW NPA Existing Warrant exercise price is subject to customary anti-dilution adjustments upon (among other triggering events) the occurrence of a change of control transaction and certain dilutive transactions, including subsequent equity sales, share dividends and splits occurring following the issuance of the applicable ATW NPA Existing Warrant. The ATW Warrant Holders may also exercise the ATW NPA Existing Warrants on a cashless (or “net exercise”) basis. Any adjustments to the ATW NPA Existing Warrant exercise price are capped such that the ATW New Warrant Holders are not entitled to exercise the ATW NPA Existing Warrants to the extent such exercise would result in the ATW Warrant Holders holding shares in excess of 4.99% of the fully diluted capitalization of FFIE.

In August 2021, in connection with the issuance of certain Notes (defined below), FFIE issued warrants to purchase up to 5,191,704 shares of Class A Common Stock (the “ATW NPA New Warrants”) to FF Ventures SPV IX LLC, FF Venturas SPV X LLC and FF Aventuras SPV XI LLC (collectively, the “ATW New Warrant Holders”), entities affiliated with ATW Partners, LLC, pursuant to the terms of the NPA. The issuance by us of 5,191,704 shares of Class A Common Stock upon exercise of the ATW NPA New Warrants in accordance with their terms is included in the registration statement of which this prospectus forms a part. Each ATW NPA New Warrant entitles the ATW New Warrant Holder, at any time on or prior to 5:00 p.m. (New York City time) on June 9, 2028, to purchase a certain number of shares of Class A Common Stock at a price per share of $10.00, subject to adjustment. The ATW NPA New Warrant exercise price is subject to customary anti-dilution adjustments upon (among other triggering events) the occurrence of a change of control transaction and certain dilutive transactions, including subsequent equity sales, share dividends and splits occurring following the issuance of the applicable ATW NPA New Warrant. The ATW New Warrant Holders may also exercise the ATW NPA New Warrants on a cashless (or “net exercise”) basis. Any adjustments to the ATW NPA New Warrant exercise price are capped such that the ATW New Warrant Holders are not entitled to exercise the ATW NPA New Warrants to the extent such exercise would result in the ATW Warrant Holders holding shares in excess of 4.99% of the fully diluted capitalization of FFIE.

On June 9, 2021, pursuant to the NPA, FFIE issued a promissory note (the “ATW June 8% Note”) in favor of FF Adventures SPV XVIII LLC, a third party investment firm affiliated with ATW Partners, LLC, for an aggregate principal amount of $20.0 million, receiving net proceeds of $18.4 million, inclusive of an 8% original issue discount. Prior to the ATW NPA Notes Amendment described below, the promissory note matured on December 9, 2022, subject to the right of FF Adventures SPV XVIII LLC to extend the maturity date to December 9, 2023. The promissory note bears interest at 0% per annum through and including December 9, 2022. In the event that FF Adventures SPV XVIII LLC extends the maturity date, the promissory note bears interest at 10% per annum from December 10, 2022 until December 9, 2023. At the election of the holder of the ATW June 8% Note, the principal amount converts into that number of shares of Class A Common Stock equal to 130% of the outstanding principal amount divided by the applicable conversion price. Pursuant to the NPA (as amended by the ATW NPA Notes Amendment described below), upon purchasing the ATW June 8% Note, FF Adventures SPV XVIII LLC became entitled to purchase from FFIE, at its option, at any time prior to July 20, 2023, an additional promissory note (the “ATW Optional 8% Note”) for an aggregate principal amount of up to $20.0 million with an original issue discount of 8%. At the election of the holder of the ATW 8% Optional Note, the principal amount would be convertible into that number of shares of Class A Common Stock equal to 130% of the outstanding principal amount divided by the applicable conversion price. In addition, pursuant to the NPA, if FF Adventures SPV XVIII LLC elected to purchase the ATW Optional 8% Note, it would be entitled to receive from FFIE a warrant (the “ATW Optional 8% Warrant”) to purchase that number of shares of Class A Common Stock of FFIE equal to 37.5% of the principal amount of the ATW Optional 8% Note divided by the applicable exercise price.

On June 9, 2021, pursuant to the NPA, FFIE issued a promissory note (the “ATW June 13% Note,” and together with the ATW June 8% Note, the “ATW June Notes”) in favor of FF Adventures SPV XVIII LLC, a third party investment firm affiliated with ATW Partners, LLC, for an aggregate principal amount of $20.0 million, receiving net proceeds of $17.4 million, inclusive of a 13% original issue discount. Prior to the ATW NPA Notes Amendment described below, the promissory note matured on December 9, 2022, subject to the right of FF Adventures SPV XVIII LLC to extend the maturity date to December 9, 2023. The promissory note bears interest at 0% per annum through and including December 9, 2022. In the event that FF Adventures SPV XVIII LLC extends the maturity date, the promissory note bears interest at 10% per annum from December 10, 2022 until December 9, 2023. At the election of the holder of the ATW June 13% Note, the principal amount is convertible into that number of shares of Class A Common Stock equal to 100% of the outstanding principal amount divided by the applicable conversion price. Pursuant to the NPA (as amended by the ATW NPA Notes Amendment described below), upon purchasing the ATW June 13% Note, FF Adventures SPV XVIII LLC became entitled to purchase from FFIE, at its option, at any time prior to July 20, 2023, an additional promissory note (the “ATW Optional 13% Note”, and together with the ATW 8% Optional Note, the “ATW Optional Notes”) for an aggregate principal amount of up to $20.0 million with an original issue discount of 13%. At the election of holder of the ATW Optional 13% Note, the principal amount would be convertible into that number of shares of Class A Common Stock equal to 100% of the outstanding principal amount divided by the applicable conversion price. In addition, pursuant to the NPA, if FF Adventures SPV XVIII LLC elected to purchase the ATW Optional 13% Note, it would be entitled to receive from FFIE a warrant (the “ATW Optional 13% Warrant,” and together with the ATW Optional 8% Warrant, the “ATW Optional Warrants”) to purchase that number of shares of Class A Common Stock of FFIE equal to 37.5% of the principal amount of the ATW Optional 13% Note divided by the applicable exercise price.

On August 10, 2021, pursuant to the NPA, FFIE issued a promissory note in favor of FF Ventures SPV IX LLC, a third party investment firm affiliated with ATW Partners, LLC, for an aggregate principal amount of $15.7 million. Prior to the ATW NPA Notes Amendment described below, the promissory note matured on February 10, 2023 and bears interest at 0% per annum. At the election of the holder, the principal amount is convertible into that number of shares of Class A Common Stock equal to 130% of the outstanding principal amount divided by the applicable conversion price.

On August 10, 2021, pursuant to the NPA, FFIE issued a promissory note in favor of FF Venturas SPV X LLC, a third party investment firm affiliated with ATW Partners, LLC, for an aggregate principal amount of $11.3 million. Prior to the ATW NPA Notes Amendment described below, the promissory note matured on February 10, 2023 and bears interest at 0% per annum. At the election of the holder, the principal amount is convertible into that number of shares of Class A Common Stock equal to 130% of the outstanding principal amount divided by the applicable conversion price.

On August 10, 2021, pursuant to the NPA, FFIE issued a promissory note in favor of FF Aventuras SPV XI LLC, a third party investment firm affiliated with ATW Partners, LLC, for an aggregate principal amount of $7.0 million. Prior to the ATW NPA Notes Amendment described below, the promissory note matured on February 10, 2023 and bears interest at 0% per annum. At the election of the holder, the principal amount is convertible into that number of shares of Class A Common Stock equal to 130% of the outstanding principal amount divided by the applicable conversion price.

The foregoing promissory notes issued under the NPA to entities affiliated with ATW Partners, LLC are referred to collectively throughout this prospectus as the “ATW NPA Notes.”

On July 26, 2022, FFIE entered into an amendment to amend the terms of all the ATW NPA Notes (the “ATW NPA Notes Amendment”), extending the maturity of all such Notes to October 31, 2026, except that the accrual of interest is not deferred and accrues on the ATW NPA Notes at 10% following February 10, 2023. The conversion price of each of the ATW NPA Notes was adjusted to equal the lesser of (x) $10.00, (y) 95% of the per share daily volume weighted average prices (“VWAPs”) of the Class A Common Stock during the 30 trading days immediately prior to the applicable conversion date, and (z) the lowest effective price per share of Class A Common Stock (or equivalents) issued or issuable by FFIE in any financing of debt or equity after July 26, 2022, subject to possible adjustment as set forth therein (the “Set Price”). However, from July 26, 2022 to December 30, 2022, the conversion price of each of the ATW NPA Notes is equal to the lesser of (i) the Set Price, and (ii) 92% of the lowest of the VWAPs during the seven (7) trading days immediately prior to the applicable conversion date. The ATW NPA Notes Amendment added a “forced conversion” feature to each of the ATW NPA Notes that allows FFIE, on or after December 31, 2022, to cause the conversion of all or part of, in the aggregate among all of the ATW NPA Notes, up to $35.0 million principal amount of the ATW NPA Notes less any principal amount of the ATW NPA Notes voluntarily converted by the holder thereof after July 26, 2022, subject to certain conditions as set forth in the ATW NPA Notes Amendment. The conversion price is subject to customary anti-dilution adjustments upon (among other triggering events) the occurrence of a change of control transaction and certain dilutive transactions, including subsequent equity issuances, share dividends and splits occurring following the issuance of the ATW NPA Notes.

On October 10, 2022, FFIE entered into an exchange agreement with FF Aventuras SPV XI LLC, FF Venturas SPV X LLC, FF Ventures SPV IX LLC and FF Adventures SPV XVIII LLC, entities affiliated with ATW Partners, LLC and holders (the “Holders”) of the ATW NPA Notes, pursuant to which, on October 10, 2022, the Holders exchanged $4,012,180 in aggregate principal amount of the outstanding ATW NPA Notes for 6,269,031 newly issued shares of Class A Common Stock, reflecting a price per share of Class A Common Stock of $0.64.

On October 19, 2022, FFIE and the Holders entered into an exchange agreement, pursuant to which, on October 19, 2022, the Holders exchanged $2,687,109 in aggregate principal amount of the outstanding ATW NPA Notes for 5,227,837 newly issued shares of the Class A Common Stock, reflecting a price per share of Class A Common Stock of $0.514. Following the completion of such exchange, there were no outstanding ATW NPA Notes.

SPA Warrants and SPA Notes

On August 14, 2022, FFIE entered into a Securities Purchase Agreement (the “SPA”) with FF Simplicity, in its capacity as administrative agent and collateral agent (in such capacity, the “Agent”), and certain purchasers including FF Simplicity and RAAJJ (collectively with additional purchasers from time to time party thereto, the “Purchasers”), to issue and sell: $27.0 million aggregate principal amount of FFIE’s senior secured convertible notes (the “Initial Bridge Notes”); $10.0 million in aggregate principal amount of FFIE’s senior secured convertible notes (the “Second Bridge Notes”) on the 20th business day following the closing of the Initial Bridge Notes, subject to certain closing conditions; and $15.0 million in aggregate principal amount of FFIE’s senior secured convertible notes (the “Third Bridge Notes” and with the Initial Bridge Notes and the Second Bridge Notes, the “Bridge Notes”) on or prior to October 11, 2022, subject to certain closing conditions. Under the SPA (as amended by the SPA Amendment), FFIE is permitted to obtain incremental senior secured convertible notes in an aggregate principal amount of $243.0 million within 90 days after the closing of the Initial Bridge Notes (the “Incremental Notes” and together with the Bridge Notes, the “SPA Notes”). FFIE is in active discussions with several potential additional Purchasers of the SPA Notes and other debt and equity investments in FFIE, but there is no assurance that any additional SPA Notes will be issued under the SPA. The SPA Notes are subject to an original issue discount of 10%, and are convertible into shares of Class A Common Stock at various conversion prices between $0.2275 and $1.05 per share, plus an interest make-whole amount as set forth in the SPA Notes, subject to customary adjustments, including full ratchet anti-dilution price protection (provided that, pursuant to the Fourth Amendment, the effective conversion price for any such interest make-whole amount payable in shares of Class A Common Stock must not be lower than $0.21, and any such interest make-whole amount can only be paid in shares of Class A Common Stock if certain price and volume requirements of Class A Common Stock are met). The shares of Class A Common Stock issuable upon conversion of the SPA Notes are not transferable for six months without the prior written consent of FFIE (which consent shall not be unreasonably withheld). On August 16, 2022, the Company received the $27.0 million aggregate principal amount of the Initial Bridge Notes.

The SPA Notes are secured by the grant of a first priority perfected lien upon substantially all of the personal and real property of FFIE and its subsidiaries, as well as guaranty by substantially all of FFIE’s domestic subsidiaries. The SPA Notes mature on October 27, 2028 or earlier under certain conditions set forth in the SPA. The SPA Notes accrue interest at 10% per annum, provided that, subject to certain conditions set forth in the SPA, FFIE may elect to pay such interest in shares of Class A Common Stock if FFIE also pays the Purchasers an additional cash interest payment equal to 5% per annum. Except in the case of a mandatory prepayment pursuant to the SPA, if any of the SPA Notes are prepaid, repaid, reduced, refinanced, or replaced in whole or in part prior to the October 27, 2028 maturity date, then FFIE shall pay to the Purchaser a “Premium Percentage” in an amount ranging from 0% to 10% of the principal amount of such Note(s) determined in accordance with a schedule set forth in the SPA. Pursuant to the SPA, each Purchaser that then owns at least $25.0 million principal amount of SPA Notes (when aggregated with any affiliates of such Purchaser) shall have customary preemptive rights to participate in any future financing by FFIE as provided in the SPA.

As a closing condition under the SPA for funding of each of the Bridge Notes, FFIE is required to deliver to each of the Purchasers a warrant (an “SPA Warrant”) registered in the name of such Purchaser to purchase up to a number of shares of Class A Common Stock equal to 33% of such shares issuable to such Purchaser upon conversion of the Note, with an exercise price equal to $5.00 per share, subject to customary full ratchet anti-dilution price protection and other adjustments, and are exercisable for seven years on a cash or cashless basis. FFIE may repurchase the SPA Warrants for $0.01 per SPA Warrant share if and to the extent the volume weighted average prices of the Class A Common Stock during 20 of out 30 trading days prior to the repurchase is greater than $15.00 per share, subject to certain additional conditions.

In addition, under the SPA, the funding of each of the Bridge Notes is subject to the satisfaction of the following closing conditions: (a) FFIE shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the Purchaser pursuant to the SPA Notes, if any, (b) FFIE shall have paid all liquidated damages and other amounts owing to a Purchaser in respect of the transaction documents pursuant to the SPA, (c) FFIE shall have satisfied the current public information requirements under Rule 144 under the Securities Act of 1933 on the applicable closing date, or on the applicable closing date there is an effective registration statement pursuant to which the holder is permitted to utilize the prospectus thereunder to resell all of the shares of Class A Common Stock issuable pursuant to the SPA, (d) FFIE’s shares of Common Stock are trading on a trading market and all of the shares issuable pursuant to the transaction documents under the SPA are listed or quoted for trading on such trading market, and FFIE believes such trading will continue uninterrupted for the foreseeable future, (e) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable pursuant to the transaction documents under the SPA, (f) there is no existing event of default as defined in the SPA and no existing event which, with the passage of time or the giving of notice, would constitute such an event of default, and (g) the applicable Purchaser is not in possession of any information provided by FFIE, or any of its subsidiaries, or any of their officers, directors, employees, agents or affiliates, that constitutes, or may constitute, material non-public information. Each Purchaser has the option, from time to time for 12 months after the effective date of the abovementioned registration statement, to purchase additional senior secured convertible notes and SPA Warrants of FFIE on the same terms as the Incremental Notes in an aggregate amount not to exceed the initial principal amount of the Bridge Notes and Incremental Notes issued to such Purchaser (the “Tranche B Notes”), subject to certain conditions.

Pursuant to the SPA, FFIE has agreed to use commercially reasonable efforts to hold a special meeting of stockholders to obtain stockholder approval, as is required by the Nasdaq listing rules, with respect to the issuance of any shares of Class A Common Stock in excess of 19.99% of the issued and outstanding shares of the Class A Common Stock upon conversion of the SPA Notes and exercise of the SPA Warrants being issued to the Purchasers pursuant to the SPA. At a special meeting of FFIE stockholders held on November 3, 2022, FFIE stockholders approved such issuance under the Nasdaq listing rules.

On September 23, 2022, the SPA was amended pursuant to Amendment No. 1 to the SPA and Convertible Senior Secured Promissory Notes (the “SPA Amendment”), pursuant to which, the Purchasers agreed to accelerate such funding obligations, with $7.5 million aggregate principal amount of such notes (the “Third Bridge Notes”) being funded and issued on September 23, 2022, and the remaining $7.5 million aggregate principal amount (the “Fourth Bridge Notes”) being funded and issued on October 11, 2022. The Purchasers also agreed under the SPA Amendment to purchase an additional $5.0 million in aggregate principal amount of FFIE’s senior secured convertible notes (the “Fifth Bridge Notes” and together with the Third Bridge Notes and Fourth Bridge Notes, the “Additional Bridge Notes”) upon the filing by FFIE of an amendment to FFIE’s registration statement on Form S-1 (File No. 333-258993), subject to certain closing conditions; however, the commitment to purchase the Fifth Bridge Notes automatically terminated upon the funding of the initial $10.0 million tranche of SPA Notes to Senyun, which occurred on October 27, 2022. The Additional Bridge Notes are convertible into shares of Class A Common Stock at a conversion price equal to $1.05, mature on October 27, 2028 (or earlier under certain conditions set forth in the SPA) and are otherwise subject to the same terms and conditions disclosed by FFIE in the SPA as applicable to the Notes and Bridge Notes described therein.

As a closing condition under the SPA Amendment for funding of each of the Additional Bridge Notes, FFIE is required to deliver to each of the Purchasers an SPA Warrant registered in the name of such Purchaser to purchase up to a number of shares of Class A Common Stock equal to 33% of such shares (except for the Fifth Bridge Notes, which shall equal 100% of such shares) issuable to such Purchaser upon conversion of the Note, with an exercise price equal to $5.00 per share, subject to full ratchet anti-dilution price protection and other adjustments, and are exercisable for seven years on a cash or cashless basis. FFIE may repurchase the SPA Warrants for $0.01 per warrant share if and to the extent the volume weighted average prices of FFIE’s Class A Common Stock during 20 of out 30 trading days prior to the repurchase is greater than $15.00 per share, subject to certain additional conditions. On September 23, 2022, FFIE issued an SPA Warrant to the Purchaser exercisable for 920,074 shares of Class A Common Stock, concurrent with the funding of the $7.5 million Third Bridge Notes commitment, and on October 11, 2022, FFIE issued an SPA Warrant to the Purchaser exercisable for 2,357,142 shares of Class A Common Stock, concurrent with the funding of the $7.5 million Fourth Bridge Notes commitment. Additionally, the SPA Amendment has removed the 6-month lock-up period that otherwise applies to the Existing FSV Convertible Note, reduced the conversion price of the Existing FSV Convertible Note to $1.05, reduced the lock-up period that otherwise applies to the Existing Second Bridge Note from 6 months to 3 months and similarly reduced the lock-up period that otherwise applies to each Third Bridge Note, Fourth Bridge Note, Fifth Bridge Note, and other Incremental Note from 6 months to 3 months. The SPA Amendment also provides that the Existing Notes will be secured by the grant of a second lien upon substantially all of the personal and real property of FFIE and its subsidiaries, as well as guaranty by substantially all of FFIE’s domestic subsidiaries.

As additional consideration for the Agent’s entering into the SPA Amendment, FFIE has also issued to the Agent a warrant to purchase 10 shares of Class A Common Stock (the “Adjustment Warrant”). The terms of the Adjustment Warrants are the same as the SPA Warrants described above, except that the Adjustment Warrant (i) has an exercise price equal to $0.50 per share and (ii) does not have the optional repurchase provision described above if stock trades above $15.00 per share. The full ratchet anti-dilution price provision in the SPA Warrants held as of the date of the SPA Amendment by the ATW Investors was waived in connection with the Adjustment Warrant.

On September 25, 2022, FFIE entered into a Joinder and Amendment Agreement to the SPA (the “Joinder”) with Senyun, the agent, as administrative agent, collateral agent, and Purchaser, FF Simplicity and RAAJJ, pursuant to which the Senyun agreed to purchase incremental notes under the SPA in an aggregate principal amount of up to $60.0 million in certain installments. Pursuant to the Joinder, Senyun has all of the same rights and obligations as a Purchaser under the SPA and all documents, instruments and agreements contemplated therein or thereby (collectively, and together with the Joinder, the “Financing Documents”). In addition to Senyun’s commitment as set forth in the Joinder, the Joinder effectuated certain other amendments to the SPA, including, among other things, permitting the SPA Notes to be funded in accordance with the Joinder.

On October 24, 2022, FFIE entered into a Limited Consent and Third Amendment to the SPA (the “Third Amendment”) with FF Simplicity as administrative and collateral agent and purchaser, Senyun as purchaser, and RAAJJ as purchaser, pursuant to which the maturity date for the SPA Notes was extended from August 14, 2026 to October 27, 2028 (i.e., the sixth anniversary of the first funding date of Senyun’s purchase of SPA Notes (the “First Senyun Funding Date”)) or such earlier date that the SPA Notes become due and payable pursuant to the SPA (the “Maturity Date Extension”). As a result of the Maturity Date Extension, the total number of shares of Class A Common Stock issuable under the SPA is increased as compared to such number of shares issuable under the SPA prior to the Third Amendment. The Maturity Date Extension increases the interest make-whole amount as set forth in the SPA and the SPA Notes payable upon conversion of the SPA Notes, as the interest make-whole amount includes all interest that would otherwise accrue on the SPA Notes if such SPA Notes were held until the October 27, 2028 maturity date.

As revised under the Third Amendment, Senyun has agreed to acquire Notes from FFIE according to the following schedule: (a) $10.0 million in principal amount of Notes on the First Senyun Funding Date; (b) $10.0 million in principal amount of Notes on a date that is no later than the later of (x) 14 business days after the First Senyun Funding Date and (y) the receipt of approval of FFIE’s stockholders under the applicable rules and regulations of Nasdaq of the issuance of all of the shares of Class A Common Stock underlying the various convertible notes and warrants of the Company issued and issuable pursuant to the Financing Documents in excess of 19.99% of the issued and outstanding shares of FFIE Common Stock (the “Stockholder Approval”), which Stockholder Approval was obtained on November 3, 2022, and which was funded on November 15, 2022; (c) $10.0 million in principal amount of Notes on a date that is no later than 15 business days after the later of (x) the effective date of FFIE’s registration statement on Form S-1 (File No. 333-258993), which registration statement was declared effective by the SEC on February 8, 2023, and (y) receipt of the Stockholder Approval, and which was funded on different dates in December 2022; (d) $10.0 million in principal amount of Notes within 30 business days after the later of (x) the effective date of the above noted Form S-1 and (y) receipt of the Stockholder Approval; and (e) $20.0 million in principal amount of Notes on a date that is no later than 10 business days after the latest of (x) official delivery of the Company’s FF 91 vehicle to the first batch of bona fide customers is made, (y) the effective date of the above noted Form S-1 and (z) receipt of the Stockholder Approval.

In addition, pursuant to the Third Amendment, each Purchaser and the Agent waived certain defaults and events of default under the Financing Documents arising from (i) any amounts owed as of the First Senyun Funding Date by FFIE or its subsidiaries to their respective trade counterparties, suppliers, vendors or, in each case, other similar counterparties, that remain unpaid after the First Senyun Funding Date, (ii) any reduction in the workforce of FFIE or its subsidiaries or any additional reduction in such workforce that occurs after September 23, 2022, and/or (iii) any reasonably foreseeable consequence in respect of any of the foregoing clauses (i) or (ii).

On November 8, 2022, FFIE entered into a Limited Consent and Amendment to the SPA (the “Fourth Amendment”) with FF Simplicity as administrative and collateral agent and purchaser, Senyun as purchaser, and RAAJJ as purchaser, pursuant to which the parties agreed that (i) in no event will the effective conversion price of any interest or interest make-whole amount payable in shares of Class A Common Stock in respect of SPA Notes issued or issuable under the SPA be lower than $0.21 per share of Class A Common Stock, and (ii) in order for the Company to make payment of any interest or interest make-whole amount in shares of Class A Common Stock, certain price and volume requirements must be met, namely that (x) the VWAP of the Class A Common Stock is not less than $0.21 per share on any trading day during the preceding seven trading day period, and (y) the total volume of the Class A Common Stock does not drop below $1.5 million on any trading day during the same period (in each case, as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions). On different dates in December 2022, Senyun funded aggregated amounts of $10.0 million in gross proceeds pursuant to the Joinder. The Company received $9.0 million from such funding, net of original issue discount and transaction costs.

On December 28, 2022, FFIE entered into a Letter Agreement and Amendment to the SPA (the “Senyun Amendment”) with FF Simplicity as administrative and collateral agent and Senyun as purchaser, pursuant to which Senyun paid to the Company the first $4.0 million of its fourth funding tranche under the SPA on January 3, 2023, as well as $2.0 million on January 6, 2023 and $4.0 million on January 18, 2023. In addition to an amount of $60.0 million already committed by Senyun as part of the Joinder, pursuant to the Senyun Amendment, the Company has agreed to issue and sell to Senyun, subject to the satisfaction of certain conditions (which include agreement by FFIE and Senyun on the terms and conditions of the investment), incremental SPA Notes in an aggregate principal amount of $30.0 million: (i) $10.0 million in principal amount of additional SPA Notes no later than January 31, 2023; (ii) $10.0 million in principal amount of additional SPA Notes no later than February 28, 2023; and (iii) $10.0 million in principal amount of additional SPA Notes no later than March 15, 2023. Pursuant to the Senyun Amendment, the Company has also approved the issuance to Senyun of such number of shares of Class A Common Stock equal to the difference between (x) the actual number of shares of Class A Common Stock previously issued to Senyun upon conversion of $19.0 million in principal amount of SPA Notes and (y) the number of such shares of Class A Common Stock that would have been issued to Senyun had the conversion price applicable to such SPA Notes been $0.8925, taking into account any beneficial ownership limitation applicable to Senyun.

On January 25, 2023, FFIE entered into a Limited Consent and Amendment No. 5 to the SPA (the “Fifth Amendment”) with FF Simplicity as administrative and collateral agent and Senyun as purchaser, pursuant to which Senyun agreed to purchase $10.0 million in principal amount of additional SPA Notes no later than January 27, 2023, which $10.0 million amount was funded on January 26, 2023. Pursuant to the Fifth Amendment, FFIE also agreed (a) to use commercially reasonable efforts to file an amendment to the registration statement on Form S-1 (File No. 333-268972) no later than January 29, 2023 and to seek effectiveness of this registration statement on or prior to February 10, 2023, which registration statement was declared effective by the SEC on February 8, 2023; (b) to use commercially reasonable efforts to file an additional registration statement on Form S-1 registering the re-sale by Senyun of all remaining shares of Class A Common Stock underlying Senyun’s SPA Notes and SPA Warrants no later than February 10, 2023, which registration statement on Form S-1 (File No. 333-269729) was filed with the SEC on February 13, 2023, and to seek effectiveness of such additional registration statement as promptly as practicable thereafter (which registration statement was declared effective by the SEC on March 22, 2023); (c) to honor the conversion notice submitted by Senyun on January 18, 2023, and to reserve sufficient shares of Class A Common Stock to satisfy the conversion and exercise of all of Senyun’s SPA Notes and SPA Warrants to the extent FFIE has sufficient authorized but unissued or uncommitted shares of Class A Common Stock. Additionally, pursuant to the Fifth Amendment, FFIE and Senyun agreed to use commercially reasonable efforts to enter into definitive documentation as promptly as practicable after the date of the Fifth Amendment, in connection with restructuring of the SPA Notes and SPA Warrants and an additional investment as set forth on the term sheets attached to the Fifth Amendment, which definitive documentation was executed in connection with the Sixth Amendment.

On February 3, 2023, FFIE entered into an Amendment No. 6 to Securities Purchase Agreement (The “Sixth Amendment”) with FF Simplicity as administrative and collateral agent and Senyun, FF Top, FF Simplicity, FF Prosperity, Acuitas and other purchasers, pursuant to which the purchasers thereunder agreed to purchase up to $135.0 million (including $10.0 million previously funded by Senyun as an advanced payment) in aggregate principal amount of FFIE’s senior secured convertible notes (such additional SPA Notes, the “Tranche C Notes”) in accordance with the schedule set forth in the SPA as follows, subject to certain conditions: (i) for Senyun, (A) no later than three business days after the effective date of the Sixth Amendment, the purchase and issuance of $25.0 million in principal amount of Tranche C Notes (which principal amount shall be reduced on a dollar-for-dollar basis by the $10.0 million previously funded by Senyun as an advanced payment) shall take place, pursuant to which, on February 9, 2023 and February 10, 2023, FFIE received aggregate gross proceeds of $15.0 million; (B) no later than ten business days after the effective date of the Sixth Amendment, the purchase and issuance of $25.0 million in principal amount of Tranche C Notes shall take place, pursuant to which, on February 23, 2023, March 3, 2023, March 9, 2023 and March 10, 2023, the Company received aggregate gross proceeds of $25.0 million; and (C) no later than five business days after receipt of (a) approval by FFIE stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023) and filing of an amendment to the Amended and Restated Charter to reflect such increase in authorized shares (which amendment was filed with the Secretary of State of the State of Delaware on March 1, 2023), (b) approval by FFIE stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), and (c) effectiveness of a registration statement on Form S-1 (File No. 333-269729) registering the shares issuable under the Sixth Amendment (which registration statement was declared effective by the SEC on March 22, 2023), the purchase and issuance of $25.0 million in principal amount of Tranche C Notes shall take place; and (ii) for each other purchaser, (A) no later than three business days after the effective date of the Sixth Amendment, the purchase and issuance of an aggregate principal amount of Tranche C Notes equal to 50% of such purchaser’s commitment in respect of Tranche C Notes as indicated on the commitment schedule in the SPA shall take place, pursuant to which, on February 8, 2023, FFIE received aggregate gross proceeds of $30.0 million; and (B) no later than five business days after receipt of (a) approval by FFIE stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023) and filing of an amendment to the Amended and Restated Charter to reflect such increase in authorized shares (which amendment was filed with the Secretary of State of the State of Delaware on March 1, 2023), (b) approval by FFIE stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), and (c) effectiveness of a registration statement on Form S-1 (File No. 333-269729) registering the shares issuable under the Sixth Amendment (which registration statement was declared effective by the SEC on March 22, 2023), subject to the purchase and issuance of the remaining aggregate principal amount of the Tranche C Notes equal to 50% of such purchaser’s commitment in respect of Tranche C Notes as indicated on the commitment schedule in the SPA shall take place.

The funding of the Tranche C Notes are subject to the following conditions precedent: (i) with respect to each Tranche C funding following the initial funding made within three business days of the effective date of the Sixth Amendment, delivery by FFIE of a notice identifying the business day of the purchase and issuance of such Tranche C Notes, which date is to be no earlier than two business days and no later than ten business days after the date of such notice; (ii) delivery by FFIE of a warrant registered in the name of such purchaser to purchase up to a number of shares of Common Stock equal to 33% of such purchaser’s conversion shares on the applicable closing date, with an exercise price equal to $1.05 per share, subject to full ratchet anti-dilution price protection and other adjustments as set forth therein and a seven year termination date; (iii) delivery by FFIE to such purchaser of the applicable Tranche C Note; (iv) subject to certain waivers as described in the SPA, there being no default or event of default; (v) payment by FFIE of all legal fees and other transaction expenses incurred by purchasers up to $0.15 million (or $0.3 million in the case of Senyun and FF Simplicity) in the aggregate, which fees and expenses can be paid by, at FFIE’s option, net funding of the applicable Tranche C Notes; and (vi) that the representations and warranties contained in the related financing agreement are true and correct in all material respects as of the applicable closing dates, as set forth therein.

The Tranche C Notes have a $1.05 base conversion price subject to full ratchet anti-dilution price protection and other adjustments as set forth therein, five year interest make-whole (calculated using the greater of (x) $0.21 per share of Common Stock and (y) 90% of the lowest VWAP for the 5 consecutive trading days ending on the trading day that is immediately prior to the date on which interest is paid in shares of Common Stock), 10% per annum interest rate (or 15% if paid in Common Stock subject to certain conditions). The Tranche C Notes and the Tranche D Notes (as defined below) and SPA Warrants are subject to a pro rata cap on conversion or exercise (as applicable) equal to 19.99% of FFIE’s Class A Common Stock and Class B Common Stock as of the date of the Sixth Amendment until receipt of approval by FFIE stockholders as may be required by applicable Nasdaq rules with respect to such conversion or exercise (which approval was obtained during the special meeting of stockholders held on March 30, 2023), including the issuance of any shares of Class A Common Stock or Class B Common Stock in excess of 19.99% of FFIE’s Class A Common Stock and Class B Common Stock as of the date of the Sixth Amendment. All of the Notes and Warrants (and the Exchange Notes described below) are subject to restrictions on conversion or exercise (other than an Initial Reserve of 63,051,933 shares of Common Stock for FF Simplicity and 18,857,143 shares of Common Stock for Senyun) until the approval by FFIE stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023), and the right for purchasers to receive additional warrant shares upon a down round financing has also been removed from all SPA Warrants. FFIE is required to use reasonable best efforts to file a registration statement with respect to the resale of the shares of Common Stock underlying the SPA Notes and SPA Warrants on or prior to February 10, 2023, which registration statement on Form S-1 (File No. 333-269729) was filed with the SEC on February 13, 2023, and to seek effectiveness of such registration statement within 90 days (which registration statement was declared effective by the SEC on March 22, 2023), and FFIE is required to seek effectiveness of the registration statement on Form S-1 (File No. 333-268972) on or prior to February 10, 2023 (which registration statement was declared effective by the SEC on February 8, 2023). FFIE is also required to use reasonable best efforts to obtain approval by FFIE stockholders of an increase in number of authorized shares of Class A Common Stock to 1,690,000,000 (which approval was obtained during the special meeting of stockholders held on February 28, 2023) within 45 days (or 60 days if necessary) and approval by FFIE stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), including the issuance of any shares of Class A Common Stock or Class B Common Stock in excess of 19.99% of FFIE’s Class A Common Stock and Class B Common Stock as of the date of the Sixth Amendment within 60 days.

Each purchaser also has the option to purchase a certain amount of additional SPA Notes and SPA Warrants from time to time for twelve months from the effective date of the Sixth Amendment, as set forth in the SPA (such additional SPA Notes, the “Tranche D Notes”). Additionally, pursuant to the Sixth Amendment, (A) FF Simplicity and Senyun agreed that, with respect to their allotments of previous commitments to purchase SPA Notes, no more than the following percentages of their allotment may be purchased on or before the following dates without the prior written consent of FFIE: (i) 100% on or before February 10, 2023; (ii) 90% on or before February 28, 2023; (iii) 80% on or before March 24, 2023; (iv) 70% on or before April 21, 2023; and (v) 60% after April 21, 2023 through and including the twenty-fourth month from the effective date of the Sixth Amendment, and (B) certain SPA Notes issued to FF Simplicity with an aggregate outstanding principal amount of $21.6 million and certain SPA Notes issued to Senyun with an aggregate principal amount of $9.4 million were replaced by new replacement notes with a $0.8925 base conversion price subject to full ratchet anti-dilution price protection and other adjustments as set forth therein, six-year interest make-whole, and otherwise on similar terms as the previously issued SPA Notes.

Pursuant to the Sixth Amendment and the Exchange Agreements entered into concurrently therewith between FFIE, one the one hand, and holders of ATW NPA Warrants and SPA Warrants, on the other hand (collectively, the “Exchange Agreements”), (i) the provision under the ATW NPA Warrants and SPA Warrants then-issued that allowed investors to receive the right to purchase additional shares in connection with down round financings was removed, (ii) the ATW NPA Warrants and FF Simplicity’s SPA Warrants then issued, exercisable for an aggregate of 198,129,990 shares of Class A Common Stock, were exchanged for a combination of new warrants, exercisable at $0.2275 per share subject to full ratchet anti-dilution price protection and other adjustments, for an aggregate of 42,489,346 shares of Class A Common Stock and new senior secured convertible notes with aggregate principal amount of $25.0 million, and (ii) Senyun’s SPA Warrants then issued, exercisable for an aggregate amount of 276,270,842 shares of Class A Common Stock, were exchanged for a combination of new warrants, each exercisable at $0.2275 per share subject to full ratchet anti-dilution price protection and other adjustments, for an aggregate of 48,000,000 shares of Class A Common Stock and new senior secured convertible notes with aggregate principal amount of $16.0 million (collectively with the notes issued pursuant to clause (ii), the “Exchange Notes”). The Exchange Notes are convertible at a conversion rate calculated at the lesser of (a) 90% of the VWAP for the trading day that is immediately prior to the date on which interest is paid in shares of Common Stock or (b) the greater of (x) $0.21 per share of Common Stock and (y) 90% of the average VWAP for the 5 consecutive trading days ending on the trading day that is immediately prior to the date on which interest is paid in shares of Common Stock. The Exchange Notes will constitute SPA Notes, except: (i) the holders thereof do not have the option under the SPA to purchase certain additional SPA Notes within 24 months from the effective date of the Sixth Amendment; (ii) such notes are not subject to any prepayment premium or penalty applicable to other SPA Notes; (iii) such notes are not subject to an original discount of 10%; and (iv) such notes are not entitled to the most favorable terms granted to other SPA Notes purchased simultaneously or after the purchase of such notes. Such notes are prepayable and redeemable at par at any time by FFIE upon fifteen days’ prior written notice.

On March 23, 2023, FFIE entered into an Amendment No. 7 to Securities Purchase Agreement (“Seventh Amendment”) with FF Simplicity, as administrative agent, collateral agent and purchaser, Senyun, as purchaser, and FF Prosperity, a Delaware limited liability company, as purchaser, pursuant to which FFIE, Senyun, FF Prosperity and FF Simplicity agreed to amend the funding timeline of certain Tranche C Notes, and FF Simplicity agreed to purchase additional notes under the SPA. Under the amended funding timeline, (i) Senyun agreed to purchase (a) $10.0 million in principal amount of Tranche C Notes (amended to include an additional original issue discount of four percent (4%), which additional original issue discount shall not impact the Interest Make-Whole Amount in such Tranche C Notes) no later than one business day (amended from five business days) after the effectiveness of FFIE’s registration statement on Form S-1 (File No. 333-269729) (which registration statement was declared effective by the SEC on March 22, 2023) and receipt of approval by FFIE stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), subject to the filing by FFIE of a current report on Form 8-K disclosing such stockholder approval, and (b) $15.0 million in principal amount of Tranche C Notes no later than five business days after the effectiveness of FFIE’s registration statement on Form S-1 (File No. 333-269729) (which registration statement was declared effective by the SEC on March 22, 2023) and receipt of approval by FFIE stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), and (ii) FF Prosperity agreed to purchase the remaining aggregate principal amount of the Tranche C Notes equal to 50% of FF Prosperity’s commitment in respect of Tranche C Notes (amended to include an additional original issue discount of four percent (4%), which additional original issue discount shall not impact the Interest Make-Whole Amount in such Tranche C Notes) no later than one business day (amended from five business days) after the effectiveness of FFIE’s registration statement on Form S-1 (File No. 333-269729) (which registration statement was declared effective by the SEC on March 22, 2023) and receipt of approval by FFIE stockholders as may be required by applicable Nasdaq rules with respect to transactions contemplated under the Sixth Amendment (which approval was obtained during the special meeting of stockholders held on March 30, 2023), subject to the filing by FFIE of a current report on Form 8-K disclosing such stockholder approval. FF Simplicity further agreed to purchase, on or prior to March 27, 2023, $5.0 million in principal amount of Tranche B Notes subject to an additional original issue discount of six percent (6%) (which additional original issue discount shall not impact the Interest Make-Whole Amount in such Tranche B Notes). Such notes were originally permitted to be purchased on or prior to April 21, 2023. FFIE also agreed to reimburse each of Senyun and FF Simplicity up to $0.02 million each for reasonable and documented out-of-pocket legal expenses incurred in connection with the Seventh Amendment.

Certain Anti-Takeover Provisions of Delaware Law

Under the Amended and Restated Charter, FF has certain anti-takeover provisions in place as follows:

Special Meeting of Stockholders

The Amended and Restated Bylaws provide that special meetings of stockholders may be called only by (i) the Chairperson of the Board, (ii) the chief executive officer or (iii) a majority vote of the Board.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Amended and Restated Bylaws provide that stockholders seeking to bring business before FF’s special meeting of stockholders, or to nominate candidates for election as directors at FF’s special meeting of stockholders, must provide timely notice of their intent in writing subject to certain exceptions for FF Top Board designees under the Shareholder Agreement. To be timely, a stockholder’s notice will need to be received by FF secretary at FF’s principal executive offices no later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding special meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in FF’s annual proxy statement must comply with the notice periods contained therein. The Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude FF stockholders from bringing matters before the special meeting of stockholders or from making nominations for directors at FF’s special meeting of stockholders.

Authorized but Unissued Shares

FF’s authorized but unissued Common Stock and Preferred Stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of FF by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The Amended and Restated Charter requires, to the fullest extent permitted by law, that derivative actions brought in FF’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. The Amended and Restated Charter also requires that the federal district courts of the United States of America be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of Common Stock shall be deemed to have notice of and consented to the forum provisions in the Amended and Restated Charter.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with FF or any of FF’s directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. FF cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the Amended and Restated Charter to be inapplicable or unenforceable in an action, FF may incur additional costs associated with resolving such action in other jurisdictions, which could harm FF’s business, operating results and financial condition.

The Amended and Restated Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law.

Limitation on Liability and Indemnification of Directors and Officers

The Amended and Restated Charter provides that directors and officers will be indemnified by FF to the fullest extent authorized by Delaware law as it now exists or may in the future be amended.

The Amended and Restated Bylaws also permit FF to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. FF has purchased a policy of directors’ and officers’ liability insurance that insures FF’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures FF against its obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against FF’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit FF and FF stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent FF pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to FF’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, FF has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of material United States federal income tax consequences of the purchase, ownership and disposition of our Class A Common Stock as of the date hereof. This discussion is limited to non-U.S. holders (as defined below) who purchase our Class A Common Stock pursuant to this offering and who hold our Class A Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

A “non-U.S. holder” means a beneficial owner of our Class A Common Stock (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

●	an individual citizen or resident of the United States;

●	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to United States federal income taxation regardless of its source; or a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person for United States federal income tax purposes.

This summary is based upon provisions of the United States Internal Revenue Code of 1986, as amended, or the “Code,” United States Treasury regulations promulgated thereunder, rulings, judicial decisions, published positions of the Internal Revenue Service, or “IRS,” and other applicable authorities, as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and does not deal with any estate or gift tax consequences or any foreign, state, local or other tax considerations (including any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010) that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a former citizen or long-term resident of the United States, foreign pension fund, tax qualified retirement plan, bank, financial institution, insurance company, investment fund, tax-exempt organization, governmental organization, trader, broker or dealer in securities, “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), person subject to the alternative minimum tax, person that owns, or has owned, actually or constructively, more than 5% of our Class A Common Stock, person who has elected to mark securities to market, person who acquired shares of our Class A Common Stock as compensation or otherwise in connection with the performance of services, person who has acquired shares of our Class A Common Stock as part of a straddle, hedge, conversion transaction or other integrated investment or an accrual-method taxpayer subject to special tax accounting rules under Section 451(b) of the Code). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds our Class A Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) or partner of a partnership holding our Class A Common Stock, you should consult your tax advisors.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of our Class A common stock, as well as the consequences to you arising under other United States federal tax laws, the laws of any other taxing jurisdiction, OR AN APPLICABLE TAX TREATY. IN ADDITION, YOU SHOULD CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO POTENTIAL CHANGES IN UNITED STATES FEDERAL TAX LAW AS WELL AS POTENTIAL CHANGES IN STATE, LOCAL OR FOREIGN TAX LAWS.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A Common Stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A Common Stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Class A Common Stock, the excess will be treated as gain from the disposition of our Class A Common Stock (the tax treatment of which is discussed below under “– Gain on Disposition of Class A Common Stock”).

Subject to the discussions below regarding effectively connected income, backup withholding and Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W- 8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent certifying eligibility for exemption. However, any such effectively connected dividends paid on our Class A Common Stock generally will be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Class A Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other disposition of our Class A Common Stock generally will not be subject to United States federal income tax unless:

●	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

●	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our Class A Common Stock, and our Class A Common Stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States, provided that the non-U.S. holder has timely filed United States federal income tax returns with respect to such losses.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each non-U.S. holder indicating the amount of distributions on our Class A Common Stock paid to such holder and the amount of any tax withheld with respect to such distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), including by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or such holder otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our Class A Common Stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holder sells or otherwise disposes of its shares of Class A Common Stock through a United States broker or the United States offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the IRS and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person) or otherwise establishes an exemption. Information reporting will also apply if a non-U.S. holder sells its shares of Class A Common Stock through a foreign broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person) and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under FATCA, a 30% United States federal withholding tax may apply to any dividends paid on our Class A Common Stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “– Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our Class A Common Stock. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to gross proceeds from a sale or other disposition of our Class A Common Stock, which may be relied upon by taxpayers until final regulations are issued. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Class A Common Stock.

PLAN OF DISTRIBUTION

We are registering (i) up to 536,944,398 shares of Class A Common Stock for possible sale by the Selling Securityholders from time to time, (ii) up to 111,131 Private Warrants for possible sale by the Selling Securityholders from time to time and (iii) up to 33,678,698 shares of Class A Common Stock that are issuable upon the exercise of the Warrants or the conversion of the SPA Notes and subsequent possible sale by the holders thereof from time to time. We are required to pay all fees and expenses incident to the registration of the shares of our Class A Common Stock and Warrants to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Class A Common Stock or Warrants.

We will not receive any proceeds from the sale of the shares of Class A Common Stock or the Private Warrants by the Selling Securityholders. We could receive up to an aggregate of approximately $273.1 million if all of the Warrants offered by the Selling Securityholders are exercised for cash. However, we will only receive such proceeds if and when the holders of the Warrants exercise the Warrants for cash. The exercise of the Warrants, and any proceeds we may receive from their exercise, are highly dependent on the price of our shares of Class A Common Stock and the spread between the exercise price of the Warrants and the price of our Class A Common Stock at the time of exercise. We have (i) 23,540,988 outstanding Public Warrants to purchase 23,540,988 shares of our Class A Common Stock, exercisable at an exercise price of $11.50 per share; (ii) 111,131 outstanding Private Warrants to purchase 111,131 shares of our Class A Common Stock, exercisable at an exercise price of $11.50 per share; and (iii) 73,290,750 outstanding SPA Warrants, which are exercisable at an exercise price of $0.2275 or $1.05 per share (as of February 27, 2023). If the market price of our Class A Common Stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will exercise their Warrants. As of March 29, 2023, the closing price of our Class A Common Stock was $0.3550 per share. There can be no assurance that all of our Warrants will be in the money prior to their expiration. Our Public Warrants under certain conditions, as described in the warrant agreement, are redeemable by FFIE at a price of $0.01 per Warrant. Our Private Warrants are not redeemable so long as they are held by the initial stockholders and are exercisable on a cashless basis. Our SPA Warrants are redeemable under certain conditions for $0.01 per warrant and exercisable on a cash or cashless basis. As such, it is possible that we may never generate any cash proceeds from the exercise of our Warrant. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The shares of Class A Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Class A Common Stock or Warrants by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of Nasdaq;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Class A Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

The Selling Securityholders party to the A&R RRA have agreed, and the other Selling Securityholders may agree, to indemnify the underwriters, their officers, directors and each person who controls such underwriters (within the meaning of the Securities Act), against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.

Restrictions to Sell

Pursuant to the Lockup Agreements, the restricted stockholders agreed to one of the following three lock-up arrangements: (i) not to sell, transfer or take certain other actions with respect to their shares of Common Stock for a period of 180 days after the closing of the Business Combination, subject to certain customary exceptions; (ii) with respect to (A) 33% of their shares of Common Stock, not to sell, transfer or take certain other actions for a period of 30 days after the closing of the Business Combination, (B) 33% of their shares of Common Stock, not to sell, transfer or take certain other actions for a period of 60 days after the closing of the Business Combination, and (C) the remaining 33% of their shares of Common Stock, not to sell, transfer or take certain other actions for a period of 90 days after the closing of the Business Combination or (iii) with respect to (A) 50% of their shares of Common Stock, not to sell, transfer or take certain other actions for a period ending the earlier of (x) the one year anniversary of the closing of the Business Combination, and (y) the date on which the closing price of shares of Common Stock on the principal securities exchange or securities market on which such shares are then traded equals or exceeds $12.50 per share for any twenty trading days within any thirty trading day period after the closing of the Business Combination and (B) the other 50% of their shares of Common Stock, not to sell, transfer or take other actions for a period ending earlier of (x) the one year anniversary of the closing of the Business Combination and (y) the date on which FF completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of FF’s stockholders having the right to exchange their shares for cash, securities or other property. The lock-up agreements in clauses (i) and (ii) above expired as of January 17, 2022.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Sidley Austin LLP, San Francisco, California. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The financial statements as of December 31, 2022 and for the year then ended included in this prospectus have been so included in reliance on the reports (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of Mazars US LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements for the year ended December 31, 2021 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the 2021 financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On August 23, 2022, PricewaterhouseCoopers LLP (“PwC”) notified FFIE that it will not stand for re-election as FFIE’s independent registered public accounting firm for the year ending December 31, 2022 and, effective immediately, is no longer FFIE’s independent registered public accounting firm.

The audit report of PwC on FFIE’s financial statements for the fiscal years ended December 31, 2021 and 2020 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that PwC’s report on FFIE’s financial statements for the fiscal years ended December 31, 2021 and 2020 contained an explanatory paragraph relating to substantial doubt about the ability of FFIE to continue as a going concern, as described in Note 2 to the financial statements.

During the fiscal years ended December 31, 2021 and 2020 and the subsequent interim period through August 23, 2022, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between FFIE and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with PwC’s report on FFIE’s financial statements; and (ii) no “reportable events,” as that term is described in Item 304(a)(1)(v) of Regulation S-K, except for the following material weaknesses previously reported in FFIE’s Quarterly Report on Form 10-Q for the period ended September 30, 2021, Annual Report on Form 10-K for the year ended December 31, 2021, Quarterly Report on Form 10-Q for the period ended March 31, 2022 and Quarterly Report on Form 10-Q for the period ended June 30, 2022:

●	FFIE did not design and maintain an effective control environment commensurate with its financial reporting requirements. Specifically, FFIE lacked a sufficient number of professionals with an appropriate level of accounting knowledge, training, and experience to appropriately analyze, record, and disclose accounting matters timely and accurately. Additionally, FFIE’s management did not establish formal reporting lines in pursuit of its objectives. Further, the lack of a sufficient number of professionals resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of its financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in its finance and accounting functions;

●	FFIE did not design and maintain effective controls in response to the risks of material misstatement. Specifically, changes to existing controls or the implementation of new controls were not sufficient to respond to changes to the risks of material misstatement to financial reporting due to growth in the business;

●	FFIE did not design and maintain effective controls for communicating and sharing information between the legal, capital markets, and accounting and finance departments. Specifically, FFIE’s accounting and finance departments were not consistently provided the complete and adequate support, documentation, and information including the nature of relationships with certain counterparties to record transactions within the financial statements timely, completely, and accurately;

●	FFIE did not design and maintain effective controls to address the identification of and accounting for certain non-routine, unusual or complex transactions, including the proper application of U.S. GAAP to such transactions. Specifically, FFIE did not design and maintain controls to timely identify and account for embedded derivatives related to convertible notes, impute interest on related party notes payable with interest rates below market rates, account for failed sale leaseback transactions, and account for warrant instruments;

●	FFIE did not design and maintain formal accounting policies, procedures, and controls to achieve complete, accurate, and timely financial accounting, reporting, and disclosures, including controls over the period-end financial reporting process addressing areas including financial statement and footnote presentation and disclosures, account reconciliations and journal entries, including segregation of duties, assessing the reliability of reports and spreadsheets used in controls, and the timely identification and accounting for cut-off of expenditures;

●	FFIE did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of its financial statements, specifically, with respect to: (i) program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized, and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate company personnel; and (iii) computer operations controls to ensure that critical batch jobs are monitored and data backups are authorized and monitored. These IT deficiencies did not result in a material misstatement to the consolidated financial statements, however, the deficiencies, when aggregated, could result in material misstatements potentially impacting all financial statement accounts and disclosures;

●	FFIE did not maintain an effective control environment or demonstrate a commitment to maintain integrity and ethical values. Specifically, certain members of senior management failed to reinforce the need for an attitude of compliance and internal control awareness with certain of FFIE’s governance, accounting and finance policies and procedures. This resulted in the inaccurate and incomplete disclosures of certain relationships, arrangements, and transactions; and

●	FFIE did not design and maintain effective controls related to the identification and disclosure of certain arrangements and transactions with related parties.

FFIE has furnished to PwC a copy of the disclosures made herein and requested that PwC furnish FFIE with a letter addressed to the SEC stating whether or not PwC agrees with the above statements made by FFIE. The letter from PwC to the SEC is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

Effective as of October 28, 2022, Mazars USA LLP was appointed as the Company’s independent registered public accounting firm as of and for the year ending December 31, 2022.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website, free of charge, at www.ff.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Faraday Future Intelligent Electric Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Faraday Future Intelligent Electric Inc. and subsidiaries (the Company) as of December 31, 2022, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred operating losses since inception, has continued cash outflows from operating activities, and has an accumulated deficit. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Mazars USA LLP

We have served as the Company’s auditor since 2022.

New York, NY

March 9, 2023

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Faraday Future Intelligent Electric Inc.

Opinion on the Financial Statements

We have audited the consolidated balance sheet of Faraday Future Intelligent Electric Inc. and its subsidiaries (the “Company”) as of December 31, 2021, and the related consolidated statements of operations and comprehensive loss, of stockholders’ equity (deficit) and of cash flows for the year ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has cash outflows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 (not presented herein). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
May 13, 2022

We served as the Company’s auditor from 2018 to 2022.

Faraday Future Intelligent Electric Inc.

Consolidated Balance Sheets

Years Ended December 31, 2022 and 2021

(in thousands, except share and per share data)

	2022	2021
Assets
Current assets
Cash	$16,968	$505,091
Restricted cash	1,546	25,386
Deposits	26,804	63,370
Other current assets	21,087	13,410
Total current assets	66,405	607,257
Property and equipment, net	417,803	293,135
Operating lease right-of-use assets	19,588	-
Other non-current assets	6,492	7,040
Total assets	$510,288	$907,432
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$87,376	$37,773
Accrued expenses and other current liabilities	65,709	87,938
Bridge warrants	95,130	-
Related party accrued interest	-	11,231
Accrued interest	1,864	8,263
Operating leases liabilities, current portion	2,538	-
Finance leases liabilities, current portion	1,364	2,574
Related party notes payable	8,406	13,655
Notes payable, current portion	5,097	132,372
Total current liabilities	267,484	293,806
Finance leases liabilities, less current portion	6,570	7,570
Operating leases liabilities, less current portion	18,044	-
Other liabilities	9,429	3,720
Notes payable, less current portion	26,008	34,682
Total liabilities	327,535	339,778
Commitments and contingencies (Note 13)
Stockholders’ equity
Class A Common Stock, $0.0001 par value; 815,000,000 and 750,000,000 shares authorized; 563,346,216 and 168,693,323 shares issued and outstanding as of December 31, 2022 and 2021, respectively	56	17
Class B Common Stock, $0.0001 par value; 75,000,000 shares authorized; 64,000,588 and no shares issued and outstanding as of December 31, 2022 and 2021, respectively	6	-
Additional paid-in capital	3,655,771	3,482,226
Accumulated other comprehensive income (loss)	3,505	(6,945)
Accumulated deficit	(3,476,585)	(2,907,644)
Total stockholders’ equity	182,753	567,654
Total liabilities and stockholders’ equity	$510,288	$907,432

The accompanying notes are an integral part of these consolidated financial statements.

Faraday Future Intelligent Electric Inc.

Consolidated Statements of Operations and Comprehensive Loss

Years Ended December 31, 2022 and 2021

(in thousands, except share and per share data)

	2022	2021
Operating expenses
Research and development	$311,084	$174,935
Sales and marketing	20,772	17,118
General and administrative	116,437	97,905
Loss on disposal of property and equipment	2,695	64,191
Total operating expenses	450,988	354,149

Loss from operations	(450,988)	(354,149)
Change in fair value measurements	(69,671)	(22,700)
Interest expense	(7,236)	(30,181)
Related party interest expense	(3,879)	(16,663)
Other expense, net	(12,544)	(5,668)
Loss on settlement of related party notes payable, notes payable, and vendor payables in trust, net	(7,690)	(86,904)
Loss before income taxes	(552,008)	(516,265)
Income tax provision	(61)	(240)
Net loss	$(552,069)	$(516,505)

Per share information (Note 17):
Net loss per Common Stock - Class A and Class B - basic and diluted	$(1.50)	$(2.21)
Weighted average Common Stock outstanding - Class A and Class B - basic and diluted	367,254,444	233,390,675

Total comprehensive loss
Net loss	$(552,069)	$(516,505)
Change in foreign currency translation adjustment	10,450	(971)
Total comprehensive loss	$(541,619)	$(517,476)

The accompanying notes are an integral part of these consolidated financial statements.

Faraday Future Intelligent Electric Inc.

Consolidated Statements of Stockholders’ Equity (Deficit)

Years Ended December 31, 2022 and 2021

(in thousands, except share data)

						Accumulated		Total
	Common Stock				Additional	Other		Stockholder’s
	Class A		Class B		Paid-in	Comprehensive	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	(Deficit)
Balance as of December 31, 2020	93,099,596	$9	64,000,588	$6	$1,817,760	$(5,974)	$(2,391,139)	$(579,338)
Conversion of The9Conditional Obligation	423,053	-	-	-	2,863	-	-	2,863
Conversion of related party notes payable into Class A Common Stock (Note 9)	22,454,776	2	-	-	294,794	-	-	294,796
Conversion of notes payable into Class A Common Stock (Note 10)	7,688,153	1	-	-	98,374	-	-	98,375
Issuance of Class A Common Stock in the Business Combination, net of transaction costs (Note 3)	27,798,411	3	-	-	170,111	-	-	170,114
Conversion of assumed PSAC convertible and promissory notes payable into Class A Common Stock (Note 9)	80,000	-	-	-	790	-	-	790
Conversion of liabilities into Class A Common Stock in the Business Combination (Note 3)	22,586,392	3	-	-	311,795	-	-	311,798
Conversion of liabilities into the commitment to issue Class A Common Stock in the Business Combination (Note 3)	-	-	-	-	25,877	-	-	25,877
Legacy FF Ordinary Stock exchanged in the Business Combination for a commitment to issue Class A and Class B Common Stock (Note 3)	(87,273,528)	(9)	(64,000,588)	(6)	15	-	-	-
Issuance of Class A Common Stock in the PIPE Financing, net of transaction costs (Note 3)	76,140,000	8	-	-	692,397	-	-	692,405
Settlement of lawsuit with issuance of vested stock options (Note 13)	-	-	-	-	8,459	-	-	8,459
Settlement of accrued rent with issuance of vested stock options	-	-	-	-	951	-	-	951
Vesting of restricted stock award for employee bonus	1,350,970	-	-	-	18,617	-	-	18,617
Stock-based compensation	-	-	-	-	11,345	-	-	11,345
Exercise of stock options	4,388,596	-	-	-	10,587	-	-	10,587
Settlement of receivables through receipt of Class A Common Stock	(43,096)	-	-	-	(105)	-	-	(105)
Issuance of warrants	-	-	-	-	17,596	-	-	17,596
Foreign currency translation adjustment	-	-	-	-	-	(971)	-	(971)
Net loss	-	-	-	-	-	-	(516,505)	(516,505)
Balance as of December 31, 2021	168,693,323	$17	-	$-	$3,482,226	$(6,945)	$(2,907,644)	$567,654

The accompanying notes are an integral part of these consolidated financial statements.

Faraday Future Intelligent Electric Inc.

Consolidated Statements of Stockholders’ Equity (Deficit)

Years Ended December 31, 2022 and 2021

	Commitment to							Accumulated		Total
	Issue Class A		Common Stock				Additional	Other		Stockholder’
	Common Stock		Class A		Class B		Paid-in	Comprehensive	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Gain (Loss)	Deficit	(Deficit)
Balance as of December 31, 2021	-	$-	168,693,323	$17	-	$-	$3,482,226	$(6,945)	$(2,907,644)	$567,654
Reclassification of obligation to issue registered shares of Class A Common Stock upon adoption of ASU 2020-06	-	32,900	-	-	-	-	-	-	(20,265)	(20,265)
Reclassification of deferred gain upon adoption of ASC 842	-	-	-	-	-	-	-	-	3,393	3,393
Conversion of notes payable into Class A Common Stock (Note 10)	-	-	258,910,861	26	-	-	99,455	-		99,481
Class A Common Stock to be delivered for conversion of notes payable (Note 10)	-	-	-	-	-	-	(926)	-	-	(926)
Issuance pursuant to commitment to issue registered shares	-	(32,900)	2,387,500	-	-	-	32,900	-	-	32,900
Stock-based compensation	-	-	-	-	-	-	17,653	-	-	17,653
Chongqing related party note payable restructuring (Note 9)	-	-	-	-	-	-	17,399	-	-	17,399
Exercise of stock options and settlement on restricted stock tax withholding	-	-	4,100,008	-	-	-	9,015	-	-	9,015
Exercise of warrants	-	-	29,102,536	3	-	-	4,226	-	-	4,229
Amended exercise price of ATW NPA warrants (Note 14)	-	-	-	-	-	-	1,238	-	-	1,238
Transfer of private warrants to unaffiliated parties	-	-	-	-	-	-	264	-	-	264
Repurchase and retirement of Class A Common Stock	-	-	(96,759)	-	-	-	(767)	-	-	(767)
Receipt of Class A Common Stock in consideration of exercises of options	-	-	(311,878)	-	-	-	(669)	-	-	(669)
Issuance of shares pursuant to the commitment to issue Class A and Class B Common Stock	-	-	89,152,131	9	64,000,588	6	(15)	-	-	-
Issuance of shares for restricted stock vesting	-	-	11,408,494	1	-	-	(1)	-	-	-
Liability for insufficient authorized shares related to stock options and RSUs			-	-	-	-	(3,977)	-	-	(3,977)
Liability for insufficient authorized shares related to earnout			-	-	-	-	(2,250)	-	-	(2,250)
Foreign currency translation adjustment	-	-	-	-	-	-	-	10,450	-	10,450
Net loss	-	-	-	-	-	-	-	-	(552,069)	(552,069)
Balance as of December 31, 2022	-	$-	563,346,216	$56	64,000,588	$6	$3,655,771	$3,505	$(3,476,585)	$182,753

The accompanying notes are an integral part of these consolidated financial statements.

Faraday Future Intelligent Electric Inc.

Consolidated Statements of Cash Flows Years

Ended December 31, 2022 and 2021

(in thousands)

	2022	2021
Cash flows from operating activities
Net loss	$(552,069)	$(516,505)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	2,975	2,979
Amortization of operating lease right-of-use assets and intangible assets	2,520	368
Stock-based compensation	17,653	11,345
Vesting of restricted stock awards for employee bonus	-	18,617
Loss on disposal of property and equipment	2,695	64,191
Change in fair value measurement of related party notes payable and notes payable	(25,471)	22,700
Change in fair value measurement of warrant liability	95,130	-
Loss (gain) on foreign exchange	2,484	(845)
Loss (gain) on forgiveness of accounts payable and deposits, net (see Note 5)	5,200	(7,005)
Non-cash interest expense	10,078	41,014
Loss on extinguishment of related party notes payable, notes payable and vendor payables in trust, net	7,690	86,904
Gain on forgiveness of vendor payables in trust	-	(1,731)
Reserve for unrecoverable value added taxes	-	6,404
Other	776	842
Changes in operating assets and liabilities:
Deposits	28,136	(48,503)
Other current and non-current assets	(8,841)	(16,906)
Accounts payable	57,021	(36,625)
Accrued expenses and other current and non-current liabilities	(14,947)	31,824
Operating lease liabilities	(1,620)	-
Accrued interest expense	(12,468)	-
Transfers between vendor payables in trust and accounts payable	-	1,167
Net cash used in operating activities	(383,058)	(339,765)
Cash flows from investing activities
Payments for property and equipment	(123,222)	(95,681)
Net cash used in investing activities	(123,222)	(95,681)
Cash flows from financing activities
Proceeds from notes payable, net of original issuance discount	73,800	172,031
Proceeds from exercise of stock options	9,535	10,587
Payments of notes payable issuance costs	(3,834)	(3,355)
Payments of notes payable, including liquidation premium	(87,279)	(48,210)
Payments of related party notes payable	(517)	(38,217)
Proceeds from exercise of warrants	4,229	-
Repurchase and retirement of Common Stock	(767)	-
Payments of finance lease obligations	(1,888)	-
Payments of capital lease obligations	-	(3,212)
Proceeds from issuance of Class A Common Stock in the Business Combination	-	229,583
Proceeds from issuance of Class A Common Stock pursuant to the PIPE Financing	-	761,400
Transaction costs paid in connection with the Business Combination	-	(23,148)
Transaction costs paid in connection with the PIPE Financing	-	(61,130)
Payments of vendor payables in trust	-	(27,722)
Transfers between vendor payables in trust and accounts payable	-	(1,167)
Proceeds from related party notes payable	-	200
Payments of stock issuance costs	-	(1,071)
Net cash (used in) provided by financing activities	(6,721)	966,569
Effect of exchange rate changes on cash and restricted cash	1,038	(2,473)
Net (decrease) increase in cash and restricted cash	(511,963)	528,650

	2022	2021
Cash and restricted cash, beginning of period	530,477	1,827
Cash and restricted cash, end of period	$18,514	$530,477

Faraday Future Intelligent Electric Inc.

Consolidated Statements of Cash Flows Years

Ended December 31, 2022 and 2021

(in thousands)

The following table provides a reconciliation of cash and restricted cash reported within the Consolidated Balance Sheets that aggregate to the total of the same such amounts shown in the Consolidated Statements of Cash Flows:

	2022	2021
Cash	$16,968	$505,091
Restricted cash	1,546	25,386
Total cash and restricted cash, end of period	$18,514	$530,477

Supplemental disclosure of cash flow information
Cash paid for interest	$13,577	$6,317

Supplemental disclosure of noncash investing and financing activities
Recognition of operating ROU assets and lease liabilities as part of the adoption of ASC 842 and for new operating leases entered into during the year ended December 31, 2022	$21,865	$-
Conversion of convertible note to equity	99,481	98,375
Issuance of warrants	9,938	17,596
Additions of property and equipment included in accounts payable and accrued expenses	8,041	863
Troubled debt restructuring accounted for as a capital transaction	17,399	-
Liability for insufficient authorized shares related to stock options and restricted stock units	3,976	-
Liability for insufficient authorized shares related to earnout	2,250	-
Settlement of finance leases with prepaid deposit	709	-
Issuance pursuant to commitment to issue registered shares	32,900	-
Receipt of class A Common Stock in consideration of exercises of options	669	-
Class A Common Stock to be delivered for conversion of notes payable (Note 10)	926	-
Transfer of private warrants to unaffiliated parties	264	-
Conversion of related party notes payable and related party accrued interest into Class A Common Stock	-	294,796
Conversion of assumed convertible and promissory notes payable into Class A Common Stock and Private Warrants	-	1,080
Conversion of The9 Conditional Obligation to Class A Common Stock	-	2,863
Supplemental disclosure of noncash investing and financing activities related to the Business Combination
Exchange of Legacy FF redeemable preference stock for a commitment to issue Class A Common Stock	$-	$859,182
Exchange of Legacy FF convertible preferred stock for a commitment to issue Class B Common Stock	-	697,611
Settlement of notes payable and accrued interest for a commitment to issue Class A Common Stock	-	68,541
Settlement of related party notes payable and related party accrued interest for a commitment to issue Class A Common Stock	-	69,218
Settlement of vendor payables in trust for a commitment to issue Class A Common Stock	-	96,186
Reclassification of deferred transaction costs paid in prior periods against the proceeds received in the Business Combination	-	7,865

The accompanying notes are an integral part of these consolidated financial statements.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

1. Nature of Business and Organization, Basis of Presentation and Summary of Significant Accounting Policies

Nature of Business and Organization

Faraday Future Intelligent Electric Inc. (“Company” or “FF”), a holding company incorporated in the State of Delaware on February 11, 2020, conducts its operations through the subsidiaries of FF Intelligent Mobility Global Holdings Ltd. (“Legacy FF”), founded in 2014 and headquartered in Los Angeles, California.

On July 21, 2021 (the “Closing Date”), the Company consummated a business combination pursuant to an Agreement and Plan of Merger dated January 27, 2021 (as amended, the “Merger Agreement”), by and among the Company, PSAC Merger Sub Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly-owned subsidiary of PSAC (“Merger Sub”), and Legacy FF. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Legacy FF, with Legacy FF surviving the merger as a wholly-owned subsidiary of the Company (the “Business Combination”). Upon the consummation of the Business Combination (the “Closing”), PSAC changed its name from “Property Solutions Acquisition Corp.” to “Faraday Future Intelligent Electric Inc.” For more information regarding the Business Combination, see Note 3, Business Combination.

The Company operates in a single operating segment and designs and engineers next-generation, intelligent, electric vehicles. The Company expects to manufacture vehicles at its ieFactory California production facility in Hanford, California and has additional engineering, sales, and operations capabilities in China. The Company has created innovations in technology, products, and a user-centered business model that are being incorporated into its planned electric vehicle platform.

Principles of Consolidation and Basis of Presentation

The Consolidated Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company, its wholly-owned subsidiaries and all other entities in which the Company has a controlling financial interest, including the accounts of any Variable Interest Entity (“VIE”) in which the Company has a controlling financial interest and for which it is the primary beneficiary. All intercompany transactions and balances have been eliminated upon consolidation.

Foreign Currency

The Company determines the functional and reporting currency of each of its international subsidiaries based on the primary currency in which they operate. The functional currency of the Company’s foreign subsidiaries in China is their local currency, Chinese Yuan (“CYN”). For foreign subsidiaries where the functional currency is their local currency, assets and liabilities are translated into U.S. dollars at exchange rates in effect at the balance sheet date, stockholders’ equity (deficit) is translated at the applicable historical exchange rate, and expenses are translated using the average exchange rates during the period. The effect of exchange rate changes resulting from the translation of the foreign subsidiary financial statements is accounted for as a component of accumulated other comprehensive loss on the Consolidated Balance Sheets.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions which affect the reported amounts in the Consolidated Financial Statements.

Estimates are based on historical experience, where applicable, and other assumptions which management believes are reasonable under the circumstances. On an ongoing basis management evaluates its estimates, including those related to the: (i) realization of tax assets and estimates of tax liabilities; (ii) valuation of equity securities; (iii) recognition and disclosure of contingent liabilities, including litigation reserves; (iv) fair value of related party notes payable and notes payable; (v) fair value of options granted to employees and non-employees; (vi) fair value of warrants, and (vii) incremental borrowing rate used to measure operating lease liabilities. Such estimates often require the selection of appropriate valuation methodologies and financial models and may involve significant judgment in evaluating ranges of assumptions and financial inputs. Actual results may differ from those estimates under different assumptions, financial inputs, or circumstances.

Given the global economic climate, unpredictable nature and unknown duration of the COVID-19 pandemic, estimates are subject to additional volatility. As of the date the Company’s Consolidated Financial Statements were issued, the Company is not aware of any specific event or circumstance that would require an update to its estimates or judgments or to revise the carrying value of its assets or liabilities. However, these estimates and judgments may change as new events occur and additional information is obtained, which may result in changes being recognized in the Company’s Consolidated Financial Statements in future periods. While the Company considered the effects of COVID-19 on its estimates and assumptions, due to the level of uncertainty regarding the economic and operational impacts of COVID-19 on the Company’s business, there may be other judgments and assumptions that the Company has not considered. Such judgments and assumptions could result in a material impact on the Company’s financial statements in future periods. Actual results could differ from those estimates and any such differences may have a material impact on the Company’s Consolidated Financial Statements.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Reclassification of Presentation in the Company’s Consolidated Statements of Cash Flow

Depreciation and amortization of comparative prior period in the Company’s Consolidated Statements of Cash Flows were reclassified to conform with its current presentation of Depreciation and amortization in the Company’s Consolidated Statement of Cash Flows. In the Consolidated Statement of Cash Flows for the year ended December 31, 2021, we have reclassified (1) $0.4 million of amortization of intangibles from Depreciation and amortization to Amortization of operating lease right-of-use assets and intangible assets; and (2) $4.6 million of expenses recognized out of pre-paid software subscriptions related to the Company’s master agreement with Palantir (see Note 5, Deposits and other current assets) and $0.2 million of expenses recognized out of prepaid other noncurrent assets from Depreciation and amortization to Other current and non-current assets. The total cash used in operating activities for the year ended December 31, 2021 is not changed as a result of these reclassifications.

Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of 90 days or less from the date of purchase to be cash equivalents.

Fair Value Measurements

The Company applies the provisions of ASC 820, Fair Value Measurement, which defines a single authoritative definition of fair value, sets out a framework for measuring fair value, and expands on required disclosures about fair value measurements. The provisions of ASC 820 relate to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring and nonrecurring basis. The standard clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Company considers the principal or most advantageous market in which the Company would transact and assumptions that market participants would use when pricing the asset or liability.

The accounting guidance for fair value measurement requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The fair value hierarchy is as follows:

Level 1	Valuations for assets and liabilities traded in active exchange markets, or interest in open-end mutual funds that allow a company to sell its ownership interest back at net asset value on a daily basis. Valuations are obtained from readily available pricing sources for market transactions involving identical assets, liabilities or funds.

Level 2	Valuations for assets and liabilities traded in less active dealer, or broker markets, such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active. Level 2 instruments typically include U.S. government and agency debt securities, and corporate obligations. Valuations are usually obtained through market data of the investment itself as well as market transactions involving comparable assets, liabilities or funds.

Level 3	Valuations for assets and liabilities that are derived from other valuation methodologies, such as option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker-traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

Fair value estimates are made at a specific point in time based on relevant market information and information about the financial or nonfinancial asset or liability.

ASC 825-10, Financial Instruments, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (“fair value option”). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company has elected to apply the fair value option to certain related party notes payable and notes payable with conversion features as discussed in Note 8, Fair Value of Financial Instruments.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Concentration of Risk

Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash, restricted cash, notes receivables, and deposits. Substantially all of the Company’s cash and restricted cash is held at financial institutions located in the United States of America and in the People’s Republic of China. The Company maintains its cash and restricted cash with major financial institutions. At times, cash and restricted cash account balances with any one financial institution may exceed Federal Deposit Insurance Corporation (“FDIC”) insurance limits ($250 per depositor per institution) and China Deposit Insurance Regulations limits (CNY 500 per depositor per institution). Management believes the financial institutions that hold the Company’s cash and restricted cash are financially sound and, accordingly, minimal credit risk exists with respect to cash and restricted cash. Cash and restricted cash held by the Company’s non-U.S. subsidiaries is subject to foreign currency fluctuations against the U.S. Dollar. If, however, the U.S. Dollar is devalued significantly against the Chinese Yuan, the Company’s cost to develop its business in China could exceed original estimates.

The Company receives certain components from sole suppliers. The inability of a supplier to fulfill the Company’s supply requirements could materially impact future operating results.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for major renewals and betterments are capitalized, while minor replacements, maintenance and repairs, which do not extend the assets lives, are charged to operating expense as incurred. Upon sale or disposition, the cost and related accumulated depreciation or amortization are removed from the Consolidated Balance Sheets and any gain or loss is included in the Consolidated Statements of Operations and Comprehensive Loss.

Depreciation and amortization on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets and for leasehold improvements, over the term of the lease, if shorter.

Useful Life (in years)
Buildings	39
Building improvements	15
Computer hardware	5
Tooling, machinery, and equipment	5 to 10
Vehicles	5
Computer software	3
Leasehold improvements	Shorter of 15 years or term of the lease

Construction in progress (“CIP”) consists of the construction activities related to the Company’s Hanford, California plant and tooling, machinery and equipment being built to serve the manufacturing of production vehicles. These assets are capitalized and depreciated once put into service.

The amounts capitalized in CIP that are held at vendor sites relate to the completed portion of work-in-progress of tooling, machinery and equipment built based on the Company’s specific needs. The Company may incur storage fees or interest fees related to CIP which are expensed as incurred. CIP is presented within Property and Equipment, net on the Consolidated Balance Sheets.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, consisting primarily of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an assets (or asset groups) may not be recoverable. The Company performs impairment testing at the asset group level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets, including any cash flows upon their eventual disposition, to the assets carrying values. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. Assets classified as held for sale are also assessed for impairment and such amounts are determined at the lower of the carrying amount or fair value, less costs to sell the asset. No impairment charges were recorded during the years ended December 31, 2022 and 2021. See Note 6, Property and Equipment, Net for a discussion of disposals of Construction in process during the year ended December 31, 2022 and 2021.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss encompasses all changes in equity other than those arising from transactions with stockholders. Elements of the Company’s accumulated other comprehensive loss are reported in the Consolidated Statements of Stockholders’ Equity (deficit) and consists of equity-related foreign currency translation adjustments, which are presented in the Consolidated Statements of Operations and Comprehensive Loss.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Research and Development

Research and development (“R&D”) costs are expensed as incurred and are primarily comprised of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) for employees focused on R&D activities, other related costs, license fees, and depreciation and amortization. The Company’s R&D efforts are focused on design and development of the Company’s electric vehicles and continuing to prepare the Company’s prototype electric vehicle to achieve industry standards. Advanced payments for items and services related to R&D activities have been classified as Deposits on the Consolidated Balance Sheets and are included in operating activities on the Company’s Consolidated Statements of Cash Flows. The Company expenses deposits as the services are provided and prototype parts are received.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) for employees focused on sales and marketing, and direct costs associated with sales and marketing activities. Marketing activities include expenses to introduce the brand and the FF 91 to the market. Advertising costs were immaterial for the years ended December 31, 2022 and 2021.

Stock-Based Compensation

The Company’s stock-based compensation awards consist of stock options and restricted stock units (“RSUs”) granted to employees, directors and non-employees for the purchase of Common Stock. The Company recognizes stock-based compensation expense in accordance with the provisions of ASC 718, Compensation — Stock Compensation (“ASC 718”). ASC 718 requires the measurement and recognition of compensation expense for all stock-based compensation awards based on the grant date fair values of the awards.

The Company estimates the fair value of stock options using the Black-Scholes option pricing model. For options with service conditions, the value of the award is recognized as expense over the requisite service period on a straight-line basis. For performance-based awards, stock-based compensation expense is recognized over the expected performance achievement period of individual performance milestones when the achievement of each individual performance milestone becomes probable.

Determining the grant date fair value of the awards using the Black-Scholes option pricing model requires management to make assumptions and judgments, including, but not limited to the following:

Expected term — The estimate of the expected term of awards was determined in accordance with the simplified method, which estimates the term based on an averaging of the vesting period and contractual term of the option grant for employee awards. The Company uses the contractual term for non-employee awards.

Expected volatility — The Company determines the expected volatility by weighing the historical average volatilities of publicly traded industry peers and its own trading history. FF intends to continue to consistently apply this methodology using the same or similar public companies until a sufficient amount of historical information regarding the volatility of the Company’s own Class A Common Stock price becomes available, unless circumstances change such that the identified companies are no longer similar to FF, in which case more suitable companies whose stock prices are publicly available would be utilized in the calculation.

Risk-free interest rate — The risk-free interest rate used to value awards is based on the United States Treasury yield in effect at the time of grant for a period consistent with the expected term of the award.

Dividend yield — The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends for the foreseeable future.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Forfeiture rate — Stock-based compensation expense is reduced for forfeitures, which the Company estimates based on an analysis of actual forfeitures. The Company will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover, and other factors. Changes in the estimated forfeiture rate can have a significant impact on the Company’s stock-based compensation expense as the cumulative effect of adjusting the rate is recognized in the period the estimated forfeiture rate is changed.

Fair value of Common Stock — Prior to the close of the Business Combination, there was no public market for Legacy FF’s Class A Ordinary Stock. Therefore, Legacy FF’s Board of Directors determined the fair value of Legacy FF’s Class A Ordinary Stock at the time of the grant of stock options by considering a number of objective and subjective factors. The fair value of the stock was determined in accordance with applicable elements of the practice aid issued by the American Institute of Certified Public Accountants titled, “Valuation of Privately Held Company Equity Securities Issued as Compensation”. Legacy FF’s Board of Directors granted stock options with exercise prices equal to the fair value of Legacy FF’s Class A Ordinary Stock on the date of grant. After the closing of the Business Combination, the closing price of the Company’s Class A Common Stock on the Nasdaq stock exchange (“Nasdaq”) is used as the fair value of the Common Stock.

Income Taxes

The Company accounts for its income taxes using the asset and liability method whereby deferred tax assets and liabilities are determined based on temporary differences between the basis used for financial reporting and income tax reporting purposes. Deferred income taxes are provided based on the enacted tax rates in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize those tax assets through future operations. The carrying value of deferred tax assets reflects an amount that is more likely than not to be realized. As of December 31, 2022 and 2021, the Company had recorded a full valuation allowance on net deferred tax assets because the Company expects it is more likely than not that the net deferred tax assets will not be realized.

The Company utilizes the guidance in ASC 740-10, Income Taxes, to account for uncertain tax positions. ASC 740-10 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the positions will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more likely than not of being realized and effectively settled. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and may not accurately forecast actual outcomes.

The Company recognizes interest and penalties on unrecognized tax benefits as a component of income tax expense. There were no material such interest or penalties for the years ended December 31, 2022 and 2021.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is its Chief Executive Officer. The Company has determined that it operates in one operating segment and one reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. Substantially all of the Company’s consolidated operating activities, including its long-lived assets, are located within the United States of America. Given the Company’s pre-revenue operating stage, it currently has no concentration exposure to products, services or customers.

Recent Accounting Pronouncements

Recently issued accounting pronouncements not yet adopted

In December 2022, the FASB issued ASU No. 2022-06, Deferral of the Sunset Date of Reference Rate Reform (Topic 848) (ASU 2022-06). ASU 2022-06 provides optional expedients and exceptions for applying GAAP to transactions affected by reference rate (e.g., LIBOR) reform if certain criteria are met, for a limited period of time to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. ASU 2022-06 deferred the sunset date of Topic 848 from December 31, 2022 to December 31, 2024. ASU 2022-06 is effective as of December 21, 2022 through December 31, 2024. We continue to evaluate transactions or contract modifications occurring as a result of reference rate reform and determine whether to apply the optional guidance on an ongoing basis.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) (“ASC 842”), which outlines a comprehensive lease accounting model that supersedes the previous lease guidance. The guidance requires lessees to recognize lease liabilities and corresponding right-of-use (“ROU”) assets for all leases with lease terms greater than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842) - Targeted Improvements, which provides the option of an additional transition method that allows entities to initially apply the new lease guidance at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company adopted the standard on January 1, 2022 using the modified retrospective basis and recorded operating lease ROU assets of $11.2 million and operating lease liabilities of $11.2 million on that date. As part of this adoption, the Company reclassified the deferred gain related to a previous sale and leaseback of $3.4 million to accumulated deficit. The Company elected to apply the package of practical expedients permitted under the transition guidance within ASC 842 which does not require reassessment of initial direct costs, reassessment of the classification of leases as operating or financing, or reassessment of the definition of a lease (see Note 10, Leases). Finance lease liabilities and related property and equipment assets did not change as a result of the adoption of this standard.

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for convertible instruments by removing certain separation models in ASC 470- 20, Debt — Debt with Conversion and Other Options, for convertible instruments. ASU 2020-06 updates the guidance on certain embedded conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, such that those features are no longer required to be separated from the host contract. The convertible debt instruments will be accounted for as a single liability measured at amortized cost. Further, ASU 2020-06 made amendments to the earnings per share guidance in Topic 260 for convertible instruments, the most significant impact of which is requiring the use of the if-converted method for the diluted EPS calculation, and no longer allowing the net share settlement method. ASU 2020-06 also made revisions to Topic 815-40, which provides guidance on how an entity must determine whether a contract qualifies for a scope exception from derivative accounting. The amendments to Topic 815-40 change the scope of contracts that are recognized as assets or liabilities. ASU 2020-06 is effective for interim and annual periods beginning after December 15, 2023, with early adoption permitted. Adoption of ASU 2020-06 can either be on a modified retrospective or full retrospective basis. The Company adopted the standard on January 1, 2022 on a modified retrospective basis and reclassified the Obligation to issue registered shares of Class A Common Stock of $12.6 million from Accrued expenses and other current liabilities and reclassified $20.3 million from Accumulated deficit to Commitment to issue Class A Common Stock on the Consolidated Balance Sheets.

In May 2021, the FASB issued ASU 2021-04, Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (“ASU 2021-04”). ASU 2021-04 clarifies and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. ASU 2021-04 made amendments to the earnings per share guidance in Topic 260 for an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options. Further, ASU 2021-04 made amendments to the Debt — Modifications and Extinguishments guidance in Topic 470-50. ASU 2021-04 also added references to revised guidance within Topic 505 and 718. Additionally, ASU 2021-04 made additions to Topic 815-40 related to the issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options. ASU 2021-04 is effective for interim and annual periods beginning after December 15, 2021, with early adoption permitted. Adoption of the amendments should be applied prospectively to modifications or exchanges occurring on or after the effective date of the amendments. The Company adopted ASU 2021-04 as of January 1, 2022, which had an immaterial effect on the Consolidated Financial Statements.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

2. Liquidity and Capital Resources and Going Concern

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the Consolidated Financial Statements are issued. Based on its recurring losses from operations since inception and continued cash outflows from operating activities (all as described below), the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the date that these Consolidated Financial Statements were issued.

Since its formation, the Company has devoted substantial effort and capital resources to strategic planning, engineering, design, and development of its electric vehicle platform, development of initial electric vehicle models, and capital raising. Since inception, the Company has incurred cumulative losses from operations, negative cash flows from operating activities, and has an accumulated deficit of $3,476.6 million of December 31, 2022. The Company has funded its operations and capital needs primarily through the net proceeds received from capital contributions, the issuance of related party notes payable and notes payable (see Note 9, Related Party Notes Payable and Note 10, Notes Payable), the sale of Preferred and Common Stock (see Note 14, Stockholders’ Equity), and the net proceeds received from the Business Combination and the PIPE Financing (see Note 3, Business Combination).

The Company has received financing commitments for the funds required for the start of production of the FF 91 assuming timely receipt of funds, but might need to raise additional capital in the event such financing commitments are not received in a timely manner. Based on certain management assumptions, including the timely receipt of approximately $38.4 million to $58.4 million of additional funding, which commitments have been secured as part of the Sixth Amendment, and approval by stockholders of the proposal to increase FFIE’s authorized shares of Class A Common Stock from 815,000,000 to 1,690,000,000, increasing the total authorized shares from 900,000,000 to 1,775,000,000, which approval was obtained during the special meeting of stockholders held on February 28, 2023, timely completion of key equipment installation and commissioning work at the ieFactory California in Hanford, California, suppliers meeting their commitments on program deliverables including parts, the implementation and effectiveness of certain expense reduction and payment delay measures, and timely and successful testing and certification, FF expects to start production on the FF 91 Futurist at the end of March 2023, coming off the line in early April, with deliveries to users anticipated to begin before the end of April 2023. There is no assurance FF will be able to timely receive sufficient funding under existing financing commitments to produce and deliver the FF 91 Futurist on that timeline or at all. If unable to receive sufficient funding, FF will be required to obtain new financing commitments, which may not be available to it under reasonable commercial terms. Further, there cannot be any assurance that FF will be able to secure additional funding, under reasonable commercial terms of at all, develop the manufacturing capabilities and processes, secure reliable sources of component supply to meet quality, engineering, design or production standards, or to meet the required production volumes to successfully grow into a viable, cash flow positive, business. There is also no assurance that FFIE stockholder approval of an authorized share increase will be obtained in a timely manner or at all.

The Company has continued financing discussions with multiple parties, but has experienced delays in securing additional funding commitments, which have exacerbated the supply chain pressures on FF’s business. These factors, in addition to the continued rise in inflation and other challenging macroeconomic conditions, have led FF to take steps to preserve its current cash position, including reducing spending, extending payment cycles and implementing other similar measures. If FF’s ongoing capital raising efforts are unsuccessful or significantly delayed, or if FF experience prolonged material adverse trends in its business, FF’s production will be delayed or decreased, and actual use of cash, production volume and revenue for 2023 will vary from the Company’s previously disclosed forecasts, and such variances may be material. While FF is actively engaged in negotiations with potential financing sources, there is no guarantee that it will be able to raise additional capital on terms acceptable to it or at all. In addition to the risk that FF’s assumptions and analyses may prove incorrect, the projections may underestimate the professional fees and other costs to be incurred related to the pursuit of various financing options currently being considered and ongoing legal risks. Incremental capital needs beyond March 2023 to fund development of the Company’s remaining product portfolio will be highly dependent on the market success and profitability of the FF 91 and the Company’s ability to accurately estimate and control costs. Apart from the FF 91 series, substantial additional capital will be required to fund operations, research, development, and design efforts for future vehicles.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

As part of the SPA, as amended (as defined in Note 10, Notes Payable), the Company has obtained commitments from several investors totaling $267.0 million in new convertible note financing and in committed forced warrant exercise proceeds, subject to certain conditions. A total of $171.4 million under these commitments has been funded to date, through which the Company has received $150.4 million (net of original discount and transaction costs). The right to force exercise of the Warrant Reserve expired upon the holders exercising their warrants during 2023. In February 2023, Senyun and a purchaser affiliated with ATW Partners LLC exercised 20% of their respective options to purchase additional senior secured notes and SPA Warrants of the Company under the same terms as the Incremental Notes. The Company received aggregated gross proceeds of $18.0 million ($16.2 million net of original issuance discount and transaction costs) in exchange for such issuances.

On November 11, 2022, FF entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”), which is an affiliate of Yorkville Advisors. Under terms of the SEPA, FF has the right, but not the obligation, to sell up to $200.0 million (which can be increased up to $350.0 million under FF’s option) of Class A Common Stock to an affiliate of Yorkville Advisors, subject to certain limitations, at the time of the Company choosing during the three year term of the agreement. The Company shall not have the ability to draw funds under the SEPA until the effectiveness of its registration statement on Form S-1, initially filed with the SEC on December 8, 2022 (File No. 333- 268722), registering the resale by Yorkville of its shares of Class A Common Stock to be issued under the SEPA (including the 789,016 Commitment Shares) and the satisfaction of certain other conditions under the SEPA. Such registration statement was declared effective by the SEC on March 22, 2023.

Despite the access to liquidity resulting from the SEPA when and if it shall become effective and the unfunded commitments from the SPA, the Company projects that it may require additional funds in order to continue operations and support the ramp-up of production of the FF 91 to generate revenues to put the Company on a path to cash flow break-even. Incremental capital needs beyond March 2023 to fund operations and the development of the Company’s remaining product portfolio and to ramp up production will be highly dependent on the market success and profitability of the FF 91 and the Company’s ability to accurately estimate and control costs.

The Company’s ongoing liquidity needs will depend on the extent to which the Company’s actual costs vary from the Company’s estimates and the Company’s ability to control these costs, as well as the Company’s ability to raise additional funds. The Company is exploring various funding and financing alternatives to fund its ongoing operations and to ramp up production after start of production, including equipment leasing, construction financing of the Hanford, California manufacturing facility, secured syndicated debt financing, convertible notes, working capital loans, and equity offerings, among other options. The particular funding mechanisms, terms, timing, and amounts are dependent on the Company’s assessment of opportunities available in the marketplace and the circumstances of the business at the relevant time.

The timely achievement of the Company’s operating plan as well as its ability to maintain an adequate level of liquidity are subject to various risks associated with the Company’s ability to continue to successfully close additional sources of funding, control and effectively manage its costs, as well as factors outside of the Company’s control, including those related to global supply chain disruptions, the rising prices of materials and other potential impact of the COVID-19 pandemic. Refer to the section titled, “Risk Factors” in this Form 10-K for a full discussion of the risks associated with the COVID-19 pandemic. The Company’s forecasts and projections of working capital reflect significant judgment and estimates for which there are inherent risks and uncertainties.

The Company expects to continue to generate significant operating losses for the foreseeable future. The plans are dependent on the Company being able to continue to raise significant amounts of capital through the issuance of additional notes payable and equity securities.

There can be no assurance that the Company will be successful in achieving its strategic plans, that the Company’s future funding raises will be sufficient to support its ongoing operations, or that any additional financing will be available in a timely manner or on acceptable terms, if at all. If events or circumstances occur such that the Company does not meet its strategic plans, the Company will be required to reduce discretionary spending, alter or scale back vehicle development programs, be unable to develop new or enhanced production methods, or be unable to fund capital expenditures. Any such events would have a material adverse effect on the Company’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives.

As of December 31, 2022, the Company was in default on the Bridge Notes. Subsequent to the date of the Consolidated Financial Statements, the holders of the Bridge Notes waived the default.

The Consolidated Financial Statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the Consolidated Financial Statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

COVID-19 Pandemic

The World Health Organization declared a global emergency on March 11, 2020, with respect to the outbreak of a novel strain of coronavirus, or COVID-19 pandemic. There are many uncertainties regarding the current global COVID-19 pandemic. The Company is closely monitoring the impact of the pandemic on all aspects of its business, including the impact on its employees, suppliers, vendors, and business partners.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. For example, the Company’s employees based in California have been subject to stay-at-home orders from state and local governments. While the stay-at-home orders were lifted on June 15, 2021, the Company continues to operate under various return-to-work protocols and must continue to follow certain safety and COVID-19 protocols. These measures may adversely impact the Company’s employees and operations and the operations of suppliers and business partners and could negatively impact the construction schedule of the Company’s manufacturing facility and the production schedule of the FF 91 electric vehicle. In addition, various aspects of the Company’s business and manufacturing facility cannot be conducted remotely. The extent of the continuing impact of the COVID-19 pandemic on the Company’s operational and financial performance is uncertain and will depend on many factors outside the Company’s control including, without limitation, the timing, extent, trajectory and duration of the pandemic; the availability, distribution, and effectiveness of vaccines; the imposition of protective public safety measures; and the impact of the pandemic on the global economy, including the Company’s supply chain, and on the demand for consumer products. Future measures taken by government authorities in response the COVID-19 pandemic could adversely affect the Company’s construction and manufacturing plans, sales and marketing activities, and business operations.

3. Business Combination

On July 21, 2021, the Company consummated the Business Combination. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Legacy FF, with Legacy FF surviving the merger as a wholly-owned subsidiary of the Company. Upon the consummation of the Business Combination, the Company changed its name from Property Solutions Acquisition Corp. to Faraday Future Intelligent Electric Inc.

On the Closing Date, and in accordance with the terms and conditions of the Merger Agreement, all issued and outstanding Legacy FF Ordinary Stock and Convertible Preferred Stock were cancelled and converted into the holder’s right to receive shares of the Company’s Common Stock at the exchange ratio of 0.14130 (“Exchange Ratio”). Gross proceeds from the PSAC trust account were $229.6 million, out of which the Company received $206.4 million in cash, after netting PSAC’s transaction costs related to the Business Combination, and redemptions of $0.2 million. Each non-redeemed outstanding share of Common Stock of PSAC was converted into one share of Class A Common Stock of the Company. The shares of Legacy FF held by Legacy FF shareholders were converted into the right to receive 127,949,403 shares of the Company’s Class A Common Stock and 64,000,588 shares of the Company’s Class B Common Stock. The conversion of the right to receive shares in the Company into Class A Common Stock or Class B Common Stock is subject to the shareholders executing and delivering certain customary documents to the Company’s transfer agent (see Note 14, Stockholders Equity (deficit)).

Commitment to Issue Class A and Class B Common Stock

As part of the Closing of the Business Combination, former stockholders and noteholders of Legacy FF are required to submit a signed Company share letter of transmittal or converting debt letter of transmittal along with a lock-up agreement to the Company’s transfer agent in order for shares of the Company to be issued in their name in exchange for their shares in, notes from, vendor trust or other supplier agreements with, Legacy FF. As of December 31, 2021, the Company’s transfer agent issued 167,280,677 legally outstanding shares of Class A Common Stock out of 320,433,395 shares of Class A and Class B Common Stock the Company is obligated to issue as part of the Business Combination, including the conversion of certain notes payable, related party notes payable and Vendor Trust obligations which the Company determined were legally settled upon the Closing pursuant to the terms of the agreements executed with those parties. Until the holder of the right to receive shares of the Company’s Class A and Class B Common Stock is issued shares, that holder does not have any of the rights of a stockholder. During the year ended December 31, 2022, the Company issued 89,152,131 shares of Class A Common Stock and 64,000,588 shares of Class B Common Stock in full satisfaction of its commitment to issue Class A and Class B Common Stock.

The Company determined that the obligation to issue shares of Class A and Class B Common Stock is indexed to the Company’s own equity, within the meaning in ASC 815-10-15-74 and met the scope exception to not be subject to derivative accounting under ASC 815-40-25. As such, the Company classified the obligation to issue shares of Class A and Class B Common Stock in equity.

For purposes of presentation of shares outstanding in the Company’s financial statements, the Consolidated Balance Sheets and Consolidated Statements of Stockholders’ Equity (Deficit) present legally issued and outstanding shares.

For purposes of presentation of basic and diluted net loss per share in the Consolidated Statements of Operations and Comprehensive Loss, the Company includes shares to be issued in the denominator in accordance with ASC 710-10-54-4 and ASC 260-10-45-48 as if they had been issued on the date of the merger, as such shares are non-contingent and are issuable for no consideration.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Earnout Shares

Legacy FF shareholders, as of the Closing Date of the Business Combination until its fifth anniversary, are entitled to contingent consideration of up to 25,000,000 additional shares of Class A Common Stock in the aggregate in two equal tranches upon the occurrence of each earnout triggering event (“Earnout Shares”). The earnout triggering events and related Earnout Shares as defined in the Merger Agreement are:

●	The minimum earnout of 12,500,000 additional shares is triggered if the Class A Common Stock volume weighted average price (“VWAP”), as defined in the Merger Agreement, is greater than $13.50 per share for any period of twenty (20) trading days out of thirty (30) consecutive trading days (“Minimum Target Shares”);

●	The maximum earnout of an additional 12,500,000 additional shares is triggered if the Class A Common Stock VWAP is greater than $15.50 per share for any period of twenty (20) trading days out of thirty (30) consecutive trading days, plus the Minimum Target Shares, if not previously issued.

The Company recognized the Earnout Shares at fair value upon the closing of the Business Combination and classified them in Stockholders’ Equity (Deficit) since the Earnout Shares were determined to be indexed to the Company’s own stock and meet the requirements for equity classification in accordance with ASC 815-40. The Company treated the issuance of the Earnout Shares as a deemed dividend as the Business Combination was accounted for as a reverse recapitalization. Since it had a deficit of retained earnings, the Company recorded the issuance of the Earnout Shares in additional paid-in capital (“APIC”),where it had a net-nil impact on the APIC balance. The Company determined that the fair value of the Earnout Shares at the Closing Date was $293.9 million based on a valuation using a Monte Carlo simulation with key inputs and assumptions such as stock price, term, dividend yield, risk-free rate, and volatility.

Public and Private Warrants

In connection with the Business Combination, the Company assumed 22,977,568 public warrants (“Public Warrants”) and 594,551 private warrants (“Private Warrants”) previously issued by PSAC, each with an exercise price of $11.50 per share. The Public Warrants and the Private Warrants are exercisable into Class A Common Stock within a period of five years from the Closing Date. The Company determined that the Public Warrants were indexed to its own stock and met the requirements for equity classification in accordance with ASC 815-40. The Company determined that the Private Warrants failed to meet the equity scope exception because the settlement provisions vary based on the holder of the warrant, which is not an input into a fixed-for-fixed option pricing model. The Company recorded the Private Warrants as a derivative liability measured at fair value within Other Liabilities, less Current Portion on the Consolidated Balance Sheets. The fair value of the Private Warrants was $2.2 million upon the Closing of the Business Combination. As of December 31, 2022 and 2021, The fair value of the Private Warrants was $0.1 million and $0.6 million, respectively.

Reverse Recapitalization

While the legal acquirer in the Business Combination was PSAC, for accounting and financial reporting purposes under GAAP, Legacy FF was determined to be the accounting acquirer and the Business Combination was accounted for as a “reverse recapitalization” based on the facts and circumstances, including the following:

●	Legacy FF’s former shareholders hold a majority ownership interest in the combined company;

●	Legacy FF’s existing senior management team comprise senior management of the combined company;

●	Legacy FF is the larger of the companies based on historical operating activity and employee base; and

●	Legacy FF’s operations comprise the ongoing operations of the combined company.

A reverse recapitalization does not result in a new basis of accounting and the financial statements of the combined entity represent the continuation of the financial statements of Legacy FF. Under this method of accounting, PSAC was treated as the “acquired” entity. Accordingly, the consolidated assets, liabilities, and results of operations of Legacy FF became the historical financial statements of the Company, and PSAC’s assets and liabilities were consolidated with Legacy FF’s on July 21, 2021. Operations of Legacy FF prior to the Business Combination will be presented as those of the Company in future reports.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

The net assets of PSAC, as well as assumed transaction costs related to the Business Combination, were recognized at their carrying value immediately prior to the Closing Date with no goodwill or other intangible assets recorded and were as follows, net of transaction costs (dollars in thousands):

PSAC Balances as of July 21, 2021
Cash in the PSAC trust account at the Closing of the Business Combination	$229,583
Other current assets	36
Accounts payable, accrued expenses, and other current liabilities	(225)
Accrued transaction costs	(5,108)
PSAC transaction costs assumed as part of the Business Combination	(18,040)
Related party notes payable	(1,080)
Private Warrants liability	(2,152)
Obligation to issue registered shares of Class A Common Stock assumed as part of the Business Combination	(32,900)
Net assets acquired	$170,114

Pursuant to the terms of the Merger Agreement, immediately prior to the Closing, all of the issued and outstanding Class B Convertible Preferred Stock held by FF Top Holding LLC (which, as of February 2023, changed its name to FF Global Partners Investment LLC) (“FF Top”) converted into Legacy FF Class B Ordinary Stock at a ratio of 1:1. Upon the consummation of the merger, these shares were cancelled and converted into the holder’s right to receive 64,000,588 shares of Class B Common Stock using the Exchange Ratio. Similarly, immediately prior to the Closing, all other outstanding shares of Legacy FF converted into Legacy FF Class A Ordinary Stock at a ratio of 1:1. Upon the consummation of the merger, these shares were cancelled and converted into the holder’s right to receive 127,949,403 shares of Class A Common Stock using the Exchange Ratio. Each of the Company’s options that were outstanding immediately prior to the closing of the Business Combination remained outstanding and converted into the right to purchase Class A Common Stock equal to the number of original Legacy FF’s Ordinary Stock, subject to such options, multiplied by the Exchange Ratio at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio for aggregate outstanding options of 42,193,512 under the EI Plan and the STI Plan (defined under Note 15, Stock-Based Compensation) as of the Closing. The outstanding warrants issued to a U.S.-based investment firm were adjusted to increase the shares allowed to be purchased to 2,687,083 shares of Class A Common Stock at an exercise price of $10.00 per share, in accordance with a down-round provision included in the warrant agreements (see Note 10, Notes Payable). The aggregate amount of shares of Class A Common Stock issuable upon exercise of these outstanding options and warrants is 44,880,595.

PIPE Financing

Concurrently with the execution of the Merger Agreement, the Company entered into separate Subscription Agreements with a number of investors (“PIPE Investors”) pursuant to which, on the Closing Date, the PIPE Investors purchased, and the Company issued, an aggregate of 76,140,000 shares of Class A Common Stock, for a purchase price of $10.00 per share with an aggregate purchase price of $761.4 million (“PIPE Financing”). Shares sold and issued in the PIPE Financing included registration rights. The closing of the Private Placement occurred immediately prior to the Closing Date.

Settlement of Liabilities and Commitment to Issue Shares

In conjunction with the closing of the Business Combination, the Company paid $139.6 million in cash and committed to issue 24,464,994 shares of Class A Common Stock at a value of $10.00 per share to settle liabilities of the Company and to compensate current and former employees, including: (i) notes payable principal amounts of $85.2 million and accrued interest of $7.4 million; (ii) related party notes payable principal amounts of $91.4 million and accrued interest of $13.6 million; (iii) interests in the Vendor Trust of $124.7 million, including payables of $103.0 million and purchase orders in the amount of $8.4 million related to goods and services yet to be received, and accrued interest thereon of $13.3 million; (iv) $19.8 million of amounts due to vendors; and (v) $9.6 million to current and former employees as a bonus. In addition, the Company issued 1,350,970 restricted stock awards, net of forfeitures, to current employees as a bonus (see Note 15, Stock-Based Compensation).

In connection with the Business Combination, the Company converted certain related party notes payable, notes payable, and beneficial interests in the Vendor Trust into the right to receive Class A Common Stock at $10.00 per share which was below the fair value of the Class A Common Stock on the date of conversion. The conversion resulted in the Company recording a loss upon settlement of the related party notes payable, notes payables, Vendor Trust, and amounts due to vendors(including accrued interest thereon) of $94.7 million in the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2021.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

The number of shares of Common Stock the Company committed to issue upon the Closing of the Business Combination were as follows:

	Number of shares
Class A and B Ordinary Stock outstanding on July 1, 2021		30,276,958
Class A Ordinary Stock issued through option exercises between July 1, 2021 and July 21, 2021, net of share repurchases		1,035,399
Ordinary Stock outstanding prior to the Business Combination		31,312,357
Conversion of Redeemable Preference Stock and Class B, Class A-1, Class A-2, and Class A-3 Convertible Preferred Stock into Class A and B Common Stock	160,637,633
Issuance of Class A Common Stock in the Business Combination	27,798,411
Conversion of assumed convertible notes into Class A Common Stock	80,000
Total note conversion and share issuance pursuant to the reverse recapitalization*		188,516,044
Conversion of liabilities into Class A Common Stock in the Business Combination**		24,464,994
Shares attributable to reverse recapitalization		244,293,395
Issuance of Class A Common Stock attributable to PIPE Financing		76,140,000
Total shares of Class A and Class B Common Stock as of the closing of the Business Combination and related transactions		320,433,395

*	The corresponding adjustment to APIC relates to the reverse recapitalization. The adjustment is comprised of (i) $170.1 million which represents the fair value of the consideration transferred in the Business Combination, less the excess of the fair value of the shares issued over the value of the net monetary assets of PSAC, net of transaction costs related to the business combination (ii) $1,815.6 million which represents the conversion of the Redeemable Preference Stock and Convertible Preferred Stock into Ordinary Stock and, (iii) $0.8 million to settle an aggregate principal amount of related party convertible notes of PSAC into Class A Common Stock.

**	The Company committed to issue 6,921,814 shares of Class A Common Stock to convert related party notes payable (see Note 9, Related Party Notes Payable), 6,854,013 shares of Class A Common Stock to convert notes payable (see Note 10, Notes Payable), 9,618,542 shares of Class A Common Stock to convert liabilities in the Vendor Trust (see Note 11, Vendor Payables in Trust), 838,040 shares of Class A Common Stock to convert Future Work, and 232,585 shares of Class A Common Stock to settle other vendor liabilities.

Subsequent to the closing of the Business Combination, the Company issued 80,000 shares of Class A Common Stock and 80,000 Private Warrants to settle related party notes of PSAC with an aggregate principal amount of $0.8 million (see Note 9, Related Party Notes Payable).

Reconciliation of transaction costs

Total direct and incremental transaction costs aggregated to $125.9 million, of which $0.9 million were expensed and the remaining $125.0 million were recorded as a reduction to APIC as equity transaction costs.

Below is a reconciliation of the transaction costs related to the Business Combination and the PIPE Financing that were recorded as a reduction to APIC as equity transaction costs (dollars in thousands):

Reconciliation at the Closing Date
Consolidated Statements of Stockholders’ Equity (Deficit)
Proceeds from issuance of Class A Common Stock in the Business Combination	$229,583
Transaction costs paid in connection with the Business Combination	(23,148)
Net proceeds from issuance of Class A Common Stock in the Business Combination	206,435
Net assets acquired and liabilities assumed in the Business Combination, exclusive of cash and accrued transaction costs	(3,421)
Obligation to issue registered shares of Class A Common Stock for transaction services	(32,900)
Net assets and liabilities acquired in the Business Combination	$170,114

Proceeds from issuance of Class A Common Stock in the PIPE Financing	$761,400
Transaction costs paid in connection with the issuance of Class A Common Stock in the PIPE Financing	(61,130)
Reclassification of deferred transaction costs paid in prior periods against proceeds received in the Business Combination	(7,865)
Net proceeds from issuance of Class A Common Stock in the PIPE Financing	$692,405

Transaction costs paid in connection with the Business Combination	$(23,148)
Transaction costs paid in connection with the PIPE Financing	(61,130)
Reclassification of deferred transaction costs paid in prior periods against proceeds received in the Business Combination	(7,865)
Obligation to issue registered shares of Class A Common Stock for transaction services	(32,900)
Total transaction costs in connection with the Business Combination and the PIPE Financing	$(125,043)

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Retroactive Application of Reverse Recapitalization

As discussed above, the Business Combination is accounted for as a reverse recapitalization of the Company’s equity structure. Pursuant to GAAP, the Company recast its Consolidated Statements of Stockholders’ Equity (Deficit) from December 31, 2019, to the Closing Date, the total stockholders’ equity (deficit) within the Company’s Consolidated Balance Sheet as of December 31, 2020, and the weighted average Common Stock outstanding, and Class A and Class B, basic and diluted earnings per share for the year ended December 31, 2020, by applying the recapitalization retroactively.

Retroactive Application of Reverse Recapitalization to the Consolidated Statements of Stockholders’ Equity (Deficit)

Pursuant to the terms of the Merger Agreement, as part of the closing of the Business Combination, all of the issued and outstanding shares of Class B Convertible Preferred Stock of Legacy FF and all other issued and outstanding shares of Legacy FF Redeemable Preference Stock and Class A-1, Class A-2, and Class A-3 Convertible Preferred Stock and Class A and Class B Ordinary Stock converted into either Legacy FF Class B Ordinary Stock or Legacy FF Class A Ordinary Stock in an amount calculated by dividing them by the Exchange Ratio into a commitment to issue 64,000,588 shares of Class B Common Stock and a commitment to issue 127,949,403 shares of Class A Common Stock.

	Legacy FF Capital Structure		New Capital Structure
	Outstanding Shares Immediately Before Conversion on		The Commitment to issue the Company’s Common Stock
	Closing Date	Exchange Ratio	Class A	Class B
Redeemable Preference Stock	470,588,235	0.14130	66,494,117
Class B Convertible Preferred Stock	452,941,177	0.14130		64,000,588
Class A-1 Convertible Preferred Stock	73,306,184	0.14130	10,358,162
Class A-2 Convertible Preferred Stock	138,737,629	0.14130	19,603,624
Class A-3 Convertible Preferred Stock(1)	1,281,976	0.14130	181,143
Class A Ordinary Stock	71,551,672	0.14130	10,109,892
Class B Ordinary Stock	150,052,834	0.14130	21,202,465
	1,358,459,707		127,949,403	64,000,588

(1)	The Company issued Convertible Preferred Stock Class A-3 immediately prior to the Closing of the Business Combination to settle certain notes payable (see Note 10, Notes Payable). These shares converted into a commitment to issue Class A Common Stock upon the Closing.

Retroactive Application of Reverse Recapitalization to the Consolidated Statements of Operations and Comprehensive Loss

Based on the retroactive application of the reverse recapitalization to the Company’s Consolidated Statements of Stockholders’ Equity (Deficit), the Company recalculated the weighted average shares for the year ended December 31, 2021. The redeemable preference stock and convertible preferred stock was converted to Legacy FF Ordinary Stock as of December 31, 2020, and combined with the basic and diluted weighted-average Legacy FF Ordinary Stock which was retroactively converted to the Company’s Class A Common Stock using the Exchange Ratio to conform to the recast Consolidated Statements of Stockholders’ Equity (Deficit) (see Note 17, Net Loss per Share).

Retroactive Application of Reverse Recapitalization to the Consolidated Balance Sheets

To conform to the retroactive application of recapitalization of the Company’s Consolidated Statements of Stockholders’ Equity (Deficit), the Company reclassified $724.8 million of Legacy FF Redeemable Preference Stock and $697.6 million of Legacy FF Class B Convertible Preferred Stock to APIC, less amounts attributable to the par value of the Common Stock as of December 31, 2020. Pursuant to the terms of the Merger Agreement, as part of the closing of the Business Combination, the Company reclassified Convertible Preferred Stock Classes A-1, A-2, and A-3 in the amounts of $119.0 million, $271.9 million and $2.2 million, respectively, to APIC less amounts attributable to the par value of Class A Common Stock.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

4. Variable Interest Entities and Joint Ventures

The The9 Arrangement

On March 24, 2019, the Company entered into a Joint Venture Agreement (“JVA”) with The9 Limited (“The9”). Pursuant to the JVA, the Company and The9 agreed to establish an equity joint venture in Hong Kong, which would in turn establish a wholly-owned subsidiary in China, intended to engage in the business of manufacturing, marketing, selling and distributing the planned Faraday Future Icon V9 model electric vehicle in China. The Company and The9 would each be 50% owners of the joint venture. The9 made a $5.0 million non-refundable initial deposit (“The9 Conditional Obligation”) to the Company to participate in the joint venture. The9 had the right to convert the initial deposit into various classes of stock in the Company. For accounting purposes, the deposit is a financial instrument that embodies a conditional obligation that the issuer may settle by issuing a variable number of shares. The9 Conditional Obligation was measured at fair value, was remeasured at each reporting period, and represented a Level 3 financial instrument under the fair value hierarchy (see Note 8, Fair Value of Financial Instruments). On November 22, 2020, the parties entered into an agreement to convert the initial deposit into 423,053 shares of Class A Common Stock of the Company, which were issued on February 23, 2021. Neither the Company nor The9 have made contributions to the joint venture as of December 31, 2022 and 2021, and it has yet to commence business activities.

The Geely Arrangement

In December 2020, the Company entered into a non-binding memorandum of understanding with Zhejiang Geely Holding Group Co., Ltd. (“Geely Holding”), which was also a subscriber in the PIPE Financing, pursuant to which the parties contemplate strategic cooperation in various areas including engineering, technology, supply chain, and contract manufacturing (“Geely JV”).

In January 2021, the Company and Geely Holding entered into a cooperation framework agreement and a license agreement (“Geely License”) that set forth the major commercial understanding of the proposed cooperation among the parties in the areas of potential investment into the Geely JV, engineering, technology, and contract manufacturing support. The foregoing framework agreement and the Geely License may be terminated if the parties fail to enter into the joint venture definitive agreement.

On September 7, 2021, the Company paid Liankong Technologies Co., Ltd. (“Liankong”), a subsidiary of Geely Holding, which was also a subscriber in the PIPE Financing, in accordance with the Intellectual Property License Agreement dated January 11, 2021, as supplemented on September 7, 2021, a one-time amount of $50.0 million for a non-exclusive, perpetual, irrevocable, and sublicensable license to use a platform, the Geely License. The Geely platform is an electric automotive chassis that the Company plans to use in the development of future electric vehicle models. As the Company intends to use the license in the design, construction, and testing of pre-production prototypes and models of future electric vehicles and the license has no alternative future use, the total cost to acquire the license has been expensed as incurred as research and development within operating expenses in the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2021.

5. Deposits and Other Current Assets

Deposits and other current assets consists of the following as of December 31 (dollars in thousands):

	2022	2021
Deposits
Deposits for research and development, prototype parts and other	$23,617	$54,990
Deposits for Future Work	3,187	8,380
Total deposits	$26,804	$63,370

Other current assets
Prepaid expenses	$14,437	$11,119
Other current assets	6,650	2,291
Total other current assets	$21,087	$13,410

During the years ended December 31, 2022 and 2021, the Company made deposits for R&D services, prototype parts, and other with its vendors, which support the Company’s ongoing R&D efforts and operations. The Company expenses deposits as the services are provided and prototype parts are received. As a result of the settlement of interests in the Vendor Trust, certain suppliers to the Company were issued Class A Common Stock and cash for goods and services yet to be received (“Future Work”) which was recorded as part of deposits. As a result of the suspension of projects with specific suppliers, Deposits for Future Work were expensed totaling $5.2 million for the year ended December 31, 2022. No goods and services were received against Future Work as of December 31, 2022 and 2021 (see Note 11, Vendor Payables in Trust).

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

In July 2021, the Company and Palantir entered into a master agreement that sets forth the terms of the Palantir’s platform hosting arrangement which is expected to be used as a central operating system for data and analytics. Palantir invested $25.0 million in the Company through the PIPE Financing. Under the platform hosting agreement, the Company committed to pay a total of $47.0 million of hosting fees over a six-year term, of which $5.3 million was paid during the year ended December 31, 2021. No payments were made in 2022 with respect to this agreement. Recognized expense related to the Palantir hosting arrangement totaled $7.9 million and $4.6 million for the years ended December 31, 2022 and 2021, respectively. Other prepaid software subscriptions totaled $4.1 million and $0.7 million for the years ended December 31, 2022 and 2021, respectively.

In July 2022, the Company entered into an annual insurance policy for its directors and officers (“D&O Policy”), which required it to make prepayments in the amounts of $21.7 million. Recognized expense related to the D&O Policy totaled $14.5 million for the year ended December 31, 2022.

6. Property and Equipment, Net

Property and equipment, net, consists of the following as of December 31 (dollars in thousands):

	2022	2021
Buildings	$19,395	$14,180
Computer hardware	3,112	3,051
Tooling, machinery and equipment	9,542	8,868
Vehicles	337	337
Computer software	4,212	1,032
Leasehold improvements	383	297
Construction in process	392,935	275,048
Less: Accumulated depreciation	(12,113)	(9,678)
Total property and equipment, net	$417,803	$293,135

The Company’s construction in process (“CIP”) is primarily related to the construction of tooling, machinery and equipment for the Company’s production facility in Hanford, California. Tooling, machinery, and equipment are either held at Company facilities, primarily the Hanford plant, or at the vendor’s location until the tooling, machinery and equipment is completed. Of the $392.9 million and $275.0 million of CIP, $195.7 million and $43.5 million is held at Company facilities and $197.2 million and $231.6 million is held at vendor locations as of December 31, 2022 and 2021, respectively.

Depreciation and amortization expense totaled $3.0 million and $3.0 million for the years ended December 31, 2022 and 2021, respectively.

On October 29, 2021, the purchase option for the HQ Gardena headquarters expired. Accordingly, the Company removed from its Consolidated Balance Sheets the HQ asset, net and finance obligation in the amounts of $25.4 million and $28.9 million, respectively, resulting in a gain of $3.5 million. The Company recognized the gain using the installment method, deferring the gain and recognizing it over the remaining lease term of five years by applying the percentage of profit inherent in the transaction to the remaining lease payments.

A total of $14.2 million has been recorded within property and equipment as of December 31, 2022 for finance leases and capital leases as of December 31, 2021, respectively. The Company terminated two equipment leases during December 2022 resulting in a loss of $0.3 million. At December 31, 2022, the Company has a finance lease for its ieFactory California production facility in Hanford.

Due to the build out of the Company’s manufacturing facility in Hanford, California, the Company has an asset retirement obligation (“ARO”) totaling $9.4 million and $3.0 million for the years ended December 31, 2022 and 2021, respectively. The ARO is recorded to Other liability, less current portion with a corresponding ARO asset within Buildings and Tooling, machinery, and equipment. The ARO asset is depreciated to operating expense over the remaining term of the lease through December 2027.

During 2022 and 2021, the Company disposed of $9.6 million and $72.1 million of CIP relating to the abandonment of certain FF 91 program assets, primarily vendor tooling, machinery and equipment, due to the redesign of the related FF 91 components and implementation of the Company’s cost reduction program. Disposals of CIP of $3.7 million and $64.2 million were charged to operating expenses in the Consolidated Statements of Operations and Comprehensive Loss during the year ended December 31, 2022 and 2021, respectively. In addition, there were disposals of CIP of $5.9 million and $7.9 million for the years ended December 31, 2022 and 2021, which reduced Accounts payable in the Consolidated Balance Sheets as of December 31, 2022 and 2021, respectively.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

7. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following as of December 31 (dollars in thousands):

	2022	2021
Accrued payroll and benefits	$20,502	$21,752
Accrued legal contingencies	18,940	16,881
Equipment, engineering, design, and testing services received not invoiced	9,443	13,863
Deposits from customers	3,573	4,354
Due to affiliates	-	6,673
Obligation to issue registered shares of Class A Common Stock	-	12,635
Other current liabilities	13,251	11,780
Total accrued expenses and other current liabilities	$65,709	$87,938

8. Fair Value of Financial Instruments

Cash Equivalents

The fair value of the Company’s money market funds is based on the closing price of these assets as of the reporting date, which are included in cash equivalents. The Company’s money market funds are classified within Level 1 of the fair value hierarchy because they are valued using quoted prices for identical instruments in active markets. The Company had no cash equivalents at December 31, 2022 and 2021.

Notes Payable

The Company has elected to measure certain notes payable at fair value. Specifically, the Optional Notes and the June 2021 Notes (as defined below), issued pursuant to the Note Purchase Agreement (“NPA”), and the Bridge Notes (as defined below), issued pursuant to the SPA (as defined below), as amended as they contain embedded liquidation premiums with conversion rights that represent embedded derivatives (see Note 10, Notes Payable). The Company used a binomial lattice model to value the notes payable which is widely used for valuing convertible notes. The significant assumptions used in the binomial lattice model include the risk-free rate, annual dividend yield, expected life, and volatility of the Company’s stock.

For notes payable issued on March 1, 2021, and August 26, 2021, and other remaining notes payable and related party notes payable, the Company employed the yield method. This valuation method uses a discounted cash flow analysis, estimating the expected cash flows for the debt instrument in different scenarios and then discounting them at the market yield. The significant unobservable input used in the fair value measurement is the market yield. The market yield is determined using external market yield data, including yields exhibited by publicly traded bonds by S&P credit rating as well as the borrowing rates of guideline public companies. The yield is affected by the market movements in credit spreads and bond yields. In general, increases in the yield would decrease the fair value of the liability, and conversely, decreases in the yield would increase the fair value of the liability.

The fair value adjustments related to notes payables were recorded in Change in Fair Value Measurements on the Consolidated Statements of Operations and Comprehensive Loss. Fair value measurements associated with Notes Payable liabilities represent Level 3 valuations under the fair value hierarchy.

Bridge Warrants

The Company used a Monte Carlo simulation model to measure the fair value of the warrants, where the significant assumptions used the volatility rate, the forecasted term of the Bridge Warrants and the projected stock price of the Company’s Class A Common Stock over such term. Fair value measurements associated with the liability-classified warrants represent Level 3 valuations under the fair value hierarchy.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Ares Warrants

In conjunction with notes payable agreements entered into with Ares Capital Corporation (“Ares”) on March 1, 2021 (see Note 10, Notes Payable), the Company agreed to issue warrants to purchase a variable number of the Company’s shares (“Ares Warrants”). The commitment to issue the Ares Warrants initially met the definition of a derivative and did not meet the equity scope exception in ASC 815-40 as the warrants were not considered indexed to the entity’s own equity given the variable number of underlying shares and exercise prices, and the fair value was recorded as a liability. The Company determined the commitment to issue warrants was a liability as of March 1, 2021, and estimated the fair value of the warrants to be $5.0 million. Upon issuance of the Ares Warrants on August 5, 2021, the number of shares underlying the Ares Warrants and exercise price were fixed at 670,092 and $10.00 per share, respectively, and the Ares Warrants met all other requirements of the equity scope exception under ASC 815-40. The issuance of the warrants satisfied the commitment to issue warrants. As such, the Ares Warrants were determined to be equity classified and were recorded in APIC. The Company determined that the fair value of the Ares Warrants as of August 5, 2021 was $2.5 million.

The Company used the Black-Scholes option pricing model to value the Ares Warrants. The Black-Scholes model requires the use of several assumptions including, the exercise price of the warrant, the term over which the warrants can be exercised, the risk-free rate, the underlying stock price, and the volatility of the underlying stock price.

ATW NPA Warrants

In conjunction with notes payable issued under the NPA (see Note 10, Notes Payable), on various dates in September 2020, January 2021 and March 2021, the Company issued warrants to a US-based investment firm to purchase an aggregate of 1,187,083 shares of Class A Common Stock with exercise price of $10.00 per share and expiration dates 7 years from the dates of issuance, which were adjusted for down-round provisions in the original warrant agreements. The fair value of the warrants was recorded in APIC because the warrants met the derivative accounting scope exception in ASC 815-40 for certain contracts involving an entity’s own stock. The Company estimated the fair value of warrants issued in January 2021 and March 2021 to be $2.0 million and the fair value of the warrants issued in September 2020 to be $0.5 million, which were included in APIC on the Consolidated Balance Sheets. The Company utilized the Black-Scholes valuation model to value the September 2020, January 2021, and March 2021 warrants. The Black-Scholes model requires the use of several assumptions including the warrant exercise price, the term of the warrants, the risk-free rate, the underlying stock price, and the volatility of the underlying stock price. On August 10, 2021, these warrants were replaced with the issuance of warrants with the rights to purchase 1,187,083 shares of Class A Common Stock at an exercise price of $10.00 per share and with the same expiration dates as the previous warrants. The number of shares and exercise prices were adjusted for down-round provisions in the original warrant agreements.

In conjunction with the issuance of additional notes payable to the same US-based investment firm on June 9, 2021 (see Note 10, Notes Payable), the Company issued warrants to purchase up to 1,500,000 shares of Class A Common Stock with an exercise price of $10.00 per share and an expiration date 7 years from the date of issuance, which were adjusted for down-round provisions in the original warrant agreements. The Company determined the warrants are indexed to the Company’s own stock and, as such, meet the scope exception in accordance with ASC 815-40. Upon their issuance, the Company estimated the fair value of the warrants to be $5.1 million, which is recorded in APIC on the Consolidated Balance Sheets as of December 31, 2021. The Company utilized the Black-Scholes valuation model to value the warrants.

In conjunction with the issuance of the Optional Notes on August 10, 2021 (see Note 10, Notes Payable), the Company issued warrants to purchase up to 1,187,083 shares of Class A Common Stock with an exercise price of $10.00 per share and an expiration date of August 10, 2028. The fair value of the warrants was recorded in equity because the warrants meet the derivative accounting scope exception in ASC 815-40 for certain contracts involving an entity’s own stock. The Company estimated the fair value of the warrants to be $8.0 million, which is included in APIC on the Consolidated Balance Sheets as of December 31, 2021. The Company utilized a Black-Scholes valuation model to value the August 10, 2021 warrants. The Black-Scholes model requires the use of several assumptions including the warrant exercise price, the term of the warrants, the risk-free rate, the underlying stock price, and the volatility of the underlying stock price.

SEPA

On November 23, 2022, the Company issued 789,016 Commitment Shares in satisfaction of the commitment fee agreed upon in the SEPA. During the year ended December 31, 2022 and as of the date of issuing the Consolidated Financial Statements, the Company did not direct Yorkville to buy any shares of Class A Common Stock. The Company determined that SEPA represents a derivative financial instrument under ASC 815, Derivatives and Hedging, which should be recorded at fair value at inception and each reporting date thereafter. The financial instrument was classified as a derivative asset with a fair value of zero at the inception of the SEPA and as of December 31, 2022.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Commitment to Issue Class A Common Stock

PSAC entered into a transaction services agreement, dated as of October 13, 2020 (and amended on October 28, 2020), pursuant to which Riverside Management Group (“RMG”) provided consulting and advisory services in connection with the Business Combination in exchange for (i) $10,000 in cash from PSAC at the closing of the Business Combination, (ii) 1,697,500 unregistered shares of Class A Common Stock with an equal amount of shares of common stock in PSAC being forfeited by the PSAC Sponsor for no consideration immediately prior to the Closing, and (iii) 690,000 unregistered shares of Class A Common Stock issued by the Company in conjunction with the closing of the Business Combination having a value equal to $6.9 million and an attributed value of $10.00 per share.

On July 18, 2021, the Company entered into an omnibus transaction services fee agreement and acknowledgement (“Agreement and Acknowledgement”) with RMG. Pursuant to the Agreement and Acknowledgement, the Company will issue 2,387,500 registered shares of Class A Common Stock to the parties upon effectiveness of the registration statement covering these shares. As of December 31, 2021, the Company’s registration statement was not effective.

Upon the closing of the Business Combination, the Company assumed an obligation of PSAC to deliver 2,387,500 registered shares of Class A Common Stock to an entity that provided consulting and advisory services in connection with the Business Combination to PSAC for no consideration.

Prior to the adoption of ASU 2020-06 on January 1, 2022, the agreement with the service provider specified that the shares to be delivered are required to be registered, which is considered to be outside of the control of the Company, and therefore this obligation failed to qualify for equity treatment under ASC 815-40-25-10, and net cash settlement was assumed.

As a result, in conjunction with recording the assets and liabilities of PSAC on the closing of the Business Combination, the Company recorded a liability of $32.9 million for the Obligation to issue registered shares of Class A Common Stock in the Consolidated Balance Sheets during the year ended December 31, 2021. As of December 31, 2021, the fair value of the liability was $12.6 million resulting in a gain of $20.3 million recorded in the Change in fair value measurements in the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2021.

The Company used the probability-weighted expected return method (“PWERM”) to determine the fair value of the obligation to issue registered shares. The PWERM framework is a scenario-based methodology that estimates the fair value of the obligation based upon an analysis of future values of the settlement of the obligation to issue shares, assuming various outcomes. The probability weightings assigned to certain potential scenarios were based on management’s assessment of the probability of settlement of the liability in cash or shares and an assessment of the timing of settlement. In the equity settlement scenario, the obligation valuation was based on the Company’s share price as of each valuation date. In the cash settlement scenario, the obligation valuation was based the cash payment that equates to the share price times total shares to be issued, discounted to each valuation date.

Fair value measurements associated with the obligation to issue shares represent Level 3 valuations under the fair value hierarchy.

On January 1, 2022, upon the adoption of ASU 2020-06, the requirement to consider whether settlement is required to be in registered shares is no longer required to be considered in an entity’s evaluation of net cash settlement, however ASC 480-10-S99-3a was not amended in a similar fashion and therefore the Company, as part of the adjustments due to the adoption of ASU 2020-06, reclassified the Obligation to issue registered shares of Class A Common Stock from liabilities to the Commitment to issue Class A Common Stock within temporary equity.

On July 21, 2022, the Company amended its agreement with the service provider and delivered 2,387,500 unregistered shares of Class A Common Stock in satisfaction of its obligation. Upon its settlement, the carrying amount of the commitment equaled its initial carrying amount, therefore the Company classified the entire commitment to issue Class A Common Stock to APIC in the amount of $32.9 million.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Public and Private Warrants

Upon the Closing of the Business Combination, the Company assumed 22,977,568 Public Warrants and 594,551 Private Warrants from PSAC. The Company also issued 80,000 Private Warrants to settle related party notes of PSAC (see Note 3, Business Combination). The Public Warrants are indexed to the Company’s own stock and, as such, meet the scope exception in accordance with ASC 815-40 to be classified in equity. The Private Warrants are classified as liabilities and the fair value is included in Other Liabilities, Less Current Portion on the Consolidated Balance Sheets. The Company valued the Private Warrants using a binomial lattice model. Inherent in a binomial lattice model are assumptions related to risk free rate, annual dividend yield, expected warrant life, and volatility of the Company’s stock. The Company estimated the fair value of the Private Warrants to be $2.2 million upon their assumption from PSAC on July 21, 2021 and $0.1 million and $0.6 million as of December 31, 2022 and 2021, respectively. Changes in the fair value of the Private Warrants are recorded in Change in Fair Value Measurements in the Company’s Consolidated Statements of Operations and Comprehensive Loss.

Fair value measurements associated with the Private Warrants liabilities represent Level 3 valuations under the fair value hierarchy.

Transfer of Private Warrants to Unaffiliated Third Parties

In the year ended December 31, 2022 PSAC Sponsor transferred a total 563,420 Private Warrants to unaffiliated third-party purchasers on the open market. No transfers were made during the year ended December 31, 2021. Upon such transfer, the transferred warrants became subject to identical terms to the Public Warrants underlying the units offered in the initial public offering of PSAC. Therefore, upon their transfer the Company classified the warrants to APIC at their fair value of $0.6 million and $0.0 million, respectively for the years ending December 31, 2022 and 2021.

The Public Warrants are indexed to the Company’s own stock and, as such, meet the scope exception in accordance with ASC 815-40 to be classified in equity. The Private Warrants are classified as liabilities and the fair value is included in Other Liabilities, Less Current Portion on the Consolidated Balance Sheets. The Company valued the Private Warrants using a binomial lattice model. Inherent in a binomial lattice model are assumptions related to risk free rate, annual dividend yield, expected warrant life, and volatility of the Company’s stock.

Recurring Fair Value Measurements

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following tables present financial assets and liabilities remeasured on a recurring basis by level within the fair value hierarchy (dollars in thousands):

	December 31, 2022
	Level 1	Level 2	Level 3
Liabilities:
Notes payable	$-	$-	$26,008
Private warrants	-	-	52
Bridge warrants	-	-	95,130

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

	December 31, 2021
	Level 1	Level 2	Level 3
Liabilities:
Notes payable	$-	$-	$161,282
Private warrants	-	-	642
Obligation to issue registered shares of Class A Common Stock	-	-	12,635

The carrying amounts of the Company’s financial assets and liabilities, including cash, restricted cash, deposits, and accounts payable approximate fair value because of their short-term nature or contractually defined value.

The following table summarizes financial instruments carried at fair value for the year ended December 31, 2022 (dollars in thousands):

	Bridge Warrants	Notes Payable, Ares	Notes Payable, Bridge	Notes Payable, ATW NPA	Private Warrants	Obligation to issue Registered Shares of Class A Common Stock
Balance as of December 31, 2021	$-	$87,619	$-	$73,663	$642	$12,635
Additions (1)	9,938	-	82,000	-	-	-
Payment of transaction costs	-	-	(3,834)	-	-	-
Changes in fair value measurements	85,192	(554)	(20,874)	(5,466)	(326)	-
Payments of notes payable	-	(87,065)	-	-	-	-
Conversions of notes to Common Stock	-	-	(31,284)	(68,197)	-	-
Reclassification of Private Warrants to Public Warrants	-	-	-	-	(264)	-
Reclassification of obligation to issue registered shares upon adoption of ASC 2020-06	-	-	-		-	(12,635)
Balance as of December 31, 2022	$95,130	$-	$26,008	$-	$52	$-

(1)	Additions during the year ended December 31, 2022 included non-cash conversion of $9.9 million Bridge warrants, which was charged to Change in fair value measurements in the Consolidated Statements of Operations for the year ended December 31, 2022, and cash contribution of $82.0 million to note payable, which was reduced by the original issuance discount of $8.2 million, resulting in a net cash contribution of $73.8 million.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

The following table summarizes financial instruments carried at fair value (dollars in thousands) for the year ended December 31, 2021:

	Related Party Notes Payable at Fair Value	Notes Payable at Fair Value	The9 Conditional Obligation	Private Warrants	Obligation to issue Registered Shares of Class A Common Stock
Balance as of December 31, 2020	$32,949	$59,742	$1,128	$-	$-
Proceeds, net of original issuance discount	-	171,929	-	-	-
Original issue discount (1)	-	11,860	-	-	-
Proceeds allocated to equity classified warrants	-	(17,596)	-	-	-
Issuance of warrant liabilities	-	-	-	290	-
Transaction costs and consent fees charged to interest expense	-	5,022	-	-	-
Private warrant liability and obligation to issue registered shares assumed in Business Combination	-	-	-	2,152	32,900
Changes in fair value measurements	163	31,008	1,735	(1,800)	(20,265)
Repayment of principal and liquidation premium	(27,593)	(48,210)	-	-	-
Conversion of principal and liquidation premium to equity	(5,519)	(52,473)	(2,863)	-	-
Reclassification of warrant liability to equity	-	-	-	-	-
Balance as of December 31, 2021	$-	$161,282	$-	$642	$12,635

(1)	Original issue discount represents the amount withheld by the note payable holder upon issuance of the note which will be paid, in addition to the full note payable principal, to the lender upon maturity of the notes payable. The original issue discount is included in Change in Fair Value Measurements on the Consolidated Statements of Operations and Comprehensive Loss.

9. Related Party Notes

In prior years, the Company has been significantly funded by notes payable from related parties. These related parties include employees as well as affiliates of employees, affiliates, and other companies controlled or previously controlled by the Company’s founder and Chief Product and User Ecosystem Officer.

Related party notes payable consists of the following as of December 31, 2022 and 2021 (dollars in thousands):

Note Name	Contractual Maturity Date	Contractual Interest Rates	Balance as of December 31, 2022	Interest Expense for the Year Ended December 31, 2022	Interest Expense for the Year Ended December 31, 2021
Related party notes - China (1)	December 31, 2023	12.0%	$4,651	$3,879	$3,369
Related party notes - China various other	Due on Demand	-%	3,755	-	-
			$8,406	$3,879	$3,369

	December 31, 2021
Note Name	Contractual Maturity Date	Contractual Interest Rates	Unpaid Balance	Net Carrying Value at 12/31/21
Related party notes - China (1)	Due on Demand	18%	$9,411	$9,411
Related party notes - China various other	Due on Demand	0%	4,244	4,244
Total related party notes payable			$13,655	$13,655

(1)	On December 27, 2022, the Company executed two separate note payable payoff settlement agreements with Chongqing Leshi Small Loan Co., Ltd. (“Chongqing”), a related party, according to which Chongqing agreed to forgive principal and all outstanding accrued interest. The remaining principal balance was agreed to be payable in five installment payments through December 31, 2023 and the current interest rate was set to 12%.

The amendment was accounted for as a troubled debt restructuring under ASC 470-60, because the Company was experiencing financial difficulty and the forgiven principal and accrued interest result in a reduced effective borrowing rate, which constitutes a concession. The Company increased additional paid in capital in the amount of $17.4 million with a corresponding decrease in related party notes payable and related party accrued interest of $3.4 million and $14.0 million, respectively.

As of December 31, 2021, the Company was in default on the Chongqing related party note payable, which had a principal balance of $9.4 million. As of December 31, 2022 the Company was in compliance with the terms of the related party note payable.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Fair Value of Related Party Notes Payable Not Carried at Fair Value

The estimated fair value of the Company’s related party notes payable not carried at fair value using inputs from Level 3 under the fair value hierarchy is $8.7 million and $13.3 million as of December 31, 2022 and 2021, respectively.

Schedule of Principal Maturities of Related Party Notes Payable

The future scheduled principal maturities of related party notes payable as of December 31, 2022 were as follows (dollars in thousands):

Due on demand	$3,755
2023	4,651
$8,406

The Company settled select related party notes payable during the year ended December 31, 2021 through the conversion of related party notes payable and accrued interest into Class A Common Stock just prior to the Business Combination and with a combination of cash payments and commitment to issue Class A Common Stock in settlement of outstanding principal plus accrued interest and conversion premiums pursuant to the Closing of the Business Combination, as follows (dollars in thousands):

	December 31, 2021
Note Name	Contractual Maturity Date	Contractual Interest Rates	Net Carrying Value at 12/31/2020	Amortization of Discounts & Fair Value Adjustments	Accrued Interest at Settlement	Borrowing	Cash Payments of Principal and Interest	Equity Settlements of Principal and Interest	Net Carrying Value at 12/31/2021	Loss (Gain) at Settlement	Interest Expense for the year ended December 31, 2021
Settlement prior to the Business Combination:
Related party note	June 30, 2021	12.00%	$220,690	$657	$73,448	$-	$-	$(294,795)	$-	$-	$8,801
Settlement in the Business Combination:
Related party note	June 30, 2021	12.00%	19,196	-	-	-	-	(19,196)		7,256	-
Related party note	Due on Demand	15.00%	10,000	-	3,708	-	(13,708)	-	-	-	869
Related party notes - NPA tranche	October 9, 2021	10.00%	32,949	163	5,728	-	(27,593)	(11,247)	-	4,257	1,610
Related party notes - China various other	Due on Demand	0% coupon, 10.00% imputed	774	-	-	-	-	(774)	-	292	55
Related party notes - China other	Due on Demand	8.99%	1,407	3	44	-	-	(1,454)	-	550	41
Related party notes - Other	Due on Demand	0.00%	424	-	-	200	(624)	-	-	-	-
Related party notes - Other	June 30, 2021	6.99%	4,110	50	-	-	-	(4,160)	-	1,572	211
Related party notes - Other	June 30, 2021	8.00%	6,417	35	1,195	-	-	(7,647)	-	2,891	321
Related party notes - Other	June 30, 2021	1.52%,8.99%, 8.00%, 2.86%	8,303	137	819	-	-	(9,259)	-	3,500	185
Related party notes - Other	Due on Demand, June 30, 2021	8.99%, 6.99%	1,749	11	378	-	-	(2,138)	-	808	65
Related party notes - Other	June 30, 2021	8.00%	11,578	57	1,693	-	-	(13,328)	-	5,038	515
Subtotal settlements in the Business Combination			96,907	456	13,565	200	(41,925)	(69,203)	-	26,164	3,872
Total			$317,597	$1,113	$87,013	$200	$(41,925)	$(363,998)	$-	$26,164	$12,673

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Closing of the Business Combination

As described in Note 3, Business Combination, in conjunction with the Closing of the Business Combination, the Company paid $41.9 million in cash and a commitment to issue 6,921,814 shares of Class A Common Stock to settle related party notes payable principal amounts of $91.4 million, net carrying amounts of $96.9 million and accrued interest of $13.6 million. Where the Company converted related party notes payable into Class A Common Stock, the Company recorded a loss at settlement of the related party notes payable of $26.2 million in the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2021 due to converting the related party notes payable at $10.00 per share which was below the fair value of the stock on the date of conversion.

Assumed Related Party Notes Payable in the Business Combination

As part of the Business Combination, the Company assumed related party promissory notes of $0.5 million and related party convertible notes of $0.3 million, which PSAC issued to certain related parties during 2021. The promissory note was non-interest bearing and due on the date on which the Company consummates a Business Combination and was unsecured. The convertible note was non-interest bearing and due on the date on which the Company consummates a Business Combination and was unsecured. The convertible related party notes were fair valued at $0.6 million at the Closing Date. As part of the Closing of the Business Combination, the Company issued Class A Common Stock and 80,000 Private Warrants to settle related party notes of PSAC with an aggregate principal amount of $0.8 million.

Rancho Palos Verdes Real Property Leases

FFIE leased two real properties, located in Rancho Palos Verdes, California (the “Rancho Palos Verdes Properties”), from Warm Time Inc. (“Warm Time”), a related party, from January 1, 2018 through March 31, 2022. Warm Time in turn leased the Rancho Palos Verdes Properties from Mr. Jia. The Rancho Palos Verdes Properties were used by the Company to provide long-term or temporary housing to employees of the Company (including Dr. Carsten Breitfeld, former Global CEO of the Company) and the Company paid Warm Time a monthly amount of $0.1 million for rent and certain services, including catering, room services and organization of meetings, external gatherings and events, for these two properties. The aggregate amount paid by Legacy FF to Warm Time for calendar years ended December 31, 2022 and 2021 were $0.1 million and $1.7 million, respectively.

FF Top Expense Reimbursements

On July 30, 2022, the Company entered into a preliminary term sheet (the “Preliminary Term Sheet”) with FF Top, a subsidiary of FF Global Partners, setting out a summary of the preliminary terms and conditions for FF Top’s assistance in arranging a proposed convertible term loan facility to the Company. In connection with the Preliminary Term Sheet, the Company agreed to reimburse FF Top for its reasonable and documented out-of-pocket legal and diligence fees and expenses incurred in connection with such financing efforts up to a $0.3 million cap (the “Original Cap”), irrespective of whether or not closing occurred, with $0.2 million to be payable as a deposit upon execution of the Preliminary Term Sheet. Pursuant to the Preliminary Term Sheet, the Company paid FF Top $0.2 million on August 9, 2022 and $0.2 million on December 16, 2022.

On January 31, 2023, the Company entered into a supplemental agreement to the Preliminary Term Sheet (the “Supplemental Agreement”) with FF Top, pursuant to which the parties agreed, due to the high amount of FF Top’s out-of-pocket legal fees and expenses incurred in connection with its financing efforts, to amend the Preliminary Term Sheet to increase the Original Cap from $0.3 million to $0.7 million. The Company agreed to pay the remaining $0.4 million of the fee owed to FF Top as follows: (i) $0.2 million within one business day of execution of the Supplemental Agreement, and (ii) $0.2 million within one business day of consummation of new financing by the Company in an amount not less than $5.0 million or an earlier date approved by the Board. Pursuant to the Preliminary Term Sheet, as amended by the Supplemental Agreement, the Company paid FF Top $0.2 million on February 1, 2023.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

In early February 2023, FF Top requested from the Company legal expense reimbursement of $6.5 million for costs incurred related to the governance changes at the Company, which was not approved by the Board as of the date the Consolidated Financial Statements were issued. FF Top may in the future continue to request additional expense reimbursements and indemnification from the Company.

On March 6, 2023, the Company entered into a Consulting Service Agreement with FF Global Partners, according to which the Company agreed to pay a monthly consulting fee of $0.2 million to FF Global Partners for the following services:

●	Assistance in developing its funding strategy.

●	Assistance in developing its value return and management strategy.

●	Consultation on and integration of stockholder relations and stockholder resources.

●	Supporting communications regarding stockholders meetings.

●	Developing existing stockholder financing strategy, including with respect to retail investors and others.

●	Assistance in risk management strategy.

●	Assistance in capability build up and operation strategy.

Either party may terminate this Agreement upon one month prior written notice to the other party. Upon any termination of this Agreement, the Company shall promptly pay Consultant any accrued but unpaid fees hereunder, and shall reimburse Consultant for any unreimbursed expenses that are reimbursable hereunder. In addition, FF Global Partners is entitled for reimbursement for all reasonable and documented out-of-pocket travel, legal, and other out-of-pocket expenses incurred in connection with their services, which out-of-pocket expenses shall not exceed $0.1 million without the prior written consent of the Company.

Common Units of FF Global Partners LLC

During 2021, certain executives and employees of the Company were granted the opportunity to subscribe to 24,000,000 common units of FF Global Partners LLC (“FF Global Partners”), a major shareholder of the Company. The subscription price of $0.50 per common unit, payable by the executives and employees of the Company, was financed through non-recourse loans issued by FF Global Partners payable in equal annual installments over ten years. The common units to be purchased with a non-recourse loan are required to be treated for accounting purposes as stock options granted by FF Global Partners to executives and employees of the Legacy FF. The awards were valued using the Black-Scholes option pricing model. The grant date fair value of the units purchased through non-recourse loans was immaterial for the years ended December 31, 2022 and 2021.

10. Notes Payable

The Company has existing notes payable agreements with third parties, which consists of the following as of December 31, 2022 and 2021 (dollars in thousands):

	December 31, 2022
Note Name	Contractual Maturity Date	Contractual Interest Rates	Unpaid Principal Balance	Fair Value Measurement Adjustments	Original issue discount and proceeds allocated to warrants	Net Carrying Value	Interest Expense for the Twelve Months Ended December 31, 2022
Bridge Notes (3)	October 27, 2028	10%	$36,622	$264	$(10,878)	$26,008	$1,676
Notes payable - China other (4)	Due on Demand	-%	4,997	-	-	4,997	-
Auto loans	October 26, 2026	7%	100	-	-	100	7
			$41,719	$264	$(10,878)	$31,105	$1,683

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

	December 31, 2021
Note Name	Contractual Maturity Date	Contractual Interest Rates	Unpaid Balance	Fair Value Measurement Adjustments	Original issue discount and proceeds allocated to warrants	Net Carrying Value
March 1, 2021 Notes (1)	March 1, 2022	14%	$55,000	$7,692	$(5,997)	$56,695
August 26, 2021 Notes (1)	March 1, 2022	14%	30,000	1,011	(87)	30,924
June 9, 2021 Note 1 and Note 2 (2)	December 9, 2022	-%	40,000	8,503	(9,522)	38,981
August 10, 2021 Optional Notes(2)	February 10, 2023	15%	33,917	12,283	(11,518)	34,682
Notes payable - China other(4)	Due on demand	-%	5,458	-	-	5,458
PPP Loan(5)	April 17, 2022	1%	193	-	-	193
Auto loans	October 26, 2026	7%	121	-	-	121
Total notes payable			$164,689	$29,489	$(27,124)	$167,054

The Company settled certain notes payable during the year ended December 31, 2022 as follows (dollars in thousands):

	Year ended December 31, 2022
Note Name	Contractual Maturity Date	Contractual Interest Rates	Net carrying value at 12/31/2021 Balance	Fair Value Measurement Adjustments	Payment Premium	Cash Payment	Conversion into Class A Common Stock
March 1, 2021 Notes (1)	March 1, 2022	14%	$56,695	$(1,695)	$-	$(55,000)	$-
August 26, 2021 Notes (1)	March 1, 2022	14%	30,924	(924)	2,065	(32,065)	-
June 2021 Notes (2)	October 31, 2026	-%	38,981	1,019	-	-	(40,000)
Optional Notes (2)	October 31, 2026	15%	34,682	(765)	-	-	(33,917)
PPP Loan (5)	April 17, 2022	1%	193	-	-	(193)	-
			$161,475	$(2,365)	$2,065	$(87,258)	$(73,917)

(1)	On March 1, 2021, the Company amended the NPA to permit the issuance of additional notes payable with principal amounts up to $85.0 million. On the same day, the Company entered into notes payable agreements with Ares for an aggregate principal of $55.0 million, receiving net proceeds of $51.5 million, inclusive of a 4.00% original issue discount and $0.1 million of debt issuance costs paid directly by the lender (“March 1, 2021 Notes”). The notes payable were collateralized by a first lien on virtually all tangible and intangible assets of the Company, bore interest at 14% per annum and matured on March 1, 2022. On February 25, 2022, the Company repaid the $55.0 million principal amount of the March 1, 2021 Notes with accrued interest of $7.7 million.

(2)	In addition, in conjunction with the issuance of the notes payable, the Company committed to issue the Ares Warrants to the lender to purchase the Company’s Class A Common Stock no later than August 11, 2021, or if earlier, 15 days after consummation of the Business Combination. The warrants have a term of six years, be equal to 0.20% of the fully diluted capitalization of FFIE’s Class A Common Stock and have an exercise price of $10.00 per share. The commitment to issue the warrants meets the definition of a derivative, was accounted for as a liability, and will be marked to fair value at the end of each reporting period with changes in fair market value recorded in the Consolidated Statements of Operations and Comprehensive Loss. The Company determined the commitment to issue warrants was a liability as of March 1, 2021, and estimated the fair value of the warrants to be $5.0 million using the Black-Scholes option-pricing model (see Note 8, Fair Value of Financial Instruments).

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

On August 5, 2021, the Company issued Ares warrants to purchase 670,092 shares of Class A Common Stock at an exercise price of $10.00 per share. The warrants are exercisable at any time within 6 years of the issuance date. Upon their issuance, the warrants met all requirements for equity classification under the equity scope exception in ASC 815-40 as the number of shares underlying the warrants and their exercise price were fixed. Accordingly, the Company determined the fair value of the Ares Warrants to be $2.5 million on August 5, 2021 and recorded the value as a discount to the Notes Payable and an increase in APIC in the Consolidated Balance Sheets as of December 31, 2021.

On August 26, 2021, the Company exercised its option under the March 1, 2021 notes payable agreement with Ares to draw an additional principal amount of $30.0 million which matured on March 1, 2022 (“August 26, 2021 Notes”). As the August 26, 2021 Notes mature in less than one year, according to the terms of the amended NPA, the Company expected to repay them with payment premium of 14% (“Payment Premium”).

The notes payable are collateralized by a first lien on virtually all tangible and intangible assets of the Company and bear interest at 14% per annum and mature on March 1, 2022. The August 26, 2021 Notes matured in less than one year, according to the terms of the amended NPA, and a payment premium of 14% (“Payment Premium”). The Company has elected the fair value option to value the notes as the notes include features, such as a contingently exercisable put option, which meet the definition of an embedded derivative.

Upon the Closing of the Business Combination, the cash requirement prescribed in the NPA increased from $5.0 million to $25.0 million. The Company has classified $25.0 million as Restricted Cash on its Consolidated Balance Sheet as of December 31, 2021. In the first quarter of 2022 all restrictions on cash were resolved.

On February 25, 2022, the Company repaid the $30.0 million principal amount of the August 26, 2021 Notes, with accrued interest of $2.1 million and Payment Premium of $2.1 million.

The settlement of the March 1, 2021 Notes and August 26, 2021 Notes are summarized below (dollars in thousands):

March 1, 2021 Notes	December 31, 2022	December 31, 2021
Outstanding principal	$-	$55,000
Accrued interest	-	6,455
Interest expense for the year ended December 31, 2022	1,266	-
Principal payments	55,000	-
Interest payments	7,721	-

August 26, 2021 Notes	December 31, 2022	December 31, 2021
Outstanding principal	$-	$30,000
Accrued interest	-	1,473
Interest expense for the year ended December 31, 2022	662	-
Principal payments	30,000	-
Interest payments	2,135	-
Payment Premium payments	2,065	-

(2)	On June 9, 2021, the Company amended the NPA to permit the issuance of two notes payable, each with a principal value of $20.0 million (“June 2021 Notes”), to a US-based investment firm. The Company received net proceeds of $35.6 million as part of the June 2021 Notes inclusive of $4.2 million of original issuance discount and $0.2 million of debt issuance costs paid by the lender. The June 2021 Notes are subordinate to the notes payable issued to Ares on March 1, 2021 and August 26, 2021 (see (1) above) and senior in priority to the notes payable issued under the NPA prior to September 9, 2020. The June 2021 Notes mature on December 9, 2022, and do not bear interest unless extended beyond its maturity date by the US-based investment firm, in which case, the June 2021 Notes will bear interest at 10% per annum starting upon their original maturity. Each of the June 2021 Notes are subject to an original issue discount of 8% and 13%, respectively. One of the June 2021 Notes with a principal amount of $20.0 million contains a conversion premium that, within a year of a Qualified SPAC Merger, the then outstanding principal and accrued interest of the notes playable plus a 30% premium may convert into Class A Common Stock of the Company, at the election of the US-based investment firm.

In conjunction with the issuance of the June 2021 Notes, the Company issued warrants to the US-based investment firm to purchase up to 1,500,000 shares of the Company’s Class A Common Stock for $10.00 per share and an expiration date of June 9, 2028, which were adjusted for down-round provisions in the original warrant agreements. The fair value of the warrants of $5.1 million upon issuance was recorded in APIC (see Note 8, Fair Value of Financial Instruments).

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

As part of the amendment to the NPA from June 9, 2021, on or prior to the 12-month anniversary of the Qualified SPAC Merger, the US-based investment firm has the option to purchase additional notes for up to $40.0 million and if drawn, would be subject to similar original issue discounts, warrant provisions, and conversion premiums as the June 2021 Notes. The warrants issued with the June 2021 Notes and the Optional Notes, along with the notes previously issued to the same lender, are provided with anti-dilution protection.

On August 10, 2021, in accordance with the NPA, the US-based investment firm exercised its option to purchase optional notes (“Optional Notes”) with principal of $33.9 million, whose option was in conjunction with the original September 9, 2020, January 13, 2021 and March 12, 2021 notes payable. The Company received net proceeds of $30.4 million, which is the total principal amount of $33.9 million net of 8% original issue discount and $0.8 million of issuance costs. The Optional Notes bear interest at 15% beginning December 2021, and had a maturity date of February 10, 2023. The Optional Notes are convertible at the option of the holder with a conversion price of $10.00 per share. The Optional Notes contain a conversion premium, effective until August 10, 2022, according to which the outstanding principal and accrued interest of the notes payable at the time of liquidation plus a 30% premium are convertible into shares of Class A Common Stock. The Company elected the fair value option to measure the Optional Notes (see Note 8, Fair Value of Financial Instruments).

In conjunction with the issuance of the Optional Notes, the Company issued the US-based investment firm warrants to purchase up to 1,187,083 shares of Class A Common Stock with an exercise price of $10.00 per share. The warrants are exercisable within seven years of their original issuance dates. The fair value of the warrants of $8.0 million upon issuance was recorded in APIC (see Note 8, Fair Value of Financial Instruments).

In January 2022, the Company defaulted on the June 2021 Notes and the Optional Notes. The holders of the Optional Notes waived the default during 2022.

June 9, 2021 Note 1	As of and for the Year Ended
(dollars in thousands)	2021
Outstanding principal	$20,000
Original issue discount and debt issuance costs	1,797
Proceeds	18,203

June 9, 2021 Note 2	As of and for the Year Ended
(dollars in thousands)	2021
Outstanding principal	$20,000
Original issue discount and debt issuance costs	2,600
Proceeds	17,400

August 10, 2021 Optional Notes	As of and for the Year Ended
(dollars in thousands)	2021
Outstanding principal	$33,917
Accrued interest	183
Interest expense	183
Original issue discount and debt issuance costs	3,542
Proceeds	30,375

On July 26, 2022, the Company entered into an agreement (the “ATW July Amendment”) with entities affiliated with ATW Partners LLC (collectively, the “Investors”), to extend the maturity date, adjust the conversion price and otherwise amend the terms (as described further below) of the Optional Notes and the June 2021 Notes (together, “ATW NPA Notes”).

Pursuant to the ATW July Amendment:

(a) the maturity date of each of the ATW NPA Notes was extended to October 31, 2026. This extension does not, however, defer the accrual of interest to the new maturity date. Interest shall accrue on the Notes at 10% per annum following February 10, 2023;

(b)	the conversion price of each of the ATW NPA Notes was adjusted to equal the lesser of (x) $10, (y) 95% of the per share daily volume weighted average prices (“VWAP”) of the Company’s Class A Common Stock during the 30 trading days immediately prior to the applicable conversion date and (z) the lowest effective price per share of Class A Common Stock (or equivalents) issued or issuable by the Company in any financing of debt or equity after July 26, 2022, subject to possible adjustment as set forth therein (the “Set Price”). However, from July 26, 2022 to December 30, 2022, the conversion price of each of the ATW NPA Notes is equal to the lesser of (i) the Set Price, and (ii) 92% of the lowest of the VWAP during the seven (7) trading days immediately prior to the applicable conversion date.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

(c)	a “forced conversion” feature was added to each of the ATW NPA Notes that allows the Company, on or after December 31, 2022, to cause the conversion of all or part of, in the aggregate among all of the ATW NPA Notes, up to $35.0 million principal amount of the ATW NPA Notes less any principal amount of the ATW NPA Notes voluntarily converted by the holder thereof after July 26, 2022, subject to certain conditions as set forth in the ATW July Amendment; and

(d)	the date by which the Investors must exercise their option to purchase additional June 2021 Notes of up to $40.0 million from the Company under the terms of the NPA was extended to July 20, 2023.

The ATW July Amendment was accounted for as a troubled debt restructuring under ASC 470-60, because the Company was experiencing financial difficulty and the conversion mechanism results in the effective borrowing rate decreasing after the restructuring which was determined to be a concession. Since the future undiscounted cash flows of the restructured notes payable exceed the net carrying value of the original note payable due to the maturity date extension, the modification was accounted for prospectively with no gain or loss recorded in the Consolidated Statements of Operations and Comprehensive Loss.

Interest expense on the ATW NPA Notes is computed using the contractual interest rate. The Company concluded that the conversion feature does not require bifurcation based on the derivative accounting scope exception in ASC 815 for certain contracts involving an entity’s own equity.

On October 10, 2022 and on October 19, 2022, the remaining ATW NPA Notes in the aggregate amount of $6.7 million were exchanged for 11,496,868 shares of Class A Common Stock of the Company.

The settlement of the June 2021 Notes and Optional Notes are summarized below (dollars in thousands):

Optional Notes	December 31, 2022	December 31, 2021
Outstanding principal	$-	$33,917
Accrued interest	-	183
Interest expense for the year ended December 31, 2022	2,572	-
Principal conversion into Class A Common Stock	33,917	-
Interest payments	2,756	-

June 2021 Notes	December 31, 2022	December 31, 2021
Outstanding principal	$-	$40,000
Accrued interest	-	-
Interest expense for the year ended December 31, 2022	-	-
Principal conversion into Class A Common Stock	40,000	-
Interest payments	-	-

(3)	On August 14, 2022, the Company entered into a Securities Purchase Agreement (“SPA”) with certain entities affiliated with ATW Partners LLC and RAAJJ Trading LLC (and together with Senyun, as defined below, the “Purchasers”) to issue and sell the Company’s senior secured convertible notes (the “Bridge Notes”) in three tranches aggregating to $52.0 million in principal and maturing on August 14, 2026 (subsequently extended to October 27, 2028). The Bridge Notes are subject to an original issue discount of 10%, and are convertible, along with any interest accrued, into shares of Class A Common Stock at a conversion price equal to $2.69 (or $2.2865 for the initial tranche) (“Conversion Price”), subject to a full ratchet anti-dilution protection. When calculating the shares issuable upon conversion, the converted amount shall be decreased by 50% of the original issue discount pertaining to such amount. As part of this financing round, the Purchasers funded $52.0 million, less total original issuance discounts of $5.2 million equating to net proceeds of $46.8 million.

The Bridge Notes bear interest of 10% per annum payable quarterly and on each conversion and on the maturity date in cash or in shares of Class A Common Stock. Unless earlier paid, the Bridge Notes entitle the Purchasers, at each conversion date, to an interest make-whole (“Make-Whole Amount”), in a combination of cash or Class A Common Stock at the Company’s discretion, in the amount of the interest that would have been payable if such converted amount was held to maturity based on an interest rate of 15% per annum. The conversion price of interest is the lesser of (a) the Conversion Price or (b) 90% of the lowest VWAP for the five consecutive trading days.

The Bridge Notes are secured by the grant of a second lien upon substantially all of the personal and real property of the Company and its subsidiaries, as well as guarantee by substantially all of the Company’s domestic subsidiaries.

Total commitments under the SPA shall not exceed $300.0 million, however each Purchaser has the option within 12 months from November 12, 2022 (the “Form S-1 Effective Date”) to purchase additional senior secured convertible notes under similar terms for a total potential commitments of up to $300.0 million (“Tranche B Notes”).

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

On September 23, 2022, the SPA was amended (the “SPA Amendment”), pursuant to which the Purchasers agreed to accelerate their funding obligations, with $7.5 million aggregate principal amount (the “Third Bridge Notes”) being funded and issued on the same day, and the remaining $7.5 million aggregate principal amount (the “Fourth Bridge Notes”) being funded and issued on October 10, 2022. The Third Bridge Notes and Fourth Bridge Notes are convertible into shares of Class A Common Stock at a conversion price of $1.05 per share, mature on October 27, 2028, and are otherwise subject to the same terms and conditions in the SPA as applicable to the Bridge Notes described therein.

Additionally, the SPA Amendment modified the conversion price of $25.0 million of principal of the Bridge Notes, which were funded on August 14, 2022, to $1.05 per share. The Company evaluated the SPA Amendment in accordance with ASC 470-50, Debt, and determined that it constitutes an extinguishment because the change in the conversion price is substantial. Accordingly, the Company recognized a loss in Loss on extinguishment or settlement of related party notes payable, notes payable and vendor payables in trust, net in the Consolidated Statements of Operations and Comprehensive for the year ended December 31, 2022 in the amount of $7.7 million, calculated as the cumulative change in fair value from initial recognition through to the date of amendment.

On September 25, 2022, the Company entered into a Joinder and Amendment Agreement to the SPA (the “Joinder”) with Senyun International Ltd., an affiliate of Daguan International Limited (“Senyun”), pursuant to which Senyun agreed to purchase incremental notes under the SPA in an aggregate principal amount of up to $60.0 million. Senyun has all of the same rights and obligations as a Purchaser under the SPA.

Pursuant to the Joinder and following the completion of the Company’s due diligence of Senyun and its financing sources. As of December 31, 2022, Senyun completed funding totaling $30.0 million, which after original issue discount resulted in the receipt of $27.0 million.

The Company elected the fair value option afforded by ASC 825, Financial Instruments, with respect to the Bridge Notes because the notes include features, such as a contingently exercisable put option, which meets the definition of an embedded derivative. The Company expenses original issue discount and transaction costs to Changes in fair value measurements in the Consolidated Statement of Operations and Comprehensive Loss.

As part of the SPA, and through the year ended December 31, 2022, the Company issued the Purchasers a total of 16,392,267 warrants (“Bridge Warrants” or “SPA Warrants”). Upon their issuance, the Bridge Warrants had an exercise price of $5.0 per share, subject to full ratchet anti-dilution protection and other adjustments, exercisable for seven years from the date of issuance (see Note 14, Stockholders’ Equity). The Company may repurchase the Bridge Warrants for $0.01 per share if and to the extent the VWAP of the Company’s Class A Common Stock during 20 out of 30 trading days prior to the repurchase is greater than $15.0 per share, subject to certain additional conditions. During the year ended December 31, 2022, the Purchasers exercised 8,559,863 Bridge Warrants. As of December 31, 2022, there were 346,453,115 Bridge Warrants outstanding.

As of December 31, 2022, the Company determined that the fair value of the Bridge Notes and Bridge Warrants was $26.0 million and $95.1 million, respectively, resulting in a respective gain and loss in Changes in fair value measurements in the Consolidated Statement of Operations and Comprehensive Loss of $24.7 million and $95.1 million for the year ended December 31, 2022.

During the year ended December 31, 2022 total Bridge Notes principal which was converted to equity totaled $45.4 million. Total notes payable issuance costs incurred for the year ended December 31, 2022 totaled $3.8 million.

Conversions of ATW NPA Notes and Bridge Notes, as applicable, to Additional paid in capital for the years ended December 31, 2022 and 2021 totaled $99.5 million and $98.4 million, respectively.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

(4)	The Company issued notes with various third parties through its operations in China.

In 2017 and 2018, the Company borrowed $4.4 million through notes payable from various Chinese lenders. As a result of the September 2020 Modification of the notes payable, the Company recorded an immaterial gain on extinguishment and immaterial accretion of the discount in the Consolidated Statements of Operations and Comprehensive Loss during the year ended December 31, 2021.

In 2019, the Company entered into a $0.7 million note payable with an employee. During the year ended December 31, 2021, the Company reclassified the $0.7 million carrying value of this loan from related party notes payable to notes payable when the employee left the employment of the Company. The notes payable are payable on demand by the lenders, do not have a stated interest rate, have no covenants, and are unsecured.

As of and for the Year Ended December 31,
(dollars in thousands)	2021
Outstanding principal	$5,458
Foreign exchange (gain) loss on principal	133
Reclassification from related party notes payable	730

The Company settled select notes payable through the conversion of notes payable into Class A Common Stock just prior to the Business Combination and a combination of cash payments and the commitment to issue Class A Common Stock in settlement of outstanding principal plus accrued interest and conversion premiums pursuant to the Closing of the Business Combination, as follows (dollars in thousands):

	Year ending December 31, 2021
Note Name	Net Carrying Value at 12/31/2020	Borrowings, net of OID	Fair Value Measurement Adjustments	Accrued Interest at Settlement	FX and Other	Cash Payment	Equity Settlement	Net Carrying Value at 12/31/2021	Loss (Gain) at Settlement	Interest Expense for the year ended December 31, 2021
Settlement prior to the Business Combination:
Note payable	$57,293	$-	$-	$17,177	$(1,293)	$-	$(73,177)	$-	$-	$3,408
Notes payable	19,100	-	-	6,098	-	-	(25,198)	-	-	1,281
Subtotal settlements prior to the Business Combination	76,393	-	-	23,275	(1,293)	-	(98,375)	-	-	4,689
Settlements in the Business Combination:
Notes payable - NPA	21,059	-	104	3,614	-	(17,636)	(7,141)	-	2,699	976
Notes payable - China	3,659	-	-	2,713	56	-	(6,428)	-	2,430	374
Notes payable - China	4,807	-	-	757	110	-	(5,674)	-	2,145	164
Note payable	17,712	-	1,988	-	667	-	(20,367)	-	7,698	-
January 13 and March 12, 2021 Notes(6)	-	16,790	6,935	-	-	-	(23,725)	-	8,968	-
Note payable	20,972	-	138	270	667	(18,992)	(3,055)	-	1,155	1,334
January 13 and March 8, 2021 Notes(7)	-	8,750	4,901	82	-	(11,582)	(2,151)	-	813	632
Subtotal settlements in the Business Combination	68,209	25,540	14,066	7,436	1,500	(48,210)	(68,541)	-	25,908	3,480
PPP Loan(5)	9,168	-	-	-	(8,975)	-	-	193	(8,975)	92
Total	$153,770	$25,540	$14,066	$30,711	$(8,768)	$(48,210)	$(166,916)	$193	$16,933	$8,261

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Conversion of Notes Payable

Just prior to the Business Combination, the Company converted notes payable with an aggregate principal balance of $75.1 million and accrued interest of $23.3 million into 7,688,153 shares of Class A Common Stock.

Closing of the Business Combination

As described in Note 3, Business Combination, in conjunction with the closing of the Business Combination, the Company paid $48.2 million in cash and a commitment to issue 6,854,013 shares of Class A Common Stock to settle notes payable principal amounts of $85.2 million, net carrying amount of $93.7 million, and accrued interest of $7.4 million. Where the Company converted notes payable into Class A Common Stock, the Company recorded a loss at settlement of the notes payable of $25.9 million in the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2021.

(5)	On April 17, 2020, the Company received loan proceeds from East West Bank of $9.2 million under the Paycheck Protection Program (“PPP”). The PPP was established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) and provided for loans to qualifying businesses. The loans and accrued interest are forgivable so long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent, and utilities, as described in the CARES Act. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries. The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the later of the first six months or when the amount of the loan forgiveness is determined. The Company used the proceeds for purposes consistent with the PPP requirements. The note matured on April 17, 2022, had no covenants, and was unsecured.

The Company was notified by East West Bank that a principal amount of $9.0 million as well as accrued interest of $0.2 million relating to the PPP Loan had been forgiven by the Small Business Administration as of December 31, 2021. The Company recorded the forgiveness of the principal and interest in Loss on Settlement of Related Party Notes Payable, Notes Payable, and Vendor Payables in trust, net in the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2021. The Company paid the remaining principal and accrued interest in an aggregate amount of $0.2 million in April 2022.

(6)	On January 13, 2021, the Company entered into a notes payable agreement under the NPA, (“January 13 Notes”) with a US-based investment firm for total principal of $11.3 million, receiving net proceeds of $9.9 million, net of an 8% original issue discount and $0.5 million of debt issuance costs paid directly by the lender. The note payable is collateralized by a first lien on virtually all tangible and intangible assets of the Company and bears interest at 0% per annum. On March 12, 2021, the Company and the US-based investment firm entered into a notes payable agreement (“March 12 Notes”) for an aggregate principal amount of $7.0 million, receiving net proceeds of $6.4 million, net of an 8% original issue discount. The terms of this note payable were the same as the note payable issued on January 13, 2021. The Company elected the fair value option for these note payable because the inclusion of a conversion feature that allowed the lenders to convert the notes payable into Class A Common Stock after the closing of the Business Combination.

In conjunction with the issuance of the January 13 Notes and March 12 Notes, the Company issued warrants to purchase 662,083 shares of the Class A Common Stock with an exercise price of $10.00 per share, as adjusted for certain down-round provisions. The warrants were issued with a term of seven years. The Company recorded the fair value of the warrants in APIC in accordance with the derivative accounting scope exception in ASC 815 for certain contracts involving an entity’s own stock. The Company estimated the fair value of the warrants to be $2.0 million using the Black-Scholes option-pricing model (see Note 8, Fair Value of Financial Instruments).

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

In conjunction with the Closing of the Business Combination, the Company issued Class A Common Stock to settle the note payable, as follows (dollars in thousands).

January 13 and March 12, 2021 Notes	As of and for the Year Ended December 31,
2021
Outstanding principal	$-
Original issue discount and debt issuance costs	1,940
Principal and conversion premium settled with equity	23,725
Proceeds	16,310

(7)	On January 13, 2021, the Company amended the NPA to permit the issuance of additional secured convertible notes payable and issued $3.8 million of notes payable to Birch Lake (“BL Notes”), receiving net proceeds of $3.3 million, net of a 6.50% original issue discount and $0.2 million of debt issuance costs paid directly by the lender. The BL Notes accrued interest at 8% per annum. The BL Notes contained a liquidation premium that ranges from 35% to 45% depending on the timing of settlement, with 50% of this premium convertible into equity. The Company determined that the feature to settle the BL Notes at a premium upon the occurrence of a default, change in control, or a Qualified SPAC Merger was a contingently exercisable put option with a liquidation premium and represents an embedded derivative. The Company elected the fair value option to measure this note payable (see Note 8, Fair Value of Financial Instruments).

On March 8, 2021, the Company entered into a notes payable agreement under the NPA with Birch Lake for total principal of $5.6 million, receiving net proceeds of $5.2 million, inclusive of a 6.50% original issue discount and $0.3 million of debt issuance costs paid directly by the lender. The notes payable accrued interest at 15.75% per annum. The notes payable contained a liquidation premium that ranges from 42% to 52% depending on timing of settlement, with 50% of the premium convertible into equity. The Company determined that the feature to settle the notes payable at a premium upon the occurrence of a default, change in control, or a Qualified SPAC Merger was a contingently exercisable put option with a liquidation premium and represents an embedded derivative. The Company elected the fair value option to measure these notes payable (see Note 8, Fair Value of Financial Instruments).

In conjunction with the Closing of the Business Combination, the Company paid cash and issued Class A Common Stock to settle the notes payable, as follows (dollars in thousands).

As of and for the Year Ended December 31,
January 13 and March 8, 2021 Notes	2021
Outstanding principal	$-
Original issue discount and debt issuance costs	1,132
Interest expense	632
Principal conversion premium settled with equity	2,069
Interest settled with equity	82
Principal and conversion premium payments in cash	11,582
Interest payments in cash	550
Proceeds	8,218

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Third and Fourth Amendments to the SPA

On October 24, 2022, the Company entered into a Limited Consent and Third Amendment to the SPA (the “Third Amendment”), pursuant to which the maturity date for the Bridge Notes was extended from August 14, 2026 to October 27, 2028. In addition, pursuant to the Third Amendment, each Purchaser and the Agent waived certain defaults and events of default under the SPA, any notes issued pursuant to the SPA and other related documents. The amendment was accounted for as a troubled debt restructuring under ASC 470-60, Debt - Troubled Debt Restructurings by Debtors, because the Company was experiencing financial difficulty and the extension of the maturity date following the restructuring results in a reduced effective borrowing rate for the Company. The amendment was accounted for prospectively with no gain or loss recorded in the Consolidated Statements of Operations and Comprehensive Loss.

On November 8, 2022, the Company entered into a Limited Consent and Amendment to the SPA (the “Fourth Amendment”), pursuant to which the parties agreed that (i) in no event will the effective conversion price of any interest or interest make-whole amount payable in shares of Class A Common Stock in respect of Bridge Notes issued or issuable under the SPA be lower than $0.21 per share of Class A Common Stock, and (ii) in order for the Company to make payment of any interest or interest make-whole amount in shares of Class A Common Stock, certain price and volume requirements must be met, namely that (x) the VWAP of the Class A Common Stock is not less than $0.21 per share on any trading day during the preceding seven trading day period, and (y) the total volume of the Class A Common Stock does not drop below $1.5 million on any trading day during the same period (in each case, as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions). The amendment was accounted for as a troubled debt restructuring under ASC 470-60, Debt - Troubled Debt Restructurings by Debtors, because the Company was experiencing financial difficulty and the addition of a floor price on the conversion of the convertible notes is assessed as a concession to the Company. The amendment was accounted for prospectively with no gain or loss recorded in the Consolidated Statements of Operations and Comprehensive Loss.

Senyun Amendment

On December 28, 2022 the Company entered into a Letter Agreement and Amendment to the SPA (the “Senyun Amendment”) pursuant to which the conversion rate of notes totaling $19.0 million was lowered from $1.05 to $0.89 and future funding timeframes were renegotiated. As the terms of this modification were determined to not be substantially different, the new debt is accounted for as a continuation of the original debt at fair value using the now lower conversion rate. As a result of the new conversion rate the Company was obligated for the year then ended to issue additional shares to Senyun based on the lower conversion rate. The Company accounted for this obligation by crediting Other current liabilities and debiting Additional paid in capital for an amount of $0.9 million.

Fair Value of Notes Payable Not Carried at Fair Value

The estimated fair value of the Company’s notes payable not carried at fair value, using inputs from Level 3 under the fair value hierarchy, was $4.9 million and $5.4 million as of December 31, 2022 and 2021, respectively. These amounts relate to the Notes Payable - China other and Auto loan balances.

Schedule of Principal Maturities of Notes Payable

The future scheduled principal maturities of notes payable as of December 31, 2022 are as follows (dollars in thousands):

Due on demand	$4,997
2026	100
2028	36,622
41,719

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

11. Vendor Payables in Trust

On April 29, 2019, Legacy FF established the Faraday Vendor Trust (“Vendor Trust”), with the intention to stabilize its supplier base by providing suppliers with the ability to exchange their unsecured trade receivables for secured trust interests. Repayment of the trust interests was governed by a Trade Receivables Repayment Agreement dated as of April 29, 2019 (“Trade Receivables Repayment Agreement”). All interests in the Vendor Trust were collateralized by a first lien, with third payment priority, in agreement with applicable intercreditor arrangements, on virtually all tangible and intangible assets of Legacy FF. The applicable interest rate for the vendor trust principal balance was 6.00%, calculated daily from the date of contribution and was non-compounding. Management determined that the economic substance of the obligations under the Vendor Trust was an in-substance financing.

On October 30, 2020, the agreement governing the Vendor Trust (the “Vendor Trust Agreement”) was modified to add a conversion feature to allow the secured interests in the Vendor Trust to convert into PSAC shares if a Qualified SPAC Merger (as defined in the Vendor Trust Agreement) occurs. Management accounted for this modification as an extinguishment because the conversion feature was considered substantive, as the conversion feature was considered to be reasonably possible to be exercised. The conversion feature did not require bifurcation because it is clearly and closely related to the host instrument, since the conversion did not involve a substantial premium or discount. As a result, the Company recorded a discount of $1.8 million against the carrying value of the Vendor Payables in Trust. The Company recorded accretion of $1.4 million in Interest Expense during the year ended December 31, 2021, related to the discount created from the gain on extinguishment in the Consolidated Statements of Operations and Comprehensive Loss.

On March 1, 2021, the maturity date of the secured trust interests in the Vendor Trust was extended to the Closing of the Business Combination.

Termination of Interests in the Vendor Trust in 2021

On June 4, 2021, the Company entered into an agreement with a vendor with an interest in the Vendor Trust for future services. The Company and the vendor agreed to forgive $14.2 million relating to a portion of the total Future Work outstanding instead of converting these interests to equity upon the close of the Business Combination. In addition, it was agreed to terminate and forgive $1.9 million of the vendor’s interest for work performed, resulting in a gain of $1.7 million.

On June 7, 2021, the Company entered into agreements with two vendors and settled in cash part of their interest in the Vendor Trust totaling $5.4 million. The vendors’ remaining interests were settled along with the outstanding interests in the Vendor Trust as part of the close of the Business Combination.

On July 12, 2021, the Company entered into an agreement with a vendor to cancel the vendor’s interests in the Vendor Trust totaling $1.2 million and instead transferring them to accounts payable to be repaid in cash as part of the ordinary course of business.

At the Closing Date of the Business Combination, the Company settled the outstanding payables in the Vendor Trust and accrued interest, by paying $22.4 million in cash and the commitment to issue 9,618,542 shares of Class A Common Stock. The Company recorded a loss at settlement of the Vendor Trust, and accrued interest thereon, of $41.8 million in the Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2021 due to the payment of an exit fee of $2.3 million, as required by the Vendor Trust Agreement, and converting the beneficial interests in the Vendor Trust at $10.00 per share which was below the fair value of the stock on the date of conversion.

The Company committed to issue 838,040 shares of Class A Common Stock to settle Future Work, which were recorded as deposits in the amount of $8.4 million as of the Closing Date of the Business Combination.

Through the payments and issuances of shares for outstanding payables, accrued interest and Future Work, the Company settled the outstanding interests in the Vendor Trust and no amount remains outstanding as of December 31, 2021.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

12. Leases

The Company determines if an arrangement is a lease at its commencement if the Company is both able to identify an asset and conclude the Company has the right to control the identified asset. Leases are classified as finance or operating based on the principle of whether or not the lease is effectively a financed purchase by the lessee. An ROU asset represents the Company’s right to use an underlying asset for the lease term and a lease liability represents the Company’s obligation to make lease payments related to the lease. The Company recognizes operating and finance lease ROU assets and liabilities at the commencement date based on the present value of lease payments over the lease term. The lease term includes renewal options when it is reasonably certain that the option will be exercised, and excludes termination options. The Company’s leases do not provide an implicit rate therefore, the Company uses its incremental borrowing rate based on information available at the commencement date to determine the present value of lease payments. The incremental borrowing rate used is estimated based on what the Company would be required to pay for a collateralized loan for a similar asset over a similar term. The Company’s leases do not include any material residual value guarantees, or bargain purchase options.

To the extent that the Company’s agreements have variable lease payments, the Company includes variable lease payments that depend on an index or a rate in the measurement and classification of a lease and excludes those that depend on facts or circumstances occurring after the commencement date, other than the passage of time. Lease expense for operating leases is recognized on a straight-line basis over the lease term and is recorded in operating expenses on the Consolidated Statements of Operations and Comprehensive Loss. Amortization of ROU assets on finance leases is recorded on a straight-line basis within operating expenses in the Consolidated Statements of Operations. Interest expense incurred on finance lease liabilities is recorded in Interest expense on the Consolidated Statements of Operations and Comprehensive Loss. The Company has elected not to recognize ROU assets and lease liabilities that arise from short-term (12 months or less) leases for any class of underlying asset. Additionally, the Company does not separate lease and non-lease components. Operating leases are included in ROU assets, Operating leases liabilities, current portion and Operating lease liabilities, less current portion in the Company’s Consolidated Balance Sheets. Finance leases are included in Property and equipment, net, Finance lease liabilities, current portion, and Finance lease liabilities, less current portion in the Company’s Consolidated Balance Sheets.

The Company’s lease arrangements consist primarily of its ieFactory California production facility, corporate office, store, equipment (which was terminated during December 2022, see Note 6, Property and Equipment, Net) and vehicle lease agreements. The leases expire at various dates through 2032, some of which include options to extend the lease term for additional 5-year periods.

ASC 842 Disclosures

On January 1, 2022, the Company adopted ASC 842. For more information on the adoption, see the “Recently Adopted Accounting Pronouncements” section in Note 1, Nature of Business and Organization, and Summary of Significant Accounting Policies.

Lease cost includes both the fixed and variable expenses recorded for leases. The components of lease cost for the year ended December 31, 2022 were as follows (dollars in thousands):

Finance lease cost
Amortization of right-of-use assets	$1,990
Interest on lease liabilities	664
Total finance lease cost	2,654
Operating lease cost	4,657
Variable lease cost	159
Total lease cost	$7,470

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

The following table summarizes future lease payments as of December 31, 2022 (dollars in thousands):

Fiscal year	Operating Leases	Finance Leases
2023	$5,517	$1,722
2024	5,491	1,757
2025	5,251	1,792
2026	5,210	1,828
2027	2,893	1,864
Thereafter	9,284	-
Total	33,646	8,963
Less: Imputed Interest	13,064	1,029
Present value of net lease payments	$20,582	$7,934
Lease liability, current portion	$2,538	$1,364
Lease liability, net of current portion	18,044	6,570
Total lease liability	$20,582	$7,934

Supplemental information and non-cash activities related to operating and finance leases are as follows (dollars in thousands):

2022
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$4,143
Operating cash flows from finance leases	686
Financing cash flows from finance leases	1,888
$6,717
Recognition of operating ROU assets and lease liabilities as part of the adoption of ASC 842 and for new leases entered into during the year ended December 31, 2022
Operating leases	$21,865

December 31, 2022
Weighted average remaining lease term (in years)
Operating leases	6.4
Finance leases	5
Weighted average discount rate
Operating leases	15.6%
Finance leases	5.0%

On February 4, 2019, the Company entered into a Purchase and Sale Agreement (“PSA”) for the Company’s headquarters (“HQ”) with Atlas Capital Investors V, LP (“Atlas”) for a sale price of $29.0 million. In March 2019, the Company entered into an agreement to lease its headquarters back from Atlas for a term of three years, with an option to repurchase the property at any time prior to the expiration of the lease for a purchase price equal to the greater of $44.0 million or the fair market value of the HQ, as determined in accordance with the lease agreement. Due to the inclusion of the purchase option in the lease agreement, the Company was considered to have continuing involvement and, thus, accounted for the transaction as a failed sale leaseback, with the HQ assets subject to the sale leaseback remaining on the balance sheet and the sale proceeds recorded as a liability in accordance with the financing method. The Company recognized a $29.0 million financing obligation recorded in Accrued expenses and other current liabilities and Capital leases, less current portion on the Consolidated Balance Sheets as of December 31, 2021. No gain or loss was record on the failed sale-leaseback. The Company continued to capitalize and depreciate the HQ asset. The ongoing lease payments to Atlas were recorded as reductions to the finance obligation and interest expense in the Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2022 and 2021. The Company recorded interest expense of $1.4 million and $1.5 million during the years ended December 31, 2022 and 2021, respectively.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

ASC 840 Disclosures Related to Periods Prior to Adoption of ASC 842

Prior to January 1, 2022, the Company analyzed all leases in accordance to ASC 840.

The Company’s lease agreements include leasehold improvement incentives as well as escalation clauses. The Company recorded rent expense on a straight-line basis over the lease term.

The Company has several noncancelable operating leases, primarily for office space, with various expiration dates through April 2027. These leases generally contain renewal options for periods ranging from three to five years and require the Company to pay all executory costs such as maintenance and insurance.

The Company recorded rent expense of $2.7 million for the year ended December 31, 2021.

The minimum aggregate future obligations under non-cancelable operating leases as of December 31, 2021 were as follows (dollars in thousands):

Year ended December 31,
2022	$2,384
2023	2,695
2024	2,775
2025	2,859
2026	2,944
Thereafter	991
$14,648

As of December 31, 2021, the Company had three capital leases, one in Hanford, California for its ieFactory California production facility, and two equipment leases.

The minimum aggregate future minimum lease payments under capital leases as of December 31, 2021 were as follows (dollars in thousands):

Year ended December 31,
2022	$2,574
2023	2,166
2024	1,757
2025	1,792
2026	1,840
Thereafter	1,864
$11,993

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

13. Commitments and Contingencies

Legal Proceedings

The Company is, from time to time, subject to claims and disputes arising in the normal course of business. In the opinion of management, the outcome of any such claims and disputes cannot be predicted with certainty.

Class and Derivative Actions

On December 23, 2021, a putative class action lawsuit alleging violations of the Securities Exchange Act of 1934 was filed in the United States District Court, Central District of California, against the Company and its former Chief Executive Officer and Chief Financial Officer, its current Chief Product and User Ecosystem Officer, as well as the CFO of Legacy FF, and the Co-CEOs of PSAC (the “Putative Class Action”). On March 7, 2022, the following individuals were appointed as Lead Plaintiffs: Byambadorj Nomin, Hao Guojun, Peihao Wang and Shentao Ye. On the same date, Wolf Haldenstein and Pomerantz LLP were appointed as Co-Lead Counsel. Lead Plaintiffs filed an amended complaint on May 6, 2022. On July 5, 2022, the defendants filed a motion to dismiss the amended complaint. Following briefing by the parties and a hearing on the motion, on October 20, 2022, the District Court issued its decision, denying in part and granting in part the Company’s motion to dismiss. The court found, among other things, that the plaintiffs had sufficiently pled a claim for violation of Sections 10(b), 14(a) and 20(a) of the Securities Exchange Act of 1934 with respect to certain statements made in 2021 concerning Legacy FF’s receipt of 14,000 reservations for the FF 91 vehicle. The District Court also found, however, that the plaintiffs had failed to sufficiently plead a claim with respect to statements made concerning the expected schedule for the production and delivery of the FF 91 vehicle. The District Court’s dismissal was without prejudice and leave to amend the complaint was granted. On January 6, 2023, the plaintiffs declined to again amend their complaint to attempt to reallege the claims dismissed by the District Court. As a result and with the exception of the judicially dismissed claims, the amended complaint that was the subject of the motion to dismiss is the operative complaint to which the Company’s and the other defendants filed answers on February 10, 2023. The Company continues to claim the suit is without merit and has stated its intention to vigorously defend the suit. Given the early stages of the legal proceedings, it is not possible to predict the outcome of the claims.

On March 8 and March 21, 2022, putative derivative lawsuits alleging violations of the Securities Exchange Act of 1934 and various common law claims were filed in the United States District Court, Central District of California, and were subsequently consolidated. On May 24, 2022, those consolidated derivative actions were stayed pending resolution of the above-referenced motion to dismiss filed in the Putative Class Action. Additionally, on April 11 and 25, 2022, putative derivative lawsuits alleging violations of the Securities Exchange Act of 1934 and various common law claims were filed in the United States District Court, District of Delaware. These lawsuits purport to assert claims on behalf of the Company against various current and former officers and directors of the Company. Also, on June 14, 2022, a verified stockholder class action complaint was filed in the Court of Chancery of the State of Delaware against, among others, the Company, its former Global CEO and CFO, and its current Chief Product and User Ecosystem Officer alleging breaches of fiduciary duties (the “Yun Class Action,” discussed further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”). On September 19, 2022, a verified complaint was filed in the Court of Chancery of the State of Delaware against FFIE seeking to compel an annual general meeting of stockholders. On September 21, 2022, a verified stockholder class action complaint was in the Court of Chancery of the State of Delaware against, among others, FFIE, the Co-CEOs and independent directors of PSAC, and certain third-party advisors to PSAC, alleging breaches of fiduciary duties, and aiding and abetting those alleged breaches, in connection with disclosures and stockholder voting leading up to the Business Combination (the “Cleveland Class Action”), which lawsuit was subsequently consolidated with the Yun Class Action (the “Consolidated Delaware Class Action”). Given the early stages of the legal proceedings, it is not possible to predict the outcome of the claims.

Additionally, on September 19, 2022, FF Global, an indirect stockholder of FFIE, filed a lawsuit in the Chancery Court of the State of Delaware against FFIE, seeking the removal of Ms. Susan Swenson and Mr. Brian Krolicki from the Board. On September 27, 2022, the case was dismissed without prejudice pursuant to an agreement between FF Global and FF Top (the “Heads of Agreement”). Shortly following the execution of the Heads of Agreement, FF Global began making additional demands of the Company which were beyond the scope of the terms contemplated by the Heads of Agreement and pertained to, among other things, the Company’s management reporting lines and certain governance matters. On September 30, 2022, FF Global alleged that the Company was in material breach of the spirit of the Heads of Agreement. The Company believes it has complied with the applicable terms of the Heads of Agreement, and disputes any characterization to the contrary. Such disputes divert management and Board resources and are costly. There can be no assurance that this or any other dispute between the Company and FF Global will not result in litigation. On October 3, 2022, Ms. Swenson and Mr. Scott Vogel, a member of the Board, tendered their resignation from the Board effective immediately. On October 3, 2022, Mr. Jordan Vogel also tendered his resignation from the Board effective on October 5, 2022 upon his receipt of a supplemental release pursuant to the Mutual Release. On October 28, 2022, Mr. Brian Krolicki tendered his resignation from the Board effective immediately.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Governance Matters

Following the completion of the Special Committee investigation through the date hereof, the Company and certain of its directors and officers have received numerous e-mail communications from a group of self-described “employee whistleblowers” and from various individuals and entities who represented themselves as current investors of the Company. These communications have included various allegations (including, for example, that certain directors have conspired to push the Company into bankruptcy for their own personal gain) and requests for certain organizational and governance changes. The Company engaged an independent law firm to conduct a thorough independent external investigation with respect to these allegations. The independent investigation found that all such allegations have been without merit. In September 2022, certain members of the Board received threats of physical violence and death threats, which the Company has referred to appropriate law enforcement authorities, including state and local police, the Federal Bureau of Investigation, the SEC, the DOJ and relevant international authorities.

Other Legal Matters

As of December 31, 2022 and 2021, the Company had accrued legal contingencies of $18.9 million and $16.9 million, respectively, recorded within Accrued expenses and other current liabilities for potential financial exposure related to ongoing legal matters, primarily related to breach of contracts and employment matters, which are deemed both probable of loss and reasonably estimable. For the legal matters involving third party vendors, such as suppliers and equipment manufacturers, the Company recorded an accrual in Accounts payable in the Consolidated Balance Sheets based on the amount invoiced by such vendors, which represents the minimum amount of loss out of the range of potential outcomes in accordance with ASC 450-20-30-1.

During the year ended December 31, 2022, the Company settled a legal dispute for breach of lease under which the Company was named a co-defendant, in a civil action case filed in the Superior Court of the State of California for the County of Santa Clara by Han’s San Jose Hospitality, LLC, which was seeking damages including unpaid rent, future unpaid rent, unpaid expenses, and unpaid taxes related to the lease for a total of $6.4 million. Pursuant to the settlement agreement, the Company agreed to pay $1.8 million in cash in January 2022 and an additional $3.4 million plus 5% interest in October 2022 and was liable for the remainder of the settlement, in the amount of $1.2 million, in the event the co-defendants failed to make the payment in January 2022. In January 2022, the Company made the initial settlement payment of $1.8 million and was relieved of the liability of $1.2 million. The Company failed to make the $3.4 million and interest payments in October 2022. On October 26, 2022, the plaintiff filed a motion to enforce the settlement agreement in the Superior Court of the State of California for the County of Santa Clara, seeking no material additional damages. On December 22, 2022, the court granted the plaintiff’s motion to enforce the settlement. As of December 31, 2022, the balance of $3.4 million was included in Accrued expense and other current liabilities on the Consolidated Balance Sheet. On January 3, 2023, the plaintiff served the parties notice of entry of the order. On January 19, 2023, the court issued judgment in the amount of approximately $3.5 million and a writ of execution. On February 9, 2023, the Company paid $3.6 million consisting of payment in full for the outstanding judgment and accrued interest. Additionally, the Company made a payment of approximately $0.2 million on behalf of an indemnified co-defendant in connection with money seized from such indemnified co-defendant’s bank account. The Company expects to receive such indemnification payment returned to it upon the release of such seizure.

On January 30, 2023, Riverside Management Group, LLC (“Riverside”) filed a verified complaint seeking to enforce its alleged contractual right to the advancement of all reasonable costs and expenses, including attorneys’ fees, it has and will incur as a named defendant in the Consolidated Delaware Class Action under its October 13, 2020 Transaction Services Agreement with FFIE and Property Solutions Acquisition Sponsor, LLC (the “TSA”), pursuant to which Riverside provided PSAC with advisory services in connection with the PSAC/Legacy FF merger. In addition to seeking the advancement of such costs and expenses, Riverside also seeks an award of its attorneys’ fees and costs incurred in enforcing its alleged advancement rights under the TSA, and has concurrently filed a Motion for Expedited Proceedings, requesting that trial of the action be conducted on a summary basis and commence within 30 days of the motion’s disposition. The Company entered into a Stipulation and Order with Riverside under which it would conditionally advance Riverside the reasonable attorneys’ fees and costs it incurs in defense of the Consolidated Delaware Action, subject to, and in express reservation of, the Company’s right to recover all such fees and expenses following disposition of the Consolidated Delaware Class Action. Given the early stages of the legal proceedings, the Company is unable to evaluate the likelihood of an unfavorable outcome and/or the amount or range of potential loss.

Other than disclosed herein, as of the date hereof FF is not a party to any legal proceedings the outcome of which, if determined adversely to FF, would individually or in the aggregate be reasonably expected to have a material adverse effect on FF’s business, financial condition, or results of operations.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Special Committee Investigation

As previously disclosed on November 15, 2021, the Board established a special committee of independent directors (“Special Committee”) to investigate allegations of inaccurate Company disclosures, including those made in an October 2021 short seller report and whistleblower allegations, which resulted in FFIE being unable to timely file its third quarter 2021 Quarterly Report on Form 10-Q, Annual Report on Form 10-K for the year ended December 31, 2021, first quarter 2022 Quarterly Report on Form 10-Q and amended Registration Statement on Form S-1 (File No. 333-258993). The Special Committee engaged outside independent legal counsel and a forensic accounting firm to assist with its review. On February 1, 2022, FFIE announced that the Special Committee completed its review. On April 14, 2022, FFIE announced the completion of additional investigative work based on the Special Committee’s findings which were performed under the direction of the Executive Chairperson, reporting to the Audit Committee. In connection with the Special Committee’s review and subsequent investigative work, the following findings were made:

In connection with the Business Combination, statements made by certain Company employees to certain investors describing the role of Mr. Yueting Jia, the Company’s founder and former CEO, within the Company were inaccurate and his involvement in the management of the Company post-Business Combination was more significant than what had been represented to certain investors.

●	The Company’s statements leading up to the Business Combination that it had received more than 14,000 reservations for the FF 91 vehicle were potentially misleading because only several hundred of those reservations were paid, while the others (totaling 14,000) were unpaid indications of interest.

●	Consistent with FFIE’s previous public disclosures regarding identified material weaknesses in its internal control over financial reporting, the Company’s internal control over financial reporting requires an upgrade in personnel and systems.

●	The Company’s corporate culture failed to sufficiently prioritize compliance.

●	Mr. Jia’s role as an intermediary in leasing certain properties which were subsequently leased to the Company was not disclosed in FFIE’s corporate housing disclosures.

●	In preparing FFIE’s related party transaction disclosures, the Company failed to investigate and identify the sources of loans received from individuals and entities associated with Company employees.

In addition, the investigation found that certain individuals failed to fully disclose to individuals involved in the preparation of FFIE’s SEC filings their relationships with certain related parties and affiliated entities in connection with, and following, the Business Combination, and failed to fully disclose relevant information, including but not limited to, information in connection with related parties and corporate governance to FFIE’s former independent registered public accounting firm PricewaterhouseCoopers LLP.

The investigation also found that certain individuals failed to cooperate and withheld potentially relevant information in connection with the Special Committee investigation. Among such individuals were non-executive officers or members of the management team of FF, and remedial action was taken with respect to such individuals based on the extent of non-cooperation and/or withholding of information. The failure to cooperate with the investigation was taken into consideration in connection with the remedial actions outlined below with respect to Jerry Wang, and withholding of information also affected the remedial action taken with respect to Matthias Aydt.

Based on the results of the investigation, the Special Committee concluded that, except as described above, other substantive allegations of inaccurate FF disclosures that it evaluated, were not supported by the evidence reviewed. Although the investigation did not change any of the above findings with respect to the substantive allegations of inaccurate FF disclosures, the investigation did confirm the need for remedial actions to help ensure enhanced focus on compliance and disclosure within FF.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Based on the results of the Special Committee investigation and subsequent investigative work described above, the Board approved the following remedial actions designed to enhance oversight and corporate governance of the Company:

●	the appointment of Susan Swenson, a former member of the Board, to the then newly created position of Executive Chairperson of FF.

●	Dr. Carsten Breitfeld, FF’s former Global CEO, reporting directly to Ms. Swenson and receiving a 25% annual base salary reduction;

●	the removal of Mr. Jia as an executive officer, although continuing in his position as Chief Product & User Ecosystem Officer of FFIE. Certain dual-reporting arrangements were eliminated with respect to Mr. Jia, and he is required to report directly to Ms. Swenson, a non-independent director nominated by FF Top. Please see “Risk Factors-Risks Related to FF’s Business and Industry-Yueting Jia and FF Global, over which Mr. Jia exercises significant influence, have control over the Company’s management, business and operations, and may use this control in ways that are not aligned with the Company’s business or financial objectives or strategies or that are otherwise inconsistent with the Company’s interests. Such significant influence may increase if and to the extent the current members of the Board and management are removed and replaced with individuals who are aligned with Mr. Jia and/or FF Global.” Mr. Jia also received a 25% annual base salary reduction, and his role was limited from a policy-making position to focusing on (a) Product and Mobility Ecosystem and (b) Internet, Artificial Intelligence, and Advanced R&D technology. On February 26, 2023, after an assessment by the Board of the Company’s management structure, the Board approved Mr. Yueting Jia (alongside Mr. Xuefeng Chen) reporting directly to the Board, as well as FF’s product, mobility ecosystem, I.A.I., and advanced R&D technology departments reporting directly to Mr. Jia. The Board also approved FF’s user ecosystem, capital markets, human resources and administration, corporate strategy and China departments reporting to both Mr. Jia and Mr. Xuefeng processes and controls to be determined by the Board after consultation with the Company’s management. The Company’s remaining departments continue to report to Mr. Xuefeng. On February 26, 2023, after an assessment by the Board of the Company’s management structure, the Board the Board approved Mr. Yueting Jia (alongside Mr. Xuefeng Chen) reporting directly to the Board, as well as FF’s product, mobility ecosystem, I.A.I., and advanced R&D technology departments reporting directly to Mr. Jia. The Board also approved FF’s user ecosystem, capital markets, human resources and administration, corporate strategy and China departments reporting to both Mr. Jia and Mr. Xuefeng Chen, subject to processes and controls to be determined by the Board after consultation with the Company’s management. The Company’s remaining departments continue to report to Mr. Xuefeng Chen. Based on the changes to his responsibilities within the Company, the Board determined that Mr. Jia is an “officer” of the Company within the meaning of Section 16 of the Exchange Act and an “executive officer” of the Company under Rule 3b-7 under the Exchange Act;;

●	Matthias Aydt, then Senior Vice President, Business Development and Product Definition and a director of FFIE, and currently Senior Vice President, Product Execution and a director of FFIE, being placed on probation as an executive officer for a six-month period, during which period he remained a non-independent member of the Board, which probationary period has since ended;

●	the appointment of Jordan Vogel as Lead Independent Director; certain changes to the composition of Board committees, including Brian Krolicki stepping down from his role as Chairman of the Board and Chair of the Nominating and Corporate Governance Committee and becoming a member of the Audit and Compensation Committees of the Board; Jordan Vogel stepping down from the Nominating and Corporate Governance Committee; and Scott Vogel becoming the Chair of the Audit Committee and the Nominating and Corporate Governance Committee of the Board;

●	the suspension without pay of Jiawei (“Jerry”) Wang, FFIE’s former Vice President, Global Capital Markets, who subsequently notified the Board of his decision to resign from FF on April 10, 2022;

●	the assessment and enhancement of FF’s policies and procedures regarding financial accounting and reporting and the upgrading of FF’s internal control over financial accounting and reporting, including by hiring additional financial reporting and accounting support, in each case at the direction of the Audit Committee;

●	the implementation of enhanced controls around FF’s contracting and related party transactions, including regular attestations by FF’s employees with authority to bind FF to contracts and related party transactions, for purposes of enabling FF to make complete and accurate disclosures regarding related party transactions;

●	hiring of a Compliance Officer with the title of Deputy General Counsel (hired in March 2023), who will report on a dotted line to the Chair of the Audit committee, and a Director of Risks and Internal Controls (hired in March 2023);

●	the implementation of a comprehensive training program for all directors and officers regarding, among other things, internal FF policies;

●	the separation of Jarret Johnson, FF’s Vice President, General Counsel and Secretary; and

●	certain other disciplinary actions and terminations of employment with respect to other FF employees (none of whom is an executive officer).

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

As of February 27, 2023, FF is continuing to implement certain of the remedial actions approved by the Board. However, certain of these remedial actions are no longer in effect and no assurance can be provided that those remedial measures that continue to be implemented will be implemented in a timely manner or at all, or will be successful to prevent inaccurate disclosures in the future. Please see “Risk Factors - Risks Related to FF’s Business and Industry - FF is taking remedial measures in response to the Special Committee findings. There can be no assurance that such remedial measures will be successful. In addition, there can be no assurance that such remedial measures will be fully implemented in light of the recent corporate governance agreements with FF Top and FF Global and the recent assessment by the Board of FF’s management structure, including management roles, responsibilities and reporting lines.” However, pursuant to the Heads of Agreement, FF has implemented certain governance changes that impact certain of the above-discussed remedial actions. On October 3, 2022, Ms. Swenson tendered her resignation from her role as both Executive Chairperson and member of the Board effective immediately. In addition, on October 3, 2022, Mr. Scott Vogel resigned from the Board effective immediately and Mr. Jordan Vogel resigned effective on October 5, 2022 upon his receipt of a supplemental release pursuant to the Mutual Release. On October 28, 2022, Mr. Brian Krolicki tendered his resignation from the Board effective immediately. On December 15, 2022, Mr. Lee Liu tendered his resignation from the Board, which resignation was effective on December 18, 2022. On December 18, 2022, Mr. Jie Sheng was appointed to the Board, effective immediately, following the resignation of Mr. Liu. On December 25, 2022, Mr. Edwin Goh tendered his resignation from the Board, which resignation was effective on December 26, 2022. On December 27, 2022, Ms. Ke Sun was appointed to the Board, effective immediately, following the resignation of Mr. Goh. Mr. Sheng and Ms. Sun are designees of FF Top pursuant to the Amended Shareholder Agreement. On December 26, 2022, Dr. Carsten Breitfeld tendered his resignation from the Board, which resignation was effective immediately. On December 27, 2022, Mr. Xuefeng Chen was appointed to the Board, effective immediately, following the resignation of Dr. Breitfeld. On January 20, 2023, Mr. Qing Ye tendered his resignation from the Board, which resignation was effective immediately. Mr. Ye remains a consultant of the Company as an independent contractor until November 18, 2023, at which time both parties will mutually reassess the relationship. On January 25, 2023, Mr. Chui Tin Mok was appointed to the Board, effective immediately, following the resignation of Mr. Ye. See “Management - Governance Agreement with FF Top and FF Global” for more information.

Subsequent to FFIE announcing the completion of the Special Committee investigation on February 1, 2022, FFIE, certain members of the management team and employees of FFIE received a notice of preservation and subpoena from the staff of the SEC stating that the SEC had commenced a formal investigation relating to the matters that were the subject of the Special Committee investigation. FFIE, which had previously voluntarily contacted the SEC in connection with the Special Committee investigation in October 2021, is cooperating fully with the SEC’s investigation. The outcome of such an investigation is difficult to predict. FF has incurred, and may continue to incur, significant expenses related to legal and other professional services in connection with the SEC investigation. At this stage, FF is unable to assess whether any material loss or adverse effect is reasonably possible as a result of the SEC’s investigation or estimate the range of any potential loss. In addition, in June 2022, FF received a preliminary request for information from the DOJ in connection with the matters that were the subject of the Special Committee investigation. FF has responded to that request and intends to fully cooperate with any future requests from the DOJ.

Vendor Trust

FF has been involved in litigation with contractors and suppliers when FF failed to make overdue payments due to cash constraints FF faced, certain of which were settled through the Vendor Trust FF established on April 29, 2019. In exchange for contributing accounts receivable to the Vendor Trust, the participating vendors were required to refrain from bringing legal claims regarding any overdue payment and forbear from exercising remedies on any payables tendered to and accepted by the Vendor Trust. FF’s suppliers and contractors holding aggregate past due payables of approximately $116.1 million contributed payables to the Vendor Trust in exchange for interests in the Vendor Trust. Certain FF suppliers and contractors also ultimately received interests in the Vendor Trust related to approximately $8.4 million of purchase orders for goods and services to be provided in the future. During September and October 2020, FF paid an aggregate of $4.5 million to the Vendor Trust, thus reducing the aggregate past due principal payables and purchase orders held by the Vendor Trust to approximately $136.6 million. In the fourth quarter of 2020, the Vendor Trust agreed to amend the agreement governing the satisfaction of interests in the Vendor Trust to permit the conversion of the interests in the Vendor Trust to equity interests in PSAC in connection with the Business Combination. In June 2021, FF and the Vendor Trust further agreed to allow the holders of interests in the Vendor Trust to elect to receive up to $10.0 million in cash in the aggregate upon closing of the Business Combination, which would reduce on a dollar-for-dollar basis the number of equity interests to be issued to such holders in satisfaction of their interests in the Vendor Trust. Fifty-three (53) of the holders of interests in the Vendor Trust elected to participate in the $10.0 million cash distribution at the closing of the Business Combination, and the remaining interests in the Vendor Trust were settled through the conversion of interests into Class A Common Stock and payment of cash at the closing of the Business Combination.

The Palantir License

In July 2021, the Company and Palantir entered into a master agreement that sets forth the terms of the Palantir’s platform hosting arrangement which is expected to be used as a central operating system for data and analytics. Palantir invested $25.0 million in the Company through the PIPE Financing and became a shareholder of the Company. Under the platform hosting agreement, the Company committed to pay a total of $47.0 million of hosting fees over a six-year term, $5.3 million of which was paid during the year ended December 31, 2021. No payments were made during 2022. The software is cloud hosted for the entirety of the subscription term and the Company cannot take possession of the software. Accordingly, the Company determined that the subscription agreement represents a hosting arrangement that is a service contract. The Company amortizes the hosting costs on a straight-line basis over the agreement term.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Unconditional Contractual Obligations

An unconditional contractual obligation is defined as an agreement to purchase goods or services that is enforceable and legally binding (non-cancelable, or cancelable only in certain circumstances). As of December 31, 2022, we estimate FFIE’s total unconditional contractual commitments, including purchases of inventory, tooling, machinery and equipment as well as items to be used in research and development activities; lease minimum payments and other contractual commitments, totaling $383.6 million, which included $282.3 million for the year ended December 31, 2023, $33.8 million for the two years ended December 31, 2025, $21.6 million for the two years ended December 31, 2027 and $45.9 million thereafter.

The $282.3 million unconditional contractual obligations for the year ended December 31, 2023 included $243.8 million of open purchase orders. Although open purchase orders are generally considered enforceable and legally binding, some of the Company’s purchase orders gives it the option to cancel, reschedule and/or adjust its requirements based on its business needs prior to the delivery of goods or performance of services and to inspect and reject products, for example, if they do not comply with its specifications. Obligations to purchase inventory and other commitments are generally expected to be fulfilled within one year.

14. Stockholders’ Equity

The number of authorized, issued and outstanding stock, were as follows:

	December 31, 2022
	Authorized Shares	Issued Shares
Preferred Stock	10,000,000	—
Class A Common Stock	815,000,000	563,346,216
Class B Common Stock	75,000,000	64,000,588
	900,000,000	627,346,804

	December 31, 2021
	Authorized Shares	Issued Shares	Shares to be Issued	Total Issued and to be Issued Shares
Preferred Stock	10,000,000	—	—	—
Class A Common Stock	750,000,000	168,693,323	89,152,130	257,845,453
Class B Common Stock	75,000,000	—	64,000,588	64,000,588
	835,000,000	168,693,323	153,152,718	321,846,041

Commitment to Issue Class A and Class B Common Stock

Former stockholders and noteholders of Legacy FF were required to submit a signed company share letter of transmittal or converting debt letter of transmittal along with a lock-up agreement to the Company’s transfer agent in order for shares of the Company to be issued in their name in exchange for their shares in, notes from, vendor trust or other supplier agreements with Legacy FF. As of December 31, 2022 and 2021, the Company’s transfer agent has issued 627,346,804 and 168,693,323 legally outstanding shares, respectively. Until the holder of the right to receive shares of the Company’s Class A Common Stock is issued shares, that holder does not have any of the rights of a stockholder. During the year ended December 31, 2022, the Company issued 89,152,131 shares of Class A Common Stock and 64,000,588 shares of Class B Common Stock in full satisfaction of its commitment to issue Class A and Class B Common Stock.

Amendments to the Company’s Certificate of Incorporation

On the Closing Date of the Business Combination, the Company’s shareholders adopted the Company’s Second Amended and Restated Certificate of Incorporation. The amendment set forth the rights, privileges, and preferences of the Company’s Class A Common Stock and Class B Common Stock (collectively “Common Stock”). The amendment authorizes the issuance of 10,000,000 shares of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Company’s Board of Directors. The Company’s Board of Directors are empowered, without stockholder approval, to issue the Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock; provided that any issuance of Preferred Stock with more than one vote per share will require the prior approval of the holders of a majority of the outstanding shares of Class B Common Stock.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

At a special meeting of the Company’s stockholders held on November 3, 2022, stockholders approved, among other things, an increase to the number of the Company’s authorized shares from 825,000,000 to 900,000,000. On November 22, 2022, the Company filed an amendment to its Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the increase.

A special meeting of the Company’s stockholders held on February 28, 2023, the Company’s stockholders approved a further increase to the number of the Company’s authorized shares of Class A Common Stock from 815,000,000 to 1,690,000,000, increasing the Company’s total number of authorized shares of Common Stock and preferred stock from 900,000,000 to 1,775,000,000. On March 1, 2023, the Company filed an amendment to its Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to reflect such amendment.

Voting

The holders of Class A Common Stock and Class B Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders until the occurrence of a Qualifying Equity Market Capitalization, following which holders of Class B Common Stock shall be entitled to ten votes per share and shall continue to be entitled to ten votes per share regardless of whether the Qualifying Equity Market Capitalization shall continue to exist or not thereafter.

A “Qualifying Equity Market Capitalization” is defined as at the end of any 20 consecutive trading days, the Company has a volume weighted average total equity market capitalization of at least $20.0 million as determined by multiplying the average closing sale price per share of Class A Common Stock on the NASDAQ at the time of determination by the then total number of issued shares of Class A Common Stock, Class B Common Stock and other shares of the Company.

Pursuant to the Amended Shareholder Agreement, as further described in Note 18, Subsequent Events, FF Top informed the Company that it expects the Company will submit a proposal to the Company stockholders for approval to amend the Amended and Restated Charter to provide that (i) the voting power of the Company’s Class B Common Stock, of which FF Global owns all outstanding shares, will be 10 votes per share and (ii) the voting power of the Company’s Class B Common Stock will increase from 10 votes per share to 20 votes per share following the occurrence of a Qualifying Equity Market Capitalization, as expected to be amended.

Pursuant to the Amended Shareholder Agreement, the definition of a Qualifying Equity Market Capitalization is expected to be defined as FFIE, at the end of any 20 consecutive trading days, has a volume weighted average total equity market capitalization of at least $3.0 billion (which replaced the previous amount of $20.0 billion) as determined by multiplying the average closing sale price per share of Class A Common Stock on the Nasdaq (or such other securities exchange on which PSAC’s securities are then listed for trading) at the time of determination by the then total number of issued shares of Class A Common Stock, Class B Common Stock and other shares of FFIE.

Conversion

Shares of Class B Common Stock have the right to convert into shares of Class A Common Stock at any time at the rate of one share of Class A Common Stock for each share of Class B Common Stock; however, FF Top has agreed not to convert its shares of Class B Common Stock into shares of Class A Common Stock in connection with the special meeting of stockholders held on February 28, 2023, after which, FF Top may again convert the shares Class B Common Stock it holds at any time. Class A Common Stock does not have the right to convert into Class B Common Stock.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Warrants

The number of outstanding warrants to purchase the Company’s Class A Common Stock as of December 31, 2022 were as follows:

	Number of Warrants	Exercise Price	Expiration Date
SPA Warrants(1)	346,453,115	$0.23	Various through September 23, 2029
ATW NPA Warrants(2)	76,804,450	$0.23	Various through August 10, 2028
Other warrants	29,454,593	$0.23	August 5, 2027
Public Warrants(3)	23,540,988	$11.50	July 21, 2026
Private Warrants(4)	111,131	$11.50	July 21, 2026
Total	476,364,277

(1)	The warrants were issued pursuant to the SPA and recorded at fair value at each issuance date and at each reporting date.

(2)	The ATW NPA Warrants were exercised in full after the balance sheet date (see Note 18, Subsequent Events).

On September 23, 2022, the Company and Purchasers of the ATW NPA Notes entered into an agreement to place a total of 31,118,718 outstanding warrants related to the Optional Notes and the June 2021 Notes (see Note 10, Notes Payable) into a warrant reserve with an exercise price now set to $0.6427 per warrant (“Warrant Reserve”). Upon the completion of certain milestones and conditions, the Company may elect a forced conversion clause settleable in cash through January 23, 2023 on the warrants, requiring the warrant holders to exercise their warrants on a cash basis in exchange for newly issued shares of the Company’s Class A Common Stock. The aggregate exercise price of the Warrant Reserve is $20,000. The remaining outstanding warrants not in the Warrant Reserve but also issued pursuant to the Optional Notes and the June 2021 Notes totaling 29,158,364 warrants, are agreed to have their exercise price set at $0.50 per warrant. As described in Note 18. Subsequent Events, the holders exercised all ATW NPA Warrants and as a result the Company’s right to force the exercise of such warrants terminated.

The amendment of the warrants issued pursuant to the Optional Notes and the June 2021 Notes, which set the exercise price to $0.50 per warrant, resulted in the recognition of expense of $1,238 in Change in fair value measurements in the unaudited Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2022.

(3)	During 2022, PSAC Sponsor transferred 563,420 Private Warrants to unaffiliated third-party purchasers on the open market. Upon such transfer the transferred warrants became subject to identical terms to the Public Warrants underlying the units offered in the initial public offering of PSAC. Therefore, upon their transfer the Company classified the warrants to APIC at their fair value.

(4)	The Private Warrants are recorded in Other liabilities, less current portion in the Consolidated Balance Sheets as of December 31, 2022 and December 31, 2021.

The number of outstanding warrants to purchase the Company’s Class A Common Stock as of December 31, 2021 were as follows:

	Number of warrants	Exercise Price	Expiration Date
Public Warrants	22,977,568	$11.50	July 21, 2026
Private Warrants(1)	674,551	$11.50	July 21, 2026
Other warrants	4,544,258	$10.00	Various through August 10, 2028
Total	28,196,377

(1)	The Private Warrants are recorded in Other liabilities, less current portion in the Consolidated Balance Sheet as of December 31, 2021.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Conversion of Related Party Notes Payable and Notes Payable Prior to the Business Combination

On May 13, 2021, related party notes payable with aggregate principal amounts of $90.9 million and accrued interest of $43.5 million were converted into shares of Legacy FF convertible preferred stock and on July 21, 2021, the convertible preferred stock was converted into a commitment to issue 10,888,580 shares of Class A Common Stock upon the Closing of the Business Combination. Prior to the Business Combination, the Company converted: (i) related party notes payable with a principal amount of $130,479 and accrued interest of $30.0 million into the commitment to issue 11,566,196 shares of Class A Common Stock; and (ii) notes payable with a principal balance of $75.1 million and accrued interest of $23.3 million into the commitment to issue 7,823,306 shares of Class A Common Stock.

Conversion of Liabilities as Part of the Business Combination

In conjunction with the closing of the Business Combination, the Company paid $140.0 million in cash and committed to issue 24,464,994 shares of Class A Common Stock to settle liabilities of the Company and to compensate active and former employees, as further described in Note 3, Business Combination.

Insufficient Authorized Shares

From time to time, certain of the Company’s equity-linked financial instruments may be classified as derivative liabilities under ASC 815, Derivatives and Hedging, due to the Company having insufficient authorized shares to fully settle the equity-linked financial instruments in shares. In such case, the Company applies a sequencing policy under ASC 815-40, Contracts in Entity’s Own Equity, whereby, in the event that reclassification of contracts from equity to assets or liabilities is necessary due to the Company’s inability to demonstrate it has sufficient authorized shares to settle the equity-linked financial instrument in shares, the Company will reclassify contracts that have overlapping settlement dates with the latest inception date as derivative instruments. The contracts reclassified as derivative instruments are recognized at fair value with changes in fair value recognized in earnings until such time as the conditions giving rise to such derivative liability classification were settled or the Company has sufficient authorized, unissued shares to settle such contracts with shares. The Company has elected to apply the same sequencing policy for share-based compensation arrangements if the Company granted share-based payment arrangements where the Company may have insufficient shares to settle the contract.

As of December 31, 2022, the Company reclassified the earnout shares from equity classification to liability classification as a result of the Company having insufficient authorized shares to share-settle the earnout, which was previously determined to be equity classified under ASC 815-40. As a result of the reclassification, the Company reclassified $2.25 million out of additional paid-in capital into the earnout liability, which is included in Other current liabilities on the Consolidated Balance Sheet as of December 31, 2022.

As of December 31, 2022, the Company reclassified 53,820,670 shares of outstanding share-based payment arrangements from equity classification to liability classification as a result of the Company having insufficient authorized shares to settle the share-based payment arrangements when the awards vest or is exercised. As a result of the reclassification, the Company reclassified an amount of $4.0 million out of additional paid-in capital into share-based payment liability, which is included in Other current liabilities on the Consolidated Balance Sheet as of December 31, 2022.

15. Stock-Based Compensation

2021 SI Plan

In July 2021, the Company adopted the 2021 Stock Incentive Plan (“2021 SI Plan”). The 2021 SI Plan allows the Board of Directors to grant up to 49,573,570 incentive and nonqualified stock options, restricted shares, unrestricted shares, restricted share units, and other stock-based awards for the Company’s Class A Common Stock to employees, directors, and non-employees. The number of shares of Class A Common Stock available under the 2021 SI Plan will increase annually on the first day of each calendar year, beginning with the calendar year ending December 31, 2022, and continuing until (and including) the calendar year ending December 31, 2031. Annual increases are equal to the lesser of (i) 5 percent of the number of shares of Class A Common Stock issued and outstanding on December 31 of the immediately preceding fiscal year and (ii) an amount determined by the Board of Directors. As of the date of issuance of the Consolidated Financial Statement, the Board of Directors is evaluating the timing and extent of such increases.

As of the effective date of the 2021 SI Plan, no further stock awards have been or will be granted under the EI Plan or STI Plan (defined below).

As of December 31, 2022 and 2021 the Company had 25,057,455 and 49,573,570 shares of Class A Common Stock available for future issuance under the 2021 SI Plan.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Option Awards

A summary of the Company’s stock option activity under the SI Plan is as follows (dollars in thousands except weighted average exercise price):

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2021	-	$-
Granted	8,633,607	$3.04
Exercised	-
Cancelled/forfeited	(1,987,155)	3.96
Outstanding as of December 31, 2022	6,646,452	$2.76	8.97	$-

Exercisable as of December 31, 2022	2,675,027	1.85	8.38	-

As of December 31, 2022, the total unrecognized stock-based compensation expense for stock options granted under the SI Plan was $2.6 million, which is expected to be recognized over a weighted average period of 2.87 years.

The weighted-average assumptions used in the Black-Scholes option pricing model for awards granted during the year ended December 31, 2022 are as follows:

2022
Risk-free interest rate:	2.73%
Expected term (in years):	6.99
Expected volatility:	67.00%
Dividend yield:	0%
Grant date fair value per share	$3.19

The total grant date fair value of options vested during the year ended December 31, 2022 was $2.7 million.

Restricted Stock Units

A summary of the Company’s RSU activity under the SI Plan is as follows:

	Shares	Weighted Average Fair Value
Outstanding as of December 31, 2021	-	$-
Granted	29,247,487	$0.87
Released	(10,015,141)	$0.40
Forfeited	(1,362,683)	$1.30
Outstanding as of December 31, 2022 (1)	17,869,663	$1.09

(1)	The Company’s subsidiaries in China have employees who are citizens of People’s Republic of China (PRC). Pursuant to the regulation Circular 78 and Circular 7 issued by the Central State Administration of Foreign Exchange of PRC (“SAFE”), we cannot release vested RSUs to it’s PRC citizen employees before they have completed the required SAFE registration with a dedicated account set up for each of them to repatriate proceeds back to China under the SAFE. As a result, 1,448,697 RSUs of the Company’s PRC citizens employees vested in 2022 were included in the outstanding RSUs at December 31, 2022 as unreleased RSUs because those employees did not complete the SAFE registration process.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

As of December 31, 2022, the total unrecognized stock-based compensation expense for RSUs granted under the SI Plan was $9.5 million which is expected to be recognized over a weighted average period of 3.18 years.

The total fair value of RSUs vested during the year ended December 31, 2022 was $6.0 million.

As further described in Note 2, Liquidity and Capital Resources and Going Concern, during 2022 management had been undertaking certain cash conservation measures directed toward achieving start of production of the FF 91 with available and secured funds. As part of these measures, in October 2022, management implemented the Crowd Entrepreneurship – 2022 RSU Project (“CEP”), according to which employees were granted 9,094,405 RSUs, fully vested on December 31, 2022 subject to continued employment with the Company. The RSUs were granted in lieu of at least a 25% reduction in salary from November 1, 2022 to December 31, 2022, subject to certain laws and regulations.

EI Plan

On February 1, 2018, the Board of Directors adopted the Equity Incentive Plan (“EI Plan”), under which the Board of Directors authorized the grant of up to 42,390,000 incentive and nonqualified stock options, restricted stock, unrestricted stock, restricted stock units, and other stock-based awards for Legacy FF’s Class A Ordinary Stock to employees, directors and non-employees.

On the Closing Date and in connection with the Business Combination, each of the Legacy FF’s outstanding options under the EI Plan immediately prior to the closing of the Business Combination remained outstanding and converted into the right to purchase the Company’s Class A Common Stock based on the Exchange Ratio.

A summary of the Company’s stock option activity under the EI Plan is as follows (dollars in thousands except weighted average exercise price):

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2020	30,402,801	$2.45	8.75	$885
Granted	5,287,031	4.74
Exercised	(2,757,671)	2.30		7,740
Expired/forfeited	(969,240)	3.65
Outstanding as of December 31, 2021	31,962,921	$2.81	7.77	$86,075
Granted	-	-
Exercised	(1,606,795)	2.52		3,658
Expired/forfeited	(6,933,850)	2.58		8,784
Outstanding as of December 31, 2022	23,422,276	$2.83	6.92	$22

Exercisable as of December 31, 2022	16,013,998	$2.63	6.62	$21

The weighted-average assumptions used in the Black-Scholes option pricing model for awards granted during the year ended December 31, 2021 are as follows:

2021
Risk-free interest rate:	0.79%
Expected term (in years):	6.05
Expected volatility:	42.10%
Dividend yield:	0.00%

The total grant date fair value of options vested during the years ended December 31, 2022 and 2021 was $6.5 million and $7.0 million, respectively.

As of December 31, 2022, the total unrecognized stock-based compensation expense for stock options granted under the EI Plan was $6.1 million which is expected to be recognized over a weighted average period of 2.3 years.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

STI Plan

On May 2, 2019, the Company adopted its Special Talent Incentive Plan (“STI Plan”) under which the Board of Directors may grant up to 14,130,000 incentive and nonqualified stock options, restricted shares, unrestricted shares, restricted share units, and other stock-based awards for Legacy FF’s Class A Ordinary Stock to employees, directors, and non-employees.

The STI Plan does not specify a limit on the number of stock options that can be issued under the plan. Per the terms of the STI Plan the Company must reserve and keep available a sufficient number of shares to satisfy the requirements of the STI Plan.

On January 27, 2021, in conjunction with entering into a service agreement with its lessor of the facility located in Hanford, California, the Company issued 399,553 fully-vested options with an exercise price of $2.767 per share. In the event that the intrinsic value of the option is less than the accrued outstanding rent payments of $0.9 million upon close of the Business Combination, the Company will pay the lessor the difference in a single cash payment, otherwise, the accrued outstanding rent will be deemed paid. Upon close of the Business Combination, the intrinsic value of the option was more than the accrued outstanding rent payments and therefore the accrued outstanding rent was deemed paid.

On the Closing Date and in connection with the Business Combination, each of the Company’s outstanding options under the STI Plan immediately prior to the closing of the Business Combination remained outstanding and converted into the right to purchase Class A Common Stock equal to the number of shares subject to such option multiplied by the Exchange Ratio at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio.

A summary of the Company’s stock option activity under the STI Plan is as follows (dollars in thousands except weighted average exercise price):

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2020	6,490,208	$2.49	9.26	$1,174
Granted	5,516,399	7.82
Exercised	(1,630,925)	2.54		8,807
Expired/forfeited	(848,955)	2.68
Outstanding as of December 31, 2021	9,526,727	$5.55	8.01	$13,905
Granted	-	$-
Exercised	(2,181,335)	2.50		1,468
Expired/forfeited	(1,726,880)	7.78
Outstanding as of December 31, 2022	5,618,512	$6.34	6.94	$-

Exercisable as of December 31, 2022	1,181,230	$3.96	6.20	$-

The Company elected to use the contractual term of non-employee options awarded under the STI Plan as the expected term. The weighted-average assumptions used in the Black-Scholes option pricing model for awards granted during the year ended December 31, 2021 are as follows:

2021
Risk-free interest rate:	1.39%
Expected term (in years):	9.06
Expected volatility:	35.86%
Dividend yield:	0.00%

The total grant date fair value of options vested during the years ended December 31, 2022 and 2021 was $0.1 million and $3.1 million, respectively.

As of December 31, 2022, the total unrecognized stock-based compensation expense for stock options granted under the STI Plan was $1.3 million, which is expected to be recognized over a weighted average period of approximately 3.5 years.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Stock-based compensation expense

The following table presents stock-based compensation expense for all of the Company’s SI Plan, EI Plan, STI Plan and Common Units of FF Global Partners LLC included in each respective expense category in the Consolidated Statements of Operations and Other Comprehensive Loss for the years ended December 31 (dollars in thousands):

	2022	2021
Research and development	$13,118	$4,001
Sales and marketing	1,744	1,185
General and administrative	2,791	6,159
	$17,653	$11,345

Restricted Stock Awards for Employee Bonus

On July 21, 2021, in connection with the closing of the Business Combination, the Company issued 1,404,459 restricted stock awards (“RSAs”) with a grant date fair value of $13.78 per share as a bonus to employees and other service providers. The restricted stock awards vest 90 days from the grant date. As of December 31, 2021, 53,489 of these restricted stock awards had been forfeited.

The following table presents stock-based compensation expense related to RSAs included in each respective expense category in the Consolidated Statements of Operations and Other Comprehensive Loss for the year ended December 31, 2021 (dollars in thousands):

Restricted stock awards for employee bonus, net	2021
Research and development	$7,613
Sales and marketing	2,310
General and administrative	8,694
$18,617

16. Income Taxes

The provision for income tax consisted of the following (dollars in thousands):

	2022	2021
Current:
Federal	$—	$—
State	2	3
Foreign	59	237
Total current	61	240

Deferred:
Federal	(82,419)	(48,017)
State	(38,560)	(49,894)
Foreign	11,056	(9,956)
Valuation allowance	109,923	107,867
Total deferred	—	—
Total provision	$61	$240

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

The components of losses before income taxes, by taxing jurisdiction, were as follows for the years ended December 31 (dollars in thousands):

	2022	2021
U.S.	$(510,727)	$(408,520)
Foreign	(41,281)	(107,745)
Total	$(552,008)	$(516,265)

The provision for income taxes for the years ended December 31, differs from the amount computed by applying the statutory federal corporate income tax rate of 21% to losses before income taxes as a result of the following:

	2022	2021
Federal income tax expense	21.0%	21.0%
State income taxes (net of federal benefit)	5.3%	3.8%
Permanent differences	(1.0)%	(0.1)%
Fair value debt adjustments	(2.7)%	(4.5)%
Disallowed interest	(0.6)%	(0.4)%
Foreign tax rate difference	(0.1)%	(0.2)%
Return-to-provision adjustment	0.4%	(3.1)%
Uncertain tax benefit	(0.7)%	(0.4)
Expiration of tax attributes	(1.7)%	(1.7)%
State tax rate change on deferred taxes	-%	6.4
Valuation allowance	(19.9)%	(20.8)%
Effective tax rate	0.0%	0.0%

The main changes in permanent differences related to fair value adjustments on convertible related party notes payable and notes payable and disallowed interest expense due to embedded features. The main changes in foreign tax rate difference and valuation allowance related to higher foreign losses incurred in 2022.

The tax effects of temporary differences for the years ended December 31, that give rise to significant portions of the deferred tax assets and deferred tax liabilities are provided below (dollars in thousands):

	2022	2021
Deferred Tax Assets:
Net operating losses (“NOL”)	$347,733	$225,339
Research and development credits	4,239	4,240
Accrued liabilities	14,762	16,258
Construction in progress	-	-
Excess interest expense under section 163(j)	-	5,018
Capital losses	3,420	3,420
Amortization	11,284	12,176
Stock-based compensation	3,385	187
Other	897	1,714
Gross deferred tax assets	385,720	268,352
Valuation allowance	(366,349)	(256,413)
Deferred tax assets, net of valuation allowance	19,371	11,939
Deferred Tax Liabilities:
Depreciation	92	(573)
State taxes	(19,463)	(11,366)
Total deferred tax liabilities	(19,371)	(11,939)
Total net deferred tax assets (liabilities)	$-	$-

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

The Company has recognized a full valuation allowance as of December 31, 2022 and 2021 since, in the judgment of management given the Company’s history of losses, the realization of these deferred tax assets was not considered more likely than not. The valuation allowance was $366.3 million and $256.4 million as of December 31, 2022 and 2021, respectively, with increases attributable to the current year’s provision. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. During 2022 and 2021, the Company evaluated the realizability of its net deferred tax assets based on available positive and negative evidence and concluded that the likelihood of realization of the benefits associated with its net deferred tax assets does not reach the level of more likely than not due to the Company’s history of cumulative pre-tax losses and risks associated with the generation of future income given the current stage of the Company’s business.

As of December 31, 2022, the Company has U.S. federal and foreign net operating loss carryforwards of $1,159.0 million and $67.5 million, respectively, which will begin to expire in 2034 and 2023, respectively. The U.S. federal net operating loss carryforwards of $1,078.5 million generated post the Tax Cuts and Jobs Act may be carried forward indefinitely, subject to the 80% taxable income limitation on the utilization of the carryforwards. The U.S. federal net operating loss carryforwards of $80.5 million generated prior to December 31, 2017 may be carried forward for twenty years. As of December 31, 2022, the Company has California net operating loss carryforwards of $953.1 million, which will begin to expire in 2034.

The Company has no U.S. federal R&D tax credit carryforwards and a state R&D tax credit carryforward of $4.2 million as of December 31, 2022. The U.S. state tax credits do not expire and can be carried forward indefinitely.

In accordance with Internal Revenue Code Section 382 (“Section 382”) and Section 383 (“Section 383”), a corporation that undergoes an “ownership change” (generally defined as a cumulative change (by value) of more than 50% in the equity ownership of certain stockholders over a rolling three-year period) is subject to limitations on its ability to utilize its pre-change NOLs and R&D tax credits to offset post-change taxable income and post-change tax liabilities, respectively. The Company’s existing NOLs and R&D credits may be subject to limitations arising from previous ownership changes, and the ability to utilize NOLs could be further limited by Section 382 and Section 383 of the Code. In addition, future changes in the Company’s stock ownership, some of which may be outside of the Company’s control, could result in an ownership change under Section 382 and Section 383 of the Code.

The Company’s intention is to indefinitely reinvest earnings in all jurisdictions outside the United States. As of December 31, 2022 and 2021, there was no material cumulative earnings outside the United States due to net operating losses and the Company has no earnings and profits in any jurisdiction, that if distributed, would give rise to a material unrecorded liability.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

The Company is subject to taxation and files income tax returns with the U.S. federal government, California and China. As of December 31, 2022, the 2017 through 2022 federal returns and 2017 through 2022 state returns are open to exam. The Company is not under any income tax audits. All of the prior year tax returns, from 2017 through 2022, are open under China tax law.

Uncertain Income Tax Position

The aggregate change in the balance of unrecognized tax benefits for the years ended December 31, is as follows (dollars in thousands):

	2022	2021
Beginning balance	$4,997	$2,666
Increase related to current year tax positions	3,810	2,331
Ending balance	$8,807	$4,997

In accordance with ASC 740-10, Income Taxes — Overall, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. No interest and penalties related to the Company’s unrecognized tax benefits was accrued as of December 31, 2022 and 2021, as the uncertain tax benefit only reduced the net operating losses. The Company does not expect its uncertain income tax positions to have a material impact on its consolidated financial statements within the next twelve months. As of December 31, 2022 and 2021, the realization of uncertain tax positions were not expected to impact the effective rate due to a full valuation allowance on federal and state deferred taxes.

The following table summarizes the valuation allowance (dollars in thousands):

	2022	2021
Beginning balance	$256,413	$256,413
Increase related to current year tax positions	109,936	—
Ending balance	$366,349	$256,413

17. Net Loss per Share

Net Loss Per Share Attributable to Common Stockholders

Basic net loss per share attributable to common stockholders is calculated by dividing net loss attributable to common stockholders by the weighted-average number of shares issued and shares to be issued under the commitment to issue shares, as these shares are issuable for no consideration.

Diluted net loss per share attributable to common stockholders adjusts the basic net loss per share attributable to common stockholders and the weighted-average number of shares issued and shares to be issued under the commitment to issue shares for potentially dilutive instruments.

For purposes of presentation of basic and diluted net loss per share, the Company includes shares to be issued in the denominator in accordance with ASC 710-10-54-4 and ASC 260-10-45-48 as if they had been issued on the date of the merger, as such shares are non-contingent and are issuable for no consideration (see Note 3, Business Combination).

The net loss per common share was the same for the Class A and Class B Common Stock because they are entitled to the same liquidation and dividend rights and are therefore combined on the Consolidated Statements of Operations and Comprehensive Loss.

Because the Company reported net losses for all periods presented, all potentially dilutive Common Stock equivalents were determined to be antidilutive for those periods and have been excluded from the calculation of net loss per share.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

The following table presents the number of anti-dilutive shares excluded from the calculation of diluted net loss per share as of December 31:

	2022	2021
Convertible SPA notes	43,942,609	—
SPA make-whole provisions	130,180,503	—
SPA warrants	346,453,115	—
Convertible ATW notes	—	9,009,210
ATW NPA warrants	76,804,450	—
Other warrants	29,454,593	4,544,258
Stock-based compensation awards – SI Plan - Options	6,646,452	—
Stock-based compensation awards – SI Plan - RSUs(1)	17,869,663
Stock-based compensation awards – EI Plan	23,422,276	31,962,921
Stock-based compensation awards – STI Plan	5,618,512	9,526,727
Public warrants	23,540,988	22,977,568
Private warrants	111,131	674,551
Total	704,044,292	78,695,235

(1)	The Company’s subsidiaries in China have employees who are citizens of the PRC. Pursuant to the regulation Circular 78 and Circular 7 issued by the Central State Administration of Foreign Exchange of PRC (“SAFE”), we cannot release vested RSUs to its PRC citizen employees before they have completed the required SAFE registration with a dedicated account set up for each of them to repatriate proceeds back to China under the SAFE. As a result, 1,448,697 RSUs of the Company’s PRC citizens employees vested in 2022 were included in the outstanding RSUs at December 31, 2022 as unreleased RSUs because those employees did not complete the SAFE registration process.

18. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the Consolidated Financial Statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the Consolidated Financial Statements.

Bridge Notes Conversions

Between January 9, 2023 and the date of the filing of this Annual Report on Form 10-K, the Purchasers converted portions of the aggregate principal amount of the outstanding convertible notes of $23.5 million of Bridge Notes principal at a conversion price of $0.89 to $1.05 per share into 78,342,565 shares of Class A Common Stock.

Amended and Restated Shareholder Agreement

On January 13, 2023, the Company entered into an Amended and Restated Shareholder Agreement (the “Amended Shareholder Agreement”) with FF Top, pursuant to which the Company agreed to submit proposals for approval by the Company’s stockholders regarding the following amendments to the Company’s Amended and Restated Charter: (i) an amendment to provide that (a) the voting power of the Class B Common Stock will be 10 votes per share, and (b) the voting power of the Class B Common Stock will increase from 10 votes per share to 20 votes per share immediately following the Company achieving a $3,000,000 equity market capitalization; (ii) an amendment to include in the Amended and Restated Charter FF Top’s right to nominate and propose removal of its designees to the Board pursuant to the Amended Shareholder Agreement; (iii) an amendment to provide stockholders with a written consent right subject to certain conditions, including that FF Top continue to hold a certain number of shares of Common Stock; and (iv) an amendment to require, in the case of amendments to the Amended and Restated Charter or to the Company’s amended and restated bylaws that amend the rights afforded to FF Top pursuant to the Amended Shareholder Agreement, (a) unanimous Board approval, (b) approval by holders of two-thirds of all issued and outstanding shares of Common Stock, voting together as a single class, and (c) approval by holders of a majority of issued and outstanding shares of Class B Common Stock, voting together as a separate class. The Company intends to call a special meeting in March 2023 to obtain stockholder approval of these proposals.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Fifth Amendment to the SPA

On January 25, 2023, FFIE entered into a Limited Consent and Amendment No. 5 to the SPA (“Fifth Amendment”) with FF Simplicity as administrative and collateral agent and Senyun as purchaser, pursuant to which Senyun agreed to purchase 10.0 million in principal amount of additional SPA Notes no later than January 27, 2023, which 10.0 million amount was funded on January 26, 2023. Pursuant to the Fifth Amendment, FFIE also agreed (a) to use commercially reasonable efforts to file an amendment to the Company’s registration statement (File No. 333-268972) no later than January 29, 2023 and to seek effectiveness of such registration statement on or prior to February 10, 2023, which effectiveness notice was received on February 8, 2023; (b) to use commercially reasonable efforts to file an additional registration statement on Form S-1 registering the re-sale by Senyun of all remaining shares of Class A Common Stock underlying Senyun’s SPA Notes and SPA Warrants no later than February 10, 2023 and to seek effectiveness of such additional registration statement as promptly as practicable thereafter (which registration statement was eventually filed on February 13, 2023); (c) to honor the conversion notice submitted by Senyun on January 18, 2023, and to reserve sufficient shares of Class A Common Stock to satisfy the conversion and exercise of all of Senyun’s SPA Notes and SPA Warrants to the extent FFIE has sufficient authorized but unissued or uncommitted shares of Class A Common Stock. The notes subjected to the January 18, 2023 conversion notice were issued in February 2023.

Sixth Amendment to the SPA

On February 3, 2023, the Company entered into an amendment to the SPA (“Sixth Amendment”) with FF Simplicity as administrative and collateral agent and Senyun, FF Top, FF Simplicity and other purchasers, pursuant to which the Company secured funding commitments of $135.0 million in exchange for the issuance of senior secured convertible notes (“Tranche C Notes”). The funding of such commitments shall be in stages and contingent upon completing certain conditions, as described in the agreement between the parties. The Tranche C Notes constitute SPA Notes and, among others, are issuable at 10% original issue discount and have a $1.05 base conversion price subject to full ratchet anti-dilution price protection and other adjustments as set forth therein, five year interest make-whole (calculated using the greater of (x) $0.21 per share of Common Stock and (y) 90% of the lowest VWAP for the five consecutive trading days ending on the trading day that is immediately prior to the date on which interest is paid in shares of Common Stock), which entitle the lenders to receive all interest that accrued and would have accrued on their converted notes had they been held to maturity, 10% per annum interest rate (or 15% if paid in Common Stock subject to certain conditions). As part of the Sixth Amendment, the Company agreed to issue warrants, which constitute SPA Warrants, to purchase number of shares of Common Stock equal to 33% of such purchaser’s conversion shares, with an exercise price equal to $1.05 per share, subject to full ratchet anti-dilution price protection and other adjustments and a seven year termination date. Each purchaser also has the option to purchase a certain amount of additional notes and warrants from time to time for twelve months from the effective date of the Sixth Amendment (“Tranche D Notes”). The Company received gross proceeds of $70.0 million as part of the Sixth Amendment ($62.2 million net of original issue discount and transaction costs).

Warrant Exchange Agreement

Pursuant to the Sixth Amendment and the Exchange Agreements entered into concurrently therewith between FFIE and holders of ATW NPA Warrants and SPA Warrants (“Exchange Agreements”), (i) the provision under the ATW NPA Warrants and SPA Warrants then-issued that allowed investors to receive the right to purchase additional shares in connection with down round financings was removed, (ii) the ATW NPA Warrants and FF Simplicity’s SPA Warrants then issued, exercisable for an aggregate of 198,129,990 shares of Class A Common Stock, were exchanged for a combination of new warrants, exercisable at $0.23 per share subject to full ratchet anti-dilution price protection and other adjustments, for an aggregate of 42,489,346 shares of Class A Common Stock and new senior secured convertible notes with aggregate principal amount of $25.0 million, and (ii) Senyun’s SPA Warrants then issued, exercisable for an aggregate amount of 276,270,842 shares of Class A Common Stock, were exchanged for a combination of new warrants, each exercisable at $0.2275 per share subject to full ratchet anti-dilution price protection and other adjustments, for an aggregate of 48,000,000 shares of Class A Common Stock and new senior secured convertible notes with aggregate principal amount of $16.0 million (collectively with the notes issued pursuant to clause (ii), the “exchange Notes”). The Exchange Notes are convertible at a conversion rate calculated at the lesser of (a) 90% of the VWAP for the trading day that is immediately prior to the date on which interest is paid in shares of Common Stock or (b) the greater of (x) $0.21 per share of Common Stock and (y) 90% of the average VWAP for the five consecutive trading days ending on the trading day that is immediately prior to the date on which interest is paid in shares of Common Stock. The Exchange Notes will constitute SPA Notes, except: (i) the holders thereof do not have the option under the SPA to purchase certain additional SPA Notes within 24 months from the effective date of the Sixth Amendment; (ii) such notes are not subject to any prepayment premium or penalty applicable to other SPA Notes; (iii) such notes are not subject to an original discount of 10%; and (iv) such notes are not entitled to the most favorable terms granted to other SPA Notes purchased simultaneously or after the purchase of such notes. Such notes are prepayable and redeemable at par at any time by FFIE upon fifteen days’ prior written notice.

Bridge Warrant and ATW NPA Warrant Exercises

Between January 13, 2023 and February 7, 2023, Holders of Bridge Warrants exercised 35,314,752 Bridge Warrants using an exercise price of $0.23 per share into 31,087,999 shares of Class A Common Stock. Between January 13, 2023 and February 7, 2023, the Investors exercised 25,080,851 NPA ATW Warrants using an exercise price of $0.23 per share into 20,040,709 shares of Class A Common Stock. The Company received $4.1 million in cash for proceeds of warrants.

Faraday Future Intelligent Electric Inc.

Notes to Consolidated Financial Statements

Tranche B SPA Funding

In February 2023, Senyun and a Purchaser affiliated with ATW Partners LLC exercised 20% of their options to purchase additional senior secured notes and SPA Warrants of the Company under the same terms as the Incremental Notes. The Company received gross proceeds of $18.0 million $16.2 million net of original issuance discount) in exchange for such issuances.

Start of Production and Start of Delivery Incentive Plan

On February 16, 2023, the Board approved the Company’s Start of Production and Start of Delivery Incentive Plan (“Incentive Plan”) granting cash bonuses and equity incentive awards to all active employees of the Company upon the commencement of the start of production of the Company’s FF 91 Futurist on or prior to March 31, 2023 and the commencement of the start of delivery of the Company’s FF 91 Futurist on or prior to April 30, 2023. The Company determined that the Incentive Plan does not have a material impact on the Consolidated Financial Statements as of and for the year ended December 31, 2022.

Reporting Lines Restructuring

On February 26, 2023, after an assessment by the Board of the Company’s management structure, the Board approved Mr. Yueting Jia (alongside Mr. Xuefeng Chen) reporting directly to the Board, as well as FF’s product, mobility ecosystem, I.A.I., and advanced R&D technology departments reporting directly to Mr. Jia. The Board also approved FF’s user ecosystem, capital markets, human resources and administration, corporate strategy and China departments reporting to both Mr. Jia and Mr. Xuefeng Chen, subject to processes and controls to be determined by the Board after consultation with the Company’s management. The Company’s remaining departments continue to report to Mr. Xuefeng Chen. Based on the changes to his responsibilities within the Company, the Board determined that Mr. Jia is an “officer” of the Company within the meaning of Section 16 of the Exchange Act and an “executive officer” of the Company under Rule 3b-7 under the Exchange Act.

Authorized Shares

On February 28, 2023, the Company’s stockholders approved the proposal adopt an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock from 815,000,000 to 1,690,000,000, increasing the total number of authorized shares of Common Stock and Preferred Stock from 900,000,000 to 1,775,000,000.

Events Subsequent to the Original Issuance of Consolidated Financial Statements

In connection with the reissuance of the Consolidated Financial Statements, the Company has evaluated subsequent events through March 30, 2023, the date the Consolidated Financial Statements were reissued.

Private Placement

On March 9, 2023 the Company commenced a private placement offering to its stockholders that are accredited investors (each, a “Qualified Participant”) by delivering a letter to stockholders inviting them to provide indications of interest to participate in such private placement. In connection with such private placement, the Company is also in communication with certain new and existing institutional investors regarding an additional private placement targeting an aggregate investment amount of up to $50.0 million.

Bridge Notes Conversions

Between March 10, 2023 and March 30, 2023 the Purchasers converted portions of an aggregate principal amount of $31.6 million of the Bridge Notes at a conversion price of $1.05 to $0.33 per share into 103,142,469 shares of Class A Common Stock.

Seventh Amendment to the SPA

On March 23, 2023, the Company entered into an Amendment No. 7 to Securities Purchase Agreement (“Seventh Amendment”) with FF Simplicity, as administrative agent, collateral agent and purchaser, Senyun, as purchaser, and FF Prosperity, a Delaware limited liability company, as purchaser, pursuant to which the Company, Senyun, FF Prosperity and FF Simplicity agreed to accelerate the funding timeline of Tranche C Notes in the amount of $40.0 million, and FF Simplicity agreed to purchase additional Tranche B Notes in the amount of $5.0 million, in each case, subject to meeting certain conditions, in exchange for an agreement to increase original issuance costs associated with such funding. The Company received gross proceeds in the amount of $5.0 million ($4.2 million net of original issuance costs) in exchange for the issuance of Tranche B Notes.

Tranche B SPA Funding

In March 2023, Senyun and a Purchaser affiliated with ATW Partners LLC purchased additional senior secured notes and SPA Warrants of the Company. The Company received gross proceeds of $16.0 million ($13.1 million net of original issuance discount) in exchange for such issuances.

Tranche C SPA Funding

In March 2023, Senyun purchased additional senior secured notes and SPA Warrants of the Company. The Company received gross proceeds of $16.0 million ($14.4 million net of original issuance discount) in exchange for such issuances.

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee	$—
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*
Total	$—	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)	A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)	(1)	To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. For indemnification with respect to any act or omission occurring after December 31, 2020, references to “officer” for purposes of these paragraphs (c)(1) and (2) of this section shall mean only a person who at the time of such act or omission is deemed to have consented to service by the delivery of process to the registered agent of the corporation pursuant to § 3114(b) of Title 10 (for purposes of this sentence only, treating residents of this State as if they were nonresidents to apply § 3114(b) of Title 10 to this sentence).

(2)	The corporation may indemnify any other person who is not a present or former director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein.

(d)	Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)	Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)	The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)	For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)	For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)	The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)	The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Section 7.01 of the Amended and Restated Charter provides:

“To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with future directors and executive officers.

Item 15. Recent Sales of Unregistered Securities.

The Founder Shares, the Private Warrants and the shares of Class A Common Stock issued pursuant to the Subscription Agreements in connection with the Private Placement, the ATW NPA Warrants, the ATW NPA Notes, the SPA Warrants, and the SPA Notes, were not registered under the Securities Act, and were issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering without any form of general solicitation or general advertising.

Item 16. Exhibits.

Exhibit No.	Description of Exhibits	Incorporation by Reference
2.1+	Agreement and Plan of Merger, dated as of January 27, 2021, by and among Property Solutions Acquisition Corp., PSAC Merger Sub Ltd., and FF Intelligent Mobility Global Holdings Ltd.	Annex A to Amendment No. 3 to Registration Statement on Form S-4 (File No. 333-255027) filed on June 23, 2021
2.2	First Amendment to Agreement and Plan of Merger, dated as of February 25, 2021, by and among Property Solutions Acquisition Corp., PSAC Merger Sub Ltd., and FF Intelligent Mobility Global Holdings Ltd.	Exhibit 2.2 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
2.3	Second Amendment to Agreement and Plan of Merger, dated as of May 3, 2021, by and among Property Solutions Acquisition Corp., PSAC Merger Sub Ltd., and FF Intelligent Mobility Global Holdings Ltd.	Exhibit 2.3 to Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-255027) filed on June 1, 2021
2.4	Third Amendment to Agreement and Plan of Merger, dated as of June 14, 2021, by and among Property Solutions Acquisition Corp., PSAC Merger Sub Ltd., and FF Intelligent Mobility Global Holdings Ltd.	Exhibit 2.4 to Amendment No. 3 to Registration Statement on Form S-4 (File No. 333-255027) filed on June 23, 2021
2.5	Fourth Amendment to Agreement and Plan of Merger, dated as of July 12, 2021, by and among Property Solutions Acquisition Corp., PSAC Merger Sub Ltd., and FF Intelligent Mobility Global Holdings Ltd.	Exhibit 2.5 to the Current Report on Form 8-K filed on July 22, 2021
3.1	Second Amended and Restated Certificate of Incorporation of the Company	Exhibit 3.1 to the Current Report on Form 8-K filed on July 22, 2021
3.2	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company, dated as of November 22, 2022	Exhibit 3.2 to Registration Statement on Form S-1 (File No. 333-268722) filed on December 8, 2022
3.3	Second Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Faraday Future Intelligent Electric Inc., dated March 1, 2023	Exhibit 3.1 to the Current Report on Form 8-K filed on March 3, 2023
3.4	Amended and Restated Bylaws of the Company	Exhibit 3.2 to the Annual Report on Form 10-K filed on May 13, 2022
4.1	Specimen Common Stock Certificate	Exhibit 4.2 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
4.2	Specimen Warrant Certificate	Exhibit 4.3 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
4.3	Warrant Agreement between Continental Stock Transfer & Trust Company and the Company	Exhibit 4.5 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
4.4	Form of Common Stock Purchase Warrant (under Securities Purchase Agreement, dated as of August 14, 2022)	Exhibit 4.1 to the Current Report on Form 8-K filed on August 15, 2022
4.5	Form of Common Stock Purchase Warrant (under Amendment No. 1 to the Securities Purchase Agreement and Convertible Senior Secured Promissory Notes, dated as of September 23, 2022)	Exhibit 4.1 to the Current Report on Form 8-K filed on September 26, 2022
4.6	Form of Adjustment Warrant (under Amendment No. 1 to Securities Purchase Agreement and Convertible Senior Secured Promissory Notes, dated as of September 23, 2022)	Exhibit 4.2 to the Current Report on Form 8-K filed on September 26, 2022
4.7	Form of Tranche C Warrant (under Amendment No. 6 to Securities Purchase Agreement, dated February 3, 2023)	Exhibit 4.1 to the Current Report on Form 8-K filed on February 6, 2023
4.8	Form of Replacement Warrant (under Amendment No. 6 to Securities Purchase Agreement, dated February 3, 2023)	Exhibit 4.2 to the Current Report on Form 8-K filed on February 6, 2023
5.1**	Opinion of Sidley Austin LLP
10.1	Amended and Restated Registration Rights Agreement between the Company and certain holders identified therein	Exhibit 10.1 to the Current Report on Form 8-K filed on July 22, 2021.
10.2	Form of Subscription Agreement between the Company and the subscribers party thereto	Exhibit 10.10 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021

10.3	Amended and Restated Shareholder Agreement, dated as of January 13, 2023, by and between Faraday Future Intelligent Electric Inc. and FF Top Holding LLC	Exhibit 10.1 to the Current Report on Form 8-K filed on January 17, 2023
10.4	Form of Support Agreement between FF Intelligent Mobility Global Holdings Ltd. and FF Top Holding Limited	Exhibit 10.12 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.5	Form of Support Agreement between FF Intelligent Mobility Global Holdings Ltd. and Season Smart Limited	Exhibit 10.13 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.6	Form of Support Agreement between FF Intelligent Mobility Global Holdings Ltd. and Founding Future Creditors Trust	Exhibit 10.14 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.7	Sponsor Support Agreement between Property Solutions Acquisition Corp. and Property Solutions Acquisition Sponsor, LLC	Exhibit 10.15 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.8	Form of Lock-up Agreement between the Company and certain stockholders party thereto	Exhibit 10.16 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.9	Form of Lock-up Agreement between the Company and Property Solutions Acquisition Sponsor, LLC	Exhibit 10.17 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.10#	Faraday Future Intelligent Electric Inc. 2021 Stock Incentive Plan	Exhibit 10.10 to the Current Report on Form 8-K filed on July 22, 2021.
10.11	Second Amended and Restated Note Purchase Agreement, dated as of October 9, 2020 among Faraday&Future Inc., FF Inc., Faraday SPE, LLC, and Robin Prop Holdco LLC, as Issuers, the Guarantors party thereto, Birch Lake Fund Management, LP, as Collateral Agent for the benefit of the Secured Parties, U.S. Bank National Association, as Notes Agent for the Purchasers and the Purchasers Party Thereto	Exhibit 10.19 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.12	First Amendment and Waiver to Second Amended and Restated Note Purchase Agreement, dated as of January 13, 2021 among Faraday&Future Inc., FF Inc., Faraday SPE, LLC, and Robin Prop Holdco LLC, as Issuers, the Guarantors Party Thereto, Birch Lake Fund Management, LP, as Collateral Agent for the benefit of the Secured Parties, U.S. Bank National Association, as Notes Agent for the Purchasers and the Purchasers party thereto	Exhibit 10.20 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.13	Second Amendment and Waiver to Second Amended and Restated Note Purchase Agreement, dated as of March 1, 2021 among Faraday&Future Inc., FF Inc., Faraday SPE, LLC, and Robin Prop Holdco LLC, as Issuers, the Guarantors party thereto, Birch Lake Fund Management, LP, as Collateral Agent for the benefit of the Secured Parties, U.S. Bank National Association, as Notes Agent for the Purchasers and the Purchasers party thereto	Exhibit 10.21 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.14	Ares Capital Corporation Priority Last Out Secured Promissory Note by Faraday&Future Inc., FF Inc., Faraday SPE, LLC	Exhibit 10.22 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.15	Ares Centre Street Partnership Priority Last Out Secured Promissory Note by Faraday&Future Inc., FF Inc., Faraday SPE, LLC	Exhibit 10.23 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.16	Ares Credit Strategies Priority Last Out Secured Promissory Note by Faraday&Future Inc., FF Inc., Faraday SPE, LLC	Exhibit 10.24 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.17	Ares Direct Finance I LP Priority Last Out Secured Promissory Note by Faraday&Future Inc., FF Inc., Faraday SPE, LLC	Exhibit 10.25 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.18#	Offer Letter dated October 10, 2018 between Tin Mok and Faraday&Future Inc.	Exhibit 10.29 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.19#	Sign On Bonus Addendum Letter dated March 26, 2019 between Chui Tin Mok and Faraday&Future Inc.	Exhibit 10.30 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.20#	Sign On Bonus Addendum Letter dated March 11, 2018 between Chui Tin Mok and Faraday&Future Inc.	Exhibit 10.31 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.21#	Smart King Ltd. Equity Incentive Plan, as Adopted on February 1, 2018, as Amended and Restated Effective February 1, 2018	Exhibit 10.32 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.22#	Form of Smart King Ltd. Equity Incentive Plan Option Award Agreement (United States)	Exhibit 10.33 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021

10.23#	Form of Smart King Ltd. Equity Incentive Plan Option Award Agreement (China)	Exhibit 10.34 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.24#	Smart King Ltd. Special Talent Incentive Plan, as Adopted on May 2, 2019, as Amended on July 26, 2020	Exhibit 10.35 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.25#	Form of Smart King Ltd. Special Talent Incentive Plan Share Option Agreement (Individual)	Exhibit 10.36 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.26#	Form of Smart King Ltd. Special Talent Incentive Plan Share Option Agreement (Entity)	Exhibit 10.37 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.27#	Form of Amended and Restated Employment Agreement by and among Faraday Future Intelligent Electric Inc., Faraday&Future Inc. and Dr. Carsten Breitfeld	Exhibit 10.38 to Registration Statement on Form S-4 (File No. 333-255027) filed on April 5, 2021
10.28#	Form of Director and Officer Indemnification Agreement by and between the Company and its directors and officers	Exhibit 10.32 to the Current Report on Form 8-K filed on July 22, 2021
10.29#	First Amendment to Employment Agreement by and among Faraday Future Intelligent Electric Inc., Faraday&Future Inc. and Carsten Breitfeld dated January 31, 2022.	Exhibit 10.35 to the Annual Report on Form 10-K filed on May 13, 2022
10.30#	Second Amendment to Amended and Restated Employment Agreement by and among Faraday Future Intelligent Electric Inc., Faraday&Future Inc. and Carsten Breitfeld dated September 3, 2022	Exhibit 10.1 to the Current Report on Form 8-K filed on September 6, 2022
10.31#	Management Services Agreement, dated as of February 23, 2022, by and between Faraday Future Intelligent Electric Inc. and AP Services, LLC	Exhibit 10.1 to the Current Report on Form 8-K filed on March 2, 2022
10.32+^	Contract Manufacturing and Supply Agreement by and between Faraday&Future Inc. and Myoung Shin Co., Ltd. dated February 4, 2022	Exhibit 10.31 to Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-258993) filed on August 30, 2022
10.33+	FF Global Partners LLC Second Amended and Restated Limited Liability Company Agreement dated as of May 16, 2022	Exhibit 10.32 to Amendment No. 3 to Registration Statement on Form S-1 (File No. 333-258993) filed on August 30, 2022
10.34	Amendment letter agreement, dated as of July 26, 2022, among Faraday Future Intelligent Electric Inc., FF Aventuras SPV XI, LLC, FF Adventures SPV XVIII LLC, FF Ventures SPV IX LLC and FF Venturas SPV X LLC	Exhibit 10.1 to the Current Report on Form 8-K filed on August 2, 2022.
10.35^	Securities Purchase Agreement, dated as of August 14, 2022, among Faraday Future Intelligent Electric Inc., FF Simplicity Ventures LLC and the purchasers from time to time party thereto	Exhibit 10.1 to the Current Report on Form 8-K filed on August 15, 2022
10.36	Form of Convertible Senior Secured Promissory Note (under Securities Purchase Agreement, dated as of August 14, 2022)	Exhibit 10.2 to the Current Report on Form 8-K filed on August 15, 2022
10.37+	Amendment No. 1 to Securities Purchase Agreement and Convertible Senior Secured Promissory Notes, dated as of September 23, 2022, by and among Faraday Future Intelligent Electric Inc, the credit parties from time to time party thereto, the financial institutions or other entities from time to time party thereto and FF Simplicity Ventures LLC, as administrative and collateral agent	Exhibit 10.3 to the Current Report on Form 8-K filed on September 26, 2022
10.38	Form of Convertible Senior Secured Promissory Note (under Amendment No. 1 to Securities Purchase Agreement and Convertible Senior Secured Promissory Notes, dated as of September 23, 2022)	Exhibit 10.4 to the Current Report on Form 8-K filed on September 26, 2022
10.39	Joinder and Amendment Agreement, dated as of September 25, 2022, by and among Senyun International Ltd., FF Simplicity Ventures LLC, RAAJJ Trading LLC and Faraday Future Intelligent Electric Inc.	Exhibit 10.5 to the Current Report on Form 8-K filed on September 26, 2022
10.40	Warrant Exercise Agreement, dated as of September 23, 2022, among Faraday Future Intelligent Electric Inc. and the investors listed on the signature pages thereto	Exhibit 10.6 to the Current Report on Form 8-K filed on September 26, 2022
10.41+	Letter Agreement Regarding Advanced Approval, dated as of September 23, 2022, between Faraday Future Intelligent Electric Inc. and FF Top Holding LLC	Exhibit 10.7 to the Current Report on Form 8-K filed on September 26, 2022
10.42+	Letter Agreement Regarding Advanced Approval, dated as of September 23, 2022, between Faraday Future Intelligent Electric Inc. and Season Smart Limited	Exhibit 10.8 to the Current Report on Form 8-K filed on September 26, 2022
10.43	Heads of Agreement, dated as of September 23, 2022, by and among Faraday Future Intelligent Electric Inc., FF Global Partners LLC and FF Top Holding LLC	Exhibit 10.1 to the Current Report on Form 8-K filed on September 26, 2022
10.44	Mutual Release, dated as of September 23, 2022, among Faraday Future Intelligent Electric Inc., FF Global Partners LLC, FF Top Holding LLC and the other parties thereto	Exhibit 10.2 to the Current Report on Form 8-K filed on September 26, 2022
10.45	Exchange Agreement, dated October 10, 2022, by and among Faraday Future Intelligent Electric Inc., FF Aventuras SPV XI LLC, FF Venturas SPV X LLC, FF Ventures SPV IX LLC and FF Adventures SPV XVIII LLC	Exhibit 10.1 to the Current Report on Form 8-K filed on October 11, 2022
10.46	Exchange Agreement, dated as of October 19, 2022, by and among Faraday Future Intelligent Electric Inc., FF Aventuras SPV XI LLC, FF Venturas SPV X LLC, FF Ventures SPV IX LLC and FF Adventures SPV XVIII LLC	Exhibit 10.1 to the Current Report on Form 8-K filed on October 20, 2022

10.47	Summary of Amendment dated October 22, 2022 to the Letter Agreement Regarding Advanced Approval, dated as of September 23, 2022, between Faraday Future Intelligent Electric Inc. and FF Top Holding LLC	Exhibit 10.47 to Amendment No. 6 to Registration Statement on Form S-1 (File No. 333-258993) filed on November 8, 2022
10.48	Limited Consent and Third Amendment, dated as of October 24, 2022, by and among Senyun International Ltd., FF Simplicity Ventures LLC, RAAJJ Trading LLC and Faraday Future Intelligent Electric Inc.	Exhibit 10.1 to the Current Report on Form 8-K filed on October 25, 2022
10.49#	Offer Letter, dated October 22, 2022, by and between Faraday Future Intelligent Electric Inc. and Yun Han	Exhibit 10.1 to the Current Report on Form 8-K filed on October 26, 2022
10.50#	Employment Agreement, dated as of November 27, 2022, by and among Faraday Future Intelligent Electric Inc., Faraday&Future Inc. and Xuefeng Chen	Exhibit 10.1 to the Current Report on Form 8-K filed on November 28, 2022
10.51	Limited Consent and Amendment, dated as of November 8, 2022, by and among Senyun International Ltd., FF Simplicity Ventures LLC, RAAJJ Trading LLC and Faraday Future Intelligent Electric Inc.	Exhibit 10.1 to the Current Report on Form 8-K filed on November 8, 2022
10.52	Standby Equity Purchase Agreement, dated as of November 11, 2022, by and between YA II PN, Ltd. and Faraday Future Intelligent Electric Inc.	Exhibit 10.1 to the Current Report on Form 8-K filed on November 14, 2022
10.53	Letter Agreement, dated December 28, 2022, by and among Faraday Future Intelligent Electric Inc., Senyun International Ltd. and FF Simplicity Ventures LLC	Exhibit 10.1 to the Current Report on Form 8-K filed on December 29, 2022
10.54	Limited Consent and Amendment No. 5, dated January 25, 2023, by and among Faraday Future Intelligent Electric Inc., Senyun International Ltd. and FF Simplicity Ventures LLC	Exhibit 10.54 to Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-268972) filed on February 7, 2023
10.55#	Termination Agreement and General Release, dated January 30, 2023, by and among Carsten Breitfeld, Faraday Future Intelligent Electric Inc. and Faraday&Future Inc.	Exhibit 10.1 to the Current Report on Form 8-K/A filed on February 1, 2023
10.56+	Amendment No. 6 to Securities Purchase Agreement, dated February 3, 2023, by and among Faraday Future Intelligent Electric Inc., its subsidiaries party thereto, Senyun International Ltd., FF Top Holding LLC, FF Simplicity Ventures LLC and the other Purchasers party thereto	Exhibit 10.1 to the Current Report on Form 8-K filed on February 6, 2023
10.57	Form of Tranche C Note (under Amendment No. 6 to Securities Purchase Agreement, dated February 3, 2023)	Exhibit 10.2 to the Current Report on Form 8-K filed on February 6, 2023
10.58	Form of Replacement Note (under Amendment No. 6 to Securities Purchase Agreement, dated February 3, 2023)	Exhibit 10.3 to the Current Report on Form 8-K filed on February 6, 2023
10.59	Form of Exchange Note (under Amendment No. 6 to Securities Purchase Agreement, dated February 3, 2023)	Exhibit 10.4 to the Current Report on Form 8-K filed on February 6, 2023
10.60+	Exchange Agreement, dated as of February 3, 2023, by and between Faraday Future Intelligent Electric Inc. and Senyun International Ltd.	Exhibit 10.5 to the Current Report on Form 8-K filed on February 6, 2023
10.61+	Exchange Agreement, dated as of February 3, 2023, by and among Faraday Future Intelligent Electric Inc. and the affiliates of FF Simplicity Ventures LLC party thereto	Exhibit 10.6 to the Current Report on Form 8-K filed on February 6, 2023
10.62	Consulting Services Agreement, dated as of March 6, 2023, by and between Faraday Future Intelligent Electric Inc. and FF Global Partners LLC	Exhibit 10.62 to the Annual Report on Form 10-K filed on March 9, 2023
10.63	Letter to Stockholders dated as of March 9, 2023	Exhibit 10.1 to the Current Report on Form 8-K filed on March 9, 2023
10.64	Amendment No. 7 to Securities Purchase Agreement, dated March 23, 2023, by and among Faraday Future Intelligent Electric Inc., FF Simplicity Ventures LLC, Senyun International Ltd., and FF Prosperity Ventures LLC	Exhibit 10.1 to the Current Report on Form 8-K filed on March 23, 2023
16.1*	Letter of PricewaterhouseCoopers LLP to the Securities and Exchange Commission, dated March 30, 2023
21.1	Subsidiaries of the Registrant	Exhibit 21.1 to the Annual Report on Form 10-K filed on May 13, 2022
23.1*	Consent of Mazars USA LLP, independent registered public accounting firm of the Company
23.2*	Consent of PricewaterhouseCoopers LLP, former independent registered public accounting firm of the Company
23.2**	Consent of Sidley Austin LLP, counsel to the Company (included in Exhibit 5.1)
23.3**	Consent of Fangda Partners, counsel to the Company
24.1*	Power of Attorney (included in the signature page to this registration statement)
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107**	Filing Fee Table.

*	Filed herewith.
**	Previously filed
+	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.
#	Indicates management contract or compensatory plan or arrangement.
^	Portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on March 30, 2023.

Faraday Future Intelligent Electric Inc.

By:	/s/ Xuefeng Chen
Xuefeng Chen
Global Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Xuefeng Chen, D. Michael Beck and Yun Han, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Xuefeng Chen	Global Chief Executive Officer	March 30, 2023
Xuefeng Chen	(principal executive officer)

/s/ Yun Han	Chief Accounting Officer and Interim Chief Financial Officer (principal financial and accounting officer)	March 30, 2023
Yun Han

/s/ Adam (Xin) He	Interim Chairman of the Board	March 30, 2023
Adam (Xin) He

/s/ Chad Chen	Director	March 30, 2023
Chad Chen

	Director	March 30, 2023
Li Han

/s/ Chui Tim Mok	Director	March 30, 2023
Chui Tin Mok

/s/ Jie Sheng	Director	March 30, 2023
Jie Sheng

/s/ Ke Sun	Director	March 30, 2023
Ke Sun